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As filed with the Securities and Exchange Commission on March 5, 2003

Registration No. 333-101456

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MDP ACQUISITIONS PLC
MDCP ACQUISITIONS I
(Exact name of registrants as specified in their respective charters)

Ireland (State or other jurisdiction of incorporation or organization)	2670 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification No.)
Arthur Cox Building
Earlsfort Terrace
Dublin 2
Ireland
Telephone: +353 (1) 618-0000
(Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)
National Registered Agents, Inc.
875 Avenue of the Americas
Suite 501
New York, New York 10001
Telephone: (800) 767-1553
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Dennis M. Myers, Esq. Kirkland & Ellis 200 E. Randolph Drive Chicago, Illinois 60601 Telephone: (312) 861-2000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Amount of Registration Fee

10 1/8% Senior Notes due 2012	€350,000,000	100%	$32,148(1)

Guarantees of 10 1/8% Senior Notes due 2012(2)	—	—	(3)

9 5/8% Senior Notes due 2012	$545,000,000	100%	$50,140(1)

Guarantees of 9 5/8% Senior Notes due 2012(2)	—	—	(3)

15.5% Subordinated Notes due 2013	€103,831,945	100%	$9,521(1)(4)

15.5% Subordinated Notes due 2013	$155,747,917	100%	$14,265(1)(5)

(1)
Calculated in accordance with Rule 457 under the Securities Act of 1933, as amended. The registration fees are based on the Noon Buying Rate of €1.00=$0.9984 on November 21, 2002 and, except with respect to the registration fees relating to the 15.5% Subordinated Notes due 2013 as more fully described in notes (4) and (5) below, such fees were paid in connection with the original filing of this Registration Statement on November 25, 2002.
(2)
MDCP Acquisitions I is a subsidiary of MDP Acquisitions plc and has guaranteed each of the 10 1/8% Senior Notes due 2012 and 9 5/8% Senior Notes due 2012 being registered.
(3)
Pursuant to Rule 457(n), no separate fee is payable with respect to the guarantees being registered hereby.
(4)
$9,185 of such fee was paid in connection with the original filing on November 25, 2002. The remainder of such fee is based on the Noon Buying Rate of €1.00=$1.0835 on March 3, 2003.
(5)
$13,800 of such fee was paid in connection with the original filing on November 25, 2002.

            The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED MARCH 5, 2003

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

PROSPECTUS

MDP Acquisitions plc
the indirect owner of

Offer to Exchange

the four series of securities listed below for substantially identical securities that have been registered under the U.S. Securities Act of 1933:

€350,000,000 10 1/8% Senior Notes due 2012 $545,000,000 9 5/8% Senior Notes due 2012	€103,831,945 15.5% Subordinated Notes due 2013 $155,747,917 15.5% Subordinated Notes due 2013

Material Terms of Exchange Offers

•
MDP Acquisitions plc was recently formed to effect the acquisition of the business conducted by Jefferson Smurfit Group Limited and its consolidated subsidiaries. Substantially all of the financial information contained in this prospectus relates to the operations of JSG prior to its acquisition.

•
We sold the outstanding senior notes listed above on September 30, 2002 and 250,000 units, each of which consisted of $1,000 or €1,000 15.5% subordinated notes and one warrant to purchase 2.957576 ordinary shares of the parent company of MDP Acquisitions plc, on October 2, 2002, in each case to initial purchasers who subsequently re-sold such securities to qualified institutional buyers under Rule 144A and non-U.S. persons under Regulation S. The net proceeds from such sales were used to partially fund the acquisition of JSG by an investor group led by Madison Dearborn Partners.

•
The terms of the senior euro notes, the senior dollar notes, the subordinated euro notes and the subordinated dollar notes to be issued in the exchange offers described in this prospectus are substantially identical to the outstanding notes, except that the transfer restrictions and registration rights relating to the outstanding notes will not apply to the exchange notes. The exchange offers are independent of each other and neither exchange offer is conditioned upon the other exchange offer.

•
Based on interpretations by the staff of the SEC, we believe that, subject to some exceptions, the exchange notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act.

•
The existing notes are currently listed on the Luxembourg Stock Exchange. We currently intend to list the exchange notes on the Luxembourg Stock Exchange.

•
The units must be separated by the holder thereof to participate in the exchange offer for the subordinated dollar notes and the subordinated euro notes.

•
Each exchange offer expires at 5:00 p.m., London time, 12:00 p.m., New York City time,                        , 2003, unless extended.

•
You may withdraw tenders of outstanding notes at any time prior to the expiration of an exchange offer.

•
You may tender your outstanding notes in integral multiples of €1,000 or $1,000, as the case may be, with respect to the senior notes and integral multiples of €1 or $1, as the case may be, with respect to the subordinated notes.

•
We believe that the exchange of the notes will not be a taxable event for U.S. federal income tax purposes.

•
The exchange offers are subject to customary conditions, including that neither exchange offer violates applicable law or any applicable interpretation of the staff of the SEC.

•
We will not receive any proceeds from the exchange offers.

            For a discussion of certain factors that you should consider before participating in these exchange offers, see "Risk Factors" beginning on page 23 of this prospectus.

            Neither the SEC nor any state securities commission has approved or disapproved of the notes to be distributed in the exchange offers, nor have any of these organizations determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                        , 2003

            Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letters of transmittal state that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for notes where the notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of each of the exchange offers (as defined herein), we will make this prospectus available to any broker-dealer in connection with any such resale. See "Plan of Distribution."

            We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus does not offer to sell or solicit any offer to buy any notes in any jurisdiction where the offer or sale is unlawful. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

SUMMARY

            This following summary highlights material information about our company and these exchange offers. This summary does not contain all of the information that may be important to you in deciding whether to participate in the exchange offers. We encourage you to read this entire prospectus, including the financial data and the information described under the heading "Risk Factors" and the other documents we have referred to you.

            In this prospectus, unless the context otherwise requires:

  •
  "issuer" refers to MDP Acquisitions plc, a direct subsidiary of parent and indirect owner of JSG;

  •
  "parent" refers to MDCP Acquisitions Limited, an entity controlled by Madison Dearborn Partners, L.L.C. and its affiliates;

  •
  "guarantor" refers to MDCP Acquisition I, a direct subsidiary of issuer and guarantor of the senior notes;

  •
  "SSCC" refers to Smurfit-Stone Container Corporation;

  •
  "JSG" refers to Jefferson Smurfit Group Limited and its consolidated subsidiaries; and

  •
  "we," "us," and "our" and similar terms refer to the consolidated business of MDCP Acquisitions Limited and all of its consolidated subsidiaries and its predecessors, including JSG.

            This summary has four major sections. The first section discusses our company, industry, competitive strengths, business strategy, recent developments, corporate structure and background information relating to the issuance of the outstanding notes. The second and third sections provide a summary of the terms of the senior notes exchange offer and the subordinated notes exchange offer and the material terms of the senior exchange notes and the subordinated exchange notes. The last section provides our summary historical and unaudited pro forma consolidated financial data and our recent operating results.

Our Company

            We are the largest European-based integrated manufacturer of containerboard, corrugated containers and other paper-based packaging products, with operations in Europe, Latin America and the United States and Canada. JSG, which was incorporated in Ireland in 1934 as the owner of a single converting plant, has grown to its current global position, owning, after giving effect to the pending exchange of assets with SSCC, 46 mills, most of which produce containerboard used to manufacture our corrugated containers, 206 converting plants, most of which convert containerboard into corrugated containers, 31 reclamation facilities, which provide some of the wastepaper requirements for our mills, and 31 other production facilities worldwide. For the nine months ended September 30, 2002, we generated net sales, net loss and EBITDA of €3,614 million, €39 million and €451 million, respectively, on a pro forma basis. For the year ended December 31, 2001, we generated net sales, net loss and EBITDA of €4,951 million, €18 million and €688 million, respectively, on a pro forma basis. Our European, Latin American and North American operations accounted for approximately 71%, 16% and 13%, respectively, of our net sales for the nine months ended September 30, 2002 on a pro forma basis.

            We command a leading share of the European corrugated container market and are one of Europe's largest producers of containerboard. In Latin America, we are the largest producer of corrugated containers and the second largest producer of containerboard. Through our North American operations, we are the second largest producer of corrugated containers in Canada. We are also a world leading producer of décor base paper, which is used as a laminate in furniture and flooring and is one of our fastest growing products.

            Our containerboard mills and converting operations are highly integrated, as our corrugated container plants convert much of our containerboard production. For the nine months ended September 30, 2002, we produced approximately 2,000,000 metric tons of containerboard and a similar volume of corrugated containers. In addition, our mills produced over 680,000 metric tons of other grades of paperboard and paper, such as sack kraft, which is used to make industrial-grade paper sacks, and boxboard, which is used for folding cartons, together with non-packaging grades, such as décor base paper, graphic board and printing and writing paper. Our conversion plants produced over 170,000 metric tons of other paper-based packaging products, such as paper sacks and folding cartons.

            We are highly leveraged as a result of the indebtedness we incurred in connection with the acquisition of JSG by MDCP Acquisitions I, a company newly formed by Madison Dearborn Partners, L.L.C. Our substantial indebtedness could adversely affect our ability to meet our debt service obligations, including those under the senior and subordinated notes. As of September 30, 2002, on a pro forma basis for the acquisition of JSG, we would have had outstanding long term indebtedness of approximately €3,238 million (including the current portion of €4 million) and shareholders' equity of approximately €869 million. On the same pro forma basis, our ratio of earnings to fixed charges for the nine months ended September 30, 2002 would have been 1.0x. Our substantial indebtedness could also require us to dedicate a substantial portion of our cash flow from operations to debt payments, limit our flexibility in planning for or reacting to changes in manufacture, production, distribution or marketing of our products, place us at a competitive disadvantage compared to any of our competitors that are less leveraged than we are, increase our vulnerability to general and industry-specific adverse economic conditions and limit our ability to borrow additional funds.

Industry Overview

            Corrugated containers are a safe and economical means of transporting consumer and industrial products. More goods are shipped in corrugated containers than in any other type of packaging. Containerboard, which is a generic term used to describe various types of paperboard such as linerboard and corrugating medium, is the principal raw material used to manufacture corrugated containers. Linerboard is used as the inner and outer facing (lining) of a corrugated container. The two main types of linerboard are kraftliner, which is produced using primarily virgin fiber, and testliner, which is produced using primarily recycled fiber. Corrugating medium is the wavy or fluted interior of the corrugated sheet. It is fluted and laminated to linerboard in corrugating plants to produce corrugated sheets. The sheets are subsequently printed, cut, folded and glued either in a corrugating plant or in a converting plant to produce corrugated containers.

            Our industry is highly competitive, and no single company is dominant. Our competitors include large, vertically integrated paperboard and packaging products companies and numerous smaller companies. The industry is particularly sensitive to price fluctuations as well as other factors, including innovation, design, quality and service. To the extent that one or more of our competitors becomes more successful with respect to any key competitive factor, our ability to attract and retain customers could be materially adversely affected, which could diminish our sales volumes and revenues.

            Furthermore, the principal factor affecting the demand for our products, both globally and regionally, is the general level of economic growth and activity. Since the markets for paper-based packaging products in the developed world are generally mature, there is a close correlation between economic growth and demand for packaging products such as corrugated containers and their component materials, including containerboard. Accordingly, the demand for our products is adversely affected by an economic slowdown, particularly if such a slowdown affects the global economy rather than any one region. This occurred in 2000, 2001 and 2002.

Competitive Strengths

            Leading Market Positions and Economies of Scale.    We are the leading producer of kraftliner and the second largest producer of testliner in Europe and command a leading share of the European corrugated container market. In Latin America, we are the largest producer of corrugated containers and the second largest producer of containerboard. The scale and density of our production network allows us to benefit from economies of scale in purchasing, production, distribution, marketing, research and development and the application of best practices.

            Highly Integrated Producer.    We have the ability to utilize substantially all of our containerboard mills' production internally because our converting plants' volume requirements for containerboard generally meet or exceed our mills' production. We believe integration provides us with earnings stability, largely because fluctuations in the earnings of our mills tend to be offset by changes in the earnings of our converting operations. Moreover, our high level of integration ensures consistent demand for our mills' containerboard production, which allows us to optimize capacity utilization, even during trough demand periods.

            Cost Competitive and Well-Positioned Manufacturing Base.    We believe that we incur among the lowest delivered cost to our customers as a result of our efficient, long-lived manufacturing base and the close proximity of our mills to customers and raw material sources.

            Diversified Product Offerings, Geographic Markets and Customer Base.    With leading positions in the production of kraftliner, testliner, corrugated containers and specialties, an operating presence in 20 countries and thousands of customers, our cash flows are broadly diversified across product offerings, geography and customer type.

            Experienced Management with Substantial Equity Interest.    We have an experienced senior management team with an average of approximately 20 years of experience with JSG. Our senior executives have invested approximately €61.0 million in equity of our parent. In addition, 214 other JSG managers have invested approximately €13.0 million in equity of parent.

            Principal Shareholder with Proven Paper and Packaging Sector Expertise.    Madison Dearborn is considered to be among the most active private equity investors in the U.S. in the paper and packaging industry, having previously made investments in Packaging Corporation of America, Riverwood International Corp., Buckeye Cellulose Corporation and Bay State Paper Holdings.

Business Strategy

            Aggressively Reduce Debt.    Our top priority is to reduce debt. To do so, we will maximize our cash flow available for debt reduction through transaction-related cost reductions, the continuation of our disciplined capital expenditure program and the divestiture of non-core operating and non-operating assets. Management and Madison Dearborn have identified transaction-related cash cost reductions in overhead and procurement which we believe will have a positive annualized effect on EBITDA of approximately €31.5 million, independent of management's ongoing operating cost reduction programs.

            Pursue Continuous Operating Improvements.    We are implementing a program designed to improve profits across JSG by reducing costs in areas such as raw materials, services, transportation and spare parts through the sharing of information, increased coordination and exchange of best practices within JSG. We annually undertake a focused review of fixed and variable costs, and we intend to maintain our well-positioned manufacturing base through benchmarking, improving asset utilization and realizing centralization savings.

            Optimize Business Portfolio.    Management plans to review its portfolio of businesses on an ongoing basis to identify opportunities to realize value by exiting businesses that are both not critical for JSG from a strategic perspective and are capable of being sold to third parties at attractive prices. In addition, we consider acquisitions a more capital-efficient and responsible method of expanding our operations. Therefore, we plan to pursue selected acquisitions if opportunities arise that meet both our stringent return on capital requirements and our business objectives of increasing integration and otherwise strengthening our competitive position.

Asset Swap Transaction

            On February 20, 2003, certain subsidiaries of JSG executed exchange and sale agreements with certain subsidiaries of SSCC pursuant to which JSG agreed to purchase substantially all of the assets that currently comprise SSCC's European operations for JSG's 50% ownership interest in Smurfit MBI Canada and a cash payment of approximately €185 million. The closing of this transaction is subject to certain conditions, including the accuracy of the parties' respective representations and warranties on the closing date, obtaining required consents and approvals and repayment of intercompany debt. The closing of this transaction is currently expected to occur in the first quarter of 2003. On February 14, 2003, we sold an additional $205 million in aggregate principal amount of our 9 5/8% senior notes due 2012 to fund the cash consideration for this transaction. The net proceeds of such offering were placed in a segregated account with Deutsche Bank AG London pending the completion of this transaction.

            In connection with the asset swap transaction, we will acquire three paper mills (located in Hoya and Viersen, Germany and Cordoba, Spain), 21 corrugated container plants (11 located in Germany, three in Spain, four in Belgium, two in The Netherlands and one in France) and five reclamation plants located in Germany. The primary products produced in these facilities include corrugated containers, containerboard and coated recycled boxboard. Production for these mills and sales volumes for the corrugated container facilities for 1999, 2000 and 2001 were:

	1999	2000	2001
Tons produced (in thousands):
Containerboard	380	405	411
Coated boxboard	79	85	78
Corrugated containers sold (in billion sq. ft.)	11.6	12.1	12.3

            For ease of reference, we refer to the asset swap transaction with SSCC described above as the SSCC Asset Swap and the sale of the notes used to finance the SSCC Asset Swap as the additional senior notes.

Corporate Structure

            Issuer owns guarantor and guarantor owns JSG. Issuer, a public limited company, was incorporated in Ireland on June 12, 2002 to act as a financing company in connection with the acquisition of JSG by Madison Dearborn and management. Prior to the acquisition of JSG, issuer had not engaged in any business. Issuer and guarantor are holding companies and do not directly conduct any business operations. Consequently, issuer and guarantor are dependent on dividends and other payments from JSG and its subsidiaries to make payments on the notes and, if required, the guarantees of the senior notes. You will not have any direct claim on the cash flows or assets of our subsidiaries, and our operating subsidiaries have no obligation to pay amounts due under the notes or the guarantees or to make funds available to issuer or guarantor for these payments. The ability of our subsidiaries to make dividends and other payments to issuer will depend on their cash flows and earnings which, in turn, will be affected by all of the factors discussed in the "Risk Factors" section. In addition, under Irish corporate law, our Irish subsidiaries may not pay dividends in excess of their distributable reserves—in general, the accumulated earnings of the relevant subsidiary.

            The registered office of issuer is Arthur Cox Building, Earlsfort Terrace, Dublin 2, Ireland, and its telephone number is +353 1 618 0000. JSG was originally incorporated in Ireland as a private company on January 15, 1934 and became a public company in 1964 and a public limited company in 1985. On November 18, 2002, JSG converted to a private limited company. JSG's principal executive offices are located at Beech Hill, Clonskeagh, Dublin 4, Ireland and its telephone number is +353 1 202 7000.

            The following chart illustrates our corporate structure and principal indebtedness after giving effect to the completion of the acquisition of JSG as further described below and the February 2003 offering of additional senior notes as at September 30, 2002.

Shareholders
MDCP Acquisitions Limited ("parent")(a)
MDP Acquisitions plc ("issuer")(a)
€350 million 10 1/8% senior notes due 2012
$750 million 9 5/8% senior notes due 2012
€100 million 15.5% subordinated notes due 2013
$150 million 15.5% subordinated notes due 2013
Intercompany loan(d)
Subordinated guarantees of senior notes(h)
MDCP Acquisitions I ("guarantor")(a),(b)
Senior credit facility borrowings(e):
€15.0 million revolving credit facility
€570.0 million tranche A term loan
€462.2 million tranche B term loan
€462.2 million tranche C term loan
€29 million loan notes(f)
Jefferson Smurfit Group Limited ("JSG") (a),(b),(c)
Other Holding Companies and Operating Subsidiaries (a),(b),(c)
€552 million of other indebtedness(g)

(a)
Guarantors under the senior credit facility. Parent and issuer have also provided a first priority security interest over all their tangible and intangible assets (other than the intercompany loan) to the lenders under the senior credit facility.

(b)
Borrowers under the senior credit facility.

(c)
In addition to our holding companies, certain of our operating subsidiaries are guarantors of the senior credit facility. See "Description of Certain Indebtedness—Senior Credit Facility."

(d)
Intercompany loan is equal to principal amount of senior notes and subordinated notes. Amounts due to issuer under this intercompany loan are subordinated to all existing and future indebtedness of guarantor under the senior credit facility pursuant to a priority agreement governing the rights of guarantor's creditors. The intercompany loan is subject to payment blockages and to restrictions on enforcement. For more information, see "Description of Certain Indebtedness—Intercompany Loan and Priority Agreements."

(e)
We had approximately €410 million of additional borrowing availability under our revolving credit facility and approximately €606 million of additional borrowing availability under our term loans as of September 30, 2002. See "Description of Certain Indebtedness—Senior Credit Facility."

(f)
As part of the acquisition of JSG, certain shareholders of JSG were able to elect to receive some or all of their consideration in the form of a loan note. See "Description of Certain Indebtedness—Loan Notes."

(g)
Includes indebtedness under our 6.75% notes due 2005, 7.50% debentures due 2025, certain local bank borrowing, capital lease obligations, Latin America funded debt and bank overdrafts. See "Description of Certain Indebtedness—Description of Existing 6.75% Notes and 7.50% Debentures," "Description of Certain Indebtedness—Other Indebtedness" and "Unaudited Pro Forma Financial Statements."

(h)
The guarantees are subordinated to all senior indebtedness of guarantor, including all amounts borrowed under the senior credit facility, and are not due unless certain conditions have been satisfied. See "Description of the Senior Notes."

            Issuer sold on September 30, 2002 the original senior outstanding notes to Deutsche Bank AG London, Merrill Lynch International, Lehman Brothers International, J.P. Morgan Securities Ltd. and ABN AMRO Bank N.V., as initial purchasers, and on October 2, 2002, the units, which were comprised of the subordinated notes and warrants to purchase ordinary shares of issuer's parent company, to Deutsche Bank AG London and Merrill Lynch International, as initial purchasers. The initial purchasers subsequently resold the original senior outstanding notes and the units outside the United States to non-U.S. persons in reliance on Regulation S and within the United States to qualified institutional buyers in reliance upon Rule 144A under the Securities Act of 1933, as amended. The net proceeds from the sales of the original senior outstanding notes and the units were used to partially finance the acquisition of JSG as further described below. In order to participate in the subordinated notes exchange offer, you must first separate the units you obtained in the units offering.

The JSG Acquisition

            On October 7, 2002, MDCP Acquisitions I, a company newly formed by Madison Dearborn Partners, L.L.C., completed the acquisition of all of the outstanding equity interests of JSG. In connection with the acquisition, JSG distributed to its shareholders by way of a share capital reduction its 29.3% interest in SSCC and transferred certain non-operating assets and non-core operating assets to newly formed, wholly owned subsidiaries of parent, which we collectively refer to as the Newcos, in exchange for one or more intercompany notes. The Newcos borrowed €125 million under a bank credit facility, which is completely non-recourse to issuer. The Newcos then loaned the proceeds to parent, and parent used them to make a capital contribution to issuer.

            The funding required to purchase all of the outstanding equity interests of JSG, to refinance certain existing indebtedness of JSG and to pay related fees and expenses was approximately €3,510 million. These cash costs were financed by the following transactions:

  •
  approximately €857 million of cash equity contributed by parent, which we refer to as the equity contribution. The equity contribution was comprised of the following:

  •
  the purchase by Madison Dearborn co-investors, certain other co-investors, including DBCP Europe GP (Jersey) Limited, JP Morgan Partners co-investors and Merrill Lynch Private Equity Partners co-investors, and certain members of management, including Dr. Michael W.J. Smurfit, Gary W. McGann, Anthony P.J. Smufit and Ian J. Curley, of ordinary shares of parent of approximately €70 million in cash,

  •
  capital contributions to parent by Madison Dearborn co-investors and certain other co-investors, including DBCP Europe GP (Jersey) Limited, JP Morgan Partners co-investors and Merrill Lynch Private Equity Partners co-investors, of approximately €662 million in cash, and

    •
    a capital contribution by parent of €125 million in cash, which funds were provided by the Newcos to parent in the form of an intercompany loan;

  •
  proceeds from the issuance and sale of 250,000 units, which we refer to as the units, consisting of €100 million and $150 million aggregate principal amount of 15 1/2% subordinated notes due 2013, which we refer to as the subordinated notes, and warrants to purchase parent's ordinary shares;

  •
  proceeds from the issuance and sale of €350 million aggregate principal amount of 10 1/8% senior notes due 2012 and $545 million aggregate principal amount of 9 5/8% senior notes due 2012, which we collectively refer to as the original senior notes; and

  •
  borrowing by MDCP Acquisitions I under a new senior credit facility, which we refer to as the senior credit facility.

In addition, approximately €637 million of existing indebtedness of JSG was left outstanding. This indebtedness was comprised of amounts outstanding under its 6.75% notes due 2005 and 7.50% debentures due 2025 (after adjusting such amounts for related hedging obligations), certain local bank borrowing, capital lease obligations, Latin America funded debt and bank overdrafts.

            For ease of reference, we collectively refer to the offer, the acquisition of JSG, the spin-off of the SSCC shares, the financing transactions described above and the transfer of assets to the Newcos as the transactions. In addition, we collectively refer to the senior notes and the subordinated notes as the notes.

            In connection with the initial sale of the senior outstanding notes and the units, we entered into registration rights agreements. The pending exchange offers are being initiated to satisfy issuer's contractual obligations undertaken in such agreements. Following this section is a detailed summary of the terms of the exchange offers and the exchange notes.

 SUMMARY OF EXCHANGE OFFERS

Registration Rights Agreements	Simultaneously with the initial sale of the senior outstanding notes and the units, we entered into registration rights agreements for the exchange offers. In the registration rights agreements, we agreed, among other things, to use our commercially reasonable efforts to file a registration statement with the SEC within 90 days of issuing the senior outstanding notes and selling the units, respectively, to have such registration statement declared effective within 180 days of issuing the outstanding senior notes and selling the units, respectively, and to complete the exchange offers within 30 business days of the effectiveness of the registration statement. The exchange offers are intended to satisfy your rights under the registration rights agreements. After the exchange offers are complete, you will no longer be entitled to any exchange or registration rights with respect to your outstanding notes.
Senior Notes Exchange Offer	We are offering to exchange the senior exchange notes for outstanding senior notes. The exchange notes have been registered under the Securities Act. All senior outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue senior exchange notes promptly after the expiration of the senior notes exchange offer. The senior outstanding notes may be tendered only in integral multiples of €1,000 or $1,000, as the case may be.
Subordinated Notes Exchange Offer	We are offering to exchange the subordinated exchange notes for subordinated outstanding notes. The subordinated exchange notes have been registered under the Securities Act. In order for the subordinated notes to be exchanged, the units must first be separated and the outstanding subordinated notes must be properly tendered and accepted. All subordinated outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue subordinated exchange notes promptly after the expiration of the subordinated notes exchange offer. The subordinated outstanding notes may be tendered only in integral multiples of €1 or $1, as the case may be.
Resales	Based on interpretations by the staff of the SEC set forth in no-action letters issued to unrelated parties, we believe that the senior exchange notes issued in the senior notes exchange offer and the subordinated exchange notes issued in the subordinated notes exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:
• the exchange notes are being acquired in the ordinary course of your business;
• you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes issued to you in an exchange offer; and
• you are not an affiliate of ours.

If any of these conditions are not satisfied and you transfer any exchange notes issued to you in an exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from these requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.
Each broker-dealer that is issued exchange notes in an exchange offer for its own account in exchange for outstanding notes that were acquired by that broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes issued to it in an exchange offer.
Record Date	We mailed this prospectus and the related exchange offer documents to registered holders of senior outstanding notes or subordinated outstanding notes on , 2003.
Expiration Dates	The senior notes exchange offer will expire at 5:00 p.m., London time, 12:00 p.m., New York City time, on , 2003, unless we decide to extend it. The subordinated notes exchange offer will expire at 5:00 p.m., London time, 12:00 p.m., New York City time, on , 2003, unless we decide to extend it. We may extend one exchange offer without extending the other exchange offer.
Conditions to the Exchange Offers	The exchange offers are subject to customary conditions, including that the exchange offers do not violate applicable law or any applicable interpretation of the staff of the SEC.
Procedures for Tendering Senior Outstanding Notes	We issued the senior outstanding notes as global securities. When the senior outstanding notes were issued, we deposited the global senior notes with the custodians for the book-entry depositaries. The book-entry depositaries issued depositary interests in respect of each global note representing the dollar notes to DTC and the euro notes to Euroclear or Clearstream, and then recorded such interests in their respective books and records in the name of DTC's nominee or the common depositary for Euroclear and Clearstream, as applicable.

You may tender your senior outstanding notes through the book-entry transfer systems of DTC and Euroclear and Clearstream. To tender your senior outstanding notes by a means other than book-entry transfer, a letter of transmittal must be completed and signed according to the instructions contained in the letter. The applicable letter of transmittal and any other documents required by the letter of transmittal must be delivered to the exchange agent by mail, facsimile, hand delivery or overnight carrier. In addition, you must deliver the senior outstanding notes to the exchange agent or comply with the procedures for guaranteed delivery. See "Senior Notes Exchange Offer—Procedures for Tendering" for more information.
Do not send letters of transmittal and certificates representing senior outstanding notes to us. Send these documents only to an exchange agent. See "Senior Notes Exchange Offer—Exchange Agents" for more information.
Procedures for Tendering Subordinated Outstanding Notes	We issued the units as global securities. When the units were issued, we deposited the global units (which were comprised of depositary interests in the global subordinated notes and one or more global warrants) with the custodians for the book-entry depositaries. The book-entry depositaries issued depositary interests in respect of each global unit representing the dollar units to DTC and the euro units to Euroclear or Clearstream, and then recorded such interests in their respective books and records in the name of DTC's nominee or the common depositary for Euroclear and Clearstream, as applicable.
In order to be exchanged, the units must first be separated. If a participant chooses to separate its units, such participant's accounts will be credited with positions in the subordinated global notes and the global warrants in amounts corresponding to the number of units held by the participant immediately prior to separation.
You may tender your subordinated outstanding notes through the book-entry transfer systems of DTC and Euroclear and Clearstream. To tender your subordinated outstanding notes by a means other than book-entry transfer, a letter of transmittal must be completed and signed according to the instructions contained in the letter. The applicable letter of transmittal and any other documents required by the letter of transmittal must be delivered to the exchange agent by mail, facsimile, hand delivery or overnight carrier. In addition, you must deliver the subordinated outstanding notes to the exchange agent or comply with the procedures for guaranteed delivery. See "Subordinated Notes Exchange Offer—Procedures for Tendering" for more information.
Do not send letters of transmittal and certificates representing subordinated outstanding notes to us. Send these documents only to an exchange agent. See "Subordinated Notes Exchange Offer—Exchange Agents" for more information.

Special Procedures for Beneficial Owners	If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC or Euroclear and Clearstream, as applicable, as the holder of the book-entry interests or if you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interest or outstanding notes in an exchange offer, you should contact the person in whose name your book-entry interests or outstanding notes are registered promptly and instruct that person to tender on your behalf.
Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and you cannot get your required documents to the exchange agent on time, you may tender your outstanding notes by completing a notice of guaranteed delivery and complying with the guaranteed delivery procedures.
Withdrawal Rights	You may withdraw the tender of your senior outstanding notes at any time prior to 5:00 p.m., London time, 12:00 p.m., New York City time, on , 2003. You may withdraw the tender of your subordinated outstanding notes at any time prior to 5:00 p.m., London time, 12:00 p.m., New York City time, on , 2003.
Acceptance of Outstanding Notes and Delivery of Exchange Notes	If you fulfill all conditions required for proper acceptance of outstanding notes, we will accept any and all outstanding notes that you properly tender in an exchange offer on or before 5:00 p.m., London time, 12:00 p.m., New York City time, on the expiration date. We will return any outstanding notes that we do not accept for exchange to you without expense as promptly as practicable after the expiration date. We will deliver the exchange notes as promptly as practicable after the expiration date and acceptance of the outstanding notes for exchange. See "Senior Notes Exchange Offer—Terms of Senior Notes Exchange Offer" and "Subordinated Notes Exchange Offer—Terms of Subordinated Notes Exchange Offer" for more information.
Use of Proceeds; Fees and Expenses	We will not receive any proceeds from the issuance of the exchange notes pursuant to the exchange offers. We will pay all of our expenses incident to the exchange offers.
U.S. Federal Income Tax Considerations	We believe that the exchange of outstanding notes will not be a taxable event for U.S. federal income tax purposes.

Exchange Agents	Deutsche Bank Trust Company Americas is serving as the principal exchange agent in connection with the senior notes exchange offer for the senior dollar notes and with the subordinated notes exchange offer for the subordinated dollar notes, and Deutsche Bank AG London is serving as the principal exchange agent in connection with the senior notes exchange offer for the senior euro notes and with the subordinated notes exchange offer for the subordinated euro notes. Deutsche Bank Luxembourg S.A. is serving as the exchange agent in Luxembourg in connection with the exchange offers.

SUMMARY OF TERMS OF EXCHANGE NOTES

            The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except that the exchange notes will be registered under the Securities Act. As a result, the exchange notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damage provisions contained in the outstanding notes. The exchange notes represent the same debt as the outstanding notes. All of outstanding notes and the corresponding exchange notes are governed by the same indentures. We use the term notes in this prospectus to collectively refer to the outstanding notes and the exchange notes.

Terms of
€350,000,000 10 1/8% Senior Exchange Notes due 2012 and
$545,000,000 9 5/8% Senior Exchange Notes due 2012

Issuer	MDP Acquisitions plc, a public limited company incorporated under the laws of Ireland.
Notes Offered	€350 million in aggregate principal amount of Series B 10 1/8% Senior Notes due 2012, which we refer to as the euro senior exchange notes and $545 million in aggregate principal amount of Series B 9 5/8% Senior Notes due 2012, which we refer to as the dollar senior exchange notes and, together with the euro notes, the senior exchange notes.
Maturity Date	October 1, 2012.
Interest	Annual rate: 10 1/8% per year for the euro senior exchange notes and 9 5/8% per year for the dollar senior exchange notes.
Payment frequency: every six months on April 1 and October 1.
First payment: April 1, 2003.
Interest and certain other scheduled payments due on the senior exchange notes will be paid to issuer by guarantor pursuant to the terms of the intercompany loans. The intercompany loans are subordinated to all senior debt of guarantor.

Ranking and Subordinated Guarantees	The senior exchange notes are general, unsecured obligations of issuer and rank equally with or senior in right of payment to all current and future indebtedness of issuer. Each series of senior exchange notes ranks equally with the other and senior in right of payment to the subordinated notes. The senior exchange notes effectively rank junior to all of the existing and future indebtedness of issuer's subsidiaries, including those of guarantor and all borrowing under the senior credit facility, whether such debt is secured or unsecured.
MDCP Acquisitions I is a guarantor of each series of the senior exchange notes on a senior subordinated basis. The guarantees are senior subordinated obligations of the guarantor and rank behind all current and future senior indebtedness of the guarantor, including all borrowing under the senior credit facility. The guarantees also rank behind all liabilities of guarantor's subsidiaries.
As of September 30, 2002, after giving pro forma effect to the transactions and the February 2003 offering of additional senior notes, the senior exchange notes and the guarantees would have been effectively subordinated to approximately €2,298 million of indebtedness (and an additional €410 million would have been available for additional borrowing under the senior credit facility).
Guarantor will be released from all of its obligations under each guarantee
• in connection with the sale of guarantor
• on an enforcement of the senior security by the senior agent under the senior credit facility or by any receiver or administrative receiver or
• at the request of the senior agent after an event of default under the senior credit facility, or
• if guarantor merges, consolidates or amalgamates with, or transfers all or substantially all of its property or assets to, another entity and the surviving entity enters into a guarantee of the senior notes in compliance with the senior indentures.
Guarantor will also be released and discharged from its obligations in respect of a guarantee in the circumstances set forth in the section entitled "Description of the Senior Notes—Legal Defeasance and Covenant Defeasance."
Optional Redemption	On or after October 1, 2007, issuer may redeem all or part of the senior exchange notes at any time at the redemption prices described in the section "Description of the Senior Notes—Optional Redemption."
At any time prior to October 1, 2005, issuer may redeem up to 35% of the aggregate principal amount of any series of the senior exchange notes with the net cash proceeds of certain equity offerings, in each case, at the redemption prices described in the section "Description of the Senior Notes— Optional Redemption."

In addition, prior to October 1, 2007, if issuer undergoes specific kinds of changes in control, issuer may also redeem all, but not part, of the senior exchange notes at the prices described in "Description of the Senior Notes—Optional Redemption."
Issuer may also redeem all of the senior exchange notes of a series, but not just a portion of a series, at any time upon giving proper notice if changes in tax laws impose certain withholding taxes on amounts payable on such series of the senior exchange notes. If issuer decides to do this, it must pay you a price equal to the principal amount of the series of senior exchange notes being redeemed plus accrued and unpaid interest and certain other amounts described in the section "Description of the Senior Notes—Redemption for Taxation Reasons."
Change of Control	If issuer experiences specific kinds of changes in control, issuer must offer to repurchase the senior exchange notes at 101% of their respective principal amounts, plus accrued and unpaid interest and certain other amounts, if any, to the date of redemption. See "Description of the Senior Notes—Repurchase at the Option of Holders."
Basic Covenants of Indentures	Issuer issued the euro senior exchange notes under an indenture among itself, the guarantor and a trustee, which we refer to as the euro senior notes indenture. Issuer issued the dollar exchange notes under an indenture among itself, the guarantor and a trustee, which we refer to as the dollar senior notes indenture and, together with the euro notes indenture, the senior notes indentures. We refer to the trustee under the euro senior notes indenture as the euro senior exchange trustee and the trustee under the dollar senior notes indenture as the dollar senior trustee. The senior notes indentures (among other things) limit issuer's ability and that of its restricted subsidiaries to:
	•	pay dividends or make other distributions;
	•	make other restricted payments and investments;
	•	incur additional indebtedness and issue preference shares;
	•	create liens;
	•	incur restrictions on the ability of issuer's subsidiaries to pay dividends or other payments to them;
	•	sell assets;
	•	merge or consolidate with other entities; and
	•	enter into transactions with affiliates.
In addition, the senior notes indentures limit guarantor's ability to incur debt that is senior to its guarantees but junior to senior debt of guarantor.
Each of the covenants is subject to a number of important exceptions and qualifications. See "Description of the Senior Notes."

Terms of
€103,831,945 15.5% Subordinated Exchange Notes due 2013 and
$155,747,917 15.5% Subordinated Exchange Notes due 2013

Issuer	MDP Acquisitions plc, a public limited company incorporated under the laws of Ireland.
Notes Offered	€103,831,945 in aggregate principal amount of Series B 15.5% Subordinated Exchange Notes due 2013 of issuer, which we refer to as the euro subordinated exchange notes, and $155,747,917 in aggregate principal amount of Series B 15.5% Subordinated Exchange Notes due 2013 of issuer, which we refer to as the dollar subordinated exchange notes, and, together with the euro subordinated exchange notes, the subordinated exchange notes.
Maturity Date	October 1, 2013.
Interest	15.5% per year for each of the euro subordinated exchange notes and the dollar subordinated exchange notes. Interest accruing on the subordinated exchange notes is payable in cash or in the form of additional subordinated exchange notes, at issuer's option. Additional euro subordinated notes and dollar subordinated notes were issued in payment of interest on the outstanding subordinated notes on January 1, 2003.
Interest and certain other scheduled payments due on the subordinated exchange notes will be paid to issuer by guarantor pursuant to the terms of the intercompany loan. The intercompany loan is subordinated to all senior debt of guarantor.
Interest Payment Dates	January 1, April 1, July 1 and October 1, commencing January 1, 2003.
Ranking	The subordinated exchange notes are general, unsecured subordinated obligations of issuer and rank junior in right of payment to all current and future senior indebtedness of issuer. The subordinated exchange notes effectively rank junior to all of the existing and future indebtedness of issuer's subsidiaries, including those of guarantor and all borrowing under the senior credit facility, whether such debt is secured or unsecured.
As of September 30, 2002, after giving pro forma effect to the transactions and the February 2003 offering of the additional senior notes, the subordinated exchange notes would have been effectively subordinated to approximately €2,298 million of indebtedness (including the senior exchange notes) (and an additional €410 million would have been available for additional borrowing under the senior credit facility).
Subsidiary Guarantees	None.
Optional Redemption	On or after October 1, 2005, issuer may redeem all or part of the subordinated exchange notes at any time at the redemption prices described in the section "Description of the Subordinated Notes—Optional Redemption."

At any time prior to October 1, 2005, issuer may redeem up to 35% of the aggregate principal amount of either series of subordinated exchange notes with the net cash proceeds of certain equity offerings, in each case, at the redemption prices described in the section "Description of the Subordinated Notes—Optional Redemption."
Issuer may also redeem all of the subordinated exchange notes of a series, but not just a portion of a series, at any time upon giving proper notice if changes in tax laws impose certain withholding taxes on amounts payable on such series of subordinated exchange notes. If issuer decides to do this, it must pay you a price equal to the principal amount of the series of subordinated exchange notes being redeemed plus accrued and unpaid interest and certain other amounts described in the section "Description of the Subordinated Notes—Redemption for Taxation Reasons."
Mandatory Repurchase	If issuer experiences specific kinds of changes in control, issuer must offer to repurchase the subordinated exchange notes at 101% of their respective principal amounts, plus accrued and unpaid interest and certain other amounts, if any, to the date of redemption. See "Description of the Subordinated Notes—Repurchase at the Option of Holders."
Basic Covenants of Indentures	Issuer issued the euro subordinated exchange notes under an indenture among itself and a trustee, which we refer to as the euro subordinated notes indenture. Issuer issued the dollar subordinated exchange notes under an indenture among itself and a trustee, which we refer to as the dollar subordinated notes indenture and, together with the euro subordinated notes indenture, the subordinated notes indentures. We refer to the trustee under the euro subordinated notes indenture as the euro subordinated exchange trustee and the trustee under the dollar subordinated notes indenture as the dollar subordinated trustee. The subordinated notes indentures (among other things) limit issuer's ability and that of its restricted subsidiaries to:
	•	pay dividends or make other distributions;
	•	make other restricted payments and investments;
	•	incur additional indebtedness and issue preference shares;
	•	create liens;
	•	incur restrictions on the ability of their subsidiaries to pay dividends or other payments to them;
	•	sell assets;
	•	merge or consolidate with other entities; and
	•	enter into transactions with affiliates.
Each of the covenants is subject to a number of important exceptions and qualifications. See "Description of the Subordinated Notes—Certain Covenants."

            You should refer to the section entitled "Risk Factors" for an explanation of certain risks of participating in the exchange offers.

Summary Historical and Unaudited Pro Forma Consolidated Financial Data

            The following table sets forth our summary audited historical and unaudited pro forma consolidated financial data for the periods ended and at the dates indicated below. The periods prior to and including September 2, 2002 reflect data of JSG, issuer's predecessor for financial accounting purposes. The periods beginning September 3, 2002 reflect data of issuer and its consolidated subsidiaries after the acquisition of JSG. Because of the revaluation of certain assets and liabilities acquired as part of the transactions and the related impact to the financial data, the consolidated financial statements of JSG, issuer's predecessor for the periods prior to September 3, 2002, are not comparable to those of issuer subsequent to that date. We have derived the historical consolidated financial data as of and for the fiscal years 1999, 2000 and 2001 from JSG's audited financial statements included elsewhere in this prospectus. We have derived the historical consolidated financial data for the nine month period ended September 30, 2001 from JSG's unaudited consolidated financial statements included elsewhere in this prospectus. We have derived the historical consolidated financial data for the period from January 1, 2002 to September 2, 2002 from the unaudited historical financial statements of JSG. We have derived the historical financial data for the period from September 3, 2002 through September 30, 2002 from the unaudited financial statements of issuer. The pro forma statement of income data for the year ended December 31, 2001 reflects the statement of income data for the year ended December 31, 2001 and adjusted to give pro forma effect to (among other things) (i) the transactions, which include the subsequent sale of certain non-operating and non-core operating assets to the Newcos, (ii) JSG's acquisition of Munksjö on March 28, 2002 and a smaller acquired business prior to the transactions and (iii) JSG's disposition of various businesses during 2002 prior to the transactions as if those transactions had been completed on January 1, 2001 and carried through to all periods presented. The pro forma statement of income data for the nine months ended September 30, 2002 reflects the statement of income for the nine months ended September 30, 2002 adjusted for the pro forma effects of the events described above, as if those events had occurred on January 1, 2002. The pro forma balance sheet data as of September 30, 2002 have been calculated by giving effect to the events listed above as if such events had occurred on September 30, 2002.

            For the pro forma financial statements and a more detailed discussion of pro forma adjustments, see "Unaudited Pro Forma Financial Statements." In the opinion of JSG's management, our unaudited consolidated financial statements contain all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of our financial position, results of operations and cash flows. The results of operations for any interim period are not necessarily indicative of the operating results to be expected for the full fiscal year.

            The effects of the SSCC Asset Swap have not been included in the pro forma financial information because such information is not required pursuant to Article 11 of Regulation S-X, which governs the form and content of pro forma financial statements.

            The historical audited combined financial statements were prepared in accordance with Irish GAAP, which differs in certain significant respects from U.S. GAAP. These differences, as they apply to JSG, are described in note 37 to JSG's audited historical consolidated financial statements included elsewhere in this prospectus.

Predecessor
Issuer	Pro Forma
Year Ended December 31,
Nine Months Ended September 30, 2001	January 1, 2002 to September 2, 2002	September 3, 2002 to September 30, 2002	Year Ended December 31, 2001	Nine Months Ended September 30, 2002
1999	2000	2001
(euro in thousands, except ratios)
(unaudited)	(unaudited)
Consolidated Statement of Income Data:
Irish GAAP
Net sales	€3,688,595	€4,565,244	€4,511,650	€3,422,054	€3,134,080	€411,008	€4,951,251	€3,614,005
Cost of sales	2,723,193	3,330,937	3,234,552	2,467,092	2,272,287	297,489	3,501,307	2,577,937
Goodwill amortization	4,857	5,734	8,820	5,916	5,794	1,406	37,039	27,779
Impairment of property, plant and equipment	23,235	—	26,642	—	—	—	20,554	—

Gross profit	937,310	1,228,573	1,241,636	954,362	861,793	113,519	1,392,351	1,008,289
Net operating expenses	734,897	866,103	883,964	686,452	656,411	78,855	996,711	763,146
Reorganization and restructuring costs	43,174	20,890	23,763	—	12,484	2,929	10,637	12,356

Operating income subsidiaries—continuing	159,239	341,580	333,909	267,910	192,898	31,735	385,003	232,787
Share of associates' operating income	222,285	403,934	242,212	179,749	117,473	1,479	15,171	15,698
Share of associates' restructuring costs	(19,621)	(24,894)	(10,895)	(4,724)	(7,541)	—	—	—

Total operating income	361,903	720,620	565,226	442,935	302,830	33,214	400,174	248,485
Income on sale of operations subsidiaries—continuing	34,529	—	—	—	20,440	—	(27)	—
Share of associates' income on sale of operations	148,060	3,105	—	—	—	—	—	—
Interest income	26,818	20,511	23,053	16,204	10,287	860	12,099	9,929
Interest expense	(120,470)	(120,370)	(108,621)	(84,589)	(65,882)	(12,082)	(318,053)	(242,870)
Share of associates' net interest	(187,528)	(181,567)	(154,654)	(115,578)	(74,387)	(152)	(171)	(1,033)

Income before taxes and equity minority interests	263,312	442,299	325,004	258,972	193,288	21,840	94,022	14,511
Taxes on income, as reported	(125,519)	(169,001)	(120,417)	(95,445)	(77,889)	(9,370)	(78,860)	(33,508)

Income before equity minority interests	137,793	273,298	204,587	163,527	115,399	12,470	15,162	(18,997)
Equity minority interests	(16,187)	(30,816)	(37,022)	(21,937)	(19,969)	(2,537)	(33,339)	(20,233)

Net income	€121,606	€242,482	€167,565	€141,590	€95,430	€9,933	€(18,177)	€(39,230)

Unaudited and restated net income(1)(2)	€110,537	€225,932	€150,417	€128,297	€	n/a	€	n/a	€	n/a	€	n/a

Other Financial Data:
EBITDA(3)	€411,672	€576,431	€572,673	€447,373	€384,056	€54,065	€688,191	€450,895
Net cash provided by (used in):
Operating activities	€392,417	€482,298	€584,492	€420,645	€356,514	€62,648	n/a	n/a
Capital expenditure and financial investment	(125,356)	(116,327)	(136,627)	(98,377)	(131,167)	(20,757)	n/a	n/a
Acquisitions and disposals	60,681	(109,067)	(42,431)	(40,207)	(296,668)	(2,315,339)	n/a	n/a
Financing activities	(688,592)	(19,956)	(128,032)	(101,093)	53,067	2,232,448	n/a	n/a
Depreciation, depletion and amortization expense	217,904	234,851	238,764	179,463	170,718	22,330	n/a	n/a
Capital expenditures	171,088	147,629	177,213	109,792	129,581	20,995	n/a	n/a
Ratio of earnings to fixed charges(4)	1.9	x	3.0	x	3.3	x	3.4	x	3.4	x	2.7	x	1.3	x	1.0	x
Balance Sheet Data (at end of period):
Cash at bank and in hand	€457,408	€427,092	€440,109	€417,240	€	n/a	€101,183	n/a	303,183
Working capital(5)	306,043	395,614	534,879	566,970	n/a	432,603	n/a	629,533
Property, plant and equipment	2,085,678	2,138,827	2,088,019	2,083,061	n/a	2,278,214	n/a	2,270,068
Total assets, as reported	5,390,423	5,901,002	5,936,617	5,896,894	n/a	5,559,702	n/a	6,047,939
Unaudited and restated total assets(1)(2)	5,346,417	5,844,744	5,867,569	5,832,564	n/a	n/a	n/a	n/a
Long term debt and other long term liabilities	1,205,363	1,337,515	1,404,432	1,376,358	n/a	2,988,560	n/a	3,211,797
Shareholders' equity, as reported	2,263,984	2,505,175	2,664,532	2,645,921	n/a	744,059	n/a	869,059
Unaudited and restated shareholders' equity(1)(2)	2,166,620	2,386,730	2,525,191	2,513,344	n/a	n/a	n/a	n/a
U.S. GAAP
EBITDA(3)	€402,751	€594,371	€589,382	€471,053	€377,463	€55,054	n/a	450,266
Net income	116,732	245,670	151,921	152,392	95,981	12,002	n/a	(25,995)

(Footnotes begin on following page)

(Footnotes for preceding page)

(1)
From January 1, 2002, we are adopting Financial Reporting Standard (FRS) 19—"Deferred Tax" which requires full provision to be made for deferred tax arising from timing differences between the recognition of gains and losses in the financial statements and the tax computation. FRS 19 applies to accounting periods ending on or after January 23, 2002. In adopting FRS 19, we have chosen not to discount deferred tax assets and liabilities. The cumulative effect of the change in policy has been accounted for as a prior year adjustment and for the sole purposes of this summary historical consolidated financial data, previously reported figures have been restated. As a consequence of this change in policy, accounting for deferred taxation under Irish GAAP is more closely aligned to U.S. GAAP.

(2)
The summary historical financial data for the fiscal years 1999, 2000 and 2001 were derived from JSG's audited financial statements and for the nine months ended September 30, 2001 were derived from JSG's unaudited consolidated financial statements included elsewhere in this prospectus. As outlined in footnote (1) above, we have reflected the impact of FRS 19 in the financial data for these periods. The financial impact of the new standard is as follows:

	Year Ended December 31,
				Nine Months Ended September 30, 2001
	1999	2000	2001
	(euro in thousands) (unaudited)
Decrease in net income	€(11,069)	€(16,550)	€(17,148)	€(13,293)
Decrease in total assets	(44,006)	(56,258)	(69,048)	(64,330)
Decrease in shareholders' equity	(97,364)	(118,445)	(139,341)	(132,577)
(3)
EBITDA represents "operating income subsidiaries—continuing," plus "income on sale of operations subsidiaries—continuing," and depreciation, depletion and amortization expense. EBITDA is included in this prospectus because it is a basis upon which issuer assesses its financial performance and debt service capabilities, and because certain covenants in issuer's (and subsidiaries') borrowing arrangements are tied to similar measures. You should not consider EBITDA in isolation from or as a substitute for cash flow from operations, net income, or other consolidated income or cash flow statement data prepared in accordance with Irish GAAP or U.S. GAAP or as a measure of a company's profitability or liquidity. Issuer understands that while EBITDA is frequently used by securities analysts, lenders and others in their evaluation of companies, EBITDA as used herein is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. For example, we calculate EBITDA without deducting income attributable to, or adding losses attributable to, equity minority interests.

  Set forth below is a reconciliation of actual EBITDA to pro forma EBITDA for the year ended December 31, 2001 and for the nine months ended September 30, 2002. See note (m) to Unaudited Pro Forma Condensed Consolidated Statements of Income for additional details regarding these adjustments.

	Year Ended December 31, 2001	Nine Months Ended September 30, 2002
	(euro in thousands) (unaudited)
Actual EBITDA (Irish GAAP)	€572,673	€438,121
Pro forma adjustments:
Munksjö and other acquisition	82,591	23,661
Disposal of businesses	30,214	(22,980)
Sale to Newcos	(787)	12,620
New compensation agreements	7,700	441
Deferred gain amortization	(4,200)	(968)

Pro forma EBITDA (Irish GAAP)	€688,191	€450,895

  Set forth below are additional supplemental adjustments to eliminate the effect of non-recurring items and to adjust for certain other stand-alone considerations. These supplemental adjustments do not qualify as pro forma adjustments under the SEC's published rules (principally Article 11 of Regulation S-X) or guidance of its staff. See note (o) to Unaudited Pro Forma Condensed Consolidated Statements of Income for additional details regarding these adjustments.

	Year Ended December 31, 2001	Nine Months Ended September 30, 2002
	(euro in thousands) (unaudited)
Supplemental adjustments:
Non-recurring impairment charge	€20,554	€—
Non-recurring restructuring charge	10,637	12,356
Non-recurring income	(38,909)	(7,453)
Government grant amortization	(2,900)	(1,783)
Insurance recoveries	(5,800)	—

Total supplemental adjustments	€(16,418)	€3,120

  In addition to the foregoing, we have identified certain transaction-related cash cost expenses that we believe will not recur in future periods as a result of our cash cost reduction measures and operating improvements we are implementing as part of our business strategy. These cash expenses totaled €7,800 for the year ended December 31, 2001. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Impact of the Transactions—Potential Transaction-Related Cash Cost Savings" for more information.

(4)
For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes and extraordinary items, plus fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs and a portion of operating lease rental expense deemed to be representative of the interest factor.

(5)
Working capital is defined as current assets less current liabilities.

(6)
Pro forma EBITDA for the year ended December 31, 2001 and for the nine months ended September 30, 2002 reconciled from Irish GAAP to U.S. GAAP is summarized as follows:

	Year Ended December 31, 2001	Nine Months Ended September 30, 2002
	(euro in thousands) (unaudited)
Pro forma EBITDA (Irish GAAP)	€688,191	€450,895
Reconciling items:
Consolidation of the Newcos	787	(12,620)
Stock compensation expense	(12,977)	(660)
Pension expense	9,286	6,967
Derivatives mark-to-market	13,783	5,684

Pro forma EBITDA (U.S. GAAP)	€699,070	€450,266

  See
  note (n) to the Unaudited Pro Forma Condensed Consolidated Statements of Income.

 Recent Operating Results

            We are currently in the process of finalizing our operating results for the year ended December 31, 2002. The following financial data summarizes our preliminary results of operations for this period and provides comparative information for the year ended December 31, 2001.

	Predecessor	Combined(1)
	Year Ended December 31, 2001	Year Ended December 31, 2002(3)
	(euro in thousands)
Consolidated Statement of Income Data:
Irish GAAP
Net sales	€4,511,650	€4,709,655
Cost of sales	3,243,372	3,425,472
Gross profit	1,241,636	1,284,183
Net operating expenses	883,964	943,872
Total operating profit	565,226	433,005
Group net interest	(85,568)	(143,083)
Profit before taxation and minority interests	325,004	235,590
Profit for the financial period (as Reported)	167,565	97,276
Profit for the financial period (as Restated)(2)	150,417	n/a
Balance Sheet Data (at end of period):
Cash at bank and in hand	€440,109	€184,331
Working capital	345,758	393,371
Property, plant and equipment	2,088,019	2,214,254
Total assets (as Restated)(2)	5,867,569	5,842,608
Long term debt and other long term liabilities	1,302,687	3,134,436
Shareholders' equity (as Restated)(2)	2,525,191	878,099
Other Financial Data:
EBITDA(4)	€623,078	€605,325
Net cash provided by (used in):
Operating activities	584,492	617,437
Capital expenditure and financial investment	(136,627)	(211,583)
Acquisitions and disposals	(42,431)	(2,813,813)
Financing activities	(128,032)	2,604,711
Depreciation, depletion and amortization expense	238,764	265,014
Capital expenditures	177,213	210,759

(1)
For comparison purposes, the financial results of JSG and its subsidiaries for the periods prior to its acquisition on September 3, 2002 have been combined with those of issuer for periods following such acquisition. See note 1 to issuer's consolidated financial statements included elsewhere in this prospectus for more information regarding the basis of presentation of this financial information.

(2)
Amounts have been restated to give effect to JSG's adoption of Financial Reporting Standard 19—"Deferred Tax." For more information, see note 1 to Summary Historical and Unaudited Pro Forma Consolidated Financial Data.

(3)
For comparison purposes, the financial results of JSG for periods prior to its acquisition on September 3, 2002 have been combined with those of issuer for periods following such acquisition. This presentation is not strictly in accordance with Irish GAAP under which the pre-acquisition and post-acquisition periods would not be combined.

(4)
EBITDA represents "operating income subsidiaries—continuing," plus "income on sale of operations subsidiaries—continuing," and depreciation, depletion and amortization expense. EBITDA is included in this prospectus because it is a basis upon which issuer assesses its financial performance and debt service capabilities, and because certain covenants in issuer's (and its subsidiaries') borrowing arrangements are tied to similar measures. You should not consider EBITDA in isolation from or as a substitute for cash flow from operations, net income, or other consolidated income or cash flow statement data prepared in accordance with Irish GAAP or U.S. GAAP or as a measure of a company's profitability or liquidity. We understand that while EBITDA is frequently used by securities analysts, lenders and others in their evaluation of companies, EBITDA as used herein is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. For example, we calculate EBITDA without deducting income attributable to, or adding losses attributable to, equity minority interests.

Discussion of Recent Operating Results

            Net sales, from continuing operations, for the fourth quarter of 2002 of €1,001 million declined 8% as compared to the fourth quarter of 2001. Including the net sales of Munksjö for the fourth quarter of 2002, sales increased 7% to €1,165 million as compared to the same period in 2001. EBITDA, before exceptional items, for the fourth quarter of 2002 was €171 million (€151 million excluding Munksjö), as compared to €177 million in the fourth quarter of 2001.

            Net sales for the full year 2002, from continuing operations, of €4,207 million declined 7% as compared to 2001. Including Munksjö (post-acquisition sales of approximately €500 million), net sales of €4,710 million in 2002 increased 4% as compared to 2001. EBITDA, before exceptional items, for 2002 was €605 million (€540 million excluding Munksjö) as compared to €623 million in 2001.

            EBITDA of €605 million corresponds with pre-tax profit of €236 million in 2002 against €325 million in 2001. Subsidiaries earned pre-tax profit of €193 million in 2002 as compared to €248 million in 2001. Associates contributed €43 million in 2002 as compared to €77 million in 2001. The impact of acquisitions and disposals was a net positive of €53 million in 2002 as compared to 2001. This gain was offset by an additional interest charge of approximately €50 million in 2002 related to the acquisition by Madison Dearborn.

            Exceptional charges in 2002 include costs of approximately €24 million primarily in respect of the reorganization and restructuring of JSG's European operations. Exceptional charges were largely offset by disposal gains of €20 million relating to the sale of the U.S. voting equipment and commercial printing operations.

            Free cash flow in 2002 amounted to €146 million as compared to €247 million in 2001. The decrease was primarily due to lower subsidiary earnings in 2002, which included a charge of approximately €50 million in respect of transaction related interest.

            Financing and investment cash movements in 2002, which occurred largely in the third quarter, relate principally to the acquisition of JSG and, with the exception of the Munksjö acquisition, were otherwise relatively modest.

            Including debt of €150 million acquired in relation to Munksjö and a positive currency translation adjustment of €128 million, net borrowing increased by €1,999 million in 2002 over 2001. Including capital leases of €23 million, net borrowing at December 2002 was €3,135 million.

            Demand for JSG's core products, containerboard and corrugated, grew modestly throughout 2002. Despite a volatile cost base, in the form of fiber and energy prices, JSG's operating margins sustained through comparatively stable corrugated pricing.

            We believe that product market conditions within Europe and Latin America remain challenging. Intrinsic demand growth within these regions has been adversely impacted by a slowing macro-economic environment, the decline in the value of the U.S. dollar and indigenous economic problems in certain countries, including Venezuela and Argentina. These adverse market conditions necessitate a continuous focus on reduced operating costs and controlled capital expenditures. When these factors are adequately managed, we believe that we will maintain our ability to generate significant cashflow despite tough product markets.

RISK FACTORS

            You should carefully consider the following factors, in addition to the other information contained in this prospectus, when deciding whether to participate in the exchange offers.

Risks Associated with the Exchange Offers

Because there is no public market for the notes, you may not be able to resell your notes.

            The exchange notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

  •
  the liquidity of any trading market that may develop;

  •
  the ability of holders to sell their exchange notes; or

  •
  the price at which the holders would be able to sell their exchange notes.

            If a trading market were to develop, the exchange notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar securities and our financial performance.

            We understand that the initial purchasers presently intend to make a market in the notes. However, they are not obligated to do so, and any market-making activity with respect to the notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended, or the Exchange Act, and may be limited during the exchange offers or the pendency of an applicable shelf registration statement. There can be no assurance that an active trading market will exist for the notes or that any trading market that does develop will be liquid. We currently intend to list the exchange notes on the Luxembourg Stock Exchange; however, we cannot assure you that a Luxembourg Stock Exchange listing will be obtained.

            In addition, any outstanding note holder who tenders in the exchange offers for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For a description of these requirements, see "Senior Notes Exchange Offer" and "Subordinated Notes Exchange Offer."

Your outstanding notes will not be accepted for exchange if you fail to follow the procedures for the exchange offers and, as a result, your notes will continue to be subject to existing transfer restrictions and you may not be able to sell your outstanding notes.

            We will not accept your notes for exchange if you do not follow the procedures for the exchange offers. We will issue exchange notes as part of the exchange offers only after a timely receipt of your outstanding notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your outstanding notes, please allow sufficient time to ensure timely delivery. If we do not receive your notes, letter of transmittal and other required documents by the expiration date of the exchange offers, we will not accept your notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange. If there are defects or irregularities with respect to your tender of outstanding notes, we will not accept your outstanding notes for exchange.

If you do not exchange your outstanding notes, your outstanding notes will continue to be subject to the existing transfer restrictions and you may not be able to sell your outstanding notes.

            We did not register the outstanding notes nor do we intend to do so following the exchange offers. Outstanding notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your outstanding notes, you will lose your right to have such outstanding notes registered under the federal securities laws. As a result, if you hold outstanding notes after the exchange offers, you may not be able to sell your outstanding notes.

Risks Relating to the Exchange Notes

Our substantial indebtedness could have a material adverse effect on our financial health and prevent us from fulfilling our obligations under the notes.

            We have significant debt service obligations as a result of completing the transactions. As of September 30, 2002, on a pro forma basis for the transactions and the offering of the additional senior notes, we would have had outstanding long term indebtedness of approximately €3,238 million (including the current portion of €4 million) and shareholders' equity of approximately €869 million. On the same pro forma basis, our ratio of earnings to fixed charges for the nine months ended September 30, 2002 would have been 1.0x. You should read the discussions under the headings "Capitalization" and "Unaudited Pro Forma Financial Statements" for further information about our substantial indebtedness.

            Our substantial debt could have important consequences to you. For example, it could:

  •
  make it more difficult for us to satisfy our obligations with respect to the senior notes, the subordinated notes and our obligations under the senior credit facility;

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, which would reduce the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes;

  •
  limit our flexibility in planning for, or reacting to, changes in the manufacture, production, distribution or marketing of our products, customer demand, competitive pressures, and the industries we serve;

  •
  place us at a competitive disadvantage compared to any of our competitors that are less leveraged than we are;

  •
  increase our vulnerability to both general and industry-specific adverse economic conditions; and

  •
  limit our ability to borrow additional funds.

            We are able to incur substantial additional debt in the future under the senior notes indentures and the subordinated notes indentures. The addition of further debt to our current debt levels could intensify the leverage-related risks that we now face. The senior notes indentures also permit us to incur additional debt which may be senior to the senior notes and the guarantees and which may be secured. The subordinated notes indentures also permit us to incur additional debt which may be senior to the subordinated notes and which may be secured.

            In addition, the senior notes indentures and the subordinated notes indentures and the senior credit facility contain financial and other restrictive covenants that limit our ability to engage in activities that may be in our long term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts.

Our ability to make payments on the notes and refinance existing indebtedness depends on our ability to generate sufficient cash in the future.

            Our ability to make payments on and to refinance our indebtedness, including the senior notes and the subordinated notes, and to fund planned capital and development expenditures or opportunities that may arise, such as acquisitions of other businesses, will depend on our ability to generate sufficient cash in the future. This, to some extent, is subject to general economic, financial, competitive and other factors that are beyond our control.

            We cannot assure you that our business will generate sufficient cash flows from operations or that future borrowing will be available to us under our senior credit facility in an amount sufficient to enable us to pay our debt, including the senior notes and the subordinated notes, or to fund our other liquidity needs. If our future cash flows from operations and other capital resources are insufficient to pay our obligations as they mature or to fund our liquidity needs, we may be forced to reduce or delay our business activities and capital expenditures, sell assets, obtain additional debt or equity capital or restructure or refinance all or a portion of our debt, including the senior notes and the subordinated notes. We cannot assure you that we would be able to accomplish any of these alternatives on a timely basis or on satisfactory terms, if at all. In addition, the terms of our existing and future indebtedness, including the senior notes, the senior credit facility and the subordinated notes, may limit our ability to pursue any of these alternatives.

We are dependent on payments from our subsidiaries to fund payments to you on the notes, and our subsidiaries might not be able to make dividends or other payments to us in some circumstances.

            Issuer and guarantor are holding companies and do not directly conduct any business operations. Consequently, issuer and guarantor will be dependent on dividends and other payments from JSG and its subsidiaries to make payments on the notes and, if required, the guarantees of the senior notes. You will not have any direct claim on the cash flows or assets of our subsidiaries, and our operating subsidiaries have no obligation, contingent or otherwise, to pay amounts due under the notes or the guarantees of the senior notes or to make funds available to issuer or guarantor for these payments.

            The ability of our subsidiaries to make dividends and other payments to issuer will depend on their cash flows and earnings which, in turn, will be affected by all of the factors discussed in these "Risk Factors." In addition, under Irish corporate law, our Irish subsidiaries may not pay dividends in excess of their distributable reserves—in general, the accumulated earnings of the relevant subsidiary. Furthermore, the senior credit facility prohibits guarantor and its subsidiaries from paying dividends and other distributions to issuer if, among other reasons, an event of default has occurred under the senior credit facility, and the priority agreement prohibits payments under the intercompany loan to issuer if, among other reasons, guarantor is in breach of its obligations to make payments on certain senior debt of guarantor and its subsidiaries (including debt under the senior credit facility) or during certain payment blockage periods. Although the senior notes indentures and the subordinated notes indentures limit the ability of our subsidiaries to enter into future consensual restrictions on their ability to pay dividends and make other payments to issuer, there are significant qualifications and exceptions to these limitations. These qualifications and exceptions include, among others and subject in each case to certain qualifications, (i) the entry into credit agreements not to exceed €2.525 billion, (ii) the incurrence of certain refinancing indebtedness, (iii) the incurrence of indebtedness to finance the purchase price or cost of construction or improvement of property, plan or equipment used in the business of issuer and its subsidiaries, including JSG, (iv) the incurrence of intercompany indebtedness, and (v) additional indebtedness in an aggregate principal amount not to exceed €150.0 million. Consequently, the amounts that we receive from our subsidiaries may not be sufficient to enable us to service issuer's obligations under the notes.

Your rights to receive payments under the senior notes and the guarantees of the senior notes are subordinated to all liabilities of JSG and its subsidiaries. Further, the guarantees of the senior notes by guarantor are subordinated to all of guarantor's existing indebtedness and possibly all of its future borrowing, and such guarantees are subject to certain standstill terms and can be released in certain circumstances.

            Generally, claims of creditors of a subsidiary, including trade creditors, will have priority with respect to the assets and earnings of the subsidiary over the claims of creditors of its parent company. The senior notes and the guarantees of the senior notes, therefore, will be structurally subordinated to the creditors of guarantor's operating subsidiaries.

            As of September 30, 2002, on a pro forma basis after giving effect to the transactions and the offering of additional senior notes, subsidiaries of guarantor would have had €1,719 million of outstanding indebtedness and trade payables, all of which would have ranked structurally senior to the senior notes and the guarantees of the senior notes.

            Guarantor's guarantees of the senior notes rank behind all of guarantor's existing senior indebtedness and all of its future senior borrowing, except any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the guarantees. As a result, upon any distribution to guarantor's creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to guarantor or its property, the holders of guarantor's senior debt will be entitled to be paid in full in cash before any payment is made with respect to the guarantees of the senior notes.

            The terms of the guarantees of the senior notes provide that, for so long as any amount due under the senior credit facility is outstanding, payment under such guarantees will not become due and holders of the senior notes will not be permitted to make any demand or otherwise take any action against guarantor until the earlier of (i) a payment default under the senior notes has occurred and is continuing and a period of not less than 179 days has elapsed, (ii) the debt under the senior credit facility has been accelerated because of an event of default thereunder or (iii) an insolvency event in respect of guarantor has occurred.

            The guarantees of the senior notes will be released automatically in the event that (i) certain actions are taken to sell shares of guarantor pledged as security in connection with the senior credit facility in enforcing such security, (ii) after an event of default under the senior credit facility, the representative of the lenders thereunder requests the sale of guarantor's shares or (iii) a successor company enters into a replacement guarantee of the senior notes.

Your right to receive payments on the subordinated notes will be subordinated to all existing and future senior indebtedness of issuer and will be structurally subordinated to all liabilities of guarantor and its subsidiaries.

            The subordinated notes rank junior to all of issuer's existing indebtedness, including the senior notes, and will rank junior to its future borrowings, except any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the subordinated notes. In addition, claims of creditors of issuer's subsidiaries, including trade creditors, will have priority with respect to the assets and earnings of the subsidiaries over the claims of creditors of its parent company. The subordinated notes, therefore, will be structurally subordinated to the creditors of issuer's subsidiaries.

            In the event of a decline in the financial performance or condition of the consolidated group or the industry, the bond ratings by the ratings agencies of the subordinated notes may deteriorate more rapidly than that of the senior notes and other indebtedness of issuer that ranks senior to the subordinated notes. Consequently, the recovery prospects for the holders of the subordinated notes likely will be severely limited compared to those of the holders of the senior notes and other indebtedness of issuer that ranks senior to the subordinated notes.

            As of September 30, 2002, on a pro forma basis after giving effect to the transactions and the offering of additional senior notes, issuer would have had approximately €1,111 million of senior indebtedness and subsidiaries of issuer would have had approximately €1,719 million of indebtedness and trade payables outstanding, all of which would have ranked structurally senior to the subordinated notes.

The subordinated notes were issued with original issue discount, which may produce tax and bankruptcy consequences adverse to holders.

            The subordinated notes are considered to be issued at a discount from their principal amount due at maturity for U.S. federal income tax and certain other purposes. The amount of the discount is equal to the portion of the issue price of the original units allocated to the warrants. Consequently, holders of subordinated notes generally will be required to include amounts in income for U.S. federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Taxation—United States Taxation" for a more detailed discussion of this and other tax consequences that may arise from holding the subordinated notes.

            If bankruptcy proceedings are commenced in the United States by or against issuer under U.S. federal bankruptcy law after the issuance of the subordinated notes, the claim of a holder of subordinated notes with respect to the principal amount at maturity thereof may be limited to an amount equal to the sum of (i) the issue price of the subordinated notes and (ii) that portion of the original issue discount which is not deemed to be "unmatured interest" for purposes of U.S. federal bankruptcy law. Any original issue discount that was not accrued as of any such bankruptcy filing would constitute "unmatured interest."

The intercompany loans are subordinated to all senior indebtedness of guarantor.

            Issuer's only assets and sources of revenue are its indirect ownership of JSG and its rights under the intercompany loan reflecting the advance of proceeds of the original senior notes and subordinated notes from issuer to guarantor and the intercompany loan reflecting the advance of proceeds of the additional senior notes offering from issuer to guarantor, which we refer to collectively as the intercompany loans. The scheduled payments on the intercompany loans are adequate to make, when due, scheduled payments of principal and interest payments on the senior notes and the subordinated notes. However, the intercompany loans are subordinated in right of payment to all other indebtedness of guarantor. The priority agreements prohibit payments under the intercompany loans if guarantor or its subsidiaries breach their payment obligations under certain senior debt (including debt under the senior credit facility), or during certain payment blockage periods. In addition, issuer has agreed not to pursue its rights under the intercompany loans unless (i) a payment default has occurred under the senior notes or the subordinated notes and a period of 179 days has elapsed from the date of notification of the payment default under the senior notes or the subordinated notes, (ii) certain insolvency events have occurred with respect to guarantor or (iii) the senior credit facility has been accelerated pursuant to an event of default thereunder.

            As a consequence of these provisions, guarantor may be prohibited from making payments on the intercompany loans to service payments on the senior notes or the subordinated notes, and issuer may not recover any amount under the intercompany loans in an insolvency of guarantor prior to the payment in full in cash of all senior indebtedness of guarantor. Therefore, issuer may be unable to service its obligations in relation to the senior notes or the subordinated notes. For a more complete summary of the terms of the intercompany loans, please see "Description of Certain Indebtedness—Intercompany Loan and Priority Agreements."

Deutsche Bank Trust Company Americas currently acts as the trustee under the senior notes indentures and the subordinated notes indentures, which may lead to potential conflicts of interest in a distress scenario of issuer and its subsidiaries and potential resignation of Deutsche Bank Trust Company Americas as the trustee under some or all of the series of notes.

            Deutsche Bank Trust Company Americas has been appointed as trustee under the senior notes indentures and the subordinated notes indentures. In the event of decline in the financial condition of the consolidated group and/or the industry and a downgrade of the ratings of the senior notes and the subordinated notes by the ratings agencies, the gap between the bond ratings on the senior notes and the subordinated notes would widen and, therefore, the interests of the holders of the senior notes and the holders of the subordinated notes would differ. In such an event, Deutsche Bank Trust Company Americas may have a potential conflict of interest in serving the interests of the holders of the senior notes and the holders of the subordinated notes and would likely resign as trustee of one of the series of notes.

Insolvency and examinership laws in Ireland could limit your ability to enforce your rights under the notes.

            Each of parent, issuer, guarantor and JSG has its registered office in Ireland. As a result, there is a rebuttable presumption that each has its center of main interests in Ireland and consequently it is likely that any insolvency proceedings applicable to it would be governed by Irish law. Insolvency proceedings governed by Irish law could limit your ability to enforce your rights under the notes.

            Irish insolvency laws generally recognize the priority of secured creditors over unsecured creditors. In addition, in the event of an insolvent winding-up of an Irish company, there are some unsecured claims which are given preference over other unsecured claims (such as claims under the notes). The claims which are given preference include, among others, amounts due to the Irish Revenue Commissioners, amounts due to employees and liabilities incurred by a liquidator or examiner in connection with a winding-up or during an examinership of an Irish company, and are in some cases subject to limits as to time or amount.

            Under Irish insolvency laws, if a company goes into liquidation, a liquidator may apply to the court to have certain transactions unwound if they are deemed fraudulent preferences or have the effect of perpetrating a fraud on the company, its creditors or its shareholders. In addition, Ireland has a court protection procedure, known as "examination," to facilitate the survival of companies in financial difficulties. The procedure, which is similar to the Chapter 11 procedure in the United States, provides ailing companies with a period of protection from their creditors, both secured and unsecured, to facilitate a restructuring of the company. During examination, the rights of creditors are suspended so that no enforcement action or other legal proceedings can be commenced without the approval of the examiner or the relevant Irish court, as the case may be. Furthermore, the subject company cannot make any payment by way of satisfaction or discharge of the whole or a part of any liability incurred by it before the presentation of a petition except in certain strictly defined circumstances.

            An examiner is given power, subject to certain limitations, to take whatever steps are necessary to prevent or rectify the effects of any act, omission, course of conduct, decision or contract in relation to a company which, in the examiner's opinion, is or is likely to be to the detriment of that company, or any interested party. For example, an examiner may repudiate a covenant restricting further borrowing and/or the creation of security where he is of the opinion that the enforcement of the negative pledge would be likely to prejudice the survival of the company as a whole or any part of its undertaking as a going concern.

            If any of our Irish subsidiaries is placed in examinership, we may not be able to enforce our rights to recover any amounts owed by the subsidiary to us, and consequently we may be unable to make payments on the notes. In addition, if issuer is placed in examinership, you may be unable to enforce your rights under the senior notes indentures and the subordinated notes indentures.

Fraudulent conveyance laws may adversely affect the validity and enforceability of the guarantees of the senior notes.

            Guarantor guarantees the payment of the senior notes on a senior subordinated basis.

            Although laws differ among various jurisdictions, in general, under fraudulent conveyance laws, a court could subordinate or void any guarantee if it found that:

  •
  the guarantee was incurred with actual intent to hinder, delay or defraud creditors or shareholders of the company; or

  •
  the guarantor did not receive fair consideration or reasonably equivalent value for the guarantee and the guarantor was any of the following:

  •
  insolvent or was rendered insolvent because of the guarantee;

  •
  engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay at maturity; or

  •
  the guarantee was held not to be in the best interests or for the corporate benefit of the company.

            The measure of insolvency for purposes of fraudulent transfer laws varies depending on the law applied. Generally, however, a guarantor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

            On the basis of historical financial information, recent operating history and other factors, we believe that at the time guarantor issued its guarantees, it was not insolvent, it did not have unreasonably small capital for the business in which it is engaged, and it had not incurred debts beyond its ability to pay such debts as they mature. In addition, the board of directors of guarantor passed a resolution confirming that the entry into the guarantees was in guarantor's best interest and for its corporate benefit. We can give no assurance, however, that a court would agree with our conclusions in this regard.

            If a court voided any guarantee as a result of a fraudulent conveyance, or held it unenforceable for any other reason, you would cease to have any claim in respect of guarantor and would be a creditor solely of issuer.

You may be unable to recover in civil proceedings for U.S securities laws violations.

            For a discussion of the risks that may affect your ability to effect service of process, enforce judgments or bring an action against issuer's or guarantor's directors and officers, because:

  •
  issuer and guarantor are companies organized and existing under the laws of Ireland;

  •
  a majority of their executive officers, and those of its subsidiaries, are non-residents of the United States; and

  •
  substantially all of their assets and those of their executive officers are located outside the United States,

please see the information set forth under the heading "Service of Process and Enforcement of Civil Liabilities."

Restrictions in our existing debt instruments may limit our ability to make payments on the notes or operate our business.

            The senior credit facility, the senior notes indentures and the subordinated notes indentures contain covenants that limit the discretion of our management with respect to certain business matters. For example, these covenants significantly restrict our ability to:

  •
  pay dividends or make certain other payments, investments, loans and guarantees;

  •
  incur additional indebtedness;

  •
  create liens or other encumbrances; and

  •
  sell or otherwise dispose of assets and merge or consolidate with another entity.

            In addition, the senior credit facility requires us to comply with certain financial covenants. You should read the discussions under the headings "Description of Certain Indebtedness—Senior Credit Facility" for further information about these covenants. Events beyond our control can affect our ability to comply with these financial covenants. Our failure to comply with these obligations could cause an event of default under the senior credit facility. If an event of default occurs, our lenders could elect to declare all amounts outstanding and accrued and unpaid interest on the senior credit facility to be immediately due, and the lenders thereafter could foreclose upon the assets securing the senior credit facility. Such an acceleration would also constitute an event of default under the senior notes indentures and the subordinated notes indentures. If an event of default occurs, we cannot assure you that we would have sufficient assets to repay all of our obligations, including the subordinated notes and the senior notes and the related guarantees. We may incur other indebtedness in the future that may contain financial or other covenants more restrictive than those applicable to our new senior credit facility, the senior notes indentures or the subordinated notes indentures.

We may not be able to purchase the notes upon a change of control.

            If a change of control occurs, as defined in the senior notes indentures or the subordinated notes indentures, we will be required to make an offer for cash to repurchase all of the notes at a price equal to 101% of their principal amount plus any accrued and unpaid interest, liquidated damages and additional amounts in respect of taxes, if any. If a change of control occurs, we cannot assure you that we will have sufficient funds to pay the purchase price for any notes. A change of control would also trigger a mandatory prepayment of all amounts due under the senior credit facility. A change of control could trigger mandatory prepayment or an event of default under other indebtedness, including indebtedness that we may incur in the future. If a change of control occurs at a time when we are prohibited from purchasing the notes under other debt agreements, we could seek the consent of our lenders to purchase the notes or could attempt to refinance the borrowing that prohibit our repurchase of the notes. If we do not obtain that consent or repay the borrowing, we would remain prohibited from purchasing the notes. In that case, our failure to repurchase any of the tendered notes would constitute an event of default under the senior notes indentures and the subordinated notes indentures, which would likely cause a default under other indebtedness. In that event, we would be required to repay all senior debt, including debt under the senior credit facility, before we could repurchase the notes. You should read the discussions under the headings "Description of Certain Indebtedness—Senior Credit Facility," "Description of the Senior Notes—Events of Default and Remedies," "Description of the Subordinated Notes—Events of Default and Remedies," "Description of the Senior

Notes—Repurchase at the Option of Holders—Change of Control" and "Description of the Subordinated Notes—Repurchase at the Option of Holders—Change of Control" for further information about these restrictions.

Increases in market interest rates will increase our debt service obligations.

            A portion of our debt, including all of the debt we incur under the senior credit facility, bears interest at variable rates. An increase in the interest rates on our debt will reduce our funds available to repay the notes and our other debt and to finance our operations and future business opportunities and, as a result, will intensify the consequences of our leveraged capital structure. The senior credit facility requires that we hedge at least 50% of the floating rate interest cost on our financial indebtedness. As of September 30, 2002, on a pro forma basis giving effect to the completion of the transactions, €1,666 million of our total outstanding debt of €3,446 million bore interest at variable rates.

We may be required to withhold or deduct Irish taxes on interest payments or redeem the notes if we fail to list the notes on a recognized exchange before such interest payments are due.

            Our interest payments to you under the senior notes and the subordinated notes may be subject to Irish withholding tax unless, among other requirements, the notes are then listed on a recognized stock exchange. We currently intend to list the notes on the Luxembourg Stock Exchange. We cannot assure you, however, that a Luxembourg Stock Exchange listing will be obtained. Therefore, if we fail to list the notes on the Luxembourg Stock Exchange or any other recognized exchange, we may be required to pay additional amounts in order to ensure that the amounts received by you will be the same as though no deductions or withholding had been made. See "Description of the Senior Notes—Withholding Taxes" and "Description of the Subordinated Notes—Withholding Taxes."

Risks Relating to Our Business

We are exposed to changes in market conditions for our products, the cyclicality of the packaging industry and the resulting threat of overcapacity.

            The principal factor affecting the demand for our products, both globally and regionally, is the general level of economic growth and activity. Since the markets for paper-based packaging products in the developed world are generally mature, there is a close correlation between economic growth and demand for packaging products such as corrugated containers and their component materials, including containerboard. Accordingly, the demand for our products is adversely affected by an economic slowdown, particularly if such a slowdown affects the global economy rather than any one region. This occurred in 2000, 2001 and 2002.

            In addition, our operating results reflect the packaging industry's general cyclical pattern. This cyclicality arises, in part, from the capital intensity of facilities such as paper mills, which generally results in continued production as long as prices are sufficient to cover marginal costs, the long lead time between the planning and completion of a new mill, the commodity-like nature of a majority of our products and substantial price competition. Consequently, the industry has from time to time experienced intermittent periods of substantial overcapacity. For example, a new testliner mill currently being constructed in Germany may result in some regional overcapacity when it begins operations. Periods of overcapacity combined with weak demand causes the industry to take downtime periodically to reduce inventory levels. In a period of weak corrugated container demand in Europe during the second half of 2001, our European containerboard mills took 200,000 metric tons of downtime, representing 8% of our annual capacity. We continue to take downtime, as necessary, to manage our inventories. In the event we take downtime at our mills but our competitors continue production at high levels, our sales volumes would be adversely affected without any significant offsetting benefit of improved prices in the market. Further, these adverse effects would be exacerbated in the event U.S. producers continue production and increase their level of containerboard exports to Europe.

Our industry is highly competitive and price fluctuations could diminish our sales volumes and revenues.

            The paperboard and paper-based packaging products industries are highly competitive, and no single company is dominant. Our competitors include large, vertically integrated paperboard and packaging products companies and numerous smaller companies. The industries in which we compete are particularly sensitive to price fluctuations as well as other factors, including innovation, design, quality and service, with varying emphasis on these factors depending on the product line. To the extent that one or more of our competitors becomes more successful with respect to any key competitive factor, our ability to attract and retain customers could be materially adversely affected, which could diminish our sales volumes and revenues.

Price fluctuations in raw materials and energy costs could adversely affect our ability to obtain the materials needed to manufacture our products and could adversely affect our manufacturing costs.

            Wood fiber purchased from third parties and recycled wastepaper, particularly old corrugated containers or OCC, the principal raw materials used in the manufacture of our products, are purchased in highly competitive, price sensitive markets. These raw materials have historically exhibited price and demand cyclicality and extreme volatility. For example, U.S. OCC prices moved from a low of approximately $20 per ton in late 1998 to a peak of approximately $120 per ton in mid-2000 prior to declining to approximately $40 per ton later in the year. Prices remained relatively stable in 2001 and early 2002 but rose sharply in the second quarter to reach approximately $150 per ton in July. The pattern in Europe has been similar with a marginal decline in pricing during 2001 and a strong increase from the end of the first quarter of 2002. In particular, the supply and price of such fiber depends on a variety of factors over which we have no control, including environmental and conservation regulations, natural disasters and weather. A decrease in the supply of such fiber has caused, and likely will continue to cause, higher fiber costs. In addition, the increase in demand for products manufactured, in whole or in part, from OCC has caused an occasional tightness in the supply of OCC. It may also cause a significant increase in the cost of such fiber used in the manufacture of recycled containerboard and related products. Recycled wastepaper supplies, primarily OCC, decreased during the second quarter of 2002, resulting in a price increase of approximately $60 to $80 per ton during such period. The strong OCC price increase which began at the end of the first quarter of 2002 adversely affected the profitability of our mills, prompting an increase in the paper prices charged by our mills. Although such price increases were implemented in the third quarter of 2002, they were insufficient to cover the OCC price increases. With OCC prices declining in the third quarter of 2002, further paper price increases were not implemented. Such costs are likely to continue to fluctuate based upon demand and supply characteristics.

            The cost of producing our products is also sensitive to the price of energy. Energy prices, in particular oil and natural gas, have experienced significant volatility in recent years, with a corresponding effect on our production costs. In January 2001, natural gas prices reached a high of nearly $10.00 per million British thermal units, or mmBtu, compared to a historical 10-year average of $2.61 per mmBtu. Although natural gas prices normalized in the second half of 2001, energy prices may not remain at current rates and may rise to higher levels, in which case our production costs, competitive position and results of operations could be adversely affected thereby.

Our ability to improve our cash flow and profitability depends on a number of factors, including the successful implementation of our business strategy.

            Our business strategy is to deleverage rapidly and strengthen our position as one of the world's leading providers of containerboard, corrugated containers and other paper-based packaging products by implementing initiatives aimed at achieving cost savings and generating profitable growth. In order to realize the expected cost savings, we must successfully reduce debt and our overhead costs, improve our procurement process, realize certain operating efficiencies and rationalize our manufacturing capacity. We expect to incur up to approximately €10 million over the next 18 months of one-time restructuring charges and expenses to achieve the expected cost-savings. Our ability to generate growth will depend on our successful promotion of our products, our ability to develop new innovations and, ultimately, customer demand for and acceptance of our products. The success of our efforts to implement our strategy and accomplish these goals could be affected by a number of factors beyond our control, such as operating difficulties, increased operating costs, personnel turnover, competitors and customers, delays in implementing initiatives and general economic or industry conditions. In addition, implementing our strategy will require significant management resources and may divert or strain our management's ability to focus on other company objectives. We cannot assure you that we will be successful in achieving cost savings, generating growth or in increasing our cash flows or profitability. If we are unsuccessful in implementing our business strategy and achieving cost savings, we may be unable to fulfill our obligations under the notes.

We are exposed to currency rate fluctuations.

            With the introduction of the euro in 12 of the present 15 European Union Member States, our exposure to exchange rate fluctuation arises mainly in relation to the U.S. dollar, the Canadian dollar, sterling and the Swedish krona. With our interests in the United States and the use of the U.S. dollar as the functional currency of our Latin American operations, the U.S. dollar is the most important foreign currency in which we conduct our business.

            Fluctuations in the value of the U.S. dollar have a significant effect on our operations and on our reported results in euro. A weaker U.S. dollar will decrease and, conversely, a stronger U.S. dollar will increase, the euro figures reported in our consolidated financial statements with respect to our U.S. and Latin American operations. For example, borrowing in foreign currencies increased by €54 million during the year ended December 31, 2001, principally as a result of the relative weakness of the euro, which declined over 5% during the year relative to the value of the U.S. dollar. In addition, the relative strength of the U.S. dollar is important for the European industry because U.S. containerboard prices tend to influence the world market. Movements in the U.S. dollar exchange rate may also have an effect on trading since a strong U.S. dollar tends to make American exports less competitive.

We are subject to numerous environmental laws and regulations.

            We are subject to a wide range of environmental, health and safety laws and regulations in all the jurisdictions where we operate. These requirements are complex, constantly changing and have tended to become more stringent over time. In particular, we will be affected by the European Union's Integrated Pollution Prevention and Control, or IPPC, program, which will require most of our European mills to obtain IPPC permits and undertake additional pollution control measures by 2007. Additionally, in the course of the next several years, site condition reports that establish the baseline condition of the underlying soil and groundwater will need to be prepared for each of our European mill sites in order to obtain the requisite IPPC permits. If the resulting soil and groundwater investigations result in the discovery of significant contamination, we may be forced to incur significant containment and clean-up expenses. Because these investigations have not yet been conducted, we are unable to accurately predict the costs necessary to remedy any contamination. In the event we incur unforeseen significant containment and clean-up expenses relating to these investigations, our operating results could be adversely affected. See "Business—Environmental Issues" for a more complete discussion of the environmental regulatory regimes applicable to our operations.

            We may be adversely affected by the Kyoto Protocol, by which most industrialized nations agreed to reduce their emissions of carbon dioxide and other "greenhouse gasses." Although the Kyoto

Protocol has not yet become binding, European Union regulatory actions aiming to achieve the Kyoto Protocol's reduction targets may require us to increase the energy efficiency of our operations, which could particularly affect certain of our older European mills.

            We cannot assure you that we have been or will be at all times in complete compliance with these or other environmental health and safety requirements or that we will not incur material costs or liabilities in connection with such requirements in the future. We can similarly provide no assurance that we will not experience an accident or otherwise become liable for contamination that may have occurred in the past (including such liability to buyers of properties or businesses that we have sold). Additionally, if environmental, health and safety laws and regulations change, or new information comes to our attention regarding our compliance with such laws and regulations, we may have to make additional expenditures or incur liabilities beyond what is currently anticipated, and such expenditures and liabilities could adversely affect our operating results and financial condition.

We are exposed to the risk of product substitution.

            Our main product, corrugated containers, competes with other forms of packaging, principally reusable plastic containers. Within Europe, this competition has been felt mainly in the container market for fruit, vegetable, meat, poultry and dairy produce, collectively referred to as the short shelf-life sector. This sector is estimated to account for approximately 14% of the European corrugated market. Any significant substitution away from paper-based packaging products will adversely affect our profitability. Although we believe the substitution of reusable plastic containers in the short shelf-life sector has now reached its limit, we can provide no assurance that further substitution will not occur in this sector or in other sectors, nor can we provide any assurance that future packaging developments and trends will not drive further substitution.

The loss of key personnel could have a material adverse effect on our business, financial condition and results of operations.

            Our ability to effectively sell existing products, develop and introduce new products, and integrate certain acquired businesses will depend on the efforts and abilities of our executive officers and key employees. Our operations could be adversely affected if, for any reason, a number of these officers or key employees did not remain with us.

Terrorist attacks, war or other civil disturbances could lead to further economic instability and could have a material adverse effect on our business, financial condition and results of operations.

            The current global economic and political climate is one of uncertainty. Recent acts of terrorism throughout the world, the threat of additional terrorist attacks and the fear of a prolonged global conflict have exacerbated volatility in the financial markets and caused consumer, corporate and financial confidence to weaken, increasing the risk of a "self-reinforcing" economic downturn. Since September 11, 2001, many companies have experienced difficulties in achieving their revenue goals and have cancelled or delayed investments, expansions and recruitment. This and other economic and political uncertainty, such as the insolvency of several major global companies, the present situations in Iraq, North Korea, Argentina and Venezuela, also increase the difficulty of modeling market conditions, reducing the accuracy and reliability of management's internal forecasts. This downturn may have an adverse effect on some of our customers and may lead to a decline in demand for our products. If this were to occur, it could have a material adverse effect on our business, financial condition or results of operations.

The costs and difficulties of acquiring and integrating complementary businesses and technologies could impede our future growth and adversely affect our competitiveness.

            As part of our growth strategy, we intend to consider acquiring complementary businesses. Currently we do not have any commitments or agreements relating to any material acquisitions. Future acquisitions could result in the incurrence of debt and contingent liabilities, which could have a material adverse effect upon our business, financial condition and results of operations. Risks we could face with respect to acquisitions include:

  •
  greater than expected costs and management time and effort involved in identifying, completing and integrating acquisitions;

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  potential disruption of our ongoing business and difficulty in maintaining our standards, controls, information systems and procedures;

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  the inability to successfully integrate the services, products and personnel of any acquisition into our operations;

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  a need to incur debt, which may reduce our cash available for operations and other uses due to increased debt service obligations; and

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  realizing little, if any, return on our investment.

The controlling shareholders of our company may have interests in conflict with the interests of our noteholders.

            Madison Dearborn owns a majority of the outstanding ordinary shares of parent. In addition, under the terms of management participation agreements, all of the management shareholders elected those individuals designated by Madison Dearborn to serve on the board of directors of parent and issuer and Madison Dearborn appointed a majority of the directors. As a result, Madison Dearborn has the ability to control the policies and operations of our company. Circumstances may occur in which the interests of Madison Dearborn, as the principal shareholder of our company, could be in conflict with your interests as a holder of our notes. In addition, our equity investors may have an interest in pursuing acquisitions, divestitures and other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to you as a holder of our notes.

We are engaged in a number of active litigation matters, the outcome of which could have a material adverse effect on our financial condition and results of operations.

            In addition to litigation arising in the ordinary course of business, we are involved in certain civil and criminal proceedings in Spain arising out of a past acquisition. In November 1988, a subsidiary of JSG acquired Industrial Cartonera, S.A., or ICSA, a Spanish incorporated company, from a subsidiary of Torras Hostench S.A., or Torras. In early 1989, JSG acquired a 35% interest in another Spanish company called Industrias del Papel y de la Celulosa, S.A., or INPACSA, a former parent of ICSA. A number of individuals associated with Torras were charged by the public prosecutor in Madrid with diverting, for their own use, a substantial part of the purchase consideration paid by JSG for ICSA. The public prosecutor, on behalf of the minority shareholders of INPACSA, also claimed that certain transactions, including the transfer of ICSA by INPACSA which took place prior to JSG's acquisition of ICSA, caused damage to the minority shareholders of INPACSA. In 1998, the public prosecutor also charged JSG's Chairman, Dr. Michael W.J. Smurfit, as the representative of JSG, in these proceedings with respect to the alleged damage to the minority shareholders of INPACSA and Torras. A JSG subsidiary is also one of a number of parties against whom secondary civil liability has been claimed. JSG and Smurfit International B.V. have each indemnified Dr. Smurfit against loss or liability due to such proceedings. Bonds have been posted with the Spanish court in the amount of €47 million, which equals the amount of alleged damages, excluding interest. The maximum estimated current total exposure relating to the liabilities, including interest through September 30, 2002, is approximately €116 million, for which no reserve has been taken and which amount will accrue interest until payment of any final judgment. Trial is expected to begin in Madrid sometime in 2003, and we are defending these actions vigorously and believe there is no basis for the involvement of the Chairman or any JSG subsidiary in these proceedings. We cannot assure you, however, that the consequences of any adverse findings, if any, will not have a material adverse effect on our financial position or results of operations.

            We are also the subject of litigation in the Dominican Republic arising from our acquisition in 1996 of a controlling interest in a small local corrugator owned by Industria Cartonera Dominicana. The lawsuits, alleging damages in excess of $300 million, are brought by a local competitor who is claiming loss of potential profits, as a consequence of our entry to the market. He is also alleging breach of contract. We believe these lawsuits are without merit and are defending them vigorously.

            We have learned that Smurfit Communications, a publishing business owned by one of our subsidiaries, has, for a considerable period, overstated the circulation of some of its publications. It is not possible to quantify the exposure to advertisers in the publications, with whom negotiations are being conducted. It is hoped that compensation offered in the form of credits for future advertising, calculated by reference to advertising expenditure in recent years, will be accepted by customers. No legal proceedings have been instituted against Smurfit Communications by any advertiser in respect of the overstatements.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

            This prospectus includes forward-looking statements. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms "believes," "estimates," "anticipates," "expects," "intends," "may," "will" or "should" or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth strategies and the industry in which we operate.

            By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from those made in, or suggested by, the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods. Important factors that could cause those differences include, but are not limited to:

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  our substantial leverage and our ability to meet our debt service obligations;

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  our ability to generate growth or profitable growth;

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  the availability and price of raw materials;

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  our ability to integrate our operations and acquisitions successfully, including our proposed acquisition of certain European assets of SSCC;

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  our exposure to currency or interest rate fluctuations;

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  our ability to implement our business strategy successfully;

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  our ability to comply with existing or newly implemented environmental regimes in the countries in which we operate;

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  our liability for violations, known or unknown, under environmental laws;

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  increased competition from other companies in our industry and our ability to retain or increase our market shares;

  •
  our ability to maximize operating and organizational efficiencies; and

  •
  general local and global economic conditions.

            We urge you to read the sections of this prospectus entitled "Risk Factors" and "Business" for a more complete discussion of the factors that could affect our future performance and the industry in which we operate. In light of these risks, uncertainties and assumptions, the forward-looking events described in this prospectus may not occur.

            We undertake no obligation to publicly update or publicly revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements referred to above and contained elsewhere in this prospectus.

PRESENTATION OF OUR FINANCIAL INFORMATION

            Unless otherwise indicated, financial information in this prospectus has been prepared in accordance with generally accepted accounting principles in Ireland, or Irish GAAP. Irish GAAP differs in certain significant respects from generally accepted accounting principles in the United States, or U.S. GAAP. For a discussion of the most significant differences between Irish GAAP and U.S. GAAP as they apply to JSG, see note 37 to JSG's historical audited consolidated financial statements included elsewhere in this prospectus.

            The information for each of the financial years ended December 31, 1999, 2000 and 2001 is extracted without material adjustment from the published Consolidated Financial Statements of JSG, which have been audited by Ernst & Young. These do not constitute full accounts as defined by the Companies (Amendment) Act 1986; however, full statutory accounts for each of the three years in the period ended December 31, 2001, which have received unqualified audit reports, have been filed with the Irish Registrar of Companies.

EXCHANGE RATE INFORMATION

            In this prospectus: (1) IR£ or Irish punt refers to the former currency of Ireland; (2) € or euro refers to the single currency of the participating Member States in the Third Stage of European Economic and Monetary Union of the Treaty Establishing the European Community, as amended from time to time; (3) $ or U.S. dollars refers to the lawful currency of the United States of America; and (4) £ or sterling refers to the lawful currency of the United Kingdom.

            Ireland is a participant in the European Monetary Union. In accordance with the Maastricht Treaty, the euro was launched as the single European currency on January 1, 1999. Upon the launch of the euro, the exchange rate for the Irish punt was irrevocably fixed at IR£0.787564 = €1.00, and on January 1, 2002, the Irish punt was replaced by the euro. The following table shows for the period from January 1, 1999 through December 31, 2002, the period-end average, high and low Noon Buying Rate in the City of New York for cable transfers of euro as certified for customs purposes by the Federal Reserve Bank of New York expressed as U.S. dollars per €1.00, which we refer to as the Noon Buying Rate.

	U.S. Dollar/Euro Exchange Rates
	At and for the Year Ended December 31,
					At and for the Nine Months Ended September 30, 2002
	1999	2000	2001	2002
Exchange rate at end of period	1.0070	0.9388	0.8822	1.0485	0.9879
Average exchange rate during period(1)	1.0588	0.9207	0.8909	0.9495	0.9294
Highest exchange rate during period	1.1812	1.0335	0.9535	1.0485	1.0156
Lowest exchange rate during period	1.0016	0.8270	0.8370	0.8594	0.8594

(1)
The average of the Noon Buying Rates on the last business day of each month during the applicable period.

	At and for the Months Ended 2002
	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
Exchange rate at end of period	0.86	0.87	0.87	0.90	0.93	0.99	0.98	0.98	0.98	0.99	0.99	1.05
Average exchange rate during period	0.88	0.87	0.88	0.89	0.92	0.96	0.99	0.98	0.98	0.98	1.00	1.02
Highest exchange rate during period	0.90	0.88	0.88	0.90	0.94	0.99	1.02	0.99	1.00	0.99	1.01	1.05
Lowest exchange rate during period	0.86	0.86	0.87	0.88	0.90	0.94	0.97	0.96	0.97	0.97	0.99	0.99

            On March 3, 2003, the Noon Buying Rate was €1.00=$1.0835.

            Our inclusion of these exchange rates is not meant to suggest that the euro amounts actually represent such U.S. dollar amounts or that such amounts could have been converted into U.S. dollars at such rate or any other rate. In connection with the preparation of the group profit and loss accounts and the group cash flow statement, management uses average monthly exchange rates. In connection with the preparation of the group balance sheet, management uses the closing exchange rate at the date of such balance sheet. For a discussion of the impact of the exchange fluctuations on our financial condition and results of operations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview."

MARKET, RANKING AND OTHER DATA

            The data included in this prospectus regarding markets and ranking, including the size of certain markets and JSG's position and the position of JSG's competitors within these markets, are based on independent industry publications, reports from government agencies or other published industry sources and estimates based on JSG management's knowledge and experience in the markets in which it operates. The estimates have been based on information obtained from JSG's customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which it operates. We believe these estimates to be accurate as of the date of this prospectus. However, this information may prove to be inaccurate because of the method by which some of the data were obtained or because this information cannot always be verified with complete certainty due to the limits on availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in a survey of market size. All references to market positions of JSG set forth herein are based on a comparison of volumes sold.

            In connection with its due diligence evaluation of JSG, Madison Dearborn commissioned Jaakko Pöyry, a leading paper and packaging sector consultant, to prepare a report for its benefit. The report contains, among other things, an analysis of the containerboard, corrugated container and other paper-based packaging industries and JSG's competitiveness in those industries. Some of the data in that report have been included in this prospectus.

THE TRANSACTIONS

The JSG Acquisition

            On July 5, 2002, MDCP Acquisitions I, a company newly formed by Madison Dearborn Partners, L.L.C. and its affiliates, which we refer to as Madison Dearborn, commenced a public tender offer for all of the issued and to be issued share capital of Jefferson Smurfit Group Limited (formerly Jefferson Smurfit Group plc) and its consolidated subsidiaries, which we refer to as JSG. On September 3, 2002, MDCP Acquisitions I declared the offer unconditional in all respects after receiving valid acceptances in respect of approximately 91.4% of JSG's outstanding shares and, in connection therewith, began the compulsory share acquisition. MDCP Acquisitions I completed the compulsory share acquisition on October 7, 2002. On November 18, 2002, JSG converted to a private limited company.

            At the time the offer was declared unconditional, JSG completed the spin-off and distributed to its shareholders by way of a share capital reduction its 29.3% interest in Smurfit-Stone Container Corporation. In connection with the acquisition, certain non-operating assets and non-core operating assets of JSG were or will be transferred to the Newcos in exchange for one or more intercompany notes. The Newcos borrowed €125 million under a bank credit facility, which is completely non-recourse to issuer. The Newcos then loaned the proceeds to MDCP Acquisitions Limited, which we refer to as parent, and parent used them to make a capital contribution to MDP Acquisitions plc, which we refer to as issuer. Parent is an entity controlled by Madison Dearborn. For more information, see "Description of Certain Indebtedness—Non-Recourse Newco Credit Facility."

            The funding required to purchase all of the outstanding equity interests of JSG, to refinance certain existing indebtedness of JSG and to pay related fees and expenses of the transactions was approximately €3,510 million. These cash costs were financed by the following transactions:

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  the equity contribution of approximately €857 million in cash. The equity contribution was comprised of the following:

  •
  the purchase by Madison Dearborn co-investors, certain other co-investors, including DBCP Europe GP (Jersey) Limited, JP Morgan Partners co-investors and Merrill Lynch Private Equity Partners co-investors, and certain members of management, including Dr. Michael W.J. Smurfit, Gary W. McGann,

  Anthony P.J. Smurfit and Ian J. Curley, of ordinary shares of parent of approximately €70 million in cash,

  •
  capital contributions to parent by Madison Dearborn co-investors and certain other co-investors, including DBCP Europe GP (Jersey) Limited, JP Morgan Partners co-investors and Merrill Lynch Private Equity Partners co-investors, of approximately €662 million in cash, and

  •
  a capital contribution by parent of €125 million in cash, which funds were provided by the Newcos in the form of an intercompany loan;

  •
  proceeds from the issuance and sale of the units (comprised of the subordinated notes and the warrants);

  •
  proceeds from the issuance and sale of the original senior notes; and

  •
  borrowing by MDCP Acquisitions I under its senior credit facility.

            The proceeds of the senior notes offering and proceeds from the sale of the units were provided to MDCP Acquisitions I by issuer by way of an intercompany loan. This intercompany loan is subordinated to all existing future indebtedness of MDCP Acquisitions I under its senior credit facility and is subject to restrictions on enforcement. MDCP Acquisitions I also received gross proceeds of the equity contributions to us. These amounts were used by MDCP Acquisitions I to fund the purchase of the outstanding equity interests of JSG, refinance certain existing indebtedness of JSG and pay related fees and expenses of the transactions.

            In addition, we have outstanding approximately €637 million of existing indebtedness of JSG, which is comprised of amounts outstanding under its 6.75% notes due 2005 and 7.50% debentures due 2025 (after adjusting such amounts for related hedging obligations), certain local bank borrowing, capital lease obligations, Latin America funded debt and bank overdrafts.

Asset Swap Transaction

            On February 20, 2003, certain subsidiaries of JSG executed exchange and sale agreements with certain subsidiaries of SSCC pursuant to which JSG agreed to purchase substantially all of the assets that currently comprise SSCC's European operations for JSG's 50% ownership interest in Smurfit MBI Canada and a cash payment of approximately €185 million. The closing of this transaction is subject to certain conditions, including the accuracy of the parties' respective representations and warranties on the closing date, obtaining required consents and approvals and repayment of indebtedness of Smurfit Canada Holdings Limited. The closing of this transaction is currently expected to occur in the first quarter of 2003. On February 14, 2003, we sold an additional $205 million in aggregate principal amount of our 9 5/8% senior notes due 2012 to fund the cash consideration for this transaction. The net proceeds of this offering were placed in a segregated account with Deutsche Bank AG London pending the completion of this transaction.

            In connection with the SSCC Asset Swap, we will acquire three paper mills (located in Hoya and Viersen, Germany and Cordoba, Spain), 21 corrugated container plants (11 located in Germany, three in Spain, four in Belgium, two in The Netherlands and one in France) and five reclamation plants located in Germany. The primary products produced in these facilities include corrugated containers, containerboard and coated recycled boxboard. Production for these mills and sales volumes for the corrugated container facilities for 1999, 2000 and 2001 were:

	1999	2000	2001
Tons produced (in thousands):
Containerboard	380	405	411
Coated boxboard	79	85	78
Corrugated containers sold (in billion sq. ft.)	11.6	12.1	12.3

Corporate Structure

            MDCP Acquisitions I, an Irish unlimited public company, is a subsidiary of issuer, an Irish public limited company, which in turn is a subsidiary of parent, an Irish limited company. Each of parent, issuer and guarantor are newly incorporated under the laws of Ireland and were set up specifically for the purpose of effecting the transactions. Since their incorporation, none of these entities has engaged in any business except in connection with the transactions. Parent converted from an Irish public limited company into an Irish limited company on September 19, 2002.

            The following chart illustrates our corporate structure and principal indebtedness after giving effect to the completion of acquisition of JSG and the February 2003 offering of additional senior notes as at September 30, 2002.

(a)
Guarantors under the senior credit facility. Parent and issuer also have provided a first priority security interest over all their tangible and intangible assets (other than the intercompany loan) to the lenders under the senior credit facility.
(b)
Borrowers under the senior credit facility.
(c)
In addition to our holding companies, certain of our operating subsidiaries are guarantors of the senior credit facility. See "Description of Certain Indebtedness—Senior Credit Facility."
(d)
Intercompany loan is equal to principal amount of senior notes and subordinated notes. Amounts due to issuer under this intercompany loan are subordinated to all existing and future indebtedness of guarantor under the senior credit facility pursuant to a priority agreement governing the rights of guarantor's creditors. The intercompany loan is subject to payment blockages and to restrictions on enforcement. For more information, see "Description of Certain Indebtedness—Intercompany Loan and Priority Agreement."
(e)
We had approximately €410 million of additional availability under our revolving credit facility and approximately €606 million of additional borrowing availability under our term loans as of September 30, 2002. See "Description of Certain Indebtedness—Senior Credit Facility."
(f)
As part of the acquisition of JSG, certain shareholders were able to elect to receive some or all of their consideration in the form of a loan note. See "Description of Certain Indebtedness—Loan Notes."
(g)
Includes indebtedness under our 6.75% notes due 2005, 7.50% debentures due 2025, certain local bank borrowing, capital lease obligations, Latin America funded debt and bank overdrafts. See "Description of Certain Indebtedness—Description of Existing 6.75% Notes and 7.50% Debentures" and "Unaudited Pro Forma Financial Statements."
(h)
The guarantees are subordinated to all senior indebtedness of guarantor, including all amounts borrowed under the senior credit facility, and are not due unless certain conditions have been satisfied. See "Description of the Senior Notes."

Accounting Policies

            JSG has prepared its historical financial statements in accordance with Irish GAAP, which differs in certain respects from U.S. GAAP. In particular, certain key line items in its historical balance sheets, profit and loss statements and cash flow statements would be different under U.S. GAAP than under Irish GAAP. For example, treatment of goodwill, deferred taxation and pension costs under Irish GAAP differ significantly from U.S. GAAP. JSG has historically provided, and we will continue to provide, a description of the principal differences between Irish GAAP and U.S. GAAP along with a reconciliation to U.S. GAAP in our financial statements.

            In addition, the capitalization table and unaudited pro forma financial statements included in this prospectus have been prepared in accordance with Irish GAAP and therefore would be materially different if they were prepared in accordance with U.S. GAAP. For example, the Newcos to which certain assets were or will be sold as part of the transactions would be consolidated in issuer's financial statements under U.S. GAAP, causing pro forma debt of issuer to increase by €125 million and pro forma book equity of issuer to decrease by €125 million. Even though under U.S. GAAP issuer would consolidate the Newcos, neither issuer nor any of its subsidiaries has any repayment obligations relating to the €125 million of the Newco debt, which is recourse only to the assets of the Newcos. For more information on the differences between Irish GAAP and U.S. GAAP as they apply to JSG, see note 37 to JSG's historical audited consolidated financial statements included in this prospectus.

 SENIOR NOTES EXCHANGE OFFER

Purpose and Effect of the Senior Notes Exchange Offer

            Issuer, guarantor for the senior notes and the initial purchasers entered into registration rights agreements in connection with the original issuance of the senior notes. Each of the registration rights agreements provides that we will take the following actions, at our expense, for the benefit of the holders of the senior notes to which such agreement relates:

  •
  Within 90 days after the closing date on which the senior outstanding notes were issued, we will use commercially reasonable efforts to file an exchange offer registration statement for the senior notes, of which this prospectus is a part, relating to the senior notes exchange offer. The senior exchange notes will have terms substantially identical in all material respects to the senior outstanding notes except that the senior exchange notes will not contain transfer restrictions.

  •
  We will use commercially reasonable efforts to cause such exchange offer registration statement to be declared effective under the Securities Act within 180 days after the date of the closing of the original senior notes offering.

  •
  We will keep the senior notes exchange offer open for at least 20 business days, or longer if required by applicable law, after the date notice of the senior notes exchange offer is mailed to the holders.

  •
  We will use commercially reasonable efforts to complete the senior notes exchange offer within 30 business days after the date specified for the effectiveness of the registration statement.

            We will be required to use all commercially reasonable efforts to file a shelf registration statement covering resales of the senior outstanding notes if:

  •
  we are not permitted to effect the senior notes exchange offer due to applicable law or SEC policy,

  •
  any holder of unregistered senior notes notifies issuer prior to the 20th business day following consummation of the senior notes exchange offer that:

  •
  it is prohibited by law or SEC policy from participating in such exchange offer;

  •
  it may not resell the senior exchange notes acquired by it in the senior notes exchange offer to the public without delivering a prospectus and the prospectus contained in the senior notes exchange offer registration statement is not appropriate or available for such resales; or

  •
  it is a broker-dealer and owns senior notes acquired directly from issuer or an affiliate of issuer.

            Issuer and guarantor of the senior notes will pay additional interest on the senior notes for the periods described below if:

  •
  issuer and guarantor of the senior notes do not file the registration statement required by the registration rights agreement within 90 days after the closing of the original senior notes on September 30, 2002;

  •
  issuer and guarantor are unable to request and obtain effectiveness of the registration statement required by the registration rights agreements within 180 days after the closing of the original senior notes on September 30, 2002;

  •
  issuer and guarantor do not complete the offer to exchange the senior notes for the senior exchange notes within 30 business days after the exchange offer registration statement is declared effective; or

  •
  the applicable shelf registration statement or the applicable exchange offer registration statement is declared effective but thereafter ceases to be effective or usable for its intended purpose without being succeeded within five business days by a post-effective amendment to such registration statement that cures such failure and that is itself declared effective immediately.

            You will not have any remedy other than liquidated damages on the senior notes if issuer fails to meet the deadlines listed above, which we refer to as a registration default. When there is a registration default, issuer and guarantor of the senior notes will pay liquidated damages on the senior notes by a per year rate of 0.25% for the first 90-day period following such registration default. The amount of liquidated damages payable on the senior notes will increase by an additional per year rate of 0.25% for each subsequent 90-day period during which a registration default continues, up to a maximum amount of liquidated damages of 1.00% per year. If and when all registration defaults in respect of a series of senior notes have been cured, liquidated damages will cease to accrue on such series.

            If issuer and guarantor of the senior notes must pay liquidated damages, they will pay them to you in cash on the same dates that they make interest payments on the senior notes, until issuer and guarantor of the senior notes remedy all registration defaults.

            Following the consummation of the senior notes exchange offer, holders of the senior outstanding notes who were eligible to participate in the senior notes exchange offer but who did not tender their senior outstanding notes will not have any further registration rights and their senior outstanding notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the senior outstanding notes could be adversely affected.

Terms of the Senior Notes Exchange Offer

            Upon the terms and subject to the conditions set forth in this prospectus and in the applicable letter of transmittal, we will accept any and all senior outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., London time, 12:00 p.m., New York City time, on the expiration date of the senior notes exchange offer. We will issue €1,000 and $1,000, as the case may be, principal amount of senior exchange notes in exchange for each €1,000 and $1,000, as the case may be, principal amount of senior outstanding notes accepted in the senior notes exchange offer. Any holder may tender some or all of its senior outstanding notes pursuant to the senior notes exchange offer. However, senior outstanding notes may be tendered only in integral multiples of €1,000 and $1,000, as the case may be.

            The form and terms of the senior exchange notes are the same as the form and terms of the senior outstanding notes except that:

  (1)
  the senior exchange notes bear a series B designation and different ISIN, CUSIP and Common Code numbers, as the case may be, from the senior outstanding notes;

  (2)
  the senior exchange notes have been registered under the Securities Act and hence will not bear legends restricting their transfer; and

  (3)
  the holders of the senior exchange notes will not be entitled to certain rights under the registration rights agreements, including the provisions providing for an increase in the interest rate on the senior outstanding notes in certain circumstances relating to the timing of the senior notes exchange offer, all of which rights will terminate when such exchange offer is terminated.

            The senior exchange notes will evidence the same debt as the senior outstanding notes and will be entitled to the benefits of the applicable indenture. The senior notes exchange offer is not conditioned upon any minimum aggregate principal amount of senior outstanding notes being tendered for exchange, and neither exchange offer is not conditioned upon the subordinated notes exchange offer described below.

            $545,000,000 in aggregate principal amount of the original dollar senior notes and €350,000,000 in the aggregate principal amount of the euro senior notes are subject to the senior notes exchange offer. We have fixed close of business on            , 2003 as the record date for the senior notes exchange offer for purposes of determining the persons to whom this prospectus and the letters of transmittal will be mailed initially.

            Holders of senior outstanding notes do not have any appraisal or dissenters' rights under Irish law or the indentures relating to the senior notes in connection with the senior notes exchange offer. We intend to conduct the senior notes exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC.

            We will be deemed to have accepted validly tendered senior outstanding notes when, as and if we have given oral or written notice of our acceptance to the exchange agents. The exchange agents will act as agents for the tendering holders for the purposes of receiving the senior exchange notes from us.

            If any tendered senior outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of specified other events set forth in this prospectus or otherwise, the certificates for any unaccepted senior outstanding notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the expiration date of the senior notes exchange offer.

            Holders who tender senior outstanding notes in the senior notes exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the applicable letter of transmittal, transfer taxes with respect to the exchange of senior outstanding notes pursuant to the senior notes exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the senior notes exchange offer. See "—Fees and Expenses."

Expiration Date; Extensions; Amendments

            The term "expiration date" will mean 5:00 p.m., London time, 12:00 p.m., New York City time, on                        , 2003, unless we, in our sole discretion, extend the senior notes exchange offer, in which case the term "expiration date" will mean the latest date and time to which the senior notes exchange offer is extended. We may extend the senior notes exchange offer without extending the subordinated notes exchange offer.

            In order to extend the senior notes exchange offer, we will notify the exchange agents of any extension by oral or written notice and by mailing to the registered holders an announcement thereof or by means of a press release or other public announcement, each prior to 9:00 a.m., London time, on the next business day after the previously scheduled expiration date.

            We reserve the right, in our sole discretion, (1) to delay accepting any senior outstanding notes, to extend the senior notes exchange offer or to terminate the senior notes exchange offer if any of the conditions set forth below under "—Conditions" have not been satisfied, by giving oral or written notice of any delay, extension or termination to the exchange agents or (2) to amend the terms of the senior notes exchange offer in any manner. Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

Interest on the Senior Exchange Notes

            For each of the senior outstanding notes surrendered in an exchange offer, the holder who surrendered the note will receive a senior exchange note, having a principal amount equal to that of the surrendered note. Interest on each senior exchange note will accrue from the later of:

  •
  the last interest payment date on which interest was paid on the senior outstanding note surrendered; and

  •
  if no interest has been paid on the senior outstanding note, from the date on which the senior outstanding notes were issued.

            If the senior note is surrendered for exchange on a date in a period that includes the record date for an interest payment date to occur on or after the date of the exchange will accrue from that interest payment date.

            Interest on the senior exchange notes is payable semi-annually on each April 1 and October 1, commencing on April 1, 2003. For more information regarding the terms of the senior exchange notes, see "Description of the Senior Notes."

Procedures for Tendering

            Only a holder of senior outstanding notes may tender the senior outstanding notes in the senior notes exchange offer.

            In all cases, issuance of senior exchange notes for senior outstanding notes that are accepted for exchange pursuant to the senior notes exchange offer will be made only after timely receipt by an exchange agent of:

  •
  certificates for such senior outstanding notes or a timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such senior outstanding notes into the exchange agent's account at DTC, Euroclear or Clearstream (each a "book-entry transfer facility"), as the case may be;

  •
  a duly executed letter of transmittal or a properly transmitted agent's message, as defined below, as applicable; and

  •
  all other required documents.

            If any tendered outstanding senior notes are not accepted for any reason set forth in the terms and conditions of the senior notes exchange offer, if senior outstanding notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged senior outstanding notes will be credited to an account maintained with DTC, Euroclear or Clearstream, as the case may be, as promptly as practicable after the expiration of the senior notes exchange offer.

            If you hold senior outstanding dollar notes through DTC and wish to accept the senior notes exchange offer, you must do so through DTC's Automated Tender Offer Program, or ATOP, pursuant to which you will agree to be bound by the terms of the applicable letter of transmittal. See "—Book-Entry Transfer." If you wish to tender such notes and cannot complete the procedures for book-entry transfer prior to the expiration date, you may tender such notes according to the guaranteed delivery procedures set forth below under "—Guaranteed Delivery Procedures."

            If you hold senior outstanding euro notes through Euroclear or Clearstream and wish to accept an exchange offer, you must comply with the procedures established by Euroclear and/or Clearstream, as appropriate, for transfer of notes through the electronic transfer systems of Euroclear and/or Clearstream, which include transmission of an agent's message. For tender of such notes to be effective, such notes must be transferred through Euroclear's and/or Clearstream's electronic transfer system prior to 5:00 p.m., London time, 12:00 p.m. New York City time, on the expiration date of the senior notes exchange offer. Confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date of the senior notes exchange offer.

            If you do not withdraw your senior outstanding notes before the expiration date, our acceptance will constitute an agreement between you and us that is in accordance with the terms and subject to the conditions set forth herein and in the applicable letter of transmittal, including the representations and warranties set forth in the applicable letter of transmittal.

            All (i) acceptances of the senior notes exchange offer, either pursuant to the procedures for book-entry transfer or guaranteed delivery, and (ii) withdrawals of tendered senior outstanding notes must be made as set forth in this prospectus. The delivery of senior outstanding notes and delivery of all other required documents is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider facsimile, overnight courier or hand delivery service. In all cases, sufficient time should be allowed to assure delivery of the letter of transmittal or agent's message to an exchange agent before the required time on the expiration date. No letter of transmittal or agent's message should be sent to issuer or any book-entry transfer facility. If applicable, holders should request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for such holders. A holder that tenders senior outstanding notes by use of the guaranteed delivery procedures, however, must provide to an eligible institution (as defined below) the information required on page 2 of the notice of guaranteed delivery. See "—Guaranteed Delivery Procedures."

            Any beneficial owner whose senior outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf.

            If a letter of transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with such letter of transmittal.

            All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered senior outstanding notes will be determined by us in our sole discretion, subject to compliance with the applicable rules of the SEC, which determination will be final and binding. We reserve the absolute right to reject any and all senior outstanding notes not properly tendered or any senior outstanding notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular senior outstanding notes. Our interpretation of the terms and conditions of the senior notes exchange offer (including the instructions in the letters of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of senior outstanding notes must be cured within such time as we shall determine, in our sole discretion and subject to compliance with the applicable rules of the SEC. Although we intend to notify holders of defects or irregularities with respect to tenders of senior outstanding notes, neither we, the exchange agents nor any other person shall incur any liability for failure to give such notification. Tenders of senior outstanding notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any senior outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Book-Entry Transfer

            The exchange agents will seek to establish accounts with respect to the senior outstanding notes at each book-entry transfer facility for purposes of the senior notes exchange offer within two business days after the date of this prospectus unless the exchange agents already have established an account with the book-entry transfer facility suitable for the senior notes exchange offer. If you are a financial institution that is a participant or an account holder in a book-entry transfer facility's system, you may make book-entry delivery of senior outstanding notes by causing the book-entry transfer facility to transfer such outstanding notes into the applicable exchange agent's account at the book-entry transfer facility in accordance with the book-entry transfer facility's procedures for transfer.

            DTC's ATOP program is the only method of processing the senior notes exchange offer through DTC. To accept the senior notes exchange offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC's communication system. In addition, such tendering participants should deliver a copy of the applicable letter of transmittal to the applicable exchange agent unless an agent's message is transmitted in lieu thereof. DTC is obligated to communicate those electronic instructions to the exchange agent through an agent's message. To tender senior outstanding dollar notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by a letter of transmittal. Any instruction through ATOP is at your risk and such instruction will be deemed made only when actually received by the exchange agent.

            In order for an acceptance of the senior notes exchange offer through ATOP to be valid, an agent's message must be transmitted to and received by the exchange agent prior to the expiration date, or the guaranteed delivery procedures described below must be complied with. Delivery of instructions to DTC does not constitute delivery to the exchange agent.

            The term "agent's message" means a message transmitted by DTC, Euroclear or Clearstream, as the case may be, to, and received by, an exchange agent. An agent's message forms a part of the Book-Entry Confirmation, which states that DTC, Euroclear or Clearstream, as applicable, has received an express acknowledgment from the participant or account holder, as the case may be, tendering the senior outstanding notes, which states that such participant or account holder, as applicable, has received the applicable letter of transmittal and agrees to bound by the terms of such letter of transmittal (or, in the case of an agent's message relating to a guaranteed delivery, that such participant or account holder, as the case may be, has received and agrees to be bound by the applicable notice of guaranteed delivery) and that we may enforce such agreement against such participant or account holder, as the case may be.

Guaranteed Delivery Procedures

            If you desire to tender your senior outstanding notes and the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

  •
  the tender is made through a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, the Stock Exchange Medallion Program, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution");

  •
  prior to the expiration date, you submit the information required on page 2 of the notice of guaranteed delivery to an Eligible Institution and the Eligible Institution sends electronic instructions to DTC through ATOP (instead of sending a signed, hard copy of the notice of guaranteed delivery) or to Euroclear or Clearstream, as applicable, to Euroclear or Clearstream setting forth your name and address and the amount of such notes, stating that the tender is being made thereby and guaranteeing that within three New York Stock

    Exchange trading days after the date of the electronic transmission of the notice of guaranteed delivery, a Book-Entry Confirmation including an agent's message, and other instructions required by the applicable letter of transmittal, will be electronically transmitted through ATOP to DTC, by the Eligible Institution;

  •
  the applicable exchange agent receives such electronically transmitted notice of guaranteed delivery prior to the expiration date; and

  •
  a Book-Entry Confirmation, including an agent's message, and all other documents required by the applicable letter of transmittal, are received by the exchange agent within three NYSE trading days after the date of the electronic transmission of the notice of guaranteed delivery.

Acceptance of Senior Outstanding Notes for Exchange; Delivery of Senior Exchange Notes

            Upon satisfaction or waiver of all of the conditions to the senior notes exchange offer, all senior outstanding notes properly tendered will be accepted, promptly after the expiration date, and the senior exchange notes will be issued promptly after acceptance of the senior outstanding notes. See
" —Conditions" below. For purposes of an exchange offer, senior outstanding notes shall be deemed to have been accepted as validly tendered for exchange when, as and if we give oral (promptly confirmed in writing) or written notice thereof to the exchange agent.

            In all cases, issuance of senior exchange notes pursuant to the senior notes exchange offer will be made only after timely receipt by an exchange agent of certificates for such senior outstanding notes or a timely Book-Entry Confirmation of such senior outstanding notes into the exchange agent's account at DTC, Euroclear or Clearstream, as the case may be, a properly completed and duly executed letter of transmittal, unless an agent's message is transmitted in lieu senior thereof, and all other required documents. If we do not accept any tendered senior outstanding notes for any reason set forth in the terms and conditions of the senior notes exchange offer or if you submit senior outstanding notes for a greater principal amount than you desire to exchange, such unaccepted or non-exchanged senior outstanding notes will be returned without expense to you as promptly as practicable after the senior notes exchange offer expires or terminates. In the case of senior outstanding notes tendered by the book-entry transfer procedures described above, the non-exchanged senior outstanding notes will be credited to an account maintained with DTC, Euroclear or Clearstream, as the case may be.

Withdrawal of Tenders

            Tenders of senior outstanding notes may be withdrawn at any time prior to 5:00 p.m., London time, 12:00 p.m., New York City time, on the expiration date. Any senior outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the senior notes exchange offer. Any senior outstanding notes which have been tendered for exchange but which are not exchanged for any reason will be returned to you without cost to you as soon as practicable after withdrawal, rejection of tender, or termination of the senior notes exchange offer. Properly withdrawn senior outstanding notes may be retendered by following one of the procedures described under "—Procedures for Tendering" at any time on or prior to the expiration date.

    Senior outstanding dollar notes

            For a withdrawal of a tender of senior outstanding dollar notes and held through DTC to be effective, an electronic ATOP transmission notice of withdrawal must be received by the exchange agent prior to 5:00 p.m., London time, 12:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must (i) specify the name of the person having deposited the senior outstanding notes to be withdrawn, (ii) identify the senior outstanding notes to be withdrawn, including the certificate number(s) and principal amount of the senior outstanding notes, or, in the case of senior outstanding notes transferred by book-entry transfer, the name and number of the account at DTC to be credited, (iii) be signed by the holder in the same manner as the original signature on the letter of transmittal by which the senior outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to register the transfer of the senior outstanding notes into the name of the person withdrawing the tender, and (iv) specify the name in which any senior outstanding notes are to be registered, if different from that of the person depositing the senior outstanding notes to be withdrawn. All questions as to the validity, form, and eligibility (including time of receipt) of such notices will be determined by us, whose determination shall be final and binding on all parties.

    Senior outstanding euro notes

            To withdraw a tender of senior outstanding notes held through Euroclear or Clearstream, a tested telex or SWIFT message relating to such withdrawal must be received by Euroclear and/or Clearstream, as applicable, prior to 5:00 p.m., London time, 12:00 p.m., New York City time, on the expiration date of the senior notes exchange offer. Any such notice of withdrawal must comply with the procedures for withdrawal of tenders established by Euroclear and/or Clearstream, as appropriate. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us, and our determination shall be final and binding on all parties.

Conditions

            Notwithstanding any other term of the senior notes exchange offer, we will not be required to accept for exchange, or exchange senior notes issued for, any senior outstanding notes, and we may terminate or amend the senior notes exchange offer as provided in this prospectus before the acceptance of the senior outstanding notes, if:

  (1)
  prior to the expiration of the senior notes exchange offer, any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the senior notes exchange offer which, in our sole judgment, might materially impair our ability to proceed with the senior notes exchange offer or any material adverse development has occurred in any existing action or proceeding with respect to us or any of our subsidiaries;

  (2)
  prior to the expiration of the senior notes exchange offer, any law, statute, rule, regulation or interpretation by the staff of the SEC is proposed, adopted or enacted, which, in our sole judgment, might materially impair our ability to proceed with the senior notes exchange offer or materially impair the contemplated benefits of the senior notes exchange offer to us; or

  (3)
  any governmental approval has not been obtained, which approval we will, in our sole discretion, deem necessary for the consummation of the senior notes exchange offer as contemplated by this prospectus.

            If we reasonably determine that any of the conditions are not satisfied, we may (1) refuse to accept any senior outstanding notes and return all tendered senior outstanding notes, (2) extend the senior notes exchange offer and retain all senior outstanding notes tendered prior to the expiration of the senior notes exchange offer, subject, however, to the rights of holders to withdraw the senior outstanding notes (see "—Withdrawal of Tenders") or (3) waive the unsatisfied conditions with respect to the senior notes exchange offer and accept all properly tendered senior outstanding notes which have not been withdrawn.

Exchange Agents

            Deutsche Bank Trust Company Americas has been appointed as the principal exchange agent for the senior notes exchange offer for the senior dollar notes. Deutsche Bank AG London has been appointed as the principal exchange agent for the senior notes exchange offer for the senior euro notes. Deutsche Bank Luxembourg S.A. has been appointed as the exchange agent in Luxembourg for the senior notes exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letters of transmittal and requests for Notice of Guaranteed Delivery should be directed to the exchange agents addressed as follows:

In the case of senior euro notes:

By Overnight Courier, Registered or Certified Mail or Hand Delivery:
Deutsche Bank AG London
Winchester House
1 Great Winchester Street
London EC2N 2DB
United Kingdom

For Information Telephone:
+44 (20) 7547 7403

Facsimile Transmission:
+44 (20) 7547 0012

In the case of senior dollar notes:

By Hand Delivery:
Deutsche Bank Trust Company Americas
c/o The Depository Trust Clearing Corporation
55 Water Street, 1st floor
Jeanette Park Entrance
New York, New York 10041
United States of America

By Mail:
DB Services Tennessee, Inc.
Reorganization Unit
P.O. Box 292737
Nashville, Tennessee 37229-2737
United States of America

By Overnight Mail or Courier:
DB Services Tennessee, Inc.
Corporate Trust & Agency Services
Reorganization Unit
648 Grassmere Park Road
Nashville, Tennessee 37211
United States of America

For Confirmation of Receipt Telephone:
+1 (615) 835-3572

For Information Telephone:
+1 (800) 735-7777

Facsimile Transmission:
+1 (615) 835-3701

Or in the case of senior euro notes or senior dollar notes:

By Overnight Courier, Registered or Certified Mail or Hand Delivery:
Deutsche Bank Luxembourg S.A.
2 Boulevard Konrad Adenauer
L-1511 Luxembourg
For Information Telephone:
+352 42 12 21

Facsimile Transmission:
+352 47 31 36

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and Expenses

            We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by our and our affiliates' officers and regular employees.

            We have not retained any dealer-manager in connection with the senior notes exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the senior notes exchange offer. We will reimburse them for their reasonable out-of-pocket expenses incurred in connection with these services.

            We will pay the cash expenses to be incurred in connection with the senior notes exchange offer. Such expenses include fees and expenses of the exchange agents and trustees, accounting and legal fees and printing costs, among others.

Accounting Treatment

            The senior exchange notes will be recorded at the same carrying value as the senior outstanding notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the senior notes exchange offer. The expenses of the senior notes exchange offer will be deferred and charged to expense over the remaining term of the senior exchange notes.

Consequences of Failure to Exchange

            The senior outstanding notes that are not exchanged for senior exchange notes pursuant to the senior notes exchange offer will remain restricted securities. Accordingly, the senior outstanding notes may be resold only:

  (1)
  to us upon redemption thereof or otherwise;

  (2)
  so long as the senior outstanding notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

  (3)
  outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

  (4)
  pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

Resale of the Senior Exchange Notes

            With respect to resales of senior exchange notes, based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that a holder or other person who receives senior exchange notes, whether or not the person is the holder, other than a person that is our affiliate within the meaning of Rule 405 under the Securities Act, in exchange for senior outstanding notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the senior exchange notes, will be allowed to resell the senior exchange notes to the public without further registration under the Securities Act and without delivering to the purchasers of the senior exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires senior exchange notes in a senior notes exchange offer for the purpose of distributing or participating in a distribution of the senior exchange notes, the holder cannot rely on the position of the staff of the SEC expressed in the no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each broker-dealer that receives senior exchange notes for its own account in exchange for senior outstanding notes, where the senior outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the senior exchange notes.

Notices

            We currently intend to list the senior exchange notes on the Luxembourg Stock Exchange. The senior exchange notes will be accepted for clearance through the accounts of Euroclear and Clearstream and DTC, as applicable, and they will have new CUSIP, Common Code and ISIN numbers which will be transmitted to the Luxembourg Stock Exchange. All documents prepared in connection with the senior notes exchange offer will be available at the office of the exchange agent in Luxembourg and all necessary actions and services in respect of the senior notes exchange offer may be done at the office of the exchange agent in Luxembourg. The exchange agent in Luxembourg appointed for these purposes is Deutsche Bank Luxembourg S.A.

            All notices relating to the senior notes exchange offer will be published in accordance with the notice provisions of the senior notes indentures. See "Description of the Senior Notes—Notices." So long as the senior notes are listed on the Luxembourg Stock Exchange and the rules of such stock exchange shall require, notice of the results of the senior notes exchange offer will be given to the Luxembourg Stock Exchange and will be published in a newspaper having a general circulation in Luxembourg (which is expected to be the Luxemburger Wort), in each case as promptly as practicable, following the completion of the senior notes exchange offer.

 SUBORDINATED NOTES EXCHANGE OFFER

Purpose and Effect of the Subordinated Notes Exchange Offer

            Issuer and the initial purchasers entered into registration rights agreements in connection with the private placement of the units, which were comprised of the subordinated notes and the warrants. Each of the registration rights agreements provides that we will take the following actions, at our expense, for the benefit of the holders of the subordinated notes to which such agreement relates:

  •
  Within 90 days after the closing date of the private placement of the units, we will use commercially reasonable efforts to file an exchange offer registration statement for the subordinated notes, of which this prospectus is a part, relating to the subordinated notes exchange offer. The subordinated exchange notes will have terms substantially identical in all material respects to the subordinated outstanding notes except that the subordinated exchange notes will not contain transfer restrictions.

  •
  We will use commercially reasonable efforts to cause such exchange offer registration statement to be declared effective under the Securities Act within 180 days of the closing of the private placement of the units.

  •
  We will keep the subordinated notes exchange offer open for at least 20 business days, or longer if required by applicable law, after the date notice of the subordinated notes exchange offer is mailed to the holders.

  •
  We will use commercially reasonable efforts to complete the subordinated notes exchange offer within 30 business days after the date specified for the effectiveness of the registration statement.

            We will be required to use all commercially reasonable efforts to file a shelf registration statement covering resales of the subordinated outstanding notes if:

  •
  we are not permitted to effect the subordinated notes exchange offer due to applicable law or SEC policy,

  •
  any holder of unregistered subordinated notes notifies issuer prior to the 20th business day following consummation of the subordinated notes exchange offer that:

  •
  it is prohibited by law or SEC policy from participating in the subordinated notes exchange offer;

  •
  it may not resell the subordinated exchange notes acquired by it in the subordinated notes exchange offer to the public without delivering a prospectus and the prospectus contained in the subordinated notes exchange offer registration statement is not appropriate or available for such resales; or

  •
  it is a broker-dealer and owns subordinated notes acquired directly from issuer or an affiliate of issuer.

            Issuer will pay additional interest on the subordinated notes for the periods described below if:

  •
  issuer does not file the registration statement required by the registration rights agreements within 90 days after the closing of the units offering on October 2, 2002;

  •
  issuer is unable to request and obtain effectiveness of the registration statement required by the registration rights agreements within 180 days after the closing of the units offering on October 2, 2002;

  •
  issuer does not complete the offer to exchange the subordinated notes for the subordinated exchange notes within 30 business days after the exchange offer registration statement is declared effective; or

  •
  the applicable shelf registration statement or the applicable exchange offer registration statement is declared effective but thereafter ceases to be effective or usable for its intended purpose without being succeeded within five business days by a post-effective amendment to such registration statement that cures such failure and that is itself declared effectively immediately.

            You will not have any remedy other than liquidated damages on the subordinated notes if issuer fails to meet the deadlines listed above, which we refer to as a registration default. When there is a registration default, issuer will pay liquidated damages on the subordinated notes by a per year rate of 0.25% for the first 90-day period following such registration default. The amount of liquidated damages payable on the subordinated notes will increase by an additional per year rate of 0.25% for each subsequent 90-day period during which a registration default continues, up to a maximum amount of liquidated damages of 1.00% per year. If and when all registration defaults in respect of a series of subordinated notes have been cured, liquidated damages will cease to accrue.

            If issuer must pay liquidated damages, it will pay them to you on the same dates that it makes interest payments on the subordinated notes and in the same consideration that interest is paid on each such payment date, until issuer remedies all registration defaults.

            Following the consummation of the subordinated notes exchange offer, holders of the subordinated outstanding notes who were eligible to participate in the subordinated notes exchange offer but who did not tender their subordinated outstanding notes will not have any further registration rights and the subordinated outstanding notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the subordinated outstanding notes could be adversely affected.

Terms of the Subordinated Notes Exchange Offer

            Upon the terms and subject to the conditions set forth in this prospectus and in the applicable letter of transmittal, we will accept any and all subordinated outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., London time, 12:00 p.m., New York City time, on the expiration date of the subordinated notes exchange offer. We will issue €1 and $1, as the case may be, principal amount of subordinated exchange notes in exchange for each €1 and $1, as the case may be, principal amount of subordinated outstanding notes accepted in the subordinated notes exchange offer. Any holder may tender some or all of its subordinated outstanding notes pursuant to the subordinated notes exchange offer. However, subordinated outstanding notes may be tendered only in integral multiples of €1 and $1, as the case may be.

            The form and terms of the subordinated exchange notes are the same as the form and terms of the subordinated outstanding notes except that:

  (1)
  the subordinated exchange notes bear a series B designation and different ISIN, CUSIP and Common Code numbers, as the case may be, from the subordinated outstanding notes;

  (2)
  the subordinated exchange notes have been registered under the Securities Act and hence will not bear legends restricting their transfer; and

  (3)
  the holders of the subordinated exchange notes will not be entitled to certain rights under the registration rights agreements, including the provisions providing for an increase in the interest rate on the subordinated outstanding notes in certain circumstances relating to the timing of the subordinated notes exchange offer, all of which rights will terminate when such exchange offer is terminated.

            The subordinated exchange notes will evidence the same debt as the subordinated outstanding notes and will be entitled to the benefits of the applicable indenture. The subordinated notes exchange offer is not conditioned upon any minimum aggregate principal amount of subordinated outstanding notes being tendered for exchange, and the subordinated notes exchange offer is not conditioned upon the senior notes exchange offer.

            As of the date of this prospectus, $155,747,917 in the aggregate principal amount of the dollar subordinated notes and €103,831,945 in the aggregate principal amount of the euro subordinated notes were outstanding. We have fixed close of business on            , 2003 as the record date for the subordinated notes exchange offer for purposes of determining the persons to whom this prospectus and the letters of transmittal will be mailed initially.

            Holders of subordinated outstanding notes do not have any appraisal or dissenters' rights under Irish law or the indentures relating to the subordinated notes in connection with then subordinated notes exchange offer. We intend to conduct the subordinated notes exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC.

            We will be deemed to have accepted validly tendered subordinated outstanding notes when, as and if we have given oral or written notice of our acceptance to the exchange agents. The exchange agents will act as agents for the tendering holders for the purposes of receiving the subordinated exchange notes from us.

            If any tendered subordinated outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of specified other events set forth in this prospectus or otherwise, the certificates for any unaccepted subordinated outstanding notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the expiration date of subordinated notes exchange offer.

            Holders who tender subordinated outstanding notes in subordinated notes exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the applicable letter of transmittal, transfer taxes with respect to the exchange of subordinated outstanding notes pursuant to the subordinated notes exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the subordinated notes exchange offer. See "—Fees and Expenses."

Expiration Date; Extensions; Amendments

            The term "expiration date" will mean 5:00 p.m., London time, 12:00 p.m., New York City time, on                        , 2003, unless we, in our sole discretion, extend the subordinated notes exchange offer, in which case the term "expiration date" will mean the latest date and time to which the subordinated notes exchange offer is extended. We may extend the subordinated notes exchange offer without extending the senior notes exchange offer.

            In order to extend the subordinated notes exchange offer, we will notify the exchange agents of any extension by oral or written notice and by mailing to the registered holders an announcement thereof or by means of a press release or other public announcement, each prior to 9:00 a.m., London time, on the next business day after the previously scheduled expiration date.

            We reserve the right, in our sole discretion, (1) to delay accepting any subordinated outstanding notes, to extend the subordinated notes exchange offer or to terminate the subordinated notes exchange offer if any of the conditions set forth below under "—Conditions" have not been satisfied, by giving oral or written notice of any delay, extension or termination to the exchange agents or (2) to amend the terms of the subordinated notes exchange offer in any manner. Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

Interest on the Subordinated Exchange Notes

            For each of the subordinated outstanding notes surrendered in the subordinated notes exchange offer, the holder who surrendered the subordinated note will receive a subordinated exchange note, having a principal amount equal to that of the surrendered subordinated note. Interest on each subordinated exchange note will accrue from the later of:

  •
  the last interest payment date on which interest was paid on the subordinated outstanding note surrendered; and

  •
  if no interest has been paid on the subordinated outstanding note, from the date on which the subordinated outstanding notes were issued.

            If the subordinated note is surrendered for exchange on a date in a period that includes the record date for an interest payment date to occur on or after the date of the exchange will accrue from that interest payment date.

            Interest on the subordinated exchange notes is payable quarterly on January 1, April 1, July 1 and October 1, commencing January 1, 2003. For more information regarding the terms of the exchange notes, see "Description of the Subordinated Notes."

Procedures for Tendering

            Only a holder of subordinated outstanding notes may tender subordinated outstanding notes in the subordinated notes exchange offer.

            In all cases, issuance of subordinated exchange notes for subordinated outstanding notes that are accepted for exchange pursuant to the subordinated notes exchange offer will be made only after timely receipt by the subordinated notes exchange agent of:

  •
  certificates for such subordinated outstanding notes or a timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such subordinated outstanding notes into the exchange agent's account at DTC, Euroclear or Clearstream (each a "book-entry transfer facility"), as the case may be;

  •
  a duly executed letter of transmittal or a properly transmitted agent's message, as defined below, as applicable; and

  •
  all other required documents.

            If any tendered subordinated outstanding notes are not accepted for any reason set forth in the terms and conditions of the subordinated notes exchange offer, if subordinated outstanding notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged subordinated outstanding notes will be credited to an account maintained with DTC, Euroclear or Clearstream, as the case may be, as promptly as practicable after the expiration of the subordinated notes exchange offer.

            If you hold subordinated outstanding dollar notes through DTC and wish to accept the subordinated notes exchange offer, you must do so through DTC's Automated Tender Offer Program, or ATOP, pursuant to which you will agree to be bound by the terms of the applicable letter of transmittal. See "—Book-Entry Transfer." If you wish to tender such notes and cannot complete the procedures for book-entry transfer prior to the expiration date, you may tender such notes according to the guaranteed delivery procedures set forth below under "—Guaranteed Delivery Procedures."

            If you hold subordinated outstanding euro notes through Euroclear or Clearstream and wish to accept the subordinated notes exchange offer, you must comply with the procedures established by Euroclear and/or Clearstream, as appropriate, for transfer of notes through the electronic transfer systems of Euroclear and/or Clearstream, which include transmission of an agent's message. For tender of such notes to be effective, such notes must be transferred through Euroclear's and/or Clearstream's electronic transfer system prior to 5:00 p.m., London time, 12:00 p.m. New York City time, on the expiration date of the subordinated notes exchange offer. Confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date of the subordinated notes exchange offer.

            If you do not withdraw your subordinated outstanding notes before the expiration date, our acceptance will constitute an agreement between you and us that is in accordance with the terms and subject to the conditions set forth herein and in the applicable letter of transmittal, including the representations and warranties set forth in the applicable letter of transmittal.

            All (i) acceptances of the subordinated notes exchange offer, either pursuant to the procedures for book-entry transfer or guaranteed delivery, and (ii) withdrawals of tendered subordinated outstanding notes must be made as set forth in this prospectus. The delivery of subordinated outstanding notes and delivery of all other required documents is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider facsimile, overnight courier or hand delivery service. In all cases, sufficient time should be allowed to assure delivery of the letter of transmittal or agent's message to an exchange agent before the required time on the expiration date. No letter of transmittal or agent's message should be sent to issuer or any book-entry transfer facility. If applicable, holders should request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for such holders. A holder that tenders subordinated outstanding notes by use of the guaranteed delivery procedures, however, must provide to an eligible institution (as defined below) the information required on page 2 of the notice of guaranteed delivery. See "—Guaranteed Delivery Procedures."

            Any beneficial owner whose subordinated outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf.

            If a letter of transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with such letter of transmittal.

            All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered subordinated outstanding notes will be determined by us in our sole discretion, subject to compliance with the applicable rules of the SEC, which determination will be final and binding. We reserve the absolute right to reject any and all subordinated outstanding notes not properly tendered or any subordinated outstanding notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular subordinated outstanding notes. Our interpretation of the terms and conditions of the subordinated notes exchange offer (including the instructions in the letters of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of subordinated outstanding notes must be cured within such time as we shall determine, in our sole discretion and subject to compliance with the applicable rules of the SEC. Although we intend to notify holders of defects or irregularities with respect to tenders of subordinated outstanding notes, neither we, the exchange agents nor any other person shall incur any liability for failure to give such notification. Tenders of subordinated outstanding notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any subordinated outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Book-Entry Transfer

            The exchange agents will seek to establish accounts with respect to the subordinated outstanding notes at each book-entry transfer facility for purposes of the subordinated notes exchange offer within two business days after the date of this prospectus unless the exchange agents already have established an account with the book-entry transfer facility suitable for the subordinated notes exchange offer. If you are a financial institution that is a participant or an account holder in a book-entry transfer facility's system, you may make book-entry delivery of subordinated outstanding notes by causing the book-entry transfer facility to transfer such subordinated outstanding notes into the applicable exchange agent's account at the book-entry transfer facility in accordance with the book-entry transfer facility's procedures for transfer.

            DTC's ATOP program is the only method of processing the subordinated notes exchange offer through DTC. To accept the subordinated notes exchange offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC's communication system. In addition, such tendering participants should deliver a copy of the applicable letter of transmittal to the applicable exchange agent unless an agent's message is transmitted in lieu thereof. DTC is obligated to communicate those electronic instructions to the exchange agent through an agent's message. To tender subordinated outstanding dollar notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by a letter of transmittal. Any instruction through ATOP is at your risk and such instruction will be deemed made only when actually received by the exchange agent.

            In order for an acceptance of the subordinated notes exchange offer through ATOP to be valid, an agent's message must be transmitted to and received by the exchange agent prior to the expiration date, or the guaranteed delivery procedures described below must be complied with. Delivery of instructions to DTC does not constitute delivery to the exchange agent.

            The term "agent's message" means a message transmitted by DTC, Euroclear or Clearstream, as the case may be, to, and received by, an exchange agent. An agent's message forms a part of the Book-Entry Confirmation, which states that DTC, Euroclear or Clearstream, as applicable, has received an express acknowledgment from the participant or account holder, as the case may be, tendering the subordinated outstanding notes, which states that such participant or account holder, as applicable, has received the applicable letter of transmittal and agrees to bound by the terms of such letter of transmittal (or, in the case of an agent's message relating to a guaranteed delivery, that such participant or account holder, as the case may be, has received and agrees to be bound by the applicable notice of guaranteed delivery) and that we may enforce such agreement against such participant or account holder, as the case may be.

Guaranteed Delivery Procedures

            If you desire to tender your subordinated outstanding notes and the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

  •
  the tender is made through a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, the Stock Exchange Medallion Program, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution");

  •
  prior to the expiration date, you submit the information required on page 2 of the notice of guaranteed delivery to an Eligible Institution and the Eligible Institution sends electronic instructions to DTC through ATOP (instead of sending a signed, hard copy of the notice of guaranteed delivery) or to Euroclear or Clearstream, as applicable, to Euroclear or Clearstream setting forth your name and address and the amount of such notes, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of the electronic transmission of the notice of guaranteed delivery, a Book-Entry Confirmation including an agent's message, and other instructions required by the applicable letter of transmittal, will be electronically transmitted through ATOP to DTC, by the Eligible Institution;

  •
  the applicable exchange agent receives such electronically transmitted notice of guaranteed delivery prior to the expiration date; and

  •
  a Book-Entry Confirmation, including an agent's message, and all other documents required by the applicable letter of transmittal, are received by the exchange agent within three NYSE trading days after the date of the electronic transmission of the notice of guaranteed delivery.

Acceptance of Subordinated Outstanding Notes for Exchange; Delivery of Subordinated Exchange Notes

            Upon satisfaction or waiver of all of the conditions to the subordinated notes exchange offer, all subordinated outstanding notes properly tendered will be accepted, promptly after the expiration date, and the subordinated exchange notes will be issued promptly after acceptance of the subordinated outstanding notes. See "—Conditions" below. For purposes of the subordinated notes exchange offer, subordinated outstanding notes shall be deemed to have been accepted as validly tendered for exchange when, as and if we give oral (promptly confirmed in writing) or written notice thereof to the exchange agent.

            In all cases, issuance of subordinated exchange notes pursuant to the subordinated notes exchange offer will be made only after timely receipt by an exchange agent of certificates for such subordinated outstanding notes or a timely Book-Entry Confirmation of such subordinated outstanding notes into the exchange agent's account at DTC, Euroclear or Clearstream, as the case may be, a properly completed and duly executed letter of transmittal, unless an agent's message is transmitted in lieu thereof, and all other required documents. If we do not accept any tendered subordinated outstanding notes for any reason set forth in the terms and conditions of the subordinated notes exchange offer or if you submit subordinated outstanding notes for a greater principal amount than you desire to exchange, such unaccepted or non-exchanged subordinated outstanding notes will be returned without expense to you as promptly as practicable after the subordinated notes exchange offer expires or terminates. In the case of subordinated outstanding notes tendered by the book-entry transfer procedures described above, the non-exchanged subordinated outstanding notes will be credited to an account maintained with DTC, Euroclear or Clearstream, as the case may be.

Withdrawal of Tenders

            Tenders of subordinated outstanding notes may be withdrawn at any time prior to 5:00 p.m., London time, 12:00 p.m., New York City time, on the expiration date. Any subordinated outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the subordinated notes exchange offer. Any subordinated outstanding notes which have been tendered for exchange but which are not exchanged for any reason will be returned to you without cost to you as soon as practicable after withdrawal, rejection of tender, or termination of the subordinated notes exchange offer. Properly withdrawn subordinated outstanding notes may be retendered by following one of the procedures described under "—Procedures for Tendering" at any time on or prior to the expiration date.

    Subordinated outstanding dollar notes

            For a withdrawal of a tender of subordinated outstanding dollar notes and held through DTC to be effective, an electronic ATOP transmission notice of withdrawal must be received by the exchange agent prior to 5:00 p.m., London time, 12:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must (i) specify the name of the person having deposited the subordinated outstanding notes to be withdrawn, (ii) identify the subordinated outstanding notes to be withdrawn, including the certificate number(s) and principal amount of the subordinated outstanding notes, or, in the case of subordinated outstanding notes transferred by book-entry transfer, the name and number of the account at DTC to be credited, (iii) be signed by the holder in the same manner as the original signature on the letter of transmittal by which the subordinated outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to register the transfer of the subordinated outstanding notes into the name of the person withdrawing the tender, and (iv) specify the name in which any subordinated outstanding notes are to be registered, if different from that of the person depositing the subordinated outstanding notes to be withdrawn. All questions as to the validity, form, and eligibility (including time of receipt) of such notices will be determined by us, whose determination shall be final and binding on all parties.

    Subordinated outstanding euro notes

            To withdraw a tender of subordinated outstanding notes held through Euroclear or Clearstream, a tested telex or SWIFT message relating to such withdrawal must be received by Euroclear and/or Clearstream, as applicable, prior to 5:00 p.m., London time, 12:00 p.m., New York City time, on the expiration date of the subordinated notes exchange offer. Any such notice of withdrawal must comply with the procedures for withdrawal of tenders established by Euroclear and/or Clearstream, as appropriate. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us, and our determination shall be final and binding on all parties.

Conditions

            Notwithstanding any other term of the subordinated notes exchange offer, we will not be required to accept for exchange, or exchange notes issued for, any subordinated outstanding notes, and we may terminate or amend the subordinated notes exchange offer as provided in this prospectus before the acceptance of the subordinated outstanding notes, if:

  (1)
  prior to the expiration of the subordinated notes exchange offer, any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the subordinated notes exchange offer which, in our sole judgment, might materially impair our ability to proceed with the subordinated notes exchange offer or any material adverse development has occurred in any existing action or proceeding with respect to us or any of our subsidiaries;
  (2)
  prior to the expiration of the subordinated notes exchange offer, any law, statute, rule, regulation or interpretation by the staff of the SEC is proposed, adopted or enacted, which, in our sole judgment, might materially impair our ability to proceed with an exchange offer or materially impair the contemplated benefits of the subordinated notes exchange offer to us; or
  (3)
  any governmental approval has not been obtained, which approval we will, in our sole discretion, deem necessary for the consummation of the subordinated notes exchange offer as contemplated by this prospectus.

            If we reasonably determine that any of the conditions are not satisfied, we may (1) refuse to accept any subordinated outstanding notes and return all tendered subordinated outstanding notes, (2) extend the subordinated notes exchange offer and retain all subordinated outstanding notes tendered prior to the expiration of the subordinated notes exchange offer, subject, however, to the rights of holders to withdraw the subordinated outstanding notes (see "—Withdrawal of Tenders") or (3) waive the unsatisfied conditions with respect to the subordinated notes exchange offer and accept all properly tendered subordinated outstanding notes which have not been withdrawn.

Exchange Agents

            Deutsche Bank Trust Company Americas has been appointed as the principal exchange agent for the subordinated notes exchange offer for the subordinated dollar notes. Deutsche Bank AG London has been appointed as the principal exchange agent for the subordinated notes exchange offer for the subordinated euro notes. Deutsche Bank Luxembourg S.A. has been appointed as the exchange agent in Luxembourg for the subordinated notes exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letters of transmittal and requests for Notice of Guaranteed Delivery should be directed to the exchange agents addressed as follows:

In the case of subordinated euro notes:

By Overnight Courier, Registered or Certified Mail or Hand Delivery:
Deutsche Bank AG London
Winchester House
1 Great Winchester Street
London EC2N 2DB
United Kingdom

For Information Telephone:
+44 (20) 7547 7403

Facsimile Transmission:
+44 (20) 7547 0012

In the case of subordinated dollar notes:

By Hand Delivery:
Deutsche Bank Trust Company Americas
c/o The Depository Trust Clearing Corporation
55 Water Street, 1st floor
Jeanette Park Entrance
New York, New York 10041
United States of America

By Mail:
DB Services Tennessee, Inc.
Reorganization Unit
P.O. Box 292737
Nashville, Tennessee 37229-2737
United States of America

By Overnight Mail or Courier:
DB Services Tennessee, Inc.
Corporate Trust & Agency Services
Reorganization Unit
648 Grassmere Park Road
Nashville, Tennessee 37211
United States of America

For Confirmation of Receipt Telephone:
+1 (615) 835-3572

For Information Telephone:
+1 (800) 735-7777

Facsimile Transmission:
+1 (615) 835-3701

Or in the case of subordinated euro notes or subordinated dollar notes:

By Overnight Courier, Registered or Certified Mail or Hand Delivery:
Deutsche Bank Luxembourg S.A.
2 Boulevard Konrad Adenauer
L-1511 Luxembourg

For Information Telephone:
+352 42 12 21

Facsimile Transmission:
+352 47 31 36

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and Expenses

            We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by our and our affiliates' officers and regular employees.

            We have not retained any dealer-manager in connection with the subordinated notes exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the subordinated notes exchange offer. We will reimburse them for their reasonable out-of-pocket expenses incurred in connection with these services.

            We will pay the cash expenses to be incurred in connection with the subordinated notes exchange offer. Such expenses include fees and expenses of the exchange agents and trustees, accounting and legal fees and printing costs, among others.

Accounting Treatment

            The subordinated exchange notes will be recorded at the same carrying value as the subordinated outstanding notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the subordinated notes exchange offers. The expenses of the subordinated notes exchange offer will be deferred and charged to expense over the remaining term of the subordinated exchange notes.

Consequences of Failure to Exchange

            The subordinated outstanding notes that are not exchanged for subordinated exchange notes pursuant to the subordinated notes exchange offer will remain restricted securities. Accordingly, the subordinated outstanding notes may be resold only:

  (1)
  to us upon redemption thereof or otherwise;

  (2)
  so long as the subordinated outstanding notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

  (3)
  outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

  (4)
  pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

Resale of the Subordinated Exchange Notes

            With respect to resales of subordinated exchange notes, based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that a holder or other person who receives subordinated exchange notes, whether or not the person is the holder, other than a person that is our affiliate within the meaning of Rule 405 under the Securities Act, in exchange for subordinated outstanding notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the subordinated exchange notes, will be allowed to resell the subordinated exchange notes to the public without further registration under the Securities Act and without delivering to the purchasers of the subordinated exchange notes a prospectus that satisfies the requirements of

Section 10 of the Securities Act. However, if any holder acquires subordinated exchange notes in the subordinated notes exchange offer for the purpose of distributing or participating in a distribution of the exchange notes, the holder cannot rely on the position of the staff of the SEC expressed in the no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each broker-dealer that receives subordinated exchange notes for its own account in exchange for subordinated outstanding notes, where the subordinated outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the subordinated exchange notes.

Notices

            We currently intend to list the subordinated exchange notes on the Luxembourg Stock Exchange. The subordinated exchange notes will be accepted for clearance through the accounts of Euroclear and Clearstream and DTC, as applicable, and they will have new CUSIP, Common Code and ISIN numbers which will be transmitted to the Luxembourg Stock Exchange. All documents prepared in connection with the subordinated exchange offer will be available at the office of the exchange agent in Luxembourg and all necessary actions and services in respect of the subordinated notes exchange offer may be done at the office of the exchange agent in Luxembourg. The exchange agent in Luxembourg appointed for these purposes is Deutsche Bank Luxembourg S.A.

            All notices relating to the subordinated notes exchange offer will be published in accordance with the notice provisions of the subordinated notes indentures. See "Description of the Subordinated Notes—Notices." So long as the subordinated notes are listed on the Luxembourg Stock Exchange and the rules of such stock exchange shall require, notice of the results of the subordinated notes exchange offer will be given to the Luxembourg Stock Exchange and will be published in a newspaper having a general circulation in Luxembourg (which is expected to be the Luxemburger Wort), in each case as promptly as practicable, following the completion of the subordinated notes exchange offer.

USE OF PROCEEDS

            Each exchange offer is intended to satisfy certain of our obligations under the related registration rights agreements. We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offers. In consideration for issuing the exchange notes as contemplated by this prospectus, we will receive outstanding notes in a like principal amount. The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except that the exchange notes do not include certain transfer restrictions.

            We provided the gross proceeds from the issuance of the original senior notes and proceeds from the private placement of the units (which were comprised of the subordinated notes and the warrants) to MDCP Acquisitions I by way of an intercompany loan. MDCP Acquisitions I also received gross proceeds of the equity contribution to us and borrowing under the senior credit facility. These amounts were used by MDCP Acquisitions I to fund the purchase of all of the outstanding equity interests of JSG, refinance certain existing indebtedness of JSG and pay related fees and expenses of the transactions. See "Description of Certain Indebtedness—Intercompany Loan and Priority Agreements."

CAPITALIZATION

             The following table sets forth as of September 30, 2002: (i) the actual consolidated capitalization for issuer; and (ii) issuer's consolidated capitalization on a pro forma basis after giving effect to the transactions and the February 2003 offering of additional senior notes. The table below should be read in conjunction with "Unaudited Pro Forma Financial Statements" and JSG's consolidated financial statements and related notes thereto included elsewhere in this prospectus. Except as described in this prospectus, there has been no material change to our capitalization since September 30, 2002 other than changes in cash and cash equivalents as a result of the normal course of business.

	At September 30, 2002
	Actual	Pro Forma
	(Irish GAAP)(1)
	(euro in thousands)
Cash at bank and in hand	€101,183	€303,183	(2)

Long term debt (including current maturities):
Bank loans, capitalized lease obligations and overdrafts	651,570	156,634
New senior credit facility:
Revolving credit facility(3)	15,000	15,000
Tranche A Term loan	357,896	570,009
Tranche B Term loan	214,165	462,150
Tranche C Term loan	214,165	462,150
U.S. private placement notes(4)	464,480	—
U.S. public notes(4),(5)	396,438	424,272

Total subsidiary debt	2,313,714	2,090,215
Senior notes due 2012(6)	902,738	1,110,738

Total senior debt (cash pay interest)	3,216,452	3,200,953
Subordinated notes due 2013(7)	—	244,736

Total debt	3,216,452	3,445,689
Shareholders' equity(1),(8)	744,059	869,059

Total capitalization	€3,960,511	€4,314,748

(1)
Irish GAAP differs in certain significant respects from U.S. GAAP. A detailed discussion of those differences from an historical JSG perspective is included in note 37 to JSG's historical audited consolidated financial statements included elsewhere in this prospectus. In addition to the historical U.S. GAAP adjustments, certain of the pro forma adjustments would also be impacted. See note (m) to the Unaudited Pro Forma Condensed Consolidated Balance Sheet. Issuer's pro forma debt and shareholders' equity under U.S. GAAP would reflect the consolidation of the Newcos with issuer for financial reporting purposes. Neither issuer nor any of its subsidiaries have any repayment obligations relating to the €125,000 of the Newco debt, which is recourse only to the assets of the Newcos.
(2)
This number includes the net proceeds of the February 2003 offering of additional senior notes. While management intends to use the net proceeds from the offering to finance the SSCC Asset Swap, the effects of such transaction are not included as a pro forma adjustment because such information is not required pursuant to Article 11 of Regulation S-X, which governs the form and content of pro forma financial statements.
(3)
At September 30, 2002, we had approximately €410,000 of unused borrowing capacity under the revolving credit facility. See "Description of Certain Indebtedness—Senior Credit Facility."
(4)
Amounts were converted into euro using an exchange rate of €1.00=$0.986, which was the exchange rate as of September 30, 2002. The exchange rate on March 3, 2003 was €1.00=$1.0835.
(5)
We have left outstanding the 6.75% senior notes due 2005 in an aggregate principal amount of $250,000 and 7.50% senior debentures due 2025 in an aggregate principal amount of $292,300. As of September 30, 2002, JSG had a currency swap in place relating to the 6.75% notes and 7.50% debentures. Under Irish GAAP, the fair value of currency swaps relating to such indebtedness (€125,728 as of September 30, 2002) is recorded as a reduction to the carrying value of such indebtedness.
(6)
The "Actual" column consists of €350,000 and $545,000, converted into euro using an exchange rate of €1.00=$0.986, which was the exchange rate as of September 30, 2002. The "Pro Forma" column includes an additional $205,000 converted into euro at the September 30, 2002 exchange rate in order to give effect to the offering of additional senior notes. The exchange rate on March 3, 2003 was €1.00=$1.0835.
(7)
Consists of €100,000 and $150,000, converted into euro using an exchange rate of €1.00=$0.986, which was the exchange rate as of September 30, 2002. The exchange rate on March 3, 2003 was €1.00=$1.0835. The initial carrying value of the subordinated notes is net of a €7,394 discount resulting from an allocation to the detachable warrants. Until maturity, we have the option of paying interest on the subordinated notes in cash or through the issuance of additional subordinated notes. We intend to pay interest in additional subordinated notes for the foreseeable future.
(8)
Includes €7,394 allocated to the warrants issued with the subordinated notes.

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

        The following unaudited pro forma condensed consolidated financial statements have been derived by the application of pro forma adjustments to JSG's and issuer's historical consolidated financial statements included elsewhere in this prospectus. The pro forma adjustments give effect to the transactions, the February 2003 offering of additional senior notes and other events as explained further below. The pro forma and other adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma consolidated financial statements. Such adjustments are based on available information and certain assumptions that management believes are reasonable. The effects of the SSCC Asset Swap (other than the issuance and sale of the additional senior notes) have not been included in the pro form financial information set forth below because such information is not required pursuant to Article 11 of Regulation S-X, which governs the form and content of the pro forma financial statements.

        The unaudited pro forma condensed consolidated balance sheet gives pro forma effect to all aspects of the transactions, which include (among other things) the subsequent sale of certain non-operating and non-core operating assets to the Newcos, as if such events had occurred on September 30, 2002. Although issuer declared the tender offer for all of the issued and to be issued share capital of JSG to be unconditional on September 3, 2002, the acquisition of all ordinary shares of JSG and related financing transactions were not completed until October 7, 2002. The unaudited pro forma condensed consolidated statements of income give effect to (among other things) (i) the transactions, which include the subsequent sale of certain non-operating and non-core operating assets to the Newcos, (ii) the issuance and sale of the additional senior notes, (iii) JSG's acquisition of Munksjö on March 28, 2002 and a smaller business acquired prior to the transactions, and (iv) JSG's disposition of various businesses during 2001 and 2002 prior to the transactions, as if those transactions had been completed on January 1, 2001 and carried through to all periods presented. The unaudited pro forma condensed consolidated statement of income for the nine months ended September 30, 2002 reflects the statement of income for the nine months ended September 30, 2002, adjusted for the pro forma effects of the transactions described above as if those transaction had occurred on January 1, 2002.

        The pro forma adjustments exclude the impacts, if any, resulting from the potential effect of new interest rate hedges on the senior credit facility or notes other than the effect incorporated into the assumed interest rates.

        The initial allocation of the purchase price of JSG is preliminary, based on estimated fair values, and will be adjusted based on appraisals of tangible and intangible assets, pension valuations, and other information that is in the process of being obtained. The major adjustments expected to the values shown are in respect of the fair value of land and buildings, property, plant and equipment, post retirement benefits and timberlands. The actuarial valuations of the various pension-type funds have been substantially finalized and are expected to result in an increase in deferred employee compensation of approximately €160 million (net of deferred tax of €50 million) and an increase in goodwill. This adjustment has been reflected in the pro forma financial statements to September 30, 2002. The fair value of timberlands is expected to result in a reduction in the carrying values of land and standing timber of €7 million and €23 million respectively. The main outstanding item is the fair value of land and buildings and property, plant and equipment. At this time it is difficult for us to estimate the eventual outcome of the professional valuer's appraisals particularly as we operate at approximately 300 facilities. However we estimate that there will be an increase in fixed asset values of approximately €100 million which would reduce the goodwill and deferred tax provision shown in the financial statements. However there can be no assurance that the actual valuations will give the estimated result.

        The unaudited pro forma financial statements are for informational purposes only and should not be considered indicative of actual results that would have been achieved had the transactions and other events been completed on the date or for the periods presented, and does not purport to indicate consolidated balance sheet data or statement of income data as of any future date or for any future period. The unaudited pro forma financial statements should be read in conjunction with the information contained in "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and JSG's consolidated financial statements and accompanying notes appearing elsewhere in this prospectus.

        Unless otherwise indicated, the pro forma financial statements are presented by applying the SEC's rules with regard to pro forma financial information to historical financial statements of JSG prepared under Irish GAAP and using the euro as the functional currency. Irish GAAP differs in certain significant respects from U.S. GAAP. For a discussion of the most significant differences between Irish GAAP and U.S. GAAP as they apply to JSG, see note 37 to JSG's historical audited consolidated financial statements (included elsewhere in this prospectus) and notes (i) to the pro forma balance sheet and note (n) to the statements of income.

 MDP Acquisitions plc
Unaudited Pro Forma Condensed Consolidated Balance Sheet(i)
September 30, 2002
(euro in thousands)

		Pro Forma Adjustments
	MDP Acquisitions plc Historical(a)	JSG Acquisition(b)		Sale to Newcos(c)	Additional senior notes offering(d)	Pro Forma MDP Acquisitions plc
Assets
Current assets:
Cash	€101,183	€—		€—	€202,000	€303,183
Accounts receivable and prepayments	1,107,035	—		(5,070)	—	1,101,965
Inventories	499,735	—		—	—	499,735

Total current assets	1,707,953	—		(5,070)	202,000	1,904,883
Investments	177,833	—		(8,894)	—	168,939
Property, plant and equipment	2,278,214	9,507	(e)	(17,653)	—	2,270,068
Intangible assets	1,204,819	276,730	(f)	—	—	1,481,549
Other assets	190,883	—		31,617	—	222,500

Total assets	€5,559,702	€286,237		€—	€202,000	€6,047,939

Liabilities, Minority Interests and Shareholders' Equity
Current liabilities:
Bank loans, overdrafts and other borrowing	104,341	—		—	—	104,341
Current maturity of long term debt	3,776	—		—	—	3,776
Accrued payables and accrued liabilities	1,167,233	—		—	—	1,167,233

Total current liabilities	1,275,350	—		—	—	1,275,350

Long term debt	3,108,335	21,237	(g)	—	208,000	3,337,572
Deferred debt issuance costs	(119,775)	—		—	(6,000)	(125,775)
Other long term liabilities	—	—		—	—	—
Provisions for liabilities and charges	373,153	160,000	(e)	—	—	533,153
Capital grants deferred	12,915	—		—	—	12,915
Minority interests (equity interests)	165,665	(20,000)	(e)	—	—	145,665

Total long term liabilities and minority interests	3,540,293	161,237		—	202,000	3,903,530

Shareholders' equity	744,059	125,000	(h)	—	—	869,059

Total liabilities, minority interests and shareholders' equity	€5,559,702	€286,237		€—	€202,000	€6,047,939

See accompanying notes to the unaudited pro forma condensed consolidated balance sheet

MDP Acquisitions plc
Notes to the Unaudited Pro Forma Condensed Consolidated Balance Sheet
(euro in thousands)

(a)
As explained elsewhere in this prospectus, on September 3, 2002 issuer obtained control of JSG when it declared unconditional its tender offer for all of the issued and to be issued share capital of JSG. Accordingly, from that date on, issuer began consolidating JSG in its consolidated financial statements. Thus, included in issuer's historical balance sheet at September 30, 2002 are the initial effects of the JSG purchase accounting. However, the effect of acquiring the remaining minority shares of JSG on October 7, 2002 are not included in the September 30, 2002 balances, but are included as a pro forma adjustment—see (b) below.

(b)
This column includes pro forma adjustments for the following aspects of the JSG Acquisition (as explained in the prospectus), that did not occur until after September 30, 2002:

  •
  Acquisition of the remaining minority JSG shares for cash;

  •
  Net additional borrowings of approximately €21,237; and

  •
  An equity contribution by parent of €125,000.

    The proceeds from the borrowings and capital contribution were used to repay certain assumed JSG debt and acquire the remaining minority shares of JSG. The net impact on cash was not significant.

(c)
In connection with the acquisition of JSG, certain non-operating and non-core operating assets of JSG were to be sold by issuer (after it acquired JSG) to newly formed subsidiaries (the "newcos") of issuer's parent. While most of those sales occurred by September 30, 2002, certain sales could not be completed until after that date due to legal requirements and various other reasons. This column represents a pro forma adjustment to reflect sales that occurred after September 30, 2002, but which were in process as of the acquisition date. The adjustments consist of (i) the elimination of issuer's carrying values of the remaining assets subsequently sold to the newcos (consisting mainly of corporate assets and investments in associates), and (ii) the recording of an additional €31,617 in notes receivable relating to these sales. After completion of the sales, issuer had €222,500 in notes receivable from the newcos.

(d)
This pro forma adjustment consists of the net proceeds received upon the sale of the additional senior notes, which is derived by taking the gross proceeds of approximately €212,000 less transaction costs of approximately €10,000, yielding net proceeds of approximately €202,000. While management anticipates using the proceeds in connection with the asset swap transaction with SSCC as described elsewhere in this prospectus, the effects of the asset swap are not included as a pro forma adjustment because the acquisition/disposition effects of the asset swap are not expected to be significant.

(e)
These pro forma adjustments reflect increases to the estimated fair value of certain assets and liabilities (as of the acquisition date) that were not reflected in the initial purchase accounting.

(f)
This pro forma adjustment represents the additional goodwill associated with the acquisition of the remaining JSG shares on October 7, 2002. For ease of accounting, in the initial purchase accounting, the remaining "minority interest" was netted against the goodwill recorded for the shares acquired. In addition, given that the minority interest was required to be acquired in the near term, all other purchase accounting fair value adjustments were recorded at 100% in the initial purchase accounting (i.e., ignoring minority interest carryforward). Given the above comments, the cash paid to acquire the minority interest in October 2002 is reflected in the pro forma adjustments as an increase to intangible assets. Issuer expects to continue to refine the purchase price allocation based on appraisals and other information in the process of being obtained.

(g)
This pro forma adjustment represents the net impact of borrowings used to acquire the minority interest.

(h)
This pro forma adjustment is for the cash equity contribution by the parent to issuer funded by the parent borrowing €125,000 from the newcos. This capital investment was part of the transactions, but was not completed until after September 30, 2002 due to legal and various other reasons.

(i)
Irish GAAP differs in certain significant respects from U.S. GAAP. A detailed discussion of those differences from a historical JSG perspective is included in note 37 to JSG's historical audited consolidated financial statements included elsewhere in this prospectus. In addition to the historical U.S. GAAP adjustments, certain of the historical JSG purchase accounting and related pro forma adjustments will be impacted, the most significant of which are summarized as follows:

•
Under U.S. GAAP, the excess purchase price over the fair value of the net tangible assets acquired would first be allocated to identifiable intangible assets based on their estimated fair values, with the remainder being allocated to goodwill. The amount allocated to identifiable intangibles will be based on valuations/appraisals obtained after closing. Under Irish GAAP, the entire excess purchase price is allocated to goodwill.

•
For U.S. GAAP, a purchase accounting liability of approximately €10,000 was recorded (and goodwill would be increased) in connection with a cost restructuring plan. Under Irish GAAP, such liability could not be recorded in purchase accounting and is being expensed as incurred post acquisition.

•
Under Irish GAAP, no deferred income tax adjustments were recorded as part of the purchase accounting for the transactions. However, for U.S. GAAP purposes, there are deferred tax adjustments based on any book-to-tax temporary differences arising except for any relating to goodwill.

•
Debt issuance costs are classified as a reduction to the debt liability balances under Irish GAAP, but are classified as part of other assets for U.S. GAAP purposes.

•
The Newcos, to which certain assets were sold (see note (c)), is consolidated in issuer's financial statements under U.S. GAAP, causing pro forma debt of issuer to increase by €125,000 and pro forma equity of issuer to decrease by €125,000. Even though issuer under U.S. GAAP would consolidate the Newcos, issuer has no repayment obligations relating to the €125,000 of the Newco's debt, which is recourse only to the assets of the Newcos.

•
The €125,728 in fair value of currency swaps at the September 3, 2002 acquisition date relating to debt remaining outstanding in the transactions is a reduction to the carrying value of debt under Irish GAAP but is separately recorded as part of other assets under U.S. GAAP.

•
For U.S. GAAP purposes, because of the application of the EITF issue 88-16, "Basis in Leveraged Buyout Transactions," effectively only partial purchase accounting would be applied to the transactions. More specifically, the approximate 8% rollover investment by senior management shareholders would be valued at their predecessor basis in JSG as opposed to the inherent new basis in parent/issuer. The primary effect on the pro forma balance sheet of that adjustment would be to reduce goodwill and shareholders' equity. Although the amount is subject to finalizing the terms of the transaction and some further analysis, it currently is estimated that such reduction would be approximately €75,000.

        The following table presents a reconciliation from Irish GAAP to U.S. GAAP for pro forma debt and shareholders' equity balances at September 30, 2002:

	Gross Debt		Shareholders' Equity
Per Irish GAAP	€3,445,689	(1)	€869,059
Reconciling items:
Consolidate Newcos	125,000	(2)	(125,000)
Reclassify fair value of currency swaps	125,728		—
Effect of partial purchase accounting	—		(75,000)

Per U.S. GAAP	€3,696,419		€669,059

  Notes:

  (1)
  Excludes debt issuance costs of €125,775 that are netted against the face amount of the debt for Irish GAAP purposes. The balance is net of €125,728 in fair value of related currency swaps on the remaining notes and debentures and includes €14,446 of accrued interest.

  (2)
  Neither issuer nor any of its subsidiaries have any repayment or other obligations relating to the €125,000 of Newco debt, which is recourse only to the assets of the Newcos.

MDP Acquisitions plc
Unaudited Pro Forma Condensed Consolidated Statement of Income(n)
Year Ended December 31, 2001
(euro in thousands)

					Dispositions
	JSG Historical(p)	JSG Acquisition(a)		Munksjö and other acquisitions(b)	Completed before JSG Acquisition(c)	Sale to Newcos(d)	Additional senior notes offering(e)	Pro Forma MDP Acquisitions plc
Net sales	€4,511,650	—		€672,084	€(145,827)	€(86,656)	€—	€4,951,251
Cost of sales	3,234,552	—	(f)	473,378	(126,384)	(80,239)	—	3,501,307
Goodwill amortization	8,820	28,219	(g)	—	—	—	—	37,039
Impairment of property, plant and equipment	26,642	—		—	(6,088)	—	—	20,554

Gross profit	1,241,636	(28,219)		198,706	(13,355)	(6,417)	—	1,392,351
Net operating expenses	883,964	(3,500)	(h),(i)	148,234	(21,466)	(10,521)	—	996,711
Reorganization and restructuring costs	23,763	—		—	(13,126)	—	—	10,637

Operating income subsidiaries—continuing	333,909	(24,719)		50,472	21,237	4,104	—	385,003
Share of associates' operating income	242,212	(207,580)	(j)	(16,175)	—	(3,286)	—	15,171
Share of associates' restructuring costs	(10,895)	10,895	(j)	—	—	—	—	—

Total operating income	565,226	(221,404)		34,297	21,237	818	—	400,174
Income on sale of operations	—	—		(27)	—	—	—	(27)
Interest income	23,053	—		(10,835)	(119)	—	—	12,099
Interest expense	(108,621)	(176,466	)(k)	(13,754)	932	467	(20,611)	(318,053)
Share of associates' net interest	(154,654)	150,448	(j)	4,055	—	(20)	—	(171)

Income before taxes and equity minority interests	325,004	(247,422)		13,736	22,050	1,265	(20,611)	94,022
Taxes on income	(137,565)	67,580	(j),(l)	(8,658)	(799)	582	—	(78,860)

Income before equity minority interests and preferred dividends	187,439	(179,842)		5,078	21,251	1,847	(20,611)	15,162
Equity minority interests	(37,022)	3,683	(j)	—	—	—	—	(33,339)

Net income available to ordinary shareholders	€150,417	€(176,159)		€5,078	€21,251	€1,847	€(20,611)	€(18,177)

See accompanying notes to the unaudited pro forma condensed consolidated statement of income

MDP Acquisitions plc
Unaudited Pro Forma Condensed Consolidated Statement of Income(n)
Nine Months Ended September 30, 2001
(euro in thousands)

					Dispositions
	JSG Historical(p)	JSG Acquisition(a)		Munksjö and other acquisitions(b)	Completed before JSG Acquisition(c)	Sale to Newcos(d)	Additional senior notes offering(e)	Pro Forma MDP Acquisitions plc
Net sales	€3,422,054	—		€496,216	€(101,981)	€(68,913)	€—	€3,747,376
Cost of sales	2,461,776	—	(f)	350,395	(90,851)	(62,440)	—	2,658,880
Goodwill amortization	5,916	21,863	(g)	—	—	—	—	27,779
Impairment of property, plant and equipment	—	—		—	—	—	—	—

Gross profit	954,362	(21,863)		145,821	(11,130)	(6,473)	—	1,060,717
Net operating expenses	686,452	817	(h),(i)	111,134	(29,065)	(8,223)	—	761,115
Reorganization and restructuring costs	—	—		—	—	—	—	—

Operating income subsidiaries—continuing	267,910	(22,680)		34,687	17,935	1,750	—	299,602
Share of associates' operating income	179,749	(154,762)	(i)	(11,137)	—	(2,874)	—	10,976
Share of associates' restructuring costs	(4,724)	4,724	(j)	—	—	—	—	—

Total operating income	442,935	(172,718)		23,550	17,935	(1,124)	—	310,578
Income on sale of operations	—	—			—	—	—	—
Interest income	16,205	—		(8,798)	—	—	—	7,407
Interest expense	(84,590)	(128,996	)(k)	(9,544)	480	256	(15,459)	(237,853)
Share of associates' net interest	(115,578)	112,237	(j)	3,224	—	(20)	—	(137)

Income before taxes and equity minority interests	258,972	(189,477)		8,432	18,415	(888)	(15,459)	79,995
Taxes on income	(108,738)	61,002	(j),(l)	(6,576)	—	660	—	(53,652)

Income before equity minority interests and preferred dividends	150,234	(128,475)		1,856	18,415	(228)	(15,459)	26,343
Equity minority interests	(21,937)	2,615	(j)	—	—	—	—	(19,322)

Net income available to ordinary shareholders	€128,297	€(125,860)		€1,856	€18,415	€(228)	€(15,459)	€7,021

See accompanying notes to the unaudited pro forma condensed consolidated statement of income

MDP Acquisitions plc
Unaudited Pro Forma Condensed Consolidated Statement of Income(n)
Nine Months Ended September 30, 2002
(euro in thousands)

						Dispositions
	JSG	Issuer
						Completed before JSG Acquisition(c)
	January 1, 2002 to September 2, 2002	September 3, 2002 to September 30, 2002	JSG Acquisition(a)		Munksjö and other acquisitions(b)		Sale to Newcos(d)	Additional senior notes offering(e)	Pro Forma MDP Acquisitions plc
Net sales	€3,134,080	€411,008	—		€165,347	€(53,939)	€(42,491)	—	€3,614,005
Cost of sales	2,266,493	296,083	—	(f)	105,240	(40,537)	(49,342)	—	2,577,937
Goodwill amortization	5,794	1,406	20,579	(g)	—	—	—	—	27,779
Impairment of property, plant and equipment	—	—	—		—	—	—	—	—

Gross profit	861,793	113,519	(20,579)		60,107	(13,402)	6,851	—	1,008,289
Net operating expenses	656,411	78,855	527	(h),(i)	45,223	(9,986)	(7,884)	—	763,146
Reorganization and restructuring costs	12,484	2,929	—		—	(3,057)	—	—	12,356

Operating income subsidiaries—continuing	192,898	31,735	(21,106)		14,884	(359)	14,735	—	232,787
Share of associates' operating income	117,473	1,479	(92,408)	(j)	(6,939)	—	(3,907)	—	15,698
Share of associates' restructuring costs	(7,541)	—	7,541	(j)	—	—	—	—	—

Total operating income	302,830	33,214	(105,973)		7,945	(359)	10,828	—	248,485
Income on sale of operations	20,440	—	—		—	(20,440)	—	—	—
Interest income	10,287	860	—		(1,218)	—	—	—	9,929
Interest expense	(65,882)	(12,082)	(146,103	)(k)	(3,778)	35	399	(15,459)	(242,870)
Share of associates' net interest	(74,387)	(152)	72,382	(j)	1,124	—	—	—	(1,033)

Income before taxes and equity minority interests	193,288	21,840	(179,694)		4,073	(20,764)	11,227	(15,459)	14,511
Taxes on income	(77,889)	(9,370)	54,673	(j),(l)	(1,779)	144	713	—	(33,508)

Income before equity minority interests and preferred dividends	115,399	12,470	(125,021)		2,294	(20,620)	11,940	(15,459)	(18,997)
Equity minority interests	(19,969)	(2,537)	2,273	(j)	—	—	—	—	(20,233)

Net income available to ordinary shareholders	€95,430	€9,933	€(122,748)		€2,294	€(20,620)	€11,940	(15,459)	€(39,230)

See accompanying notes to the unaudited pro forma condensed consolidated statement of income

MDP Acquisitions plc
Notes to the Unaudited Pro Forma Condensed Consolidated Statement of Income
(euro in thousands)

(a)
These pro forma adjustments, as described further in notes (f) through (l), result from applying the following aspects of the transactions to the historical statements of income of JSG. The adjustments in this column do not include removing from the JSG balances the historical operating results of either (i) businesses that were disposed of in 2001 and the first nine months of 2002 or (ii) the assets/businesses being sold to the Newcos. These historical operating results are eliminated in separate pro forma adjustment columns (see notes (c) and (d), respectively).

•
JSG's distribution to its shareholders of its 29.3% interest in SSCC through the spin-off;

•
Application of 100% purchase accounting to the non-SSCC balances based on the tender offer price of €2.15 per share plus transaction costs (exclusive of those costs directly related to issuance of new debt); and

•
Borrowing under the senior credit facility and the senior notes, proceeds from the sale of the units (consisting of subordinated notes and warrants), and parent's investment in issuer, the aggregate proceeds of which are used to (i) pay-off existing JSG debt not remaining, (ii) finance the acquisition of JSG stock in the acquisition noted above, and (iii) pay transaction fees and expenses.

(b)
These pro forma adjustments reflect the historical operating results of Munksjö, a Swedish public company, and Corsuca, a small Venezuelan corrugated business, for the relevant pre-acquisition periods (i.e., prior to their results being consolidated in JSG's historical consolidated statements of income).

    JSG acquired 67% of Munksjö, the portion it did not already own, on March 28, 2002 and began consolidating Munksjö effective April 1, 2002. The Munksjö amounts were derived from Munksjö's audited consolidated annual financial statements for 2001, and unaudited internal financial statements for the nine-month interim periods in 2001 and 2002. Munksjö reports results in its local currency (the Swedish krona) using Swedish GAAP. For pro forma purposes, the Munksjö amounts were translated into euro using average exchange rates. There were no significant differences between Swedish GAAP and Irish GAAP. As Munksjö was an associate prior to being acquired, these pro forma adjustments also remove JSG's share of Munksjö operating results recorded as part of the associates' income statement line items. In addition, because JSG financed the acquisition with available cash, JSG interest income relating to the funding was also eliminated.

    In addition to Munksjö, JSG acquired Corsuca, a small Venezuelan corrugated business, in June 2002. The Corsuca amounts were derived from internal accounting records kept in U.S. dollars, and for pro forma purposes were translated into euro using average exchange rates.

    It should be noted that neither the Munksjö nor Corsuca acquisition met the significance threshold of Rule 3-05 of SEC Regulation S-X, hence, separate pre-acquisition historical financial statements of Munksjö and Corsuca have not been included as part of this prospectus.

(c)
These pro forma adjustments eliminate the operating results of the following business units sold or otherwise disposed of by JSG during 2001 and from January 1 to September 2, 2002:

U.K. Decorprint (April 2001)	U.K. Swindon (December 2001)
U.S. Pacific Recycling (October 2001)	American Lithograph (February 2002)
U.K. Tube Winding (November 2001)	U.K. Warrington (April 2002)
Germany Inden Mill (December 2001)	U.S. Sequoia Voting (May 2002)
Ireland Smurfit Print (December 2001)
(d)
These pro forma adjustments eliminate the historical operating results relating to certain non-operating and non-core operating assets of JSG sold or to be sold by various subsidiaries of JSG to Newcos separately owned by the parent in connection with the transactions (see note (c) to the pro forma balance sheet).

(e)
These pro forma adjustments represent the interest expense on the additional senior notes sold in February 2003 as follows:

		Nine Months Ended September 30,
	Year Ended December 31, 2001
		2001	2002
($205,000 @ 9.625%)	€20,011	€15,009	€15,009
Amortization of financing costs	600	450	450

	€20,611	€15,459	€15,459

(f)
To reflect additional depreciation resulting from purchase accounting, fair value adjustments made to property, plant and equipment. The adjustment was calculated using estimated remaining useful lives and, pending receipt of additional appraisal information, was preliminarily estimated to be minimal.

(g)
To reflect additional amortization resulting from the purchase accounting adjustment to intangible assets. The adjustment was estimated as follows:

		Nine Months Ended September 30,
	Year Ended December 31, 2001
		2001	2002
New goodwill amortization (€1,481,549 over 40 years)	€37,039	€27,779	€27,779
Less historical amortization	(8,820)	(5,916)	(7,200)

Net adjustment	€28,219	€21,863	€20,579

(h)
To reflect new compensation agreements with senior management entered into in connection with the transactions. Included in this adjustment is the elimination of stock-based compensation expense (€7,700 for 2001 and €441 for each of the nine months ended September 30, 2001 and 2002) because the new stock-based compensation schemes are not expected to result in any stock compensation expense under Irish GAAP.

(i)
To eliminate amortization of the deferred gain relating to a machine sale to SSCC. Amounts were €4,200 for 2001; and €1,258 and €968 for the nine months ended September 30, 2001 and 2002, respectively.

(j)
To eliminate the share of SSCC operating income, restructuring costs, net interest, income taxes, and minority interest.

(k)
To record interest expense and amortization of deferred financing costs on the debt incurred to finance the transactions, calculated as follows (assuming no repayments during periods):

		Nine Months Ended September 30,
	Year Ended December 31, 2001
		2001	2002
Revolving credit facility (€15,000 @ 5.69%)	€854	€641	€641
(Unused portion @ .75%)	3,075	2,306	2,306
Term loan A (€570,009 @ 6.04%)	34,429	25,822	25,822
Term loan B (€462,150 @ 6.54%)	30,225	22,669	22,669
Term loan C (€462,150 @ 7.04%)	32,535	24,401	24,401
Senior notes (€350,000 @ 10.125%)	35,438	26,579	26,579
Senior notes ($545,000 @ 9.625%)	53,201	39,901	39,901
6.75% notes due 2005 remaining (€212,217 @ 7.75%)(1)	16,447	12,335	12,335
7.50% debentures due 2025 remaining (€212,055 @ 7.10%)(1)	15,056	11,292	11,292
Capitalized leases remaining (€24,247 @ 5.45%)	1,321	991	991
Latin American funded debt (€17,000 @ 4.3%)	731	548	548
Subsidiary debt remaining (€155,000 @ 7.50%)	11,625	8,719	8,719
Other annual financing fees	300	225	225

Cash interest expense	235,237	176,429	176,429
Subordinated notes (€252,130 @ 15.5%)(2)	41,533	30,461	35,478
Amortization of discount on subordinated notes	672	504	504
Amortization of financing costs	20,000	15,000	15,000
Eliminate historical interest expense	(120,976)	(93,398)	(81,308)

Pro forma adjustment to interest expense	€176,466	128,996	146,103

  Notes

  (1)
  These amounts are net of €125,728 in fair value of related currency swaps. The assumed interest rates are based on an estimated effective rate.

  (2)
  Consists of €100,000 and $150,000, converted into euro using an exchange rate as of September 30, 2002, which was €1.00=$.986. The exchange rate on March 3, 2003 was €1.00=$1.0835. Represents 15.5% of the face amount compounded quarterly.

    The amortization of the deferred financing costs was estimated using the straight-line method over an estimated average term of approximately 6.5 years. Actual amortization will be computed using the effective interest method based on an allocation to each individual debt instrument. The above interest amounts on the variable rate revolver and term loans are based on September 30, 2002 three-month LIBOR interest rates plus an applicable spread. Assuming a 1/8 of one percent variance in these LIBOR rates, the aggregate effect on pro forma interest expense would be €2,112, €1,585 and €1,585 for the year ended December 31, 2001, the nine months ended September 30, 2001 and the nine months ended September 30, 2002, respectively.

(l)
To record the income tax effect on all of the above adjustments, except for the non-deductible goodwill amortization adjustment.

(m)
"EBITDA" represents "operating income subsidiaries—continuing" plus "income on sale of operations subsidiaries—continuing," depreciation, depletion and amortization. EBITDA is included in this prospectus because it is a basis upon which issuer assesses its financial performance and debt service capabilities, and because certain covenants in issuer's (and subsidiaries') borrowing arrangements are tied to similar measures. You should not consider

  EBITDA in isolation from or as a substitute for cash flows from operations, net income, or other consolidated income or cash flow statement data prepared in accordance with Irish GAAP or U.S. GAAP or as a measure of a company's profitability or liquidity. Issuer understands that while EBITDA is frequently used by securities analysts, lenders and others in their evaluation of companies, EBITDA as used herein is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. For example, we calculate EBITDA without deducting income attributable to, or adding losses attributable to, associates and minority interests.

    The following is a reconciliation of actual EBITDA to pro forma EBITDA:

		Nine Months Ended September 30,
	Year Ended December 31, 2001
		2001	2002(6)
Actual EBITDA	€572,673	€447,373	€438,121
Pro forma adjustments:
Munksjö and other acquisition(1)	82,591	59,505	23,661
Disposal of businesses(2)	30,214	14,709	(22,980)
Sale to Newcos(3)	(787)	(471)	12,620
New compensation agreements(4)	7,700	441	441
Deferred gain amortization(5)	(4,200)	(1,258)	(968)

Pro forma EBITDA	€688,191	€520,299	€450,895

  Notes:

  (1)
  See note (b). The adjustment adds the EBITDA of these acquired businesses for the portion of the indicated period that they were not included in JSG's consolidated historical results. The addition for the nine months ended September 30, 2002 is relatively lower than for other periods because Munksjö was acquired on March 28, 2002 and, therefore, its results are already included in JSG's and MDP Acquisition's consolidated results for two-thirds of that period—i.e., €64,685 of Munksjö EBITDA is included in JSG's and MDP Acquisition's historical EBITDA of €438,121 for the nine months ended September 30, 2002.

  (2)
  See note (c). This adjustment eliminates from historical JSG balances the EBITDA of businesses disposed of during 2001 and 2002. The adjustment is positive for the 2001 periods because the disposed businesses had negative EBITDA during those periods. The change in the nine months ended September 30, 2002 is due to (i) net gains of €20,440 realized on the disposal of U.S. Sequoia Voting and American Lithograph and (ii) an improvement in the pre-sale operating results of Sequoia Voting in 2002 versus 2001.

  (3)
  See note (d). This adjustment eliminates from historical JSG balances the EBITDA of non-operating assets and non-core operating assets that are being sold to the Newcos. A positive adjustment is due to the fact that the assets/operations had negative EBITDA during those periods. The change in the nine months ended September 30, 2002 is mainly due to deterioration in the operating results of JSG's newsprint business in California, which was sold to the Newcos. During the first nine months of 2001, that business had positive EBITDA of €3,969, but had negative EBITDA of €9,531 during the first nine months of 2002.

  (4)
  See note (h).

  (5)
  See note (i).

  (6)
  Includes JSG through September 2 and MDP Acquisitions plc thereafter.

        The following is a reconciliation of net income to actual EBITDA:

		Nine months ended September 30,
	Year ended December 31, 2001
		2001	2002
Net income available to ordinary shareholders	150,417	128,297	105,363
Equity minority interests	37,022	21,937	22,506
Taxes on income	137,565	108,738	87,259
Share of associates earnings	(76,663)	(59,447)	(36,872)
Net interest expense	85,568	68,385	66,817
Depreciation, Amortization and Depletion	238,764	179,463	193,048

Actual EBITDA	572,673	447,373	438,121

        The following is a reconciliation of pro forma net income to pro forma EBITDA:

		Nine months ended September 30,
	Year ended December 31, 2001
		2001	2002
Net income available to ordinary shareholders	(18,177)	7,021	(39,230)
Equity minority interests	33,339	19,322	20,233
Taxes on income	78,860	53,652	33,508
Share of associates earnings	(15,000)	(10,839)	(14,665)
Net interest expense	305,954	230,446	232,941
Depreciation, Amortization and Depletion	303,215	220,697	218,108

Pro forma EBITDA	688,191	520,299	450,895

(n)
Irish GAAP differs in certain significant respects from U.S. GAAP. A detailed discussion of those differences from a historical JSG perspective is included in note 37 to JSG's historical audited consolidated financial statements included elsewhere in this prospectus. In addition to the historical U.S. GAAP adjustments, certain of the pro forma adjustments would also be impacted, the most significant of which are summarized as follows:

  •
  The Newcos to which certain assets are sold (see note (d)) would be consolidated in issuer's financial statements under U.S. GAAP, causing pro forma net income and EBITDA to decrease.

  •
  The Munksjö balances (see note (b)) would include U.S. GAAP adjustments for (i) pension expense, (ii) derivative instruments, (iii) intangible asset and goodwill amortization and (iv) income tax expense, among other items.

  •
  The operating results of businesses disposed of during 2001 and 2002 through September (see note (c)) that are removed from the pro forma balances would include U.S. GAAP adjustments for (i) pension expense, (ii) intangible asset and goodwill amortization and (iii) income tax expense, among other items.

  •
  For U.S. GAAP purposes, the excess purchase price over the fair value of the net tangible assets acquired related to the transactions would first be allocated to identifiable intangible assets based on their estimated fair values, with the remainder being allocated to goodwill. There would be no amortization of the goodwill and amortization of the intangibles generally would be based on their estimated economic lives.

    •
    The stock compensation expense eliminated for Irish GAAP purposes (see note (h)) would not be eliminated for U.S. GAAP purposes because the new plans would likely continue to result in U.S. GAAP expense. In addition, the historical expense under U.S. GAAP is different from Irish GAAP, as explained in note 37 to JSG's historical audited consolidated financial statements included elsewhere in this prospectus.

    Pro forma EBITDA for the year ended December 31, 2001 and the nine months ended September 30, 2001 and September 30, 2002 reconciled from Irish GAAP to U.S. GAAP is summarized as follows:

	Pro Forma EBITDA
		Nine Months Ended September 30,
	Year Ended December 31, 2001
		2001	2002
Per Irish GAAP	€688,191	€520,299	€450,895
Reconciling items:
Consolidation of the Newcos	787	471	(12,620)
Stock compensation expense	(12,977)	(1,894)	(660)
Pension expense	9,286	6,352	6,967
Derivative mark-to-market	13,783	15,884	5,684

Per U.S. GAAP	€699,070	€541,112	€450,266

(o)
The following supplemental adjustments do not qualify as pro forma adjustments under the SEC's published rules (principally Article 11 of Regulation S-X) or guidance of its staff, but are included to eliminate the effect of non-recurring items and to adjust for certain other considerations.

		Nine Months Ended September 30,
	Year Ended December 31, 2001
		2001	2002
Supplemental adjustments:
Non-recurring impairment charge(1)	€20,554	—	—
Non-recurring restructuring charge(2)	10,637	—	12,356
Non-recurring income(3)	(38,909)	(3,147)	(7,453)
Government grant amortization(4)	(2,900)	(1,584)	(1,783)
Insurance recoveries(5)	(5,800)	(1,700)	—

Total supplemental adjustments	€(16,418)	€(6,431)	€3,120

  Notes:

  (1)
  Represents non-cash impairment charges classified as an "exceptional" expense in JSG's income statement. The above amount for 2001 excludes €2,000 and €4,088 of the consolidated impairment charge of €26,642 that relate to disposed businesses (American Lithograph and Warrington), and which have already been incorporated into the disposal pro forma adjustment. The remaining €20,554 of 2001 impairment charges consists of €14,414 related to U.K. facilities, €6,000 related to the Lestrem facility in France, and €140 of miscellaneous items. Management believes that the non-recurring impairment expense is not relevant in analyzing recurring EBITDA.

  (2)
  Represents reorganization and restructuring costs classified as an "exceptional" expense in JSG's income statement. The above amount for 2001 excludes €13,126 of the consolidated charge of €23,763 that relates to disposed businesses, and which has already been incorporated into the disposal pro forma adjustment. Similarly, for the nine months ended September 30, 2002, the above amount excludes €3,057 of the consolidated charge of €15,413 because it is incorporated into the disposal pro forma adjustment. The remaining €10,637 and €12,356 of restructuring charges for 2001 and the first nine-months of 2002, respectively, relate mainly to restructuring actions at JSG facilities in the

    United Kingdom and France. Management believes that this non-recurring restructuring expense is not relevant in analyzing recurring EBITDA.

  (3)
  Represents other income items classified within operating expenses in JSG's income statement. The above amount for 2001 excludes €3,200 of gains related to a disposed business (U.K. Tubes), and which has already been incorporated into the disposal pro forma adjustment. Similarly, for the nine months ended September 30, 2002, the above amount excludes €20,440 of net gains related to disposed businesses (U.S. Sequoia Voting and American Lithograph). The remaining non-recurring income items for 2001 consists of several one-time gains related to sales of properties, litigation settlements, changes in estimates, and other events. Management believes that this non-recurring income is not relevant in analyzing recurring EBITDA.

  (4)
  Represents income amortization related to capital grants on property, plant and equipment that JSG receives from various governments. The amount is netted within operating expenses, but not against intangible asset amortization expense.

  (5)
  Represents insurance proceeds (and income) received in 2001 relating to claims incurred in 2000.

        For more information regarding these adjustments and other transaction-related cash cost expenses that we believe will not recur in future periods, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Impact of the Transactions—Potential Transaction-Related Cash Cost Savings."

(p)
From January 1, 2002, we are adopting Financial Reporting Standard (FRS) 19—"Deferred Tax" which requires full provision to be made for deferred tax arising from timing differences between the recognition of gains and losses in the financial statements and the tax computation. FRS 19 applies to accounting periods ending on or after January 23, 2002. In adopting FRS 19, we have chosen not to discount deferred tax assets and liabilities. The cumulative effect of the change in policy has been accounted for as a prior year adjustment and for the sole purposes of this summary historical consolidated financial data, previously reported figures have been restated. As a consequence of this change in policy, accounting for deferred taxation under Irish GAAP is more closely aligned to U.S. GAAP.

SELECTED HISTORICAL FINANCIAL DATA

            The following table sets forth certain of our historical financial data. The periods prior to and including September 2, 2002 reflect data of JSG, issuer's predecessor for financial accounting purposes. The periods beginning September 3, 2002 reflect data of issuer and its consolidated subsidiaries after the acquisition of JSG. Because of the revaluation of certain assets and liabilities acquired as part of the transactions and the related impact to the financial data, the consolidated financial statements of JSG, issuer's predecessor for the periods prior to September 3, 2002 are not comparable to those of issuer subsequent to that date. We have derived the selected historical consolidated financial data as of and for the fiscal years ended December 31, 1999, 2000 and 2001 from JSG's audited financial statements and the related notes included elsewhere in this prospectus. The selected historical consolidated financial data as of and for the fiscal years ended December 31, 1997 and 1998 have been derived from JSG's audited consolidated financial statements for such years, which are not included in this prospectus. We have derived the selected historical consolidated financial data for the nine month period ended September 30, 2001 and as at September 30, 2001 from JSG's unaudited consolidated financial statements and the related notes included elsewhere in this prospectus. We have derived the selected historical consolidated financial data for the period from January 1, 2002 to September 2, 2002 from JSG's unaudited consolidated financial statements and the related notes included elsewhere in this prospectus. We have derived the selected historical consolidated financial data for the period from September 3, 2002 through September 30, 2002 and as at September 30, 2002 from issuer's unaudited financial statements and the related notes included elsewhere in this prospectus. In the opinion of our management, the unaudited consolidated financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our financial position, the results of our operations and cash flows. The results of operations for any interim period are not necessarily indicative of the operating results to be expected for the full fiscal year. The selected historical financial data set forth below is not necessarily indicative of the results of future operations and should be read in conjunction with the discussion under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the historical consolidated financial statements of JSG and issuer and accompanying notes included elsewhere in this prospectus.

            Unless otherwise indicated, this historical financial data has been prepared in accordance with Irish GAAP. Irish GAAP differs in certain significant respects from U.S. GAAP. For a discussion of the most significant differences between Irish GAAP and U.S. GAAP as they apply to JSG, see note 37 to JSG's historical audited consolidated financial statements included elsewhere in this prospectus.

Predecessor	Issuer
Fiscal Year Ended December 31,	Nine Months Ended September 30, 2001	January 1, 2002 to September 2, 2002	September 3, 2002 to September 30, 2002
1997(1)	1998	1999	2000	2001
(euro in thousands, except ratios)	(unaudited)
(unaudited)
Consolidated Statement of Income Data:
Irish GAAP
Net sales	€3,264,324	€3,666,850	€3,688,595	€4,565,244	€4,511,650	€3,422,054	€3,134,080	€411,008
Cost of sales	2,386,496	2,645,977	2,728,050	3,336,671	3,243,372	2,467,692	2,272,287	297,489
Impairment of property, plant and equipment	—	67,754	23,235	—	26,642	—	—	—

Gross profit	877,828	953,119	937,310	1,228,573	1,241,636	954,362	861,793	113,519
Net operating expenses	682,776	776,141	734,897	866,103	883,964	686,452	656,411	78,855
Reorganization and restructuring costs	19,691	24,425	43,174	20,890	23,763	—	12,484	2,929

Operating income subsidiaries—continuing	175,361	152,553	159,239	341,580	333,909	267,910	192,898	31,735
Share of associates' operating income	122,784	134,599	222,285	403,934	242,212	179,749	117,473	1,479
Share of associates' restructuring costs	—	(101,004)	(19,621)	(24,894)	(10,895)	(4,724)	(7,541)	—

Total operating income	€298,145	€186,148	€361,903	€720,620	€565,226	€442,935	€302,830	€33,214

Income on sale of operations subsidiaries—continuing	34,014	200,890	34,529	—	—	—	20,440	—
Share of associates' income on sale of operations	—	—	148,060	3,105	—	—	—	—
Interest income	71,919	70,279	26,818	20,511	23,053	16,204	10,287	860
Interest expense	(131,324)	(151,957)	(120,470)	(120,370)	(108,621)	(84,589)	(65,882)	(12,082)
Share of associates' net interest	(82,067)	(88,209)	(187,528)	(181,567)	(154,654)	(115,578)	(74,387)	(152)

Income before taxes and equity minority interests	190,687	217,151	263,312	442,299	325,004	258,972	193,288	21,840
Taxes on income, as reported	(52,105)	(39,502)	(125,519)	(169,001)	(120,417)	(95,445)	(77,889)	(9,370)

Income before equity minority interests	138,582	177,649	137,793	273,298	204,587	163,527	115,399	12,470

Equity minority interests	(5,134)	(7,084)	(16,187)	(30,816)	(37,022)	(21,937)	(19,969)	(2,537)

Net income	€133,448	€170,565	€121,606	€242,482	€167,565	€141,590	€95,430	€9,933

Restated financial information applying FRS 19 retrospectively:
Net income, as reported	133,448	170,565	121,606	242,482	167,565	141,590	n/a	n/a
Unaudited deferred tax adjustment(2),(3)	(7,635)	(8,000)	(11,069)	(16,550)	(17,148)	(13,293)	n/a	n/a

Unaudited and restated net income	€125,813	€162,565	€110,537	€225,932	€150,417	€128,297	n/a	n/a

U.S. GAAP
Net income	€122,711	€164,061	€116,732	€245,670	€151,921	€152,392	€95,981	€12,002

Other Financial Data:
Depreciation, depletion and amortization expense	173,992	207,119	217,904	234,851	238,764	179,463	170,718	22,330
Net cash provided by (used in):
Operating activities	€392,656	€425,908	€392,417	€482,298	€584,492	€420,645	€356,514	€62,648
Capital expenditure and financial investment	(116,919)	(209,862)	(125,356)	(116,327)	(136,627)	(98,377)	(131,167)	(20,757)
Acquisitions and disposals	1,205	(312,392)	60,681	(109,067)	(42,431)	(40,207)	(296,668)	(2,315,339)
Financing activities	(64,753)	196,973	(688,592)	(19,956)	(128,032)	(101,093)	53,067	2,232,448
Capital expenditures	(175,730)	(218,959)	(171,088)	(147,629)	(177,213)	(109,792)	(129,581)	(20,995)
Ratio of earnings to fixed charges(5)	2.1	x	2.8	x	1.9	x	3.0	x	3.3	x	3.4	x	3.4	x	2.7	x
EBITDA Data:(4)
EBITDA	€383,368	€560,562	€411,672	€576,431	€572,673	€447,373	€384,056	€54,065

Balance Sheet Data (at end of period):
Irish GAAP
Cash at bank and in hand	€843,957	€887,892	€457,408	€427,092	€440,109	€417,240	€	n/a	€101,183
Property, plant and equipment	2,043,351	2,004,026	2,085,678	2,138,827	2,088,019	2,083,061		n/a	2,278,214
Total assets	4,964,777	5,431,293	5,390,423	5,901,002	5,936,617	5,896,894		n/a	5,559,702
Total long term debt and other long term liabilities	1,527,562	1,758,609	1,205,363	1,337,515	1,404,432	1,376,358		n/a	2,988,560
Shareholders' equity	1,988,561	2,096,084	2,263,984	2,505,175	2,664,532	2,648,921		n/a	744,059
Restated financial information applying FRS 19 retrospectively:
Total assets, as reported	€4,964,777	€5,431,293	€5,390,423	€5,901,002	€5,936,617	€5,896,894		n/a	n/a
Unaudited deferred tax adjustment(2),(3)	(34,464)	(33,168)	(44,006)	(56,258)	(69,048)	(64,330)		n/a	n/a

Unaudited and restated total assets	€4,930,313	€5,398,125	€5,346,417	€5,844,744	€5,867,569	€5,832,564		n/a	n/a
Shareholders' equity, as reported	1,988,561	2,096,084	2,263,984	2,505,175	2,664,532	2,645,921		n/a	n/a
Unaudited deferred tax adjustment(2),(3)	(67,724)	(74,428)	(97,364)	(118,445)	(139,341)	(132,577)		n/a	n/a

Unaudited and restated shareholders' equity	1,920,837	2,021,656	2,166,620	2,386,730	2,525,191	2,513,344		n/a	n/a

U.S. GAAP
Total assets	€5,193,085	€5,698,219	€5,531,224	€5,975,685	€5,913,972	€5,900,981	€	n/a	€5,498,176
Shareholders' equity	2,114,876	2,266,535	2,398,395	2,607,526	2,685,847	2,691,508		n/a	664,002

(1)
For the fiscal year ended December 31, 1997, amounts have been restated from Irish punts to euro using the official fixed conversion rate of IR£0.787564 = €1.00, which was established on January 1, 1999.

(2)
From January 1, 2002, we are adopting Financial Reporting Standard (FRS) 19—"Deferred Tax" which requires full provision to be made for deferred tax arising from timing differences between the recognition of gains and losses in the financial statements and the tax computation. FRS 19 applies to accounting periods ending on or after January 23, 2002. In adopting FRS 19, we have chosen not to discount deferred tax assets and liabilities. The cumulative effect of the change in policy has been accounted for as a prior year adjustment and for the sole purposes of this summary historical consolidated financial data, previously reported figures have been restated. As a consequence of this change in policy, accounting for deferred taxation under Irish GAAP is more closely aligned to U.S. GAAP.

(3)
The summary historical financial data for the fiscal years 1999, 2000 and 2001 was derived from JSG's audited financial statements and for the nine months ended September 30, 2001 was derived from JSG's unaudited consolidated financial statements, included elsewhere in this prospectus. As outlined in note (2) above, we have reflected the impact of FRS 19 in the financial data for these periods. As the financial impact of the new standard has not yet been audited, "unaudited and restated" has been applied, where applicable, to the relevant periods.

(4)
EBITDA represents "operating income subsidiaries—continuing" plus "income on sale of operations subsidiaries—continuing," depreciation, depletion and amortization. EBITDA is included in this prospectus because it is a basis upon which issuer assesses its financial performance and debt service capabilities, and because certain covenants in issuer's (and subsidiaries') borrowing arrangements are tied to similar measures. You should not consider EBITDA in isolation from or as a substitute for cash flows from operations, net income or other consolidated income or cash flow statement data prepared in accordance with Irish GAAP or U.S. GAAP or as a measure of a company's profitability or liquidity. Issuer understands that while EBITDA is frequently used by securities analysts, lenders and others in their evaluation of companies, EBITDA as used herein is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. For example, we calculate EBITDA without deducting income attributable to, or adding losses attributable to, equity minority interests.

(5)
For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes and extraordinary items, plus fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs and a portion of operating lease rental expense deemed to be representative of the interest factor.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

            The following discussion and analysis is based on our consolidated financial statements, which are prepared in accordance with Irish GAAP. Our accounting policies are discussed in the notes to the consolidated financial statements. Irish GAAP differs in certain respects from U.S. GAAP. A description of the principal differences and reconciliations of net income for 2001, 2000 and 1999 and shareholders' equity at December 31, 2001 and 2000 are set forth in note 37 to JSG's audited consolidated financial statements included elsewhere in this prospectus. The unaudited condensed consolidated financial statements of JSG for the nine months ended September 30, 2001 and the period January 1, 2002 to September 2, 2002 and the unaudited consolidated financial statements of issuer for period from September 3, 2002 to September 30, 2002, include all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim period. The interim results are not necessarily indicative of the results which may be expected for any other period or the full year.

            Our financial statements in the future will vary in important respects from the consolidated historical financial statements of JSG contained in this prospectus. In particular, as a result of the transactions, there will be a significant increase in interest expense and a significant increase in amortization of goodwill and other intangible assets. For more information, see "—Impact of the Transactions—Comparability of Periods." Similarly, there will no longer be any contribution from our interest in SSCC, and we will no longer conduct significant operations in the United States and Canada after the transfer of our 50% ownership interest in Smurfit MBI of Canada for substantially all of SSCC's European operations. See "Unaudited Pro Forma Financial Statements" for the pro forma effect of the transactions and certain other matters, including the Munksjö acquisition.

            Certain information in the review set forth below and elsewhere in this prospectus includes forward-looking statements that involve risks and uncertainties. See "Disclosure Regarding Forward-Looking Statements" and "Risk Factors" for a discussion of important factors that could cause actual results to differ materially from the results described in the forward-looking statements contained in this prospectus.

General

            We are the largest European-based integrated manufacturer of containerboard, corrugated containers and other paper-based packaging products. JSG, which was incorporated in Ireland in 1934 as the owner of a single converting plant, has grown to its current global position with thousands of customers and operations in 20 countries. For the nine months ended September 30, 2002, we generated net sales, net loss and EBITDA of €3,614 million, €39 million and €451 million, respectively, on a pro forma basis. For the year ended December 31, 2001, we generated net sales, net loss and EBITDA of €4,951 million, €18 million and €688 million, respectively, on a pro forma basis.

            We organize and manage our operations on the basis of three regions: Europe, Latin America and the United States and Canada.

  •
  Europe. Our European operations are spread across the major economies of Western Europe. Within Europe, our operations are divided into two segments: packaging and specialties. Our packaging segment is comprised principally of our containerboard and corrugated container operations, and our specialties segment consists primarily of our production of décor base paper, greyboard and paper sacks. On March 28, 2002, we significantly increased our operating cash flows through the purchase of substantially all of the outstanding shares that we did not already own of Munksjö, formerly our Swedish associate. This acquisition expanded our European specialties business to include décor base paper, as well as expanded our corrugated container operations. Through the asset swap transaction with SSCC, we will further expand our European presence by acquiring three paper mills, 21 corrugated container plants and five reclamation plants. The primary products in these facilities include corrugated containers, containerboard and coated recycled boxboard.

  •
  Latin America. Our Latin American operations are located principally in Mexico, Colombia, Venezuela and Argentina. In 2001, Mexico accounted for approximately 44% of our Latin American EBITDA. Since our initial investments in the late 1980s, Latin America has contributed significantly to our earnings and cash flow. Over the last three years, aggregate annual EBITDA from our Latin American operations has been at least €100 million.

  •
  United States and Canada. Historically, our principal investment in the United States and Canada was our 29.3% interest in SSCC. As a result of the spin-off, we no longer hold any interest in SSCC. In addition, we have sold substantially all of our remaining U.S. businesses, including through the asset swap transaction entered into with SSCC. Accordingly, when you review our historical results, you should note that discussions of United States and Canada reflect certain businesses that we will not own or operate going forward.

            The table below sets forth our actual net sales generated by our subsidiary operations in each region in the last three years and for the nine month periods ended September 30, 2001 and 2002:

				Nine Months Ended September 30,
	Year Ended December 31,
Region
	1999	2000	2001	2001	2002
	(euro in millions)
Europe:
Packaging	€2,151	€2,550	€2,523	€1,918	€1,911
Specialties	521	499	489	368	604

Total	2,672	3,049	3,012	2,286	2,515
Latin America	597	783	834	637	583
United States and Canada	420	733	666	499	447

Total	€3,689	€4,565	€4,512	€3,422	€3,545

            Our European, Latin American and United States and Canada operations accounted for approximately 71%, 16% and 13%, respectively, of our net sales for the nine months ended September 30, 2002 on a pro forma basis. After completion of the SSCC Asset Swap, we will no longer conduct significant operations in North America.

            We conduct our business primarily through wholly owned subsidiaries. Within JSG's operations, however, there are several subsidiaries in which JSG's ownership is less than 100% and in respect of which minority interests exist. For example, we own approximately 50%, 70% and 87% of the outstanding equity interests of our Canadian, Colombian and Venezuelan subsidiaries, respectively.

            In addition to the activities of our subsidiaries, we conduct our operations through a number of associated companies in which we hold minority interests. We account for these associated companies under the equity method of accounting. Accordingly, we include in our operating results our proportionate share (based on our ownership percentage) of the net earnings or losses of such associates. Before the spin-off, our principal associated company was SSCC.

Overview

            We generate sales principally through the production of paperboard and the conversion of paperboard into paper-based packaging products. Our paper mills sell containerboard and other grades of paperboard primarily to JSG-owned converting operations. We also sell containerboard and other grades of paperboard to third parties. In discussing our operations, we refer to our total sales, which include both internal and third party sales, because we believe it gives a better representation of the scope of our operations. We report net sales in our consolidated statements of income, which include only our sales to third parties.

            Key factors that impact our operating results are changes in demand and industry capacity, our ability to recover paperboard price increases through increased prices to paper-based packaging customers, the cost of recycled wastepaper and certain currency exchange rate movements. Demand for our products, both globally and regionally, is generally driven by the general level of economic growth and activity. Increased levels of economic growth and activity typically result in higher per capita use of packaging materials, both with respect to transportation of goods and consumer presentation. Because the markets for containerboard and packaging products in developed economies are generally mature, there is a close correlation between general economic growth and demand for packaging products such as corrugated containers and, therefore, for the component materials such as containerboard. In contrast, less-developed economies, including those in Latin America, generally have a lower rate of per capita consumption of packaging materials and containerboard, and thus, we believe, offer the potential opportunity for growth rates that exceed those of general economic growth in those economies.

            Demand for containerboard and packaging products is also affected to a lesser degree by changes in their market prices. Significant increases in the price for containerboard and corrugated containers has, on some occasions, resulted in decreased demand as customers elect to purchase substitute products, such as returnable plastic containers, wood crates or shrink-wrap.

            Historically, prices for containerboard and packaging products, including corrugated containers, have tended to be cyclical. This cyclicality has resulted from significant imbalances in the supply and demand for paper. On the one hand, paper production capacity cannot be readily adapted to reflect changing market conditions due to the capital intensity of paper production facilities and the long lead time between the planning and completion of a new paper mill. On the other hand, significant containerboard and corrugated container price cuts and inventory growth have resulted when capacity has exceeded demand. More recently, many leading paper manufacturers have reacted to reduced demand by taking downtime and by rationalizing high cost or inefficient capacity. This has resulted in a reduced level of capacity expansion with production decisions increasingly being based more on current rather than projected demand.

            The profitability of our mills can be affected by the different characteristics of the markets for testliner and kraftliner. Because the primary raw material for the production of testliner is wastepaper, and wastepaper prices tend to fluctuate, our testliner mills can experience temporary increases and decreases in profits but earn a relatively stable margin over time. In contrast, the primary raw material for the production of kraftliner is wood, the cost of which is relatively more stable. As a result, our kraftliner mills can earn relatively strong margins during periods of high prices, but relatively lower margins when prices decline. Moreover, a majority of our kraftliner sales are made to third parties (in contrast to our testliner sales). Consequently, changes in the profitability of kraftliner have a more immediate impact on our operating results than testliner, which we primarily sell to our converting plants.

            Our overall profitability is also affected not only by supply and demand for raw materials and our finished products, but also by the length of time it takes us to translate price increases in raw materials to prices we charge for third party sales of containerboard and paper-based packaging products. To the extent our containerboard is sold internally, our profitability will only be affected by the ability to recover any price increases from third party sales of paper-based packaging products. Price increases at the corrugated level tend to lag containerboard price movements, sometimes by months. As a result, during periods of rising containerboard prices, our profitability is generally adversely affected. Conversely, during periods of declining containerboard prices, our profitability is generally positively affected.

            The principal determinant of the cost of our paperboard products is wastepaper, which is used extensively in the manufacture of our paperboard products. An important driver of recycled wastepaper prices is the balance of supply and demand for paper products in general. When the price of recycled wastepaper begins to rise, paper and containerboard manufacturers attempt to raise their prices to preserve profit margins, which generally narrow as a result of increased raw material costs. It generally takes approximately two months for the mills to pass along their price increases to the paper-based packaging products manufacturers. In turn, the manufacturers of paper-based packaging products generally attempt to raise prices to recover containerboard cost increases. It generally takes approximately four months for these manufacturers to pass through their price increases. In a down cycle, as recycled wastepaper and containerboard prices fall, manufacturers of paper and paper-based packaging products attempt to maintain prices. From our experience, our mills are able to maintain prices for between two and three months while our paper-based packaging operations are able to maintain prices for between four and six months. As a result, the effect of price fluctuations on our mills and converting operations will vary depending on the relevant point in the industry cycle.

            Given the wide geographic spread of our operations, we are exposed to currency rate fluctuations. With the introduction of the euro on January 1, 1999, however, our exposure to fluctuations in exchange rates within the European Union has been reduced, although the United Kingdom, Sweden and Denmark have not adopted the euro as their national currency. Nevertheless, since the results of our operations in the United States and those in Latin America are denominated in U.S. dollars, fluctuations in the value of the U.S. dollar will continue to have a significant effect on our operations and on our reported results in euro. In particular, a weaker U.S. dollar will decrease and, conversely, a stronger U.S. dollar will increase, the euro figures we report in our financial statements with respect to our United States and Latin American operations. As a result, comparability of performance between financial periods can be significantly affected by fluctuations in the value of the U.S. dollar against the euro.

Impact of the Transactions

Comparability of Periods

            Our financial statements in the future will vary in important respects from JSG's consolidated historical financial statements contained in this prospectus. The acquisition of JSG was accounted for using the purchase method of accounting. As a result, the aggregate purchase price for JSG's equity (including estimated transaction expenses) of approximately €2,504 million was allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values as of the date of the acquisition. The allocation of the purchase price to the assets acquired in the acquisition results in a significant increase in our amortization and depreciation expense. In addition, due to the effects of the increased borrowing to finance the acquisition, our interest expense increases significantly in the periods following the acquisition. Moreover, our operating results will no longer be impacted by the operating results of SSCC as a result of the spin-off. In addition, our future operating results will reflect the completion of the SSCC Asset Swap. Period to period comparisons are also affected by the acquisition of Munksjö, our former Swedish associate, and fluctuations in foreign currency exchange rates, as described in "—Overview." See "Unaudited Pro Forma Financial Statements."

Potential Transaction-Related Cash Cost Savings

            As part of our business strategy, we have identified and are in the process of implementing certain transaction-related cash cost reductions in overhead and procurement. The following table sets forth certain cash expenses incurred by JSG in the year ended December 31, 2001, which we believe will not recur in future periods as a result of such cash cost reduction measures and operating improvements. See "Business—Business Strategy." Unless otherwise noted, amounts shown have not been adjusted to reflect additional expenses that we expect to incur in future periods, including additional professional fees, interest expense, depreciation and amortization and other expenses. In addition, while we believe the following cash expenses will not recur in future periods, there can be no assurance that we will not incur other expenses similar to the cash expenses described below in future periods. The following calculations should not be viewed as indicative of future results.

Description	Year Ended December 31, 2001
(euro in thousands)
Purchasing improvements(1)	€13,600
Reduction in senior management compensation(2)	7,700
Reduction in sponsorships/contributions(3)	3,000
Elimination of certain office operating expenses(4)	2,700
Elimination of travel expenses(5)	2,000
Elimination of public company costs(6)	1,500
Reduction in insurance costs(7)	1,000

Total estimated cash cost savings	€31,500

(1)
Reflects expected cash savings from the consolidation of purchasing functions across many of JSG's operations.
(2)
Represents the cash costs associated with JSG's Special Long-term Incentive Plan, which will be terminated in connection with the acquisition. Going forward, JSG's principal incentive compensation plan will be equity-based.
(3)
Reflects elimination of expected cash expenses associated with certain current sponsorships and contributions, which will be reduced in connection with the acquisition.
(4)
Reflects the elimination of cash costs associated with two of JSG's offices, which we expect to sell to one of the Newcos.
(5)
Reflects expected elimination of cash operating costs associated with JSG's interests in respect of an aircraft, which we expect to sell to one of the Newcos.
(6)
Reflects the elimination of cash costs incurred related to JSG's operating as a publicly traded corporation prior to the transactions.
(7)
Reflects expected cash savings from the termination of certain insurance policies.

            The foregoing information includes forward-looking statements relating to potential transaction-related cash cost savings. These forward-looking statements are not historical facts and involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Forward-looking statements are not guarantees of future performance and actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from those made in, or suggested by, the foregoing forward-looking statements. See "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors—Risks Relating to Our Business—Our ability to improve our cash flow and profitability depends on a number of factors, including the successful implementation of our business strategy."

Results of Operations

            Issuer and certain of its affiliates were established solely for the purpose of effecting the acquisition of JSG. Because of the revaluation of certain assets and liabilities of JSG, issuer's predecessor for accounting purposes, and the related impact on cost of sales and expenses, the financial statements of JSG for periods prior to September 3, 2002 are not comparable to those of issuer subsequent to that date. The following tables sets forth each category of our consolidated income statement data and express such data as a percentage of net sales for: (i) JSG for the years ended December 31, 1999, 2000 and 2001 and for the nine month period ended September 30, 2001: and (ii) JSG and issuer on a combined basis for the nine months ended September 30, 2002:

	Predecessor
	Year Ended December 31,
Consolidated Income Statement Data
	1999		2000		2001
	(euro in thousands)
Net sales	€3,688,595	100.0%	€4,565,244	100.0%	€4,511,650	100.0%
Cost of sales	2,728,050	74.0	3,336,671	73.1	3,243,372	71.9
Impairment of property, plant and equipment	23,235	0.6	—	0.0	26,642	0.6

Gross profit	937,310	25.4	1,228,573	26.9	1,241,636	27.5
Net operating expenses	734,897	19.9	866,103	19.0	883,964	19.6
Reorganization and restructuring costs	43,174	1.2	20,890	0.5	23,763	0.5

Operating income subsidiaries—continuing	159,239	4.3	341,580	7.5	333,909	7.4
Share of associates' operating income	222,285	6.0	403,934	8.8	242,212	5.4
Share of associates' restructuring costs	(19,621)	(0.5)	(24,894)	(0.5)	(10,895)	(0.2)

Total operating income	€361,903	9.8	€720,620	15.8	€565,226	12.5
Profit on sales of operations subsidiaries—continuing	34,529	0.9	—	—	—	—
Share of associates income on sale of operations	148,060	4.0	3,105	0.1	—	—
Net interest	(93,652)	(2.5)	(99,859)	(2.2)	(85,568)	(1.9)
Share of associates' net interest	(187,528)	(5.1)	(181,567)	(4.0)	(154,654)	(3.4)

Income before taxes and equity minority interests	263,312	7.1	442,299	9.7	325,004	7.2
Taxes on income	(125,519)	(3.4)	(169,001)	(3.7)	(120,417)	(2.7)

Income before equity minority interests	137,793	3.7	273,298	6.0	204,587	4.5
Equity minority interests	(16,187)	(0.4)	(30,816)	(0.7)	(37,022)	(0.8)

Net income available to ordinary shareholders	€121,606	3.3%	€242,482	5.3%	€167,565	3.7%

	Predecessor		Combined(a)
Consolidated Income Statement Data	Nine Months Ended September 30, 2001		Nine Months Ended September 30, 2002
	(euro in thousands)
Net sales	€3,422,054	100.0%	€3,545,088	100.0%
Cost of sales	2,467,692	72.1	2,569,776	72.5
Impairment of property, plant and equipment	—	0.0	—	0.0

Gross profit	954,362	27.9	975,312	27.5
Net operating expenses	686,452	20.1	735,266	20.7
Reorganization and restructuring costs	—	0.0	15,413	0.4

Operating income subsidiaries—continuing	267,910	7.8	224,633	6.4
Share of associates' operating income	179,749	5.3	118,952	3.4
Share of associates' restructuring costs	(4,724)	(0.1)	(7,541)	(0.2)

Total operating income	€ 442,935	12.9	€ 336,044	9.6

Net interest	(68,385)	(2.0)	(66,817)	(1.9)
Share of associates' net interest	(115,578)	(3.4)	(74,539)	(2.1)

Income before taxes and equity minority interests	258,972	7.6	215,128	6.1
Taxes on income	(95,445)	(2.8)	(87,259)	(2.5)

Income before equity minority interests	163,527	4.8	127,869	3.6
Equity minority interests	(21,937)	(0.6)	(22,506)	(0.6)

Net income available to ordinary shareholders	€ 141,590	4.1%	€ 105,363	3.0%

(a)
For comparison purposes, the financial results of JSG and its subsidiaries for the periods prior to its acquisition on September 3, 2002 have been combined with those of the issuer for periods following such acquisition. See note 1 to the consolidated financial statements included elsewhere in this prospectus for more information regarding the basis of presentation of this financial information.

Comparison of Combined Nine Months Ended September 30, 2002 and JSG Nine Months Ended September 30, 2001

            Net Sales.    Consolidated net sales from continuing operations of €3,206 million in the first nine months of 2002 decreased by approximately 6% compared to the first nine months of 2001 as a result of weak demand and difficult trading conditions. Although volumes were reasonably good, average prices were lower and revenues declined accordingly. With the inclusion of Munksjö's post-acquisition sales of almost €340 million, reported net sales amounted to €3,545 million, 4% higher than in the first nine months of 2001.

            Net sales from our European operations of €2,515 million in the first nine months of 2002 increased by 10% by virtue of the inclusion of Munksjö's post-acquisition sales. Excluding Munksjö's contribution, net sales decreased by 4.8% reflecting weaker pricing rather than reduced volume. Average prices in Europe for containerboard and, to a lesser extent, corrugated containers weakened over the course of 2001. This decline continued into the first half of 2002, albeit at a more moderate rate. Although price increases were implemented in the third quarter of 2002, their impact on average price levels for the period was limited. Accordingly, average prices for containerboard and, to a lesser extent, corrugated containers were lower than in the first nine months of 2001. Corrugated container volumes were generally higher than in the first nine months of 2001 while containerboard volumes were at or above 2001 levels.

            Reflecting a difficult economic environment, net sales from our Latin American operations of €583 million in the first nine months of 2002 represented a decrease of over 8% as compared to the first nine months of 2001. As in the case of Europe, weaker pricing was the dominant factor. Trading conditions were particularly difficult in Argentina while our Mexican operations were adversely affected by the economic downturn in the United States.

            Net sales from our operations in the United States and Canada of €447 million in the first nine months of 2002 decreased by over 10% compared to the first nine months of 2001 reflecting in part a reduced scale following the disposal of our printing and voting equipment businesses in early 2002. Although corrugated container volumes in Canada were higher than in the first nine months of 2001, the benefit was offset by lower average prices while our U.S. newsprint mill faced a difficult market and significantly lower prices than in the first nine months of 2001. From September 2002, the sales revenues of the newsprint mill are reported within the Newcos.

            Income Before Interest Expense and Taxes.    Reflecting higher consolidated third party sales in the first nine months of 2002, gross profit from subsidiaries of €975 million represented a 2% increase compared to the first nine months 2001. Cost of sales sold increased also to 72.5%, representing a marginally higher percentage of net sales than in the first nine months of 2001. This resulted in part from the strong increase in waste fiber prices from the end of the first quarter, which adversely affected the profitability of our recycled mills prompting increases in paper prices. Although paper price increases were implemented in the third quarter of 2002, they were insufficient to cover the waste fiber cost increases. With waste fiber costs declining in the third quarter, further price increases did not occur in the final quarter of 2002.

            Net operating expenses, primarily selling, general and administration costs, also increased in the first nine months of 2002, representing 20.7% of consolidated sales compared to 20.1% of consolidated sales in the first nine months of 2001. With sales revenues declining through price rather than volume, selling costs did not fall in line with revenue.

            Our share of associates' operating income of €119 million in the first nine months of 2002 decreased by 34% as compared to the first nine months of 2001, reflecting reduced earnings from SSCC, partly as a result of its inclusion for only eight months in 2002 after completion of the spin-off. Lower average prices in 2002 for SSCC's principal products affected their operating income and, consequently, our reported share of their earnings. In addition, we continue to account for the amortization of goodwill under Irish GAAP, the absence of which charge under U.S. GAAP boosted SSCC's reported earnings. Under Irish GAAP, our share of SSCC goodwill amortization amounts to approximately €20 million for the nine months of 2002.

            Total operating income before exceptional items of €359 million in the first nine months 2002 represented a decrease of 20% as compared to the first nine months of 2001, reflecting the generally weaker operating conditions. The decline in profitability in Europe was offset by the inclusion of over €25 million from Munksjö as a subsidiary, without which the overall decrease in operating income before exceptional items would have been 25%. Conversely, the decline in the profitability of our Latin American operations reflected partly the benefit in the first nine months of 2001 of non-recurring items. The profitability of our operations in the United States and Canada increased reflecting partly the disposal of the printing and voting equipment businesses, which generated large losses in the 2001 period.

            Exceptional items in the first nine months of 2002 included a net gain of over €20 million on the disposal of our U.S. printing and voting equipment businesses less reorganization and restructuring costs of €15 million, mainly in respect of our European operations. The resulting net gain of €5 million was more than offset by a charge of €7.5 million in respect of our share of exceptional items arising in SSCC. Exceptional items in the first nine months of 2001 of over €4.5 million related solely to SSCC.

            Interest Expense and Income Taxes.    Group net interest of €67 million, including €4 million in September in respect of transaction related debt, decreased by 2% compared to the first nine months of 2001, with the benefit of lower average interest rates more than offsetting the impact of an increased level of debt following the acquisition of Munksjö at the end of March 2002. Our share of associates'

net interest, which related mainly to SSCC, was lower by €41 million in the first nine months of 2002 compared to the first nine months of 2001, the decrease reflecting the benefit of both lower debt levels and lower average interest rates and the presence of SSCC for only eight months in 2002.

            Reflecting the lower level of profits in the first nine months of 2002, the overall tax charge of €87 million represented an overall rate of 40.6% compared to 42.0% (as restated to reflect a full provision for deferred taxation) in the first nine months 2001. The overall average rate for our subsidiaries fell to 39.2% in the first nine months of 2002 from 40.3% (as restated) in the first nine months of 2001, reflecting the benefit of reduced losses in our U.S. subsidiaries as partly offset by an additional charge of approximately €2.5 million in respect of the special anti-terrorism levy raised by the Colombian government. The overall average rate for our associates, primarily SSCC, was 47.1% in the first nine months of 2002 compared to 47.7% (as restated) in the first nine months of 2001.

Comparison of Years Ended December 31, 2001 and December 31, 2000

            We believe that our results in 2001 represented a good performance in a demanding operating environment.

            Total sales.    Total sales decreased from €5,928 million in 2000 to €5,861 million in 2001, an overall decline of approximately 1.0%. Net sales decreased from €4,565 million in 2000 to €4,512 million in 2001, or by approximately 1.2%, with the impact of currency changes and net acquisitions again partly offsetting the real decline. In Europe, we experienced a decline in net sales from €3,049 million in 2000 to €3,012 million in 2001, or approximately 1.2%, which was primarily due to lower volumes and prices in our packaging segment. In the United States and Canada, we experienced a decline in net sales from €733 million in 2000 to €666 million in 2001, or approximately 9.2%, primarily as a result of the weaker newsprint prices and the general downturn in the markets served by our print businesses. These declines in Europe and the United States and Canada more than offset improvements in net sales in Latin America from €783 million in 2000 to €834 million in 2001, or approximately 6.4%, reflecting a full year of results for certain businesses acquired in 2000.

            Cost of sales.    Cost of sales decreased from €3,337 million in 2000 to €3,243 million in 2001, or approximately 2.8%, as a result of lower volumes and lower raw material prices. As a percentage of net sales, cost of sales decreased from 73.0% in 2000 to 72.0% in 2001, reflecting a decline in raw material costs.

            Net operating expenses.    Net operating expenses increased from €866 million in 2000 to €884 million in 2001, or approximately 2.1%, mainly as a result of the net impact of acquisitions. As a percentage of net sales, net operating expenses increased from 19.0% in 2000 to 19.6% in 2001, reflecting a decline in sales without a corresponding decline in fixed costs.

            Group income before exceptional items, interest and taxes.    Group income before exceptional items, interest and taxes increased from €362 million in 2000 to €384 million in 2001, an increase of approximately 6.1%, reflecting the performance of our subsidiary operations in Europe and Latin America.

            Share of associates' operating income.    Our share of associates' operating income decreased from €404 million in 2000 to €242 million in 2001, or approximately 40.1%, primarily because of a significantly lower contribution from SSCC as a result of the difficult trading conditions in the United States.

            Income before exceptional items, interest and taxes.    Income before exceptional items, interest and taxes decreased from €766 million in 2000 to €627 million in 2001, a decline of approximately 18.3%, primarily because of the factors discussed above.

            Exceptional items.    Exceptional items in 2001, consisting of both asset impairment and reorganization and restructuring costs, amounted to a loss of over €50 million. These costs, which arose in our European packaging businesses, reflect our continuing focus on restructuring our operations to enhance future profitability and follow on from similar charges in previous years. In 2000, exceptional costs relating to reorganization and restructuring, primarily in the United Kingdom, amounted to approximately €21 million.

            Share of associates' exceptional items.    In 2001, our share of associates' exceptional items amounted to a net loss of approximately €11 million and represented our share of restructuring and other costs incurred by SSCC. In 2000, we reported a net loss of €22 million in respect of our share of exceptional costs incurred by SSCC, as offset by a modest gain on the disposal of their newsprint operations in the United States and Canada.

            Group net interest.    Group net interest payable decreased from €99 million (an expense of €120 million less income of nearly €21 million) in 2000 to €86 million (an expense of €109 million less income of €23 million) in 2001, or approximately 14.3%. The reduced interest charge reflects lower average interest rates during 2001. This benefit was, however, partially offset by a stronger U.S. dollar, which increased the euro value of our U.S. dollar-denominated interest.

            Share of associates' net interest.    Our share of associates' net interest decreased from €182 million in 2000 to €155 million in 2001, or approximately 14.8%. The decline in interest charge relates predominantly to SSCC, where the benefit of lower average interest rates was complemented by reduced debt levels and the benefits of previous debt refinancing.

            Income before taxes and equity minority interests.    Income before taxes and equity minority interests decreased from €442 million in 2000 to €325 million in 2001, or approximately 26.5%. As a result of this reduced level of profitability, taxes on income decreased from €169 million in 2000 to €120 million in 2001, or approximately 28.7%. The charge in 2001 represented an overall tax rate of 37%, a reduction from the comparable 38% tax rate in 2000. As there is only limited tax relief available on the exceptional items, the tax rate on pre-exceptional profits was 33% in 2001 compared to 37% in 2000. This continued the downward trend that reflects our ongoing focus on tax management. Actions taken in 2001 helped reduce the distorting impact that unrelieved statutory tax losses had on the tax charge in 2000.

            Income before equity minority interests decreased from €273 million in 2000 to €205 million in 2001, or approximately 25.1%. As a result of higher earnings from Smurfit MBI in Canada and from our Colombian operations, equity minority interests increased from €31 million in 2000 to €37 million in 2001, or approximately 20.1%.

            Net income.    Net income decreased from €242 million in 2000 to €168 million in 2001, a decline of over 30.0%.

Regional Review—2001 Compared to 2000

            This regional review is based on net sales and income before exceptional items, interest and taxes.

    Europe

            Our operations in Europe generated total sales of €3,947 million and net sales of €3,049 million in 2000, compared to total sales and net sales of €3,880 million and €3,012 million, respectively, in 2001, representing a decline of approximately 1.7% and 1.2%, respectively. The decrease in sales revenue reflected the generally lower pricing environment, with the year-on-year decline being partly offset by the presence for a full year of operations of businesses acquired in 2000, including Neopac in Denmark. Excluding acquisitions and dispositions and the effect of foreign currency exchange rate movements, our net sales would have declined by approximately 2.0%.

            Despite lower sales revenues, total income before exceptional items, interest and taxation for our European operations increased from €279 million in 2000 to €292 million in 2001, or approximately 4.7%. The underlying results varied, with the increase in our packaging operations being offset by reduced profits in our specialties operations and from our associates, primarily Munksjö, which is now our subsidiary.

            Packaging.    Total European sales by our packaging segment, which includes our containerboard mills and corrugated container operations, decreased from €3,423 million in 2000 to €3,364 million in 2001, or approximately 1.7%, while net sales decreased from €2,550 million in 2000 to €2,523 million in 2001, or approximately 1.0%. The year-on-year decline reflected a slight decline in overall volumes, when the impact of acquisitions is excluded, and modest price erosion, particularly in the second half of the year.

            Our containerboard volumes in 2001 showed a modest year-on-year decline against 2000. Recycled containerboard volumes grew by 1.3% but kraftliner volumes declined 3.5% year-on-year. The decline in kraftliner volumes reflected downtime taken to manage inventories and the elimination of low-margin business.

            In 2001, recycled containerboard prices declined, as did kraftliner prices, which declined modestly. OCC prices, which declined during 2001, contributed to the downward pressure on testliner prices.

            The European containerboard industry continued to benefit from the decline of U.S. containerboard exports. Through the end of 2001, U.S. linerboard exports had decreased by approximately 50.0% since 1997 reflecting the strength of the U.S. dollar and the closure of over four million short tons of U.S. containerboard capacity. A strong U.S. dollar made U.S. tonnage less competitive in Europe. Although the U.S. dollar has recently weakened against the euro, we continue to see ourselves as a major beneficiary of this trend of reduced U.S. exports.

            Our corrugated container volumes in Europe increased by 1.4% year-on-year. Excluding the effect of acquisitions, principally Neopac in Denmark, corrugated container volumes were unchanged year-on-year. We continued to restructure underperforming corrugated container facilities and reduced our exposure to unprofitable business, particularly in the United Kingdom. Corrugated container prices experienced moderate declines in the second half of 2001.

            With corrugated container prices suffering moderate erosion only in the second half of 2001, the operations benefited from the general weakness of containerboard prices during the year. While lower average prices for OCC almost offset lower containerboard prices, the profitability of our mills was reduced. As a result of the lower average prices of OCC, our packaging segment generated increased profits despite lower sales revenue than in 2000.

            Income before exceptional items, interest and tax increased from €221 million in 2000 to €244 million in 2001, or approximately 10.0%.

            Specialties.    Total sales by our specialties segment decreased from €524 million in 2000 to €516 million in 2001, or approximately 1.4%, while net sales decreased from €499 million in 2000 to €489 million in 2001, or approximately 2.0%, during that same period. The overall decline was primarily driven by the closure of two loss-making plants during 2001.

            Several of our specialty businesses faced difficult market conditions during 2001. Both graphic board and sack volumes declined, but industry pricing remained relatively stable and accordingly the profitability of our specialties segment declined only modestly.

            Income before exceptional items, interest and tax decreased from €26 million in 2000 to €24 million in 2001, or approximately 7.6%.

            Associates.    The profitability of our European associates decreased in 2001, principally because of the reduced contribution from our principal associate, Munksjö. Although Munksjö's paper and packaging operations performed relatively well during 2001, overall profitability was adversely affected by reduced earnings from market pulp through a combination of price erosion and reduced volumes as the Aspa mill was shut down to facilitate an expansion of its capacity. Our other associates performed well in 2001, generating increased earnings year-on-year.

            In total, our share of income before exceptional items, interest and tax from our European associates decreased from €32 million in 2000 to approximately €25 million in 2001, a decrease of approximately 22.8%.

    Latin America

            Our operations in Latin America generated total sales of €1,247 million and net sales of €783 million in 2000 compared to €1,315 million and €834 million, respectively, in 2001, or approximately 5.4% and 6.4%, respectively. The increase in sales arose mainly from the presence for a full year of the Argentinean operations acquired in 2000 and, to a lesser extent, exchange rate movements. Excluding acquisitions and the effect of foreign currency exchange rate movements, net sales decreased approximately €6 million from 2000 to 2001.

            Mexico experienced a difficult operating environment in 2001 but produced record results as a result of certain nonrecurring gains. Corrugated container volumes increased year-on-year, despite a contraction in containerboard volumes. The Mexican economy remained heavily impacted by the slowing U.S. economy and the manufacturing sector was effectively in recession.

            Colombian corrugated container volumes declined year-on-year, but were supported by moderately stronger pricing and an improved Colombian export sector. We acquired interests in two smaller corrugated facilities in Colombia during 2001.

            Through the end of 2001, although volume decreased in Venezuela, we increased market share in Venezuela. This was achieved in difficult economic circumstances and against the backdrop of an overvalued currency. Product pricing improved year-on-year. While there continued to be social unrest in Venezuela throughout 2001, we remain confident about our investments in this country in the expectation of a more balanced economic environment.

            Throughout 2001 and mid-2002, Argentina has suffered from a severe economic recession coupled with political and social unrest. In early January 2002, Argentina abandoned its currency peg of one Argentine peso to one U.S. dollar and, on February 3, 2002, the Argentine government announced the full floating of the Argentine peso. We continue to prudently grow our businesses in Argentina and manage through an economy in a prolonged recession. Volumes improved significantly year-on-year, reflecting the impact of acquisitions in 2000. It is too early to predict the outcome of Argentina's difficulties, but we continue to take prudent steps to protect our asset base and business prospects, such as maintaining local currency borrowing.

            Income before exceptional items, interest and tax increased from €94 million in 2000 to €127 million in 2001, or approximately 34.9%. Excluding the favorable impact of exchange rates and acquisitions, profitability increased by approximately 30.1%.

    United States and Canada

            In our United States and Canada operations, our packaging segment included the corrugated container operations of our 50% owned Canadian subsidiary, Smurfit MBI, with our wholly owned U.S. operations. At December 31, 2001, our wholly owned U.S. subsidiaries comprised the Pomona newsprint mill and the election printing and voting equipment operations. Under Associates, we reported our approximate 29.4% share of the earnings of SSCC.

            Packaging.    Sales for our United States and Canada packaging operations decreased from €733 million in 2000 to €666 million in 2001, or approximately 9.2%. While part of the decrease reflected the disposal of the reclamation operations, the main reason for this decline was the weak market conditions facing our wholly owned U.S. subsidiaries.

            Although Smurfit MBI's volumes were relatively unchanged year-on-year, it performed well in a difficult operating environment. While corrugated container prices were lower in 2001 than in 2000, the impact was more than offset by the benefit of lower containerboard prices.

            It was a difficult year for our wholly owned U.S. subsidiaries. Newsprint volumes declined year-on-year at Pomona and energy costs, reflecting the West Coast energy crisis, increased by a factor of three. Newsprint pricing, stable during the first half of 2001, declined significantly in the second half of the year. Prior to their disposal in late 2001, our recycling plants were affected by reduced demand. Likewise, reduced demand affected our printing and voting operations. The results were consistent, however, with a slowing economy and a non-election year, and business started to improve during the fourth quarter.

            Reflecting those market conditions, income before exceptional items, interest and tax generated by our packaging operations in the United States and Canada decreased from €31 million in 2000 to €13 million in 2001, or approximately 59.1%.

            Associates.    Our principal associate during this time period in the United States and Canada was SSCC, of which we owned approximately 29.4% at December 31, 2001. Our share of the earnings of associates decreased from €362 million in 2000 to €195 million in 2001, or approximately 46.2%, with the full impact of the decline in U.S. dollar earnings being offset by a stronger U.S. dollar relative to the euro.

            The demand for corrugated containers in the United States declined by approximately 6.0% in 2001, the steepest decline since 1975. This also marked the second year of consecutive decline, demand having fallen by approximately 1.0% in 2000. Reflecting significant levels of industry downtime, containerboard prices, although lower, remained comparatively resilient during 2001. SSCC's containerboard mills took approximately 1.06 million short tons of market related downtime in 2001, compared to 714,000 short tons in 2000. We believe that industry-wide downtime in 2001 was over three million short tons, representing over 8.0% of U.S. annual capacity.

            Reflecting the impact of higher energy prices in addition to lower prices and volumes, SSCC reported pre-tax profits of $191 million in 2001 compared to $434 million in 2000, a decrease of approximately 56.0%.

Comparison of Years Ended December 31, 2000 and December 31, 1999

            Total sales.    Total sales and net sales increased from €4,760 million and €3,689 million, respectively, in 1999 to €5,928 million and €4,565 million, respectively, in 2000, or approximately 24.5% and 23.8%, respectively. This increase resulted from a combination of higher average prices and higher volumes. This increase was enhanced by a relatively stronger U.S. dollar against the euro, and by acquisitions, net of disposals. The main acquisitions were Norcor in the United Kingdom, Neopac in Denmark and FACCA and Cartonex in Argentina. Excluding acquisitions and the effect of foreign currency exchange rate movements, net sales would have increased 15.9% from 1999 to 2000.

            Cost of sales.    Cost of sales increased from €2,728 million in 1999 to €3,337 million in 2000, or approximately 22.3%, as a result of the increase in volumes. As a percentage of net sales, cost of sales decreased from 74.0% in 1999 to 73.0% in 2000, reflecting improved margins attributable to a decline in raw material costs.

            Net operating expenses.    Net operating expenses increased from €735 million in 1999 to €866 million in 2000, or approximately 17.9%. Net operating expenses as a percentage of net sales, declined from 20.0% in 1999 to 19.0% in 2000, reflecting an increase in higher selling prices and volumes.

            Group income before exceptional items, interest and taxes.    Group income before exceptional items, interest and taxes increased from €226 million in 1999 to €362 million in 2000, or approximately 60.2%. Increased profitability was achieved across our three regions, with the greatest gains arising in Europe, our largest region, which had suffered from weak demand in the first half of 1999.

            Share of associates' operating income.    Our share of associates' operating income increased from €222 million in 1999 to €404 million in 2000, or approximately 81.7%. This increase resulted principally from SSCC, reflecting improved pricing, improved mill productivity and the contribution from St. Laurent Paperboard, which was acquired by SSCC in May 2000. These gains were partly offset by the impact on SSCC of higher waste fiber and energy costs and higher levels of market related downtime in 2000.

            Income before exceptional items, interest and taxes.    Income before exceptional items, interest and taxes increased from €448 million in 1999 to €766 million in 2000, or approximately 71.1%, reflecting the overall improved profitability of both our subsidiaries and associates.

            Exceptional items.    Exceptional items in 2000 amounted to a net loss of approximately €21 million in respect of reorganization and restructuring costs, arising primarily in the United Kingdom. These costs reflected our continuing focus on restructuring our operations to enhance future profitability and follow on from similar charges in 1999 and 1998. In 1999, we recorded costs of €23 million representing provisions for impairment of fixed assets and a charge of €43 million for reorganization and restructuring costs. These costs were partially offset by a profit of €35 million in 1999 on the sale of operations, such as Smurfit Finance, which were outside of our core business.

            Share of associates' exceptional items.    In 2000, our share of associates' exceptional items amounted to €22 million in losses, due to restructuring and other costs of €25 million with a modest offsetting gain of €3 million in respect of the disposal of newsprint operations.

            Group net interest.    Group net interest payable increased from €94 million (an expense of €120 million less income of over €26 million) in 1999 to €99 million (an expense of €120 million less income of almost €21 million) in 2000, or approximately 6.6%. The increased interest charge reflects a higher average level of net borrowing in 2000, which for the most part was the result of a stronger U.S. dollar relative to the euro.

            Share of associates' net interest.    Our share of associates' net interest payable, predominantly in respect of SSCC, decreased from €188 million in 1999 to €182 million in 2000, or approximately 3.2%. Although SSCC reported a decrease of $36 million in its net interest charge, the benefit to us was diluted by the impact of the relatively weak euro. As a result, there was only a modest decrease in our share of associates' net interest payable.

            Income before taxes and equity minority interests.    Income before taxes and equity minority interests increased from €263 million in 1999 to €442 million in 2000, or approximately 68.0%. As a result of this increased level of profitability, taxes on income increased from €126 million in 1999 to €169 million in 2000, or approximately 34.6%. The charge in 2000 represented an overall tax rate of 38%, a significant reduction from the comparable 48% tax rate in 1999 when the overall rate was boosted by the limited tax relief available to us on the reorganization and restructuring costs we incurred. Excluding exceptional items, the tax rate was 37% in 2000 as compared to 41% in 1999. The variation in the tax rates reflected the different geographic spread of profits with their attendant different tax rates. In addition, particularly in 1999 and to a lesser extent in 2000, minimum tax charges arose in certain countries irrespective of the profits generated. This resulted in higher effective tax rates when profits were reduced or when full tax relief was not available on losses sustained.

            Income before equity minority interests increased from €138 million in 1999 to €273 million in 2000, or approximately 98.3%. As a result of significantly higher earnings in Colombia and the changed accounting treatment of Smurfit MBI from June 1999, equity minority interests increased from €16 million in 1999 to €31 million in 2000, or approximately 90.4%. The increase is offset by the absence of a minority interest in Nettingsdorfer following our acquisition of the remaining 25% we did not previously own.

            Net income.    Net income increased from €122 million in 1999 to €242 million in 2000, or approximately 99.4%.

Regional Review—2000 Compared to 1999

            This regional review is based on net sales and income before exceptional items, interest and taxes.

    Europe

            Our operations in Europe generated total sales of €3,947 million and net sales of €3,049 million in 2000, compared to €3,401 million and €2,672 million, respectively, in 1999, an increase of approximately 16.1% and 14.1%, respectively. The increase in sales revenue was driven by price recovery and growth in volume and by the addition of new operations acquired during 2000, such as Norcor in the United Kingdom and Neopac in Denmark. The impact of these acquisitions was partly offset by the absence of operations sold by our specialties segment. Excluding acquisitions and the effect of foreign currency exchange rate movements, net sales would have increased approximately 9.9% from 1999 to 2000.

            Total income before exceptional items, interest and taxes for our European operations increased from €183 million in 1999 to €279 million in 2000, or approximately 52.5%. The greatest gain was achieved within our packaging operations, which increased from €131 million in 1999 to €221 million in 2000, or approximately 69.3%, primarily attributable to the recovery of prices from low levels in 1999. Profits from our specialties operations declined, in large part because of the absence of businesses sold while a strong recovery at Munksjö accounted for the improved share of earnings from our European associates.

            Packaging.    Total sales by our packaging segment increased from €2,860 million in 1999 to €3,423 million in 2000, or approximately 19.7%, while net sales increased from €2,151 million in 1999 to €2,550 million in 2000, or approximately 18.5%. These improvements for 2000 over 1999 reflected primarily the benefit from positive demand growth during the year.

            Demand growth in containerboard was skewed towards the first half of the year, which resulted in price recovery in both kraftliner and recycled containerboard. Price increases for recycled containerboard were supported by rising waste fiber prices, which peaked in May 2000 and declined through the second half of 2000. Corrugated container prices began to reflect containerboard price increases in the second half of 2000. Wastepaper prices in Europe continued to decline through the second half of 2000, which put downward pressure on pricing.

            Facture and Nettingsdorfer, our two largest kraftliner mills, showed strong improvements in profitability in 2000 over 1999. Our kraftliner volumes were adversely impacted by unplanned extended maintenance downtime in Facture, which resulted in an approximate 5% decline in volumes while volumes in Nettingsdorfer increased by approximately 1%. Strong year-on-year profit performance of these mills reflected improved European pricing for kraftliner in 2000.

            The performance of our recycled mills was mixed, impacted by volatile waste fiber prices and planned extended maintenance downtime. Volumes in aggregate declined by approximately 3% in 2000 compared to 1999 levels. Industry average recycled prices recovered by over €100 per metric ton in 2000 compared to 1999 levels and were trading at an average of €450 per metric ton in early June 2000.

            Corrugated container volumes in Europe increased by approximately 2% in 2000 compared to 1999. Including acquisitions, our volumes grew by approximately 9% year-on-year. Corrugated container volumes showed positive growth in 2000 compared to 1999 in France, Germany, Spain, Portugal and Austria. Volumes declined in Italy, reflecting the disposal of our Foggia facility. Volumes declined in the United Kingdom due to weak demand and a declining manufacturing sector. Corrugated container price recovery occurred in the second half of 2000, where there was a lag in recovering containerboard price increases. Our French corrugated container operations in particular suffered from a slow recovery of containerboard price increases. Containerboard price increases were effectively fully recovered by October 2000.

            Reflecting the overall improved market conditions in 2000 as compared to 1999, income before exceptional items, interest and taxes generated by our European packaging operations increased from €131 million in 1999 to €221 million in 2000, or approximately 69.3%.

            Specialties.    Total sales by our specialties segment decreased from €541 million in 1999 to €524 million in 2000, or approximately 3.2%, while net sales decreased from €521 million in 1999 to €499 million in 2000, or approximately 4.2%. These decreases reflected the impact of certain disposals, such as our tobacco packaging operations, effected in 1999. Partially offsetting the impact of these disposals, however, was an increased level of sales across our main business areas. Excluding dispositions and the effect of foreign currency exchange rate movements, net sales would have increased marginally.

            Sack volumes grew by approximately 8.0% in 2000 compared to 1999. Spain and Italy showed strong volume growth, while sack volumes in France remained flat over 1999 and 2000. Volumes in Ireland declined due in part to a weaker agri-business sector. Nevertheless, in overall terms, 2000 was a difficult year for our sack operations as a result of declining margins. Graphic board volumes increased by approximately 9.0% in 2000 compared to 1999. Graphic board, like containerboard, experienced increases in both waste fiber costs and selling prices. The operations benefited, however, from the reduction in waste prices in the second half of 2000. Our Bag-in-Box operations had an excellent year, with volumes up by approximately 37.0% over 1999 levels.

            In terms of profitability in 2000, the improvements achieved in graphic board were more than offset by declines in areas such as sacks, print and communications and by the absence of the contribution from those operations sold in 1999. Our Irish print operations faced a difficult market given the continued decline of the printed medium in the software industry while we sustained the start-up costs of a new communications venture. Accordingly, the income before exceptional items, interest and taxes generated by the specialties segment declined from €40 million in 1999 to approximately €26 million in 2000, or approximately 34.8%.

            Associates.    Munksjö was accounted for as an associate in 1999 and 2000. The profitability of our European associates, primarily Munksjö, improved significantly in 2000 compared to 1999. Munksjö reported operating profits equal to approximately €80 million in 2000, an increase of approximately 140% on 1999. This improvement was driven by favorable pulp and décor base paper markets. Décor base paper is Munksjö's largest single product, accounting for approximately 40.0% of its net sales. Our share of Munksjö's income before exceptional items, interest and taxes amounted to approximately €29 million of the total €32 million reported in respect of our share of the earnings of our European associates in 2000. On a pre-tax basis, our share of Munksjö's profits was approximately €25 million in 2000. Both Papelera Navarra and Duropack also achieved increased earnings in 2000.

            In total, our share of income before exceptional items, interest and taxes from our European associates increased from €13 million in 1999 to €32 million in 2000, or approximately 153.6%.

    Latin America

            Our operations in Latin America generated total sales of €1,247 million and net sales of €783 million in 2000 compared to €939 million and €596 million, respectively, in 1999, an increase of approximately 32.8% and 31.3%, respectively. The increase in sales reflected the continued improvement in Latin American demand, with overall growth of approximately 10.0% in corrugated demand in 2000, and an improved pricing environment. The real growth in sales revenue was boosted by the presence of the Argentinean operations acquired during 2000 and again by the impact on the reported euro figures of the continuing strength of the U.S. dollar. Income before exceptional items, interest and taxes increased from €64 million reported in 1999 to €94 million in 2000, or approximately 46.3%.

            The Mexican economy continued to grow in 2000 and containerboard and corrugated container volumes increased in 2000 as compared to 1999. Corrugated prices essentially reflected U.S. pricing. At the time, we believed that there were signs that the Mexican economy was slowing, which could have been a reflection of the economic downturn in the United States that began in 2000. The profitability of our Mexican operations in 2000 was impacted partially by higher energy, waste fiber and paper prices. Mexico continued to be our strongest performer in Latin America.

            Our Colombian operations performed well during 2000. Containerboard and corrugated volume growth was largely export driven, reflecting an economic environment with low inflation and high devaluation. Profitability in 2000 was also driven by our ongoing cost take-out program. Our printing and writing paper operation also had a good year, reflecting both price and volume recovery.

            Our operations in Venezuela continued to suffer from difficult business conditions. Despite containerboard and corrugated volume growth, corrugated prices declined significantly in 2000 compared to 1999 levels. Performance during the year was also adversely impacted by an overvalued currency.

            Argentina was a focus for growth in 2000 with two acquisitions in the second half of the year, FACCA and Cartonex. As a consequence, our corrugated volumes in Argentina grew significantly.

    United States and Canada

            Packaging.    Total and net sales of our packaging operations in the United States and Canada increased from €420 million in 1999 to €733 million in 2000, or approximately 74.6%, principally because of the inclusion in 2000 of Smurfit MBI's sales for a full year. Smurfit MBI's sales were also higher in 2000 on a year-on-year basis as were the sales by our wholly owned U.S. subsidiaries. The overall increase in reported sales was also boosted by the positive impact of the continuing strength of the U.S. dollar against the euro. Excluding the impact of foreign currency adjustments and without giving effect to the full year sales of Smurfit MBI, total and net sales of our packaging operations in the United States and Canada would have increased approximately 12.4% from 1999 to 2000.

            Our wholly owned U.S. subsidiaries had a very good year in 2000. Growth in profitability at our Pomona newsprint mill reflected the improvement in newsprint demand. Pricing and volumes increased in 2000 compared to 1999 levels. While rising old newsprint prices had an impact on Pomona's operating performance, it also positively contributed to the performance of our reclamation operations.

            Profitability at our commercial and election printing operations improved in 2000 compared to 1999 as a result of better than expected results from the election business and the ongoing benefits of the rationalization program undertaken at the end of 1999. The voting equipment division also reported improved profitability as a result of the U.S. presidential election.

            Accordingly, income before exceptional items, interest and taxes generated by our packaging operations in the United States and Canada increased from €11 million in 1999 to €31 million in 2000, or approximately 189.4%.

            Associates.    Our share of the earnings of associates increased from €190 million in 1999 to €362 million in 2000, or approximately 90.7%. Our principal associate in the United States and Canada during this time period was SSCC, of which we owned approximately 29.4% at December 31, 2000. Our share of the earnings of associates in 2000 relates entirely to SSCC, since Smurfit MBI had been accounted for as a subsidiary from June 1999.

            Industry-wide downtime for 2000 was approximately three million short tons, or approximately 8% of U.S. annual capacity. Taking downtime when kraftliner is selling at levels which produce economic returns is without precedent for North America producers. SSCC took 714,000 short tons of economic downtime in containerboard in 2000. While actions taken to balance supply with existing demand clearly impacted SSCC and, by extension, ourselves, we believe that a reduction in price would have had a greater negative effect on our earnings than a reduction in volumes sold.

Liquidity and Capital Resources

Historical Cash Flow

            The following table sets forth summary cash flows for: (i) JSG for the years December 31, 2001, 2000 and 1999 and for the nine month period ended September 30, 2001; and (ii) JSG and issuer on a combined basis for the nine months ended September 30, 2002. This table is in a simpler format than the FRS 1 cash flow included in JSG's consolidated financial statements found elsewhere in this prospectus.

	Predecessor				Combined(a)
	December 31,			Nine Months Ended September 30, 2001	Nine Months Ended September 30, 2002
Summary Cash Flows
	1999	2000	2001
	(euro in millions)
	(audited)			(unaudited)
Profit before taxation—subsidiaries only	€100	€242	€248	€200	€178
Exceptional items	32	—	15	—	(17)
Depreciation and amortization	210	225	236	178	193
Working capital change	(57)	(81)	19	(15)	20
Capital expenditure	(171)	(152)	(192)	(127)	(153)
Sales of fixed assets	43	24	27	2	1
Tax paid	(73)	(55)	(114)	(87)	(108)
Associate and finance company dividends	15	9	11	8	4
Other	5	(9)	(3)	4	2

Free cash flow	104	203	247	163	116
Investments	(23)	(93)	(55)	(44)	(291)
Sale of businesses and investments	84	10	12	7	25
Share issue	1	1	2	—	17
Transfer of assets to Newcos	—	—	—	—	(36)
Equity contribution	—	—	—	—	732
Payment to JSG shareholders	—	—	—	—	(2,274)
Deferred debt issuance costs	—	—	—	—	(120)
Transaction fees	—	—	—	—	(21)
Dividends	(82)	(87)	(95)	(56)	(63)

Net cash inflow	€84	€34	€111	€70	€(1,915)

Reconciliation of change in net borrowing:
Net cash inflow	84	34	111	70	(1,915)
Debt acquired	(51)	(40)	(3)	—	(150)
Currency translation adjustments	(143)	(63)	(54)	7	(87)

(Increase)/decrease in net borrowing	€(110)	€(69)	€54	€63	€(1,978)

(a)
For comparison purposes, the financial results of JSG and its subsidiaries for the periods prior to its acquisition on September 3, 2002 have been combined with those of the issuer for periods following such acquisition. See note 1 to the consolidated financial statements included elsewhere in this prospectus for more information regarding the basis of presentation of this financial information.

            Profits before taxation from subsidiaries for the first nine months of 2002 decreased to €178 million from €200 million in the first nine months of 2001, or approximately 11%, even after taking into account acquisitions, primarily as a result of decreased overall performance from certain of our operations. Profit before taxation from subsidiaries for 2001 amounted to €248 million, representing a small increase on €242 million in 2000. The increased level of cash generated by our subsidiaries resulted mainly from the increased overall performance in our European and Latin American operations. Profits from our wholly owned U.S. operations were considerably lower in 2001 than in 2000.

            Depreciation and amortization for the first nine months of 2002 increased to €193 million from €178 million in the first nine months of 2001, or approximately 8.4%. The working capital inflow of €20 million in the first nine months of 2002 as compared to an outflow of €15 million in the first nine months of 2001 was largely a result of an increased focus on reducing working capital. The working capital inflow in 2001 was largely a function of lower inventory levels, but it also reflects lower activity compared to 2000. Increased capital expenditure, which was affected by the consolidation of Munksjö, was offset in part by a corresponding increase in depreciation. As in prior periods capital expenditures have been maintained at levels below depreciation giving us a net inflow of €40 million for the first nine months of 2002 as compared to €51 million for the first nine months of 2001. Capital expenditure was approximately 79% of depreciation in the first nine months of 2002 compared to 71% in the first nine months of 2001. Depreciation and amortization in 2001 amounted to €236 million, compared to €225 million in 2000. As in 2000, capital expenditure in 2001 has been maintained at a level below depreciation with the difference giving us a net inflow of approximately €44 million in 2001 compared to €73 million in 2000. Capital expenditure was approximately 81% of depreciation in 2001 compared to 68% in 2000.

            Tax payments in the first nine months of 2002 increased to €108 million from €87 million in the first nine months of 2001, or approximately 24.1%, reflecting higher subsidiary profits generated in 2001 as compared to 2000. Tax payments of €114 million in 2001 were €59 million higher than in 2000, reflecting the significantly higher profits generated across the company in 2000 compared with 1999.

            As a result of the foregoing, cash flow provided by operating activities, or free cash flow, decreased by €47 million, from €163 million in the first nine months of 2001 to €116 million in the first nine months of 2002. Free cash flow of €247 million in 2001 was €44 million higher than the corresponding figure of €203 million in 2000. Dividends from associates were higher than in 2000 mainly due to increased dividend income from Munksjö.

            Financing and investment cash movements in the first nine months of 2002 related principally to the acquisition of JSG. Otherwise, with the exception of the acquisition of Munksjö, the movements were relatively modest. Investments in the first nine months of 2002, primarily the acquisition of the remaining shares in Munksjö, amounted to €291 million compared to €44 million in the first nine months of 2001. The outflow for the purchase of the remaining Munksjö shares amounted to €274 million. Proceeds from the exercise of JSG options amounted to €17 million.

            Financing and investment cash movements relating to the acquisition of JSG comprise the payment of €2,274 million to the former JSG shareholders and the payment of €141 million in debt issuance costs and fees and expenses to the end of September 2002. In addition, it includes the effects of the transfer of cash to the Newcos of €15 million and the receipt of the equity contribution from parent of €732 million.

            After investments and dividends, the overall cash deficit for the first nine months of 2002 was €1,915 million. Debt acquired of €150 million in relation to Munksjö, offset by currency translation adjustments of €87 million resulted in an overall increase in net borrowing of €1,978 million. The currency adjustments arose from the reduction in the euro value of our non-euro denominated net borrowing, principally as a result of the relative weakening of the U.S. dollar in 2002.

            Investments in 2001 amounted to €55 million and included an investment of 25% in Leefung-Asco, a Hong Kong quoted company, the buy out of minority interests within the Nettingsdorfer Italian operations, and the buyback of shares in Colombia.

            After investments and dividends in 2001, our cash surplus was €111 million. This surplus was offset by changes in currency exchange rates and debt acquired resulting in an overall decrease in net borrowing of €54 million in 2001.

            Borrowing denominated in foreign currencies in 2001 increased by €54 million, principally as a result of the relative weakness of the euro against the U.S. dollar. The U.S. dollar is the most important foreign currency for us given the scale of our assets in the Americas. The value of the euro declined by over 5% in the year from an opening rate of approximately $0.93 to a closing rate of approximately $0.88 at December 31, 2001.

            The company's shareholders' equity increased by €159 million in 2001. The main reasons for this were retained earnings of €93 million and €64 million generated from currency adjustments.

            Note 31 of the notes to JSG's consolidated financial statements included elsewhere in this prospectus provides a reconciliation of the cash flow to the movement in net debt, which is net borrowing plus finance leases.

After the Transactions

            Since completion of the transactions, our primary sources of liquidity have been cash flow from operations and borrowing under our new €425 million revolving credit facility. Our primary uses of cash have been and will be for debt service and capital expenditures, each of which we have funded and expect to fund from these sources.

            We incurred substantial indebtedness in connection with the transactions. On a pro forma basis, after giving effect to the transactions as if they had occurred on September 30, 2002, we would have had approximately €3,446 million of indebtedness outstanding as compared to historical indebtedness of JSG outstanding of approximately €3,216 million. Our significant debt service obligations could, under certain circumstances, have material adverse consequences to our securityholders, including holders of the notes. See "Risk Factors."

            Our senior credit facility provides for three tranches of term loans in an aggregate amount of €2,100 million and a revolving credit facility with up to €425 million available. In order to partially fund the acquisition of JSG shares in the offer, refinance certain indebtedness of JSG and pay related fees and expenses, we borrowed a substantial portion of the amount available under the term loans. As of September 30, 2002, we had €410 million of borrowing available under the revolving credit facility to fund our working capital requirements, capital expenditures and other general corporate purposes. See "Description of Certain Indebtedness—Senior Credit Facility."

            We used proceeds from the sale of the original senior notes and the units to fund the acquisition of JSG shares in the offer, refinance certain indebtedness of JSG and pay related fees and expenses. We will use the proceeds from the sale of additional senior notes to fund the cash consideration portion of the SSCC Asset Swap. Until maturity, we have the option of paying interest on the subordinated notes in cash or through the issuance of additional subordinated notes. We intend to pay interest in additional subordinated notes for the foreseeable future. For more information, see "Description of the Subordinated Notes."

            The instruments governing our indebtedness, including the senior credit facility, the senior notes indentures and the subordinated notes indentures, contain financial and other covenants that restrict, among other things, our ability and the ability of our subsidiaries to incur additional indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, incur liens, enter into certain transactions with affiliates, or merge or consolidate with any other person or sell or otherwise dispose of all or substantially all of our assets. These limitations, together with our highly leveraged nature, could limit corporate and operating activities. See "Risk Factors." As of the date of this prospectus, we are in compliance with the financial and other covenants of our indebtedness in all material respects.

            From 1996 through 2001, the level of capital expenditures on aggregate were at or below annual depreciation levels. Management expects this trend to continue for at least the next three years. We made approximately €120 million in capital expenditures from July 2002 through year-end, €11 million of which we consider to be non-discretionary and €37 million of which will be used for maintenance. These expenditures were used primarily for cost reduction, business growth, maintenance and environmental and other regulatory compliance. We currently estimate that we will make approximately €226 million in capital expenditures in 2003 and approximately €240 million in capital expenditures in 2004.

            In order to comply with increasingly stringent environmental requirements, we plan to incur capital expenditures to upgrade certain wastewater treatment facilities and to address air emissions, solid waste and noise at our mills. Our mills in Europe will also be affected by the European Union's IPPC program. The IPPC program requires member countries to ensure that industries employ Best Available Techniques, or BAT, for all environmental aspects of their operation, including wastewater discharges, air emissions, noise, energy use and environmental management. The resulting cost impact on us is uncertain because the BAT have not yet been finally established. Overall, we incurred approximately €12 million in fiscal year 2002 and currently plan to incur €14 million in fiscal year 2003 for environmental controls at our facilities worldwide, and we anticipate that our annual environmental capital expenditures will continue at this level, or will increase moderately, through 2007 to comply with IPPC and other environmental requirements. See "Business—Environmental Issues."

            We are subject to several put arrangements and capital commitments in certain companies which are not wholly owned or in which we hold only a minority interest, namely Fustelpack S.p.A. in Italy, Industria Cartonera Dominicana in the Dominican Republic, Cajas de Carton Sultana S.A. de C.V. in Mexico, and Yen & Son Holdings PTE Limited in China. The owner of a 12% shareholding in Fustelpack S.p.A. (of which we own 69%) has the right every two years to put his shareholding to the other shareholders for a put price presently estimated to be approximately €1 million. The owner of almost 20% of Industria Cartonera Dominicana (of which we own 80%) has a put option on such shareholding, with the put price presently estimated to be approximately €1 million. In addition, we have an option expiring at the end of December 2003 to acquire the approximate 55% shareholding of Cajas de Carton Sultana S.A. de C.V. that we do not already own. The price for such option, which will be determined by an appraiser at the time it is exercised, is currently estimated at approximately €27 million. Smurfit International B.V., a wholly owned subsidiary, has agreed to provide to Yen & Son Holdings PTE Limited additional loans up to a maximum of $5 million over a period to be determined by the board of directors of Yen & Son Holdings PTE Limited. The price for such option will be determined by an appraiser at the time the option is exercised.

            In addition, we are a party to various lawsuits and are subject to various contingent liabilities for which we have not taken a reserve. In the event we are found liable in any or all of such lawsuits, or the contingencies relating to such liabilities actually occur, our business and financial condition could be adversely affected. For more information, see "Risk Factors" and "Business—Legal Proceedings."

            We believe that cash generated from operations and amounts available under the revolving credit facility will be adequate to meet our anticipated debt service requirements, capital expenditures and working capital needs for the foreseeable future, including approximately €55 million due in 2003 relating to the purchase of our Nettingsdorfer kraftliner mill. There can be no assurance, however, that our business will generate sufficient cash from operations or that future borrowing will be available under the senior credit facility or otherwise to us to service our indebtedness, including the senior credit facility, the senior notes and the subordinated notes, when required or to make anticipated capital expenditures. Our future operating performance and our ability to service or refinance the notes and to service, extend or refinance the senior credit facility will be subject to future economic conditions and to financial, business and other factors, many of which are beyond our control. See "Risk Factors."

            Contractual obligations table.    The following represent our contractual obligations and commercial commitments as of September 30, 2002, on a pro forma basis after giving effect to the transactions.

	Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1 to 5 years	After 5 years
	(euro in millions)
Long term debt	3,318	—	660	2,658
Capital lease obligations	24	4	16	4
Operating leases	54	18	24	12
Other long-term obligations	55	55	—	—

Total contractual cash obligations	3,451	77	700	2,674

            We have sufficient facilities available to meet our present working capital requirements.

Critical Accounting Policies

            Certain accounting issues require management estimates and judgments for the preparation of financial statements. Our most significant policies requiring the use of estimates and judgments are listed below.

Allowance for Doubtful Accounts

            We evaluate the collectibility of our accounts receivable on a case-by-case basis, and make adjustments to the bad debt reserve for expected losses. We consider such things as ability to pay, bankruptcy, credit ratings and payment history. For all other accounts, we estimate reserves for bad debts based on historical experience and past due status of the accounts. Our bad debt write-offs in 2000 and 2001 were €7 million and €10 million, respectively.

Pension

            The company has pension plans for its employees in many of the countries in which it operates. The major occupational pension plans are of the defined benefit type. The company's pension plans are accounted for in accordance with Statement of Standard Accounting Practice, or SSAP, 24, "Accounting for Pension Costs." The pension cost for the company's major occupational pension plans has been determined mainly using the Projected Unit Credit or Attained Age methods. The principal assumption used was that the projected annual rate of investment return will exceed the projected annual rate of increase in pensionable earnings by between 1.0% and 3.5%. We believe that this assumption is reasonable.

            The company also operates plans in the U.S. and Canada which provide certain employees with post-retirement health care benefits. The principal assumption made by the actuaries was that the per capita weighted average assumed rate of increase in covered benefits was for the United States, 12%, reducing by 1% per annum until 2009 and, for Canada, 9.6%, reducing to 3.8% over seven years until December 2008. See note 25 of the notes to JSG's consolidated financial statements included elsewhere in this prospectus.

Income Tax Matters

            At December 31, 2001, we had net operating loss carryforwards of €92 million that expire from 2002 through 2020 and €132 million which are available indefinitely. These loss carryforwards have a tax value of €72 million. Valuation allowances of €55 million have been established for a portion of these deferred tax assets. The realization of these deferred tax assets is dependent on future taxable income. Based upon recent levels of taxable income, we expect that our deferred tax assets, net of valuation allowances, will be fully utilized.

            We frequently face challenges from domestic and foreign tax authorities regarding the amount of taxes due. These challenges include questions regarding the timing and amount of deductions and the allocation of income among various tax jurisdictions. In evaluating the exposure associated with our various filing positions, we record reserves for probable exposures. Based on our evaluation of our tax positions, we believe we have appropriately accrued for probable exposures. To the extent that we were to prevail in matters for which accruals have been established our effective tax rate in a given financial statement period may be materially impacted.

Prospective Accounting Standards

            FRS 17, "Retirement Benefits," issued by the Accounting Standards Board, or ASB, in November 2000, is effective for accounting periods ending on or after June 22, 2003. In July 2002, however, the ASB published an Exposure Draft of an amendment to FRS 17, which proposes the deferral of the mandatory requirement for the full adoption of FRS 17. The transitional arrangements in the standard would be extended and would only become fully effective for accounting periods ending on or after June 22, 2005 to coincide with the implementation of International Accounting Standards in the European Union. Certain of the disclosure requirements are effective for periods prior to the deadline and those required for 2001 are given in note 25 to JSG's historical audited consolidated financial statements included elsewhere in this prospectus. The standard requires that financial statements reflect at fair value the assets and liabilities arising from an employer's retirement benefit obligations and related funding. The operating costs of providing retirement benefits are recognized in the period in which they are earned together with any related finance costs and changes in the value of the related assets and liabilities. Had FRS 17 been implemented at December 31, 2001, JSG's shareholders' equity would have been reduced by €22 million. The impact of FRS 17 on net income has not yet been determined and is currently under review.

            In June 2001, the Financial Accounting Standards Board, or FASB, issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 establishes accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. It also provides accounting guidance for legal obligations associated with the retirement of tangible long-lived assets. This statement is effective for fiscal years beginning after June 15, 2002. JSG is currently assessing the impact of this new standard.

            In April 2002, the FASB issued SFAS No. 145 "Rescission of FASB Statements No. 4, 44 and 62, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 requires, in most cases, gains and losses on extinguishments of debt to be classified as income or loss from continuing operations, rather than as extraordinary items. The statement is effective for fiscal years beginning after May 15, 2002.

            In July 2002, the FASB issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 replaces EITF Issue No. 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002.

Goodwill Accounting under U.S. GAAP

            Effective January 1, 2002, JSG adopted SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 requires that goodwill no longer be amortized, but instead tested for impairment at least annually. We will perform the first of the required impairment tests as of January 1, 2002. We have not yet determined what the effects of these tests will be on our earnings and financial position. On an ongoing basis, we expect to perform impairment tests during the fourth quarter of each year.

Research and Development

            We are committed to continuous innovation in our products and processes in order to reduce costs, improve operating efficiencies and increase profitability. Innovation is also an important factor in meeting our customers' needs. To meet this commitment, we have a major research and innovation center in Bordeaux, France. The research and development activities embrace all aspects of our business from the consumption of both recycled and virgin fibers by our mills and the manufacture of paper and containerboard to the conversion of containerboard into paper-based packaging products. In 2001, 2000 and 1999, JSG's research and development costs were approximately €5.2 million, €5.7 million and €4.5 million, respectively.

Off-balance Sheet Arrangements

            JSG has not used special purpose vehicles or similar financing arrangements on a historical basis. In addition, JSG has not had off-balance sheet arrangements with any of our affiliates. As part of the transactions, the Newcos entered into the Newco credit facility, which is completely non-recourse to us. For more information, see "The Transactions" and "Description of Certain Indebtedness—Non-Recourse Newco Credit Facility."

Effect of Inflation

            Inflation generally affects us by increasing our cost of labor, equipment and raw materials. We do not believe that inflation has had any material effect on our results of operations during fiscal years 2001 and 2000.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Market Risk

            We are exposed to changes in interest rates. Our senior credit facility is variable rate debt. Interest rate changes therefore generally do not affect the market value of such debt but do impact the amount of our interest payments and, therefore, our future earnings and cash flows, assuming other factors are held constant. As of September 30, 2002, on a pro forma basis after giving effect to the transactions, we had variable rate debt of approximately €1,666 million. Holding other variables constant, including levels of indebtedness, and assuming our 50% hedging policy, a one percentage point increase in interest rates would have had an estimated impact on pre-tax earnings and cash flow for the next year of approximately €9 million and €9 million, respectively. Under the terms of the senior credit facility, we have entered into one or more interest rate protection agreements establishing a fixed maximum interest rate with respect to some of the outstanding term loan borrowing under the senior credit facility. We will be required to keep these agreements or their replacements in place for at least two years after the closing of the transactions.

Currency Sensitivity

            Following the introduction of the euro on January 1, 1999, JSG and its associates operate in four principal currency areas: the euro, the U.S. dollar, the Canadian dollar and sterling. At the end of 2001, 51% of our net assets were denominated in currencies other than the euro, as compared to 57% at year-end 2000. In 2001, we reported a translation gain of €64 million on our foreign currency net assets, down from a gain of €72 million in 2000. We believe that a strengthening of the euro exchange rate by 10% against other foreign currencies from December 31, 2001 would reduce the shareholders' equity at the end of 2001 by approximately €123 million.

Commodity Pricing Risks

            We are exposed to commodity price risks through our dependence on OCC, the principal raw material used in the manufacture of containerboard. The price of OCC is dependent on both demand and supply conditions. Demand conditions include the production of recycled containerboard in Europe and the demand for OCC for the production of recycled containerboard outside of Europe, principally in Asia. Supply conditions include the rate of recovery of OCC, itself dependant on historic pricing related to the cost of recovery, and have some slight seasonal variations.

            Just over 1.05 metric tons of OCC are required to manufacture 1.0 metric tons of recycled containerboard. Consequently, an increase in the price of OCC of, for example, €20 per metric ton would increase the cost of production of recycled containerboard by €21 per metric ton. Historically, increases in the cost of OCC have led to a rapid rise in the price of recycled containerboard, with a lag of one to two months

            The price of OCC in Europe has peaked dramatically twice in recent years—in June 2000 and in June 2002. In each case, a relatively low level of supply was matched with a relatively high level of demand, principally caused by increased demand from Asia. In each case, the price rose to between €130 and €140 per metric ton. Within a period of three months, supply and demand conditions leveled to return the price to below €70 per metric ton.

            The table below provides information about the European OCC price information per metric ton at and for the years ended December 31, 1999, 2000 and 2001 and at and for the nine months ended September 30, 2002.

OCC Price per Metric Ton
	At and for the Year Ended December 31,			At and for the Nine Months Ended September 30, 2002
	1999	2000	2001
	(euro)
Price at the end of the period	70	60	50	90
Average price during period	40	112	50	85
Highest price during period	70	140	60	120
Lowest price during period	25	60	50	60

Qualitative Information about Market Risk

            The operating parameters and policies of treasury management are established under formal authority. The formal treasury policy covers the areas of funding, counterparty risk, foreign exchange, controls and derivatives. Risk arising on counterparty default is controlled within a framework of dealing with high quality institutions and, by policy, limit the amount of credit exposure to any one bank or institution. We use financial instruments, including fixed and variable rate debt, to finance operations, for capital spending programs and for general corporate purposes. Additionally, financial instruments, including derivative instruments, are used to hedge exposure to interest rate and foreign currency risks. We do not use financial instruments for trading purposes. We mitigate the risk that counterparties to derivatives will fail to perform by contracting with major financial institutions having high credit ratings and consider the likelihood of counterparty failure to be remote.

            The successful management of our currency and interest rate exposure depends on a variety of factors, some of which are outside of our control. We are exposed to the impact of interest rate changes and foreign currency fluctuations due to our investing and funding activities and our operations in foreign currencies. We manage interest rate exposure to achieve an appropriate balance of fixed and variable rate funding. To achieve this objective, we enter into interest rate swaps, options and forward rate agreements. Interest rate swap agreements are used to change the interest payable or receivable on our underlying borrowing and cash from the variable to fixed rate or from fixed to variable rate. At December 31, 2001, the proportion of our total borrowing that were at fixed interest rates was 43% (as compared to 41% at December 31, 2000).

            The fair value of our interest rate swap agreements at December 31, 2001 and 2000 was €26.4 million and €(5.7) million. See note 20 to JSG's consolidated financial statements included elsewhere in this prospectus. The weighted average interest rate on our total borrowing as of December 31, 2001 was 5.71% (as compared to 7.24% at December 31, 2000). Our net interest expense of €86 million for 2001 (as compared to €100 million for 2000) was covered 4.5 times (as compared to 3.6 times in 2000) by our income before exceptional items, interest and taxes.

            We manage our balance sheet having regard to the currency exposures arising from our assets being denominated in a wide range of currencies. To this end, where foreign currency assets are funded by borrowing, such borrowing is generally sourced in the currency of related assets. We also hedge our currency exposure through the use of currency swaps, options and forward contracts.

INDUSTRY

Industry Overview

            Corrugated containers are a safe and economical means of transporting consumer and industrial products. More goods are shipped in corrugated containers than in any other type of packaging. Containerboard, which is a generic term used to describe various types of paperboard such as linerboard and corrugating medium, is the principal raw material used to manufacture corrugated containers. Linerboard is used as the inner and outer facing (liner) of a corrugated container. The two main types of linerboard are kraftliner, which is produced using primarily virgin fiber, and testliner, which is produced using primarily recycled fiber. Corrugating medium is fluted and laminated to linerboard in either a corrugator plant or a converting plant to produce corrugated sheets. The sheets are then printed, cut, folded and glued in corrugator plants or converting plants to produce corrugated containers.

            Recycled fiber is obtained principally from old corrugated case material, or OCC, acquired through open market purchases or from company-owned reclamation facilities. Virgin fiber is obtained in the form of wood chips or pulp wood acquired through open market purchases of wood fiber or from company-owned timberland. These fibers are chemically treated and then processed through paper machines, which consist of a paper-forming section, a press section (where water is removed by pressing the wet containerboard between rolls), and a drying section. The containerboard is then wound into rolls, which are shipped to company-owned converting plants or outside converters.

            The dispersion of customers for corrugated containers and the high bulk, low density and low value of corrugated containers, which typically are delivered by truck, make shipping costs a relatively high percentage of total costs. As a result, corrugator plants usually serve markets within a 250-kilometer radius of the plant and employ a local sales force to serve the market area.

            The principal factor affecting the demand for paper-based packaging products and paperboard, both globally and regionally, is the general level of economic growth and activity. The international market is affected by patterns of global and regional growth in demand for paper-based packaging products and paperboard and by the impact of exchange rate movements on trade flows. Increased levels of economic growth and activity generally result in higher per capita use of such products because of the resultant increased use for shipment of goods and in consumer product presentation.

            The paper-based packaging products and paperboard markets in the developed world are generally mature. Accordingly, there is a correlation between economic growth and demand for packaging products such as corrugated containers and, therefore, for the component materials such as containerboard. The less developed economies, including those in Latin America, offer potential for increased per capita consumption of paper-based packaging products and their component products, and thus higher growth rates. On a per capita basis, growth in the relatively less mature Western European containerboard market continues to be higher than in the relatively mature North American market. We believe that the difference in the 2000 level of European per capita consumption (54kg) versus North American (95kg) suggests potential for further growth in the European containerboard market.

            From 1990 through 2001, the Western European containerboard market, which tracks demand for corrugated containers, has exhibited stable year-over-year growth. Volumes increased from 1990 to 2001 at an average compound annual growth rate of 3.6%, which was nearly twice that of GDP growth over the same period. During that time period, there was only one year in which demand for containerboard declined. The fundamental drivers of this growth include the stable demand for consumer products, such as food and beverages, agricultural produce, and household goods and appliances, which account for 56% of all corrugated container end-use in Western Europe, and the growing trade of packaged products.

            According to Jaakko Pöyry, Western European containerboard production and demand have historically been in good balance. Furthermore, due to the substantial amount of lead-time necessary to plan and build a new paper machine, future additions to containerboard capacity are highly visible. Based upon announced containerboard mill expansion projects, Jaakko Pöyry forecasts a continuation of the current industry equilibrium over the next two to three years as new capacity increases, both decided and planned, are expected to be met by increasing demand. The majority of the capacity increases planned over the next few years in Europe will increase recycled containerboard production capacity. Jaakko Pöyry projects Western European containerboard demand to grow at a 2.7% average compound annual growth rate from 2001 through 2005.

            Containerboard pricing is driven primarily by price movements in OCC and wood pulp while corrugated container pricing is driven primarily by movements in containerboard pricing. Price increases at the corrugated level tend to lag behind containerboard price movements, sometimes by months. As a result, the greater the level of forward integration, the slower generally is the rate of change in net profits resulting from containerboard price movements.

            Recycled waste paper, principally OCC, is the principal raw material used in the manufacture of our products. These recycled fiber prices can vary widely at times and are very dependent upon mill demand. While wood prices are relatively stable, fluctuations in Asian demand and reduced collections in the United States have been the principal factors driving the price of OCC.

            Historically, the market for paper-based packaging products and paperboard has tended to be cyclical. Because of the capital intensity of the production facilities and the long lead time between the planning and completion of a new mill, capacity cannot readily be adapted to changing demand conditions. This has resulted in significant short-term imbalances when capacity has exceeded demand, leading to significant price cuts and inventory growth. More recently, the industry has reacted to reduced demand by taking downtime and by rationalizing high cost or inefficient capacity.

            The result has been a moderation in the rate of actual and projected European capacity expansion and a period of relative price stability. In addition, exports from the United States, the world's largest producer of containerboard, had been tempered by the relative strength of the U.S. dollar, which made U.S. products less competitive in export markets. Even with the recent relative weakening of the U.S. dollar against certain European currencies, we have not seen a significant increase in imported U.S. products because of recent capacity reductions in the United States and we believe that this implies that it is increasingly probable that Europe will produce for Europe and the Americas for the Americas.

            For example, in contrast to the overall containerboard market, Europe is a net importer of kraftliner. Demand for imported kraftliner is substantially met by North American exports and a limited supply from Eastern Europe. Kraftliner exports from the United States to Western Europe traditionally drove European kraftliner pricing. However, U.S. export volumes have dropped significantly in recent years (12% of Western European consumption in 2001 versus 23% of Western European consumption in 1998) as the strong U.S. dollar and high transportation costs made U.S. exports less competitive in the European market. Accordingly, significant capacity in the U.S. market was permanently rationalized, as it is less competitive in international markets.

BUSINESS

Our Company

            We are the largest European-based integrated manufacturer of containerboard, corrugated containers and other paper-based packaging products, with operations in Europe, Latin America and the United States and Canada. JSG, which was incorporated in Ireland in 1934 as the owner of a single converting plant, has grown to its current global position, owning, after giving effect to the proposed exchange of assets with SSCC, 46 mills, most of which produce containerboard used to manufacture our corrugated containers, 206 converting plants, most of which convert containerboard into corrugated containers, 31 reclamation facilities, which provide some of the wastepaper requirements for our mills, and 31 other production facilities worldwide. For the nine months ended September 30, 2002, we generated net sales, net income and EBITDA of €3,614 million, €39 million and €451 million, respectively, on a pro forma basis. For the year ended December 31, 2001, we generated net sales, net loss and EBITDA of €4,951 million, €18 million, and €688 million, respectively, on a pro forma basis. Our European, Latin American and North American operations accounted for approximately 71%, 16% and 13%, respectively, of our net sales for the nine months ended September 30, 2002 on a pro forma basis.

            We command a leading share of the European corrugated container market and are one of Europe's largest producers of containerboard. In Latin America, we are the largest producer of corrugated containers and the second largest producer of containerboard. Through our North American operations, we are the second largest producer of corrugated containers in Canada. We are also a world leading producer of décor base paper, which is used as a laminate in furniture and flooring and is one of our fastest growing products.

            Our containerboard mills and converting operations are highly integrated, as our corrugated container plants convert much of our containerboard production. For the nine month period ended September 30, 2002, we produced approximately 2,000,000 metric tons of containerboard and a similar volume of corrugated containers. In addition, our mills produced over 680,000 metric tons of other grades of paperboard and paper, such as sack kraft, which is used to make industrial-grade paper sacks, and boxboard, which is used for folding cartons, together with non-packaging grades, such as décor base paper, graphic board and printing and writing paper. Our conversion plants produced over 170,000 metric tons of other paper-based packaging products, such as paper sacks and folding cartons.

            We have historically enjoyed strong operating cash flows due, in part, to the stable growth in demand for consumer products, such as food and beverages, agricultural produce and household goods and appliances, all of which are predominantly shipped in corrugated containers. In addition, our strong cash flows are a result of our leading market positions, economies of scale, high level of integration, cost competitive and well-positioned operations, diversified product offerings, geographic diversity, extensive customer base and experienced management.

Competitive Strengths

            Leading Market Positions and Economies of Scale.    The industry in which we operate remains fragmented, and few of our competitors have comparable scales of production. We are one of Europe's largest integrated producers of containerboard and corrugated containers. We are the leading producer of kraftliner and the second largest producer of testliner in Europe and command a leading share of the European corrugated container market. In Latin America, we are the largest producer of corrugated containers and the second largest producer of containerboard. The scale and density of our production network allows us to benefit from economies of scale in purchasing, production, distribution, marketing, research and development and the application of best practices. In addition, our extensive European presence allows us to provide better service to our pan-European customers.

The financial barriers to entry into the containerboard segment and our long-standing customer relationships in the converting segment also help to protect our leading market positions.

            Highly Integrated Producer.    We are a highly integrated producer of containerboard and corrugated packaging products. We have the ability to utilize substantially all of our containerboard mills' production internally because our converting plants' volume requirements for containerboard generally meet or exceed our mills' production. We believe we can manage our operations to achieve more stable earnings than competitors that are not as integrated. Integration provides us with such stability, largely because fluctuations in the earnings of our mills tend to be offset by changes in the earnings of our converting operations. Moreover, our high level of integration ensures consistent demand for our mills' containerboard production, which allows us to optimize capacity utilization, even during trough demand periods. This integration also secures containerboard supply for our converting plants during peak demand periods. In addition, our vertical integration allows us to realize certain efficiencies throughout the production process by increasing control over the quality of the containerboard, its particular specifications and the timing of delivery to our converting facilities.

            Cost Competitive and Well-Positioned Manufacturing Base.    Our containerboard mill system benefits from a favorable cost position in the production and delivery of containerboard and thus has been consistently profitable. We believe that we incur among the lowest delivered cost to our customers as a result of our efficient, long-lived manufacturing base and the close proximity of our mills to customers and raw material sources. In addition, according to Jaakko Pöyry, we operate the two lowest delivered-cost European kraftliner mills.

            Diversified Product Offerings, Geographic Markets and Customer Base.    With leading positions in the production of kraftliner, testliner, corrugated containers and specialties, an operating presence in 20 countries and thousands of customers, our cash flows are broadly diversified across product offerings, geography and customer type. Our management believes that this diversification reduces our dependence on any single product, economy, market or customer and helps to offset the cyclical nature of the paper and packaging business.

            Experienced Management with Substantial Equity Interest.    We have an experienced senior management team with an average of approximately 20 years of experience with JSG. Following the transactions, we will be led by Dr. Michael Smurfit (Chairman), Gary McGann (Chief Executive Officer), Anthony Smurfit (Chief Operating Officer) and Ian Curley (Chief Financial Officer). These senior executives have invested approximately €61.0 million in equity of our parent. In addition, 214 other JSG managers have invested approximately €13.0 million in equity of parent. We believe that these equity stakes which, in combination with a significant option-based compensation program, collectively represent up to 20% of the fully diluted ownership of our parent, will provide a significant incentive to achieve financial targets.

            Principal Shareholder with Proven Paper and Packaging Sector Expertise.    Madison Dearborn is one of the world's largest and most experienced private equity investment firms. Madison Dearborn invests across a broad range of industries with a principal focus on basic industrial sectors, including the paper and packaging sector. Madison Dearborn is considered to be among the most active private equity investors in the U.S. in the paper and packaging industry, having previously made investments in Packaging Corporation of America, Riverwood International Corp., Buckeye Cellulose Corporation and Bay State Paper Holdings.

Business Strategy

            Our primary strategic objectives are to deleverage rapidly and strengthen our position as one of the world's leading providers of containerboard, corrugated containers and other paper-based packaging products. The key elements of our strategy are as follows:

            Aggressively Reduce Debt.    Our top priority is to reduce debt. To do so, we will maximize our cash flow available for debt reduction through transaction-related cost reductions, the continuation of our disciplined capital expenditure program and the divestiture of non-core operating and non-operating assets. Management and Madison Dearborn have identified transaction-related cash cost reductions in overhead and procurement which we believe will have a positive annualized effect on EBITDA of approximately €31.5 million, independent of management's ongoing operating cost reduction programs. Over the last five years, our capital expenditures have remained below depreciation levels, reflecting our strategy of growing through the acquisition of well-invested assets instead of building new capacity. Going forward, we intend to continue leveraging our well-invested asset base through a disciplined capital expenditure program focused on return on invested capital in which annual expenditures remain below depreciation levels. Finally, we own a number of non-operating and non-core assets that can be sold at attractive prices in the short- and medium-term.

            Pursue Continuous Operating Improvements.    We intend to continue focusing on operating improvements, including leveraging our technical design and production tools, which we believe will reduce costs and improve the value we provide to our customers. We are implementing a program designed to improve profits across JSG by reducing costs in areas such as raw materials, services, transportation and spare parts through the sharing of information, increased coordination and exchange of best practices within JSG. We annually undertake a focused review of fixed and variable costs, and we intend to maintain our well-positioned manufacturing base through benchmarking, improving asset utilization and realizing centralization savings.

            Optimize Business Portfolio.    Management plans to review its portfolio of businesses on an ongoing basis to identify opportunities to realize value by exiting businesses that are both not critical for JSG from a strategic perspective and are capable of being sold to third parties at attractive prices. In addition, we believe we have historically been able to acquire strategic assets at well below their replacement cost, and we consider acquisitions a more capital-efficient and responsible method of expanding our operations. Therefore, we plan to pursue selected acquisitions if opportunities arise that meet both our stringent return on capital requirements and our business objectives of increasing integration and otherwise strengthening our competitive position.

History

            JSG was originally incorporated in Ireland as a private company on January 15, 1934, becoming a public company on June 30, 1964. JSG was re-registered as a public limited company on February 1, 1985. On November 18, 2002, JSG converted to a private limited company.

            We have grown from our original Irish base to become a major international manufacturer of containerboard, corrugated containers and other paper-based packaging products with operations in 20 countries. Initial expansion in Ireland in the 1960s and early 1970s was followed by a series of acquisitions in the United Kingdom, the United States, Latin America and, during the 1990s, in continental Europe. In 1998, we extended our operations to Canada with the acquisition of a 50% holding in Smurfit MBI, formerly MacMillan Bathurst, the remaining 50% being owned by our former associate, SSCC.

            We continue to expand our geographic reach and to simplify our overall structure. Apart from the proposed SSCC Asset Swap, some of our more recent material acquisitions and investments are as follows:

  •
  100% of Neopac, our first Danish acquisition, in July 2000, for approximately €30 million;

  •
  the remaining 25% share of Nettingsdorfer, our Austrian kraftliner mill, in December 2000, for a non-interest bearing note of approximately €55 million in aggregate principal amount due in 2003;

  •
  100% of Norcor, a corrugated facility in the United Kingdom, in February 2002, for approximately €35 million; and

  •
  an additional 67% share in Munksjö AB, our former Swedish associate, on March 28, 2002, for approximately €274 million and acquired debt of €152 million. We are presently in the process of acquiring the remaining share capital of Munksjö.

Operations

            Our main focus is on the production of containerboard and its conversion into corrugated containers. We also produce boxboard, sack kraft paper, greyboard and non-packaging grades of paper, as well as converted products such as folding cartons and paper sacks.

            Containerboard, boxboard, sack kraft paper and greyboard (comprised of graphic board and solid board packaging) are all forms of paperboard. Containerboard is a form of paperboard used primarily for the production of corrugated materials. Boxboard is used for the production of folding cartons. Sack kraft paper is used for the production of durable paper sacks. Greyboard is used for the production of, among other things, book covers.

            We use OCC and, to a lesser extent, wood to produce our paperboard and paper. We then use the paperboard and paper that we produce as a source of raw materials for our converted product facilities, and we also sell some of our paperboard and paper to third parties. We outsource some paperboard and paper from third parties as raw materials for our converted product facilities, particularly where, for reasons of geographic proximity or price, it can be more efficiently outsourced.

            OCC is the principal raw material used in our production of paperboard and is the essential component of testliner, one of the two types of containerboard we produce. Wood is the principal component used in the manufacture of the second type of containerboard we make, which is called kraftliner. Both testliner and kraftliner serve as the outer facing component of containerboard.

            There is significant price volatility in the market for OCC. However, the market for wood is relatively stable. Accordingly, to the extent that we are able to source wood that we convert into virgin pulp at our own mills, we have a raw material source with greater price stability that helps protect margins. Our Latin American mills in Colombia and Venezuela primarily use wood from our nearby forestry operations and thereby benefit from the price stability of this raw material source.

            We make a relatively higher margin on our production of kraftliner than we do on our production of testliner. Demand for kraftliner, however, is price sensitive relative to testliner, which moderates our ability to raise prices during an upturn in the industry cycle. We believe that the market demand for testliner in Europe and in Latin America will grow over time at a faster rate than the market demand for kraftliner, and we believe that we are well positioned in these markets to respond to this expected change in demand mix.

            Our operations are managed on the basis of three regions: Europe, Latin America and the United States and Canada. After completion of the SSCC Asset Swap, we will no longer conduct significant operations in North America.

            The table below shows a regional breakdown of our production volumes in 2001.

Product	Europe(1)	Latin America(2)	United States and Canada(3)	Total JSG	Munksjö	Remaining European Associates	Total
	(metric tons in thousands)
Raw materials:
Recycling	567	247	175	989	—	—	989
Market pulp	—	—	—	—	161	—	161

Total raw materials	567	247	175	989	161	—	1,150

Mill:
Containerboard	2,269	525	—	2,794	81	124	2,999
Sack kraft	117	36	—	153	—	10	163
Boxboard	—	168	—	168	—	—	168
Greyboard	276	—	—	276	10	—	286
Other paperboard	119	30	—	149	—	—	149

Total containerboard and other paperboard	2,781	759	—	3,540	91	134	3,765

Newsprint(4)	—	—	135	135	—	—	135
Other non-packaging paper(5)	46	69	—	115	224	47	386

Total mill	2,827	828	135	3,790	315	181	4,286

Conversion:
Corrugated containers	1,915	584	491	2,990	118	249	3,357
Paper sacks	109	29	—	138	—	—	138
Folding cartons	21	59	—	80	—	—	80
Other(6)	111	1	—	112	45	—	157

Total conversion	2,156	673	491	3,320	163	249	3,732

(1)
Austria, Denmark, France, Germany, Ireland, Italy, The Netherlands, Portugal, Spain, Sweden and the United Kingdom.

(2)
Argentina, Colombia, the Dominican Republic, Mexico, Venezuela and Puerto Rico.

(3)
In 2001, we sold our two U.S. wastepaper reclamation plants and, in 2002, we sold our U.S. commercial printing business.

(4)
Our newsprint business is no longer part of our operations.

(5)
Other grades of non-packaging papers include printing and writing paper, tissue, décor base and other specialty papers.

(6)
Other converted products include solid board packaging (made from greyboard) as well as a limited volume of non-packaging products such as tissue and tube and core production. The tube and core production facilities were sold in late 2001. In Europe, other converted products include products in both our packaging and specialties segments (under "Paper-based packaging products").

Europe

            Within Europe, our largest region, we have two production segments, packaging and specialties. In addition, we also derive profits from our two European associates, Papelera Navarra and Duropack.

            Our European packaging segment is comprised principally of our containerboard mills and corrugated container plants. These operations are highly integrated, with the equivalent of approximately 90% of the containerboard produced being converted into corrugated containers in our plants. In addition, the packaging segment includes our production of sack kraft paper and printing and writing paper. Our specialties segment is principally comprised of our décor base paper and greyboard production, as well as our paper sack, solid board packaging and folding carton operations in addition to our non-packaging activities.

    Packaging

            Paperboard.    The principal paperboard product in our packaging segment is containerboard. However, our mills produce other grades of paperboard for use in packaging products, such as sack kraft paper for use in the production of durable paper sacks.

            The tables below show the production volumes of these operations in the last three years.

Containerboard, Other Paper and Paperboard	1999	2000	2001
	(metric tons in thousands)
Containerboard	2,338	2,365	2,269
Sack kraft	101	116	117
Other paperboard	133	93	119
Other non-packaging paper(1)	52	51	46

Total(2)	2,624	2,625	2,551

(1)
Other grades of non-packaging paper in our packaging segment consist of printing and writing paper.

(2)
Excludes greyboard production of approximately 45,000 metric tons per year for the three years presented at our Loenen mill in The Netherlands. These volumes were reported in JSG's specialties segment beginning in 2002.

            OCC is the principal raw material for our paperboard mills. While we have our own reclamation operations in Ireland and the United Kingdom, we source most of our OCC requirements on the open market. In addition to our recycled paperboard mills, we have three mills in Europe for which wood pulp is the primary raw material. These are our two kraftliner mills, Facture in France and Nettingsdorfer in Austria, and our Spanish sack kraft mill, Smurfit Nervion. While Nettingsdorfer purchases its wood fiber requirements on the open market, we cooperate with the landowners to develop forest resources, primarily in the Aquitaine region of France, which facilitates the supply of wood fiber (which is relatively more price stable than other raw material sources) to Facture and Nervion.

            Other than containerboard, our main grade of paperboard in this segment is sack kraft paper. Sack kraft paper is mainly made from wood pulp and is used in the production of multi-wall paper sacks. In 2001, we produced approximately 117,000 metric tons of sack kraft paper, predominantly at our Nervion mill in Spain. Almost 50% of the Nervion mill's output in 2001 was sold to our own conversion operations, which form part of our specialties segment.

            Paper-based packaging products.    The raw material for our paper-based packaging products is paperboard, primarily containerboard. Our conversion plants convert paperboard into corrugated containers and paper-based packaging products. The predominant product of our packaging segment is corrugated containers.

Paper-based Packaging Products	1999	2000	2001
	(metric tons in thousands)
Corrugated containers	1,831	1,980	1,915
Other(1)	44	47	93

Total	1,875	2,027	2,008

(1)
Other converted products in our packaging segment include solid board packaging (made from greyboard).

            Corrugated containers are sold to a broad range of manufacturers of consumable goods and are used to ship a range of diverse consumer products, such as food and beverages, agricultural produce, and household goods and electrical appliances. Corrugated products are also used for many other applications. We provide innovative packaging solutions with an emphasis on the value-added aspects of our corrugated containers in terms of design and presentation, including the use of multicolor graphics. Some of our value-added products and services include point-of-sale displays, "white top," a specialty grade of kraftliner on which graphics can be printed, and Innobook, a comprehensive product database which gives our customers the ability to customize their corrugated containers.

            Our corrugated container plants are widely spread across the various regional and international markets that we serve. In Europe, our largest regional market, we are one of the largest integrated producers of corrugated containers, with an estimated 14% market share in 2001. We believe that we are the market leader in France, Ireland and Italy and one of the leading two or three producers in the United Kingdom, Spain and The Netherlands.

    Specialties

            Our European specialties segment includes our principal greyboard mills together with our paper sack, folding carton operations and, following the acquisition of Munksjö in March 2002, décor base, tissue and other specialty non-packaging papers. In 2001, Munksjö produced over 220,000 metric tons of these specialty non-packaging papers. The table below shows our production volumes in the last three years.

Paper and Paperboard	1999	2000	2001
	(metric tons in thousands)
Greyboard	274	297	276

Total	274	297	276

Paper-based Packaging Products	1999	2000	2001
	(metric tons in thousands)
Paper sacks	90	99	109
Folding cartons	40	27	21
Other(1)	19	18	18

Total	149	144	148

(1)
Our tube and core production in the United Kingdom is the main component within other paper-based packaging products. These tube producing plants were sold in late 2001.

            Greyboard is a recycled board, the principal uses of which are bookbinding, puzzles, stationery, in which case it may be called graphic board, and packaging boxes, in which case it may be called solid board. We believe that we are currently the second largest producer in Europe of greyboard, primarily graphic board, with a total output in 2001 of over 276,000 metric tons.

            Multi-wall paper sacks are used in a wide range of industries including agriculture, food and cement. While the industrial products sector predominates, the use of these durable sacks is growing in the retail or take-home sector where paper sacks provide a convenient means of carrying such goods as pet food and "do-it-yourself" products. Our paper sack plants are based in the United Kingdom, France, Spain, Ireland, Italy and Sweden.

            We produce folding cartons in Ireland, the United Kingdom and Italy, constituting a relatively small proportion of each country's market. Total folding carton production in 2001 amounted to 21,000 metric tons.

            As of March 28, 2002, Munksjö, our former Swedish associate, became a subsidiary of JSG. Our equity stake in Munksjö is now approximately 99.6%. Munksjö's principal specialty grade is décor base paper, which is used as an outer layer on particle board and plywood in the manufacture of furniture, kitchen units, flooring, walls and other products. Munksjö produces décor base paper at five mills, four of which are located in Europe and one of which is located in the United States. Other specialty grades include electro technical paper (used for insulating high-voltage cables), sandpaper, thin paper (used as a protective layer between sheets of glass or steel) and tissue paper. These other grades are produced at Munksjö's Scandinavian mills. Munksjö also produces wood pulp at its Aspa mill in Sweden.

    Associates

            We have historically derived a significant portion of our earnings from our share of associates' earnings. Our two main European associates are Papelera Navarra of Spain and Duropack of Austria, both of which produce mainly containerboard and corrugated containers. Papelera Navarra also produces a specialty paper used in the manufacture of paper bags.

Latin America

            In Latin America, we are the largest producer of corrugated containers and the second largest producer of containerboard. Our Latin American operations are located principally in Mexico, Colombia, Venezuela and Argentina.

            The table below sets out our Latin American production volumes in the last three years.

Containerboard, Other Paper and Paperboard	1999	2000	2001
	(metric tons in thousands)
Containerboard	477	501	525
Sack kraft	31	37	36
Boxboard	171	179	168
Other paperboard	30	36	30
Other non-packaging paper(1)	62	70	69

Total	771	823	828

Paper-based Packaging Products	1999	2000	2001
	(metric tons in thousands)
Corrugated containers	452	500	584
Paper sacks	26	30	29
Folding cartons	65	63	59
Other	7	10	1

Total	550	603	673

(1)
In our Latin American operations, other non-packaging paper includes only printing and writing paper.

            Our Latin American operations are highly integrated, from the reclamation of wastepaper and the production of wood pulp to the conversion into paper-based packaging products of a substantial portion of the paperboard produced by our mills. Our reclamation operations, located in Venezuela, Puerto Rico, Colombia and Mexico, processed approximately 250,000 metric tons of OCC in 2001. The OCC we process in Venezuela and Puerto Rico is consumed entirely by our mills in Venezuela, largely satisfying their recycled fiber requirements. Likewise, the OCC we process in Colombia is consumed entirely by our mills in Colombia, largely satisfying Colombia's recycled fiber requirements. Our paperboard mills in Mexico purchase the major part of their recycled fiber requirements from third parties.

            We also have forestry operations in Latin America. In Colombia and Venezuela, we own over 230,000 acres (95,000 hectares) and manage a further 10,000 acres (4,100 hectares). These plantations provide the local mills with a significant portion of their total wood fiber needs. Because wood has more stable pricing than both the pre-processed virgin pulp that we purchase from third parties and OCC, our mills that source from these plantations benefit from relatively greater margin protection. We generally procure the remaining portion of raw materials that is not provided by our own forestry resources through long-term contracts with third parties.

            Mexico is the largest of the four main Latin American markets in which we operate. We believe we are the second largest manufacturer of paperboard and paper-based packaging products in Mexico. Additionally, we also believe that we are the leading producer in Colombia and Venezuela and one of the largest in Argentina.

United States and Canada

            Our principal subsidiary operation is Smurfit MBI of Canada. Smurfit MBI, which is the second largest producer of corrugated containers in Canada with 12 corrugated plants. In connection with the SSCC Asset Swap, we will be transferring our 50% ownership interest in Smurfit MBI of Canada in exchange for certain of SSCC's European assets.

            Our principal subsidiary operation in the United States on an historical basis was our 150,000 metric tons per year capacity recycled newsprint mill in Pomona, California. This newsprint business is no longer part of our operations as it has been transferred in connection with the Newco credit facility and is being held for sale. We sold two U.S. wastepaper reclamation plants in 2001 and our U.S. commercial and election printing business in early 2002.

            The table below sets out the production volumes of our historical United States and Canada subsidiaries in the last three years. Smurfit MBI has been accounted for as a subsidiary since June 1999 but the tonnage shown below for 1999 is for the full year. After completion of the SSCC Asset Swap, we will no longer have any ownership interest in Smurfit MBI.

Containerboard, Other Paper and Paperboard	1999	2000	2001
	(metric tons in thousands)
Newsprint	135	149	135

Total	135	149	135

Paper-based Packaging Products	1999	2000	2001
	(metric tons in thousands)
Corrugated containers	487	497	491

Total	487	497	491

            After completion of the SSCC Asset Swap, we will own one mill in North America.

Marketing and Sales

            We concentrate our marketing and sales activities in our regional and local business units in order to remain close to our customers, our competitors and local market developments. On a worldwide basis, we predominantly sell directly to the end-user rather than through agents. Our marketing strategy is to focus on the quality of products and the high caliber of service we offer to our customers. This strategy is geared towards maintaining margins for our products throughout the business cycle and enhancing profitability. Through continuous communication with customers, our goal is to improve the quality of service we provide.

            The marketing strategy for our mills is to profitably maximize sales of products to converters located within an economically reasonable shipping distance from each mill. The strategy in the corrugated container and other converting plants focuses on both customized products tailored to fit customers' needs and high volume sales of commodity products. Most sales of converted products are made on the basis of contracts for specified volumes. These contracts are priced based on a number of factors such as country, currency, volume, weight and geographic area and most provide for periodic price adjustments. We are actively seeking to broaden the customer base for each of our markets rather than concentrate on only a few accounts for each plant.

            No single customer accounts for more than 5% of our global sales.

Patents, Licenses and Research and Development

            The paper and packaging industry is not characterized by proprietary products and, although we hold or are licensed to use certain patents, the successful continuation of any important part of our business is not dependent upon such patents.

            Accordingly, the focus of research on papermaking is on providing the materials that will enable our converting operations and other packaging manufacturers to meet the challenges of a changing market place. In recent years, the focus in the corrugated container industry, for example, has been on more efficiently meeting the performance characteristics required of the corrugated container as a transport and storage medium. In addition to improved containerboard quality, research programs have provided improvements in printing processes. Furthermore, the need to meet the changing demands of customers' automated packaging lines requires us to stay abreast of innovations in industrial processes.

Competition

            The markets in which we operate are international, highly competitive and comprised of many participants. While containerboard and many other paperboard and paper grades are marketed and sold internationally, the paper-based packaging industry tends to be more regionally or locally based. Many of the largest producers have multinational operations, but there are also many smaller regional and local operators. Some producers have fully integrated operations from forestry and waste fiber through to paper and paperboard and on to paper-based packaging while others focus more narrowly on certain intermediate or end products or in certain markets.

            Although no single company is dominant, we do face significant competitors in each of our businesses and geographic markets in which we operate. Our competitors include other large vertically integrated companies as well as numerous smaller companies. The European and Latin American containerboard markets are more fragmented than the U.S. and Canadian markets. According to Jaakko Pöyry, in 2000 there were 151 containerboard producers in Western Europe, with the top five producers having a 42% share of the total capacity as compared to 53 containerboard suppliers in North America with the top five having a 57% share of total capacity. In Latin America, the top ten containerboard producers accounted for approximately 57% of total capacity. Our principal competitors in each of the three geographic regions in which we operate are listed in the table below:

Europe	Latin America	United States and Canada
DS Smith plc	Cartonajes Estrella, S.A. de C.V.	Georgia-Pacific Corporation
Kappa Packaging B.V.	Corporacion Durango, S.A. de C.V.	International Paper Co.
Sociedad Anónima Industrias Celulosa Aragonesa (SAICA)	Klabin S.A.	Norampac Temple-Inland Inc.
Svenska Cellulosa Aktiebolaget (SCA)		Weyerhaeuser Company

            The level of competition in a given product market may be affected by the relative strength of the U.S. dollar and the euro and other market factors including geographic location, general economic conditions and the operating efficiencies of competitors. Although price is an important factor because many of our products are characterized by commodity pricing, other factors affecting competition include product quality and performance, service and product innovation. In addition, our paper-based packaging products compete with various other packaging materials, including products made of plastic and wood.

            The markets in which we operate are large relative to the production capacity of any one company, particularly with respect to paper and paperboard. Due to the high density and consequent easy transportability of paper and paperboard, the geographic market for kraftliner is worldwide. Because of cost constraints relating to transport, the geographic market for testliner is regional. The geographic market for converted products, such as corrugated containers, is somewhat limited by the low density and larger required transport space, which results in higher transportation costs for converted products.

Environmental Issues

            We are subject to a wide range of environmental, health and safety laws and regulations. These requirements are complex, frequently changing and tend to become more stringent over time. We are committed to environmental, health and safety excellence and devote substantial resources to tracking applicable requirements and monitoring compliance. We cannot assure you that we have been or will be at all times in complete compliance with all such requirements or that we will not incur material costs or liabilities in connection with such requirements in the future.

Compliance with Environmental Regulatory Requirements

            The most significant impact from environmental, health and safety regulatory requirements on our operations relates to our mills, which constitute 43 of our 285 facilities. Our manufacturing processes result in discharges to water and emissions to air, and they can produce elevated noise levels. At the same time, most of our mills are recycle mills, and do not handle black liquor (a by-product of certain pulping operations) or employ chlorine bleaching, which in each case can create additional environmental challenges. Nonetheless, we are affected by increasingly stringent environmental regulations in the countries where we operate.

            In order to comply with these increasingly stringent environmental requirements, we plan to upgrade the wastewater treatment systems at many of our European and Latin American mills over the next three years. The most significant upgrades will be at our mills at Nettingsdorfer, Austria, and Facture, France, each of which are in the process of obtaining new environmental permits, and at the Hoya mill in Germany (to be acquired in the SSCC Asset Swap). We also have planned capital expenditures to address air emissions, solid waste and noise at other mills.

            In addition, our mill in Nervion, Spain has a landfill which was used between 1975 and 1985 to store waste calcium carbonate prior to its application as a neutralizing agent to farming and forest lands. In 1985, the provincial government required us to cease the land application, and we stopped using the landfill for storage and began disposing of the material offsite. In 1998, in response to complaints from the local municipality, we conducted a hydrogeological study to assess the potential impacts of the landfill on the Ibaizabal River. The study concluded that the material has not adversely affected the river, but it can affect the pH of storm water runoff. We installed a collecting drain around the material to collect and treat storm water. We are currently under no regulatory obligation to take further action. If we elect to remove the material at some future time or if a regulatory obligation to remove the material is imposed in the future, the cost would be approximately €5 million, which would be incurred over a period of five to ten years.

            Our mills in Europe will also be affected by the European Union's Integrated Pollution Prevention and Control, or IPPC, program. The IPPC program requires member countries to ensure that industries employ Best Available Technologies, or BAT, for all environmental aspects of their operations, including wastewater discharges, air emissions, noise, energy use and environmental management. Most of our European mills will be required to obtain permits imposing BAT by 2007. The resulting cost impact on us is uncertain because the BAT have not yet been finally established. Many of our mills are located in countries that already have stringent permitting requirements, and these mills may already be operating at or close to BAT. Other mills will likely require upgrades in order to comply with IPPC. Overall, we have incurred approximately €12 million in capital expenditures for environmental controls at our facilities worldwide in fiscal year 2002 and expect to incur approximately €14 million in fiscal year 2003. We anticipate that our annual environmental capital expenditures will continue at this level, or will increase moderately, through 2007 to comply with IPPC and other environmental requirements.

            Our European operations are also subject to the European Union's Directive on Packaging and Packaging Waste, which imposes mandatory targets for the recovery and recycling of packaging wastes. Member countries were required to comply with the Directive by 2001, but implementation to date has varied greatly from country to country. We do not expect the Directive to have a material adverse effect on our business or financial condition, primarily because the targets imposed by the Directive are not significantly higher than the existing levels of recovery and recycling in most member countries.

            Our European mills may also be subject to laws stemming from the Kyoto Protocol, by which the European Union agreed to reduce emissions of "greenhouse gasses" by 8%, as compared with 1990 emission levels, over the first commitment period (2008-2012). Participating countries must have made "demonstrable progress" in achieving this reduction commitment by 2005. The European pulp and paper industry has announced its concern that the Kyoto Protocol may adversely impact the competitiveness of the industry and has called on the European Union to consider industry-wide impacts as it decides how to implement the Kyoto Protocol. The Kyoto Protocol will not become binding until a sufficient number of industrialized nations have ratified it. Nonetheless, the European Union has begun regulatory actions necessary to achieve compliance with the Kyoto Protocol's emission reduction commitment. If ratified, the impact of the Kyoto Protocol will depend upon several factors, including: (1) how efficiently we use energy, as compared with our competitors; (2) how well the emissions trading regime will assist us in complying with the Kyoto Protocol; and (3) the extent to which we will be able to earn emissions credits for our forestry holdings as greenhouse gas "sinks." We believe our larger mills in Europe are already quite energy efficient. They make use of either combined heat and power systems or have on-site co-generation facilities. Nonetheless, our smaller European mills are less energy efficient and may present compliance challenges, depending upon how the emissions trading regime is implemented. Compliance with the Kyoto Protocol is not expected to have a material adverse effect on our business or financial condition. We maintain accounting reserves with regard to certain liability matters and believe that such reserves conform with acceptable accounting principles.

            We presently are not involved in any environmental regulatory legal proceedings which are expected to have a material adverse effect on our business or financial condition.

Environmental Contamination

            We may also be held liable for releases of contaminants from our operations, or historical contamination that is discovered at our facilities or facilities that we have divested.

            The IPPC program will require, as part of the permit process, that our European mills conduct "baseline" environmental investigations. While the purpose of the baseline investigations is not to force a facility to clean up historical contamination that is detected, several member countries intend to review the results of the investigations and, if significant contamination is detected, may issue orders to address the contamination. Thus, the baseline investigations may result in our having to address contamination that is currently undetected at some of our mills. The cost of the baseline investigations is not expected to be material. The cost of addressing the contamination, if necessary, will depend upon the extent of contamination detected and the required remedies, and therefore, cannot yet be predicted. We may also be required to address contamination at any mills we decide to close or have sold in the past.

            In November 2001, black liquor was released from our mill in Nervion, Spain to the local municipal waste water treatment plant in Iurreta, Spain. As a result of the waste water treatment plant being unable to handle this additional load, the contamination reached the Ibaizabal River and caused a fish kill. An ecological group filed a complaint for an ecological crime. This resulted in preliminary assessments, which took place during December 2001 and February 2002. Three individuals, including the mill manager, have provided evidence. This matter is at a very preliminary phase, and we have not been formally named or charged in a proceeding.

            Our Facture, France mill is the subject of litigation arising from ruptures of sewer pipe seals that resulted in contamination in 1997 and 1987. Remedial repairs have been estimated at €6.4 million, which will be shared between several companies. We do not expect our share of the repairs to be material.

            After we ceased operations at our mill in Poix-Terron, France in 1999, we conducted an environmental investigation of the site as requested by the French authorities. We have established an accounting reserve for remediation of contamination at this site, which we believe to be adequate, and are proceeding with cleanup.

            As part of our application for an IPPC permit for our mill in Townsend Hook, U.K., we conducted an environmental investigation in 2001. The investigation detected contamination in portions of the property. We submitted the results of the investigation to the governmental authorities in June 2002, and have not yet received a further directive. We may be required to conduct some soil and/or groundwater cleanup at the site, although we do not expect the associated costs to be material.

Raw Materials

            OCC is the principal raw material used in our production of paperboard and is the essential component of testliner, one of the two types of containerboard we produce. Wood is the principal component used in the manufacture of the second type of containerboard we make, which is called kraftliner.

            We source most of our OCC supply on the open market; however, at September 30, 2002, we had 26 reclamation plants located in Europe and Latin America, the primary focus of which is the sourcing of fiber for our mills.

            We generally procure virgin fiber through long-term relationships with third parties. However, we also source some of our virgin fiber needs from our forestry operations which are located principally in Latin America. In Colombia and Venezuela, we own over 230,000 acres (95,000 hectares) and manage a further 10,000 acres (4,100 hectares). These plantations provide our local mills with a significant portion of their total virgin fiber needs. Our two European kraftliner mills, Facture in France and Nettingsdorfer in Austria, as well as our Spanish sack kraft mill, Smurfit Nervion, use primarily virgin fiber in their production of paperboard.

            Increases in the price of wastepaper and virgin fiber as raw materials could result from a variety of factors. The prices we pay for these raw materials tend to be cyclical, subject to significant volatility, and vary on a regional basis. For example, U.S. OCC prices moved from a low of approximately $20 per ton in late 1998 to a peak of approximately $120 per ton in mid 2000 prior to declining to approximately $40 per ton later in the year. Prices remained relatively stable in 2001 and early 2002 but rose sharply in the second quarter to reach approximately $150 per ton in July. The pattern in Europe has been similar with a marginal decline in pricing during 2001 and a strong increase from the end of the first quarter of 2002. The prices we pay for raw materials used in the production of our converted materials made from testliner are similarly volatile.

            We believe that our available sources of virgin fiber and OCC (including from our own reclamation activities) will be adequate to supply our raw material needs for the foreseeable future.

Property, Plants and Equipment

            Our manufacturing facilities are spread across Europe, Latin America and North America. Our paper and paperboard mills are our main assets. We believe that our facilities are suitable and adequate for our business purposes for the foreseeable future. At September 30, 2002, the net book value of our tangible fixed assets amounted to €2,278 million, of which €77 million related to capitalized leased assets.

            The table below provides a regional summary of our facilities at September 30, 2002 after giving effect to the SSCC Asset Swap.

Facilities	Europe	Latin America	USA	Total JSG
Reclamation	13	18	—	31
Mills	35	10	1	46
Corrugated containers	137	24	—	161
Folding cartons	3	3	—	6
Paper sacks	13	3	—	16
Other conversion	10	1	—	11
Other	29	2	—	31

Total facilities	240	61	1	302

            The table below provides a regional summary of our facilities at September 30, 2002 without giving effect to the SSCC Asset Swap.

Facilities	Europe	Latin America	United States and Canada	Total JSG
Reclamation	8	18	—	26
Mills	32	10	1	43
Corrugated containers	117	24	12	153
Folding cartons	3	3	—	6
Paper sacks	13	3	—	16
Other conversion	10	1	—	11
Other	28	2	—	30

Total facilities	211	61	13	285

            At September 30, 2002, the annual productive capacity of our European associates' mills was approximately 185,000 metric tons in total. These figures for our associates are their total capacities rather than our proportionate share of their capacities.

Employees

            We employed an average of 26,751 people on a full-time equivalent basis in 2001. The table below sets forth the average number of employees for the last three years by region and reporting segment.

Segment/Region	1999	2000	2001
Europe:
Packaging	14,393	13,913	13,904
Specialties	3,376	3,155	3,157

Total	17,769	17,068	17,061
Latin America	6,386	6,610	6,659
United States and Canada	718	3,011	3,031

Total	24,873	26,689	26,751

            Employee numbers in both our packaging and specialties segments in Europe remained stable from 2000 to 2001. The 3.3% reduction in the level of employment in our European packaging segment from 14,393 employees in 1999 to 13,913 employees in 2000 reflected the impact of the reorganization and rationalization of our U.K. operations, and the sale of operations such as the Burnley mill. Offsetting these reductions was the increase in employee numbers due to acquisitions made during 2000, such as Neopac in Denmark and Norcor in the United Kingdom. The 6.5% reduction in the level of employment in our European specialties segment from 3,376 employees in 1999 to 3,155 employees in 2000 reflected mainly the sale of operations such as our tobacco packaging plant in Belfast, Northern Ireland.

            Similar to our other regions, there was little change in our employee numbers in Latin America from 2000 to 2001. The 3.5% increase from 6,386 employees in 1999 to 6,610 employees in 2000 reflected the acquisitions made during the year in Argentina.

            There was no significant change in our employment level in the United States and Canada from 2000 to 2001. Our employee numbers increased sharply from 718 employees in 1999 to 3,011 employees in 2000 as a result of the inclusion of the employees of Smurfit MBI, our 50% subsidiary.

Legal Proceedings

            In addition to litigation arising in the ordinary course of business, we are involved in certain civil and criminal proceedings in Spain arising out of a past acquisition. In November 1988, a subsidiary of JSG acquired ICSA, a Spanish incorporated company, from a subsidiary of Torras. In early 1989, JSG acquired a 35% interest in another Spanish company, INPACSA, a former parent of ICSA. A number of individuals associated with Torras were charged by the public prosecutor in Madrid with diverting, for their own use, a substantial part of the purchase consideration paid by JSG for ICSA. The public prosecutor, on behalf of the minority shareholders of INPACSA, also claimed that certain transactions, including the transfer of ICSA by INPACSA which took place prior to JSG's acquisition of ICSA, caused damage to the minority shareholders of INPACSA. In 1998, the public prosecutor also charged JSG's Chairman, Dr. Michael W.J. Smurfit, as the representative of JSG, in these proceedings with respect to the alleged damage to the minority shareholders of INPACSA and Torras. A JSG subsidiary is also one of a number of parties against whom secondary civil liability has been claimed. JSG and Smurfit International B.V. have each indemnified Dr. Smurfit against loss or liability due to such proceedings. Bonds have been posted with the Spanish court in the amount of €47 million, which equals the amount of alleged damages, excluding interest. The maximum estimated current total exposure relating to the liabilities, including interest through September 30, 2002, is approximately €116 million, for which no reserve has been taken and which amount will accrue interest until payment of any final judgment. Trial is expected to begin in Madrid sometime in 2003, and we are defending these actions vigorously and believe there is no basis for the involvement of the Chairman or any JSG subsidiary in these proceedings. We cannot assure you, however, that the consequences of any adverse findings, if any, will not have a material adverse effect on our financial position or results of operations.

            We are also the subject of litigation in the Dominican Republic arising from the acquisition in 1996 of a controlling interest in a small local corrugator owned by Industria Cartonera Dominicana. The lawsuits, alleging damages in excess of $300 million, are brought by a local competitor who is claiming loss of potential profits, as a consequence of our entry to the market. He is also alleging breach of contract. We believe these lawsuits are without merit and are defending them vigorously.

            We have learned that Smurfit Communications, a publishing business owned by one of our subsidiaries, has for a considerable period, overstated the circulation of some of its publications. It is not possible to quantify the exposure to advertisers in the publications, with whom negotiations are being conducted. It is hoped that compensation offered in the form of credits for future advertising, calculated by reference to advertising expenditure in recent years, will be accepted by customers. No legal proceedings have been instituted against Smurfit Communications by any advertiser in respect of the overstatements.

            We are also a party to various claims and legal actions that arise in the ordinary course of business, including with respect to environmental matters. For more information, see "—Environmental Issues." We believe such claims and legal actions, individually and in the aggregate, will not have a material adverse effect on our business, financial condition and results of operations.

Other Non-Core Assets

            In 1989, JSG purchased the Kildare Hotel and Country Club, or the K-Club. In addition to golf course facilities that will play host to the Ryder Cup tournament in 2006, the K-Club is also comprised of four residential developments and a hotel. It is our intention to retain the K-Club for the foreseeable future and up to and including the Ryder Cup in 2006.

MANAGEMENT

Directors and Executive Officers

            JSG is a wholly owned subsidiary of MDCP Acquisitions I, approximately 100% of which is owned by MDP Acquisitions plc, issuer of the notes offered hereby. MDP Acquisitions plc is owned approximately 100% by MDCP Acquisitions Limited, whose owners include Madison Dearborn, certain co-investors and certain management investors identified herein. Certain members of the board of directors of parent also serve as directors of issuer, as noted below. For more information, see "—Management Participation Agreements."

            The directors and executive officers of MDCP Acquisitions Limited, and their ages and positions, are as follows:

Name	Age	Position
Michael W.J. Smurfit	66	Chairman
Gary W. McGann	52	Chief Executive Officer and Director
Anthony P.J. Smurfit	39	Chief Operations Officer, Chief Executive—Smurfit Europe and Director
Ian J. Curley	40	Chief Financial Officer and Director
John A. Canning, Jr.	58	Non-executive Director
Justin S. Huscher	49	Non-executive Director
Christopher J. McGowan	31	Non-executive Director
Samuel M. Mencoff	46	Non-executive Director
Thomas S. Souleles	34	Non-executive Director

            Dr. Michael W.J. Smurfit serves as our Chairman. He retired as Chief Executive Officer in November 2002. He was appointed Chairman and Chief Executive Officer of the company in 1977 prior to which he was a Deputy Chairman and Joint Managing Director. He is currently Chairman of SSCC. In addition, Dr. Smurfit holds the position of Honorary Irish Consul to the Principality of Monaco. Dr. Smurfit retired as the Chief Executive Officer of parent on November 1, 2002.

            Gary W. McGann serves as our Chief Executive Officer and as a director of issuer and parent. He joined JSG in 1998 as Chief Financial Officer. He became Chief Executive Officer in November 2002 upon the retirement of Dr. Smurfit. He was appointed President and Chief Operations Officer of the company on January 28, 2000. He had previously held a number of senior positions in both the private and public sectors over the last 20 years, including Chief Executive of Gilbeys of Ireland Limited and Aer Lingus Group.

            Anthony P.J. Smurfit serves as our Chief Operations Officer, Chief Executive—Smurfit Europe, and as a director of parent. He has worked in various parts of JSG in Europe and the United States. Prior to taking up his position as Chief Executive of Smurfit Europe in October 1999 and Chief Operations Officer on November 1, 2002, he was Deputy Chief Executive of Smurfit Europe and previously Chief Executive Officer of Smurfit France. He is also a director of The Irish National Stud Company.

            Ian J. Curley serves as our Chief Financial Officer and as a director of issuer and parent. He was appointed Chief Financial Officer of Smurfit Europe in 1997, prior to which he served as financial controller of Smurfit Continental Europe.

            John A. Canning, Jr. serves as a director of parent. Mr. Canning has been employed principally by Madison Dearborn since 1993 and currently serves as its President. From 1969 to 1993, Mr. Canning worked in various positions with First Chicago Corporation, most recently as Executive Vice President of The First National Bank of Chicago and President of First Chicago Venture Capital. Mr. Canning is a member of the board of directors of the Milwaukee Brewers Baseball Club, Inc., Norfolk Tides

Baseball Club, LaSalle National Bank, Northwestern Memorial Hospital and Children's Inner City Educational Fund.

            Justin S. Huscher serves as a director of parent. Mr. Huscher has been employed principally by Madison Dearborn since 1993 and currently serves as a Managing Director. From 1990 until 1993, Mr. Huscher served as Senior Investment Manager of First Chicago Venture Capital. Mr. Huscher is a member of the board of directors of Bay State Paper Holding Company and Packaging Corporation of America.

            Christopher J. McGowan serves as a director of parent. Mr. McGowan has been employed principally by Madison Dearborn since 1999 and currently serves as an Associate. Prior to joining Madison Dearborn, Mr. McGowan attended Harvard Graduate School of Business Administration, where he received an M.B.A.

            Samuel M. Mencoff serves as a director of issuer and parent. Mr. Mencoff has been employed principally by Madison Dearborn since 1993 and currently serves as a Managing Director. From 1987 until 1993, Mr. Mencoff served as Vice President of First Chicago Venture Capital. Mr. Mencoff is a member of the board of directors of Bay State Paper Holding Company, Packaging Corporation of America, Buckeye Technologies, Inc. and Riverwood Holdings, Inc.

            Thomas S. Souleles serves as a director of issuer and parent. Mr. Souleles has been employed principally by Madison Dearborn since 1995 and currently serves as a Managing Director. Mr. Souleles is a member of the board of directors of Bay State Paper Holding Company and Packaging Corporation of America.

            The mailing address for Dr. Michael Smurfit and Messrs. McGann, Anthony Smurfit and Curley is c/o Jefferson Smurfit Group Limited, Beech Hill, Clonskeagh, Dublin 4, Ireland and the mailing address for Messrs. Canning, Huscher, McGowan, Mencoff and Souleles is c/o Madison Dearborn Partners, L.L.C., Three First National Plaza, Suite 3800, Chicago, Illinois 60602, United States.

            Except as described in this prospectus, there are no arrangements or understandings between any member of the board of directors or executive officer and any other person pursuant to which that person was elected or appointed to his position.

            Parent's board of directors has the power to appoint officers. Each officer will hold office for the term determined by parent's board of directors and until such person's successor is chosen and qualified or until such person's death, resignation or removal. Parent's board of directors currently has no standing committees, although it may create committees.

Family Relationships

            Mr. Anthony Smurfit is the son of Dr. Michael Smurfit.

Compensation of Directors and Officers

            None of parent's directors are entitled to receive any fees for serving as directors. All of the directors are reimbursed for out-of-pocket expenses related to their service as directors. The following table summarizes compensation awarded or paid by JSG during 2001 and 2000 to the former directors of JSG who will serve as directors and executive officers of parent.

	Fees	Salary	Annual Bonus	Deferred Bonus	Other Benefits(1)	2001 Total	2000 Total
	(euro in thousands)
Executive Officers
Dr. Michael W.J. Smurfit(2)	—	1,546	1,397	—	31	2,974	4,601
Mr. Gary W. McGann(3)	—	735	735	205	10	1,685	1,054
Mr. Anthony P.J. Smurfit(4)	4	410	234	—	3	651	697

(1)
Relates principally to use of company cars, travel, accommodation and related costs.

(2)
For the periods indicated, Dr. Michael Smurfit served as Chief Executive Officer of JSG.

(3)
For the periods indicated, Mr. Gary McGann served as Chief Operations Officer of JSG.

(4)
For the periods indicated, Mr. Anthony Smurfit served as Chief Executive—Smurfit Europe.

Participation in JSG Share Option Schemes and Other Employee Benefit Plans

            The following table shows the aggregate number of options to purchase ordinary shares of JSG, the average exercise price of such options and share allocation awards as of December 31, 2001 for each of the individuals who serve as directors and executive officers of parent. All of JSG's existing equity incentive plans terminated in connection with the transactions. For more information regarding the effect of the completion of the offer on outstanding employee incentive awards, see "—Effects of the Acquisition on Plan Awards."

Name	No. of Options(1)	Average Exercise Price	No. of Share Allocation Awards(2)
Dr. Michael W.J. Smurfit	—	—	4,860,475
Mr. Gary W. McGann	1,400,000	145.86c	2,024,593
Mr. Anthony P.J. Smurfit	235,000	198.45c	540,195
Mr. Ian J. Curley	285,000	221.71c	1,387,383

(1)
The amounts listed for Mr. McGann reflect stock appreciation rights that will vest upon the completion of the offer.

(2)
No additional consideration is payable to exercise such share allocation awards.

Management Employment Agreements

            MDCP Acquisitions Limited and the management investors listed in the table below, which are referred to collectively as the management investors, have entered into certain letter agreements, dated as of July 4, 2002, regarding the terms of employment of the management investors, which are referred to collectively as the management employment agreements. The terms of each management employment agreement were established pursuant to arm's length negotiations between Madison

Dearborn and each management investor. A summary of the material terms of the management employment agreements is set forth below:

            Pursuant to the terms of the management employment agreements, the senior management of parent consists of the following:

Name	Position with MDCP Acquisitions Limited
Dr. Michael W.J. Smurfit	Chairman
Mr. Gary W. McGann	President and Chief Executive Officer
Mr. Anthony P.J. Smurfit	Chief Operations Officer and Chief Executive—Smurfit Europe
Mr. Ian J. Curley	Chief Financial Officer

            Under the terms of the management employment agreements, each management investor has been provided with a letter from parent, pursuant to which parent has agreed to procure his employment by JSG upon terms described below. Each letter sets forth the management investor's title and principal duties and responsibilities from November 1, 2002.

            The payment date of Dr. Smurfit's Management Incentive Plan, or MIP, entitlement for 2002, which was agreed at €1,269,738, was December 20, 2002 as a result of his retirement as Chief Executive Officer.

            Dr. Michael Smurfit has a six-year term as Chairman of parent and is entitled to a total benefit package of €2.75 million per annum, with a one year total benefits severance package in the case of termination by parent.

            Pursuant to the terms of the management employment agreements, the employment terms applicable to each of Messrs. Gary McGann, Anthony Smurfit and Ian Curley will remain the same as those prevailing as of the date of the management employment agreements, subject only to salary increases previously agreed.

            Each of Messrs. Gary McGann, Anthony Smurfit and Ian Curley covenants to parent that he will not exercise his contractual right to leave JSG upon its acquisition by parent and thereby trigger payment obligations from JSG thereunder. In consideration for this undertaking, parent will provide each such individual a "put" letter with terms identical to those currently applicable, except that:

  •
  a "Relevant Event" will be the sale of parent, except that a sale to the underwriters of an initial public offering and sales to Madison Dearborn both within 12 months after the consummation of the offer and the compulsory share acquisition will be excluded; and

  •
  the period within which he must exercise his rights upon a Relevant Event will be 12 months after the Relevant Event or, if his obligation to offer his services to purchasers upon a vesting of his unvested convertible equity is enforced, 12 months following the expiration of such period of employment.

            In addition, the management employment agreements provide that in the event of termination of the employment of Messrs. McGann, Anthony Smurfit or Ian Curley by parent or JSG other than for just cause, such individual will be entitled to compensation equal to two times his prevailing annual remuneration/benefits package (including MIP, pension, etc.). Mr. Gary McGann will retain his existing notice period of 360 days but the notice period for Messrs. Anthony Smurfit and Ian Curley will be 90 days.

            In consideration for the foregoing severance obligations, each of Messrs. Gary McGann, Anthony Smurfit and Ian Curley will enter into covenants with parent whereby each will agree that, provided the foregoing severance payments have been paid to them, they will not for a period of two years after their termination (i) compete with parent and its subsidiaries in a material part of its business, or (ii) solicit the employees, customers or suppliers of parent and its subsidiaries.

            Pursuant to the terms of the management employment agreements, the existing MIP will continue, with adjustment from the completion of the offer and the compulsory share acquisition of the performance criteria to reflect that the present earnings per share criteria will no longer be appropriate given the changed capital structure of the business. A minimum payment of 60% of salary will be guaranteed under the MIP to each of Messrs. Gary McGann, Anthony Smurfit and Ian Curley for each of the years 2003 through 2006 and the remaining 40% will be dependent upon the achievement of appropriate objectives established by parent's board of directors or its compensation committee. The amount accrued under the MIP, in relation to Gary McGann and Ian Curley, for 2002 was paid on December 20, 2002.

            The existing equity incentive plans in which the management investors previously participated were terminated as of the completion of the offer in accordance with their respective terms and cash and/or shares were paid and/or allocated to the management investors in respect of their respective entitlements at such time.

Management Equity Agreement

            Purchase of Parent Equity.    Under the Amended and Restated Management Equity Agreement, dated as of September 5, 2002, by and among parent and each of the executives that become party thereto, which we refer to as the management equity agreement, parent undertakes to sell to each executive that is a party to such agreement, certain of parent's ordinary shares, nominal value €0.001 per share, and certain of parent's class A convertible shares, nominal value €0.001 per share, which we refer to as class A convertible shares, class B convertible shares, nominal value €0.001 per share, which we refer to as class B convertible shares, and class C convertible shares, nominal value €0.001 per share, which we refer to as class C convertible shares, each of which is convertible into ordinary shares of parent. Following is a summary of the material terms of the management equity agreement.

            Vesting.    The class A convertible shares, class B convertible shares and class C convertible shares will be subject to vesting.

            So long as the executive is and has continued to be employed by or served as an officer or director for parent and its subsidiaries, such executive's class A convertible shares will vest as follows:

Vesting Date	Cumulative Percentage of Class A Convertible Shares Vested
December 31, 2005	33.3%
December 31, 2006	66.7%
December 31, 2007	100.0%

None of an executive's class A convertible shares will become vested if such executive ceases to be employed by, or to serve as an officer or director for, parent or its subsidiaries prior to December 31, 2005. If an executive ceases to be employed by, or to serve as an officer or director for, parent or its subsidiaries on any date other than any vesting date set forth in the table above after December 31, 2005 but prior to December 31, 2007, the cumulative percentage of such executive's class A convertible shares to become vested will be determined on a pro rata basis according to the number of days elapsed from the immediately preceding vesting date. However, upon the sale of parent or certain public listing events, which we refer to as an acceleration event, all of an executive's class A convertible shares will become vested and will convert to an equal number of class D convertible shares of parent, nominal value €0.001 per share, which we refer to as class D convertible shares, unless at such time such executive is no longer employed by, or no longer serves as an officer or director for, parent and its subsidiaries.

            On each vesting date set forth in the table above, 33.3% of the aggregate number of each executive's class B convertible shares will become vested if, and only if, the internal rate of return, or IRR, of MDCP IV Global Investments LP, MDCP III Global Investments LP, MDSE III Global Investments LP and any affiliate of the foregoing entities that owns or holds ordinary shares of parent, which we refer to collectively as the MDCP co-investors, exceeds 25%. However, if the IRR of the MDCP co-investors as of such vesting date is greater than 15% but less than 25%, the percentage of the aggregate class B convertible shares which will become vested as of such vesting date will be the percentage determined by multiplying 3.33 by the excess of (i) the IRR of the MDCP co-investors as of the applicable vesting date over (ii) 15%. Further, if the IRR of the MDCP co-investors as of the date of an acceleration event, which we refer to as the acceleration date, is greater than 15% but less than 25%, the percentage of class B convertible shares not previously eligible for vesting prior to the acceleration date that will vest as of such acceleration date will be the percentage determined by multiplying 10 by the excess of (i) the IRR of the MDCP co-investors as of the applicable vesting date over (ii) 15%. Vesting with respect to the class B convertible shares will be cumulative such that if the IRR of the MDCP co-investors as of an acceleration date or any subsequent applicable vesting date is greater than any preceding applicable vesting date, the percentage of each executive's entire holding of class B convertible shares vested will be recalculated to be equal to the percentage vested for such acceleration date or subsequent applicable vesting date. No class B convertible shares will vest for any executive as of any applicable vesting date or acceleration date if the executive holding such class B convertible shares is no longer employed by, or no longer serves as an officer or director for, parent and it subsidiaries as of such date.

            On December 31, 2007, 100% of each executive's class C convertible shares will become vested if, and only if, the IRR of the MDCP co-investors as of such date is equal to or greater than 30%. In the event that an acceleration event occurs prior to December 31, 2007, 100% of the class C convertible shares will becomes vested as of the acceleration date if, and only if, the IRR of the MDCP co-investors as of such acceleration date is equal to or greater than 30%. No class C convertible shares will vest for any executive as of December 31, 2007 or the acceleration date if the executive holding such class C convertible shares is no longer employed by, or no longer serves as an officer or director for, parent and it subsidiaries as of such date.

            As a condition to accelerated vesting of an executive's class A convertible shares, class B convertible shares and class C convertible shares in connection with a sale of parent, such executive will, if requested by the purchaser of parent and for no additional consideration therefor, agree to continued employment for up to 12 months following such sale so long as such executive's compensation package and job description is substantially similar immediately following such sale.

            Conversion.    Each class A convertible share, class B convertible share and class C convertible share will automatically convert into one class D convertible share once it has fully vested. An executive may at any time and from time to time, upon payment in full in cash of the conversion price per share, convert all or any portion of such executive's class D convertible shares into ordinary shares of parent. The conversion price per share will equal the excess of the fair market value of an ordinary shares of parent as of the date of sale of a convertible share over the subscription price for such convertible share (or, in the case of class D convertible shares, the subscription price for the convertible share from which it was converted). No convertible share issued under the management equity agreement will be convertible after the seventh anniversary of the date of issuance of such convertible share and with respect to any class D convertible share, the date of issuance for the class A convertible share, class B convertible share or class C convertible share from which such class D convertible share has been converted.

            Redemption.    In the event any executive ceases to be employed by, or to serve as an officer of or director for, parent or its subsidiaries, which we refer to as a termination, all of such executive's ordinary shares and convertible shares issued or issuable under the management equity agreement

(except for ordinary shares purchased by such executive at the closing of the transactions contemplated by the management equity agreement on September 17, 2002) may be redeemed or purchased by, in order of priority, each of parent and the MDCP co-investors. In the case of any termination other than for cause, the purchase price for each class A convertible share, class B convertible share and class C convertible share will be such executive's original cost for such share, and the purchase price for each class D convertible share and ordinary share will be the fair market value for such share. In the event of a termination for cause, the purchase price for each convertible share and ordinary share will be the lower of (i) the fair market value of such share and (ii) the original cost for such share. Such redeemed shares will be made available for sale by parent and the MDCP co-investors to any member of parent's management for the same purchase price and on the same terms as such shares were purchased by parent and the MDCP co-investors.

            Restrictions on Transfer.    The management equity agreement prohibits the executives from transferring any of their ordinary shares or convertible shares, subject to certain exceptions.

            Participation and Preemptive Rights.    The executives party to the management equity agreement are granted certain "tag-along" rights under the management equity agreement which entitle them to participate in certain sales by any MDCP co-investors. In addition, if parent proposes to issue any newly issued ordinary shares to the MDCP co-investors or any of their affiliates or co-investors, each executive will have the right to purchase on the same terms and conditions a pro rata portion of such new issuance.

            Voting.    So long as the MDCP co-investors, their affiliates and co-investors collectively hold a majority of the ordinary shares of parent, each executive holding ordinary shares will vote all of such executive's ordinary shares and take all other necessary stockholder actions as are requested by the holders of a majority of the shares held by such MDCP co-investors, their affiliates and co-investors, which we refer to as the co-investor majority, to cause the representatives to be elected as members of the board of directors of parent as directed by the co-investor majority.

Benefit Plans and Deferred Compensation Plans of Jefferson Smurfit Group

            Prior to completion of the acquisition, JSG had in place several benefit plans and deferred compensation plans. Each of such arrangements, which are briefly described below, terminated upon completion of the acquisition.

            The Jefferson Smurfit Group plc 1987 Option Scheme and the Jefferson Smurfit Group plc 1987 United Kingdom Option Scheme.    These schemes, which expired in 1997 for the purpose of making new grants, allowed participating executives to receive grants of share options which would become exercisable based upon measures tied to the growth in company's earnings per share. At December 31, 2001 and 2000, the total number of options outstanding under these schemes was 17,060,891 and 19,194,600, respectively. At December 31, 2001, there were 194 participants in these schemes.

            The Jefferson Smurfit Group plc 1999 Performance Share Plan (the PSP).    The PSP allows participating executives to receive annual allocations that may result in the award of rights to acquire ordinary shares in the company for a nominal consideration. Awards will be granted over a proportion of the shares over which an allocation was made to the extent that pre-set performance targets are achieved over a performance period of not less than four years. At December 31, 2001, there were 34 participants in the PSP and the total number of allocations outstanding under this plan was 10,744,318. At December 31, 2000, the total number of allocations outstanding under this plan was 7,439,335.

            The Jefferson Smurfit Group plc 1999 Executive Share Option Plan (the ESOP) and The Jefferson Smurfit Group plc 2000 United Kingdom Executive Approved Share Option Plan (the UK EASOP).    The ESOP and the UK EASOP allow participating executives to receive annual grants of share options.

Options will become exercisable over a proportion of the shares subject to option to the extent that pre-set performance targets are achieved over a performance period of not less than four years. Options were granted to acquire shares at the market price at the time of grant, exercisable between five and ten years from the date of grant. The options generally take the form of options to subscribe for new shares of the company. At December 31, 2001 and December 31, 2000, the total number of options outstanding under the ESOP and the UK EASOP was 35,869,860 and 24,747,932, respectively. No director or executive officer has received options under either of the ESOP or the UK EASOP.

            Special Long-Term Incentive Plans.    Under the Special Long-Term Incentive Plans, the Chairman and Chief Executive Officer, President and Chief Operations Officer and Chief Financial Officer each received an allocation that could result in the award of rights to acquire ordinary shares in the company for a nominal consideration. Awards were granted over a proportion of the shares over which an allocation was made to the extent that certain pre-set performance targets are achieved over a performance period of three years.

            Deferred Bonus Plan.    Mr. McGann was granted stock appreciation rights at various strike prices on his appointment to JSG as Chief Financial Officer in August 1998.

Effects of the Acquisition on Plan Awards

            The offer of the outstanding notes resulted in the exercisability of certain outstanding options issued under the schemes described above and the acceleration of share awards previously allocated to executive officers of the company under existing benefit plans. In aggregate, a total of 52,558,072 options and/or share awards were exercised in connection with the offer. Holders of options and share awards were paid an amount in cash equal to the difference between €2.15 and the exercise price of the option or share award, as applicable. In addition, holders of such options and share awards received shares of SSCC common stock at the same ratio as other holders of ordinary shares of JSG.

            The table below sets forth for each executive officer of parent, after completion of the acquisition, the number of vested options and share allocation awards as of August 31, 2002, and the number of options and share allocation awards that were accelerated upon completion of the acquisition:

				Number of Share Allocation Awards
	Number of Options
Name
	Vested	Accelerated		Vested	Accelerated
Dr. Michael W.J. Smurfit	—	—		—	4,050,396
Mr. Gary W. McGann	—	1,400,000	(1)	—	1,693,843
Mr. Anthony P.J. Smurfit	67,500	167,500		—	350,765
Mr. Ian J. Curley	112,500	172,500		—	1,177,921

(1)
Includes stock appreciation rights granted to Mr. McGann on his appointment to JSG as Chief Financial Officer in August 1998.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Subscription and Shareholders Agreement

            Parent, the MDCP co-investors and certain additional co-investors, which we refer to as the additional co-investors, have entered into a Subscription and Shareholders Agreement, dated as of September 5, 2002, which we refer to as the shareholders agreement. The MDCP co-investors and the additional co-investors have purchased 66,200,000 ordinary shares of parent and agreed to certain arrangements regarding their participation in parent. Following is a summary of the material terms of the shareholders agreement.

            Purchase Rights.    In the event that at any time on or prior to the date for settlement of consideration in connection with the offer, which we refer to as the settlement date, any additional co-investor breaches any material obligation under the shareholders agreement or any agreement to which each of parent (or any of its subsidiaries) and such additional co-investor is a party, MDCP IV Global Investments LP, or MDCP IV, will have the right, in its sole discretion, to purchase all ordinary shares subscribed for under the shareholders agreement or otherwise owned by such additional co-investor by delivering to such additional co-investor an amount in cash per ordinary share, which we refer to as the per share price, equal to (i) the sum of the aggregate subscription price paid by the additional co-investor for ordinary shares plus all amounts contributed to or invested in parent by such additional co-investor, in each case on or prior to the settlement date, divided by (ii) the number of ordinary shares owned by such additional co-investor as of the settlement date.

            Transfer Obligations.    Each party to the shareholders agreement agrees that if requested by the holders of a majority of the shares held by the MDCP co-investors, which we refer to as the MDCP majority, in connection with the financing of the offer, such party shall transfer to any other person directed by the MDCP majority a number of ordinary shares as directed by the MDCP majority. The price per ordinary share paid to such party will not be less than the per share price. Notwithstanding the foregoing, no party will be required to transfer a higher percentage of the ordinary shares owned by such party than the percentage of ordinary shares being transferred by the MDCP co-investors.

            Covenants.    Under the terms of the shareholders agreement and until the occurrence of an acceleration event, parent undertakes to deliver to each party and to each other holder of at least 15% of the ordinary shares (i) monthly and quarterly unaudited consolidated statements of income and cash flows of parent and its subsidiaries, (ii) annual consolidated statements of income and cash flows of parent and its subsidiaries, and (iii) an annual budget prepared on a monthly basis for parent and its subsidiaries.

            Preemptive Rights.    If parent proposes to issue any additional ordinary shares or equity securities or equity equivalents that are convertible or exercisable into ordinary shares to the MDCP co-investors or any of their respective affiliates, which we refer to as the new shares, each party will have the right to purchase all or part of a portion of the new shares equal to the product of (i) the total number of new shares proposed to be issued, multiplied by (ii) a fraction, the numerator of which is the number of class D convertible shares and ordinary shares held by such shareholder as of the date of the shareholders agreement and the denominator of which is the total number of class D convertible shares and ordinary shares which are held by all shareholders immediately prior to the proposed issuance.

            Restrictions on Transfer.    The shareholders agreement prohibits any party from transferring any of its ordinary shares, subject to certain exceptions such as pursuant to applicable laws of descent in the case of individuals and, in the case of a party which is a company or partnership, among its affiliates.

            Sale of Parent.    If parent's board of directors and the MDCP majority approve a sale of parent, which we refer to as an approved sale, each party will vote for and consent to such approved sale and will take all necessary and desirable actions in connection with the consummation of the approved sale as requested by the board of directors, in each case subject to the satisfaction of certain conditions.

            Participation Rights.    The parties to the shareholders agreement are granted certain "tag-along" rights which entitle them to participate in certain sales by any MDCP co-investors or their permitted transferees.

            Voting.    So long as the MDCP co-investors and their respective permitted transferees collectively hold a majority of the ordinary shares, each party to the shareholders agreement will vote all of its equity securities and take all other necessary or desirable actions as are requested by the MDCP majority in order to cause the representatives to be elected as members of parent's board of directors as set forth in the corporate governance agreement and as otherwise directed by the MDCP majority. In addition, each party will at all times vote such party's equity securities on all matters presented to parent's shareholders as directed by the MDCP majority as long as such vote is not materially adversely discriminatory to such party in a manner different from the MDCP majority. The foregoing voting provisions terminate upon the occurrence of an acceleration event.

Registration Rights Agreement

            As part of the transactions, each of the MDCP co-investors, the management investors and certain additional co-investors entered into the Amended and Restated Registration Rights Agreement with parent, which we refer to as the registration rights agreement.

            Demand Registrations.    Under the registration rights agreement, the holders of a majority of the registrable securities held by the MDCP co-investors and their affiliates have the right at any time (i) prior to an initial public offering of parent's ordinary shares, to require parent to register any or all of such securities under the Securities Act on Form F-1 or any similar long-form registration statement, which we refer to as a long-form registration, at parent's expense and (ii) after an initial public offering of parent's ordinary shares, to require parent to register any or all of their securities under up to three long-form registrations and if available, an unlimited number of registrations on Forms F-2 and F-3 or similar short-form registrations, which we refer to as short-form registrations, at parent's expense. We refer to each of these types of registrations as demand registrations.

            Parent is not required, however, to effect any long-form registration within 180 days after the effective date of a previous demand registration which was a long-form registration or a registration in which the holders of the registrable securities were given piggyback rights pursuant to the registration rights agreement. In addition, parent may postpone for up to 180 days the filing or the effectiveness of a registration statement for a demand registration if parent's board of directors determines that such demand registration would reasonably be expected to have a material adverse effect on any proposal or plan by parent or any of its subsidiaries to engage in any material acquisition of assets or any material merger, tender offer, reorganization or similar transaction.

            Piggyback Registrations.    All holders of registrable securities are entitled to request the inclusion of such securities in any registration statement at parent's expense whenever parent proposes to register any offering of its equity securities (other than pursuant to a registration statement on Form F-4 or Form S-8 under the Securities Act) and the registration form to be used may be used for the registration of such registrable securities.

Corporate Governance Agreement

            In connection with the transactions, each of the MDCP co-investors, the management investors and certain additional co-investors, which we collectively refer to as the investors, entered into an Amended and Restated Corporate Governance Agreement with parent, which we refer to as the corporate governance agreement.

            Voting.    Under the terms of the corporate governance agreement, each investor undertakes to vote all of such investor's ordinary shares and any other voting securities of parent and to take all other reasonably necessary or desirable actions within such investor's control to ensure that, among other things:

  •
  the authorized number of directors on parent's board of directors is initially established at 9 directors;

  •
  four representatives designated by MDCP IV Global Investments LP, who we refer to as the MDCP IV directors, and one representative designated by MDCP III Global Investments LP, whom we refer to as the MDCP III director, be elected to the board of directors of parent;

  •
  each of the management investors is elected to the board of directors of parent;

  •
  at the election of the holders of a majority of the ordinary shares held by all MDCP co-investors, including any affiliates, which we refer to as the MDCP majority, the composition of the board of directors of all or any of parent's subsidiaries will be the same as, or as close to proportionally equivalent to that of, the board of directors of parent;

  •
  in the event that any MDCP IV director or MDCP III director ceases to serve as a member of the board of directors, such vacancy will be filled by a representative designated by MDCP IV Global Investments LP or MDCP III Global Investments LP, as the case may be;

  •
  each management investor will resign or be removed as a member of parent's board of directors, any board of directors of any subsidiary and any committees by a vote of a majority of ordinary shares then held by the investors as of any date after November 1, 2002 if such management investor is no longer employed by parent and its subsidiaries;

  •
  at the election of MDCP IV Global Investments LP, the authorized number of directors on parent's board of directors will be increased to no more than 13 directors, with such additional directors being appointed by MDCP IV Global Investments LP; and

  •
  in the event that any of the management investors is removed or resigns from the board of directors of parent, and board of directors of any subsidiary or any committee, MDCP IV Global Investments LP will be entitled to appoint any replacement director, subject to the right of any management investor to appoint a director, as described below.

            Any management investor who, together with any affiliates or family members, owns (i) ordinary shares of parent with an aggregate investment cost of not less than €50 million prior to any public listing of the ordinary shares of parent or (ii) on or after a public listing of parent's ordinary shares, a number of ordinary shares having an aggregate value of not less than €50 million or a number of ordinary shares with an aggregate investment cost of not less than 50% of the aggregate investment cost of the ordinary shares held by such investor and such investor's affiliates and family members as of date for settlement of consideration after the offer was declared unconditional will have the collective right, together with any other management investors satisfying such requirements, to appoint one member of the board of directors of parent, whom we refer to as the purchased equity director. However, in the event that a purchased equity director becomes an employee of, serves as a director of or otherwise provides services for any person other than SSCC and its subsidiaries without the board of director's consent, such person will be removed from the board of directors of parent upon the written request of MDCP IV Global Investments LP.

            Covenants.    The corporate governance agreement contains certain covenants, which, among other things, limit parent's ability to enter into any affiliate transactions outside the ordinary course of business or to change any accounting policy of parent in a manner that would adversely affect the calculation of any management incentive target or performance.

            Termination.    The corporate governance agreement will terminate upon the earlier of a public listing of the ordinary shares of parent and a sale of parent to an independent third party pursuant to which such party acquires (i) capital stock of parent possessing the voting power to elect a majority of parent's board of directors or (ii) all or substantially all of parent's assets. However, with respect to the right of any management investor to appoint a purchased equity director, such management investor's rights will not terminate until the earlier of a sale of parent of the type described above or the date on which such management investor no longer satisfies the ordinary share ownership requirements entitling such management investor to appoint a purchased equity director.

Transactions with SSCC

            On February 20, 2003, certain subsidiaries of JSG executed exchange and sale agreements with certain subsidiaries of SSCC pursuant to which JSG agreed to purchase substantially all of the assets that currently comprise SSCC's European operations for JSG's 50% ownership interest in Smurfit MBI Canada and a cash payment of approximately €185 million. The closing of this transaction is subject to certain conditions, including the accuracy of the parties' respective representations and warranties on the closing date, obtaining required consents and approvals and repayment of intercompany debt. The closing of this transaction is currently expected to occur in the first quarter of 2003.

            In connection with the asset swap transaction, we will acquire three paper mills (located in Hoya and Viersen, Germany and Cordoba, Spain), 21 corrugated container plants (11 located in Germany, three in Spain, four in Belgium, two in The Netherlands and one in France) and five reclamation plants located in Germany. The primary products produced in these facilities include corrugated containers, containerboard and coated recycled boxboard. Production for these mills and sales volumes for the corrugated container facilities for 1999, 2000 and 2001 were:

	1999	2000	2001
Tons produced (in thousands):
Containerboard	380	405	411
Coated boxboard	79	85	78
Corrugated containers sold (in billion sq. ft.)	11.6	12.1	12.3

            Spin-Off of SSCC Shares.    Prior to the spin-off, Smurfit International B.V., a wholly owned subsidiary of JSG, owned 71,638,462 shares, or approximately 29.3%, of SSCC's outstanding common stock. In connection with the spin-off by JSG to its shareholders of its SSCC common stock, Smurfit International sold its SSCC shares to JSG. The number of shares distributed in the spin-off were then delivered to SSCC and it instructed its transfer agent to cancel those shares and reissue the same number of shares of SSCC common stock in the names designated by JSG. The spin-off was approved by the JSG shareholders on July 29, 2002 and confirmed by the High Court of Ireland on August 27, 2002.

            Transactions with SSCC.    In the ordinary course of business, JSG sells products to and purchases products from, and may continue to sell products to and purchase products from, SSCC and its subsidiaries and affiliates on terms generally similar to those prevailing with unrelated parties. In addition, SSCC provides, and may continue to provide, JSG and certain of its affiliates with general management and elective management services under separate management services agreements.

            In addition, pending completion of the SSCC Asset Swap, JSG and SSCC operate in Europe pursuant to a joint management arrangement that is permissible under the antitrust rules of the European Union in light of their former affiliate status. Unless and until the European operations of JSG and SSCC are consolidated under a single owner it is possible that JSG and SSCC may be required to separately market their products in Europe. However, we and SSCC have filed an application for a negative clearance and exemption with the European Commission in order to enable this arrangement to continue in the short term.

            Board Membership.    Messrs. Howard E. Kilroy, Dermot F. Smurfit and Anthony P.J. Smurfit are directors of SSCC. Dr. Michael W.J. Smurfit is SSCC's Chairman of the Board and serves on its board of directors. Each of these individuals will retire from the SSCC board of directors on May 8, 2003. Dr. Michael W.J. Smurfit, Dr. Dermot Smurfit, Mr. Anthony Smurfit and Mr. Kilroy are officers and/or directors of JSG.

            For detailed financial information relating to transactions entered into with our associates, including SSCC, please see note 26 to JSG's audited consolidated financial statements included elsewhere in this prospectus.

Transactions with Directors and Executive Officers

            No transaction material to us, on a consolidated basis, has been entered into in the last three years with any director, executive officer or member of their respective families or with any major shareholder. There are no loans outstanding between us or our subsidiaries and any director or executive officer or member of their respective families or with any major shareholder.

Transaction Fees

            Madison Dearborn received a fee of approximately €38.0 million at the closing of the transactions plus out-of-pocket expenses incurred in connection with the transactions. Madison Dearborn may be paid additional fees from time to time in the future for providing management, consulting or advisory services and related expenses.

SECURITY OWNERSHIP

            Issuer is an indirect, wholly owned subsidiary (other than six shares held by nominees) of MDCP Acquisitions Limited, a limited company owned, in part, by the MDCP co-investors, the additional co-investors and the management investors.

            The following table sets forth certain information regarding the beneficial ownership of the parent, as of February 28, 2003 by: (i) each person or entity known to us to own more than 5% of any class of parent's outstanding securities and (ii) each member of parent's board of directors, each of its named executive officers and all members of the board of directors and executive officers as a group. Approximately 73,200,000 ordinary shares of Parent are beneficially owned. To our knowledge, each of such securityholders has sole voting and investment power as to the ordinary shares shown unless otherwise noted. Beneficial ownership of the securities listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act.

	Beneficial Ownership(1)
	Number of Ordinary Shares	Percentage of Ordinary Shares
Principal Securityholders:
MDCP Co-investors(2) c/o Walkers SPV Limited Walkers House Mary Street P.O. Box 908GT George Town Grand Cayman, Cayman Islands	46,682,056	63.8%
DBCP Europe GP (Jersey) Limited PO Box 87 22 Grenville Street St. Helier Jersey JE4 8PX	7,500,000	10.3%
Directors and Executive Officers:
John A. Canning, Jr.(3)	—	—
Justin S. Huscher(3)	—	—
Christopher McGowan(3)	—	—
Samuel M. Mencoff(3)	—	—
Thomas S. Souleles(3)	—	—
Dr. Michael W.J. Smurfit(4),(5)	5,400,000	7.4%
Gary W. McGann(4)	150,000	0.2%
Anthony P.J. Smurfit(4)	400,000	0.6%
Ian J. Curley(4)	150,000	0.2%
All directors and executive officers as a group (9 persons)	6,100,000	8.3%

(Footnotes begin on following page)

(Footnotes for preceding page)

(1)
"Beneficial ownership" generally means any person who, directly or indirectly, has or shares voting or investment power with respect to a security. The MDCP co-investors, the additional co-investors and the management investors entered into the corporate governance agreement, which provides for, among other things, certain agreements of the parties as to the composition of parent's board of directors. The number of ordinary shares indicated in the table by each party does not include any ordinary shares held by other parties solely by virtue of the corporate governance agreement. For further information regarding the terms of the corporate governance agreement, see "Certain Relationships and Related Transactions—Corporate Governance Agreement."

(2)
Includes: (a) 39,020,270 ordinary shares beneficially owned by MDCP IV Global Investments LP, whose sole general partner is MDP IV Global GP, LP, a Cayman Islands exempted limited partnership, whose sole general partner is MDP Global Investors Limited, a Cayman Islands exempted company (MDP Investors); (b) 7,495,357 ordinary shares beneficially owned by MDCP III Global Investments LP, whose sole general partner is MDP III Global GP, LP, a Cayman Islands exempted limited partnership (MDP III Global), whose sole general partner is MDP Investors; and (c) 166,429 ordinary shares beneficially owned by MDSE III Global Investments LP, whose sole general partner is MDP III Global. MDP Investors is owned by 14 shareholders, each of whom are principals of Madison Dearborn, with all voting and investment decision-making determined on a majority-vote basis based on capital and with no individual shareholder owning more than 10% of the capital stock of MDP Global Investors Limited. An aggregate 26,517,944 shares owned beneficially by holders other than the MDCP Co-Investors are subject to a voting agreement pursuant to which such holders agree to vote on any matter submitted to shareholders for a vote in the same manner as a majority of the ordinary shares owned by MDCP Co-Investors are voted, unless such vote is adversely discriminatory to any such holder in a manner different than the MDCP Co-Investors.

(3)
The address of each of Messrs. Canning, Huscher, McGowan, Mencoff and Souleles is c/o Madison Dearborn Partners, L.L.C., Three First National Plaza, 70 West Madison, Suite 3800, Chicago, Illinois 60602, United States of America.

(4)
The address of Dr. Michael Smurfit and Messrs. McGann, Anthony Smurfit and Curley is c/o Jefferson Smurfit Group Limited, Beech Hill, Clonskeagh, Dublin 4, Ireland. Pursuant to the terms of the management equity agreement, these management investors have received class A convertible shares, class B convertible shares and class C convertible shares. The convertible shares will be non-voting and subject to certain vesting restrictions. Upon vesting, class A convertible shares, class B convertible shares and class C convertible shares convert into non-voting class D convertible shares. Holders of class D convertible shares may convert their class D convertible shares into ordinary shares of parent upon payment in full in cash of the conversion price per share. For further information with respect to the vesting and conversion of the convertible shares, see "Management—Management Equity Agreement."

(5)
An entity controlled by Dr. Smurfit purchased 5,000 units in the October 2002 units private placement. The units include warrants to purchase, in the aggregate, 14,787.88 ordinary shares of parent. The warrants will become exercisable upon the first to occur of: (i) the time immediately prior to the occurrence of a change of control of parent; (ii) an underwritten initial public offering of equity securities of parent is consummated; (iii) equity securities of parent (other than the warrants) are listed on a U.S. national or non-U.S. recognized securities exchange or authorized for quotation on a U.S. national or non-U.S. recognized quotation system; or (iv) October 2, 2003.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Credit Facility

            In connection with the transactions described herein, MDCP Acquisitions I as original borrower entered into the senior credit facility with Deutsche Bank AG London, as facility agent and security agent, Deutsche Bank AG London and Merrill Lynch International as joint arrangers and joint bookrunners, Deutsche Bank AG London and Merrill Lynch Capital Corporation and others as original lenders, parent, issuer and MDCP Acquisitions I as original guarantors, and a syndicate of financial institutions and institutional lenders. Set forth below is a summary of the material terms of the senior credit facility.

            The senior credit facility originally provided for facilities of up to €2.525 billion as follows:

  •
  a seven-year term loan A facility of €1.05 billion;

  •
  an eight-year term loan B facility of €525 million;

  •
  a nine-year term loan C facility of €525 million; and

  •
  a seven-year revolving credit facility of up to €425 million.

            The revolving credit facility is being used for the working capital and general corporate purposes of JSG. The term loan A facility and the revolving credit facility may be used for letters of credit and other documentary credits and ancillary facilities.

            Interest and Fees.    Advances under the various facilities bear the following interest rates:

  •
  advances under the term loan A facility and the revolving credit facilities bear interest at a rate equal to the relevant interbank rate plus 2.25% (plus any mandatory costs); there is a margin ratchet arrangement which may result, in some circumstances, in the margin for these facilities being reduced;

  •
  advances under the term loan B facility bear interest at a rate equal to the relevant interbank rate plus 2.75% (plus any mandatory costs); and

  •
  advances under the term loan C facility bear interest at a rate equal to the relevant interbank rate plus 3.25% (plus any mandatory costs).

            In each case, an amount may also be payable in respect of the lenders' costs of compliance with certain regulatory requirements. The relevant interbank rate for loans in euro is EURIBOR, the relevant interbank rate for loans in Swedish kronor is STIBOR and the relevant interbank rate for loans in any other currency is LIBOR.

            A commitment fee calculated daily at an annual rate of 0.50% of the undrawn amount of the term loans is payable quarterly in arrears. A commitment fee calculated daily at an annual rate of 0.75% of the undrawn amount of the revolving credit facility is payable quarterly in arrears. Certain agency fees are payable to the facility agent and the security agent. Fees in respect of letters of credit or guarantees issued under the revolving credit facility reflect the interest rate margin applicable to advances under the term loan A facility and the revolving credit facility, and an additional utilization fee of 0.125% on the outstanding face amount of each documentary credit is payable.

            Repayment.    Amounts outstanding under the term loan A facility will be repaid in escalating semi-annual installments beginning in December 2003 and continuing through September 2009.

            The term loan B facility and term loan C facility are repayable in one installment in September 2010 and September 2011, respectively. Each drawing under the revolving credit facility is repayable on the last day of its applicable interest period, subject to a final repayment date in September 2009 in respect of the revolving credit facility.

            All outstanding amounts under the senior credit facility (including any ancillary facilities) must be prepaid and all revolving commitments will be reduced to zero, subject to certain exceptions and other conditions, on the sale of all or substantially all of the assets of parent and its subsidiaries (excluding Newcos) or on a change of control of parent, issuer or guarantor.

            Certain mandatory prepayments are required in respect of the net proceeds of the first flotation, public offering or listing of any shares of parent or any holding company of parent or any member of parent and its subsidiaries (excluding Newcos), any additional asset sale proceeds from the Newcos and any disposal of any assets by any member of parent and its subsidiaries (excluding Newcos) above certain minimum levels.

            Availability.    Although term loans in an aggregate amount of €2,100 million are available under the senior credit facility, approximately €1,742 million was undrawn as at September 30, 2002. Availability of this remaining amount has been permanently reduced because certain amounts of our existing indebtedness were not refinanced within specific time periods. The revolving credit facility will be available for seven years.

            Security and Guarantees.    The indebtedness under the senior credit facility and related hedging arrangements is guaranteed and secured by a first priority security interest over all of the tangible and intangible assets of parent, issuer (other than the intercompany loan agreements) and MDCP Acquisitions I and over some or all of the assets of JSG and certain of its subsidiaries subject to certain exceptions. The senior credit facility permits JSG to secure its obligations under the Litigation Bonds (as defined in the "Description of the Senior Notes") using the same security being granted in support of the senior credit facility. These obligations will rank equally with outstanding obligations under the senior credit facility.

            Certain Covenants.    The senior credit facility requires us to meet certain financial tests, including a minimum interest coverage ratio, a maximum leverage ratio, a minimum cash flow to debt service coverage ratio, and a maximum annual level of capital expenditures. In addition, the senior credit facility contains certain covenants which, among other things, limit the incurrence of additional indebtedness, investments, dividends, transactions with affiliates, asset sales, acquisitions, mergers, consolidations, prepayments of other indebtedness and other matters customarily restricted in such agreements.

            Events of Default.    The senior credit facility contains customary events of default, including payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain other material indebtedness in excess of specified amounts, certain events of bankruptcy and insolvency, judgment defaults in excess of specified amounts, and failure of any guarantee or security document or any subordination provision supporting the senior credit facility to be in full force and effect.

Intercompany Loan and Priority Agreements

Intercompany Loans

            In connection with the transactions and the February 2003 offering of additional senior notes, issuer, as lender, and guarantor, as borrower, entered into intercompany loan agreements, which we collectively refer to as the "intercompany loans." Pursuant to the terms of the intercompany loan relating to the transactions, issuer loaned to guarantor the gross proceeds issuer received from the offering of the original senior notes and the gross proceeds from the issuance of the units. Accordingly, the principal amount of this intercompany loan was €450 million and $695 million. Pursuant to the terms of the intercompany loan relating to the February 2003 offering of additional senior notes, issuer loaned an amount equal to the aggregate principal amount of the additional senior notes and contributed an amount equal to the remainder of the gross proceeds of such offering to guarantor.

Accordingly, the principal amount of this intercompany loan was $205 million. Under the intercompany loans, interest accrues on the outstanding principal amount in an amount equal to the interest payments due on the original senior notes and the interest payments due on the subordinated notes, on the one hand, and interest payments due on the additional senior notes, on the other hand, as they become due (and, in each case, in an amount equal to any substantially similar notes issued in accordance with the applicable registration rights agreements; references to the original senior notes, the additional senior notes (which are sometimes collectively referred to as the senior notes) and subordinated notes under this description of the intercompany loans and priority agreements below should be deemed to include references to any such exchange notes). Interest also accrues in an amount sufficient to make payments due on the senior notes and the subordinated notes in respect of certain tax gross-ups and liquidated damage provisions, in accordance with the terms of the senior notes and the subordinated notes. The intercompany loans also permit guarantor to pay amounts to issuer to enable issuer to pay expenses associated with registering new notes with the SEC to be offered in a registered exchange offer for the senior notes and the subordinated notes. The intercompany loans will be repaid five days in advance of the applicable "payment date." The "payment date" means (A)(i) with respect to the portion of the intercompany loans reflecting the subordinated notes, the final maturity date of the subordinated notes, and (ii) with respect to the portion of the intercompany loans reflecting the senior notes, the final maturity date of the senior notes or (B) the date on which the subordinated notes or the senior notes, as the case may be, fall due for payment upon acceleration or under any mandatory prepayment or repurchase provision in any case in accordance with their respective terms provided that either (i) the amounts due under the senior credit facility have then fallen due or have been declared to be due and payable on acceleration, (ii) 179 days have elapsed from the date on which notice was given to the senior agent of the occurrence of the event of default entitling the senior notes or the subordinated notes to be so accelerated or (iii) an order for the winding-up, administration, examination or dissolution of guarantor has been made or any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, examiner, administrator or similar officer has been appointed in respect of guarantor.

            All payments under the intercompany loans are subject to the provisions of the priority agreements which we collectively refer to as the "priority agreements." The priority agreements have been entered into in connection with the senior credit facility, and are effective until the date (which we refer to as the "senior discharge date") on which the agent under the senior credit facility is satisfied that all debt thereunder, under the related hedging agreements and under the Litigation Bonds (as defined in the "Description of the Senior Notes") (which we collectively refer to as the "senior obligations"), has been irrevocably paid and discharged and all commitments of the senior lenders and all obligations of related hedging banks in connection with the senior credit facility, have been terminated.

Priority Agreements

            The priority agreements provide that prior to the senior discharge date, except as the requisite majority of creditors in respect of the senior obligations consent in writing, and except as specifically set out in such agreement, guarantor will not:

  •
  pay or make any distribution, in respect of or on account of, or purchase, defease, redeem or acquire any subordinated debt (as defined therein and which includes the intercompany loans) in cash or in kind;

  •
  demand or receive payment of, or any distribution in respect of or any account of or on, any subordinated debt in cash or in kind, or apply any money or property in or towards discharge of any subordinated debt;

  •
  discharge any subordinated debt by way of any right of set-off, combination of accounts or otherwise (subject to certain exceptions);

  •
  create or permit to subsist, or permit any of its subsidiaries to create or permit to subsist, any security interest over any of its assets to secure any subordinated debt;

  •
  give any financial support to any person in respect of the subordinated debt;

  •
  allow any subordinated debt to be evidenced by a negotiable instrument or subordinate any subordinated debt to any other indebtedness except as provided for in the priority agreements;

  •
  initiate or support any insolvency, liquidation, reorganization, administration, examination or dissolution, proceedings involving an obligor (as defined therein (which includes guarantor)), except as permitted under the senior credit facility; or

  •
  take any other action whereby the ranking and/or subordination of the subordinated debt may be impaired.

            In addition, each intercompany loan is subordinated in right of payment, to the extent set forth therein, to the prior payment in full in cash of all obligations of guarantor in respect of the senior obligations. The priority agreements provide that, upon any payment or distribution (including by exercise of any right of receipt, set-off, combination of accounts or other discharge) to creditors of guarantor (including issuer) in a liquidation, dissolution, winding-up, bankruptcy, administration, reorganization, receivership, administrative receivership or similar proceeding relating to guarantor or its property, or in an assignment for the benefit of creditors of guarantor or in any marshalling of guarantor's assets:

  •
  holders of guarantor's senior obligations will be entitled to receive irrevocable payment in full in cash of all liabilities due (and that become due thereafter) in respect of such senior obligations (including interest accruing after the commencement of any liquidation, dissolution, winding-up, bankruptcy, administration, reorganization, receivership, administrative receivership or similar proceeding at the rate specified in the applicable senior indebtedness) before issuer will be entitled to receive any payment with respect to the intercompany loans; and

  •
  until all liabilities with respect to such senior obligations are irrevocably paid in full in cash, any distribution to which issuer would be entitled but for the priority agreements will be made to the security agent for the senior lenders (as defined below), for application in accordance with the terms of the priority agreements.

            No direct or indirect payment or distribution of any kind or character (including by exercise of any right of receipt, set-off, combination of accounts or other discharge) by guarantor pursuant to the terms of the intercompany loans shall be made, if at the time of such payment, there exists a default in the payment of all or any portion of any indebtedness under the senior credit facility (or, in the case of non-payment of any amounts not constituting principal, interest or fees, amounts in excess of €50,000) when due, which we refer to as a "senior payment default," and such default shall not have been cured or waived and any acceleration rescinded by or on behalf of the holder of such indebtedness.

            Following the occurrence and during the continuation of any event of default with respect to the senior credit facility other than a senior payment default, which we refer to as a "senior non-payment default," upon the receipt by guarantor of written notice from the agent under the senior credit facility, which we refer to as a "payment blockage notice," no payment or distribution of any kind or character may be made by guarantor upon or in respect of the intercompany loans, for a period, which we refer to as a "payment blockage period," commencing on the date of such payment blockage notice and ending on the earliest date on which a senior payment default does not exist and one of the following applies:

  (i)
  179 days have elapsed since service of such payment blockage notice;

  (ii)
  the senior agent has confirmed in writing that such senior non-payment default has been cured or waived or has ceased to exist;

  (iii)
  the senior agent by written notice to guarantor cancels the payment blockage notice; or

  (iv)
  the senior discharge date occurs.

            Unless the lenders under the senior credit facility or their agent or representative shall have accelerated the maturity of the senior credit facility and not rescinded such acceleration, after the end of the payment blockage period, guarantor may resume, and issuer may receive and retain in full, payments on the intercompany loans that would be permitted under the intercompany loans absent a senior non-payment default.

            No senior non-payment default that existed on the date any payment blockage notice was given may be the basis for giving any subsequent payment blockage notice unless such senior non-payment default shall have been cured or waived or otherwise ceased to exist for a period of not less than 180 consecutive days. In addition, no subsequent payment blockage notice may be given until at least 360 days shall have elapsed since the issue of any immediately prior payment blockage notice, and then only to the extent that all scheduled payments with respect to the intercompany loans that have come due have been paid in full in cash or additional subordinated notes, as the case may be, as required by the terms of the applicable intercompany loan.

            If payment of the principal of the senior notes or subordinated notes is accelerated pursuant to the relevant indenture, no payment on the applicable intercompany loan may be made until five business days after the trustee or issuer has given notice to the agent under the senior credit facility. Thereafter, guarantor may make the payments on the applicable intercompany loan only if the applicable intercompany loan and the priority agreement otherwise permit those payments at that time.

            The priority agreements generally restrict issuer from taking any enforcement action with respect to the applicable intercompany loan without the consent of a majority of lenders under the senior credit facility and hedging banks in respect of hedging obligations. Notwithstanding such general restriction, issuer may take enforcement actions in relation to an intercompany loan in the following circumstances:

  (a)
  if any indebtedness under the senior credit facility has been declared to be due and payable or due and payable on demand (and demand has been made) by reason of an event of default under the senior credit facility;

  (b)
  (i) an order is made for the winding-up, dissolution, examination or administration of guarantor or (ii) a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, examiner, administrator or similar officer is appointed in respect of guarantor; or

  (c)
  each of the following shall have occurred:

  (i)
  the non-payment of an amount when due under the senior notes or the subordinated notes (but in the case of any amount not constituting principal, interest or fees, in excess of €500,000);

  (ii)
  issuer or one of the trustees (under the senior notes or the subordinated notes) has notified the agent under the senior credit facility in writing of such default;

    (iii)
    a period of not less than 179 days has passed from the date of receipt of the agent under the senior credit facility of that notice; and

    (iv)
    at the end of such 179-day period, the default is continuing and has not yet been waived.

            In the event that issuer receives or recovers any payment or distribution on or with respect to an intercompany loan at a time when such payment is prohibited by the applicable priority agreement, such payment will be held by issuer, in trust for the benefit of, and will be paid forthwith over and delivered, upon written request, to the security agent under the senior credit facility for application to the payment of all liabilities with respect to the senior obligations remaining unpaid to the extent necessary to pay such obligations in full in cash in accordance with their terms, after giving effect to any concurrent payment or distribution to or for the lenders and other obligees under the senior credit facility.

Description of Existing 6.75% Notes and 7.50% Debentures

            General.    Smurfit Capital Funding plc, a wholly owned subsidiary of JSG, issued the 6.75% notes due 2005, which we refer to as the 2005 notes, and 7.50% debentures due 2025, which we refer to as the 2025 debentures, in an aggregate principal amount of $250 million and $350 million, respectively, pursuant to an indenture dated as of November 15, 1995, among Smurfit Capital Funding plc, as issuer, JSG, as guarantor, certain subsidiary guarantors and JPMorgan Chase Bank (formerly known as Chemical Bank), as trustee. In this section, we refer to the 2005 notes and the 2025 debentures as the existing notes. We are not required to redeem or to make a change of control offer for the existing notes under the terms of the indenture as a result of the transactions. We intend to have the 2005 notes and the 2025 debentures remain outstanding. As of September 30, 2002, the 2005 notes had aggregate principal amount of $250 million and the 2025 debenture had aggregate principal amount of approximately $292 million. Under Irish GAAP, this was recorded as approximately €400 million, which reflects the carrying amount as a result of related currency swaps.

            Maturity.    The 2005 notes mature on November 20, 2005 and bear interest at the rate equal to 6.75% per annum. The 2025 debentures mature on November 20, 2025 and bear interest at the rate equal to 7.50% per annum.

            Guarantees.    The existing notes are fully and unconditionally guaranteed by (i) JSG, (ii) Smurfit International B.V., an indirect wholly owned Dutch subsidiary of JSG, and (iii) Packaging International Finance, an indirect wholly owned Irish subsidiary of JSG.

            Security and Ranking.    Originally, the existing notes and guarantees were unsecured obligations of Smurfit Capital Funding plc and the guarantors, respectively, and ranked equally with all other unsecured and unsubordinated indebtedness of Smurfit Capital Funding plc and the guarantors, respectively. Upon or following completion of the compulsory share acquisition, we granted to the lenders under our senior credit facility liens on substantially all of our assets to secure the borrowing made thereunder. Under the terms of the indenture relating to the existing notes, we were required at that time to secure the existing notes equally and ratably with such borrowings. As a result, our obligations under the existing notes will be secured on an equal and ratable basis by all of the collateral securing our senior credit facility for so long as such liens remain in place.

            Redemption.    The existing notes may be redeemed at our option in whole, but not in part, at any time at the principal amount plus accrued interest in the event of certain tax law changes requiring the payment of additional amounts.

            We are not required to make mandatory redemption or sinking fund payments with respect to the existing notes.

            Merger, Sale or Consolidation.    The indenture relating to the existing notes and guarantees provides that Smurfit Capital Funding plc, the subsidiary guarantors or JSG may consolidate with, or merge into, or transfer or lease their respective assets, substantially as an entirety, to any other person, provided that:

  •
  such successor person assumes Smurfit Capital Funding plc's obligations under the existing notes, such subsidiary guarantor's obligations on the relevant guarantees or JSG's obligations on the guarantees, as applicable;

  •
  after giving effect to the transaction, no event which, after notice or lapse of time, would become an event of default will have occurred and be continuing; and

  •
  certain other conditions are met, including payment of additional amounts, if any, resulting therefrom by any person succeeding Smurfit Capital Funding plc, the subsidiary guarantors or JSG.

            Events of Default.    The indenture relating to the existing notes and guarantees contains customary events of default, including payment defaults, covenant defaults, certain cross-defaults to other indebtedness, and certain events of bankruptcy, insolvency or reorganization.

            Covenants.    The indenture relating to the existing notes and guarantees contains covenants for the benefit of the holders of the existing notes that, among other things, limit JSG's ability and that of any of its restricted subsidiaries to:

  •
  incur liens; and

  •
  enter into sale and leaseback transactions.

            These limitations are, however, subject to a number of important qualifications and exceptions.

Units Private Placement

            As part of the transactions, we issued 100,000 euro units and 150,000 dollar units for an aggregate of approximately €252.7 million (at the September 23, 2002 exchange rate of €1.00 = $0.9822). Each euro unit consists of a €1,000 principal amount 15.5% subordinated note due 2013, which we refer to as the euro subordinated note, and a warrant to subscribe for ordinary shares of parent. Each dollar unit consists of a $1,000 principal amount 15.5% subordinated note due 2013, which we refer to as the dollar subordinated note, and, together with the euro subordinated notes, the subordinated notes, and a warrant to subscribe for ordinary shares of parent. For a description of the subordinated notes, see "Description of the Subordinated Notes."

            The subordinated notes and the warrants were not separately transferable until the separability date, which was November 29, 2002. Separation will not occur automatically, but only at the request of a holder on or after the separability date. Consequently, to participate in the subordinated notes exchange offer, you will need to separate the relevant units.

            Holders of the subordinated notes received warrants to purchase, in the aggregate, 1.0% of the outstanding equity of parent, inclusive of the ordinary shares issuable upon the exercise of the warrants, at the price of €0.001 per ordinary share, subject to certain anti-dilution protections. The warrants are separatable from the subordinated notes and will expire on October 1, 2013. In addition, the holders of warrants are entitled to certain registration rights.

Loan Notes

            In connection with the offer, certain former shareholders of JSG elected to receive guaranteed unsecured loan notes, which we refer to as the loan notes, of guarantor in lieu of the cash tender offer price. For each €1 of cash consideration under the tender offer, such holders elected to receive one loan note of €1. Such former shareholders elected to receive an aggregate principal amount of approximately €29 million in connection with the offer.

            The loan notes were issued by guarantor in amounts and integral multiples of €1 and are unsecured, ranking equally with other unsecured and unsubordinated obligations of guarantor and are unconditionally guaranteed as to principal and interest by the lenders under our senior credit facility. The loan notes do not contain any restrictions on borrowings, disposals or charging of assets by guarantor.

            Interest.    The rate of interest on the loan notes for each interest period is a rate equal to six-month EURIBOR less 50 basis points, as determined on the first Irish business day of each interest period.

            Mandatory Redemption.    On December 31, 2002 and thereafter on any interest payment date falling prior to December 31, 2007, a holder of loan notes will be entitled to require guarantor to redeem the whole or any part (in amounts or integral multiples of €1 subject to a minimum of €100) of the principal amount outstanding from time to time of its holding of loan notes for cash at par, together with accrued interest to but excluding the date of redemption. Any loan notes not previously redeemed or purchased will be redeemed in full at par on December 31, 2007 together with accrued interest to but excluding that date. A loan note shall become immediately redeemable at par together with accrued interest at the election of a holder of loan notes up to but excluding the date of redemption on the occurrence of specified events.

            Optional Redemption/Repayment.    If, at any time, the principal amount of all loan notes outstanding is equal to or less than €2 million, guarantor will have the right on giving the remaining holders of loan notes not less than 30 days' notice in writing expiring on any interest payment date to redeem all of the outstanding loan notes at par together with accrued interest to but excluding the date of redemption.

Other Indebtedness

            In addition to the foregoing, we have approximately €51 million of indebtedness as of September 30, 2002 under various capital lease arrangements, certain funded debt arrangements in Latin America and overdraft facilities.

Non-recourse Newco Credit Facility

            As part of the transactions, Madison Global Holdings Limited, as original borrower, and Arlonberg Limited and Madison Dearborn Partners (Netherlands) BV, or Newco BV, as original guarantors, entered into the Newco credit facility with Deutsche Bank AG London, Merrill Lynch International and others. Neither issuer nor any of its subsidiaries have any repayment obligations relating to the Newco credit facility, which is recourse only to the assets of the Newcos.

            The Newco credit facility provides for a term loan of up to €125 million, which provides finance pending the receipt of proceeds from the sale of certain non-operating assets and non-core operating assets of JSG that were or will be transferred to the Newcos. The asset transfers were and will be made in exchange for intercompany notes which we refer to as the intercompany asset notes aggregating approximately €222.5 million to JSG and its subsidiaries. After amounts are drawn under the Newco credit facility, Newco BV loaned the €125 million of cash to parent. Parent, in turn, used the proceeds to make an equity capital contribution to issuer.

            For purposes of Irish GAAP, amounts borrowed under the Newco credit facility are not consolidated in the financial statements of issuer. For purposes of U.S. GAAP, however, such amounts would be consolidated in the financial statements of issuer, which would increase issuer's total debt and correspondingly decrease shareholders' book equity by €125 million. For more information, see note (m) to the pro forma balance sheet at September 30, 2002 in "Unaudited Pro Forma Financial Statements."

            The parties to the Newco credit facility, parent, certain investors in parent and certain other subsidiaries of parent are parties to a priority agreement, which we refer to as the Newco priority agreement. The Newco priority agreement provides that until the €125 million loan and related hedging obligations are irrevocably paid and discharged, and all commitments and obligations in connection with such loan and hedging obligations have been terminated (i) payments in respect of any subordinated debt of the Newcos and their subsidiaries (which includes the intercompany asset notes) are restricted, (ii) parent may not:

  •
  redeem, repurchase, defease, retire or repay any of its share capital;

  •
  declare, make or pay, or pay any interest on any unpaid amount of, any dividend, charge, fee or other distribution on or in respect of its share capital (subject to certain exceptions);

  •
  repay or distribute any share premium account;

  •
  pay, or allow any of its subsidiaries to pay, any management, advisory, consultancy or other fee to, or to the order of, any of its shareholders (or any of their affiliates) (subject to certain exceptions); or

  •
  lend or otherwise pay or transfer cash to, or allow any of its subsidiaries to lend or otherwise pay or transfer cash to any of its shareholders (or any of their affiliates)

and (iii) the investors in parent may not receive any payment, distribution, benefit or other consideration on account of any flotation or public offering of shares by parent or any of its subsidiaries, or listing of any such shares (with certain exceptions).

DESCRIPTION OF THE SENIOR NOTES

            You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the word "Company" refers only to MDP Acquisitions plc and not to any of its subsidiaries.

            The outstanding Euro Senior Notes were issued under an indenture (the "Euro Senior Indenture") among itself, the Subsidiary Guarantor and Deutsche Bank Trust Company Americas, as trustee (the "Euro Trustee"); and the outstanding Dollar Senior Notes were issued under an indenture (the "Dollar Senior Indenture" together with the Euro Senior Indenture, the "Senior Indentures") among itself, the Subsidiary Guarantor and Deutsche Bank Trust Company Americas, as trustee (the "Dollar Trustee," together with the Euro Trustee, the "Trustees," and each, a "Trustee"); in each case, in a private transaction that was not subject to the registration requirements of the Securities Act. The terms of the Senior Notes include those stated in each Senior Indenture and those made part of each Senior Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Euro Senior Notes and the Dollar Notes will each constitute a separate series of Senior Notes.

            The following description is a summary of the material provisions of the Senior Indentures. It does not restate those agreements in their entirety. We urge you to read the Senior Indentures because they, and not this description, define your rights as holders of the Euro Senior Notes and the Dollar Senior Notes, as the case may be. Copies of the Indentures are available as set forth below under "—Additional Information." Certain defined terms used in this description but not defined below under "—Certain Definitions" have the meanings assigned to them in the relevant Senior Indenture.

Brief Description of the Notes and the Subsidiary Guarantees of the Notes

The Senior Notes

            The Euro Senior Notes and the Dollar Senior Notes:

  •
  are general unsecured senior obligations of the Company;

  •
  will be senior to the Subordinated Securities;

  •
  are unconditionally guaranteed by the Subsidiary Guarantor;

  •
  rank equally in right of payment with any existing and future Senior Debt of the Company (and the Euro Senior Notes and the Dollar Senior Notes rank equally with each other);

  •
  are effectively subordinated to Indebtedness of the Company's Subsidiaries, including Indebtedness under the Senior Credit Agreement, the Existing Notes and the Existing Foreign Subsidiary Indebtedness; and

  •
  will be represented by one or more bearer Senior Notes in global form, but in certain circumstances may be represented by registered Senior Notes in definitive form. See "Book-Entry, Settlement and Clearance."

The Subsidiary Guarantees

            Each series of Senior Notes is guaranteed by the Subsidiary Guarantor, a wholly owned subsidiary of the Company. The guarantees of each series of Senior Notes are collectively referred to herein as the "Subsidiary Guarantees."

            The Subsidiary Guarantees of the Senior Notes:

  •
  are general unsecured obligations of the Subsidiary Guarantor;

  •
  do not become due (and no demand may be made on the Subsidiary Guarantor) until the earliest to occur of the following: (x) certain events of bankruptcy with respect to the Subsidiary Guarantor, (y) a payment default under one or more of the Senior Indentures that has been notified to the senior agent under the Senior Credit Agreement and that has been continuing for 179 days after such notice, and (z) the Indebtedness outstanding under the Senior Credit Agreement being declared prematurely due and payable or payable on demand (and demand has been made) by reason of the occurrence of an event of default, as defined in the Senior Credit Agreement;

  •
  are subordinated in right of payment to all existing and future Senior Debt of the Subsidiary Guarantor (including its Indebtedness under the Senior Credit Agreement) and of its Subsidiaries; and

  •
  rank equally in right of payment with any future senior subordinated Indebtedness of the Subsidiary Guarantor.

Holding Company Status

            The Company is a holding company with limited assets and operates its business through its subsidiaries. Any right of the Company and its creditors, including Holders, to participate in the assets of any of the Company's Subsidiaries upon any liquidation or administration of any such Subsidiary will be subject to the prior claims of the creditors of such Subsidiary, including, but not limited to, secured claims and claims under the Senior Credit Agreement and the Existing Notes. The claims of creditors of the Company, including the claims of Holders of Senior Notes, will be effectively subordinated to all existing and future third-party indebtedness and liabilities, including trade payables, of the Company's Subsidiaries. Claims of Holders of the Senior Notes on the Subsidiary Guarantee will be direct claims on the Subsidiary Guarantor. However, (i) each Subsidiary Guarantee is subordinated in right of payment to all existing and future Senior Debt of the Subsidiary Guarantor (including its Indebtedness under the Senior Credit Agreement) and (ii) the Subsidiary Guarantor itself is a holding company, and any right of the Holders to participate in the assets of any of the Subsidiary Guarantor's Subsidiaries upon any liquidation or administration of any such Subsidiary will be subject to the prior claims of the creditors of such Subsidiary in substantially the same manner as the claims of the Holders against the Company is subject to the prior claims of the creditors of the Company's Subsidiaries, as described above. At September 30, 2002, the Company and its Subsidiaries would have had total liabilities of €5,179 million on a combined consolidated pro forma basis after giving effect to the transactions and the February offering of $205 million of Dollar Senior Notes. The Company and its Subsidiaries may incur other indebtedness in the future, including secured indebtedness.

Principal, Maturity and Interest

            The Euro Senior Indenture provides for the issuance by the Company of Euro Senior Notes, of which €350 million have been issued. The Dollar Senior Indenture provides for the issuance by the Company of Dollar Senior Notes, of which $750 million have been issued and of which $545 million are subject to the senior notes exchanges offer. The Company may issue additional Euro Senior Notes (the "Additional Euro Senior Notes") under the Euro Senior Indenture and additional Dollar Notes (the "Additional Dollar Senior Notes," together with the Additional Euro Senior Notes, the "Additional Senior Notes") under the Dollar Senior Indenture, in each case from time to time. Any offering of Additional Senior Notes is subject to the covenant described below under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock." The Euro Senior Notes and any Additional Euro Senior Notes subsequently issued under the Euro Senior Indenture would be treated as a single class for all purposes under the Euro Senior Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Dollar Senior Notes and any Additional Dollar Senior Notes subsequently issued under the Dollar Senior Indenture would be treated as a single class for all purposes under the Dollar Senior Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. For all purposes herein unless expressly stated otherwise, the term "Euro Senior Notes" shall include references to any Additional Euro Senior Notes and the term "Dollar Senior Notes" shall include references to any Additional Dollar Senior Notes.

            The Company issued the outstanding Euro Senior Notes in denominations of €1,000 and integral multiples of €1,000 and issued the outstanding Dollar Senior Notes in denominations of $1,000 and integral multiples of $1,000. The Company will issue the exchange Euro Senior Notes and exchange Dollar Senior Notes in like denominations. The Euro Senior Notes and the Dollar Senior Notes will mature at par on October 1, 2012.

            Interest on the Euro Senior Notes accrues from the most recent date to which interest has been paid or, if no interest has paid, from September 30, 2002, at the rate of 10.125% per annum and interest on the Dollar Senior Notes accrues at a rate of 9.625% per annum. Interest on each of the Euro Senior Notes and the Dollar Senior Notes is payable semi-annually in arrears on April 1 and October 1, commencing on April 1, 2003. In the case of certificated Senior Notes, the Company will make each interest payment to the Holders of record of each series of Senior Notes on the immediately preceding March 15 and September 15; in the case of bearer global Senior Notes, the Company will make each interest payment to the bearer thereof on the interest payment date. Rights of holders of beneficial interests to receive such payments will be subject to applicable procedures of the Book-Entry Depositary (defined below) and DTC or Euroclear and Clearstream, as applicable.

            Interest on the Senior Notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Book-Entry Terms

            The Senior Notes were initially represented by five global securities in bearer form without interest coupons, which together will represent the aggregate principal amount of the Senior Notes. The global notes were deposited with (in the case of Euro Senior Notes) Deutsche Bank AG London and (in the case of Dollar Senior Notes) Deutsche Bank Trust Company Americas, in each case, as book-entry depositary (each a "Book-Entry Depositary") pursuant to the terms of Deposit and Custody Agreements (each as defined in "Book-Entry, Settlement and Clearance"). The Book-Entry Depositary issued a depositary interest in each global note, representing a 100% interest in the respective underlying global note (i) to DTC (in the case of a global note representing Dollar Senior Notes) by recording such interest in the Book-Entry Depositary's books and records in the name of Cede & Co., as nominee of DTC and (ii) to Euroclear and Clearstream (in the case of a global note representing Euro Senior Notes) by recording such interest in the Book-Entry Depositary's books and records in the name of the nominee of the common depositary for Euroclear and Clearstream. Upon acceptance by DTC, Euroclear or Clearstream, as the case may be, of depositary interests, the applicable settlement system recorded book-entry interests in such depositary interests ("Book-Entry Interests"). The Book-Entry Interests will not be held in definitive form. Instead, DTC or Euroclear and Clearstream, as the case may be, will credit on its book-entry registration and transfer system the participants' accounts with the Book-Entry Interests owned by such participants. See "Book-Entry, Settlement and Clearance."

Methods of Receiving Payments on the Notes

            Methods of receiving payments on global Senior Notes are governed by provisions described under "Book-Entry, Settlement and Clearance—General" and "—Payments on Global Notes." In the case of certificated Senior Notes, if a Holder of at least €1.0 million in aggregate principal amount of the Euro Senior Notes or if a Holder of at least $1.0 million in aggregate principal amount of the

Dollar Senior Notes has given wire transfer instructions to the Company, and, for so long as the Senior Notes are listed on the Luxembourg Stock Exchange, the paying agent in Luxembourg, the Company will pay all interest, premium, Liquidated Damages, if any, and Additional Amounts, if any, on that Holder's Senior Notes in accordance with those instructions. In all other cases, the Company may elect to make payments of interest, premium, Liquidated Damages, if any, and Additional Amounts, if any, by check mailed to the Holders at their addresses set forth in the register of Holders. Payments on Senior Notes will be made through the office or agency of a Paying Agent for each series of Senior Notes (which, subject to the provisions in "—Paying Agent and Registrar for the Senior Notes," for purposes of the Euro Senior Notes, will be in London, England, and for purposes of the Dollar Senior Notes will be in the City and State of New York).

Paying Agent and Registrar for the Senior Notes

            The Euro Trustee will initially act as Paying Agent and Registrar for the Euro Senior Notes and the Dollar Trustee will initially act as Paying Agent and Registrar for the Dollar Senior Notes; provided that, for so long as any such Senior Notes are listed on the Luxembourg Stock Exchange and the rules of such stock exchange so require, the Company shall have appointed a Person located in Luxembourg and reasonably acceptable to the relevant Trustee as an additional paying agent and transfer agent for the relevant series of Senior Notes. In addition, the Company shall undertake under each Senior Indenture that, if the conclusions of the ECOFIN Council meeting of 26-27 November 2000 are implemented, it will ensure that it maintains a paying agent in a European Union member state that will not be obliged to withhold or deduct tax pursuant to the Directive. The Company may change the Paying Agent or Registrar for any series of Senior Notes without prior notice to the Holders of such Senior Notes, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar in respect of any series of Senior Notes; provided, however, that if and for so long as the Senior Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, the Company will publish notice of the change in the Paying Agent and Registrar in a daily newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort).

Transfer and Exchange

            A Holder may transfer or exchange Senior Notes in accordance with the relevant Senior Indenture. The Registrar, the Trustee for any series of Senior Notes and any paying and transfer agent in Luxembourg may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the relevant Senior Indenture. The Company is not required to transfer or exchange any Senior Note selected for redemption. Also, the Company is not required to transfer or exchange any Senior Note for a period of 15 days before a selection of Senior Notes to be redeemed. No service charge will be made for any registration of transfer or exchange of the Senior Notes, but the Trustees and the paying and transfer agent in Luxembourg may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange.

            The Holder of a Senior Note will be treated as the owner of it for all purposes.

The Subsidiary Guarantees; Subordination Provisions of the Subsidiary Guarantee

            The payment and performance in full when due of the Company's obligations under the Senior Indentures and the Senior Notes will be guaranteed on a senior subordinated basis by the Subsidiary Guarantor subject to the subordination provisions and other terms summarized below. However, the Subsidiary Guarantor shall be released from all of its obligations under each Subordinated Guarantee (x) in connection with the sale of the Subsidiary Guarantor (i) on an enforcement of the senior security by the senior agent or by any receiver or administrative receiver or (ii) at the request of the senior agent after an event of default under the Senior Credit Agreement, or (y) if the Subsidiary Guarantor

merges, consolidates or amalgamates with, or transfers all or substantially all of its property or assets to, another entity and the surviving entity enters into a guarantee of the Senior Notes in compliance with the covenant under the caption, "—Certain Covenants—Merger, Consolidation or Sale of Assets," below. The Subsidiary Guarantor will also be released and discharged from its obligations in respect of a Subordinated Guarantee in the circumstances set forth in the section entitled "—Legal Defeasance and Covenant Defeasance," below.

Subordination Provisions of Subordinated Guarantees

            The Subordinated Guarantees will be subordinated in right of payment, to the extent set forth in the Senior Indentures, to the prior irrevocable payment in full in cash of all Senior Debt of the Subsidiary Guarantor, including indebtedness under the Senior Credit Agreement. The Subordinated Guarantees will provide that, upon any payment or distribution (including by exercise of any right of receipt, set-off, combination of accounts or other discharge) to creditors of the Subsidiary Guarantor in a liquidation, dissolution, winding-up, bankruptcy, administration, reorganization, examination, receivership, administrative receivership or similar proceeding relating to the Subsidiary Guarantor or its property, or in an assignment for the benefit of creditors of the Subsidiary Guarantor or in any marshalling of the Subsidiary Guarantor's assets:

(i)
lenders under the Senior Credit Agreement and under the other Senior Debt of the Subsidiary Guarantor will be entitled to receive irrevocable payment in full in cash of all obligations due (and that become due thereafter) in respect of the Senior Credit Agreement and such Senior Debt (including interest accruing after the commencement of any liquidation, dissolution, winding-up, bankruptcy, administration, reorganization, receivership, administrative receivership or similar proceeding) before the applicable Trustee or Holders of Senior Notes will be entitled to receive any payment with respect to the Subordinated Guarantees (except that Holders may receive and retain payments made from any defeasance trust referred to in the section entitled "—Legal Defeasance and Covenant Defeasance" if such trust was established prior to the proceedings described above and not in breach of the Senior Credit Agreement); and

(ii)
until all Indebtedness under the Senior Credit Agreement and the other Senior Debt of the Subsidiary Guarantor has been irrevocably paid in full in cash, any payment or distribution to which the applicable Trustee or Holders of Senior Notes would be entitled but for the subordination provisions of the Subordinated Guarantees in the Senior Indentures shall be made to the lenders under the Senior Credit Agreement and such other Senior Debt, as their respective interests may appear.

            Notwithstanding that a failure by the Company to make any payment on the Senior Notes when due would constitute an Event of Default under the Senior Indentures and would enable the Trustees and the Holders of the Senior Notes to accelerate the maturity of the Senior Notes, the Subordinated Guarantees will provide that, prior to the repayment of all obligations under the Senior Credit Agreement, the obligations of the Subsidiary Guarantor under its Subordinated Guarantee are not due (and no demand may be made on the Subsidiary Guarantor) until:

  (a)
  (i) an order is made for the winding-up, dissolution, examination, or administration of the Subsidiary Guarantor; or (ii) a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, examiner, administrator or similar officer is appointed to the Subsidiary Guarantor; or

  (b)
  each of the following shall have occurred:

  (i)
  a default in payment of any amounts due under one or more of the Senior Indentures or the Senior Notes (or, in the case of any amount not constituting principal, interest or fees, amounts in excess of €500,000) has occurred;

    (ii)
    a Holder of Senior Notes or the Trustee therefor has notified the agent for the lenders under the Senior Credit Agreement in writing of such default;

    (iii)
    a period of not less than 179 days has passed from the date of receipt by the agent for the lenders under the Senior Credit Agreement of that notice; and

    (iv)
    at the end of such 179-day period, the default is continuing and has not been waived; or

  (c)
  any Indebtedness outstanding under the Senior Credit Agreement has been declared to be prematurely due and payable or payable on demand (and demand has been made) by reason of an event of default, as defined in the Senior Credit Agreement.

            Since the obligations of the Subsidiary Guarantor under the Subordinated Guarantees will not be due until the occurrence of the events described above, the Trustees on behalf of holders of the Senior Notes may not make a demand under or bring any enforcement action on the Subordinated Guarantees, including the commencement of insolvency proceedings with respect to the Subsidiary Guarantor, until such time.

Turnover

            In the event that a Trustee or any Holder of Senior Notes receives or recovers any payment or distribution on or with respect to a Subordinated Guarantee (other than payments made from any defeasance trust referred to in the section entitled "—Legal Defeasance and Covenant Defeasance") at a time when such payment is prohibited by the subordination provisions of the relevant Senior Indenture, such payment will be held by the relevant Trustee or such Holder, in trust for the benefit of, and will be paid forthwith over and delivered, upon written request, to, the lenders under the Senior Credit Agreement as their interests may appear for application to the payment of all obligations with respect to Indebtedness under the Senior Credit Agreement remaining unpaid to the extent necessary to pay such obligations in full in cash in accordance with their terms, after giving effect to any concurrent payment or distribution to or for such lenders. In the event that any such payment is received by the Trustee or a Holder, such Trustee or Holder shall, if it has knowledge that such payment was received at a time when it was so prohibited, give notice to the agent for the lenders under the Senior Credit Agreement.

Optional Redemption

            At any time prior to October 1, 2005, the Company may on any one or more occasions redeem (i) up to 35% of the aggregate principal amount of Euro Senior Notes issued under the Euro Senior Indenture at a redemption price of 110.125% of the principal amount thereof and (ii) up to 35% of the aggregate principal amount of the Dollar Senior Notes issued under the Dollar Senior Indenture at a redemption price of 109.625% of the principal amount thereof, plus, in each case, accrued and unpaid interest, Additional Amounts and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more offerings of Capital Stock of the Company or a capital contribution to the Company's common equity made with the net cash proceeds of an offering of Capital Stock of the Company's direct or indirect parent other than, in each case, net cash proceeds received in connection with receipt of the Equity Balance); provided that:

  (1)
  at least 65% of the aggregate principal amount of Euro Senior Notes issued under the Euro Senior Indenture and at least 65% of the aggregate principal amount of Dollar Senior Notes issued under the Dollar Senior Indenture remain outstanding immediately after the occurrence of any such redemption (excluding Euro Senior Notes and Dollar Senior Notes, as applicable, held by the Company and its Subsidiaries); and

  (2)
  the redemption must occur within 60 days of the date of the closing of such offering or the making of such capital contribution.

            Prior to October 1, 2007, the Company may also redeem all the Senior Notes, as a whole but not in part, upon the occurrence of a Change of Control, upon not less than 30 nor more than 60 days' prior written notice, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest and Liquidated Damages and Additional Amounts, if any, thereon, to, the date of redemption.

            Except pursuant to the preceding paragraphs and except as described below under "—Redemption for Taxation Reasons," none of the Euro Senior Notes or the Dollar Senior Notes will be redeemable at the Company's option prior to October 1, 2007. Nothing in either of the Senior Indentures prohibits the Company from acquiring the Euro Senior Notes or the Dollar Senior Notes by means other than a redemption, whether pursuant to an issuer tender offer or otherwise, assuming such acquisition does not otherwise violate the terms of the relevant Senior Indenture.

            On or after October 1, 2007, the Company may redeem all or a part of the Euro Senior Notes or all or part of the Dollar Senior Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, and Liquidated Damages and Additional Amounts, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on October 1 of the years indicated below:

Year	Euro Senior Notes

2007	105.063%
2008	103.375%
2009	101.688%
2010 and thereafter	100.000%
Year	Dollar Senior Notes

2007	104.813%
2008	103.208%
2009	101.604%
2010 and thereafter	100.000%

            In the event that the Company effects an optional redemption of the Senior Notes, the Company will inform the Luxembourg Stock Exchange of such optional redemption and confirm the aggregate principal amount of the Senior Notes that will remain outstanding following such redemption.

            At least 30 days but not more than 60 days before a redemption date, the Company shall, so long as the Senior Notes are in global form, publish notice thereof in a leading newspaper having general circulation in New York (which is expected to be The Wall Street Journal) (and, if and so long as the Senior Notes are listed on the Luxembourg Stock Exchange and the rules of such stock exchange shall so require, a newspaper having a general circulation in Luxembourg (which is expected to be the Luxemburger Wort)) or in the case of certificated Senior Notes, in addition to such publication, mail such notice to Holders by first-class mail, postage prepaid, at their respective addresses as they appear on the registration books of the Registrar.

Redemption for Taxation Reasons

            The Issuer may, at its option, redeem any series of Senior Notes in whole as to such series, but not in part, at any time upon giving not less than 30 nor more than 60 days' notice to the Holders of the relevant series of Senior Notes (which notice will be irrevocable) at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed for redemption (a "Tax Redemption Date") (subject to the right of holders of record of certificated Senior Notes on the relevant record date to receive interest due on the relevant interest payment date), all Additional Amounts (see "—Withholding Taxes"), if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise, and Liquidated Damages thereon, if any, if a Payor (as defined below) determines that, as a result of:

  (1)
  any change in, or amendment to, the law or treaties (or any regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction (as defined below) affecting taxation or

  (2)
  any change in position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), (each of the foregoing in clauses (1) and (2), a "Change in Tax Law"), the Payor is, or on the next interest payment date in respect of the relevant series of Senior Notes would be, required to pay more than de minimis Additional Amounts, and the Payor cannot avoid such obligation by taking reasonable measures available to it. In the case of the Company and the Subsidiary Guarantor, the Change in Tax Law must become effective on or after the date of the Senior Indentures. In the case of a Successor Company or a successor of the Subsidiary Guarantor, the Change in Tax Law must become effective after the date that such entity first makes payment on the Senior Notes. Notice of redemption for taxation reasons will be published in accordance with the procedures under "—Notices." Notwithstanding the foregoing, no such notice of redemption will be given earlier than 90 days prior to the earliest date on which the Payor would be obliged to make such payment or withholding if a payment in respect of such Senior Notes were then due. Prior to the publication or mailing of any notice of redemption of any series of Senior Notes pursuant to the foregoing, the Payor will deliver to the relevant Trustee an opinion of an independent tax counsel reasonably satisfactory to such Trustee to the effect that the circumstances referred to above exist. Such Trustee will accept such opinion as sufficient existence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the holders of the relevant series of Senior Notes.

Mandatory Redemption

            The Company is not required to make mandatory redemption or sinking fund payments with respect to the Senior Notes.

Withholding Taxes

            All payments made by the Company, the Subsidiary Guarantor or a successor of either (a "Payor") on the Senior Notes and under the Subsidiary Guarantees will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature ("Taxes") imposed or levied by or on behalf of (1) Luxembourg, the United States, Ireland or any political subdivision or governmental authority of any thereof or therein having power to tax, (2) any jurisdiction from or through which payment on the Senior Notes is made, or any political subdivision or governmental authority thereof or therein having the power to tax, or (3) any other jurisdiction in which the Payor is organized or otherwise considered to be a resident for tax purposes, or any political subdivision or governmental authority thereof or therein having the power to tax (each of clause (1), (2) and (3), a "Relevant Taxing Jurisdiction") unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes of any Relevant Taxing Jurisdiction will at any time be required from any payments made with respect to the Senior Notes or under the Subsidiary Guarantees, including payments of principal, redemption price, interest, premium or Liquidated Damages, if any, the Payor will pay (together with such payments) such additional amounts (the "Additional Amounts") as may be necessary in order that the net amounts received in respect of such payments by the Holders of the Senior Notes or the relevant Trustee, as the case may be, after such withholding or deduction (including any such deduction or withholding from such Additional Amounts), equal the amounts which would have been received in respect of such payments on the Senior Notes in the absence of such withholding or deduction; provided, however, that no such Additional Amounts will be payable with respect to:

  (1)
  any payments to a Holder or beneficial owner who is liable for such Taxes in respect of such Senior Note by reason of the Holder's or beneficial owner's having any present or former connection with the Relevant Taxing Jurisdiction (including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction) other than by the mere holding of such Note or enforcement of rights thereunder or the receipt of payments in respect thereof;

  (2)
  any Taxes that are imposed or withheld where such withholding or imposition is by reason of the failure of the Holder or beneficial owner of the Senior Note to comply with any reasonable and timely request by the Payor to provide information concerning the nationality, residence or identity of such Holder or beneficial owner or to make any declaration or similar claim or satisfy any certification, information or other reporting requirement relating to such matters, which is required or imposed by a statute, treaty, regulation, protocol, or administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from all or part of such Taxes;

  (3)
  except in the case of the winding up of the Payor, any Senior Note presented for payment (where presentation is required) in the Relevant Taxing Jurisdiction (unless by reason of the Payor's actions, presentment could not have been made elsewhere and except to the extent that the Holder would have been entitled to Additional Amounts had the Notes been presented elsewhere);

  (4)
  any Senior Note presented for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the Holder (except to the extent that the Holder would have been entitled to Additional Amounts had the Senior Note been presented during such 30 day period);

  (5)
  any Taxes that are payable otherwise than by withholding from a payment of the principal of, premium, if any, interest or Liquidated Damages, if any, on the Senior Notes;

  (6)
  any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

  (7)
  a Tax imposed on a payment to an individual and required to be made pursuant to any European Union Directive (a "Directive") on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive; or

  (8)
  a Tax imposed in connection with a Senior Note presented for payment by or on behalf of a Holder or beneficial owner who would have been able to avoid such Tax by presenting the relevant Note to another paying agent in a member state of the European Union.

            Such Additional Amounts will also not be payable where, had the beneficial owner of the Senior Note been the Holder of the Senior Note, it would not have been entitled to payment of Additional Amounts by reason of clauses (1) to (8) inclusive above.

            The Payor will (i) make any required withholding or deduction and (ii) remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable law. The Payor will use all reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes and will provide such certified copies to each Holder. The Payor will attach to each certified copy a certificate stating (x) that the amount of withholding Taxes evidenced by the certified copy was paid in connection with payments in respect of the principal amount of Senior Notes then outstanding and (y) the amount of such withholding Taxes paid per €1,000 principal amount of the Euro Senior Notes or per $1,000 principal amount of the Dollar Senior Notes. Copies of such documentation will be available for inspection during ordinary business hours at the office of such Trustee by the Holders of the Senior Notes upon request and will be made available at the offices of the Paying Agent located in Luxembourg if the relevant series of Senior Notes is then listed on the Luxembourg Stock Exchange.

            Wherever in the relevant Senior Indenture or the Senior Notes there are mentioned, in any context, (1) the payment of principal, (2) purchase prices in connection with a purchase of Senior Notes, (3) interest or (4) any other amount payable on or with respect to any of the Senior Notes, such reference shall be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

            The Payor will pay any present or future stamp, court or documentary taxes, or any other excise or property taxes, charges or similar levies which arise in any jurisdiction from the execution, delivery or registration of any Senior Notes or any other document or instrument referred to therein (other than a transfer of the Senior Notes), or the receipt of any payments with respect to the Senior Notes, excluding any such taxes, charges or similar levies imposed by any jurisdiction outside Luxembourg, Ireland, the United States or any jurisdiction in which a Paying Agent is located, other than those resulting from, or required to be paid in connection with, the enforcement of the Senior Notes or any other such document or instrument following the occurrence of any Event of Default with respect to the Senior Notes.

            The foregoing obligations will survive any termination, defeasance or discharge of the applicable Senior Indenture.

Repurchase at the Option of Holders

Change of Control

            If a Change of Control occurs, each Holder of each series of Senior Notes will have the right to require the Company to repurchase all or any part (equal to €1,000 or an integral multiple thereof in the case of Euro Senior Notes or $1,000 or an integral multiple thereof in the case of Dollar Senior Notes) of that Holder's Senior Notes pursuant to an offer (the "Change of Control Offer") on the terms set forth in the relevant Senior Indenture. In the Change of Control Offer, the Company will offer a payment (the "Change of Control Payment") in cash equal to 101% of the aggregate principal amount of each of the Euro Senior Notes and the Dollar Senior Notes repurchased plus accrued and unpaid interest, Additional Amounts and Liquidated Damages, if any, thereon, to the date of purchase. Within 30 days following any Change of Control, the Company will mail a notice to each Holder and to the relevant Trustee describing the transaction or transactions that constitute the Change of Control and offering to repurchase Senior Notes on a date (the "Change of Control Payment Date") specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the relevant Senior Indenture and described in such notice. The Company will comply with the requirements of Section 14(e) of the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Senior Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the relevant Senior Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the relevant Senior Indenture by virtue of such conflict.

            On the Change of Control Payment Date, the Company will, to the extent lawful:

  (1)
  accept for payment all Senior Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

  (2)
  deposit with the relevant Paying Agent an amount equal to the Change of Control Payment in respect of all of each series of Senior Notes or portions thereof so tendered; and

  (3)
  deliver or cause to be delivered to the relevant Trustee the Senior Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of such series of Senior Notes or portions thereof being purchased by the Company.

            The relevant Paying Agent will promptly mail to each Holder of Senior Notes so tendered the Change of Control Payment for such Senior Notes and the relevant Trustee, upon receipt of a Company order, will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Senior Note equal in principal amount to any unpurchased portion of the Senior Notes surrendered, if any; provided that each such new Senior Note will be in a principal amount of €1,000 or $1,000, as the case may be, or an integral multiple thereof.

            The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date; provided, that if and for so long as the Senior Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, the Company will publish such public announcement in Luxembourg in a daily newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort).

            In the case of certificated Senior Notes, if the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a Senior Note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer; in the case of global bearer Senior Notes, the Company will pay accrued and unpaid interest to the Change of Control Payment Date to the Holder on such date.

            The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the relevant Senior Indenture are applicable. Except as described above with respect to a Change of Control, the Senior Indentures do not contain provisions that permit the Holders of the Senior Notes to require that the Company repurchase or redeem the Senior Notes in the event of a takeover, recapitalization or similar transaction.

            The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the relevant Senior Indenture applicable to a Change of Control Offer made by the Company and purchases all Senior Notes validly tendered and not withdrawn under such Change of Control Offer.

            The Company's ability to repurchase Senior Notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of certain of the events that constitute a Change of Control may constitute a default under the Senior Credit Agreement. In addition, certain events that may constitute a change of control under the Senior Credit Agreement and cause a default may not constitute a Change of Control under the Senior Indentures. The Priority Agreement and the

Intercompany Loan Agreement effectively prohibit Subsidiaries of the Company from making funds available to the Company so that it can purchase the Senior Notes upon a Change of Control so long as amounts are outstanding under the Senior Credit Agreement. In the event that a Change of Control occurs at a time when the Company's Subsidiaries are prohibited from making funds available to the Company so that the Company can purchase the Senior Notes, the Company or any of its Subsidiaries may seek the consent of its lenders to purchase the Senior Notes or may attempt to refinance any borrowing that contains such prohibition. If such a consent or refinancing is not obtained, the Company's Subsidiaries will remain prohibited from making such funds available to the Company so that it can purchase the Senior Notes. In such a case, failure to purchase tendered Senior Notes would constitute an Event of Default under the Senior Notes which would, in turn, constitute an event of default under the Senior Credit Agreement. In such circumstances, the subordination provisions in the Priority Agreement would likely restrict payment to Holders of the Senior Notes. In addition, future Indebtedness of the Company and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. The exercise by the Holders of their right to require the Company to repurchase the Senior Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the Holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

            Even if sufficient funds were otherwise available, the terms of other Indebtedness may prohibit the Company's prepayment of Senior Notes prior to their scheduled maturity. Consequently, if the Company is not able to prepay such Indebtedness or obtain requisite consents, the Company will be unable to fulfill its repurchase obligations if Holders of Senior Notes exercise their repurchase rights following a Change of Control, thereby resulting in a default under the Senior Indentures. A default under the Senior Indentures may result in a cross-default under such other Indebtedness. In addition, because the Senior Credit Agreement is structurally senior to the Senior Notes, the Company may not be able to make payments to Holders under the foregoing provisions.

            The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company by increasing the capital required to effectuate such transactions. The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Senior Notes to require the Company to repurchase such Senior Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

            The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

  (1)
  the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale which, taken as a whole, is at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

  (2)
  such fair market value is determined by the Company's Board of Directors and evidenced by a resolution of the Board of Directors of the Company set forth in an Officers' Certificate delivered to the relevant Trustee; and

  (3)
  at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents or Marketable Securities. For purposes of this provision, each of the following shall be deemed to be cash:

  (a)
  any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Senior Notes or the Subsidiary Guarantees) that are assumed by the transferee of any such assets;

  (b)
  any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted, sold or exchanged by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 90 days of the related Asset Sale (to the extent of the cash received in that conversion); or

  (c)
  any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received since the date of the relevant Senior Indenture pursuant to this clause (c) that is at that time outstanding, not to exceed 10% of Total Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

            Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds at its option:

  (1)
  to repay Senior Debt other than the Senior Notes and, if such Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

  (2)
  to invest in or to acquire other properties, assets (whether through the purchase of Capital Stock of any Persons owning such assets or otherwise) to replace the properties or assets that were the subject of the Asset Sale or that will be used in businesses of the Company or its Restricted Subsidiaries, as the case may be, existing at the time such assets are sold; or

  (3)
  to make a capital expenditure or commit, or cause such Restricted Subsidiary to commit, to make a capital expenditure (such commitments to include amounts anticipated to be expended pursuant to the Company's capital investment plan as adopted by the Board of Directors of the Company) within 24 months of such Asset Sale.

            Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Senior Indentures.

            Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding two paragraphs will constitute "Excess Proceeds." On the 366th day after an Asset Sale, if the aggregate amount of Excess Proceeds exceeds €25.0 million, the Company will make an offer (an "Asset Sale Offer") to all Holders of Senior Notes and all holders of other Indebtedness that rank equally with the Senior Notes containing provisions similar to those set forth in the Senior Indentures with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Senior Notes and such other equally ranking Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages and Additional Amounts, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Senior Indentures. If the aggregate principal amount of Senior Notes and such other equally ranking Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustees for each series of Senior Notes shall select the Senior Notes of such series and such other equally ranking Indebtedness to be purchased on a pro rata basis based on the principal amount of such Senior Notes and such other equally ranking Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

            The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Senior Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the Senior Indentures, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Senior Indentures by virtue of such conflict.

            In the case of certificated Senior Notes, if the date on which the Company purchases the principal amount of notes as required by the foregoing provisions is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Senior Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Senior Notes pursuant to the Asset Sale Offer; in the case of global bearer Senior Notes, the Company will pay accrued and unpaid interest to the date on which the Company purchases the principal amount of Senior Notes to the Holder on such date.

            The Senior Credit Agreement prohibits, and other agreements relating to Senior Debt of the Company may prohibit, the Company from purchasing any Senior Notes and also provide that certain change of control or asset sale events with respect to the Company would constitute a default under these agreements. In the event a Change of Control or Asset Sale occurs at a time when the Company is prohibited from purchasing Senior Notes, the Company could seek the consent of its lenders to the purchase of Senior Notes or could attempt to refinance any borrowing that contain such prohibition. If the Company does not obtain such a consent or repay such borrowing, the Company will remain prohibited from purchasing Senior Notes. In such case, the Company's failure to purchase tendered Senior Notes would constitute an Event of Default under the Senior Indentures which could, in turn, constitute a default under such agreements.

            The Company will not, and will not permit any Restricted Subsidiary to, engage in any Asset Swaps, unless:

  (1)
  at the time of entering into such Asset Swap and immediately after giving effect to such Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

  (2)
  the terms of such Asset Swap have been approved by a majority of the members of the Board of Directors of the Company; and

  (3)
  the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Swap which, taken as a whole, is at least equal to the fair market value of the assets disposed of in the Asset Swap.

Selection and Notice

            If less than all of any series of Senior Notes is to be redeemed at any time, the relevant Trustee will select Senior Notes for redemption relevant in compliance with the requirements of the principal national securities exchange, if any, on which such series of Senior Notes is listed, and/or in compliance with the requirements of Euroclear, Clearstream or DTC, as applicable, or if such series of Senior Notes is not so listed or such exchange prescribes no method of selection and the Senior Notes are not held through Euroclear, Clearstream or DTC, as applicable, or Euroclear, Clearstream or DTC, as applicable, prescribes no method of selection, on a pro rata basis, by lot or by such other method as the relevant Trustee in its sole discretion shall deem fair and appropriate (and in such manner as complies with applicable legal and exchange requirements); provided, however, that no Senior Note of €1,000 in the case of Euro Senior Notes and $1,000 in the case of Dollar Senior Notes in aggregate principal amount or less shall be redeemed in part.

            At least 30 days but not more than 60 days before a redemption date, the Company shall, so long as the Senior Notes are in global form, publish notice of redemption in a leading newspaper having general circulation in New York (which is expected to be The Wall Street Journal) and, if and for so long as the Senior Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, publish such notice in Luxembourg in a daily newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or, in the case of certificated Senior Notes, in addition to such publication, mail such notice to Holders by first-class mail, postage prepaid, at their respective addresses as they appear on the registration books of the Registrar.

            If any Senior Note is to be redeemed in part only, the notice of redemption that relates to that Senior Note shall state the portion of the principal amount thereof to be redeemed. In the case of a certificated Senior Note, a new Senior Note in principal amount equal to the unredeemed portion of the original Senior Note will be issued in the name of the Holder thereof upon cancellation of the original Senior Note. In the case of a global bearer Senior Note, an appropriate notation will be made on such Senior Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof. Senior Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Senior Notes or portions of them called for redemption.

Further Issuances

            We may from time to time, without notice to or the consent of the Holders of the Senior Notes, create and issue further debt securities ranking equally with the Senior Notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of the debt securities or except for the first payment of interest following the issue date of the debt securities). We may consolidate such further debt securities with the outstanding notes to form a single series.

            Such additional debt securities may be issued with original issue discount ("OID") for U.S. federal income tax purposes. Purchasers of Senior Notes after the date of any further issue may not be able to differentiate between debt securities sold as part of the further issue and previously issued Senior Notes. In such case, if such debt securities were issued with OID, purchasers of Senior Notes after such further issue may be required to accrue OID with respect to their Senior Notes. This may affect the price of outstanding Senior Notes following a further issue. Purchasers are advised to consult legal counsel with respect to the implications of any future decision by us to undertake a further issue of debt securities with OID.

Certain Covenants

Restricted Payments

            The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

  (1)
  declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable (a) in Equity Interests (other than Disqualified Stock) of the Company or (b) to the Company or a Restricted Subsidiary of the Company);

  (2)
  purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

  (3)
  make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or the Subsidiary Guarantor that is by its terms expressly subordinated to the Senior Notes or the Subsidiary Guarantees, as applicable, except a payment of interest or principal at the Stated Maturity thereof; or

  (4)
  make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

  (1)
  no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

  (2)
  the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least €1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock"; and

  (3)
  such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the relevant Senior Indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (8) and (9) of the next succeeding paragraph), is less than the sum, without duplication, of:

  (a)
  50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the relevant Senior Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

  (b)
  100% of the aggregate net cash proceeds received by the Company since the date of the relevant Senior Indenture (other than net cash proceeds received in connection with receipt of the Equity Balance) as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of Disqualified Stock or debt securities of the Company that, in either case, have been converted into or exchanged for Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company or an employee stock ownership plan or similar trust or any other Person to the extent such sale to an employee stock ownership plan or similar trust or other Person is financed by loans from or guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination), together with the net cash proceeds received by the Company upon such conversion or exchange, if any, less the amount of cash or other property distributed by the Company upon any such conversion or exchange, if any; provided, however, that any such net cash proceeds shall be excluded for purposes of incurring Indebtedness under clause (18) of the second paragraph of the covenant under "—Incurrence of Indebtedness and Issuance of Preferred Stock" and for purposes of making Restricted Payments under clause (2) of the second paragraph hereof and shall not constitute an Excluded Contribution; plus

    (c)
    to the extent that any Restricted Investment that was made after the date of the relevant Senior Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; provided, however, that no amount will be included under this clause (c) to the extent it is already included in Consolidated Net Income.

The preceding provisions will not prohibit:

  (1)
  the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the relevant Senior Indenture;

  (2)
  the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or the Subsidiary Guarantor or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company or to an employee stock ownership plan or similar trust or other Person to the extent such sale is financed by loans from or guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) of, Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded for purposes of incurring Indebtedness under clause (18) of the second paragraph of the covenant under "—Incurrence of Indebtedness and Issuance of Preferred Stock" and for purposes of making Restricted Payments under clause 3(b) of the preceding paragraph and shall not constitute an Excluded Contribution; and provided, further, that amounts received in connection with the Equity Balance shall not be permitted for such redemptions, repurchases, retirements, defeasances or other acquisitions under this clause (2);

  (3)
  the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the Company or the Subsidiary Guarantor with the net cash proceeds from an incurrence of subordinated Indebtedness of the Company that is Permitted Refinancing Indebtedness;

  (4)
  the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis;

  (5)
  so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value (or any dividend or distribution made to fund such repurchase, redemption or retirement for value) of any Equity Interests of the Company or any Restricted Subsidiary of the Company or Parent held by any current or former officers, directors or employees of the Company (or any of its Restricted Subsidiaries or of Parent) pursuant to any management equity subscription agreement, stock option agreement, stock plan or similar agreement other than any such agreement or plan with Madison Dearborn Partners, L.L.C., or its Affiliates or Persons who are officers, directors, employees or consultants of Madison Dearborn Partners, L.L.C., or its Affiliates (other than Persons who are officers, directors or employees of the Company); provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed €5.0 million in any calendar year; provided further that (a) the Company may carry forward and make in a subsequent calendar year, in addition to the amounts permitted for such calendar year, the amount of such purchases, redemptions or other acquisitions or retirements for value permitted to have been made but not made in any preceding calendar year up to a maximum of €20.0 million in any calendar year pursuant to this clause (5), (b) that such amount in any calendar year may be increased by the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the date of the Senior Indentures less any amount previously applied to the payment of Restricted Payments pursuant to this clause (5), and (c) that cancellation of the Indebtedness owing to the Company from employees, officers, directors and consultants of the Company or any of its Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Company from such Persons shall be permitted under this clause (5) as if it were a repurchase, redemption, acquisition or retirement for value subject hereto;

  (6)
  repurchases of Equity Interests of the Company deemed to occur upon exercise of stock options to the extent Equity Interests represent a portion of the exercise price of such options;

  (7)
  cash payments, advances, loans or expense reimbursements made to Parent to permit Parent to pay (i) general operating expenses (other than management, consulting or similar fees payable to Affiliates of the Company), accounting, legal, corporate reporting and administrative expenses incurred in the ordinary course of its business in an amount not to exceed €2.0 million in the aggregate in any fiscal year, (ii) any taxes, duties or similar governmental fees of Parent to the extent such tax obligations are directly attributable to its ownership of the Company and its Restricted Subsidiaries and (iii) fees and expenses incurred in connection with the Transactions not to exceed €8.0 million;

  (8)
  the acquisition of, or payments made in respect of, any Equity Interests of JSG in connection with the Tender Offer (including Equity Interests acquired compulsorily under the procedures set out in Section 204 of the Irish Companies Act, 1963 and payments made in respect of outstanding options for Equity Interests of JSG);

  (9)
  Investments that are made with Excluded Contributions; provided that such Excluded Contribution shall not be used to make Restricted Payments pursuant to clause (3)(b) of the preceding paragraph or clause (2) of this paragraph nor shall it be used for purposes of incurring Indebtedness under clause (18) of the second paragraph of the covenant under "—Incurrence of Indebtedness and Issuance of Preferred Stock";

  (10)
  so long as no Default has occurred and is continuing (or results therefrom), repurchases of Subordinated Securities, in connection with any change of control offer or asset sale offer required by the terms thereof, but only if:

  (a)
  in the case of a Change of Control, the Company has first complied with or simultaneously complies with its obligations under the provisions described under "Repurchase at the Option of Holders—Change of Control"; or

  (b)
  in the case of an Asset Disposition, the Company has complied with its obligations in accordance with the covenant under the heading, "Repurchase at the Option of Holders—Asset Sales";

  (11)
  the acquisition or retirement of Disqualified Stock, either:

  (a)
  solely in exchange for shares of Disqualified Stock of the Company; or

  (b)
  through the application of net proceeds of a substantially concurrent sale of shares of Disqualified Stock of the Company (other than Disqualified Stock issued or sold to a Subsidiary of the Company, or any management equity or an employee ownership plan or similar trust established by the Company or any of its Subsidiaries for the benefit of its or their employees or other Person to the extent such sale is financed by loans to such Person from or guaranteed by the Company, the Subsidiary Guarantor or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) ("Refinancing Disqualified Stock"); provided that:

  (i)
  the Refinancing Disqualified Stock does not mature or become mandatorily redeemable or subject to purchase pursuant to a sinking fund obligation, upon the occurrence of certain events or otherwise earlier than the Disqualified Stock being acquired;

  (ii)
  the amount of all obligations with respect to the redemption, repayment or other repurchase of such Refinancing Disqualified Stock does not exceed the amount of all obligations with respect to the redemption, repayment or other repurchase of the Disqualified Stock being acquired (calculated in each case in accordance with the definition of "Indebtedness"); and

  (iii)
  if the Disqualified Stock being acquired or retired is issued by a Restricted Subsidiary, such Refinancing Disqualified Stock will be issued only by such Restricted Subsidiary;

    and provided, further, that the net cash proceeds from such sale will be excluded from clause (3)(b) of the immediately preceding paragraph to the extent utilized to acquire any Capital Stock or subordinated Indebtedness of the Company; and

  (12)
  so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed €35.0 million since the date of the relevant Senior Indenture.

            The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors of the Company whose resolution with respect thereto shall be conclusive. The determination by the Board of Directors of the Company must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of international standing if the fair market value exceeds €40.0 million.

Incurrence of Indebtedness and Issuance of Preferred Stock

            The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur," and "incurrence" shall have a correlative meaning) any Indebtedness (including Acquired Debt); and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and any of the Company's Restricted Subsidiaries may incur Acquired Debt or Non-Public Indebtedness, if (i) the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.0 to l.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Preferred Stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period and (ii) no Default or Event of Default will have occurred or be continuing or would occur as a consequence thereof.

            The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

  (1)
  the incurrence by the Company or a Restricted Subsidiary of Indebtedness under Credit Facilities and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the face amount) not to exceed €2.525 billion less the outstanding amount of Specified Existing Indebtedness (to the extent and for so long as such Specified Existing Indebtedness remains outstanding) and less the aggregate amount of all Net Proceeds of Asset Sales that have been applied by the Company or any of its Restricted Subsidiaries since the date of the relevant Senior Indenture to permanently repay Indebtedness under a Credit Facility pursuant to the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales"; provided that the amount of Indebtedness permitted to be incurred pursuant to Credit Facilities in accordance with this clause (1) shall be in addition to any Indebtedness permitted to be incurred pursuant to Credit Facilities, in reliance on, and in accordance with, clauses (4) and (19) below or in the first paragraph of this covenant;

  (2)
  the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

  (3)
  the incurrence by the Company and the Subsidiary Guarantor of Indebtedness represented by the Senior Notes and the related Subsidiary Guarantees to be issued on the date of the Senior Indentures (but expressly excluding any Additional Senior Notes issued from time to time under an Senior Indenture) and the Exchange Senior Notes and the related Subsidiary Guarantees to be issued pursuant to the Senior Note Registration Rights Agreements;

  (4)
  the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness (including Capital Lease Obligations, mortgage financings or purchase money obligations) incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount (which amount may, but need not be, incurred in whole or in part under Credit Facilities), including all Permitted Refinancing Indebtedness incurred to refund, refinance, replace, amend, restate, modify or renew, in whole or in part, any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of 3.50% of Total Assets as of the date of incurrence and €50.0 million at any time outstanding;

  (5)
  the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, replace, amend, restate, modify or renew, in whole or in part, Indebtedness (other than intercompany Indebtedness) that was permitted by the applicable Senior Indenture to be incurred under the first paragraph of this covenant or clauses (2) (other than Specified Existing Indebtedness), (3) or (19) of this paragraph;

  (6)
  the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and/or any of its Restricted Subsidiaries; provided, however, that each of the following shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6):

  (a)
  any subsequent issuance or transfer of Equity Interests or any other event that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof; and

  (b)
  any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof;

      and provided further that if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Senior Notes;

  (7)
  the incurrence by the Company or any of its Restricted Subsidiaries or the Subsidiary Guarantor of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating or fixed rate Indebtedness that is permitted by the terms of the Senior Indentures to be outstanding and the incurrence of Indebtedness under Other Hedging Agreements providing protection against fluctuations in currency values or in the price of energy, commodities and raw materials in connection with the Company's or any of its Restricted Subsidiaries' operations so long as management of the Company or such Restricted Subsidiary, as the case may be, has determined that the entering into of such Other Hedging Agreements are bona fide hedging activities;

  (8)
  the guarantee by the Company or a Restricted Subsidiary of the Company or the Subsidiary Guarantor of Indebtedness of a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;

  (9)
  the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (9);

  (10)
  the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms (including Specified PIK Interest), and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness for purposes of this covenant; provided, in each such case (other than in the case of Specified PIK Interest), that the amount thereof is included in Fixed Charges of the Company as accrued;

  (11)
  the incurrence of Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that (a) such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (a)) and (b) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

  (12)
  the incurrence of obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

  (13)
  the incurrence of Indebtedness consisting of guarantees of loans or other extensions of credit made to or on behalf of officers, directors, employees or consultants of the Company or a Restricted Subsidiary (other than officers, directors, employees or consultants of Madison Dearborn Partners, L.L.C., and its Affiliates (other than officers, directors or employees of the Company)) for the purpose of permitting such persons to purchase Equity Interests of Parent, in an amount not to exceed €20 million at any one time outstanding;

  (14)
  the incurrence of Indebtedness under the Tender Offer Loan Notes;

  (15)
  the incurrence of Indebtedness by a Receivables Subsidiary in a Qualified Receivables Transaction that is not recourse to the Company or any of its Subsidiaries (except for Standard Securitization Undertakings); provided that the aggregate principal amount of Indebtedness outstanding under this clause (15) and clause (1) above does not exceed €2.525 billion less Specified Existing Indebtedness (to the extent and for so long as such Specified Existing Indebtedness remains outstanding) and less the aggregate amount of all Net Proceeds of Asset Sales that have been applied by the Company or any of its Restricted Subsidiaries since the date of the Senior Indentures to permanently repay Indebtedness under a Credit Facility pursuant to the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales";

  (16)
  the incurrence of Indebtedness by any one or more Restricted Subsidiaries of the Company of Other Foreign Subsidiary Indebtedness not to exceed €50.0 million in the aggregate at any one time outstanding;

  (17)
  the incurrence of Indebtedness in the ordinary course of business by any bank or financial institution permitted under the Senior Credit Facility (each, an "Approved Bank") to facilitate the operation of bank accounts of the Company and its Restricted Subsidiaries maintained with such Approved Bank on a net balance basis where such balances arise in connection with ordinary banking arrangements to manage cash balances of the Company and its Restricted Subsidiaries as a group and not for the purpose of obtaining net external financing;

  (18)
  Indebtedness of the Company or Non-Public Indebtedness of a Restricted Subsidiary incurred in connection with the acquisition of all of the Capital Stock or all or substantially all of the assets of a Permitted Business up to an amount equal to 100% of the net cash proceeds received by the Company (other than net cash proceeds received in connection with receipt of the Equity Balance) from the issuance or sale (other than to a Subsidiary) of its Capital Stock (other than Disqualified Stock) or otherwise contributed to the capital of the Company (other than Capital Stock owned by any Person (including a holding company) to the extent the purchase of such Capital Stock is financed directly or indirectly (including, in the case of a holding company, by financing the purchase price of such holding company's Capital Stock) with the proceeds of loans or advances from the Company or a Restricted Subsidiary until such loans or advances are repaid in cash), in each case, subsequent to the date of the relevant Senior Indenture; provided, however, that any such net cash proceeds that are so received or contributed (i) shall be excluded for purposes of making Restricted Payments under clause 3(b) of the first paragraph and clause (2) of the second paragraph of the covenant under the caption "—Restricted Payments" and (ii) shall not constitute an Excluded Contribution; and

  (19)
  the incurrence by the Company or any Restricted Subsidiary of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) (which amount may, but need not be, incurred in whole or in part under the Credit Facilities) at any time outstanding, including all Permitted Refinancing Indebtedness incurred under clause (5), above, to refund, refinance, replace, amend, restate, modify or renew, in whole or in part, any Indebtedness incurred pursuant to this clause (19), not to exceed €150.0 million.

            Neither the Company nor any Restricted Subsidiary will incur any Indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any subordinated obligations of the Company unless such Indebtedness will be subordinated to the Senior Notes to at least the same extent as such subordinated obligations. No Restricted Subsidiary may incur any Indebtedness if the proceeds are used to refinance Indebtedness of the Company (other than a refinancing of all the Senior Notes). The Subsidiary Guarantor will not incur any Indebtedness if the proceeds thereof are used, directly or indirectly, to refinance any subordinated obligations of the Subsidiary Guarantor unless such Indebtedness will be subordinated to the obligations of the Subsidiary Guarantor under the Subsidiary Guarantees to at least the same extent as such subordinated obligations. The Subsidiary Guarantor will not incur any Indebtedness if the proceeds thereof are used, directly or indirectly, to refinance any senior subordinated Indebtedness of the Subsidiary Guarantor unless such refinancing Indebtedness is either senior subordinated Indebtedness of the Subsidiary Guarantor or subordinated Indebtedness of the Subsidiary Guarantor.

            For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (19) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify or later reclassify such item of Indebtedness in any manner that complies with this covenant; provided that Indebtedness under the Senior Credit Agreement shall be incurred only in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

            For purposes of determining compliance with any euro-denominated restriction on the incurrence of Indebtedness, the euro-equivalent principal amount of Indebtedness denominated in a non-euro currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a non-euro currency, and such refinancing would cause the applicable euro-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such euro-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Permitted Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

No Subsidiary Guarantor Senior Subordinated Debt

            The Subsidiary Guarantor will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of the Subsidiary Guarantor and senior in any respect in right of payment to a Subsidiary Guarantee.

Liens

            The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired securing Indebtedness or trade payables (except Permitted Liens) unless contemporaneously with the incurrence of such Liens all payments due under the Senior Indentures and the Senior Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Subsidiaries

            The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (1)
  pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

  (2)
  make loans or advances to the Company or any of its Restricted Subsidiaries; or

  (3)
  transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

            However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

  (1)
  Existing Indebtedness as in effect on the date of the Senior Indentures;

  (2)
  the Senior Indentures, the Senior Notes or the Subsidiary Guarantees;

  (3)
  applicable law, rules or regulations;

  (4)
  any instrument governing Indebtedness (including Acquired Debt) or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the relevant Senior Indenture to be incurred;

  (5)
  non-assignment provisions in leases, licenses or similar agreements entered into in the ordinary course of business and consistent with past practices;

  (6)
  purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

  (7)
  any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

  (8)
  Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Lien;

  (9)
  provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

  (10)
  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

  (11)
  the Senior Credit Agreement as in effect on the date of the Senior Indentures;

  (12)
  restrictions on the transfer of assets subject to any Lien permitted under the Senior Indentures imposed by the holder of such Lien;

  (13)
  encumbrances or restrictions existing under or arising pursuant to Credit Facilities entered into in accordance with the Senior Indentures; provided that the encumbrances or restrictions in such Credit Facilities are not materially more restrictive to the borrower than those applicable to the borrower under the Senior Credit Agreement as in effect on the date of the Senior Indentures (other than encumbrances or restrictions in Credit Facilities entered into by a Restricted Subsidiary of the Company to finance some or all of the purchase price of a Restricted Subsidiary and which only apply to the Restricted Subsidiary so acquired and such Restricted Subsidiary's assets);

  (14)
  any Purchase Money Note or other Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Subsidiary;

  (15)
  encumbrances or restrictions under Indebtedness incurred by the Restricted Subsidiaries owning the assets that comprise the Kildare Hotel and Country Club, which encumbrance or restriction is not applicable to any other Persons or the property or assets of any other Person; provided that such Indebtedness was permitted by the terms of the relevant Senior Indenture; and

  (16)
  any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (15) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Board of Directors of the Company, not materially more restrictive with respect to such dividend and other payment restrictions than those contained in the dividends or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Merger, Consolidation or Sale of Assets

            The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

  (1)
  either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (the "Successor Company") is a corporation or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia or any member of the European Union as of the date of the relevant Senior Indenture;

  (2)
  the Successor Company (if other than the Company) assumes all the obligations of the Company under the Senior Notes, the Senior Indentures, the Senior Note Registration Rights Agreements and the Deposit and Custody Agreements pursuant to agreements reasonably satisfactory to the relevant Trustee;

  (3)
  immediately after such transaction, no Default or Event of Default exists;

  (4)
  the Subsidiary Guarantor (unless it is the other party to the transactions above, in which case clause (1) shall apply) shall have by supplemental indenture confirmed that each Subsidiary Guarantee shall apply to the Subsidiary Guarantor's obligations in respect of the Senior Indentures and the Senior Notes and its obligations under the Senior Note Registration Rights Agreements shall continue to be in effect;

  (5)
  the Company or the Successor Company (if other than the Company) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least €1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock" or on the date of the transaction after giving pro forma effect thereto and any related financing transaction, as if the same had occurred at the beginning of the applicable period, the pro forma Fixed Charge Coverage Ratio of the Company or the Successor Company will exceed the actual Fixed Charge Coverage Ratio of the Company on such date; and

  (6)
  the Company has delivered to the relevant Trustee opinions of tax counsel reasonably acceptable to such Trustee stating that (A) any payment of principal, redemption price or purchase price of, interest, premium, if any, Additional Amounts, if any, and Liquidated Damages, if any, on the relevant Senior Notes by the Company or the Successor Company to a Holder of such Senior Notes (or beneficial owner, if not a Holder) after the consolidation or merger, conveyance, transfer or lease of assets will be exempt from the Taxes defined under "—Withholding Taxes," above, and (B) no other taxes on income (including taxable capital gains) will be payable under the laws of the Relevant Taxing Jurisdiction by a Holder (or beneficial owner, if not a Holder) who is not and is not deemed to be a resident of the Relevant Taxing Jurisdiction and does not carry on a trade in the Relevant Taxing Jurisdiction through a branch, agency or permanent establishment to which the relevant Senior Notes of that Holder or beneficial owner are attributable (or, as the case may be, does not carry on any business activities through a branch, agency or permanent establishment in such Relevant Taxing Jurisdiction) in respect of the acquisition, ownership or disposition of Senior Notes, including the receipt of principal, interest, premium, if any, Additional Amounts, if any, or Liquidated Damages, if any, pursuant to such Senior Notes.

            In addition, the Company may not, directly or indirectly, lease all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any other Person. Notwithstanding the preceding clause (5), (x) any Restricted Subsidiary of the Company may consolidate or merge with or into or transfer all or part of its property and assets to the Company or a Wholly-Owned Restricted Subsidiary of the Company and (y) the Company may merge with an Affiliate owned 100% by Parent incorporated solely for the purpose of reincorporating the Company in another jurisdiction to realize tax or other benefits.

            For purposes of this covenant, the sale, assignment, transfer, conveyance, disposition or lease of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

            In the event of an occurrence of any of the events described above, the Company will inform the Luxembourg Stock Exchange of the occurrence of such event and provide a supplement to this prospectus setting forth reasonable details concerning the occurrence of such event.

            If and for so long as the Senior Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, the Company will publish notice of the occurrence of any of the events described above in Luxembourg in a daily newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort).

Designation of Restricted and Unrestricted Subsidiaries

            The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will either reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "—Restricted Payments" or reduce the amount available for future Investments under one or more clauses of the definition of Permitted Investments, as the Company shall determine. That designation will only be permitted if such Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Transactions with Affiliates

            The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

  (1)
  such Affiliate Transaction is on terms taken as a whole that are no less favorable in any material respect to the Company or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with a Person who is not an Affiliate; and

  (2)
  the Company delivers to the relevant Trustee:

  (a)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of €10.0 million, a resolution of the Board of Directors of the Company set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company; and

  (b)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of €25.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal, investment banking or advisory firm of international standing.

            The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the first paragraph of this covenant:

  (1)
  any employment, consulting or similar agreement or other compensation arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company or such Restricted Subsidiary excluding any such agreement or arrangement with Madison Dearborn Partners, L.L.C., or its Affiliates or Persons who are officers, directors, employees or consultants of Madison Dearborn Partners, L.L.C., or its Affiliates (other than Persons who are officers, directors or employees of the Company);

  (2)
  transactions between or among the Company and/or its Restricted Subsidiaries;

  (3)
  transactions with a Person that is an Affiliate of the Company solely because the Company or a Restricted Subsidiary of the Company owns an Equity Interest in such Person or solely because the Company or a Restricted Subsidiary of the Company has the right to designate one or more members of the Board of Directors or similar governing body of such Person;

  (4)
  payment of reasonable directors fees to Persons who are not otherwise Affiliates of the Company;

  (5)
  sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Company;

  (6)
  so long as there is no Default or Event of Default that has occurred and is continuing, the payment of customary annual fees and related expenses to Madison Dearborn Partners, L.L.C., and its Affiliates; provided that such fees shall not, in the aggregate, exceed €1.0 million (plus out-of-pocket expenses) in any twelve-month period commencing after the date of the Senior Indentures;

  (7)
  the payment of customary transaction, management, consulting and advisory fees and related expenses to Madison Dearborn Partners, L.L.C., and its Affiliates made pursuant to financial advisory, financing, underwriting or placement agreements or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, in each case, which payments are (i) reasonably related to the services performed and (ii) approved by a majority of the members of the Board of Directors not affiliated with Madison Dearborn Partners, L.L.C., acting in good faith;

  (8)
  Restricted Payments that are permitted by the provisions of the relevant Senior Indenture described above under the caption "—Restricted Payments" and Permitted Investments;

  (9)
  transactions described in clause (10) of the definition of Permitted Investments;

  (10)
  reasonable fees and expenses and compensation paid to, and indemnity provided on behalf of, officers, directors or employees of the Company, Parent or any Subsidiary as determined in good faith by the Board of Directors of the Company or senior management;

  (11)
  payments made to Parent in accordance with clause (7) of the second paragraph under the covenant described above under the caption "—Restricted Payments";

  (12)
  transactions in connection with a Qualified Receivables Transaction;

  (13)
  transactions with either of the Initial Purchasers or any of their respective Affiliates;

  (14)
  any agreement (and payments with respect thereto) as disclosed in the offering memorandum in effect on the date of the Senior Indentures or any transaction contemplated thereby (including any such agreements in respect of the Transaction Asset Sales);

  (15)
  the payment of all fees, expenses, bonuses and awards in connection with, or as a result of, the Transactions as disclosed in the offering memorandum in effect on the date of the Senior Indentures; and

  (16)
  any tax sharing agreement or arrangement and payments pursuant thereto between the Company and Parent not otherwise prohibited by the relevant Senior Indenture.

Sale and Leaseback Transactions

            The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

  (1)
  either (a) the Company or that Restricted Subsidiary, as applicable, could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock" or (b) the Net Proceeds of such sale and leaseback transaction are applied to repay outstanding Senior Debt and, if such Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto; and

  (2)
  the transfer of assets in that sale and leaseback transaction is permitted by, and the Company applies the Net Proceeds of such transaction in compliance with, the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales."

Business Activities

            The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Limitation on Sale, Prepayment or Modification of the Intercompany Loan Agreement and the Priority Agreement

            The Company will not, and will not permit any Restricted Subsidiary to, (1) amend, modify, supplement or waive any rights under the Intercompany Loan Agreement or the Priority Agreement in any manner that would adversely affect the rights of the Company or its creditors with respect to the Intercompany Loan Agreement or the Priority Agreement, (2) sell or otherwise dispose of or encumber the Intercompany Loan Agreement or (3) in the case of clauses (1) or (2), enter into any agreement that would have the same effect; provided that the Intercompany Loan Agreement and the Priority Agreement may be amended, modified, supplemented or waived to cure any ambiguity, defect or inconsistency.

            The Company will not, and will not permit any Restricted Subsidiary or any other Person that is an obligor with respect to the loans under the Intercompany Loan Agreement to prepay, repay, repurchase, redeem or otherwise acquire, reduce or retire the loan under the Intercompany Loan Agreement except (1) in accordance with its terms or (2) to accommodate or reflect a redemption or repurchase of outstanding Notes in a manner permitted by the applicable Senior Indenture.

            On February 14, 2003, the Company, the Guarantor and the Trustee amended the Senior Indentures so that the protections of this covenant would benefit Holders of the Additional Senior Notes.

Subsidiary Guarantor Remains Wholly Owned Subsidiary

            Notwithstanding anything in the Senior Indentures to the contrary, the Subsidiary Guarantor shall at all times remain a direct Wholly Owned Subsidiary of the Company for so long as the Subsidiary Guarantor remains a Subsidiary of the Company (excluding investor or director qualifying shares).

Reports

            Whether or not required by the Commission, for so long as any Senior Notes are outstanding, the Company will provide each Trustee and the Holders of the Senior Notes with, (i) all annual and quarterly financial information that would be required to be filed on a Form 20-F and 10-Q (or any successor forms) as if the Company were required to file such forms and, with respect to the annual financial information, a report thereon by the Company's certified independent accountants and (ii) all information that would be required to be contained in current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports; provided, however, that (A) quarterly financial information for the first and third fiscal quarters need not contain any reconciliation to generally accepted accounting principles in the United States but must be prepared in accordance with GAAP, (B) such quarterly information shall be furnished within 60 days of the end of the fiscal quarter of the Company and may be provided in a report on a Form 6-K, (C) such annual information shall be furnished within 120 days of the end of the fiscal year of the Company and (D) such information that would be required to be contained in a report of Form 8-K may be provided in a report on Form 6-K but must be submitted promptly. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) beginning after the completion of the exchange offer contemplated by the Senior Note Registration Rights Agreements and the Company will make such information available to securities analysts and prospective investors upon request. The Company and the Subsidiary Guarantor will also furnish to the Holders of Senior Notes, to prospective investors and to securities analysts, upon the requests of such Holders, prospective investors and securities analysts, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Senior Notes are not freely transferable under the Securities Act by Persons not "affiliates" under the Securities Act.

            If the Company has designated any of its Subsidiaries that would be considered either individually or taken together as a Significant Subsidiary as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

            For so long as the Senior Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, the above information also will be made available in Luxembourg through the offices of the Paying Agent in Luxembourg.

Investment Company Act

            Neither the Company nor the Subsidiary Guarantor will, nor will the Company permit any of its Restricted Subsidiaries or controlled Affiliates to, conduct its business in a fashion that would cause the Company or the Subsidiary Guarantor to become subject to regulation under the U.S. Investment Company Act of 1940, as amended (the "Investment Company Act"). For purposes of establishing the Company's and the Subsidiary Guarantor's compliance with this provision, any exemption which is or would become available under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act will be disregarded.

Events of Default and Remedies

            Each of the following is an "Event of Default" under each Senior Indenture:

  (1)
  default for 30 days in the payment when due of interest on, or Liquidated Damages or Additional Amounts with respect to, the Euro Senior Notes or the Dollar Senior Notes, as the case may be;

  (2)
  default in payment when due of the principal of, or premium, if any, on the Euro Senior Notes or Dollar Senior Notes, as the case may be;

  (3)
  failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions "—Repurchase at the Option of Holders—Asset Sales" or "—Certain Covenants—Merger, Consolidation or Sale of Assets";

  (4)
  failure by the Company or any of its Restricted Subsidiaries for 30 days after notice by the relevant Trustee or by the Holders of at least 25% in principal amount of the Euro Senior Notes or the Dollar Senior Notes, as the case may be, to comply with any of the other agreements in the relevant Senior Indenture;

  (5)
  default under any mortgage, indenture or instrument under which there is issued and outstanding any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Senior Indentures, if that default:

    (a)
    is caused by a failure to pay principal at the final stated maturity of such Indebtedness (after giving effect to any applicable grace period provided in the Indebtedness) (a "Payment Default"); or

    (b)
    results in the acceleration of such Indebtedness prior to its express maturity,

      and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates €25.0 million or more;

  (6)
  failure by the Company or any of its Restricted Subsidiaries to pay final nonappealable judgments aggregating in excess of €35.0 million, which judgments are not paid, discharged or stayed for a period of 90 days;

  (7)
  except as permitted by the relevant Senior Indenture, each Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or the Subsidiary Guarantor, or any Person acting on behalf of the Subsidiary Guarantor, shall deny or disaffirm its obligations under a Subsidiary Guarantee; and

  (8)
  certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries.

            In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company or a Significant Subsidiary, all outstanding Senior Notes of the relevant series will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the relevant Trustee (upon request of Holders of at least 25% in principal amount of the relevant series of Senior Notes then outstanding) shall by notice in writing to the Company or the Holders of at least 25% in principal amount of the then outstanding relevant series of Senior Notes may, by notice in writing to the Company and the relevant Trustee, declare all such Senior Notes to be due and payable and such notice shall specify the respective Event of Default and that such notice is a "notice of acceleration" (the "Acceleration Notice"), and the Senior Notes shall become immediately due and payable. In the event of any Event of Default specified in clause (5), above, relating to Indebtedness under securities, such Event of Default and all consequences thereof (including, without limitation, any acceleration or resulting payment default) shall be annulled, waived and rescinded automatically and without any action by the relevant Trustee or the relevant Holders, if within 30 days after such Event of Default arose, (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, (y) the creditors on such Indebtedness have rescinded or waived the acceleration, notice or action, as the case may be, giving rise to such Event of Default or (z) if the default that is the basis for such Event of Default has been cured.

            Holders of Senior Notes may not enforce the Senior Indenture governing their Senior Notes or such Senior Notes except as provided in the applicable Senior Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Senior Notes of the relevant series may direct the relevant Trustee in its exercise of any trust or power. Each Trustee may withhold from Holders of the Euro Senior Notes or the Dollar Senior Notes, as the case may be, notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages or Additional Amounts) if it determines that withholding notice is in their interest.

            Subject to conditions specified in the relevant Senior Indenture, the Holders of a majority in aggregate principal amount of the Senior Notes of each series then outstanding by notice to the relevant Trustee may on behalf of the Holders of all of such Senior Notes waive any existing Default or Event of Default and its consequences under the applicable Senior Indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages or Additional Amounts on, or the principal of, and other monetary obligations on, the Senior Notes.

            Subject to the provisions of each Senior Indenture relating to the duties of the relevant Trustee, if an Event of Default occurs and is continuing, such Trustee will be under no obligation to exercise any of the rights or powers under the applicable Senior Indenture at the request or direction of any of the Holders unless such Holders have offered to such Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, interest when due, Liquidated Damages and Additional Amounts, if any, no Holder may pursue any remedy with respect to the applicable Senior Indenture or the Euro Senior Notes or Dollar Senior Notes, as the case may be, unless:

  (1)
  the Holder has previously given the applicable Trustee notice that an Event of Default is continuing;

  (2)
  Holders of at least 25% in principal amount of the outstanding Senior Notes of the relevant series have requested such Trustee to pursue the remedy;

  (3)
  such holders have offered such Trustee reasonable security or indemnity against any loss, liability or expense;

  (4)
  such Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

  (5)
  the Holders of a majority in principal amount of the outstanding Senior Notes of such series have not given the applicable Trustee a direction that, in the opinion of such Trustee, is inconsistent with such request within such 60-day period.

            In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Company in bad faith with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Euro Senior Notes or the Dollar Senior Notes, as the case may be, pursuant to the optional redemption provisions of the applicable Senior Indenture or was required to repurchase the Senior Notes, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of such Senior Notes. If an Event of Default occurs prior to October 1, 2007, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company in bad faith with the intention of avoiding the prohibition on redemption of the Senior Notes prior to October 1, 2007, then the premium specified in the applicable Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Senior Notes.

            The Company is required to deliver to each Trustee annually a statement regarding compliance with the relevant Senior Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the relevant Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

            No director, officer, employee, incorporator or stockholder of the Company or the Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company or the Subsidiary Guarantor under the Senior Notes, any of the Senior Indentures or the Subsidiary Guarantees or for

any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Senior Notes by accepting a Senior Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the relevant series of Senior Notes. The waiver may not be effective to waive liabilities under the United States federal or other applicable securities laws.

Legal Defeasance and Covenant Defeasance

            The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Senior Notes of any series and all obligations of the Subsidiary Guarantor discharged with respect to the relevant Subsidiary Guarantee ("Legal Defeasance") except for:

  (1)
  the rights of Holders of outstanding Senior Notes to receive payments in respect of the principal of, or interest, premium, Liquidated Damages and Additional Amounts, if any, on such Notes when such payments are due (including on a redemption date) from the trust referred to below;

  (2)
  the Company's obligations with respect to such Senior Notes concerning issuing temporary Senior Notes, registration of Senior Notes, mutilated, destroyed, lost or stolen Senior Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3)
  the rights, powers, trusts, duties and immunities of the applicable Trustee, and the Company's and the Subsidiary Guarantor's obligations in connection therewith; and

  (4)
  the Legal Defeasance provisions of the applicable Senior Indenture.

            If the Company exercises its Legal Defeasance option, payment of the Senior Notes may not be accelerated because of an Event of Default.

            In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Subsidiary Guarantor released with respect to certain covenants of a series of Senior Notes that are described in each Senior Indenture ("Covenant Defeasance") and thereafter payment on such series of Senior Notes may not be accelerated because of an Event of Default relating to any omission to comply with those covenants. In the event Covenant Defeasance occurs, payment on such series of Senior Notes may not be accelerated because of an Event of Default relating to certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "—Events of Default and Remedies" with respect to such Senior Notes.

            In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  the Company must irrevocably deposit with the relevant Trustee, in trust, for the benefit of the Holders of the Senior Notes, cash in euro (in the case of the Euro Senior Notes) and cash in dollars or U.S. Government Securities or a combination thereof (in the case of the Dollar Senior Notes), in each case in such amounts as will be sufficient, in the opinion of an internationally recognized firm of independent public accountants, to pay the principal of, interest, premium, Liquidated Damages and Additional Amounts, if any, on the outstanding Senior Notes of the relevant series on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Senior Notes of such series are being defeased to maturity or to a particular redemption date;

  (2)
  in the case of Legal Defeasance, the Company shall have delivered to the relevant Trustee (x) an Opinion of Counsel in the United States reasonably acceptable to such Trustee confirming that (A) the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling or (B) since the date of the relevant Senior Indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Senior Notes of the relevant series will not recognize income, gain or loss for United States federal income tax purposes as a result of such Legal Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; and (y) an Opinion of Counsel in Ireland reasonably acceptable to such Trustee to the effect that (A) the Holders of the outstanding Senior Notes of the relevant series will not recognize income, gain or loss for Irish income tax purposes as a result of such Legal Defeasance and will be subject to Irish income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred and (B) payments from the defeasance trust will be free and exempt from any and all withholding and other income taxes of whatever nature imposed or levied by or on behalf of Ireland or any political subdivision thereof or therein having the power to tax;

  (3)
  in the case of Covenant Defeasance, the Company shall have delivered to the relevant Trustee (x) an Opinion of Counsel in the United States reasonably acceptable to such Trustee confirming that the Holders of the outstanding Senior Notes of the relevant series will not recognize income, gain or loss for United States federal income tax purposes as a result of such Covenant Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; and (y) an Opinion of Counsel in Ireland reasonably acceptable to such Trustee to the effect that (A) the Holders of the outstanding Senior Notes of the relevant series will not recognize income, gain or loss for Irish income tax purposes as a result of such Covenant Defeasance and will be subject to Irish income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred and (B) payments from the defeasance trust will be free and exempt from any and all withholding and other income taxes of whatever nature imposed or levied by or on behalf of Ireland or any political subdivision thereof or therein having the power to tax;

  (4)
  no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the later of (A) the 91st day after the date of deposit or (B) the day immediately following the last day on which payment of or the deposit with respect to any such Senior Note may be set aside as a preferential payment under applicable law;

  (5)
  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the applicable Senior Indenture but in any event including the Senior Credit Agreement) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

  (6)
  the Company must have delivered to the relevant Trustee an Opinion of Counsel in each applicable jurisdiction to the effect that, assuming no intervening bankruptcy of the Company or the Subsidiary Guarantor between the date of deposit and the 91st day following the deposit or, if longer, the day immediately following the last day on which the deposit may be set aside as a preferential payment under applicable law, and assuming that no Holder is an "insider" of the Company under applicable bankruptcy law, after such day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

  (7)
  the Company must deliver to the relevant Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of such Senior Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

  (8)
  the Company must deliver to the relevant Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

            Except as provided in the next two succeeding paragraphs, the Senior Indentures or the Senior Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Senior Notes then outstanding of the relevant series (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Senior Notes), and any existing Default or Event of Default or its consequences or compliance with any provision of the applicable Senior Indenture or the Senior Notes of such series may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Senior Notes of such series (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Senior Notes).

            Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Senior Notes of such series held by a non-consenting Holder):

  (1)
  reduce the principal amount of Senior Notes of such series whose Holders must consent to an amendment, supplement or waiver;

  (2)
  reduce the principal of or change the fixed maturity of any Senior Note of such series or alter the provisions with respect to the redemption of such Senior Notes (other than provisions relating to the covenants described above under the caption, "—Repurchase at the Option of Holders," in which case any amendment or waiver with respect thereto may be effected with the consent of Holders of 66 2/3 or greater principal amount of the relevant series of Senior Notes then outstanding);

  (3)
  reduce the rate of or change the time for payment of interest on any Senior Note of such series;

  (4)
  waive a Default or Event of Default in the payment of principal of, or interest, premium, Liquidated Damages or Additional Amounts, if any, on the Senior Notes of such series (except a rescission of acceleration of such Senior Notes by the Holders of at least a majority in aggregate principal amount of such Senior Notes and a waiver of the payment default that resulted from such acceleration);

  (5)
  make any Senior Note of such series payable in money other than that stated in such Senior Notes;

  (6)
  make any change in the provisions of the relevant Senior Indenture relating to waivers of past Defaults or the rights of Holders of such Senior Notes to receive payments of principal of, interest, premium, Liquidated Damages or Additional Amounts, if any, on such Senior Notes or the rights of any Holder to institute suit for the enforcement of any payment on or with respect to such Holder's Senior Notes;

  (7)
  waive a redemption payment with respect to any Senior Note of such series;

  (8)
  make any change in the provisions of the applicable Senior Indenture described under "—Withholding Taxes" that adversely affects the rights of any Holder of such Senior Notes or amends the terms of such Senior Notes in a way that would result in a loss of an exemption from any of the Taxes described thereunder or an exemption from any obligation to withhold or deduct Taxes so described thereunder unless the Payor agrees to pay Additional Amounts, if any, in respect thereof;

  (9)
  release the Subsidiary Guarantor from any of its obligations under any Subsidiary Guarantee or any Senior Indenture, except in accordance with the terms of the relevant Senior Indenture;

  (10)
  make any changes in the subordination provisions of the Intercompany Loan Agreement or the Priority Agreement that would adversely affect the Holders of any series of Senior Notes; or

  (11)
  make any change in the preceding amendment and waiver provisions.

            After an amendment, supplement or waiver under the foregoing paragraph becomes effective, the Company shall, in the case of certificated Senior Notes, mail to the Holders of the Senior Notes a notice briefly describing the amendment, supplement or waiver. However, the failure to give such notice to all Holders of the Senior Notes, or any defect therein, will not in any way impair or affect the validity of such amended or supplemented indenture or waiver. In addition, for so long as the Senior Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, the Company will publish notice of any amendment, supplement and waiver in Luxembourg in a daily newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort).

            Notwithstanding the preceding, without the consent of any Holder of Senior Notes of each series, the Company, the Subsidiary Guarantor and the relevant Trustee may amend or supplement the applicable Senior Indenture or such Senior Notes:

  (1)
  to cure any ambiguity, defect, error or inconsistency;

  (2)
  to provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes (provided that the uncertificated Senior Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Senior Notes are described in Section 163(f)(2)(B) of the Code);

  (3)
  to provide for the assumption of the Company's or the Subsidiary Guarantor's obligations to Holders of such Senior Notes in the case of a merger or consolidation or sale of all or substantially all of the Company's or the Subsidiary Guarantor's assets;

  (4)
  to make any change that would provide any additional rights or benefits to the Holders of such Senior Notes or that does not adversely affect the legal rights under the relevant Senior Indenture of any such Holder; or

  (5)
  to comply with requirements of the Commission in order to effect or maintain the qualification of the relevant Senior Indenture under the Trust Senior Indenture Act.

            The Company will inform the Luxembourg Stock Exchange of any of the foregoing amendments, supplements and waivers and provide, if necessary, a supplement to this prospectus setting forth reasonable details in connection with any such amendments, supplements or waivers.

Satisfaction and Discharge

            Each Senior Indenture will be discharged and will cease to be of further effect as to all Senior Notes issued thereunder, when:

  (1)
  either:
  (a)
  all Senior Notes of such series that have been authenticated (except lost, stolen or destroyed Senior Notes of such series that have been replaced or paid and Senior Notes of such series for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the applicable Trustee for cancellation; or
  (b)
  all Senior Notes of such series that have not been delivered to the applicable Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, and the Company has irrevocably deposited with the Trustee as trust funds in trust (in the case of the Euro Senior Notes) cash in euro or (in the case of Dollar Senior Notes) cash in dollars or non-callable U.S. Government Securities or a combination thereof, in each case in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on such Senior Notes not delivered to the applicable Trustee for cancellation for principal, premium, Liquidated Damages and Additional Amounts, if any, and accrued interest to the date of maturity or redemption; provided, however, in the event a petition for relief under any Bankruptcy Law is filed with respect to the Company within 91 days after the deposit and the Trustee is required to return the moneys then on deposit with the Trustee to the Company, the obligations of the Company under the Senior Indenture with respect to such Senior Notes shall not be deemed terminated or discharged;
  (2)
  no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under any other instrument to which the Company or the Subsidiary Guarantor is a party or by which the Company or the Subsidiary Guarantor is bound;
  (3)
  the Company or the Subsidiary Guarantor has paid or caused to be paid all sums payable by it under the applicable Senior Indenture; and
  (4)
  the Company has delivered irrevocable instructions to the Trustee under the applicable Senior Indenture to apply the deposited money toward the payment of such Senior Notes at maturity or the redemption date, as the case may be.

            In addition, the Company must deliver an Officers' Certificate and an Opinion of Counsel to the applicable Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustees

            If any Trustee becomes a creditor of the Company or the Subsidiary Guarantor, the relevant Senior Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. Such Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

            The Holders of a majority in principal amount of the then outstanding Senior Notes of each series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the relevant Trustee, subject to certain exceptions. The Senior

Indentures provide that in case an Event of Default shall occur and be continuing that is actually known to a trust officer of the relevant Trustee, the applicable Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the Trustees will be under no obligation to exercise any of its rights or powers under the applicable Senior Indenture at the request of any Holder of Senior Notes, unless the conditions enumerated in "—Events of Default and Remedies," above, are met. The Senior Indentures contain provisions for the indemnification of each of the Trustee and the Principal Paying Agent and Transfer Agent in connection with their respective actions taken under the relevant Senior Indenture. The Trustee will have a lien prior to the Senior Notes as to all property and funds held or collected by it under the relevant Senior Indenture to secure the obligations of the Company for compensation and reimbursement to the Trustee.

Additional Information

            Anyone who receives this prospectus may obtain a copy of the Senior Indentures and the Senior Note Registration Rights Agreements without charge by writing to MDP Acquisitions plc, Beech Hill, Clonskeagh, Dublin 4, Ireland, Attention: Chief Financial Officer. For so long as the Senior Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, the foregoing information also will be made available in Luxembourg through the offices of the Paying Agent in Luxembourg.

Notices

            Notices regarding each series of Senior Notes will be published in a leading newspaper having a general circulation in New York (which is expected to be The Wall Street Journal). In the case of certificated Senior Notes, all notices to Holders of each series of Senior Notes will be validly given if mailed to them at their respective addresses in the register of the Holders of such Senior Notes, if any, maintained by the Registrar. And, so long as any of the relevant series of Senior Notes are listed on the Luxembourg Stock Exchange and the rules of that stock exchange so require, notices will be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or, if in the opinion of the relevant Trustee such publication is not practicable, in an English language newspaper having general circulation in Europe. Each such notice shall be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made; provided that, if notices are mailed, such notice shall be deemed to have been given on the later of such publication and the seventh day after being so mailed. For so long as any Senior Notes are represented by Global Senior Notes, all notices to Holders of the Senior Notes will be delivered to Euroclear and Clearstream, each of which will give notice of such notice to the holders of the Book-Entry Interests. Any notice or communication mailed to a Holder shall be mailed to such Person by first-class mail or other equivalent means and shall be sufficiently given to him if so mailed within the time prescribed. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

Prescription

            Claims against the Company or the Subsidiary Guarantor for the payment of principal, Additional Amounts or Liquidated Damages, if any, on the Senior Notes will be prescribed ten years after the applicable due date for payment thereof. Claims against the Company or the Subsidiary Guarantor for the payment of interest on the Senior Notes will be prescribed five years after the applicable due date for payment of interest.

Currency Indemnity and Calculation of Euro-denominated Restrictions

            In the case of (i) the Euro Senior Notes, the euro and (ii) the Dollar Senior Notes, the dollar, is the sole currency of account and payment for all sums payable by the Company under or in connection with the Euro Senior Notes and the Dollar Senior Notes, as the case may be, including damages. Any amount received or recovered in a currency other than euro (in the case of the Euro Senior Notes) or the dollar (in the case of the Dollar Senior Notes), whether as a result of, or the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Company or the Subsidiary Guarantor or otherwise, by any Holder of a Euro Senior Note or a Dollar Senior Note, as the case may be, or by the Euro Trustee or the Dollar Trustee, as the case may be, in respect of any sum expressed to be due to it from the Company or the Subsidiary Guarantor will only constitute a discharge to the Company to the extent of the euro amount or the dollar amount, as the case may be, which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).

            If that euro amount is less than the euro amount expressed to be due to the recipient under any Euro Senior Note or the Euro Trustee, or if that dollar amount is less than the dollar amount expressed to be due to the recipient under any Dollar Senior Note or the Dollar Trustee, the Company and the Subsidiary Guarantor will indemnify them against any loss sustained by such recipient as a result. In any event, the Company and the Subsidiary Guarantor will indemnify the recipient against the cost of making any such purchase. For the purposes of this currency indemnity provision, it will be sufficient for the Holder of a Senior Note or the relevant Trustee to certify in a satisfactory manner (indicating the sources of information used) that it would have suffered a loss had an actual purchase of euro or dollar, as the case may be, been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of euro or dollar, as the case may be, on such date had not been practicable, on the first date on which it would have been practicable, it being required that the need for a change of date be certified in the manner mentioned above). These indemnities constitute a separate and independent obligation from the Company's and the Subsidiary Guarantor's other obligations, will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted by any Holder of a Senior Note or the applicable Trustee and will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Senior Note or to the applicable Trustee.

            Except as otherwise specifically set forth herein, for purposes of determining compliance with any euro-denominated restriction herein, the euro-equivalent amount for purposes hereof that is denominated in a non-euro currency shall be calculated based on the relevant currency exchange rate in effect on the date such non-euro amount is incurred or made, as the case may be.

Enforceability of Judgments

            Since a substantial portion of the assets of the Company are outside the United States, any judgment obtained in the United States against the Company, including judgments with respect to the payment of principal, premium, interest, Liquidated Damages, Additional Amounts and any redemption price and any purchase price with respect to the Senior Notes, may not be collectable within the United States.

Consent to Jurisdiction and Service

            In relation to any legal action or proceedings arising out of or in connection with any Senior Indenture and the Senior Notes, the Company and the Subsidiary Guarantor will in each Senior Indenture irrevocably submit to the jurisdiction of the federal and state courts in the Borough of Manhattan in the City of New York, County and State of New York, United States of America.

Governing Law

            Each of the Senior Indentures and the Senior Notes and the rights and duties of the parties thereunder shall be governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

            Set forth below are certain defined terms used in the Senior Indentures. Reference is made to (in respect of the Euro Senior Notes) the Euro Senior Indenture and (in respect of the Dollar Senior Notes) the Dollar Senior Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

            "Acquired Debt" means, with respect to any specified Person:

  (1)
  Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and
  (2)
  Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

            "Additional Amounts" has the meaning ascribed thereto under "—Withholding Taxes."

            "Additional Senior Notes" has the meaning ascribed thereto under "—Principal, Maturity and Interest."

            "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

            "Applicable Premium" means, with respect to any Senior Note on any redemption date, the greater of:

  (1)
  1.0% of the principal amount of the Senior Note; or
  (2)
  the excess of:
  (a)
  the present value at such redemption date of (i) the redemption price of the Senior Note at October 1, 2007 (such redemption price being set forth in the table appearing above under the caption "—Optional Redemption") plus (ii) all required interest payments due on the Senior Note through October 1, 2007 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over
  (b)
  the principal amount of the Senior Note, if greater.

            "Asset Sale" means:

  (1)
  the direct or indirect sale, lease, conveyance or other disposition or series of related sales, leases, conveyances or other dispositions that are part of a common plan, of any assets or rights, other than sales of inventory in the ordinary course of business; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Senior Indentures described above under the caption "—Repurchase at the Option of Holders—Change of Control" and/or the provisions described above under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

  (2)
  the issuance of Equity Interests by any of the Company's Restricted Subsidiaries or the sale of Equity Interests in any of the Company's Subsidiaries (other than directors' qualifying shares).

            Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

  (1)
  any single transaction or series of related transactions that involves assets having a fair market value of less than €10.0 million;
  (2)
  a transfer of assets between or among the Company and its Restricted Subsidiaries;
  (3)
  an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;
  (4)
  the sale, license or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;
  (5)
  the sale or other disposition of cash or Cash Equivalents or Marketable Securities in the ordinary course of business;
  (6)
  sales of accounts receivables and related assets of the type specified in the definition of "Qualified Receivables Transaction" to a Receivables Subsidiary for the fair market value thereof including cash or Cash Equivalents or Marketable Securities in an amount at least equal to 75% of the fair market value thereof as determined in accordance with GAAP;
  (7)
  a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "—Certain Covenants—Restricted Payment";
  (8)
  the Transaction Asset Sales; and
  (9)
  an Asset Swap effected in compliance with the covenant described under the caption "—Repurchase at the Option of Holders—Asset Sales."

            "Asset Swap" means the concurrent purchase and sale or exchange of Permitted Business Assets between the Company or any of its Restricted Subsidiaries and another Person that involves assets having a fair market value of at least €10.0 million; provided that any cash received must be applied in accordance with the covenant described under the caption "—Repurchase at the Option of Holders—Asset Sales."

            "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

            "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" shall have a corresponding meaning.

            "Board of Directors" means:

  (1)
  with respect to a corporation, the board of directors of the corporation;

  (2)
  with respect to a partnership, the board of directors of the general partner of the partnership; and
  (3)
  with respect to any other Person, the board or committee of such Person serving a similar function.

            "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

            "Book-Entry Depositary" has the meaning ascribed thereto under "—Book-Entry Terms."

            "Book-Entry Interests" has the meaning ascribed thereto under "—Book-Entry Terms."

            "Capital Stock" means:

  (1)
  in the case of a corporation, corporate stock;
  (2)
  in the case of a company, shares of such company;
  (3)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
  (4)
  in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
  (5)
  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;

provided that debt securities convertible into interests specified in (1) through (5) above shall not be deemed "Capital Stock."

            "Cash Equivalents" means:

  (1)
  euros, United States dollars or any other currency that may be borrowed under the Senior Credit Agreement;
  (2)
  securities issued or directly and fully guaranteed or insured by the United States government or a member state of the European Communities on the date of the relevant Senior Indenture or any agency or instrumentality of either thereof (provided that the full faith and credit of the United States or such member state, as the case may be, is pledged in support thereof) having maturities of not more than one year from the date of acquisition;
  (3)
  certificates of deposit, overnight deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding twelve months and overnight bank deposits, in each case, with any lender party to the Senior Credit Agreement or with any commercial bank having capital and surplus in excess of €500.0 million and a Fitch, Inc. Watch Rating of "B" or better;
  (4)
  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;
  (5)
  commercial paper having a rating at the time of the investment of at least "P-1" from Moody's Investors Service, Inc. or "A-1" from Standard & Poor's Rating Services or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term debt obligations, an equivalent rating and in each case maturing within twelve months after the date of acquisition; and

  (6)
  money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

            "Change in Tax Law" has the meaning ascribed thereto under "—Redemption for Taxation Reasons."

            "Change of Control" means the occurrence of any of the following:

  (1)
  the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger, consolidation or transfer of the Company Voting Stock), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than to a Principal or a Related Party of a Principal;
  (2)
  the adoption of a plan relating to the liquidation or dissolution of the Company;
  (3)
  the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above) other than the Principals and their Related Parties or a Permitted Group, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; or
  (4)
  the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

            "Change of Control Offer" has the meaning ascribed thereto under "—Repurchase at the Option of Holders—Change of Control."

            "Change of Control Payment" has the meaning ascribed thereto under "—Repurchase at the Option of Holders—Change of Control."

            "Change of Control Payment Date" has the meaning ascribed thereto under "—Repurchase at the Option of Holders—Change of Control."

            "Code" means the United States Internal Revenue Code of 1986, as amended.

            "Commission" means the United States Securities and Exchange Commission, or any successor entity thereof from time to time.

            "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus (to the extent deducted in calculating Consolidated Net Income):

  (1)
  provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus
  (2)
  consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers' acceptance financings, interest paid under a guarantee of Indebtedness, Specified Dividends, Specified Employee Plan Contributions, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense or dividend was deducted in computing such Consolidated Net Income; plus

  (3)
  depletion, depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash items, including, without limitation, all non-cash charges arising from adjustments to the method of calculating pension liabilities (including relevant investment assumptions) which the Person is required by law to use (excluding any non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash items were deducted in computing such Consolidated Net Income; plus
  (4)
  all non-recurring costs and expenses of the Company and its Restricted Subsidiaries incurred in connection with the Transactions, including but not limited to non-recurring costs and expenses incurred in the related financing transactions and operating changes implemented within 18 months of the completion of the Transactions; plus
  (5)
  to the extent not already eliminated, all items classified, in accordance with GAAP, as (i) extraordinary, (ii) exceptional or (iii) unusual and nonrecurring losses or charges (including, without limitation, severance, relocation and other restructuring costs); minus
  (6)
  to the extent not already eliminated, all items classified, in accordance with GAAP, as (i) extraordinary, (ii) exceptional or (iii) unusual or nonrecurring gains; minus
  (7)
  non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business and non-cash items increasing Consolidated Net Income to the extent that it represents the reversal of an accrual or reserve for cash expenses, in each case, on a consolidated basis and determined in accordance with GAAP.

            Notwithstanding the preceding sentence, clauses (1) and (3) through (7) relating to amounts of a Restricted Subsidiary of a Person will be added to (or subtracted from) Consolidated Net Income to compute Consolidated Cash Flow of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

            "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

  (1)
  the Net Income (if positive) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Restricted Subsidiary thereof;
  (2)
  the Net Income, if negative, of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be excluded;
  (3)
  the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained), or, directly or indirectly, by operation of the terms of its charter or any agreement (other than restrictions in the

    Senior Credit Agreement and related agreements), instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders (except to the extent of the amount of dividends or distributions that have actually been paid in the calculation period);

  (4)
  the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;
  (5)
  the cumulative effect of a change in accounting principles shall be excluded; and
  (6)
  for purposes of calculating Consolidated Cash Flow to determine the Fixed Charge Coverage Ratio, the Net Income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, equity minority interests.

            "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who:

  (1)
  was a member of such Board of Directors on the date of the relevant Senior Indenture; or
  (2)
  was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

            "Credit Facilities" means one or more debt facilities or indentures (including, without limitation, under the Senior Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for loans or other extensions of credit, including revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), working capital loans, swing lines, ancillary facilities, advances or letters of credit, notes or debentures in each case, as amended, restated, modified, renewed, refunded, replaced, restructured or refinanced in whole or in part from time to time.

            "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

            "Deposit and Custody Agreements" means the Deposit and Custody Agreements, each dated the date of the Senior Indentures, between the Company, the Book-Entry Depositary and the custodian therefor in relation to each series of Senior Notes.

            "Designated Noncash Consideration" means any non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Noncash Consideration pursuant to an Officers' Certificate executed by the principal executive officer and the principal financial officer of the Company or such Restricted Subsidiary. Such Officers' Certificate shall state the basis of such valuation, which shall be a report of an internationally recognized investment banking firm in the case of the receipt in one or a series of related transactions of Designated Noncash Consideration with a fair market value in excess of €25.0 million. A particular item of Designated Noncash Consideration shall no longer be considered to be outstanding when it has been sold for cash or redeemed or paid in full in the case of non-cash consideration in the form of promissory notes or equity.

            "Directive" has the meaning ascribed thereto under "—Withholding Taxes."

            "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary) or is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the date that is either (A) 91 days after the date on which the Senior Notes mature or on which there are no Senior Notes outstanding or (B) the day immediately following the last day on which payment of any Senior Note may be set aside as a preferential payment under applicable law. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "—Certain Covenants—Restricted Payments" and with the covenant described under "—Repurchase at the Option of Holders—Change of Control" or "—Repurchase at the Option of Holders—Asset Sales," above, as applicable.

            "Equity Balance" means the issuance of Capital Stock of the Company or a capital contribution made to the Company's common equity in an aggregate amount of €125 million, constituting the difference between the €857 million aggregate amount of equity to be received from Parent consistent with the equity contribution (as defined in "Summary—The Transactions") and the amount received as of the date of the Senior Indentures.

            "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

            "Event of Default" has the meaning ascribed thereto under "—Events of Defaults and Remedies."

            "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

            "Exchange Senior Notes" means the notes issued pursuant to this offering.

            "Excluded Contributions" means, except as expressly set forth herein, the net cash proceeds received by the Company after the date of the Senior Indentures from (a) contributions to its common equity capital and (b) the sale (other than to a Subsidiary of the Company or to any management equity plan or stock option plan or any other management or employee ownership plan or similar trust established by the Company or any of its Subsidiaries for the benefit of its or their employees or other Person to the extent such sale is financed by loans to such person from or guaranteed by the Company, the Subsidiary Guarantor or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) of Capital Stock (other than Disqualified Stock) of the Company, in each case that is designated within 60 days of the receipt of such net cash proceeds as an "Excluded Contribution" pursuant to an Officers' Certificate provided that amounts received in connection with the Equity Balance shall in no event constitute an Excluded Contribution.

            "Existing Foreign Subsidiary Indebtedness" means Indebtedness of a Restricted Subsidiary that is organized outside Ireland under borrowings extended prior to the date of the Senior Indentures to any such Restricted Subsidiary by Persons other than the Company or any of its Restricted Subsidiaries.

            "Existing Indebtedness" means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Senior Credit Agreement) in existence on the date of the Senior Indentures,

including the Subordinated Securities (even if the Subordinated Securities are not issued until after the date of the Senior Indentures) until such amounts are repaid.

            "Existing Senior Notes" means (i) the $250,000,000 6.75% Senior Notes due 2005 issued by Smurfit Capital Funding plc and guaranteed by JSG and (ii) the $292,300,000 7.50% Debentures due 2025 issued by Smurfit Capital Funding plc and guaranteed by JSG.

            "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments (other than Specified PIK Interest), the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, interest paid under a guarantee of Indebtedness, and net of the effect of all payments made or received pursuant to Hedging Obligations) and Specified Dividends and Specified Employee Plan Contributions (excluding amortization of debt issuance costs associated with the Transactions).

            "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowing) or issues, repurchases or redeems Disqualified Stock or a Subsidiary's Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period. For purposes of this definition, the amount of Indebtedness under any revolving credit facility outstanding on the Calculation Date will be computed based on (i) the average daily balance of such Indebtedness during the applicable four-quarter period or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the Calculation Date; provided that in the case of a repayment, repurchase or redemption of Indebtedness incurred under any revolving credit facility, pro forma effect shall be given thereto only if and to the extent that such Indebtedness has been permanently repaid and the related commitment terminated. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Obligations and Other Hedging Agreements applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months).

            In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

  (1)
  acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act and including those cost savings that management reasonably expects to realize within six months of the consummation of the acquisition, but without giving effect to clause (4) of the proviso set forth in the definition of Consolidated Net Income;

  (2)
  the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and the Consolidated Cash Flow (if positive or negative) directly attributable to assets that are the subject of an Asset Sale made during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be excluded;

  (3)
  the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date; and

  (4)
  for any four-quarter reference period that includes any period of time prior to the consummation of the offering, pro forma effect shall be given for such period to the Transactions and the other adjustments that were added to pro forma EBITDA to calculate Adjusted pro forma EBITDA calculated under GAAP as set forth in footnote (n) to the Unaudited Pro Forma Condensed Consolidated Statements of Income under "Unaudited Pro Forma Financial Statements" all as calculated in good faith by a responsible financial or accounting officer of the Company, as if they had occurred on the first day of such four-quarter reference period.

            "GAAP" means generally accepted accounting principles in Ireland as in effect as of the date of the Senior Indentures; provided, however, that all reports and other financial information provided by the Company to the Holders, the Trustees and/or the Commission shall be prepared in accordance with Irish GAAP as in effect on the date of such report or other financial information. All ratios and computations based on GAAP contained in the Senior Indentures will be computed in conformity with Irish GAAP.

            "Guarantee" means a guarantee, contingent or otherwise, of all or any part of any Indebtedness (other than by endorsement of negotiable instruments for collection in the ordinary course of business), including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof.

            "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

  (1)
  interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

  (2)
  other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

            "Holder" means, for so long as the Senior Notes are represented by Global Senior Notes, the bearer thereof which shall initially be the Book-Entry Depositary and, in the event that certificated Senior Notes are issued, the Person in whose name the Senior Notes are registered on the Registrar's books.

            "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

  (1)
  borrowed money;

  (2)
  evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

  (3)
  banker's acceptances, letters of credit and similar instruments;

  (4)
  representing Capital Lease Obligations and Attributable Debt;

  (5)
  the deferred balance of the purchase price of any property which remains unpaid, except any such balance that constitutes an operating lease payment, accrued expense, trade payable or similar current liability;

  (6)
  all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends); or

  (7)
  any Hedging Obligations or Other Hedging Agreements,

if and to the extent any of the preceding items (other than letters of credit, Hedging Obligations and Other Hedging Agreements) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

            The amount of any Indebtedness outstanding as of any date shall be:

  (1)
  the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

  (2)
  the principal amount thereof in the case of any other Indebtedness.

            In addition, Indebtedness of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

  (1)
  such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a "Joint Venture");

  (2)
  such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a "General Partner"); and

  (3)
  there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

  (a)
  the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

  (b)
  if less than the amount determined pursuant to clause (i) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount and the related interest expense shall be included in consolidated interest expense to the extent actually paid by the Company or its Restricted Subsidiaries.

            "Initial Purchasers" means the several initial purchasers named as such in Schedule I to the Purchase Agreement, dated as of September 23, 2002, among the Company, the Subsidiary Guarantor and such initial purchasers.

            "Intercompany Loan Agreement" means (i) that agreement, dated as of September 16, 2002, as amended, modified or supplemented from time to time, between the Company and the Subsidiary Guarantor, providing for a loan from the Company to the Subsidiary Guarantor in the amount of the gross proceeds of the offering of the Senior Notes issued on September 30, 2002 and the Subordinated Securities, (ii) that agreement, dated as of February 14, 2003, as amended, modified or supplemented from time to time, between the Company and the Subsidiary Guarantor for an advance of the aggregate principal of amount of the Senior Notes issued on February 14, 2003 and (iii) any other agreement that may be entered into from time to time, as may be amended, modified or supplemented from time to time, between the Company and the Subsidiary Guarantor for an advance of the aggregate principal amount of any Additional Senior Notes issued and sold under the Senior Indentures.

            "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments." The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Company or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments."

            "JSG" means Jefferson Smurfit Group plc, a public limited company incorporated under the laws of Ireland, or any successor entity.

            "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement.

            "Liquidated Damages" has the meaning ascribed thereto under "—Registration Rights; Liquidated Damages."

            "Litigation Bonds" means the third-party bonds issued on behalf of JSG and/or one or more of its subsidiaries in a principal amount of approximately €47 million in connection with the currently pending litigation in Spain and the related counter-indemnities provided by Smurfit International B.V. and JSG in respect of the bonds.

            "Marketable Securities" means publicly traded debt or equity securities that are listed for trading on a national securities exchange and that were issued by a corporation whose debt securities are rated in one of the three highest rating categories by either Standard & Poor's Rating Services or Moody's Investors Service, Inc.

            "MDCP Acquisitions I " means MDCP Acquisitions I, a public unlimited liability company incorporated under the laws of Ireland.

            "Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however:

  (1)
  any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (a) any Asset Sale (which for these purposes shall include all transactions described in the second paragraph of the definition of "Asset Sale"); or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

  (2)
  any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).

            "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale) or sale and leaseback transaction, as the case may be, net of the direct costs relating to such Asset Sale or sale and leaseback transaction, including, without limitation, legal, accounting and investment banking fees, sales commissions, any relocation expenses incurred as a result thereof, all taxes of any kind paid or payable as a result thereof and reasonable reserves established to cover any indemnity obligations incurred in connection therewith, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

            "Non-Public Indebtedness" means:

  (1)
  Indebtedness represented by promissory notes or similar evidence of Indebtedness under bank loans or similar financing agreements, including private placements to insurance companies, mezzanine lenders, strategic investors and private-equity sponsors; and

  (2)
  any other Indebtedness, provided that it (A) is not listed, quoted or tradeable on any exchange or market, including any market for securities eligible for resale pursuant to Rule 144A under the Securities Act, (B) is not issued or sold by means of any prospectus, prospectus (but not an information memorandum of the type used in a bank syndication) or similar document typically used in connection with road show presentations, (C) is not marketed in an underwritten securities offering and (D) if placed with or through an agent, the agent does not place it with its high-yield bond accounts.

            "Non-Recourse Debt" means Indebtedness:

  (1)
  as to which neither the Company nor any of its Restricted Subsidiaries (a) provides guarantee or credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise or (c) constitutes the lender or is directly or indirectly liable;

  (2)
  no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Senior Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other

    Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

  (3)
  as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

            "Obligations" means any principal, interest, penalties, fees, indemnifications, expenses, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

            "Officer" means the Chairman of the Board, the President, any Vice President, the Chief Financial Officer, the Treasurer or the Secretary of the Company.

            "Officers' Certificate" means a certificate signed by two Officers of the Company.

            "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the relevant Trustee.

            "Other Foreign Subsidiary Indebtedness" means Indebtedness of a Restricted Subsidiary that is organized outside Ireland under borrowings extended after the date of the Senior Indentures to any such Restricted Subsidiary by Persons other than the Company or any of its Restricted Subsidiaries.

            "Other Hedging Agreements" means any foreign exchange contracts, currency swap agreements, commodity agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency or commodity values.

            "Parent" means MDCP Acquisitions Limited, a private limited liability company incorporated under the laws of Ireland, and any successor thereto.

            "Payor" has the meaning ascribed thereto under "—Withholding Taxes."

            "Permitted Business" means the containerboard, paperboard and packaging products business and any business in which the Company and its Restricted Subsidiaries are engaged in on the date of the Senior Indentures or any business activity that is a reasonable extension, development or expansion thereof or ancillary to any of the foregoing.

            "Permitted Business Assets" means assets used or useful in a Permitted Business, including a majority of the Voting Stock of a Permitted Business.

            "Permitted Group" means any group of investors that is deemed to be a "person" (as that term is used in Section 13(d)(3) of the Exchange Act) at any time prior to the initial public offering of ordinary shares of Parent, the Company or another direct or indirect holding company of JSG by virtue of the Subscription and Shareholders Agreement, as the same may be amended, modified or supplemented from time to time; provided that no single Person (other than the Principals and their Related Parties) Beneficially Owns (together with its Affiliates) more of the Voting Stock of the Company that is Beneficially Owned by such group of investors than is then collectively Beneficially Owned by the Principals and their Related Parties in the aggregate (excluding, for purposes of this definition, ordinary shares of an investor deemed to be Beneficially Owned by another investor solely as a result of such Subscription and Shareholders Agreement and their membership in the same group).

            "Permitted Investments" means:

  (1)
  any Investment in the Company or in a Restricted Subsidiary of the Company;

  (2)
  any Investment in Cash Equivalents;

  (3)
  any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

  (a)
  such Person becomes a Restricted Subsidiary of the Company; or

  (b)
  such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

  (4)
  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales";

  (5)
  any Investment (other than Cash Equivalents) payment for which consisted solely of Capital Stock of the Company (other than Disqualified Stock);

  (6)
  Hedging Obligations and Other Hedging Agreements;

  (7)
  any Investment existing on the date of the Senior Indentures and any Investments issued in connection with the Transaction Asset Sales;

  (8)
  any Investment in securities of trade creditors or customers received in compromise of obligations of such persons incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

  (9)
  negotiable instruments held for deposit or collection in the ordinary course of business;

  (10)
  loans, guarantees of loans, advances or other extensions of credit to officers, directors, employees or consultants of the Company or a Restricted Subsidiary of the Company not to exceed €20 million in the aggregate outstanding at any time;

  (11)
  receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

  (12)
  payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

  (13)
  any Investment by the Company or any of its Restricted Subsidiaries in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction; provided that each such Investment is in the form of a Purchase Money Senior Note, an equity interest or interests in accounts receivables generated by the Company or any of its Restricted Subsidiaries;

  (14)
  Guarantees issued in accordance with the provisions under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock";

  (15)
  Investments resulting from the acquisition of a Person that at the time of such acquisition held instruments constituting Investments that were not acquired in contemplation of the acquisition of such Person;

  (16)
  Investments in notes of Transaction Asset Purchasers made in connection with and as contemplated under the terms of the Transaction Asset Sales;

  (17)
  any Asset Swap made in accordance with the Asset Swaps provisions under "Repurchase at the Option of Holders—Asset Sales"; and

  (18)
  other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (18) that are at the time outstanding not to exceed the greater of €50.0 million or 5.0% of Total Assets; provided, however, that if an Investment pursuant to this clause (18) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of the Investment and such Person becomes a restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1), above, and shall cease to have been made pursuant to this clause (18).

            "Permitted Liens" means:

  (1)
  Liens securing Indebtedness incurred under Credit Facilities that were permitted by the terms of the Senior Indentures to be incurred;

  (2)
  Liens in favor of the Company or any Restricted Subsidiary;

  (3)
  Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary;

  (4)
  Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary;

  (5)
  Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

  (6)
  Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness;

  (7)
  Liens existing on the date of the relevant Senior Indenture together with any Liens securing Permitted Refinancing Indebtedness incurred under clause (5) of the second paragraph under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" in order to refinance the Indebtedness secured by Liens existing on the date of the relevant Senior Indenture; provided that the Liens securing the Permitted Refinancing Indebtedness shall not extend to property other than that pledged under the Liens securing the Indebtedness being refinanced;

  (8)
  Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;

  (9)
  Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

  (10)
  Liens securing Attributable Debt;

  (11)
  Liens on cash assets securing the Tender Offer Loan Notes; provided that such Liens do not, in the aggregate, extend to an amount of cash assets greater in value than the principal face amount of the Tender Offer Loan Notes so secured;

  (12)
  Liens on assets of a Receivables Subsidiary incurred in connection with a Qualified Receivables Transaction;

  (13)
  Liens securing Indebtedness incurred under the indentures relating to the Existing Senior Notes;

  (14)
  Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed €25.0 million at any one time outstanding;

  (15)
  Liens securing Hedging Obligations or Other Hedging Obligations entered into in the ordinary course of business;

  (16)
  Liens to secure Existing Foreign Subsidiary Indebtedness or Other Foreign Subsidiary Indebtedness permitted to be incurred pursuant to clause (16) of the second paragraph under "Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock"; and

  (17)
  Liens to secure the Litigation Bonds and any refinancing or replacement of the Litigation Bonds.

            "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

  (1)
  the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon, prepayment penalties, redemption or repurchase premiums, defeasance costs, fees and expenses and premiums incurred in connection therewith);

  (2)
  such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

  (3)
  if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Senior Notes, such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and is subordinated in right of payment to, the Senior Notes on terms at least as favorable to the Holders of Senior Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

  (4)
  such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

            "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

            "Preferred Stock", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation over shares of Capital Stock of any other class of such corporation.

            "Principals" means Madison Dearborn Partners, L.L.C., and its Affiliates.

            "Priority Agreement" means (i) the Priority Agreement, dated as of September 16, 2002, (ii) the Priority Agreement dated as of February 14, 2003 and (iii) any other Priority Agreement executed in connection with the issuance and sale of Additional Senior Notes under the Senior Indentures, in each case, as amended, modified or supplemented from time to time, among the Senior Creditors (as defined therein), the Company, Parent, the Subsidiary Guarantor and the other parties thereto from time to time.

            "Private Debt" means the (i) $462,000,000 aggregate principal amount outstanding of notes issued pursuant to the Senior Note and Guarantee Agreement, dated September 24, 1993, by Smurfit International B.V. and Smurfit Packaging Corporation and guaranteed by JSG and (ii) £30,000,000 aggregate principal amount outstanding of notes issued pursuant to the Senior Note and Guarantee Agreement, dated September 24, 1993, by Smurfit International B.V. and Smurfit Packaging Corporation and guaranteed by JSG.

            "Purchase Money Senior Note" means a promissory note evidencing a line of credit, which may be irrevocable, from, or evidencing other Indebtedness owed to, the Company or any of its Restricted Subsidiaries in connection with a Qualified Receivables Transaction, which note shall be repaid from cash available to the maker of such note, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables.

            "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to:

  (1)
  a Receivables Subsidiary (in the case of a transfer by the Company or any of its Restricted Subsidiaries); and

  (2)
  any other Person (in the case of a transfer by a Receivables Subsidiary),

or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets that are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving accounts receivable.

            "Receivables Subsidiary" means a Wholly Owned Subsidiary of the Company that engages in no activities other than in connection with the financing of accounts receivable and that is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary and:

  (1)
  has no Indebtedness or other Obligations (contingent or otherwise) that:

  (a)
  are guaranteed by the Company or any of its Restricted Subsidiaries, other than contingent liabilities pursuant to Standard Securitization Undertakings;

  (b)
  are recourse to or obligate the Company or any of its Restricted Subsidiaries in any way other than pursuant to Standard Securitization Undertakings; or

    (c)
    subjects any property or assets of the Company or any of its Restricted Subsidiaries, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

  (2)
  has no contract, agreement, arrangement or undertaking (except in connection with a Purchase Money Senior Note or Qualified Receivables Transaction) with the Company or any of its Restricted Subsidiaries than on terms no less favorable to the Company or such Restricted Subsidiaries than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and

  (3)
  neither the Company nor any of its Restricted Subsidiaries has any obligation to maintain or preserve the Receivables Subsidiary's financial condition or cause the Receivables Subsidiary to achieve certain levels of operating results.

            Any such designation by the Board of Directors of the Company shall be evidenced to the relevant Trustee by filing with such Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying, to the best of such officer's knowledge and belief after consulting with counsel, that such designation complied with the foregoing conditions.

            "Related Party" means:

  (1)
  any controlling stockholder, 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of any Principal; or

  (2)
  any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

            "Relevant Taxing Jurisdiction" has the meaning ascribed thereto under "—Withholding Taxes."

            "Restricted Investment" means an Investment other than a Permitted Investment.

            "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

            "Securities Act" means the United States Securities Act of 1933, as amended.

            "Senior Credit Agreement" means (i) the Senior Facilities Agreement among MDCP Acquisitions I, Deutsche Bank AG London, as facility agent and the lenders parties thereto from time to time, as the same may be amended, supplemented or otherwise modified from time to time and (ii) any renewal, extension, refunding, restructuring, replacement, or refinancing thereof (whether with the original facilities agent and lenders or another facilities agent or agents or other lenders and whether provided under the original Senior Facilities Agreement or any other agreement or indenture).

            "Senior Debt," in respect of the Company or the Subsidiary Guarantor, as the case may be, means:

  (1)
  all Indebtedness outstanding under the Senior Notes, all Credit Facilities (other than Credit Facilities of the Company relating to indentures and debentures), all Hedging Obligations and all Other Hedging Agreements (including guarantees thereof) with respect thereto of the Company or the Subsidiary Guarantor, as the case may be, whether outstanding on the date of the Senior Indentures or thereafter incurred;

  (2)
  any other Indebtedness incurred by (i) the Company or a Restricted Subsidiary or (ii) the Subsidiary Guarantor or a Restricted Subsidiary of the Subsidiary Guarantor, as the case may be, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Senior Notes or the Subsidiary Guarantees, as the case may be; and

  (3)
  all Obligations with respect to the items listed in the preceding clauses (1) and (2) (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law).

            Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

  (1)
  any liability for federal, state, local or other taxes owed or owing by the Company or the Subsidiary Guarantor;

  (2)
  any Indebtedness of the Company or the Subsidiary Guarantor to any of its Subsidiaries;

  (3)
  any trade payables; or

  (4)
  the portion of any Indebtedness that is incurred in violation of the relevant Senior Indenture (but only to the extent so incurred).

            "Senior Note Registration Rights Agreement" and "Senior Note Registration Rights Agreements" means the registration rights agreements, dated September 30, 2002 and February 14, 2003, by and among the Company, the Subsidiary Guarantor and the Initial Purchasers, relating to the registration rights for the Senior Notes.

            "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

            "Specified Dividends" of a Person means the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Preferred Stock of such Person or any of its Restricted Subsidiaries payable to a party other than the Company or a Wholly Owned Restricted Subsidiary (other than (i) dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) and (ii) dividends to the Company or a Restricted Subsidiary of the Company), times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined effective federal, state, provincial and local tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

            "Specified Employee Plan Contributions" means the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness incurred by such plan or trust; provided, however, that there will be excluded therefrom any such interest expense of any Unrestricted Subsidiary to the extent the related Indebtedness is not Guaranteed or paid by the Company or any Restricted Subsidiary.

            "Specified Existing Indebtedness" means the carrying value, as adjusted for any Hedging Obligations associated therewith in accordance with GAAP, of (i) the $250,000,000 aggregate principal amount outstanding of 6.75% Senior Notes due 2005 issued by Smurfit Capital Funding plc and guaranteed by JSG, (ii) the $292,300,000 aggregate principal amount outstanding of 7.50% Debentures due 2025 issued by Smurfit Capital Funding plc and guaranteed by JSG, (iii) the Private Debt and (iv) the Existing Foreign Subsidiary Indebtedness, in each case, as converted into euros using the then applicable exchange rate.

            "Specified PIK Interest" means any non-cash interest payable (and paid in non-cash) and amortization of any original issue discount on the Subordinated Securities.

            "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company or any of its Restricted Subsidiaries that are reasonably customary in an accounts receivable transaction.

            "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

            "Subordinated Security" means the €100.0 million 15 1/2% Subordinated Notes due 2013 and the $150.0 million 15 1/2% Subordinated Notes due 2013, in each case, of the Company.

            "Subsidiary" means, with respect to any specified Person:

  (1)
  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and, in respect of the Company, Smurfit MBI; and

  (2)
  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

            "Subsidiary Guarantees" has the meaning ascribed thereto under "Brief Description of the Senior Notes and the Subsidiary Guarantees of the Senior Notes—The Subsidiary Guarantees."

            "Subsidiary Guarantor" means MDCP Acquisitions I.

            "Subscription and Shareholders Agreement" means the Subscription and Shareholders Agreement, dated as of September 5, 2002, among certain investors in Parent.

            "Successor Company" shall have the meaning ascribed thereto under "—Certain Covenants—Merger, Consolidation or Sale of Assets."

            "Tax Redemption Date" has the meaning ascribed thereto under "—Redemption for Taxation Reasons."

            "Taxes" has the meaning ascribed thereto under "—Withholding Taxes."

            "Tender Offer" means the tender offer by MDCP Acquisitions I for the shares of JSG as contemplated by the Tender Offer Documentation.

            "Tender Offer Documentation" means the Offer to Purchase, dated as of July 5, 2002, by MDCP Acquisitions I for the shares of JSG in connection with the Tender Offer, and any accompanying documentation sent or communicated to shareholders of JSG in connection therewith.

            "Tender Offer Loan Notes" means the notes issued by MDCP Acquisitions I as consideration for the shares of JSG in connection with MDCP Acquisitions I's Tender Offer; provided that such loan notes are issued in accordance with Irish law, are not issued after the 14th day following the closing of the Tender Offer and are issued on terms consistent with those described in the Tender Offer Documentation (including, without limitation, with respect to rate of interest).

            "Total Assets" means the total consolidated assets of the Company and its Restricted Subsidiaries, as set forth on the Company's most recent consolidated balance sheet.

            "Transaction Asset Purchaser" means each of Madison Dearborn Partners (Netherlands) B.V., Madison Global Holdings Limited and Arlonberg Limited (and collectively, the "Transaction Asset Purchasers").

            "Transaction Asset Sales" means the disposition of assets by JSG and/or one or more of its Subsidiaries to the Transaction Asset Purchasers, as contemplated in this prospectus as part of the Transactions among the afore-mentioned Persons in exchange for notes issued by the Transaction Asset Purchasers.

            "Transactions" has the meaning ascribed thereto under the heading "Summary—The Transactions."

            "Treasury Rate" means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to October 1, 2007; provided, however, that if the period from the redemption date to October 1, 2007 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

            "Unrestricted Subsidiary" means any Subsidiary of the Company and its direct and indirect Subsidiaries that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of such Board of Directors, but only to the extent that such Subsidiary:

  (1)
  has no Indebtedness other than Non-Recourse Debt;

  (2)
  by such designation does not cause the Company to be unable to incur €1.00 of additional Indebtedness pursuant to the first paragraph of the covenant under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock";

  (3)
  is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

  (4)
  is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

  (5)
  has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

            Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the relevant Trustee by filing with such Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "—Certain Covenants—Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the relevant Senior Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant. The

Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

            "U.S. Government Securities" shall mean securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under clauses (i) or (ii) are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Securities or a specific payment of interest on or principal of any such U.S. Government Security held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Security or the specific payment of interest on or principal of the U.S. Government Security evidenced by such depository receipt.

            "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

            "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  (1)
  the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

  (2)
  the then outstanding principal amount of such Indebtedness.

            "Wholly Owned Restricted Subsidiary" of any specified Person means any Wholly Owned Subsidiary of such Person which at the time of determination is a Restricted Subsidiary.

            "Wholly Owned Subsidiary" of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Subsidiaries of such Person.

DESCRIPTION OF THE SUBORDINATED NOTES

            You can find the definitions of certain terms used in this description under the subheading "—Certain Definitions." In this description, the word "Company" refers only to MDP Acquisitions plc and not to any of its subsidiaries.

            The outstanding Euro Subordinated Notes were issued under an indenture (the "Euro Subordinated Indenture"), to be dated October 2, 2002, between itself and Deutsche Bank Trust Company Americas, as trustee (the "Euro Trustee"); and the outstanding Dollar Subordinated Notes were issued under an indenture (the "Dollar Indenture," together with the Euro Subordinated Indenture, the "Indentures," and each, an "Indenture"), to be dated October 2, 2002, between itself and Deutsche Bank Trust Company Americas, as trustee (the "Dollar Trustee," together with the Euro Trustee, the "Trustees," and each, a "Trustee"); in each case, in a private transaction that was not subject to the registration requirements of the Securities Act. The terms of the Subordinated Notes include those stated in each Subordinated Indenture and those made part of each Subordinated Indenture by reference to the U.S. Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Euro Subordinated Notes and the Dollar Subordinated Notes will each constitute a separate series of Subordinated Notes.

            The following description is a summary of the material provisions of the Subordinated Indentures. It does not restate those agreements in their entirety. We urge you to read the Subordinated Indentures because they, and not this description, define your rights as holders of the Euro Subordinated Notes and the Dollar Subordinated Notes, as the case may be. Copies of the Subordinated Indentures are available as set forth below under "—Additional Information." Certain defined terms used in this description but not defined below under "—Certain Definitions" have the meanings assigned to them in the relevant Subordinated Indenture.

Brief Description of the Subordinated Notes

            The Euro Subordinated Notes and the Dollar Subordinated Notes:

  •
  are general unsecured subordinated obligations of the Company;

  •
  will be junior in right of payment with any existing and future Senior Debt (including the Senior Notes) of the Company (and the Euro Subordinated Notes and the Dollar Subordinated Notes rank equally with each other);

  •
  are effectively subordinated to Indebtedness of the Company's Subsidiaries, including Indebtedness under the Senior Credit Agreement, the Existing Notes and the Existing Foreign Subsidiary Indebtedness; and

  •
  will be represented by one or more bearer Subordinated Notes in global form, but in certain circumstances may be represented by registered Subordinated Notes in definitive form. See "Book-Entry, Settlement and Clearance."

Holding Company Status

            The Company is a holding company with limited assets and operates its business through its subsidiaries. Any right of the Company and its creditors, including Holders, to participate in the assets of any of the Company's Subsidiaries upon any liquidation or administration of any such Subsidiary will be subject to the prior claims of the creditors of such Subsidiary, including, but not limited to, secured claims and claims under the Senior Credit Agreement and the Existing Notes. The claims of creditors of the Company, including the claims of Holders of Subordinated Notes, will be effectively subordinated to all existing and future third-party indebtedness and liabilities, including trade payables, of the Company's Subsidiaries. At September 30, 2002, the Company and its Subsidiaries would have had total liabilities of €5,179 million on a combined consolidated pro forma basis after giving effect to the transactions and the February offering of $205 million of Dollar Senior Notes. The Company and its Subsidiaries may incur other indebtedness in the future, including secured indebtedness.

Principal, Maturity and Interest

            The Euro Subordinated Indenture provides for the issuance by the Company of Euro Subordinated Notes, of which €103,831,945 have been issued. The Dollar Subordinated Indenture provides for the issuance by the Company of Dollar Subordinated Notes, of which $155,747,917 have been issued.

            The Company will issue Euro Subordinated Notes in denominations of €1,000 and integral multiples of €1,000 and will issue Dollar Subordinated Notes in denominations of $1,000 and integral multiples of $1,000; provided, however, that additional Euro Subordinated Notes issued in payment of interest, Additional Amounts and Liquidated Damages will be issued in denominations of €1 and integral multiples of €1 and additional Dollar Subordinated Notes issued in payment of interest, Additional Amounts and Liquidated Damages will be issued in denominations of $1 and integral multiples of $1. The Company issued additional Euro Subordinated Notes and Dollar Subordinated Notes in payment of interest on January 1, 2003.

            The Euro Subordinated Notes and the Dollar Subordinated Notes will mature on October 1, 2013.

            Interest on each of the Euro Subordinated Notes and the Dollar Subordinated Notes is be payable quarterly in arrears on January 1, April 1, July 1 and October 1, commencing on January 1, 2003. In the case of certificated Subordinated Notes, the Company will make each interest payment to the Holders of record of each series of Subordinated Notes on the immediately preceding December 15, March 15, June 15 and September 15; in the case of bearer Subordinated Notes, the Company will make each interest payment to the bearer thereof on the interest payment date. Rights of holders of beneficial interests to receive such payments will be subject to applicable procedures of the Book-Entry Depositary (defined below) and DTC or Euroclear and Clearstream, as applicable.

            Interest on the Euro Subordinated Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from October 2, 2002, at the rate of 15.5% per annum and interest on the Dollar Subordinated Notes accrues at a rate of 15.5% per annum. Interest accruing on all Subordinated Notes then outstanding will be payable in cash or in the form of additional Subordinated Notes, at the Company's option. Any payment of interest in the form of additional Subordinated Notes shall be deemed to be payment in full to the same extent as if it were paid in cash.

            Interest on the Subordinated Notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Book-Entry Terms

            The Subordinated Notes were initially represented by four global securities in bearer form without interest coupons, which together will represent the aggregate principal amount of the Subordinated Notes. The Subordinated Notes will be deposited with (in the case of Euro Subordinated Notes) Deutsche Bank AG London and (in the case of Dollar Subordinated Notes) Deutsche Bank Trust Company Americas, in each case, as book-entry depositary (each, a "Book-Entry Depositary") pursuant to the terms of Deposit and Custody Agreements (each as defined in "Book-Entry, Settlement and Clearance"). The Book-Entry Depositary issued a depositary interest in each global Subordinated Note, representing a 100% interest in the respective underlying global Subordinated Note (i) to DTC (in the case of a global Subordinated Note representing Dollar Subordinated Notes) by recording such interest in the Book-Entry Depositary's books and records in the name of Cede & Co., as nominee of DTC and (ii) to Euroclear and Clearstream (in the case of a global Subordinated Note representing

Euro Subordinated Notes) by recording such interest in the Book-Entry Depositary's books and records in the name of the nominee of the common depositary for Euroclear and Clearstream. Upon acceptance by DTC, Euroclear or Clearstream, as the case may be, of depositary interests, the applicable settlement system recorded book-entry interests in such depositary interests ("Book-Entry Interests"). The Book-Entry Interests will not be held in definitive form. Instead, DTC or Euroclear and Clearstream, as the case may be, will credit on its book-entry registration and transfer system the participants' accounts with the Book-Entry Interests owned by such participants. See "Book-Entry, Settlement and Clearance."

Methods of Receiving Payments on the Subordinated Notes

            Methods of receiving payments on global Subordinated Notes are governed by provisions described under "Book-Entry, Settlement and Clearance—Payments on Global Notes." In the case of certificated Subordinated Notes, if a Holder of at least €1.0 million in aggregate principal amount of the Euro Subordinated Notes or if a Holder of at least $1.0 million in aggregate principal amount of the Dollar Subordinated Notes has given wire transfer instructions to the Company, and for so long as the Subordinated Notes are listed on the Luxembourg Stock Exchange, the paying agent in Luxembourg, the Company will pay all interest, premium, Liquidated Damages, if any, and Additional Amounts, if any, on that Holder's Subordinated Notes in accordance with those instructions. In other cases, the Company may elect to make payments of interest, premium, Liquidated Damages, if any, and Additional Amounts, if any, by check mailed to the Holders at their addresses set forth in the register of Holders. Payments on Subordinated Notes will be made through the office or agency of a Paying Agent for each series of Subordinated Notes (which, subject to the provisions in "—Paying Agent and Registrar for the Subordinated Notes," for purposes of the Euro Subordinated Notes, will be in London, England, and for purposes of the Dollar Subordinated Notes will be in the City and State of New York).

Paying Agent and Registrar for the Subordinated Notes

            The Euro Trustee will initially act as Paying Agent and Registrar for the Euro Subordinated Notes and the Dollar Trustee will initially act as Paying Agent and Registrar for the Dollar Subordinated Notes; provided that, and for so long as any such Subordinated Notes are listed on the Luxembourg Stock Exchange and the rules of such stock exchange so require, the Company shall have appointed a Person located in Luxembourg and reasonably acceptable to the relevant Trustee as an additional paying agent and transfer agent for the relevant series of Subordinated Notes. In addition, the Company shall undertake under each Subordinated Indenture that, if the conclusions of the ECOFIN Council meeting of 26-27 November 2000 are implemented, it will ensure that it maintains a paying agent in a European Union member state that will not be obliged to withhold or deduct tax pursuant to the Directive. The Company may change the Paying Agent or Registrar for any series of Subordinated Notes without prior notice to the Holders of such Subordinated Notes, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar in respect of any series of Subordinated Notes; provided, however, that if and for so long as the Subordinated Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, the Company will publish notice of the change in the Paying Agent and Registrar in a daily newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort).

Transfer and Exchange

            A Holder may transfer or exchange Subordinated Notes in accordance with the relevant Subordinated Indenture. The Registrar, the Trustee for any series of Subordinated Notes and any paying and transfer agent in Luxembourg may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the relevant Subordinated Indenture. The Company is not required to transfer or exchange any Subordinated Note selected for redemption. Also, the Company is not required to transfer or exchange any Subordinated Note for a period of 15 days before a selection of Subordinated Notes to be redeemed. No service charge will be made for any registration of transfer or exchange of the Subordinated Notes, but the Trustees and the paying and transfer agent in Luxembourg may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange.

            The Holder of a Subordinated Note will be treated as the owner of it for all purposes.

Subordination

            The payment of the principal of, premium, if any, and interest on the Subordinated Notes and any other payment obligations in respect of the Subordinated Notes (including any obligation to repurchase the Subordinated Notes) will be subordinated to the prior payment in full in cash or Cash Equivalents when due of all Senior Debt of the Company. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust (as described under "—Defeasance" below) is not subordinate to any Senior Debt or subject to these restrictions.

            As a result of the subordination provisions described below, holders of the Subordinated Notes may recover less than creditors of the Company who are holders of Senior Debt in the event of an insolvency, bankruptcy, reorganization, receivership or similar proceedings relating to the Company. Moreover, the Subordinated Notes will be structurally subordinated to the liabilities of Subsidiaries of the Company. At September 30, 2002, on a pro forma basis to give effect to the transactions and the February offering of $205 million of Senior Notes, the Subordinated Notes would have been effectively subordinated to approximately €2,298 million of Senior Debt (including the Senior Notes) (and an additional €410 million would have been available for additional borrowing under the senior credit facility). Although the Subordinated Indentures will limit the amount of Indebtedness that the Company and its Restricted Subsidiaries may incur, such Indebtedness may be substantial and all of it may be Senior Debt.

            Only Indebtedness of the Company that is Senior Debt will rank senior to the Subordinated Notes in accordance with the provisions of the Subordinated Indentures. The Subordinated Notes will in all respects rank equally with all other Pari Passu Debt of the Company. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured. As described in "—Limitation on Layering," the Company may not incur any Indebtedness that is senior in right of payment to the Subordinated Notes, but junior in right of payment to Senior Debt.

            The Company may not pay principal of, premium, if any, or interest on, or other payment obligations in respect of, the Subordinated Notes or make any deposit pursuant to the provisions described under "—Defeasance" below and may not otherwise purchase, redeem or retire any Subordinated Notes (collectively, "pay the Notes") if:

  (1)
  any Senior Debt of the Company is not paid when due in cash or Cash Equivalents; or

  (2)
  any other default on Senior Debt of the Company occurs and the maturity of such Senior Debt is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Senior Indebtedness has been paid in full in cash or Cash Equivalents. However, the Company may pay the Subordinated Notes if the Company and the relevant Trustee receive written notice approving such payment from the Representative of the Senior Debt with respect to which either of the events set forth in clause (1) or (2) of the immediately preceding sentence has occurred and is continuing.

            The Company also will not be permitted to pay the Subordinated Notes, other than payments of interest in the form of additional Subordinated Notes, for a Payment Blockage Period (as defined below) during the continuance of any default, other than a default described in clause (1) or (2) of the preceding paragraph, on any Designated Senior Debt that permits the holders of the Designated Senior Debt to accelerate its maturity immediately without either further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods.

            A "Payment Blockage Period" commences on the receipt by the relevant Trustee (with a copy to the Company) of written notice (a "Blockage Notice") of a default of the kind described in the immediately preceding paragraph from the Representative of the holders of such Designated Senior Debt specifying an election to effect a Payment Blockage Period and ends 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated by written notice to the relevant Trustee and the Company from the Person or Persons who gave such Blockage Notice:

  (1)
  because the default giving rise to such Blockage Notice is not longer continuing; or

  (2)
  because such Designated Senior Debt has been repaid in full.

            The Company may resume payments on the Subordinated Notes after the end of the Payment Blockage Period, unless the holders of such Designated Senior Debt or the Representative of such holders have accelerated the maturity of such Designated Senior Debt. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Debt during such period.

            In the event of:

  (1)
  a total or partial liquidation or a dissolution of the Company;

  (2)
  a reorganization, bankruptcy, insolvency, receivership of or similar proceeding relating to the Company or its property; or

  (3)
  an assignment for the benefit of creditors or marshaling of the Company's assets and liabilities,

then the holders of Senior Debt will be entitled to receive payment in full in cash or Cash Equivalents in respect of Senior Debt (including interest accruing after, or which would accrue but for, the commencement of any proceeding at the rate specified in the applicable Senior Debt, whether or not a claim for such interest would be allowed) before the holders of the Subordinated Notes will be entitled to receive any payment or distribution, in the event of any payment of distribution of the assets or securities of the Company. In addition, until the Senior Debt is paid in full in cash or Cash Equivalents, any payment or distribution to which holders of the Subordinated Notes would be entitled but for the subordination provisions of the Subordinated Indentures will be made to holders of the Senior Debt as their interests may appear. If a payment or distribution is made to holder of the Subordinated Notes that, due to the subordination provisions, should not have been made to them, such holders are required to hold it in trust for the holders of Senior Debt and pay it over to them as their interests may appear.

            If payment of the Subordinated Notes is accelerated because of an Event of Default, the Company or the Trustees will promptly notify the holders of the Designated Senior Debt or the Representative of such holders of the acceleration. The Company may not pay the Subordinated Notes until five business Days after such holders or the Representative of the Designated Senior Debt receives notice of such acceleration and, thereafter, may pay the Subordinated Notes only if the subordination provisions of the Subordinated Indentures otherwise permit payment at that time.

Optional Redemption

            At any time prior to October 1, 2005, the Company may on any one or more occasions redeem (i) up to 35% of the aggregate principal amount of Euro Subordinated Notes issued under the Euro

Subordinated Indenture at a redemption price of 115.5% of the principal amount thereof and (ii) up to 35% of the aggregate principal amount of the Dollar Subordinated Notes issued under the Dollar Subordinated Indenture at a redemption price of 115.5% of the principal amount thereof, plus, in each case, accrued and unpaid interest, Additional Amounts and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more offerings of Capital Stock of the Company or a capital contribution to the Company's common equity made with the net cash proceeds of an offering of Capital Stock of the Company's direct or indirect parent other than, in each case, net cash proceeds received in connection with receipt of the Equity Balance; provided that:

  (1)
  at least 65% of the aggregate principal amount of Euro Subordinated Notes issued under the Euro Subordinated Indenture and at least 65% of the aggregate principal amount of Dollar Subordinated Notes issued under the Dollar Subordinated Indenture remain outstanding immediately after the occurrence of any such redemption (excluding Euro Subordinated Notes and Dollar Subordinated Notes, as applicable, held by the Company and its Subsidiaries); and

  (2)
  the redemption must occur within 60 days of the date of the closing of such offering or the making of such capital contribution.

            Except pursuant to the preceding paragraphs and except as described below under "—Redemption for Taxation Reasons," none of the Euro Subordinated Notes or the Dollar Subordinated Notes will be redeemable at the Company's option prior to October 1, 2005. Nothing in either of the Subordinated Indentures prohibits the Company from acquiring the Euro Subordinated Notes or the Dollar Subordinated Notes by means other than a redemption, whether pursuant to an issuer tender offer or otherwise, assuming such acquisition does not otherwise violate the terms of the relevant Subordinated Indenture.

            On or after October 1, 2005, the Company may redeem all or a part of the Euro Subordinated Notes or all or part of the Dollar Subordinated Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, and Additional Amounts and Liquidated Damages, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on October 1 of the years indicated below:

Year	Redemption Price
2005	108.000%
2006	108.000%
2007	108.000%
2008	105.667%
2009	102.667%
2010 and thereafter	100.000%

Selection and Notice

            If less than all of any series of Subordinated Notes is to be redeemed at any time, the relevant Trustee will select Subordinated Notes for redemption in compliance with the requirements of the principal national securities exchange, if any, on which such series of Subordinated Notes is listed, and/or in compliance with the requirements of DTC, Euroclear or Clearstream, as applicable, or if such series of Subordinated Notes is not so listed or such exchange prescribes no method of selection and the Subordinated Notes are not held through DTC, Euroclear or Clearstream, or DTC, Euroclear or Clearstream prescribes no method of selection, on a pro rata basis, by lot or by such other method as the relevant Trustee in its sole discretion shall deem fair and appropriate (and in such manner as complies with applicable legal and exchange requirements); provided, however, the relevant Trustee may select for redemption portions of the principal amount of Euro Subordinated Notes that have denominations larger than €1,000 and of Dollar Subordinated Notes that have denominations larger than $1,000.

            Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Subordinated Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

            If any Subordinated Note is to be redeemed in part only, the notice of redemption that relates to that Subordinated Note shall state the portion of the principal amount thereof to be redeemed. In the case of a certificated Subordinated Note, a new Subordinated Note in principal amount equal to the unredeemed portion of the original Subordinated Note will be issued in the name of the Holder thereof upon cancellation of the original Subordinated Note. In the case of a global bearer Subordinated Note, an appropriate notation will be made on such Subordinated Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof. Subordinated Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Subordinated Notes or portions of them called for redemption.

Redemption for Taxation Reasons

            The Company may, at its option, redeem any series of Subordinated Notes in whole as to such series, but not in part, at any time upon giving not less than 30 nor more than 60 days' notice to the Holders of the relevant series of Subordinated Notes (which notice will be irrevocable) at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed for redemption (a "Tax Redemption Date") (subject to the right of holders of record of certificated Subordinated Notes on the relevant record date to receive interest due on the relevant interest payment date), all Additional Amounts (see "—Withholding Taxes"), if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise, and Additional Amounts and Liquidated Damages thereon, if any, if a Payor (as defined below) determines that, as a result of:

  (1)
  any change in, or amendment to, the law or treaties (or any regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction (as defined below) affecting taxation, or

  (2)
  any change in position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction) (each of the foregoing in clauses (1) and (2), a "Change in Tax Law"), the Payor is, or on the next interest payment date in respect of the relevant series of Subordinated Notes would be, required to pay more than de minimis Additional Amounts, and the Payor cannot avoid such obligation by taking reasonable measures available to it. In the case of the Company, the Change in Tax Law must become effective on or after October 2, 2002. In the case of a Successor Company, the Change in Tax Law must become effective after the date that such entity first makes payment on the Subordinated Notes. Notice of redemption for taxation reasons will be published in accordance with the procedures under "—Notices." Notwithstanding the foregoing, no such notice of redemption will be given earlier than 90 days prior to the earliest date on which the Payor would be obliged to make such payment or withholding if a payment in respect of such Subordinated Notes were then due. Prior to the publication or mailing of any notice of redemption of any series of Subordinated Notes pursuant to the foregoing, the Payor will deliver to the relevant Trustee an opinion of an independent tax counsel reasonably satisfactory to such Trustee to the effect that the circumstances referred to above exist. Such Trustee will accept such opinion as sufficient existence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the holders of the relevant series of Subordinated Notes.

Mandatory Redemption

            The Company is not required to make mandatory redemption or sinking fund payments with respect to the Subordinated Notes.

Withholding Taxes

            All payments made by the Company or a successor of either (a "Payor") on the Subordinated Notes will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature ("Taxes") imposed or levied by or on behalf of (1) Luxembourg, the United States, Ireland or any political subdivision or governmental authority of any thereof or therein having power to tax, (2) any jurisdiction from or through which payment on the Subordinated Notes is made, or any political subdivision or governmental authority thereof or therein having the power to tax, or (3) any other jurisdiction in which the Payor is organized or otherwise considered to be a resident for tax purposes, or any political subdivision or governmental authority thereof or therein having the power to tax (each of clause (1), (2) and (3), a "Relevant Taxing Jurisdiction") unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes of any Relevant Taxing Jurisdiction will at any time be required from any payments made with respect to the Subordinated Notes or under the Subsidiary Guarantees, including payments of principal, redemption price, interest, premium or Liquidated Damages, if any, the Payor will pay (together with such payments) such additional amounts (the "Additional Amounts") as may be necessary in order that the net amounts received in respect of such payments by the Holders of the Subordinated Notes or the relevant Trustee, as the case may be, after such withholding or deduction (including any such deduction or withholding from such Additional Amounts), equal the amounts which would have been received in respect of such payments on the Subordinated Notes in the absence of such withholding or deduction; provided, however, that no such Additional Amounts will be payable with respect to:

  (1)
  any payments to a Holder or beneficial owner who is liable for such Taxes in respect of such Subordinated Note by reason of the Holder's or beneficial owner's having any present or former connection with the Relevant Taxing Jurisdiction (including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction) other than by the mere holding of such Subordinated Note or enforcement of rights thereunder or the receipt of payments in respect thereof;

  (2)
  any Taxes that are imposed or withheld where such withholding or imposition is by reason of the failure of the Holder or beneficial owner of the Subordinated Note to comply with any reasonable and timely request by the Payor to provide information concerning the nationality, residence or identity of such Holder or beneficial owner or to make any declaration or similar claim or satisfy any certification, information or other reporting requirement relating to such matters, which is required or imposed by a statute, treaty, regulation, protocol, or administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from all or part of such Taxes;

  (3)
  except in the case of the winding up of the Payor, any Subordinated Note presented for payment (where presentation is required) in the Relevant Taxing Jurisdiction (unless by reason of the Payor's actions, presentment could not have been made elsewhere and except to the extent that the Holder would have been entitled to Additional Amounts had the Subordinated Notes been presented elsewhere);

  (4)
  any Subordinated Note presented for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the Holder (except to the extent that the Holder would have been entitled to Additional Amounts had the Subordinated Note been presented during such 30 day period);

  (5)
  any Taxes that are payable otherwise than by withholding from a payment of the principal of, premium, if any, interest or Liquidated Damages, if any, on the Subordinated Notes;

  (6)
  any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

  (7)
  a Tax imposed on a payment to an individual and required to be made pursuant to any European Union Directive (a "Directive") on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive; or

  (8)
  a Tax imposed in connection with a Subordinated Note presented for payment by or on behalf of a Holder or beneficial owner who would have been able to avoid such Tax by presenting the relevant Subordinated Note to another paying agent in a member state of the European Union.

            Such Additional Amounts will also not be payable where, had the beneficial owner of the Subordinated Note been the Holder of the Subordinated Note, it would not have been entitled to payment of Additional Amounts by reason of clauses (1) to (8) inclusive above.

            The Payor will (i) make any required withholding or deduction and (ii) remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable law. The Payor will use all reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes and will provide such certified copies to each Holder. The Payor will attach to each certified copy a certificate stating (x) that the amount of withholding Taxes evidenced by the certified copy was paid in connection with payments in respect of the principal amount of Subordinated Notes then outstanding and (y) the amount of such withholding Taxes paid per €1,000 principal amount of the Euro Subordinated Notes or per $1,000 principal amount of the Dollar Subordinated Notes. Copies of such documentation will be available for inspection during ordinary business hours at the office of such Trustee by the Holders of the Subordinated Notes upon request and will be made available at the offices of the Paying Agent located in Luxembourg if the relevant series of Subordinated Notes is then listed on the Luxembourg Stock Exchange.

            Wherever in the relevant Subordinated Indenture or the Subordinated Notes there are mentioned, in any context, (1) the payment of principal, (2) purchase prices in connection with a purchase of Subordinated Notes, (3) interest or (4) any other amount payable on or with respect to any of the Subordinated Notes, such reference shall be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

            The Payor will pay any present or future stamp, court or documentary taxes, or any other excise or property taxes, charges or similar levies which arise in any jurisdiction from the execution, delivery or registration of any Subordinated Notes or any other document or instrument referred to therein (other than a transfer of the Subordinated Notes), or the receipt of any payments with respect to the Subordinated Notes, excluding any such taxes, charges or similar levies imposed by any jurisdiction outside Luxembourg, Ireland, the United States or any jurisdiction in which a Paying Agent is located, other than those resulting from, or required to be paid in connection with, the enforcement of the Subordinated Notes or any other such document or instrument following the occurrence of any Event of Default with respect to the Subordinated Notes.

            The foregoing obligations will survive any termination, defeasance or discharge of the applicable Subordinated Indenture.

Repurchase at the Option of Holders

Change of Control

            If a Change of Control occurs, each Holder of each series of Subordinated Notes will have the right to require the Company to repurchase all or any part (equal to €1,000 or an integral multiple thereof in the case of Euro Subordinated Notes that have denominations larger than €1,000 or $1,000 or an integral multiple thereof in the case of Dollar Subordinated Notes that have denominations larger than $1,000) of that Holder's Subordinated Notes pursuant to an offer (the "Change of Control Offer") on the terms set forth in the relevant Subordinated Indenture. In the Change of Control Offer, the Company will offer a payment (the "Change of Control Payment") in cash equal to 101% of the aggregate principal amount of each of the Euro Subordinated Notes and the Dollar Subordinated Notes repurchased plus accrued and unpaid interest, Additional Amounts and Liquidated Damages, if any, thereon, to the date of purchase. Within 30 days following any Change of Control, the Company will mail a notice to each Holder and the relevant Trustee describing the transaction or transactions that constitute the Change of Control and offering to repurchase Subordinated Notes on a date (the "Change of Control Payment Date") specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the relevant Subordinated Indenture and described in such notice. The Company will comply with the requirements of Section 14(e) of the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Subordinated Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the relevant Subordinated Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the relevant Subordinated Indenture by virtue of such conflict.

            On the Change of Control Payment Date, the Company will, to the extent lawful:

  (1)
  accept for payment all Subordinated Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

  (2)
  deposit with the relevant Paying Agent an amount equal to the Change of Control Payment in respect of all of each series of Subordinated Notes or portions thereof so tendered; and

  (3)
  deliver or cause to be delivered to the relevant Trustee the Subordinated Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of such series of Subordinated Notes or portions thereof being purchased by the Company.

            The relevant Paying Agent will promptly mail to each Holder of Subordinated Notes so tendered the Change of Control Payment for such Subordinated Notes and the relevant Trustee will, upon receipt of a Company order, promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Subordinated Note equal in principal amount to any unpurchased portion of the Subordinated Notes surrendered, if any; provided that each such new Subordinated Note will be in a principal amount of €1,000 or $1,000, as the case may be, or an integral multiple thereof.

            The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

            In the case of certificated Subordinated Notes, if the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest and Additional Amounts and Liquidated Damages, if any, will be paid to the Person in whose name a Subordinated Note is registered at the close of business on such record date, and no additional interest, Additional Amounts or Liquidated Damages will be payable to holders who tender pursuant to the Change of Control Offer; in the case of global bearer Subordinated Notes, the Company will pay accrued and unpaid interest on the Change of Control Payment Date to the Holder on such date.

            The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the relevant Subordinated Indenture are applicable. Except as described above with respect to a Change of Control, the Subordinated Indentures do not contain provisions that permit the Holders of the Subordinated Notes to require that the Company repurchase or redeem the Subordinated Notes in the event of a takeover, recapitalization or similar transaction.

            The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the relevant Subordinated Indenture applicable to a Change of Control Offer made by the Company and purchases all Subordinated Notes validly tendered and not withdrawn under such Change of Control Offer.

            The Company's ability to repurchase Subordinated Notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of certain of the events that constitute a Change of Control may constitute a default under the Senior Credit Agreement. In addition, certain events that may constitute a change of control under the Senior Credit Agreement and cause a default may not constitute a Change of Control under the Subordinated Indentures. The Priority Agreement and the Intercompany Loan Agreement effectively prohibit Subsidiaries of the Company from making funds available to the Company so that it can purchase the Subordinated Notes upon a Change of Control so long as amounts are outstanding under the Senior Credit Agreement. In the event that a Change of Control occurs at a time when the Company's Subsidiaries are prohibited from making funds available to the Company so that the Company can purchase the Subordinated Notes, the Company or any of its Subsidiaries may seek the consent of its lenders to purchase the Subordinated Notes or may attempt to refinance any borrowing that contains such prohibition. If such a consent or refinancing is not obtained, the Company's Subsidiaries will remain prohibited from making such funds available to the Company so that it can purchase the Subordinated Notes. In such a case, failure to purchase tendered Subordinated Notes would constitute an Event of Default under the Subordinated Notes which would, in turn, constitute an event of default under the Senior Credit Agreement and the Senior Indentures. In such circumstances, the subordination provisions in the Priority Agreement and the subordination provisions of the Senior Indentures would likely restrict payment to Holders of the Subordinated Notes. In addition, future Indebtedness of the Company and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. The exercise by the Holders of their right to require the Company to repurchase the Subordinated Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the Holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

            Even if sufficient funds were otherwise available, the terms of other Indebtedness may prohibit the Company's prepayment of Subordinated Notes prior to their scheduled maturity. Consequently, if the Company is not able to prepay such Indebtedness or obtain requisite consents, the Company will be unable to fulfill its repurchase obligations if Holders of Subordinated Notes exercise their repurchase rights following a Change of Control, thereby resulting in a default under the Subordinated Indentures. A default under the Subordinated Indentures may result in a cross-default under such other Indebtedness. In addition, because the Senior Credit Agreement is structurally senior to the

Subordinated Notes, the Company may not be able to make payments to Holders under the foregoing provisions.

            The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company by increasing the capital required to effectuate such transactions. The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Subordinated Notes to require the Company to repurchase such Subordinated Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

            The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

  (1)
  the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale which, taken as a whole, is at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

  (2)
  such fair market value is determined by the Company's Board of Directors and evidenced by a resolution of the Board of Directors of the Company set forth in an Officers' Certificate delivered to the relevant Trustee; and

  (3)
  at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents or Marketable Securities. For purposes of this provision, each of the following shall be deemed to be cash:

  (a)
  any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Subordinated Notes) that are assumed by the transferee of any such assets;

  (b)
  any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted, sold or exchanged by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 90 days of the related Asset Sale (to the extent of the cash received in that conversion); or

  (c)
  any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received since the date of the relevant Subordinated Indenture pursuant to this clause (c) that is at that time outstanding, not to exceed 10% of Total Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

            Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds at its option:

  (1)
  to repay Senior Debt and, if such Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

  (2)
  to invest in or to acquire other properties, assets (whether through the purchase of Capital Stock of any Persons owning such assets or otherwise) to replace the properties or assets that were the subject of the Asset Sale or that will be used in businesses of the Company or its Restricted Subsidiaries, as the case may be, existing at the time such assets are sold; or

  (3)
  to make a capital expenditure or commit, or cause such Restricted Subsidiary to commit, to make a capital expenditure (such commitments to include amounts anticipated to be expended pursuant to the Company's capital investment plan as adopted by the Board of Directors of the Company) within 24 months of such Asset Sale.

            Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Subordinated Indentures.

            Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding two paragraphs will constitute "Excess Proceeds." On the 366th day after an Asset Sale, if the aggregate amount of Excess Proceeds exceeds €25.0 million, the Company will make an offer (an "Asset Sale Offer") to all Holders of Subordinated Notes and all holders of other Indebtedness that ranks equally with the Subordinated Notes containing provisions similar to those set forth in the Subordinated Indentures with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Subordinated Notes and such other equally ranking Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages and Additional Amounts, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Subordinated Indentures. If the aggregate principal amount of Subordinated Notes and such other equally ranking Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustees for each series of Subordinated Notes shall select the Subordinated Notes of such series and such other equally ranking Indebtedness to be purchased on a pro rata basis based on the principal amount of such Subordinated Notes and such other equally ranking Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

            The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Subordinated Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the Subordinated Indentures, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Subordinated Indentures by virtue of such conflict.

            In the case of certificated Subordinated Notes, if the date on which the Company purchases the principal amount of notes as required by the foregoing provisions is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Subordinated Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Subordinated Notes pursuant to the Asset Sale Offer; in the case of global bearer Subordinated Notes, the Company will pay accrued and unpaid interest to the date on which the Company purchases the principal amount of Subordinated Notes to the Holder on such date.

            The Senior Credit Agreement prohibits, and other agreements relating to Senior Debt of the Company may prohibit, the Company from purchasing any Subordinated Notes and also provide that certain change of control or asset sale events with respect to the Company would constitute a default under these agreements. In the event a Change of Control or Asset Sale occurs at a time when the Company is prohibited from purchasing Subordinated Notes, the Company could seek the consent of its lenders to the purchase of Subordinated Notes or could attempt to refinance any borrowing that contain such prohibition. If the Company does not obtain such a consent or repay such borrowing, the Company will remain prohibited from purchasing Subordinated Notes. In such case, the Company's failure to purchase tendered Subordinated Notes would constitute an Event of Default under the Subordinated Indentures which could, in turn, constitute a default under such agreements.

            The Company will not, and will not permit any Restricted Subsidiary to, engage in any Asset Swaps, unless:

  (1)
  at the time of entering into such Asset Swap and immediately after giving effect to such Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

  (2)
  the terms of such Asset Swap have been approved by a majority of the members of the Board of Directors of the Company; and

  (3)
  the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Swap which, taken as a whole, is at least equal to the fair market value of the assets disposed of in the Asset Swap.

Certain Covenants

Restricted Payments

            The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

  (1)
  declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable (a) in Equity Interests (other than Disqualified Stock) of the Company or (b) to the Company or a Restricted Subsidiary of the Company);

  (2)
  purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

  (3)
  make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company that is by its terms expressly subordinated to the Subordinated Notes, except a payment of interest or principal at the Stated Maturity thereof; or

  (4)
  make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

  (1)
  no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

  (2)
  the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least €1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock"; and

  (3)
  such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the relevant Subordinated Indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (8) and (9) of the next succeeding paragraph), is less than the sum, without duplication, of:

  (a)
  50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the relevant Subordinated Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

  (b)
  100% of the aggregate net cash proceeds received by the Company since the date of the relevant Subordinated Indenture (other than net cash proceeds in connection with receipt of Equity Balance) as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of Disqualified Stock or debt securities of the Company that, in either case, have been converted into or exchanged for Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company or an employee stock ownership plan or similar trust or any other Person to the extent such sale to an employee stock ownership plan or similar trust or other Person is financed by loans from or guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination), together with the net cash proceeds received by the Company upon such conversion or exchange, if any, less the amount of cash or other property distributed by the Company upon any such conversion or exchange, if any; provided, however, that any such net cash proceeds shall be excluded for purposes of incurring Indebtedness under clause (18) of the second paragraph of the covenant under "—Incurrence of Indebtedness and Issuance of Preferred Stock" and for purposes of making Restricted Payments under clause (2) of the second paragraph hereof and shall not constitute an Excluded Contribution; plus

  (c)
  to the extent that any Restricted Investment that was made after the date of the relevant Subordinated Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; provided, however, that no amount will be included under this clause (c) to the extent it is already included in Consolidated Net Income.

            The preceding provisions will not prohibit:

  (1)
  the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the relevant Subordinated Indenture;

  (2)
  the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale

    (other than to a Restricted Subsidiary of the Company or to an employee stock ownership plan or similar trust or other Person to the extent such sale is financed by loans from or guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) of, Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded for purposes of incurring Indebtedness under clause (18) of the second paragraph of the covenant under "—Incurrence of Indebtedness and Issuance of Preferred Stock" and for purposes of making Restricted Payments under clause 3(b) of the preceding paragraph and shall not constitute an Excluded Contribution; and provided further that amounts received with the Equity Balance shall not be permitted for such redemptions, repurchases, retirements, defeasances or other requisitions under this clause (2);

  (3)
  the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the Company with the net cash proceeds from an incurrence of subordinated Indebtedness of the Company that is Permitted Refinancing Indebtedness;

  (4)
  the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis;

  (5)
  so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value (or any dividend or distribution made to fund such repurchase, redemption or retirement for value) of any Equity Interests of the Company or any Restricted Subsidiary of the Company or Parent held by any current or former officers, directors or employees of the Company (or any of its Restricted Subsidiaries or of Parent) pursuant to any management equity subscription agreement, stock option agreement, stock plan or similar agreement other than any such agreement or plan with Madison Dearborn Partners, L.L.C., or its Affiliates or Persons who are officers, directors, employees or consultants of Madison Dearborn Partners, L.L.C., or its Affiliates (other than Persons who are officers, directors or employees of the Company); provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed €5.0 million in any calendar year; provided further that (a) the Company may carry forward and make in a subsequent calendar year, in addition to the amounts permitted for such calendar year, the amount of such purchases, redemptions or other acquisitions or retirements for value permitted to have been made but not made in any preceding calendar year up to a maximum of €20.0 million in any calendar year pursuant to this clause (5), (b) that such amount in any calendar year may be increased by the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the date of the Subordinated Indentures less any amount previously applied to the payment of Restricted Payments pursuant to this clause (5), and (c) that cancellation of the Indebtedness owing to the Company from employees, officers, directors and consultants of the Company or any of its Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Company from such Persons shall be permitted under this clause (5) as if it were a repurchase, redemption, acquisition or retirement for value subject hereto;

  (6)
  repurchases of Equity Interests of the Company deemed to occur upon exercise of stock options to the extent Equity Interests represent a portion of the exercise price of such options;

  (7)
  cash payments, advances, loans or expense reimbursements made to Parent to permit Parent to pay (i) general operating expenses (other than management, consulting or similar fees payable to Affiliates of the Company), accounting, legal, corporate reporting and administrative expenses incurred in the ordinary course of its business in an amount not to exceed €2.0 million in the aggregate in any fiscal year, (ii) any taxes, duties or similar governmental fees of Parent to the extent such tax obligations are directly attributable to its ownership of the Company and its Restricted Subsidiaries and (iii) fees and expenses incurred in connection with the Transactions not to exceed €8.0 million;

  (8)
  the acquisition of, or payments made in respect of, any Equity Interests of JSG in connection with the Tender Offer (including Equity Interests acquired compulsorily under the procedures set out in Section 204 of the Irish Companies Act, 1963 and payments made in respect of outstanding options for Equity Interests of JSG);

  (9)
  Investments that are made with Excluded Contributions; provided that such Excluded Contribution shall not be used to make Restricted Payments pursuant to clause (3)(b) of the preceding paragraph or clause (2) of this paragraph nor shall it be used for purposes of incurring Indebtedness under clause (18) of the second paragraph of the covenant under "—Incurrence of Indebtedness and Issuance of Preferred Stock";

  (10)
  the acquisition or retirement of Disqualified Stock, either:

  (a)
  solely in exchange for shares of Disqualified Stock of the Company; or

  (b)
  through the application of net proceeds of a substantially concurrent sale of shares of Disqualified Stock of the Company (other than Disqualified Stock issued or sold to a Subsidiary of the Company, or any management equity or an employee ownership plan or similar trust established by the Company or any of its Subsidiaries for the benefit of its or their employees or other Person to the extent such sale is financed by loans to such Person from or guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) ("Refinancing Disqualified Stock"); provided that:

  (i)
  the Refinancing Disqualified Stock does not mature or become mandatorily redeemable or subject to purchase pursuant to a sinking fund obligation, upon the occurrence of certain events or otherwise earlier than the Disqualified Stock being acquired;

  (ii)
  the amount of all obligations with respect to the redemption, repayment or other repurchase of such Refinancing Disqualified Stock does not exceed the amount of all obligations with respect to the redemption, repayment or other repurchase of the Disqualified Stock being acquired (calculated in each case in accordance with the definition of Indebtedness); and

  (iii)
  if the Disqualified Stock being acquired or retired is issued by a Restricted Subsidiary, such Refinancing Disqualified Stock will be issued only by such Restricted Subsidiary;

    and provided, further, that the net cash proceeds from such sale will be excluded from clause (3)(b) of the immediately preceding paragraph to the extent utilized to acquire any Capital Stock or subordinated Indebtedness of the Company; and

  (11)
  so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed €35.0 million since the date of the relevant Subordinated Indenture.

            The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors of the Company whose resolution with respect thereto shall be conclusive. The determination by the Board of Directors of the Company must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of international standing if the fair market value exceeds €40.0 million.

Incurrence of Indebtedness and Issuance of Preferred Stock

            The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur," and "incurrence" shall have a correlative meaning) any Indebtedness (including Acquired Debt); and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and any of the Company's Restricted Subsidiaries may incur Acquired Debt and Non-Public Indebtedness, if (i) the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.0 to l.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Preferred Stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period and (ii) no Default or Event of Default will have occurred or be continuing or would occur as a consequence thereof.

            The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

  (1)
  the incurrence by the Company or a Restricted Subsidiary of Indebtedness under Credit Facilities and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the face amount) not to exceed €2.525 billion less the outstanding amount of Specified Existing Indebtedness (to the extent and for so long as such Specified Existing Indebtedness remains outstanding) and less the aggregate amount of all Net Proceeds of Asset Sales that have been applied by the Company or any of its Restricted Subsidiaries since the date of the relevant Subordinated Indenture to permanently repay Indebtedness under a Credit Facility pursuant to the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales"; provided that the amount of Indebtedness permitted to be incurred pursuant to Credit Facilities in accordance with this clause (1) shall be in addition to any Indebtedness permitted to be incurred pursuant to Credit Facilities, in reliance on, and in accordance with, clauses (4) and (19) below or in the first paragraph of this covenant;

  (2)
  the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

  (3)
  the incurrence by the Company of Indebtedness represented by the Subordinated Notes to be issued on the date of the Subordinated Indentures (but expressly excluding any Additional Subordinated Notes issued from time to time under an Subordinated Indenture) and the Exchange Subordinated Notes to be issued pursuant to the Subordinated Note Registration Rights Agreements;

  (4)
  the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness (including Capital Lease Obligations, mortgage financings or purchase money obligations) incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount (which amount may, but need not be, incurred in whole or in part under Credit Facilities), including all Permitted Refinancing Indebtedness incurred to refund, refinance, replace, amend, restate, modify or renew, in whole or in part, any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of 3.50% of Total Assets as of the date of incurrence and €50.0 million at any time outstanding;

  (5)
  the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, replace, amend, restate, modify or renew, in whole or in part, Indebtedness (other than intercompany Indebtedness) that was permitted by the applicable Subordinated Indenture to be incurred under the first paragraph of this covenant or clauses (2) (other than Specified Existing Indebtedness), (3) or (19) of this paragraph;

  (6)
  the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and /or any of its Restricted Subsidiaries; provided, however, that each of the following shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6):

  (a)
  any subsequent issuance or transfer of Equity Interests or any other event that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof; and

  (b)
  any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof;

      and provided further that if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Subordinated Notes;

  (7)
  the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating or fixed rate Indebtedness that is permitted by the terms of the Subordinated Indentures to be outstanding and the incurrence of Indebtedness under Other Hedging Agreements providing protection against fluctuations in currency values or in the price of energy, commodities and raw materials in connection with the Company's or any of its Restricted Subsidiaries' operations so long as management of the Company or such Restricted Subsidiary, as the case may be, has determined that the entering into of such Other Hedging Agreements are bona fide hedging activities;

  (8)
  the guarantee by the Company or a Restricted Subsidiary of the Company of Indebtedness of a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;

  (9)
  the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (9);

  (10)
  the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms (including Specified PIK Interest), and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness for purposes of this covenant; provided, in each such case (other than in the case of Specified PIK Interest), that the amount thereof is included in Fixed Charges of the Company as accrued;

  (11)
  the incurrence of Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that (a) such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (a)) and (b) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

  (12)
  the incurrence of obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

  (13)
  the incurrence of Indebtedness consisting of guarantees of loans or other extensions of credit made to or on behalf of officers, directors, employees or consultants of the Company or a Restricted Subsidiary (other than officers, directors, employees or consultants of Madison Dearborn Partners, L.L.C., and its Affiliates (other than officers, directors or employees of the Company)) for the purpose of permitting such persons to purchase Equity Interests of Parent, in an amount not to exceed €20 million at any one time outstanding;

  (14)
  the incurrence of Indebtedness under the Tender Offer Loan Notes;

  (15)
  the incurrence of Indebtedness by a Receivables Subsidiary in a Qualified Receivables Transaction that is not recourse to the Company or any of its Subsidiaries (except for Standard Securitization Undertakings); provided that the aggregate principal amount of Indebtedness outstanding under this clause (15) and clause (1) above does not exceed €2.525 billion less Specified Existing Indebtedness (to the extent and for so long as such Specified Existing Indebtedness remains outstanding) and less the aggregate amount of all Net Proceeds of Asset Sales that have been applied by the Company or any of its Restricted Subsidiaries since the date of the Subordinated Indentures to permanently repay Indebtedness under a Credit Facility pursuant to the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales";

  (16)
  the incurrence of Indebtedness by any one or more Restricted Subsidiaries of the Company of Other Foreign Subsidiary Indebtedness not to exceed €50.0 million in the aggregate at any one time outstanding;

  (17)
  the incurrence of Indebtedness in the ordinary course of business by any bank or financial institution permitted under the Senior Credit Facility (each, an "Approved Bank") to facilitate the operation of bank accounts of the Company and its Restricted Subsidiaries maintained with such Approved Bank on a net balance basis where such balances arise in connection with ordinary banking arrangements to manage cash balances of the Company and its Restricted Subsidiaries as a group and not for the purpose of obtaining net external financing;

  (18)
  Indebtedness of the Company or Non-Public Indebtedness of a Restricted Subsidiary incurred in connection with the acquisition of all of the Capital Stock or all or substantially all of the assets of a Permitted Business up to an amount equal to 100% of the net cash proceeds received by the Company from (other than net-cash proceeds received in connection with receipt of the Equity Balance) the issuance or sale (other than to a Subsidiary) of its Capital Stock (other than Disqualified Stock) or otherwise contributed to the capital of the Company (other than Capital Stock owned by any Person (including a holding company) to the extent the purchase of such Capital Stock is financed directly or indirectly (including, in the case of a holding company, by financing the purchase price of such holding company's Capital Stock) with the proceeds of loans or advances from the Company or a Restricted Subsidiary until such loans or advances are repaid in cash), in each case, subsequent to the date of the relevant Subordinated Indenture; provided, however, that any such net cash proceeds that are so received or contributed (i) shall be excluded for purposes of making Restricted Payments under clause 3(b) of the first paragraph and clause (2) of the second paragraph of the covenant under the caption "—Restricted Payments" and (ii) shall not constitute an Excluded Contribution; and

  (19)
  the incurrence by the Company or any Restricted Subsidiary of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) (which amount may, but need not be, incurred in whole or in part under the Credit Facilities) at any time outstanding, including all Permitted Refinancing Indebtedness incurred under clause (5), above, to refund, refinance, replace, amend, restate, modify or renew, in whole or in part, any Indebtedness incurred pursuant to this clause (19), not to exceed €150.0 million.

            Neither the Company nor any Restricted Subsidiary will incur any Indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations of the Company unless such Indebtedness will be subordinated to the Subordinated Notes to at least the same extent as such Subordinated Obligations.

            For purposes of determining compliance with this "—Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (19) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify or later reclassify such item of Indebtedness in any manner that complies with this covenant; provided that Indebtedness under the Senior Credit Agreement shall be incurred only in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

            For purposes of determining compliance with any euro-denominated restriction on the incurrence of Indebtedness, the euro-equivalent principal amount of Indebtedness denominated in a non-euro currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a non-euro currency, and such refinancing would cause the applicable euro-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such euro-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Permitted Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on Layering

            The Company will not Incur any Indebtedness if such Indebtedness is subordinate or junior in raking in any respect to any Senior Debt unless such Indebtedness is Pari Passu Debt or is contractually subordinated in right of payment to Pari Passu Debt; provided, however, that no Indebtedness of the Company shall be deemed to be subordinated or junior in ranking in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured.

Liens

            The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) of any kind on any asset now owned or hereafter acquired securing any Pari Passu Debt or Subordinated Obligations unless contemporaneously with the incurrence of such Liens all payments due under the Subordinated Indentures and the Subordinated Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Subsidiaries

            The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (1)
  pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

  (2)
  make loans or advances to the Company or any of its Restricted Subsidiaries; or

  (3)
  transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

            However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

  (1)
  Existing Indebtedness as in effect on the date of the Subordinated Indentures;

  (2)
  the Subordinated Indentures or the Subordinated Notes;

  (3)
  applicable law, rules or regulations;

  (4)
  any instrument governing Indebtedness (including Acquired Debt) or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the relevant Subordinated Indenture to be incurred;

  (5)
  non-assignment provisions in leases, licenses or similar agreements entered into in the ordinary course of business and consistent with past practices;

  (6)
  purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

  (7)
  any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

  (8)
  Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Lien;

  (9)
  provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

  (10)
  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

  (11)
  the Senior Credit Agreement as in effect on the date of the Subordinated Indentures;

  (12)
  restrictions on the transfer of assets subject to any Lien permitted under the Subordinated Indentures imposed by the holder of such Lien;

  (13)
  encumbrances or restrictions existing under or arising pursuant to Credit Facilities entered into in accordance with the Subordinated Indentures; provided that the encumbrances or restrictions in such Credit Facilities are not materially more restrictive to the borrower than those applicable to the borrower under the Senior Credit Agreement as in effect on the date of the Subordinated Indentures (other than encumbrances or restrictions in Credit Facilities entered into by a Restricted Subsidiary of the Company to finance some or all of the purchase price of a Restricted Subsidiary and which only apply to the Restricted Subsidiary so acquired and such Restricted Subsidiary's assets);

  (14)
  any Purchase Money Note or other Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Subsidiary;

  (15)
  encumbrances or restrictions under Indebtedness incurred by the Restricted Subsidiaries owning the assets that comprise the Kildare Hotel and Country Club, which encumbrance or restriction is not applicable to any other Persons or the property or assets of any other Person; provided that such Indebtedness was permitted by the terms of the relevant Subordinated Indenture; and

  (16)
  any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (15) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Board of Directors of the Company, not materially more restrictive with respect to such dividend and other payment restrictions than those contained in the dividends or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Merger, Consolidation or Sale of Assets

            The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

  (1)
  either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (the "Successor Company") is a corporation or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia or any member of the European Union as of the date of the relevant Subordinated Indenture;

  (2)
  the Successor Company (if other than the Company) assumes all the obligations of the Company under the Subordinated Notes, the Subordinated Indentures, the Subordinated Note Registration Rights Agreements and the Deposit and Custody Agreements pursuant to agreements reasonably satisfactory to the relevant Trustee;

  (3)
  immediately after such transaction, no Default or Event of Default exists;

  (4)
  the Company or the Successor Company (if other than the Company) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least €1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock" or on the date of the transaction after giving pro forma effect thereto and any related financing transaction, as if the same had occurred at the beginning of the applicable period, the pro forma Fixed Charge Coverage Ratio of the Company or the Successor Company will exceed the actual Fixed Charge Coverage Ratio of the Company on such date; and

  (5)
  the Company has delivered to the relevant Trustee opinions of tax counsel reasonably acceptable to such Trustee stating that (A) any payment of principal, redemption price or purchase price of, interest, premium, if any, Additional Amounts, if any, and Liquidated Damages, if any, on the relevant Subordinated Notes by the Company or the Successor Company to a Holder of such Subordinated Notes (or beneficial owner, if not a Holder) after the consolidation or merger, conveyance, transfer or lease of assets will be exempt from the Taxes defined under "—Withholding Taxes," above, and (B) no other taxes on income (including taxable capital gains) will be payable under the laws of the Relevant Taxing Jurisdiction by a Holder (or beneficial owner, if not a Holder) who is not and is not deemed to be a resident of the Relevant Taxing Jurisdiction and does not carry on a trade in the Relevant Taxing Jurisdiction through a branch, agency or permanent establishment to which the relevant Subordinated Notes of that Holder or beneficial owner are attributable (or, as the case may be, does not carry on any business activities through a branch, agency or permanent establishment in such Relevant Taxing Jurisdiction) in respect of the acquisition, ownership or disposition of Subordinated Notes, including the receipt of principal, interest, premium, if any, Additional Amounts, if any, or Liquidated Damages, if any, pursuant to such Subordinated Notes.

            In addition, the Company may not, directly or indirectly, lease all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any other Person. Notwithstanding the preceding clause (4), (x) any Restricted

Subsidiary of the Company may consolidate or merge with or into or transfer all or part of its property and assets to the Company or a Wholly-Owned Restricted Subsidiary of the Company and (y) the Company may merge with an Affiliate owned 100% by Parent incorporated solely for the purpose of reincorporating the Company in another jurisdiction to realize tax or other benefits.

            For purposes of this covenant, the sale, assignment, transfer, conveyance, disposition or lease of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Designation of Restricted and Unrestricted Subsidiaries

            The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will either reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "—Restricted Payments" or reduce the amount available for future Investments under one or more clauses of the definition of Permitted Investments, as the Company shall determine. That designation will only be permitted if such Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Transactions with Affiliates

            The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

  (1)
  such Affiliate Transaction is on terms taken as a whole that are no less favorable in any material respect to the Company or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with a Person who is not an Affiliate; and

  (2)
  the Company delivers to the relevant Trustee:

  (a)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of €10.0 million, a resolution of the Board of Directors of the Company set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company; and

  (b)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of €25.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal, investment banking or advisory firm of international standing.

            The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the first paragraph of this covenant:

  (1)
  any employment, consulting or similar agreement or other compensation arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company or such Restricted Subsidiary excluding any such agreement or arrangement with Madison Dearborn Partners, L.L.C., or its Affiliates or Persons who are officers, directors, employees or consultants of Madison Dearborn Partners, L.L.C., or its Affiliates (other than Persons who are officers, directors or employees of the Company);

  (2)
  transactions between or among the Company and/or its Restricted Subsidiaries;

  (3)
  transactions with a Person that is an Affiliate of the Company solely because the Company or a Restricted Subsidiary of the Company owns an Equity Interest in such Person or solely because the Company or a Restricted Subsidiary of the Company has the right to designate one or more members of the Board of Directors or similar governing body of such Person;

  (4)
  payment of reasonable directors fees to Persons who are not otherwise Affiliates of the Company;

  (5)
  sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Company;

  (6)
  so long as there is no Default or Event of Default that has occurred and is continuing, the payment of customary annual fees and related expenses to Madison Dearborn Partners, L.L.C., and its Affiliates; provided that such fees shall not, in the aggregate, exceed €1.0 million (plus out-of-pocket expenses) in any twelve-month period commencing after the date of the Subordinated Indentures;

  (7)
  the payment of customary transaction, management, consulting and advisory fees and related expenses to Madison Dearborn Partners, L.L.C., and its Affiliates made pursuant to financial advisory, financing, underwriting or placement agreements or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, in each case, which payments are (i) reasonably related to the services performed and (ii) approved by a majority of the members of the Board of Directors not affiliated with Madison Dearborn Partners, L.L.C., acting in good faith;

  (8)
  Restricted Payments that are permitted by the provisions of the relevant Subordinated Indenture described above under the caption "—Restricted Payments" and Permitted Investments;

  (9)
  transactions described in clause (10) of the definition of Permitted Investments;

  (10)
  reasonable fees and expenses and compensation paid to, and indemnity provided on behalf of, officers, directors or employees of the Company, Parent or any Subsidiary as determined in good faith by the Board of Directors of the Company or senior management;

  (11)
  payments made to Parent in accordance with clause (7) of the second paragraph under the covenant described above under the caption "—Restricted Payments";

  (12)
  transactions in connection with a Qualified Receivables Transaction;

  (13)
  transactions with either of the Initial Purchasers or any of their respective Affiliates;

  (14)
  any agreement (and payments with respect thereto) as disclosed in the private placement memorandum relating to the Subordinated Notes in effect on the date of the

    Subordinated Indentures or any transaction contemplated thereby (including any such agreements in respect of the Transaction Asset Sales);

  (15)
  the payment of all fees, expenses, bonuses and awards in connection with, or as a result of, the Transactions as disclosed in the private placement memorandum in effect on the date of the Subordinated Indentures; and

  (16)
  any tax sharing agreement or arrangement and payments pursuant thereto between the Company and Parent not otherwise prohibited by the relevant Subordinated Indenture.

Sale and Leaseback Transactions

            The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

  (1)
  either (a) the Company or that Restricted Subsidiary, as applicable, could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock" or (b) the Net Proceeds of such sale and leaseback transaction are applied to repay outstanding Senior Debt and, if such Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto; and

  (2)
  the transfer of assets in that sale and leaseback transaction is permitted by, and the Company applies the Net Proceeds of such transaction in compliance with, the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales."

Business Activities

            The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Limitation on Sale, Prepayment or Modification of the Intercompany Loan Agreement and the Priority Agreement

            The Company will not, and will not permit any Restricted Subsidiary to, (1) amend, modify, supplement or waive any rights under the Intercompany Loan Agreement or the Priority Agreement in any manner that would adversely affect the rights of the Company or its creditors with respect to the Intercompany Loan Agreement or the Priority Agreement, (2) sell or otherwise dispose of or encumber the Intercompany Loan Agreement or (3) in the case of clauses (1) or (2), enter into any agreement that would have the same effect; provided that the Intercompany Loan Agreement and the Priority Agreement may be amended, modified, supplemented or waived to cure any ambiguity, defect or inconsistency.

            The Company will not, and will not permit any Restricted Subsidiary or any other Person that is an obligor with respect to the loans under the Intercompany Loan Agreement to prepay, repay, repurchase, redeem or otherwise acquire, reduce or retire the loan under the Intercompany Loan Agreement except (1) in accordance with its terms or (2) to accommodate or reflect a redemption or repurchase of outstanding Subordinated Notes in a manner permitted by the applicable Subordinated Indenture.

Reports

            Whether or not required by the Commission, for so long as any Subordinated Notes are outstanding, the Company will provide each Trustee and the Holders of the Subordinated Notes with, (i) all annual and quarterly financial information that would be required to be filed on a Form 20-F and 10-Q (or any successor forms) as if the Company were required to file such forms and, with respect to the annual financial information, a report thereon by the Company's certified independent accountants and (ii) all information that would be required to be contained in current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports; provided, however, that (A) quarterly financial information for the first and third fiscal quarters need not contain any reconciliation to generally accepted accounting principles in the United States but must be prepared in accordance with GAAP, (B) such quarterly information shall be furnished within 60 days of the end of the fiscal quarter of the Company and may be provided in a report on a Form 6-K, (C) such annual information shall be furnished within 120 days of the end of the fiscal year of the Company and (D) such information that would be required to be contained in a report of Form 8-K may be provided in a report on Form 6-K but must be submitted promptly. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) beginning after the completion of the exchange offer contemplated by the Subordinated Note Registration Rights Agreements and the Company will make such information available to securities analysts and prospective investors upon request. The Company will also furnish to the Holders of Subordinated Notes, to prospective investors and to securities analysts, upon the requests of such Holders, prospective investors and securities analysts, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Subordinated Notes are not freely transferable under the Securities Act by Persons not "affiliates" under the Securities Act.

            If the Company has designated any of its Subsidiaries that would be considered either individually or taken together as a Significant Subsidiary as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

Investment Company Act

            The Company will not, and will not permit any of its Restricted Subsidiaries or controlled Affiliates to, conduct its business in a fashion that would cause the Company to become subject to regulation under the U.S. Investment Company Act of 1940, as amended (the "Investment Company Act"). For purposes of establishing the Company's compliance with this provision, any exemption which is or would become available under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act will be disregarded.

Events of Default and Remedies

            Each of the following is an "Event of Default" under each Subordinated Indenture:

  (1)
  default for 30 days in the payment when due of interest on, or Liquidated Damages or Additional Amounts with respect to, the Euro Subordinated Notes or the Dollar Subordinated Notes, as the case may be (whether or not prohibited by the subordination provisions of the relevant Subordinated Indenture);

  (2)
  default in payment when due of the principal of, or premium, if any, on the Euro Subordinated Notes or Dollar Subordinated Notes, as the case may be (whether or not prohibited by the relevant subordination provisions of the Subordinated Indenture);

  (3)
  failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions "—Repurchase at the Option of Holders—Asset Sales" or "—Certain Covenants—Merger, Consolidation or Sale of Assets";

  (4)
  failure by the Company or any of its Restricted Subsidiaries for 30 days after notice by the relevant Trustee or by the Holders of at least 25% in principal amount of the Euro Subordinated Notes or the Dollar Subordinated Notes, as the case may be, to comply with any of the other agreements in the relevant Subordinated Indenture;

  (5)
  default under any mortgage, indenture or instrument under which there is issued and outstanding any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Subordinated Indentures, if that default:

  (a)
  is caused by a failure to pay principal at the final stated maturity of such Indebtedness (after giving effect to any applicable grace period provided in the Indebtedness) (a "Payment Default"); or

  (b)
  results in the acceleration of such Indebtedness prior to its express maturity,

      and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates €25.0 million or more;

  (6)
  failure by the Company or any of its Restricted Subsidiaries to pay final nonappealable judgments aggregating in excess of €35.0 million, which judgments are not paid, discharged or stayed for a period of 90 days; and

  (7)
  certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries.

            In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company or a Significant Subsidiary, all outstanding Subordinated Notes of the relevant series will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the relevant Trustee (upon request of Holders of at least 25% in principal amount of the relevant series of Subordinated Notes then outstanding) shall by notice in writing to the Company or the Holders of at least 25% in principal amount of the then outstanding relevant series of Subordinated Notes may, by notice in writing to the Company and the relevant Trustee, declare all such Subordinated Notes to be due and payable and such notice shall specify the respective Event of Default and that such notice is a "notice of acceleration" (the "Acceleration Notice"), and the Subordinated Notes shall become immediately due and payable. In the event of any Event of Default specified in clause (5), above, relating to Indebtedness under securities, such Event of Default and all consequences thereof (including, without limitation, any acceleration or resulting payment default) shall be annulled, waived and rescinded automatically and without any action by the relevant Trustee or the relevant Holders, if within 30 days after such Event of Default arose, (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, (y) the creditors on such Indebtedness have rescinded or waived the acceleration, notice or action, as the case may be, giving rise to such Event of Default or (z) if the default that is the basis for such Event of Default has been cured.

            Holders of Subordinated Notes may not enforce the Subordinated Indenture governing their Subordinated Notes or such Subordinated Notes except as provided in the applicable Subordinated Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Subordinated Notes of the relevant series may direct the relevant Trustee in its exercise of any trust or power. Each Trustee may withhold from Holders of the Euro Subordinated Notes or the Dollar Subordinated Notes, as the case may be, notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages or Additional Amounts) if it determines that withholding notice is in their interest.

            Subject to conditions specified in the relevant Subordinated Indenture, the Holders of a majority in aggregate principal amount of the Subordinated Notes of each series then outstanding by notice to the relevant Trustee may on behalf of the Holders of all of such Subordinated Notes waive any existing Default or Event of Default and its consequences under the applicable Subordinated Indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages or Additional Amounts on, or the principal of, and other monetary obligations on, the Subordinated Notes.

            Subject to the provisions of each Subordinated Indenture relating to the duties of the relevant Trustee, if an Event of Default occurs and is continuing, such Trustee will be under no obligation to exercise any of the rights or powers under the applicable Subordinated Indenture at the request or direction of any of the Holders unless such Holders have offered to such Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, interest when due, Liquidated Damages and Additional Amounts, if any, no Holder may pursue any remedy with respect to the applicable Subordinated Indenture or the Euro Subordinated Notes or Dollar Subordinated Notes, as the case may be, unless:

  (1)
  the Holder has previously given the applicable Trustee notice that an Event of Default is continuing;

  (2)
  Holders of at least 25% in principal amount of the outstanding Subordinated Notes of the relevant series have requested such Trustee to pursue the remedy;

  (3)
  such holders have offered such Trustee reasonable security or indemnity against any loss, liability or expense;

  (4)
  such Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

  (5)
  the Holders of a majority in principal amount of the outstanding Subordinated Notes of such series have not given the applicable Trustee a direction that, in the opinion of such Trustee, is inconsistent with such request within such 60-day period.

            In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Company in bad faith with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Euro Subordinated Notes or the Dollar Subordinated Notes, as the case may be, pursuant to the optional redemption provisions of the applicable Subordinated Indenture or was required to repurchase the Subordinated Notes, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of such Subordinated Notes. If an Event of Default occurs prior to October 1, 2005, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company in bad faith with the intention of avoiding the prohibition on redemption of the Subordinated Notes prior to October 1, 2005, then the premium specified in the applicable Subordinated Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Subordinated Notes.

            The Company is required to deliver to each Trustee annually a statement regarding compliance with the relevant Subordinated Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the relevant Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

            No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Subordinated Notes, any of the Subordinated Indentures or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Subordinated Notes by accepting a Subordinated Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the relevant series of Subordinated Notes. The waiver may not be effective to waive liabilities under the United States federal or other applicable securities laws.

Legal Defeasance and Covenant Defeasance

            The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Subordinated Notes of any series ("Legal Defeasance") except for:

  (1)
  the rights of Holders of outstanding Subordinated Notes to receive payments in respect of the principal of, or interest, premium, Liquidated Damages and Additional Amounts, if any, on such Subordinated Notes when such payments are due (including on a redemption date) from the trust referred to below;

  (2)
  the Company's obligations with respect to such Subordinated Notes concerning issuing temporary Subordinated Notes, registration of Subordinated Notes, mutilated, destroyed, lost or stolen Subordinated Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3)
  the rights, powers, trusts, duties and immunities of the applicable Trustee, and the Company's obligations in connection therewith; and

  (4)
  the Legal Defeasance provisions of the applicable Subordinated Indenture.

            If the Company exercises its Legal Defeasance option, payment of the Subordinated Notes may not be accelerated because of an Event of Default. In addition, the Company may, at its option and at any time, elect to have its obligations released with respect to certain covenants that are described in each Subordinated Indenture ("Covenant Defeasance") and thereafter payment on such series of Subordinated Notes may not be accelerated because of an Event of Default relating to any omission to comply with those covenants. In the event Covenant Defeasance occurs, payment on such series of Subordinated Notes may not be accelerated because of an Event of Default relating to certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "—Events of Default and Remedies" with respect to such Subordinated Notes.

            In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  the Company must irrevocably deposit with the relevant Trustee, in trust, for the benefit of the Holders of the Subordinated Notes, cash in euro (in the case of the Euro Subordinated Notes), and cash in dollars or U.S. Government Securities or a combination thereof (in the case of the Dollar Subordinated Notes), in each case in such amounts as will be sufficient, in the opinion of an internationally recognized firm of independent public accountants, to pay the principal of, interest, premium, Liquidated Damages and Additional Amounts, if any, on the outstanding Subordinated Notes of the relevant series on the stated maturity or on the applicable redemption date, as the case may be, and the

    Company must specify whether the Subordinated Notes of such series are being defeased to maturity or to a particular redemption date;

  (2)
  in the case of Legal Defeasance, the Company shall have delivered to the relevant Trustee (x) an Opinion of Counsel in the United States reasonably acceptable to such Trustee confirming that (A) the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling or (B) since the date of the relevant Subordinated Indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Subordinated Notes of the relevant series will not recognize income, gain or loss for United States federal income tax purposes as a result of such Legal Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; and (y) an Opinion of Counsel in Ireland reasonably acceptable to such Trustee to the effect that (A) the Holders of the outstanding Subordinated Notes of the relevant series will not recognize income, gain or loss for Irish income tax purposes as a result of such Legal Defeasance and will be subject to Irish income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred and (B) payments from the defeasance trust will be free and exempt from any and all withholding and other income taxes of whatever nature imposed or levied by or on behalf of Ireland or any political subdivision thereof or therein having the power to tax;

  (3)
  in the case of Covenant Defeasance, the Company shall have delivered to the relevant Trustee (x) an Opinion of Counsel in the United States reasonably acceptable to such Trustee confirming that the Holders of the outstanding Subordinated Notes of the relevant series will not recognize income, gain or loss for United States federal income tax purposes as a result of such Covenant Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; and (y) an Opinion of Counsel in Ireland reasonably acceptable to such Trustee to the effect that (A) the Holders of the outstanding Subordinated Notes of the relevant series will not recognize income, gain or loss for Irish income tax purposes as a result of such Covenant Defeasance and will be subject to Irish income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred and (B) payments from the defeasance trust will be free and exempt from any and all withholding and other income taxes of whatever nature imposed or levied by or on behalf of Ireland or any political subdivision thereof or therein having the power to tax;

  (4)
  no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the later of (A) the 91st day after the date of deposit or (B) the day immediately following the last day on which payment of or the deposit with respect to any such Subordinated Note may be set aside as a preferential payment under applicable law;

  (5)
  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the applicable Subordinated Indenture but in any event including the Senior Credit Agreement) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

  (6)
  the Company must have delivered to the relevant Trustee an Opinion of Counsel in each applicable jurisdiction to the effect that, assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the deposit or, if longer, the day immediately following the last day on which the deposit may be set aside as a preferential payment under applicable law, and assuming that no Holder is an "insider" of the Company under applicable bankruptcy law, after such day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

  (7)
  the Company must deliver to the relevant Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of such Subordinated Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

  (8)
  the Company must deliver to the relevant Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

            Except as provided in the next two succeeding paragraphs, the Subordinated Indentures or the Subordinated Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Subordinated Notes then outstanding of the relevant series (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Subordinated Notes), and any existing Default, an Event of Default or its consequences or compliance with any provision of the applicable Subordinated Indenture or the Subordinated Notes of such series may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Subordinated Notes of such series (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Subordinated Notes).

            Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Subordinated Notes of such series held by a non-consenting Holder):

  (1)
  reduce the principal amount of Subordinated Notes of such series whose Holders must consent to an amendment, supplement or waiver;

  (2)
  reduce the principal of or change the fixed maturity of any Subordinated Note of such series or alter the provisions with respect to the redemption of such Subordinated Notes (other than provisions relating to the covenants described above under the caption, "—Repurchase at the Option of Holders," in which case any amendment or waiver with respect thereto may be effected with the consent of Holders of 66 2/3 or greater principal amount of the relevant series of Subordinated Notes then outstanding);

  (3)
  reduce the rate of or change the time for payment of interest on any Subordinated Note of such series;

  (4)
  waive a Default or Event of Default in the payment of principal of, or interest, premium, Liquidated Damages or Additional Amounts, if any, on the Subordinated Notes of such series (except a rescission of acceleration of such Subordinated Notes by the Holders of at least a majority in aggregate principal amount of such Subordinated Notes and a waiver of the payment default that resulted from such acceleration);

  (5)
  make any Subordinated Note of such series payable in money other than that stated in such Subordinated Notes;

  (6)
  make any change in the provisions of the relevant Subordinated Indenture relating to waivers of past Defaults or the rights of Holders of such Subordinated Notes to receive payments of principal of, interest, premium, Liquidated Damages or Additional Amounts, if any, on such Subordinated Notes or the rights of any Holder to institute suit for the enforcement of any payment on or with respect to such Holder's Subordinated Notes;

  (7)
  waive a redemption payment with respect to any Subordinated Note of such series;

  (8)
  make any change in the provisions of the applicable Subordinated Indenture described under "—Withholding Taxes" that adversely affects the rights of any Holder of such Subordinated Notes or amends the terms of such Subordinated Notes in a way that would result in a loss of an exemption from any of the Taxes described thereunder or an exemption from any obligation to withhold or deduct Taxes so described thereunder unless the Payor agrees to pay Additional Amounts, if any, in respect thereof;

  (9)
  make any changes in the subordination provisions of the Intercompany Loan Agreement or the Priority Agreement that would adversely affect the Holders of any series of Subordinated Notes; or

  (10)
  make any change in the preceding amendment and waiver provisions.

            Notwithstanding the preceding, without the consent of any Holder of Subordinated Notes of each series, the Company and the relevant Trustee may amend or supplement the applicable Subordinated Indenture or such Subordinated Notes:

  (1)
  to cure any ambiguity, defect, error or inconsistency;

  (2)
  to provide for uncertificated Subordinated Notes in addition to or in place of certificated Subordinated Notes (provided that the uncertificated Subordinated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Subordinated Notes are described in Section 163(f)(2)(B) of the Code);

  (3)
  to provide for the assumption of the Company's obligations to Holders of such Subordinated Notes in the case of a merger or consolidation or sale of all or substantially all of the Company's assets;

  (4)
  to make any change that would provide any additional rights or benefits to the Holders of such Subordinated Notes or that does not adversely affect the legal rights under the relevant Subordinated Indenture of any such Holder; or

  (5)
  to comply with requirements of the Commission in order to effect or maintain the qualification of the relevant Subordinated Indenture under the Trust Indenture Act.

Satisfaction and Discharge

            Each Subordinated Indenture will be discharged and will cease to be of further effect as to all Subordinated Notes issued thereunder, when:

  (1)
  either:

  (a)
  all Subordinated Notes of such series that have been authenticated (except lost, stolen or destroyed Subordinated Notes of such series that have been replaced or paid and Subordinated Notes of such series for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the applicable Trustee for cancellation; or

  (b)
  all Subordinated Notes of such series that have not been delivered to the applicable Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, and (in the case of the Euro Subordinated Notes) cash in euro, or (in the case of Dollar Subordinated Notes) cash in dollars or non-callable U.S. Government Securities or a combination thereof, in each case in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on such Subordinated Notes not delivered to the applicable Trustee for cancellation for principal, premium, Liquidated Damages and Additional Amounts, if any, and accrued interest to the date of maturity or redemption;

  (2)
  no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under any other instrument to which the Company is a party or by which the Company is bound;

  (3)
  the Company has paid or caused to be paid all sums payable by it under the applicable Subordinated Indenture; and

  (4)
  the Company has delivered irrevocable instructions to the Trustee under the applicable Subordinated Indenture to apply the deposited money toward the payment of such Subordinated Notes at maturity or the redemption date, as the case may be.

            In addition, the Company must deliver an Officers' Certificate and an Opinion of Counsel to the applicable Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustees

            If any Trustee becomes a creditor of the Company, the relevant Subordinated Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. Such Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

            The Holders of a majority in principal amount of the then outstanding Subordinated Notes of each series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the relevant Trustee, subject to certain exceptions. The Subordinated Indentures provide that in case an Event of Default shall occur and be continuing that is actually known to a trust officer of the relevant Trustee, the applicable Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the Trustees will be under no obligation to exercise any of its rights or powers under the applicable Subordinated Indenture at the request of any Holder of Subordinated Notes, unless the conditions enumerated in "—Events of Default and Remedies," above, are met. For so long as the Subordinated Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, the foregoing information also will be made available in Luxembourg through the offices of the Paying Agent in Luxembourg.

Notices

            Notices regarding each series of the Subordinated Notes will be published in a leading newspaper having a general circulation in New York (which is expected to be The Wall Street Journal). In the case of certificated Subordinated Notes, all notices to Holders of each series of Subordinated Notes will be validly given if mailed to them at their respective addresses in the register of the Holders of such Subordinated Notes, if any, maintained by the Registrar. And, so long as any of relevant series of Subordinated Notes are listed on the Luxembourg Stock Exchange and rules of that stock exchange so require, notices will be published in a leading newspaper having general circulation in Luxembourg

(which is expected to be the Luxembourg Wort) or, if in the opinion of the relevant Trustee such publication is not practicable, in an English language newspaper having a general circulation in Europe. Each such notice shall be deemed to have been given on the date of such publication, or, if published more than once on different dates, on the first date on which publication is made, provided that, if notices are mailed, such notice shall be deemed to have been given on the later of such publication and the seventh day after being so mailed. For so long as any Subordinated Notes are represented by global Subordinated Notes, all notices to Holders of the Subordinated Notes will be delivered to Euroclear and Clearstream, each of which will give notice of such notice to the holders of the Book-Entry Interests. Any notice or communication mailed to a Holder shall be mailed to such Person by first-class mail or other equivalent means and shall be sufficiently given to him if so mailed within the time prescribed. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

Additional Information

            Anyone who receives this prospectus may obtain a copy of the Subordinated Indentures and the Subordinated Note Registration Rights Agreements without charge by writing to MDP Acquisitions plc, Beech Hill, Clonskeagh, Dublin 4, Ireland, Attention: Chief Financial Officer. The Subordinated Indenture contains provisions for the indemnification of each of the Trustee and the Principal Paying Agent and the Transfer Agent in connection with their respective actions taken under the Subordinated Indenture. The Trustee will have a lien prior to the Subordinated Notes as to all property and funds held or collected by it under the Subordinated Indenture to secure the obligations of the Company for compensation and reimbursement of the Trustee.

Prescription

            Claims against the Company for the payment of principal, Additional Amounts or Liquidated Damages, if any, on the Subordinated Notes will be prescribed ten years after the applicable due date for payment thereof. Claims against the Company for the payment of interest on the Subordinated Notes will be prescribed five years after the applicable due date for payment of interest.

Enforceability of Judgments

            Since a substantial portion of the assets of the Company are outside the United States, any judgment obtained in the United States against the Company, including judgments with respect to the payment of principal, premium, interest, Liquidated Damages, Additional Amounts and any redemption price and any purchase price with respect to the Subordinated Notes, may not be collectable within the United States.

Consent to Jurisdiction and Service

            In relation to any legal action or proceedings arising out of or in connection with any Subordinated Indenture and the Subordinated Notes, the Company will in each Subordinated Indenture irrevocably submit to the jurisdiction of the federal and state courts in the Borough of Manhattan in the City of New York, County and State of New York, United States of America.

Governing Law

            Each of the Subordinated Indentures and the Subordinated Notes and the rights and duties of the parties thereunder shall be governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

            Set forth below are certain defined terms used in the Subordinated Indentures. Reference is made to (in respect of the Euro Subordinated Notes) the Euro Subordinated Indenture and (in respect of the Dollar Subordinated Notes) the Dollar Subordinated Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

            "Acquired Debt" means, with respect to any specified Person:

  (1)
  Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

  (2)
  Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

            "Additional Amounts" has the meaning ascribed thereto under "—Withholding Taxes."

            "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

            "Asset Sale" means:

  (1)
  the direct or indirect sale, lease, conveyance or other disposition or series of related sales, leases, conveyances or other dispositions that are part of a common plan, of any assets or rights, other than sales of inventory in the ordinary course of business; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Subordinated Indentures described above under the caption "—Repurchase at the Option of Holders—Change of Control" and/or the provisions described above under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

  (2)
  the issuance of Equity Interests by any of the Company's Restricted Subsidiaries or the sale of Equity Interests in any of the Company's Subsidiaries (other than directors' qualifying shares).

            Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

  (1)
  any single transaction or series of related transactions that involves assets having a fair market value of less than €10.0 million;

  (2)
  a transfer of assets between or among the Company and its Restricted Subsidiaries;

  (3)
  an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

  (4)
  the sale, license or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

  (5)
  the sale or other disposition of cash or Cash Equivalents or Marketable Securities in the ordinary course of business;

  (6)
  sales of accounts receivables and related assets of the type specified in the definition of "Qualified Receivables Transaction" to a Receivables Subsidiary for the fair market value thereof including cash or Cash Equivalents or Marketable Securities in an amount at least equal to 75% of the fair market value thereof as determined in accordance with GAAP;

  (7)
  a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "—Certain Covenants—Restricted Payment";

  (8)
  the Transaction Asset Sales; and

  (9)
  an Asset Swap effected in compliance with the covenant described under the caption "—Repurchase at the Option of Holders—Asset Sales."

            "Asset Swap" means the concurrent purchase and sale or exchange of Permitted Business Assets between the Company or any of its Restricted Subsidiaries and another Person that involves assets having a fair market value of at least €10.0 million; provided that any cash received must be applied in accordance with the covenant described under the caption "—Repurchase at the Option of Holders—Asset Sales."

            "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

            "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" shall have a corresponding meaning.

            "Board of Directors" means:

  (1)
  with respect to a corporation, the board of directors of the corporation;

  (2)
  with respect to a partnership, the board of directors of the general partner of the partnership; and

  (3)
  with respect to any other Person, the board or committee of such Person serving a similar function.

            "Book-Entry Depositary" has the meaning ascribed thereto under "—Book-Entry Terms."

            "Book-Entry Interests" has the meaning ascribed thereto under "—Book-Entry Terms."

            "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

            "Capital Stock" means:

  (1)
  in the case of a corporation, corporate stock;

  (2)
  in the case of a company, shares of such company;

  (3)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

  (4)
  in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

  (5)
  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;

    provided that debt securities convertible into interests specified in (1) through (5) above shall not be deemed "Capital Stock."

            "Cash Equivalents" means:

  (1)
  euros, United States dollars or any other currency that may be borrowed under the Senior Credit Agreement;

  (2)
  securities issued or directly and fully guaranteed or insured by the United States government or a member state of the European Communities on the date of the relevant Subordinated Indenture or any agency or instrumentality of either thereof (provided that the full faith and credit of the United States or such member state, as the case may be, is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

  (3)
  certificates of deposit, overnight deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding twelve months and overnight bank deposits, in each case, with any lender party to the Senior Credit Agreement or with any commercial bank having capital and surplus in excess of €500.0 million and a Fitch, Inc. Watch Rating of "B" or better;

  (4)
  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

  (5)
  commercial paper having a rating at the time of the investment of at least "P-1" from Moody's Investors Service, Inc. or "A-1" from Standard & Poor's Rating Services or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term debt obligations, an equivalent rating and in each case maturing within twelve months after the date of acquisition; and

  (6)
  money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

            "Change in Tax Law" has the meaning ascribed thereto under "—Redemption for Taxation Reasons."

            "Change of Control" means the occurrence of any of the following:

  (1)
  the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger, consolidation or transfer of the Company Voting Stock), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than to a Principal or a Related Party of a Principal;

  (2)
  the adoption of a plan relating to the liquidation or dissolution of the Company;

  (3)
  the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above) other than the Principals and their Related Parties or a Permitted Group, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; or

  (4)
  the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

            "Change of Control Offer" has the meaning ascribed thereto under "—Repurchase at the Option of Holders—Change of Control."

            "Change of Control Payment" has the meaning ascribed thereto under "—Repurchase at the Option of Holders—Change of Control."

            "Change of Control Payment Date" has the meaning ascribed thereto under "—Repurchase at the Option of Holders—Change of Control."

            "Code" means the United States Internal Revenue Code of 1986, as amended.

            "Commission" means the United States Securities and Exchange Commission, or any successor entity thereof from time to time.

            "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus (to the extent deducted in calculating Consolidated Net Income):

  (1)
  provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

  (2)
  consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers' acceptance financings, interest paid under a guarantee of Indebtedness, Specified Dividends, Specified Employee Plan Contributions, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense or dividend was deducted in computing such Consolidated Net Income; plus

  (3)
  depletion, depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash items, including, without limitation, all non-cash charges arising from adjustments to the method of calculating pension liabilities (including relevant investment assumptions) which the Person is required by law to use (excluding any non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash items were deducted in computing such Consolidated Net Income; plus

  (4)
  all non-recurring costs and expenses of the Company and its Restricted Subsidiaries incurred in connection with the Transactions, including but not limited to non-recurring costs and expenses incurred in the related financing transactions and operating changes implemented within 18 months of the completion of the Transactions; plus

  (5)
  to the extent not already eliminated, all items classified, in accordance with GAAP, as (i) extraordinary, (ii) exceptional or (iii) unusual and nonrecurring losses or charges (including, without limitation, severance, relocation and other restructuring costs); minus

  (6)
  to the extent not already eliminated, all items classified, in accordance with GAAP, as (i) extraordinary, (ii) exceptional or (iii) unusual or nonrecurring gains; minus

  (7)
  non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business and non-cash items increasing Consolidated Net Income to the extent that it represents the reversal of an accrual or reserve for cash expenses, in each case, on a consolidated basis and determined in accordance with GAAP.

            Notwithstanding the preceding sentence, clauses (1) and (3) through (7) relating to amounts of a Restricted Subsidiary of a Person will be added to (or subtracted from) Consolidated Net Income to compute Consolidated Cash Flow of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

            "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

  (1)
  the Net Income (if positive) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Restricted Subsidiary thereof;

  (2)
  the Net Income, if negative, of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be excluded;

  (3)
  the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained), or, directly or indirectly, by operation of the terms of its charter or any agreement (other than restrictions in the Senior Credit Agreement and related agreements), instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders (except to the extent of the amount of dividends or distributions that have actually been paid in the calculation period);

  (4)
  the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

  (5)
  the cumulative effect of a change in accounting principles shall be excluded; and

  (6)
  for purposes of calculating Consolidated Cash Flow to determine the Fixed Charge Coverage Ratio, the Net Income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, equity minority interests.

            "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who:

  (1)
  was a member of such Board of Directors on the date of the relevant Subordinated Indenture; or

  (2)
  was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

            "Credit Facilities" means one or more debt facilities or indentures (including, without limitation, under the Senior Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for loans or other extensions of credit, including revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), working capital loans, swing lines, ancillary facilities, advances or letters of credit, notes or debentures in each case, as amended, restated, modified, renewed, refunded, replaced, restructured or refinanced in whole or in part from time to time.

            "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

            "Deposit and Custody Agreements" means the Deposit and Custody Agreements, each dated the date of the Subordinated Indenture, between the Company, the Book-Entry Depositary and the custodian therefor in relation to each series of Subordinated Notes.

            "Designated Noncash Consideration" means any non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Noncash Consideration pursuant to an Officers' Certificate executed by the principal executive officer and the principal financial officer of the Company or such Restricted Subsidiary. Such Officers' Certificate shall state the basis of such valuation, which shall be a report of an internationally recognized investment banking firm in the case of the receipt in one or a series of related transactions of Designated Noncash Consideration with a fair market value in excess of €25.0 million. A particular item of Designated Noncash Consideration shall no longer be considered to be outstanding when it has been sold for cash or redeemed or paid in full in the case of non-cash consideration in the form of promissory notes or equity.

            "Designated Senior Debt" means (1) the Senior Notes and (2) any other Senior Debt of the Company which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $100 million and is specifically designated in the instrument evidencing or governing such Senior Debt as "Designated Senior Debt" for purposes of the Subordinated Indentures.

            "Directive" has the meaning ascribed thereto under "—Withholding Taxes."

            "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary) or is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the date that is either (A) 91 days after the date on which the Subordinated Notes mature or on which there are no Subordinated Notes outstanding or (B) the day immediately following the last day on which payment of any Subordinated Note may be set aside as a preferential payment under applicable law. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "—Certain Covenants—Restricted Payments" and with the covenant described under "—Repurchase at the Option of Holders—Change of Control" or "—Repurchase at the Option of Holders—Asset Sales," above, as applicable.

            "Dollar Subordinated Notes" means issuer's 15.5% Subordinated Notes due 2013 issued under the Dollar Subordinated Indenture.

            "Equity Balance" means the issuance of Capital Stock of the Company or a capital contribution made to the Company in an aggregate amount of €125 million, constituting the difference between the €857 million aggregate amount of equity to be received from Parent consistent with the equity contribution (as defined in "Summary—The Transactions" in the offering memorandum relating to the senior notes) and the amount received as of the date of the Subordinated Indentures.

            "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

            "Euro Subordinated Notes" means issuer's 15.5% Subordinated Notes due 2013 issued under the Euro Subordinated Indenture.

            "Event of Default" has the meaning ascribed thereto under "—Events of Defaults and Remedies."

            "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

            "Exchange Notes" mean the Subordinated Notes issued pursuant to this offering.

            "Excluded Contributions" means, except as expressly set forth herein, the net cash proceeds received by the Company after the date of the Subordinated Indentures from (a) contributions to its common equity capital and (b) the sale (other than to a Subsidiary of the Company or to any management equity plan or stock option plan or any other management or employee ownership plan or similar trust established by the Company or any of its Subsidiaries for the benefit of its or their employees or other Person to the extent such sale is financed by loans to such person from or guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) of Capital Stock (other than Disqualified Stock) of the Company, in each case that is designated within 60 days of the receipt of such net cash proceeds as an "Excluded Contribution" pursuant to an Officers' Certificate; provided amounts received in connection with the Equity Balance shall in no event constitute an Excluded Contribution.

            "Existing Foreign Subsidiary Indebtedness" means Indebtedness of a Restricted Subsidiary that is organized outside Ireland under borrowing extended prior to the date of the Subordinated Indentures to any such Restricted Subsidiary by Persons other than the Company or any of its Restricted Subsidiaries.

            "Existing Indebtedness" means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Senior Credit Agreement) in existence on the date of the Subordinated Indentures, including the Senior Notes, until such amounts are repaid.

            "Existing Notes" means (i) the $250,000,000 6.75% Notes due 2005 issued by Smurfit Capital Funding plc and guaranteed by JSG and (ii) the $292,300,000 7.50% Debentures due 2025 issued by Smurfit Capital Funding plc and guaranteed by JSG.

            "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments (other than Specified PIK Interest), the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, interest paid under a guarantee of Indebtedness, and net of the effect of all payments made or received pursuant to Hedging Obligations) and Specified Dividends and Specified Employee Plan Contributions (excluding amortization of debt issuance costs associated with the Transactions).

            "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowing) or issues, repurchases or redeems Disqualified Stock or a Subsidiary's Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period. For purposes of this definition, the amount of Indebtedness under any revolving credit facility outstanding on the Calculation Date will be computed based on (i) the average daily balance of such Indebtedness during the applicable four-quarter period or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the Calculation Date; provided that in the case of a repayment, repurchase or redemption of Indebtedness incurred under any revolving credit facility, pro forma effect shall be given thereto only if and to the extent that such Indebtedness has been permanently repaid and the related commitment terminated. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Obligations and Other Hedging Agreements applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months).

            In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

  (1)
  acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act and including those cost savings that management reasonably expects to realize within six months of the consummation of the acquisition, but without giving effect to clause (4) of the proviso set forth in the definition of Consolidated Net Income;

  (2)
  the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and the Consolidated Cash Flow (if positive or negative) directly attributable to assets that are the subject of an Asset Sale made during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be excluded;

  (3)
  the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date; and

  (4)
  for any four-quarter reference period that includes any period of time prior to the consummation of the offering, pro forma effect shall be given for such period to the Transactions and the other adjustments that were added to pro forma EBITDA to calculate Adjusted pro forma EBITDA calculated under GAAP as set forth in footnote (n) to the Unaudited Pro Forma Condensed Consolidated Statements of Income under "Unaudited Pro Forma Financial Statements" all as calculated in good faith by a responsible financial or accounting officer of the Company, as if they had occurred on the first day of such four-quarter reference period.

            "GAAP" means generally accepted accounting principles in Ireland as in effect as of the date of the Subordinated Indentures; provided, however, that all reports and other financial information provided by the Company to the Holders, the Trustees and/or the Commission shall be prepared in accordance with Irish GAAP as in effect on the date of such report or other financial information. All ratios and computations based on GAAP contained in the Subordinated Indentures will be computed in conformity with Irish GAAP.

            "Guarantee" means a guarantee, contingent or otherwise, of all or any part of any Indebtedness (other than by endorsement of negotiable instruments for collection in the ordinary course of business), including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof.

            "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

  (1)
  interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

  (2)
  other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

            "Holder" means, for so long as the Subordinated Notes are represented by global Subordinated Notes, the bearer thereof which shall initially be the Book-Entry Depositary and, in the event that certificated Subordinated Notes are issued, the Person in whose name the Subordinated Notes are registered on the Registrar's books.

            "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

  (1)
  borrowed money;

  (2)
  evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

  (3)
  banker's acceptances, letters of credit and similar instruments;

  (4)
  representing Capital Lease Obligations and Attributable Debt;

  (5)
  the deferred balance of the purchase price of any property which remains unpaid, except any such balance that constitutes an operating lease payment, accrued expense, trade payable or similar current liability;

  (6)
  all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends); or

  (7)
  any Hedging Obligations or Other Hedging Agreements,

if and to the extent any of the preceding items (other than letters of credit, Hedging Obligations and Other Hedging Agreements) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

            The amount of any Indebtedness outstanding as of any date shall be:

  (1)
  the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

  (2)
  the principal amount thereof in the case of any other Indebtedness.

            In addition, Indebtedness of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

  (1)
  such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a "Joint Venture");

  (2)
  such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a "General Partner"); and

  (3)
  there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

  (a)
  the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

  (b)
  if less than the amount determined pursuant to clause (i) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount and the related interest expense shall be included in consolidated interest expense to the extent actually paid by the Company or its Restricted Subsidiaries.

            "Initial Purchasers" means the several initial purchasers named as such in Schedule I to the Purchase Agreement, dated as of September 23, 2002 among the Company, the Parent and such initial purchasers.

            "Intercompany Loan Agreement" means that agreement, dated as of September 16, 2002, as amended, modified or supplemented from time to time, between the Company and MDCP Acquisitions I, providing for a loan from the Company to MDCP Acquisitions I in the amount of the gross proceeds of the offering of the Senior Notes issued on September 30, 2002 and the private placement of the Subordinated Notes.

            "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments." The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Company or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments."

            "JSG" means Jefferson Smurfit Group plc, a public limited company incorporated under the laws of Ireland, or any successor entity.

            "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement.

            "Liquidated Damages" has the meaning ascribed thereto under "—Registration Rights; Liquidated Damages."

            "Litigation Bonds" means the third-party bonds issued on behalf of JSG and/or one or more of its subsidiaries in a principal amount of approximately €47 million in connection with the currently pending litigation in Spain and the related counter-indemnities provided by Smurfit International B.V. and JSG in respect of the bonds.

            "Marketable Securities" means publicly traded debt or equity securities that are listed for trading on a national securities exchange and that were issued by a corporation whose debt securities are rated in one of the three highest rating categories by either Standard & Poor's Rating Services or Moody's Investors Service, Inc.

            "MDCP Acquisitions I" means MDCP Acquisitions I, a public unlimited liability company incorporated under the laws of Ireland.

            "Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however:

  (1)
  any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (a) any Asset Sale (which for these purposes shall include all transactions described in the second paragraph of the definition of "Asset Sale"); or

    (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

  (2)
  any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).

            "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale) or sale and leaseback transaction, as the case may be, net of the direct costs relating to such Asset Sale or sale and leaseback transaction, including, without limitation, legal, accounting and investment banking fees, sales commissions, any relocation expenses incurred as a result thereof, all taxes of any kind paid or payable as a result thereof and reasonable reserves established to cover any indemnity obligations incurred in connection therewith, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

            "Non-Public Indebtedness" means:

  (1)
  Indebtedness represented by promissory notes or similar evidence of Indebtedness under bank loans or similar financing agreements, including private placements to insurance companies, mezzanine lenders, strategic investors and private-equity sponsors; and

  (2)
  any other Indebtedness, provided that it (A) is not listed, quoted or tradeable on any exchange or market, including any market for securities eligible for resale pursuant to Rule 144A under the Securities Act, (B) is not issued or sold by means of any prospectus, offering memorandum (but not an information memorandum of the type used in a bank syndication) or similar document typically used in connection with road show presentations, (C) is not marketed in an underwritten securities offering and (D) if placed with or through an agent, the agent does not place it with its high-yield bond accounts.

            "Non-Recourse Debt" means Indebtedness:

  (1)
  as to which neither the Company nor any of its Restricted Subsidiaries (a) provides guarantee or credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise or (c) constitutes the lender or is directly or indirectly liable;

  (2)
  no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Subordinated Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

  (3)
  as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

            "Obligations" means any principal, interest, penalties, fees, indemnifications, expenses, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

            "Officer" means the Chairman of the Board, the President, any Vice President, the Chief Financial Officer, the Treasurer or the Secretary of the Company.

            "Officers' Certificate" means a certificate signed by two Officers of the Company.

            "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the relevant Trustee.

            "Other Foreign Subsidiary Indebtedness" means Indebtedness of a Restricted Subsidiary that is organized outside Ireland under borrowings extended after the date of the Subordinated Indentures to any such Restricted Subsidiary by Persons other than the Company or any of its Restricted Subsidiaries.

            "Other Hedging Agreements" means any foreign exchange contracts, currency swap agreements, commodity agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency or commodity values.

            "Parent" means MDCP Acquisitions Limited, a private limited liability company incorporated under the laws of Ireland, and any successor thereto.

            "Pari Passu Debt" means the Subordinated Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank equally with the Subordinated Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Debt.

            "Payor" has the meaning ascribed thereto under "—Withholding Taxes."

            "Permitted Business" means the containerboard, paperboard and packaging products business and any business in which the Company and its Restricted Subsidiaries are engaged in on the date of the Subordinated Indentures or any business activity that is a reasonable extension, development or expansion thereof or ancillary to any of the foregoing.

            "Permitted Business Assets" means assets used or useful in a Permitted Business, including a majority of the Voting Stock of a Permitted Business.

            "Permitted Group" means any group of investors that is deemed to be a "person" (as that term is used in Section 13(d)(3) of the Exchange Act) at any time prior to the initial public offering of ordinary shares of Parent, the Company or another direct or indirect holding company of JSG by virtue of the Subscription and Shareholders Agreement, as the same may be amended, modified and supplemented from time to time; provided that no single Person (other than the Principals and their Related Parties) Beneficially Owns (together with its Affiliates) more of the Voting Stock of the Company that is Beneficially Owned by such group of investors than is then collectively Beneficially Owned by the Principals and their Related Parties in the aggregate (excluding, for purposes of this definition, ordinary shares of an investor deemed to be Beneficially Owned by another investor solely as a result of such Subscription and Shareholders Agreement and their membership in the same group).

            "Permitted Investments" means:

  (1)
  any Investment in the Company or in a Restricted Subsidiary of the Company;

  (2)
  any Investment in Cash Equivalents;

  (3)
  any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

  (a)
  such Person becomes a Restricted Subsidiary of the Company; or

    (b)
    such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

  (4)
  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales";

  (5)
  any Investment (other than Cash Equivalents) payment for which consisted solely of Capital Stock of the Company (other than Disqualified Stock);

  (6)
  Hedging Obligations and Other Hedging Agreements;

  (7)
  any Investment existing on the date of the Subordinated Indentures and any Investments issued in connection with the Transaction Asset Sales;

  (8)
  any Investment in securities of trade creditors or customers received in compromise of obligations of such persons incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

  (9)
  negotiable instruments held for deposit or collection in the ordinary course of business;

  (10)
  loans, guarantees of loans, advances or other extensions of credit to officers, directors, employees or consultants of the Company or a Restricted Subsidiary of the Company not to exceed €20 million in the aggregate outstanding at any time;

  (11)
  receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

  (12)
  payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

  (13)
  any Investment by the Company or any of its Restricted Subsidiaries in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction; provided that each such Investment is in the form of a Purchase Money Note, an equity interest or interests in accounts receivables generated by the Company or any of its Restricted Subsidiaries;

  (14)
  Guarantees issued in accordance with the provisions under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock";

  (15)
  Investments resulting from the acquisition of a Person that at the time of such acquisition held instruments constituting Investments that were not acquired in contemplation of the acquisition of such Person;

  (16)
  Investments in notes of Transaction Asset Purchasers made in connection with and as contemplated under the terms of the Transaction Asset Sales;

  (17)
  any Asset Swap made in accordance with the Asset Swaps provisions under "Repurchase at the Option of Holders—Asset Sales"; and

  (18)
  other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (18) that are at the time outstanding not to exceed the greater of €50.0 million or 5.0% of Total Assets; provided, however, that if an Investment pursuant to this clause (18) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of the Investment and such Person becomes a restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1), above, and shall cease to have been made pursuant to this clause (18).

            "Permitted Liens" means:

  (1)
  Liens securing Senior Debt that was permitted by the terms of the Subordinated Indentures to be incurred;

  (2)
  Liens in favor of the Company or any Restricted Subsidiary;

  (3)
  Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary;

  (4)
  Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary;

  (5)
  Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

  (6)
  Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness;

  (7)
  Liens existing on the date of the relevant Subordinated Indenture together with any Liens securing Permitted Refinancing Indebtedness incurred under clause (5) of the second paragraph under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" in order to refinance the Indebtedness secured by Liens existing on the date of the relevant Subordinated Indenture; provided that the Liens securing the Permitted Refinancing Indebtedness shall not extend to property other than that pledged under the Liens securing the Indebtedness being refinanced;

  (8)
  Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;

  (9)
  Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

  (10)
  Liens securing Attributable Debt;

  (11)
  Liens on cash assets securing the Tender Offer Loan Notes; provided that such Liens do not, in the aggregate, extend to an amount of cash assets greater in value than the principal face amount of the Tender Offer Loan Notes so secured;

  (12)
  Liens on assets of a Receivables Subsidiary incurred in connection with a Qualified Receivables Transaction;

  (13)
  Liens securing Indebtedness incurred under the indentures relating to the Existing Notes;

  (14)
  Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed €25.0 million at any one time outstanding;

  (15)
  Liens securing Hedging Obligations or Other Hedging Obligations entered into in the ordinary course of business;

  (16)
  Liens to secure Existing Foreign Subsidiary Indebtedness or Other Foreign Subsidiary Indebtedness permitted to be incurred pursuant to clause (16) of the second paragraph under "Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock"; and

  (17)
  Liens to secure the Litigation Bonds and any refinancing or replacement of the Litigation Bonds.

            "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

  (1)
  the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon, prepayment penalties, redemption or repurchase premiums, defeasance costs, fees and expenses and premiums incurred in connection therewith);

  (2)
  such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

  (3)
  if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Subordinated Notes, such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and is subordinated in right of payment to, the Subordinated Notes on terms at least as favorable to the Holders of Subordinated Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

  (4)
  such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

            "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

            "Preferred Stock", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation over shares of Capital Stock of any other class of such corporation.

            "Principals" means Madison Dearborn Partners, L.L.C., and its Affiliates.

            "Priority Agreements" means the Priority Agreement, dated as of September 16, 2002, as amended, modified or supplemented from time to time, among the Senior Creditors (as defined therein), the Company, Parent, the MDCP Acqusitions I and the other parties thereto from time to time.

            "Private Debt" means the (i) $462,000,000 aggregate principal amount outstanding of notes issued pursuant to the Note and Guarantee Agreement, dated September 24, 1993, by Smurfit International B.V. and Smurfit Packaging Corporation and guaranteed by JSG and (ii) £30,000,000 aggregate principal amount outstanding of notes issued pursuant to the Note and Guarantee Agreement, dated September 24, 1993, by Smurfit International B.V. and Smurfit Packaging Corporation and guaranteed by JSG.

            "Purchase Money Note" means a promissory note evidencing a line of credit, which may be irrevocable, from, or evidencing other Indebtedness owed to, the Company or any of its Restricted Subsidiaries in connection with a Qualified Receivables Transaction, which note shall be repaid from cash available to the maker of such note, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables.

            "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to:

  (1)
  a Receivables Subsidiary (in the case of a transfer by the Company or any of its Restricted Subsidiaries); and

  (2)
  any other Person (in the case of a transfer by a Receivables Subsidiary),

or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets that are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving accounts receivable.

            "Receivables Subsidiary" means a Wholly Owned Subsidiary of the Company that engages in no activities other than in connection with the financing of accounts receivable and that is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary and:

  (1)
  has no Indebtedness or other Obligations (contingent or otherwise) that:

  (a)
  are guaranteed by the Company or any of its Restricted Subsidiaries, other than contingent liabilities pursuant to Standard Securitization Undertakings;

  (b)
  are recourse to or obligate the Company or any of its Restricted Subsidiaries in any way other than pursuant to Standard Securitization Undertakings; or

  (c)
  subjects any property or assets of the Company or any of its Restricted Subsidiaries, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

  (2)
  has no contract, agreement, arrangement or undertaking (except in connection with a Purchase Money Note or Qualified Receivables Transaction) with the Company or any of its Restricted Subsidiaries than on terms no less favorable to the Company or such Restricted Subsidiaries than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and

  (3)
  neither the Company nor any of its Restricted Subsidiaries has any obligation to maintain or preserve the Receivables Subsidiary's financial condition or cause the Receivables Subsidiary to achieve certain levels of operating results.

            Any such designation by the Board of Directors of the Company shall be evidenced to the relevant Trustee by filing with such Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying, to the best of such officer's knowledge and belief after consulting with counsel, that such designation complied with the foregoing conditions.

            "Related Party" means:

  (1)
  any controlling stockholder, 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of any Principal; or

  (2)
  any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

            "Relevant Taxing Jurisdiction" has the meaning ascribed thereto under "—Withholding Taxes."

            "Representative" means any trustee, agent or representative (if any) of an issue of Senior Debt.

            "Restricted Investment" means an Investment other than a Permitted Investment.

            "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

            "Securities Act" means the United States Securities Act of 1933, as amended.

            "Senior Credit Agreement" means (i) the Senior Facilities Agreement among MDCP Acquisitions I, Deutsche Bank AG London, as facility agent and the lenders parties thereto from time to time, as the same may be amended, supplemented or otherwise modified from time to time and (ii) any renewal, extension, refunding, restructuring, replacement, or refinancing thereof (whether with the original facilities agent and lenders or another facilities agent or agents or other lenders and whether provided under the original Senior Facilities Agreement or any other agreement or indenture).

            "Senior Debt" means:

  (1)
  all Indebtedness outstanding under the Senior Notes, all Credit Facilities, all Hedging Obligations and all Other Hedging Agreements (including guarantees thereof) with respect thereto of the Company, whether outstanding on the date of the Subordinated Indentures or thereafter incurred;

  (2)
  any other Indebtedness incurred by the Company or a Restricted Subsidiary, unless the instrument under which such Indebtedness is incurred expressly provides that it is on parity with or subordinated in right of payment to the Subordinated Notes; and

  (3)
  all Obligations with respect to the items listed in the preceding clauses (1) and (2) (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law).

            Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

  (1)
  any liability for federal, state, local or other taxes owed or owing by the Company or MDCP Acquisitions I;

  (2)
  any Indebtedness of the Company or MDCP Acquisitions I to any of its Subsidiaries;

  (3)
  any trade payables; or

  (4)
  the portion of any Indebtedness that is incurred in violation of the relevant Subordinated Indenture (but only to the extent so incurred).

            "Senior Indentures" means the indentures, to be dated September 30, 2002, pursuant to which the Senior Notes of the Company due 2012 are being issued.

            "Senior Notes" means the €350 million 10 1/8% Senior Notes due 2012 of the Company and $545 million 9 5/8% Senior Notes due 2012 of the Company issued pursuant to the Senior Indentures.

            "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

            "Specified Dividends" of a Person means the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Preferred Stock of such Person or any of its Restricted Subsidiaries payable to a party other than the Company or a Wholly Owned Restricted Subsidiary (other than (i) dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) and (ii) dividends to the Company or a Restricted Subsidiary of the Company), times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined effective federal, state, provincial and local tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

            "Specified Employee Plan Contributions" means the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness incurred by such plan or trust; provided, however, that there will be excluded therefrom any such interest expense of any Unrestricted Subsidiary to the extent the related Indebtedness is not Guaranteed or paid by the Company or any Restricted Subsidiary.

            "Specified Existing Indebtedness" means the carrying value, as adjusted for any Hedging Obligations associated therewith in accordance with GAAP, of (i) the $250,000,000 aggregate principal amount outstanding of 6.75% Notes due 2005 issued by Smurfit Capital Funding plc and guaranteed by JSG, (ii) the $292,300,000 aggregate principal amount outstanding of 7.50% Debentures due 2025 issued by Smurfit Capital Funding plc and guaranteed by JSG, (iii) the Private Debt and (iv) the Existing Foreign Subsidiary Indebtedness, in each case, as converted into euros using the then applicable exchange rate.

            "Specified PIK Interest" means any non-cash interest payable (and paid in non-cash) and amortization of any original issue discount on the Subordinated Notes.

            "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company or any of its Restricted Subsidiaries that are reasonably customary in an accounts receivable transaction.

            "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

            "Subordinated Note Registration Rights Agreement" and "Subordinated Note Registration Rights Agreements" means the registration rights agreements, dated as of October 2, 2002, by and among the Company and the Initial Purchasers relating to the registration rights for the Subordinated Notes.

            "Subordinated Notes" means any or all of the issuer's Euro Subordinated Notes and Dollar Subordinated Notes.

            "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the date on which Subordinated Notes are originally issued under the applicable Subordinated Indenture or thereafter incurred) which is subordinate or junior in right of payment to the Subordinated Notes pursuant to a written agreement.

            "Subsidiary" means, with respect to any specified Person:

  (1)
  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and, in respect of the Company, Smurfit MBI; and

  (2)
  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

            "Subscription and Shareholders Agreement" means the Subscription and Shareholders Agreement, dated as of September 5, 2002, among certain investors in Parent.

            "Successor Company" shall have the meaning ascribed thereto under "—Certain Covenants—Merger, Consolidation or Sale of Assets."

            "Tax Redemption Date" has the meaning ascribed thereto under "—Redemption for Taxation Reasons."

            "Taxes" has the meaning ascribed thereto under "—Withholding Taxes."

            "Tender Offer" means the tender offer by MDCP Acquisitions I for the shares of JSG as contemplated by the Tender Offer Documentation.

            "Tender Offer Documentation" means the Offer to Purchase, dated as of July 5, 2002, by MDCP Acquisitions I for the shares of JSG in connection with the Tender Offer, and any accompanying documentation sent or communicated to shareholders of JSG in connection therewith.

            "Tender Offer Loan Notes" means the notes issued by MDCP Acquisitions I as consideration for the shares of JSG in connection with MDCP Acquisitions I's Tender Offer; provided that such loan notes are issued in accordance with Irish law, are not issued after the 14th day following the closing of the Tender Offer and are issued on terms consistent with those described in the Tender Offer Documentation (including, without limitation, with respect to rate of interest).

            "Total Assets" means the total consolidated assets of the Company and its Restricted Subsidiaries, as set forth on the Company's most recent consolidated balance sheet.

            "Transaction Asset Purchaser" means Madison Dearborn Partners (Netherlands) B.V., Madison Global Holdings Limited and Arlonberg Limited. Such entities are currently defined under

"Summary—The Transactions" in this prospectus as the "Newcos" (and collectively, the "Transaction Asset Purchasers").

            "Transaction Asset Sales" means the disposition of assets by JSG and/or one or more of its Subsidiaries to the Transaction Asset Purchasers, as contemplated in prospectus as part of the Transactions among the afore-mentioned Persons in exchange for notes issued by the Transaction Asset Purchasers.

            "Transactions" has the meaning ascribed thereto under the heading "Summary—The Transactions."

            "Unrestricted Subsidiary" means any Subsidiary of the Company and its direct and indirect Subsidiaries that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of such Board of Directors, but only to the extent that such Subsidiary:

  (1)
  has no Indebtedness other than Non-Recourse Debt;

  (2)
  by such designation does not cause the Company to be unable to incur €1.00 of additional Indebtedness pursuant to the first paragraph of the covenant under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock";

  (3)
  is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

  (4)
  is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

  (5)
  has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

            Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the relevant Trustee by filing with such Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "—Certain Covenants—Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the relevant Subordinated Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

            "U.S. Government Securities" shall mean securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under clauses (i) or (ii) are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Securities or a specific payment of interest on or principal of any such U.S. Government Security held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Security or the specific payment of interest on or principal of the U.S. Government Security evidenced by such depository receipt.

            "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

            "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  (1)
  the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

  (2)
  the then outstanding principal amount of such Indebtedness.

            "Wholly Owned Restricted Subsidiary" of any specified Person means any Wholly Owned Subsidiary of such Person which at the time of determination is a Restricted Subsidiary.

            "Wholly Owned Subsidiary" of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Subsidiaries of such Person.

BOOK-ENTRY, SETTLEMENT AND CLEARANCE

General

            The exchange notes are represented by global notes in bearer form without interest coupons, which we refer to as global notes.

            The global euro notes were deposited with Deutsche Bank AG London, as euro book-entry depositary. The global dollar notes were deposited with Deutsche Bank Trust Company Americas, as dollar book-entry depositary. In each case, the global notes are then held for the book-entry depositary by a custodian that in each case has agreed that it will not transfer the global notes except among the book-entry depositary, its nominees, custodians and their respective successors located outside Ireland that are acceptable to issuer. The book-entry depositary maintains a book-entry system in which it recorded the registered owner of a depositary interest for each of the global notes in connection with which it issued a depositary interest in each global note, representing a 100% interest in the respective underlying global note, to:

  •
  The Depository Trust Company, or DTC, in the case of a global dollar note by recording such interest in the dollar book-entry depositary's books and records in the name of Cede & Co., as nominee of DTC; and

  •
  Euroclear and Clearstream in the case of a global euro note by recording such interest in the euro book-entry depositary's books and records in the name of the nominee of the common depositary for Euroclear and Clearstream.

Upon acceptance by DTC, Euroclear or Clearstream, as the case may be, of depositary interests, DTC, Euroclear or Clearstream, as applicable, will record book-entry interests in such depositary interests ("book-entry interests"). DTC, Euroclear and Clearstream, as the case may be, will credit on its book-entry registration and transfer system the participants' accounts with the book-entry interests owned by such participants.

            Book-entry interests may not be exchanged for notes in physical, definitive form except in the limited circumstances under "—Definitive Securities" described below. If any definitive notes are issued, they will only be issued in registered form.

Transfers

            Transfers of book-entry interests between participants in DTC, Euroclear and Clearstream will be effected through DTC, Euroclear and Clearstream, as the case may be, pursuant to customary procedures established by DTC, Euroclear and Clearstream and their respective participants. Transfers between participants in DTC will be effected under DTC's procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

            Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive a book-entry interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving book-entry interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

            Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of a book-entry interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

            DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Issuer, the trustees, the exchange agents and the initial purchasers will have no responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Information Concerning DTC, Euroclear and Clearstream

            All book-entry interests will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.

            DTC has advised us that it is:

  •
  a limited purpose trust company organized under the New York Banking Law;

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  a "banking organization" within the meaning of the New York Banking Law;

  •
  a member of the Federal Reserve System;

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  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.

            DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes in the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's participants include securities brokers and dealers, including the initial purchasers, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

            Euroclear and Clearstream have advised us as follows: Euroclear and Clearstream each hold securities for their account holders and facilitate the clearance and settlement of securities transactions by electronic book-entry transfer between their respective account holders, thereby eliminating the need for physical movements of certificates and any risk from lack of simultaneous transfers of securities.

            Euroclear and Clearstream each provide various services, including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream each also deal with domestic securities markets in several countries through established depositary and custodial relationships. The respective systems of Euroclear and Clearstream have established an electronic bridge between their two systems across which their respective account holders may settle trades with each other.

            Account holders in both Euroclear and Clearstream are worldwide financial institutions, including underwriters, securities brokers and dealers, trust companies and clearing corporations. Indirect access of both Euroclear and Clearstream is available to other institutions that clear through or maintain a custodial relationship with an account holder of either system.

            An account holder's overall contractual relations with either Euroclear or Clearstream are governed by the respective rules and operating procedures of Euroclear or Clearstream and any applicable laws. Both Euroclear and Clearstream act under such rules and operating procedures only on behalf of their respective account holders, and have no record of, or relationship with, persons holding through their respective account holders.

            Although DTC, Euroclear and Clearstream currently follow the foregoing procedures to facilitate transfers of book-entry interests among participants of DTC, Euroclear and Clearstream, they are under no obligation to do so, and such procedures may be discontinued or modified at any time. Issuer, the exchange agents, the trustees and the initial purchasers will have no responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

            The bearer of each global note will be considered the sole holder for all purposes under the relevant indenture. Except as set forth below under "—Definitive Securities," participants or indirect participants will not be entitled to have securities or depositary interests representing such securities registered in their names, will not receive or be entitled to receive physical delivery of securities and will not be considered the owners or holders thereof under the relevant indenture. As a result, holders of book-entry interests must rely on the procedures of the relevant book-entry depositary, participants of DTC, Euroclear and/or Clearstream must rely on the procedures of the applicable clearing system and indirect participants must rely on the procedures of DTC, Euroclear and/or Clearstream, as the case may be, and the procedures of indirect participants through which the person owns its interest in the book-entry interest to exercise any rights of a holder under the relevant indenture.

            The laws of some jurisdictions require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer book-entry interests to such persons will be limited to that extent. Because DTC, Euroclear and Clearstream can act only on behalf of their respective participants, which in turn act on behalf of indirect participants, the ability of a person having book-entry interests to pledge such interests to persons that do not participate in the DTC system, Euroclear or Clearstream, as the case may be, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Payments on Global Notes

            Payments of any amounts owing in respect of the global notes will be made to the custodian for the relevant book-entry depositary, as the holder thereof, which will receive these payments in each case for and on behalf of such book-entry depositary. These payments will fulfill all of issuer's obligations in respect of these payments and issuer will have no further responsibilities or liability in respect of payment. All these amounts will be payable through one or more paying agents outside Ireland appointed under one or more paying agency agreements to the relevant custodian, as the holder of the global notes. Upon receipt of any of these amounts, the custodian or the book-entry depositary, as the case may be, will pay the amount so received to (i) the nominee of DTC as the registered holder of a depositary interest representing the dollar global notes and such payments will be credited to DTC participants' accounts that hold book-entry interests in the dollar global notes on the relevant payment date in accordance with their respective holdings shown on DTC's records and (ii) the common depositary or its nominee, as the registered holder of a depositary interest representing the euro global notes, which will pay the amounts so received to the accounts of participants in Euroclear and Clearstream that hold book-entry interests in the euro global notes, as the case may be, in accordance with the procedures of Euroclear and Clearstream.

            Issuer, the trustees, the initial purchasers and the paying and transfer agent in Luxembourg will have no responsibility or liability for the payment of amounts to owners of book-entry interests, for any aspect of the records relating to or payments made on account of those interests by DTC, Euroclear or Clearstream, or for maintaining, supervising or reviewing any records of DTC, Euroclear or Clearstream relating to those interests.

            Payments by participants and indirect participants in DTC, Euroclear or Clearstream to the owners of book-entry interests will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC, Euroclear or Clearstream.

            As of the date of this prospectus, the trustee for the euro notes and the dollar notes is Deutsche Bank Trust Company Americas, the principal paying agent and transfer agent in respect of the euro notes is Deutsche Bank AG London, the paying agent and the transfer agent in respect of the dollar notes is Deutsche Bank Trust Company Americas, the principal exchange agent for the euro notes is Deutsche Bank AG London, the principal exchange agent for the dollar notes is Deutsche Bank Trust Company Americas, and the paying agent, exchange agent, transfer agent and the registrar in Luxembourg is Deutsche Bank Luxembourg S.A.

            Issuer may change the paying agent, exchange agent or registrar without prior notice to the holders of the notes, and issuer or any of its subsidiaries may act as paying agent, exchange agent or registrar. So long as the notes are listed on the Luxembourg Stock Exchange, notice of a change of paying agent, exchange agent or registrar will be published in a newspaper having a general circulation in Luxembourg.

            In all circumstances, issuer will ensure that:

  •
  a paying agent in respect of the euro notes is maintained in London, England;

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  a paying agent in respect of the dollar notes is maintained in the City and State of New York;

  •
  for so long as the notes are listed on any securities exchange, any requirement of the exchange as to paying agents is satisfied; and

  •
  at all times there is a registrar, a paying agent, and a trustee.

            So long as the notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, issuer will maintain a paying agent and transfer agent in Luxembourg.

Definitive Notes

            Owners of book-entry interests will receive definitive notes in registered form only if:

  •
  DTC (in the case of the dollar global notes) or Euroclear or Clearstream (in the case of euro global notes) notifies issuer at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

  •
  in the case of either the euro global notes or the global dollar notes, issuer notifies the the relevant trustee that we elect to cause the issuance of definitive notes in registered form;

  •
  in the case of either the euro global notes or the dollar global notes or the relevant indenture (including the occurrence and continuation of a default or an event of default under the terms of the relevant indenture);

  •
  in the case of the dollar global notes, DTC ceases to be registered as a clearing agency under the Exchange Act, as amended, and a successor depositary is not appointed within 90 days;

  •
  the relevant book-entry depositary is at any time unwilling or unable to continue as book-entry depositary and a successor book-entry depositary is not appointed by issuer within 90 days; or

  •
  in addition, if there is an event of default under either of the indentures, each of DTC, Euroclear and Clearstream reserves the right to exchange the relevant global notes for legended securities in definitive form and to distribute such definitive securities to its respective participants.

            Depositary interests representing a global note may also be exchanged for definitive notes upon prior written notice given to the relevant trustee by or on behalf of DTC, Euroclear or Clearstream in accordance with the relevant indenture and the relevant deposit and custody agreement. In all cases, definitive notes delivered in exchange for any depositary interests representing global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC, Euroclear or Clearstream, as applicable (in accordance with its customary procedures). In no event will definitive notes in bearer form be issued.

            Exchanges of book-entry interests for definitive notes will be made in respect of the aggregate amount of notes outstanding at that time, at no expense to holders of book-entry interests. The indentures contain provisions relating to the maintenance by a registrar of a register reflecting ownership of definitive notes, if any, and other provisions customary for a registered debt security. Payment of principal and interest on each definitive note will be made to the holder appearing on the register at the close of business on the record date at the address shown for such holder on the register on the record date.

            In the case of definitive notes, the holder of any definitive note may transfer that note by surrendering it at the offices or agencies of the issuer maintained for that purpose within the City and State of New York or London, England or, for so long as the notes are listed on the Luxembourg Stock Exchange, the transfer agent maintained in Luxembourg. In the event of a partial transfer of a holding represented by one certificate, or partial redemption of a holding represented by one certificate, (1) a new certificate will be issued to the transferee in respect of the part transferred or redeemed and (2) a further new certificate in respect of the balance of the holding not transferred or redeemed will be issued to the transferor. After a holder has duly surrendered a definitive note for transfer, the trustee or the transfer agent in Luxembourg, will register the transfer and deliver a new definitive note (of a like amount to that of the definitive note so transferred) to the transferee at the offices of the trustee in the City and State of New York or in London, England or, for so long as the notes are listed on the Luxembourg Stock Exchange, at the offices of the transfer agent in Luxembourg. Each new certificate to be issued will be available for delivery within 10 business days at the office of the trustee in the City and State of New York or in London, England or, for so long as the notes are listed on the Luxembourg Stock Exchange, at the office of the paying and transfer agent in Luxembourg. The Company will pay the costs of preparing, printing, packaging and delivering the definitive notes.

            If definitive notes are issued and a holder of a definitive note claims that the note has been lost, destroyed or wrongfully taken or if that note is mutilated and is surrendered to the relevant trustee or the principal paying agent on its behalf, issuer will issue and the the trustee will authenticate a replacement note if requirements of the trustee and issuer are met. Such replacement note will be available for delivery at the office of the trustee in the City and State of New York or in London, England, for so long as the notes are listed on the Luxembourg Stock Exchange, or at the office of the paying and transfer agent in Luxembourg. If required by the the trustee or issuer, a holder must post an indemnity bond sufficient in the judgment of the trustee and issuer to protect them or any paying agent or authenticating agent appointed under the relevant indenture from any loss which any of them may suffer if a note is replaced. Issuer and the trustee may charge for expenses in replacing a note.

            Holders should be aware that, under current Irish tax law, upon the issuance to a holder of definitive notes, the holder may become subject to Irish income tax, currently at 20%, to be withheld on any payments of interest on the notes. For further details, see "Taxation—Irish Taxation." However, U.S. holders of definitive notes may be entitled to avoid such withholding by making a claim under the Ireland/U.S. Tax treaty or to receive a refund of withheld amounts from the Irish Revenue in some circumstances. In addition, holders of definitive notes may be entitled to receive Additional Amounts with respect to such withholding taxes. See "Description of the Senior Notes—Withholding Taxes" and "Description of the Subordinated Notes—Withholding Taxes."

TAXATION

            The following is a description of the material U.S. tax consequences of participating in the exchange offer and of the acquisition, ownership and disposition of the notes, and the material Irish tax consequences of participating in the exchange offer and of the acquisition, ownership and disposition of the notes. The statements regarding U.S. and Irish tax laws and practices set out below, including the statements regarding U.S./Irish double taxation convention relating to income and capital gains, which we refer to as the Tax Treaty, assume that the notes were issued, and transfers thereof and payments thereon will be made, in accordance with the applicable notes indenture.

            For purposes of the Tax Treaty and the U.S. Internal Revenue Code of 1986, as amended to the date hereof, which we refer to as the Code, U.S. Holders of book-entry interests will be treated as owners of the notes underlying such book-entry interests and, except as noted below, the tax consequences of owning book-entry interests will be the same as those applicable to ownership of the notes.

            Prospective purchasers of the notes are also advised to consult their own tax advisors as to the U.S., Irish or other tax consequences of the purchase, ownership and disposition of the notes, including the effect of any state, local, or foreign tax laws.

United States Taxation

            The following discussion of the material U.S. federal income tax consequences of participating in the exchange offer and of the acquisition, ownership and disposition of the notes represents the opinion of Kirkland and Ellis, U.S. tax counsel to issuer. This discussion deals only with investors that will hold notes as capital assets. The discussion does not cover all aspects of U.S. federal taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, the acquisition, ownership or disposition of notes by particular investors, and does not address state, local, foreign or other tax laws. In particular, this discussion does not address all of the tax considerations that may be relevant to certain types of investors subject to special treatment under the U.S. federal income tax laws (such as banks, insurance companies, regulated investment companies, real estate investment trusts, investors liable for the alternative minimum tax, individual retirement accounts and other tax-deferred accounts, tax-exempt organizations, dealers in securities or currencies, investors that will hold the notes as part of a straddle or hedging, constructive sale, integrated or conversion transactions for U.S. federal tax purposes, a person that actually or constructively owns more than 10% of the voting stock of parent, traders in securities that have elected the mark-to-market method of accounting for their securities, or investors whose functional currency is not the U.S. dollar).

            As used herein, the term "U.S. Holder" generally means (i) a citizen or resident of the U.S. for U.S. federal income tax purposes, (ii) a corporation, partnership or limited liability company created or organized under the laws of the U.S. or any political subdivision thereof, (iii) a person or entity that is otherwise subject to U.S. federal income tax on a net income basis in respect of income derived from the notes or (iv) a partnership to the extent the interest therein is owned by a person who is described in clause (i), (ii) or (iii) of this paragraph. As used herein, the term "Non-U.S. Holder" means anyone that is not a U.S. Holder.

            This discussion assumes that, for U.S. federal income tax purposes, the notes are treated as debt.

            The discussion is based on the Code, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, perhaps with retroactive effect.

            If a partnership holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partners in partnerships that hold our notes should consult their tax advisors.

            The discussion may not address your particular circumstances. You are thus urged to consult your tax advisors as to the federal, state, local, foreign and other tax consequences of acquiring, owning and disposing of the notes to you based on your particular circumstances.

Consequences to U.S. Holders

    Exchange Offer—Senior Notes and Subordinated Notes

            The exchange of existing senior notes for exchange senior notes (with substantially identical terms) in the exchange offer will not be a taxable event for U.S. federal income tax purposes, and a holder of exchange notes will have the same tax basis and holding period in such exchange senior notes that such holder had in the existing senior notes.

            The exchange of existing subordinated notes for exchange subordinated notes (with substantially identical terms) in the exchange offer will not be a taxable event for U.S. federal income tax purposes, and a holder of exchange notes will have the same tax basis and holding period in such exchange subordinated notes that such holder had in the existing subordinated notes.

            Payment of Interest.    The senior notes were not issued with original issue discount. Accordingly, a U.S. Holder will be taxed on the interest on a senior note at ordinary income rates at the time at which such interest accrues or is received in accordance with such U.S. Holder's regular method of accounting for U.S. federal income tax purposes.

            A U.S. Holder who uses the cash method of accounting for federal income tax purposes and who receives interest on a euro senior note, which we refer to as a "foreign currency senior note," in a currency other than the U.S. dollar, which we refer to as "foreign currency," will be required to include in income the U.S. dollar value of such foreign currency, determined using the spot rate in effect on the date such payment is received, regardless of whether the payment is in fact converted to U.S. dollars at that time. No currency exchange gain or loss will be recognized by such holder on such interest payments if the foreign currency is converted into U.S. dollars on the date received at that spot rate. The U.S. federal income tax consequences to a U.S. Holder of a foreign currency senior note of the conversion of foreign currency received in respect of the foreign currency senior note to U.S. dollars are described below. See "—Exchange of Foreign Currencies."

            A U.S. Holder who uses the accrual method of accounting for federal income tax purposes will be required to include in income the U.S. dollar value of the amount of interest income accrued with respect to a foreign currency senior note in a taxable year in accordance with either of two methods. Under the first method, the U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the relevant interest accrual period, or with respect to an accrual period that spans two taxable years, at the average rate for the portion of such accrual period within the taxable year. The average rate of exchange for an interest accrual period (or portion thereof) is the simple average of the spot rates for each business day of such period (or such other average that is reasonably derived and consistently applied). Under the second method, an accrual basis U.S. Holder may elect to translate such accrued interest income using the spot rate in effect on the last day of the accrual period or, with respect to a partial accrual period, using the spot rate in effect on the last day of the taxable year. If the last day of an accrual period is within five business days of the receipt of the accrued interest, a U.S. Holder may translate such interest using the spot rate in effect on the date of receipt. The above described election must be made in a statement filed with the U.S. Holder's first U.S. tax return for which the election is effective and must be applied consistently to all debt obligations held by the U.S. Holder from year to year and may not be changed without the consent of the Internal Revenue Service. Whether or not such election is made, a U.S. Holder may recognize exchange gain or loss (which will be treated as ordinary income or loss) with respect to accrued interest income on the date such interest income is actually paid or received (including upon a sale or other disposition of such note, the receipt of proceeds of which include amounts attributable to accrued interest previously included in income). The amount of ordinary income or loss recognized will be equal to the difference, if any, between the U.S. dollar value of the foreign currency received (determined using the spot rate in effect on the date such payment is received) in respect of such accrued interest and the U.S. dollar value of the interest income that accrued during such interest accrual period (as determined above). No additional exchange gain or loss will be recognized by such holder if such foreign currency is converted to U.S. dollars on the date received at that spot rate. The U.S. federal tax consequences of the conversion of foreign currency into U.S. dollars are described below. See "—Exchange of Foreign Currencies."

            Disposition of Senior Notes.    Upon the sale, exchange, retirement, or other disposition of a senior note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement, or other disposition (less any portion attributable to accrued but unpaid interest or market discount (discussed below), both of which will be treated as ordinary income for U.S. federal income tax purposes) and such U.S. Holder's adjusted tax basis in a senior note. A U.S. Holder's adjusted tax basis in a dollar senior note generally will equal the cost of the dollar senior note to such U.S. Holder, less any principal payments received by such U.S. Holder plus any market discount previously included in income by the holder with respect the senior note. Assuming the foreign currency notes are not traded on an established securities market, (1) the amount realized by a U.S. Holder on a sale, exchange, retirement, or other disposition of a foreign currency senior note generally will be based on the U.S. dollar value of the foreign currency on the date of disposition, and (2) a U.S. Holder's adjusted tax basis in a foreign currency senior note will equal the U.S. dollar cost of the foreign currency senior note to such holder on the date of purchase less any principal payments received by the U.S. Holder plus any market discount previously included in income by the holder with respect the senior note.

            If the foreign currency senior notes are traded on an established securities market, a special rule applies for the determination of the amount realized and the basis of the foreign currency senior notes held by a cash basis taxpayer. Pursuant to this rule, units of foreign currency paid or received are translated into U.S. dollars at the spot rate on the settlement date of the purchase or sale. In that case, no exchange gain or loss will result from currency fluctuations between the trade date and the settlement date of such a purchase or sale. An accrual basis taxpayer may elect the same treatment required of cash basis taxpayers with respect to purchases and sales of foreign currency senior notes that are traded on an established securities market, provided the election is applied consistently from year to year. Such election may not be changed without the consent of the Internal Revenue Service.

            Except as provided below with respect to gain or loss on a foreign currency senior note attributable to currency fluctuations, a U.S. Holder's gain or loss realized upon the sale, exchange, retirement or other disposition of a senior note will generally be treated as U.S. source gain or loss and will be long-term capital gain or loss if, at the time of the sale, exchange, retirement or other disposition of a senior note, the U.S. Holder has held the senior note for more than one year. If a U.S. Holder is an individual and the senior note being sold, exchanged, or retired is a capital asset held for more than one year, the U.S. Holder may be eligible for reduced rates of taxation on any capital gain recognized. The ability to deduct capital losses is subject to limitations.

            To the extent that the amount realized on a sale, exchange, retirement, or other disposition of a senior note represents accrued but unpaid interest, such amount must be taken into account as interest income, if it was not previously included in income, and exchange gain or loss may be realized as described above. See "—Payment of Interest." In the case of a U.S. Holder who acquired the senior notes with market discount (discussed below), any gain recognized upon the sale, exchange, redemption, or other disposition of the senior notes generally will be treated as ordinary income to the extent of the market discount that accrued during the period such U.S. Holder held such senior notes, unless the U.S. Holder previously had elected to include such accrued market discount in the U.S. Holder's income on a current basis. See "—Market Discount and Bond Premium."

            Gain or loss realized by a U.S. Holder upon the sale, exchange, or retirement, or other disposition of a foreign currency senior note that is attributable to fluctuations in the rate of exchange between the U.S. dollar and the foreign currency will be ordinary income or loss and generally will be treated as U.S. source gain or loss. Gain or loss attributable to fluctuations in exchange rates will equal the difference between (i) the U.S. dollar value of the foreign currency principal amount of the foreign currency senior note, determined at the spot rate on the date such payment is received or the foreign currency senior note is disposed of (or, where the foreign currency senior note is traded on an established securities market and the holder is a cash-basis taxpayer or an electing accrual basis taxpayer, on the settlement date), and (ii) the U.S. dollar value of the principal amount of the foreign currency senior note, determined at the spot rate on the date the U.S. Holder acquired the foreign currency senior note. Such foreign currency exchange gain or loss will be recognized only to the extent of the total gain or loss realized by the U.S. Holder on the sale, exchange, retirement, or other disposition of the foreign currency senior note.

Market Discount and Bond Premium

            A U.S. Holder who purchases a senior note at a "market discount" that exceeds a statutorily defined de minimis amount will be subject to the "market discount" rules. In general, "market discount" is the excess of a debt instrument's stated redemption price at maturity over the holder's basis in such debt instrument immediately after its acquisition. The stated redemption price at maturity of a debt instrument is the sum of all amounts payable with respect to the debt instrument, whether denominated as principal or interest (other than qualified stated interest payments). Qualified stated interest generally means stated interest that is unconditionally payable in cash or other property (other than additional debt instruments of the issuer) at least annually at a single fixed rate (or at certain qualifying variable rates).

            Any gain on sale of a debt instrument attributable to a U.S. Holder's unrecognized accrued market discount is generally treated as ordinary income to the U.S. Holder. The amount of accrued market discount is calculated on a ratable basis or, at the election of the holder, on a constant yield to maturity basis. In addition, a U.S. Holder who acquires a debt instrument at a market discount may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or maintained to purchase or carry the debt instrument until the U.S. Holder disposes of the debt instrument in a taxable transaction.

            Instead of recognizing any market discount upon a disposition of a senior note (and being required to defer any applicable interest expense), a U.S. Holder may elect to include market discount in income currently as the discount accrues. Any current accruals of market discount with respect to senior notes pursuant to such election should be treated as interest on the senior notes (as discussed above). The current income inclusion election, once made, applies to all market discount obligations acquired by the electing U.S. Holder on or after the first day of the first taxable year in which the election applies, and may not be revoked without the consent of the IRS.

            Accrued market discount on a foreign currency senior note (other than market discount that a U.S. Holder has elected to currently include in income) will be translated into U.S. dollars at the spot rate on the date the foreign currency senior note is sold, exchanged, redeemed, or otherwise disposed of. No part of such accrued market discount is treated as exchange gain or loss. Accrued market discount that a U.S. Holder has elected to currently include in income will be translated into U.S. dollars at the average exchange rate for the accrual period. Such U.S. Holder may recognize exchange gain or loss (which will be treated as ordinary income or loss) with respect to market discount on the date such market discount is actually received (including upon a sale or other disposition of such note, the receipt of the proceeds of which include amounts attributable to accrued market discount previously included in income). The amount of ordinary income or loss recognized will be equal to the difference, if any, between the U.S. dollar value of the foreign currency received (determined using the spot rate in effect on the date such payment is received) in respect of such accrued market discount and the U.S. dollar value of the market discount that accrued during such accrual period. No additional exchange gain or loss will be recognized by such holder if such foreign currency is converted to U.S. dollars on the date received at that spot rate. The U.S. federal tax consequences of the conversion of foreign currency into U.S. dollars are described below. See "—Exchange of Foreign Currencies."

            In the event that a senior note is purchased at a premium, i.e., for an amount in excess of the amount payable at maturity, a U.S. Holder generally may elect to offset payments of qualified stated interest on such senior note by an allocable portion of the premium (which will result in a corresponding reduction in such U.S. Holder's tax basis in the senior note). The portion of the premium allocable to each interest payment generally is calculated based on the U.S. Holder's yield to maturity for the senior note. If a U.S. Holder elects to amortize bond premium with respect to the senior note, such election will also apply to all other debt instruments held by such U.S. Holder during the year in which the election is made and to all debt instruments acquired after that year. The election may not be revoked without the consent of the IRS.

            A U.S. Holder of foreign currency senior notes who has elected to offset payment of qualified stated interest on such foreign currency notes with an allocable portion of the premium will reduce interest income in units of foreign currency. Exchange gain or loss will be realized with respect to such premium by treating the portion of such premium amortized as a return of principal. With respect to a holder who does not elect to amortize premium, the amount of premium will constitute a market loss when the foreign currency note matures.

            Exchange of Foreign Currencies.    A U.S. Holder will have a tax basis in any foreign currency received as interest or on the sale, exchange, retirement or other disposition of a senior note equal to such currency's U.S. dollar value at the time such foreign currency is received. As discussed above, however, if the foreign currency senior notes are traded on an established securities market, cash basis taxpayers (or, upon election, accrual basis taxpayers) will determine the U.S. dollar value of any foreign currency received in connection with the sale, exchange, retirement or other disposition by translating such foreign currency received at the spot rate of exchange on the settlement date of the sale, exchange, retirement or other disposition. Any gain or loss realized by a U.S. Holder on a sale or other disposition of foreign currency (including the exchange of such currency for U.S. dollars) will be ordinary income or loss and generally will be U.S. source gain or loss.

            Foreign Tax Credit.    Interest received (and market discount recognized) by a U.S. Holder generally will be treated as foreign source income and will be considered "passive" income or "financial services" income, which is treated separately from other types of income in computing the foreign tax credit such U.S. Holder may take under U.S. federal income tax laws.

    Subordinated Notes

            Payment of Stated Interest and OID.    The subordinated notes were issued with OID equal to the difference between their issue price and their stated redemption price at maturity. The original issue price of each dollar subordinated note was $970.94 (as reduced by any payments made by issuer of Irish stamp duty on the initial issuance of the warrants, which is technically a liability of the initial beneficial holder of the warrant). The original issue price of each euro subordinated note was €970.42 (as reduced by any payments made by issuer of Irish stamp duty on the initial issuance of the warrants, which is technically a liability of the initial beneficial holder of the warrant).

            The stated redemption price at maturity of the subordinated notes is the sum of all amounts payable with respect to the subordinated notes, whether denominated as principal or interest (other than qualified stated interest payments). Qualified stated interest generally means stated interest that is unconditionally payable in cash or other property (other than additional debt instruments of issuer) at least annually at a single fixed rate (or at certain qualifying variable rates). Because interest on the subordinated notes is not unconditionally payable in cash or other property (other than additional debt instruments of issuer) at least annually, none of the stated interest with respect to the subordinated notes will be qualified stated interest. Consequently, all of the stated interest payments (including any additional debt instruments of issuer, if any, issued in respect to a subordinated note) on a subordinated note will be included in the stated redemption price at maturity of such subordinated note for U.S. federal income tax purposes and must be accrued by a U.S. holder pursuant to the original issue discount rules, as described below.

            Generally, U.S. Holders will be required to include the OID in ordinary income for U.S. federal income tax purposes as it accrues in advance of cash payments attributable to such income (regardless of whether the U.S. Holder is a cash or accrual method taxpayer). OID will generally be treated as interest income to the U.S. Holder and will accrue on a constant yield-to-maturity basis over the life of the subordinated notes.

            The amount of OID accruing with respect to any subordinated note will be the sum of the "daily portions" of OID with respect to such subordinated note for each day during the taxable year in which a U.S. Holder owns a subordinated note, or accrued OID. The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. An accrual period may be of any length and may vary in length over the term of a subordinated note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day or on the first day of an accrual period. The amount of OID accruing during any full accrual period with respect to a subordinated note will be equal to: (i) the "adjusted issue price" of such subordinated note at the beginning of that accrual period, multiplied by (ii) the yield to maturity of such subordinated note. The yield to maturity is the discount rate which, when used in computing the present value of all principal and interest payments to be made under a subordinated note, produces an amount equal to the subordinated note's issue price.

            OID allocable to a final accrual period is the difference between the amount payable at maturity and the adjusted issue price at the beginning of the final accrual period. If all accrual periods are of equal length, except for an initial short accrual period, the amount of OID allocable to the initial short accrual period may be computed under any reasonable method. The adjusted issue price of a subordinated note at the beginning of its first accrual period will be equal to its issue price. The adjusted issue price at the beginning of any subsequent accrual period will be equal to (i) the adjusted issue price at the beginning of the preceding accrual period, plus (ii) the amount of OID accrued during the preceding accrual period, minus (iii) payments made on the subordinated note during the preceding accrual period.

            A U.S. Holder of a euro subordinated note will be required to include in income the U.S. dollar value of the amount of OID accrued with respect to such euro subordinated note in a taxable year in accordance with either of two methods. Under the first method, the U.S. dollar value of such accrued OID will be determined by translating such income at the average rate of exchange for the relevant accrual period, or with respect to an accrual period that spans two taxable years, at the average rate for the portion of such accrual period within the taxable year. The average rate of exchange for an accrual period (or portion thereof) is the simple average of the spot rates for each business day of such period (or such other average that is reasonably derived and consistently applied). Under the second method, a U.S. Holder may elect to translate such accrued OID using the spot rate in effect on the last day of the accrual period or, with respect to a partial accrual period, using the spot rate in effect on the last day of the taxable year. If the last day of an accrual period is within five business days of the receipt of the accrued OID, a U.S. Holder may translate such OID using the spot rate in effect on the date of receipt. The above-described election must be made in a statement filed with the U.S. Holder's first U.S. tax return for which the election is effective and must be applied consistently to all debt obligations held by the U.S. Holder from year to year and may not be changed without the consent of the Internal Revenue Service. Whether or not such election is made, a U.S. Holder may recognize exchange gain or loss (which will be treated as ordinary income or loss) with respect to accrued OID on the date such OID is actually paid or received (including upon a sale or other disposition of such subordinated note, the receipt of proceeds of which include amounts attributable to accrued OID previously included in income). The amount of ordinary income or loss recognized will be equal to the difference, if any, between the U.S. dollar value of the foreign currency received (determined using the spot rate in effect on the date such payment is received) in respect of such accrued OID and the U.S. dollar value of the OID that accrued during such accrual period (as determined above). No additional exchange gain or loss will be recognized by such holder if such foreign currency is converted to U.S. dollars on the date received at that spot rate. The U.S. federal tax consequences of the conversion of foreign currency into U.S. dollars are described below. See "—Exchange of Foreign Currencies."

            Additional Subordinated Notes Affecting Yield to Maturity for OID Calculations.    Interest accruing on the subordinated notes will be payable, at issuer's option, in cash or in the form of additional subordinated notes. For purposes of computing the amount of OID and the yield to maturity of the subordinated notes, we will be deemed to exercise or not exercise such payment option in a manner which minimizes the yield to maturity on the subordinated notes. Because the subordinated notes are being issued at a discount, under the Treasury Regulations, we will be assumed to exercise the option to pay interest in the form of additional subordinated notes for purposes of calculating the yield to maturity. However, if, contrary to such assumption, we actually make payments in cash, the original subordinated note is treated as if we made a pro rata prepayment equal to the amount of the cash interest payment. A pro rata prepayment is treated as a payment in retirement of a portion of a debt instrument, which would likely result in gain to a U.S. Holder because the subordinated notes are being issued at a discount. In such case, a U.S. Holder will be required to allocate the adjusted tax basis and adjusted issue price of such holder's subordinated note (which is treated as a single debt instrument for U.S. federal income tax purposes) between the original subordinated note and any additional subordinated notes received with respect thereto in proportion to their relative principal amounts. For determining whether such gain is short or long term, a U.S. Holder's holding period in any additional subordinated notes with respect to an original subordinated note would likely be identical to the such holder's holding period for the original subordinated note with respect to the additional subordinated notes were received. Prospective investors are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the option to pay interest in the form of additional subordinated notes.

            Disposition of Subordinated Notes.    Upon the sale, exchange, retirement, or other disposition of a subordinated note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement, or other disposition and such U.S. Holder's adjusted tax basis in a subordinated note. Foreign currency received with respect to a euro subordinated note will be considered first as the payment of unpaid OID (on which exchange gain or loss is recognized as described above) and then as payment of principal.

            A U.S. Holder's adjusted tax basis in a dollar subordinated note generally will equal the cost of the dollar subordinated note to such U.S. Holder, increased by any OID previously accrued in gross income in respect to the dollar subordinated note and any market discount previously included in income by the holder with respect the subordinated note, and decreased by all payments received on the dollar subordinated note.

            Assuming the euro subordinated notes are not traded on an established securities market, (1) the amount realized by a U.S. Holder on a sale, exchange, retirement, or other disposition of a euro subordinated note generally will be based on the U.S. dollar value of the foreign currency on the date of disposition, and (2) a U.S. Holder's adjusted tax basis in a euro subordinated note will equal the U.S. dollar cost of the euro subordinated note to such holder on the date of purchase, increased by any OID previously accrued in gross income in respect to the euro subordinated note and any market discount previously included in income by the holder with respect to the subordinated note, and decreased by all payments received on the euro subordinated note.

            If the euro subordinated notes are traded on an established securities market, a special rule applies for the determination of the amount realized and the basis of the euro subordinated notes held by a cash basis taxpayer. Pursuant to this rule, units of foreign currency paid or received are translated into U.S. dollars at the spot rate on the settlement date of the purchase or sale. In that case, no exchange gain or loss will result from currency fluctuations between the trade date and the settlement date of such a purchase or sale. An accrual basis taxpayer may elect the same treatment required of cash basis taxpayers with respect to purchases and sales of euro subordinated notes that are traded on an established securities market, provided the election is applied consistently from year to year. Such election may not be changed without the consent of the Internal Revenue Service.

            Except as provided below with respect to gain or loss on a euro subordinated note attributable to currency fluctuations, a U.S. Holder's gain or loss realized upon the sale, exchange, retirement, or other disposition of a subordinated note will generally be treated as U.S. source gain or loss and will be long-term capital gain or loss if, at the time of the sale, exchange, retirement or other disposition of a subordinated note, the U.S. Holder has held the subordinated note for more than one year. If a U.S. Holder is an individual and the subordinated note being sold, exchanged, or retired is a capital asset held for more than one year, the U.S. Holder may be eligible for reduced rates of taxation on any capital gain recognized. The ability to deduct capital losses is subject to limitations.

            In the case of a U.S. Holder who acquired the subordinated notes with market discount (discussed below), any gain recognized upon the sale, exchange, redemption, or other disposition of the subordinated notes generally will be treated as ordinary income to the extent of the market discount that accrued during the period such U.S. Holder held such subordinated notes, unless the U.S. Holder previously had elected to include such accrued market discount in the U.S. Holder's income on a current basis. See "—Market Discount and Acquisition Premium."

            Gain or loss realized by a U.S. Holder upon the sale, exchange, retirement, or other disposition of a euro subordinated note that is attributable to fluctuations in the rate of exchange between the U.S. dollar and the foreign currency will be ordinary income or loss and generally will be treated as U.S. source gain or loss. Gain or loss attributable to fluctuations in exchange rates will equal the difference between (i) the U.S. dollar value of the foreign currency principal amount of the euro subordinated note, determined at the spot rate on the date such payment is received or the euro subordinated note is disposed of (or, where the euro subordinated note is traded on an established securities market and the holder is a cash-basis taxpayer or an electing accrual basis taxpayer, on the settlement date), and (ii) the U.S. dollar value of the principal amount of the euro subordinated note, determined at the spot rate on the date the U.S. Holder acquired the euro subordinated note. Such foreign currency exchange gain or loss will be recognized only to the extent of the total gain or loss realized by the U.S. Holder on the sale, exchange, retirement, or other disposition of the euro subordinated note.

            Treatment of Additional Subordinated Notes.    Interest accruing on the subordinated notes will be payable, at issuer's option, in cash or in the form of additional subordinated notes. For U.S. federal income tax purposes, payment of interest in the form additional subordinated notes is not considered a payment made on the original subordinated notes, and additional subordinated notes issued as payment of interest will be aggregated with the original subordinated note and treated as a single debt instrument for U.S. federal income tax purposes. The above discussion therefore assumes that the sale, exchange, retirement, or other disposition of a subordinated note by a U.S. Holder is a disposition of such single debt instrument (i.e., is a disposition of such holder's interest in the original subordinated note and any additional subordinated notes received with respect thereto). If, contrary to such assumption, the sale, exchange, retirement, or other disposition of the original subordinated note or any additional subordinated notes received with respect thereto occurs in separate transactions, although not free from doubt, a U.S. Holder would likely be required to allocate the adjusted tax basis and adjusted issue price of such holder's subordinated note (which, as described above, is treated as a single debt instrument for U.S. federal income tax purposes) between the original subordinated note and any additional subordinated notes received with respect thereto in proportion to their relative principal amounts. In such case, a U.S. Holder's holding period in any additional subordinated notes with respect to an original subordinated note would likely be identical to the such holder's holding period for the original subordinated note with respect to the additional subordinated notes were received. Prospective purchasers are advised to consult their own tax advisors as to the U.S. federal income tax consequences of disposing of the original subordinated note and any additional subordinated notes received with respect thereto in separate transactions.

Market Discount and Acquisition Premium

            A U.S. Holder who purchases a subordinated note at a "market discount" that exceeds a statutorily defined de minimis amount will be subject to the "market discount" rules. In general, in the case of a debt instrument issued with OID, "market discount" is the excess of the debt instrument's "revised issue price" over the holder's basis in the debt instrument immediately after its acquisition. The "revised issue price" of a debt instrument is the sum of the issue price of the debt instrument and all OID income on the debt instrument includible in the income of all holders prior to the taxpayer's acquisition of the debt instrument (although the matter is not free from doubt, such amount will likely be reduced by the amount of any payments on the debt instrument prior to the taxpayers acquisition thereof).

            Any gain on sale of such instrument attributable to a U.S. Holder's unrecognized accrued market discount is generally treated as ordinary income to the U.S. Holder. The amount of accrued market discount is calculated on a ratable basis or, at the election of the holder, on a constant yield to maturity basis. In addition, a U.S. Holder who acquires a debt instrument at a market discount may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or maintained to purchase or carry the debt instrument until the U.S. Holder disposes of the debt instrument in a taxable transaction.

            Instead of recognizing any market discount upon a disposition of a subordinated note (and being required to defer any applicable interest expense), a U.S. Holder may elect to include market discount in income currently as the discount accrues. Any current accruals of market discount with respect to subordinated notes pursuant to such election should be treated in a manner consistent with accruals of OID on the subordinated notes (as discussed above). The current income inclusion election, once made, applies to all market discount obligations acquired by the electing U.S. Holder on or after the first day of the first taxable year in which the election applies, and may not be revoked without the consent of the IRS.

            Accrued market discount on a euro subordinated note (other than market discount that a U.S. Holder has elected to currently include in income) will be translated into U.S. dollars at the spot rate on the date the foreign currency senior note is sold, exchanged, redeemed, or otherwise disposed of. No part of such accrued market discount is treated as exchange gain or loss. Accrued market discount that a U.S. Holder has elected to currently include in income will be translated into U.S. dollars at the average exchange rate for the accrual period. Such U.S. Holder may recognize exchange gain or loss (which will be treated as ordinary income or loss) with respect to market discount on the date such market discount is actually received (including upon a sale or other disposition of such note, the receipt of the proceeds of which include amounts attributable to accrued market discount previously included in income). The amount of ordinary income or loss recognized will be equal to the difference, if any, between the U.S. dollar value of the foreign currency received (determined using the spot rate in effect on the date such payment is received) in respect of such accrued market discount and the U.S. dollar value of the market discount that accrued during such accrual period. No additional exchange gain or loss will be recognized by such holder if such foreign currency is converted to U.S. dollars on the date received at that spot rate. The U.S. federal tax consequences of the conversion of foreign currency into U.S. dollars are described below. See "—Exchange of Foreign Currencies."

            A U.S. Holder who purchases a subordinated note at a price exceeding the adjusted issue price of the subordinated note will have "acquisition premium" equal to such excess. The amount of OID includible in gross income is reduced by a proportional amount of the acquisition premium. In effect, the amount of OID required to be included is equal to the gross amount of the required OID inclusion multiplied by a constant fraction whose numerator is the excess of the subordinated note's "stated redemption price at maturity" over its purchase price and whose denominator is the OID remaining to be accrued. A U.S. Holder of a euro subordinated note who has purchased such euro subordinated note with an acquisition premium will reduce OID accruals in units of foreign currency. Exchange gain or loss will be realized with respect to such acquisition premium on the date such acquisition premium is received by treating the amount of such acquisition premium received as a return of principal.

            Exchange of Foreign Currencies.    A U.S. Holder will have a tax basis in any foreign currency received as stated interest or on the sale, exchange, retirement or other disposition of a subordinated note equal to such currency's U.S. dollar value at the time such foreign currency is received. As discussed above, however, if the euro subordinated notes are traded on an established securities market, cash basis taxpayers (or, upon election, accrual basis taxpayers) will determine the U.S. dollar value of any foreign currency received in connection with the sale, exchange, retirement or other disposition by translating such foreign currency received at the spot rate of exchange on the settlement date of the sale, exchange, retirement or other disposition. Any gain or loss realized by a U.S. Holder on a sale or other disposition of foreign currency (including the exchange of such currency for U.S. dollars) will be ordinary income or loss and generally will be U.S. source gain or loss.

            Foreign Tax Credit.    Income from accrued OID (and market discount recognized) generally will be treated as foreign source income and will be considered "passive" income or "financial services" income, which is treated separately from other types of income in computing the foreign tax credit a U.S. Holder may take under U.S. federal income tax laws.

Consequences to Non-U.S. Holders

    Exchange Offer—Senior Notes and Subordinated Notes

            The exchange of existing senior notes for exchange senior notes (with substantially identical terms) in the exchange offer will not be a taxable event for U.S. federal income tax purposes, and a holder of exchange notes will have the same tax basis and holding period in such exchange senior notes that such holder had in the existing senior notes.

            The exchange of existing subordinated notes for exchange subordinated notes (with substantially identical terms) in the exchange offer will not be a taxable event for U.S. federal income tax purposes, and a holder of exchange notes will have the same tax basis and holding period in such exchange subordinated notes that the such holder had in the existing subordinated notes.

    Senior Notes

            Interest and Market Discount on the Senior Notes.    A Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding with respect to the interest (or market discount) on a senior note. If, however, the interest (including market discount) on a senior note is effectively connected to a U.S. trade or business of the Non-U.S. Holder or, if a tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder, such holder, although exempt from U.S. withholding tax, will be subject to U.S. federal income tax on such interest (and market discount) on a net income basis in a similar manner as if it were a U.S. Holder. Interest (and market discount) received by a Non-U.S. Holder on a senior note generally will be considered effectively connected with a U.S. trade or business only if the Non-U.S. Holder is (i) an insurance company carrying on a U.S.

business to which such interest (or market discount) is attributable, within the meaning of the Code, or (ii) has an office or other fixed place of business in the U.S. to which the interest (or market discount) is attributable and either (x) the interest (or market discount) is derived in the active conduct of a banking, financing, or similar business within the U.S. or (y) the interest (or market discount) is received by a corporation the principal business of which is trading in stock or securities for its own account. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, interest (and market discount) on a senior note will be included in such foreign corporation's earnings and profits.

            Disposition of Senior Notes.    A Non-U.S. Holder will generally not be subject to U.S. federal income tax with respect to gain recognized on a sale, exchange, redemption or other disposition of senior notes, provided that (i) the gain is not effectively connected with a trade or business of the Non-U.S. Holder in the U.S. (or, if a tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder) and (ii) in the case of a foreign individual, the foreign person is not present in the U.S. for 183 days or more in the taxable year, and certain other conditions are met.

            If an individual Non-U.S. Holder meets the effectively connected requirement described above, he will be taxed on his net gain (including any gain attributable to market discount) derived from the sale or other disposition under U.S. federal income tax rates applicable to a U.S. Holder.

            If a Non-U.S. Holder that is a foreign corporation meets the "effectively connected" requirement described above, it will be taxed on its gain (including any gain attributable to market discount) under U.S. federal income tax rates applicable to a U.S. Holder and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits within the meaning of the Code for the taxable year, as adjusted for certain items, unless it qualifies for a lower rate under an applicable income tax treaty.

    Subordinated Notes

            Payment of Stated Interest, Market Discount, and OID.    A Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding with respect to the interest (or market discount or OID) on a subordinated note. If, however, the interest including market discount and OID on a subordinated note is effectively connected to a U.S. trade or business of the Non-U.S. Holder or, if a tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder, such holder, although exempt from U.S. withholding tax, will be subject to U.S. federal income tax on such interest (and market discount and OID) on a net income basis in a similar manner as if it were a U.S. Holder. Interest (and market discount and OID) received by a Non-U.S. Holder on a subordinated note generally will be considered effectively connected with a U.S. trade or business only if the Non-U.S. Holder is (i) an insurance company carrying on a U.S. business to which such interest (or market discount or OID) is attributable, within the meaning of the Code, or (ii) has an office or other fixed place of business in the U.S. to which the interest (or market discount or OID) is attributable and either (x) the interest (or market discount or OID) is derived in the active conduct of a banking, financing, or similar business within the U.S. or (y) the interest (or market discount or OID) is received by a corporation the principal business of which is trading in stock or securities for its own account. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, interest (and market discount and OID) on a subordinated note will be included in such foreign corporation's earnings and profits.

            Disposition of Subordinated Notes.    A Non-U.S. Holder will generally not be subject to U.S. federal income tax with respect to gain recognized on a sale, exchange, redemption or other disposition of subordinated notes, provided that (i) the gain is not effectively connected with a trade or business of the Non-U.S. Holder in the U.S. (or, if a tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder) and (ii) in the case of a foreign individual, the foreign person is not present in the U.S. for 183 days or more in the taxable year, and certain other conditions are met.

            If an individual Non-U.S. Holder meets the effectively connected requirement described above, he will be taxed on his net gain (including any gain attributable to market discount) derived from the sale or other disposition under U.S. federal income tax rates applicable to a U.S. Holder.

            If a Non-U.S. Holder that is a foreign corporation meets the "effectively connected" requirement described above, it will be taxed on its gain (including any gain attributable to market discount) under U.S. federal income tax rates applicable to a U.S. Holder and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits within the meaning of the Code for the taxable year, as adjusted for certain items, unless it qualifies for a lower rate under an applicable income tax treaty.

Backup Withholding and Information Reporting

            In general, holders may be subject to information reporting requirements and backup withholding at a rate of 30% (for payments made in 2003) with respect to interest on the notes and proceeds received on the sale, exchange or redemption of the notes. The rate of backup withholding is scheduled to be reduced over time to 28% in 2006. The information reporting and backup withholding rules generally do not apply to payments to corporations, whether domestic or foreign.

            An individual U.S. Holder generally will be subject to backup withholding on payments or proceeds received through a U.S. broker or nominee unless such U.S. Holder provides its taxpayer identification number to the payor on a properly executed Internal Revenue Service Form W-9 or if the Internal Revenue Service notifies the payor that backup withholding is required for such U.S. Holder.

            A Non-U.S. Holder generally will be subject to backup withholding on payments or proceeds received through a U.S. broker or nominee unless such Non-U.S. Holder certifies its foreign status by providing a properly executed Internal Revenue Service Form W-8 BEN, W-8IMY, W-8ECI, or W-8EXP.

            Any amount withheld under the backup withholding rules will be creditable against the U.S. federal tax liability of a U.S. Holder upon furnishing the required information to the Internal Revenue Service.

Irish Taxation

            The following is a summary of the material current Irish tax law and practice with regard to holders of the exchange notes (the "notes"). It does not purport to be a complete description of all of the tax considerations that may be relevant to a decision to subscribe for, buy, hold, sell, redeem, exchange or dispose of the notes and does not constitute tax or legal advice but is a summary of the material Irish tax considerations. The comments relate only to the position of persons who are the beneficial owners of the notes and all coupons and other rights thereon, that will hold notes as capital assets and may not apply to certain classes of persons such as dealers in securities. The comments are generally based upon Irish tax law and the practice of the Irish Revenue Commissioners as of the date hereof, which may be subject to change. Prospective noteholders are advised to consult their own tax advisers concerning the overall tax consequences of such ownership.

Withholding Tax

            Withholding tax will not apply to interest payments (whether satisfied in cash or in kind) made by issuer to holders of the notes to the extent:

  (1)
  the notes are represented by a global note in bearer form and are quoted on a recognized stock exchange, which we refer to as "quoted eurobonds," and interest payments are made:

  (a)
  by a non-Irish paying agent; or

  (b)
  by or through an Irish paying agent and:

  (i)
  the notes are held in a recognized clearing system such as Euroclear or, Clearstream, Luxembourg, or DTC; or

  (ii)
  an appropriate form of declaration of non-residence is provided to the paying agent by or on behalf of the person who is the beneficial owner of the notes and entitled to the interest (or, where the provisions of Irish tax legislation deem the interest to be that of some other person, by that person); or

  (2)
  the interest is paid in the ordinary course of business of issuer and the holder is an "excluded company." An "excluded company" for these purposes is a company which is tax resident in a member state of the European Union, or in a territory with which Ireland has a double tax treaty, is not tax resident in Ireland, does not have an Irish branch or agency, with which the interest is connected and has provided confirmation of same to issuer on or before the interest is paid; or

  (3)
  the holder is resident in a jurisdiction which has concluded a double tax treaty with Ireland which provides that payment of interest may be paid without deduction or withholding in respect of taxes and the holder is entitled to the benefit of that exemption from withholding tax and has made all the requisite filings with the appropriate authorities to obtain relief under that treaty in advance of any interest payment.

            In all other cases, interest payments (whether satisfied in cash or in kind) will be made net of withholding tax at the standard rate of income tax (which is currently 20%).

            It is anticipated that provided the notes are listed on the Luxembourg Stock Exchange and if they remain in global bearer form, they will qualify as "quoted eurobonds". It is also anticipated that the paying agent will be located outside Ireland. Accordingly, for so long as this is the case, the exemption under 1(a) above should apply to payments of interest on the notes.

            Original issue discount, if any, payable on the notes will not be subject to Irish withholding tax irrespective of the place of residence or ordinary residence of the holder.

Encashment Tax

            A collection or encashment agent in Ireland obtaining payment of interest whether in Ireland or elsewhere on a note or realizing in Ireland any interest on behalf of a holder of a note must withhold income tax at the standard rate (which is currently 20%) on making payments of such interest. This obligation does not arise where the person that is the beneficial owner of the note and entitled to the interest is not resident in Ireland and has made a declaration in the prescribed form and has provided that declaration to the collection or encashment agent, and the interest is not deemed, under the provisions of Irish tax legislation, to be that of some other person. Holders should note that appointment of an Irish collection or encashment agent may (subject to the above) bring them within the charge to Irish encashment tax.

Taxation of Interest arising on the notes

            Interest on the notes whether paid gross or not, or in cash or in kind, may be chargeable to Irish income tax or corporation tax, as the case may be. In general, holders that are resident or ordinarily resident in Ireland for tax purposes will be chargeable to Irish corporation tax or income tax in respect of interest on the notes.

            Holders that are not resident or ordinarily resident in Ireland for tax purposes will be exempt from Irish income tax in respect of interest on the notes where

  •
  the holder is an "excluded company" as described above;

  •
  the notes constitute "quoted eurobonds" and the interest is paid free of withholding tax in the circumstances described above, to a person who is tax resident in a member state of the European Union, or in a territory with which Ireland has a double taxation treaty and is not resident in Ireland, which we refer to as an "excluded person"; or

  •
  the holder is resident in a double tax treaty country and under the provisions of the relevant treaty with Ireland such person is exempt from Irish income tax on the interest, which we refer to as an "exempt double tax treaty resident."

            Ireland operates a self-assessment system of tax and any person other than an "excluded company," "excluded person" or "exempt double tax treaty resident" in receipt of Irish source income comes within its scope, including a person who is neither resident nor ordinarily resident in Ireland. However, to date it has been the practice of the Revenue Commissioners not to seek to collect the liability from such non-resident persons unless the recipient of the income has any other tax connection with Ireland such as a claim for repayment of Irish tax deducted at source, an Irish agency, branch, trustee or trade.

            Generally, original issue discount payable by an Irish resident issuer is regarded as Irish source income and therefore, although paid gross, may be chargeable to Irish income tax or corporation tax as the case may be. Holders that are resident or ordinarily resident in Ireland for tax purposes may be chargeable to Irish corporation tax or income tax in respect of original issue discount, if any, payable on the notes depending on their circumstances.

            As stated above, Ireland operates a self assessment system of tax, and any person in receipt of Irish source income comes within its scope, including technically, a person who is neither resident nor ordinarily resident in Ireland. To date, it has been the practice of the Revenue Commissioners not to seek to collect the liability from such non-resident persons unless the recipient of the income has any other tax connection with Ireland such as a claim for repayment of Irish tax deducted at source, an Irish agency, branch, trustee or trade.

Anti Avoidance

            Holders of the notes who are resident or ordinarily resident in Ireland for tax purposes ("Irish Holders") may be subject to Irish income tax or corporation tax, as the case may be, on their disposal. The nature of the tax charge will depend on the particular circumstances of the holder.

            Irish Holders should have regard, where appropriate, to the provisions relating to the taxation of income deemed to arise on certain sales of securities and other provisions contained in the Taxes Consolidation Act, 1997 relating to the purchase and sale of securities. In particular, certain Irish Holders should note that if they dispose of their notes "cum" interest they may be subject to income tax on the interest which has accrued on the notes up to the date of sale in certain circumstances. Irish Holders who sell or transfer the right to receive interest (whether paid in cash or in kind) on the notes without selling or transferring the notes, may be liable to pay income tax on that interest, in the tax year in which the right to receive the interest is sold. In addition, certain Irish Holders who purchase the notes "cum" interest and who subsequently sell the notes "ex" interest may be disallowed loss relief for income tax purposes in certain circumstances.

EU Savings Tax Directive

            On December 13, 2001 the Council of the European Union published a revised draft directive regarding the taxation of savings income in the form of interest payments from debt-claims. It is proposed that, subject to a number of important conditions being met, Member States will be required to provide to the tax authorities of another Member State, details of payments of interest (and other similar income) paid by a person within its jurisdiction to an individual resident in that other Member State. For the transitional period (see below) this will not apply to Belgium, Luxembourg and Austria as these Member States will instead operate a withholding system in relation to such payments. The directive is scheduled to be operative from January 1, 2004 with a transitional period for seven years from that date. Securities issued by Issuer (including the notes) on or after March 1, 2002 will be subject to the terms of the directive. The proposed directive is not yet final and may be subject to further amendment.

Capital Gains Tax

            Holders resident or ordinarily resident in Ireland may be subject to Irish capital gains tax on any gain realized on the disposal (including redemptions) of the notes. Irish capital gains tax is chargeable (currently at the rate of 20%) on taxable capital gains, subject to any applicable indexation or loss relief.

            Holders that are neither resident nor ordinarily resident in Ireland will not be subject to Irish capital gains tax on any gain realized on the disposal of the notes unless the notes either (i) are or were held for the purposes of a trade or business carried on by the holder in Ireland; or (ii) are not quoted on a stock exchange and derive (directly or indirectly) the greater part of their value from Irish land or exploration rights.

Exchange

            On the basis that the exchange notes will evidence the same debt as the outstanding notes, and will have substantially identical terms (save for transfer restrictions) the acquisition of exchange notes in place of outstanding notes should not be regarded as an acquisition or disposal for Irish capital gains tax purposes. Persons who receive exchange notes in place of outstanding notes should be liable to Irish capital gains tax on a subsequent disposal of the exchange notes by reference to the original base cost and holding period of their outstanding notes.

Stamp Duty

            No Irish stamp duty will be payable on the issue or subsequent transfer of the notes.

Capital Acquisitions Tax

            A gift or inheritance consisting of the notes will generally be within the charge to Irish capital acquisitions tax (which subject to available exemptions and reliefs, is currently levied at 20%) if either (i) the disponer or the donee/successor in relation to the gift or inheritance is resident or ordinarily resident in Ireland (or in certain circumstances, if the disponer is domiciled in Ireland irrespective of his residence or that of the donee/successor) on the relevant date or (ii) if the notes are Irish situated property. Bearer instruments (such as the notes while in bearer form) would not usually be Irish situated property unless they are physically located in Ireland or there is a register of such notes maintained in Ireland. In the event that the notes cease to be represented by a global bearer note and are issued in definitive form, the notes would be Irish situate property if the principal registrar is maintained or required to be maintained in Ireland.

PLAN OF DISTRIBUTION

            Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any such resale.

            We will not receive any proceeds from any sales of the exchange notes by participating broker-dealers. Exchange notes received by participating broker-dealers for their own account pursuant to the exchange offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of any such exchange notes. Any participating broker-dealer that resells the exchange notes that were received by it for its own account pursuant to the exchange offers and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The applicable letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

            For a period of 180 days after the effective date of this registration statement, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any participating broker-dealer that requests such documents in a letter of transmittal.

            The outstanding notes are currently listed on the Luxembourg Stock Exchange. The outstanding notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for exchange notes by holders who are entitled to participate in this exchange offers. The holders of outstanding notes, other than any holder that is our affiliate within the meaning of Rule 405 under the Securities Act, who are not eligible to participate in the exchange offers are entitled to certain registration rights, and we are required to file a shelf registration statement with respect to their notes.

            The exchange notes will constitute a new issue of securities with no established trading market. We currently intend to list the exchange notes on the Luxembourg Stock Exchange. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the exchange offers and the pendency of the shelf registration statements, as applicable. Accordingly, no assurance can be given that an active public or other market will develop for the exchange notes as to the liquidity of the trading market for the exchange notes. If a trading market does not develop or is not maintained, holders of the exchange notes may experience difficulty in reselling the exchange notes or may be unable to sell them at all. If a market for the exchange notes develops, any such market may be discontinued at any time.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

            Issuer, parent, guarantor and JSG are companies organized outside the United States. Guarantor is an unlimited company, issuer is a public limited company and parent is a limited company, each incorporated in Ireland. Many of the directors and executive officers of parent and issuer (and certain experts named in this prospectus) are not residents of the United States. A substantial portion of the assets of such persons and entities is located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or entities or to enforce against them judgments of courts of the United States predicated upon the civil liability provisions under the federal securities laws of the United States. We have been advised by Arthur Cox, Irish counsel to issuer, that, subject to certain conditions and exceptions, a final judgment obtained in the federal or state courts of New York predicated upon the civil liability provisions of the federal securities laws of the United States would be accepted and enforced by the courts of Ireland. The courts of Ireland may refuse to enforce a judgment of the courts sitting in New York for one of the following reasons: (1) the New York judgment is not for a definite sum of money; (2) the New York judgment was obtained by fraud; (3) the enforcement of the New York judgment in Ireland would be contrary to natural or constitutional justice; (4) the New York judgment is contrary to Irish public policy or involves certain laws of the State of New York which will not be enforced in Ireland; and (5) jurisdiction cannot be obtained by the Irish courts over the judgment debtors in the enforcement proceedings by personal service in Ireland or outside Ireland under Irish court rules. We have been advised that Irish courts would, provided the choice of law made was bona fide and was not contrary to public policy, give effect to the provisions of agreements governed by and construed in accordance with the laws of the State of New York provided that Irish courts may not enforce foreign penal laws, foreign revenue laws, other public laws of a foreign state and foreign laws repugnant to Irish public policy. We have also been advised that there is doubt as to the enforceability in Ireland in original actions to enforce liabilities predicated upon the civil liability provisions of the United States federal securities laws. In enforcement proceedings brought in Ireland, a defendant may raise any counterclaim which could have been raised if the proceedings were originally brought in Ireland unless the subject of the counterclaim was in issue and decided in the proceedings in New York.

EXPERTS

            The consolidated financial statements of JSG at December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, the financial statements of issuer and the financial statements of guarantor as of June 30, 2002 and for the periods then ended appearing in this prospectus and the registration statement have been audited by Ernst & Young, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

            The validity of the exchange notes and the guarantees and other legal matters, including the tax-free nature of the exchange under U.S. law, will be passed upon on our behalf by Kirkland & Ellis (a partnership that includes professional corporations), Chicago, Illinois. Certain partners of Kirkland & Ellis are members of a limited liability company that is an investor in funds affiliated with Madison Dearborn. Kirkland & Ellis has from time to time represented, and may continue to represent, Madison Dearborn and certain of its affiliates in connection with certain legal matters.

WHERE YOU CAN FIND OTHER INFORMATION

            We have filed with the SEC a registration statement on Form F-4 (Reg. No. 333-101456) with respect to the securities being offered hereby. This prospectus does not contain all of the information contained in the registration statement, including the exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the securities being offered hereby. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits. As described below, the registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.

            Following the exchange offers, we will be required to file periodic reports and other information with the SEC under the Exchange Act. However, as we do not have a class of equity securities registered under the Exchange Act, we are exempt from some of the Exchange Act reporting requirements. The reporting requirements that will not apply to us include the proxy solicitations rules of Section 14 of the Exchange Act and the short-swing insider profit disclosure rules of Section 16 of the Exchange Act.

            The notes indentures provide that we will, whether or not we have a class of securities registered under the Exchange Act, provide the trustees and the holders of the notes (i) all annual and quarterly financial information that would be required to be filed on a Form 20-F and 10-Q (or any successor forms) as if issuer were required to file such forms and, with respect to the annual financial information, a report thereon by issuer's certified independent accountants and (ii) all information that would be required to be contained in current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. Provision of this information is subject to certain qualifications. See "Description of the Senior Notes—Certain Covenants—Reports" and "Description of the Subordinated Notes—Certain Covenants—Reports" for more information. We will also furnish such other reports as we may determine or as the law requires.

            For so long as the notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, the foregoing information also will be made available through the offices of the paying agent in Luxembourg.

            Prior to completion of the transactions, JSG was subject to the information and reporting requirements of the Exchange Act as a "foreign private issuer" and in accordance therewith was obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Such reports, the registration statement (including the attached exhibits) and any other statements and information should be available for inspection at the public reference room at the SEC's office located at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549, United States. Copies may be obtained by mail, upon payment of the SEC's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549, United States. Further information on the operations of the SEC's public reference room in Washington, D.C. can be obtained by calling the SEC at +1-800-732-0330. The SEC also maintains an Internet website that contains reports and other information about issuers who file reports with the SEC. The address of that website is http://www.sec.gov.

GENERAL INFORMATION

        1.        Issuer is a public limited company and was incorporated in Ireland on June 12, 2002. The registered office of issuer is Arthur Cox Building, Earlsfort Terrace, Dublin 2, Ireland. Issuer has been carrying on business since the date of its incorporation. Issuer is registered with the Companies Registration Office in Ireland and its company number is 357958. Issuer is governed by the laws of Ireland.

        2.        The nominal share capital of issuer was changed by shareholders' resolution on September 2, 2002 from €100,000, divided into 100,000 ordinary shares at €1.00 each, to €100,000 divided into 100,000,000 ordinary shares of €0.001 each, of which 40,000,000 shares have been issued fully paid up.

        3.        The directors of issuer, each of whose address is c/o MDP Acquisitions plc, Arthur Cox Building, Earlsfort Centre, Earlsfort Terrace, Dublin 2, Ireland, are:

Ian J. Curley Gary W. McGann Samuel M. Mencoff Thomas S. Souleles

        4.        The objects of issuer, as set out more fully in its memorandum and articles of association are as follows:

    To carry on the business of manufacturing, producing, selling, exporting, importing and dealing in and with all kinds of paper materials which may be manufactured or produced from any material or by any process and any and all by-products and compounds thereof and all articles, commodities, material or substances made of the foregoing may be utilised including cartons, boxes and every other kind of goods, wares and merchandise in the manufacture, production or processing of which paper and its components or compositions might be employed.

        5.        The Articles of Association of issuer contain the following provisions as to the remuneration of the directors:

  5.1
  The remuneration of the directors shall from time to time be determined by an ordinary resolution of issuer and shall (unless any such resolution otherwise provides) be divisible among the directors as they may agree, or, failing agreement, equally, except that any director who shall hold office for part only of the period in respect of which such remuneration is payable shall be entitled to rank in such division for a proportion of the remuneration related to the period during which he has held office. The directors may also be paid all traveling, hotel and other expenses properly incurred by them in attending and returning from meetings of the directors or any committee of the directors or general meetings of issuer or in connection with the business of issuer.

  5.2
  If any director shall be called upon to perform extra services which in the opinion of the directors are outside the scope of the ordinary duties of a director, issuer may remunerate such director either by a fixed sum or by a percentage of profits or otherwise as may be determined by a resolution passed at a meeting of the directors and such remuneration may be either in addition to or in substitution for any other remuneration to which he may be entitled as a director.

  5.3
  A shareholding qualification for directors may be fixed by issuer in general meeting and, unless and until so fixed, no qualifications shall be required. A director who is not a member of the company shall nevertheless be entitled to attend and speak at general meetings.

        6.        The company secretary of issuer is Bradwell Limited, Arthur Cox Building, Earlsfort Centre, Earlsfort Terrace, Dublin 2, Ireland.

        7.        Each of the directors of issuer is or may be deemed to be a promoter of issuer. No amount or benefit has been paid or given by issuer to any such director in the capacity of a promoter, nor is it intended that any amount or benefit will be paid or given by issuer to any such director in the capacity of a promoter.

        8.        Ernst & Young and Arthur Cox have given and not withdrawn their respective consents to the issuance of this document with the inclusion therein of the references to them and, in the case of Ernst & Young, its report in the form and context in which they are included.

        9.        There has been no material adverse change in the financial position of issuer since June 12, 2002 and of guarantor since June 14, 2002, except as disclosed herein.

        10.      Neither issuer nor guarantor nor any of their subsidiaries is a party to or has knowledge of a threat of any litigation, administrative proceedings or arbitration that, in the judgment of issuer and guarantor, is material in the context of the offering except as disclosed herein.

        11.      The auditors of issuer and guarantor are Ernst & Young, independent auditors, of Ernst & Young Building, Harcourt Centre, Harcourt Street, Dublin 2, who have audited issuer's financial statements for the period from June 12, 2002 to June 30, 2002, the balance sheet of guarantor as at June 30, 2002 and the consolidated financial statements of JSG for the three years ended December 31, 2001.

        12.      Issuer has appointed Deutsche Bank Luxembourg S.A. as its paying agent in Luxembourg. Their address is 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. Issuer reserves the right to vary such appointment. The paying agent in Luxembourg will act as intermediary between the holders of the notes and issuer and so long as the notes are listed on the Luxembourg Stock Exchange, issuer will maintain a paying agent in Luxembourg.

        13.      The issuances of the original senior notes and the units and the related exchange offers were authorized by resolutions of the board of directors of issuer on September 23, 2002 and the giving of the guarantee of the senior notes was authorized by resolutions of the directors of the guarantor on September 23, 2002.

        14.      Issuer currently intends to list the exchange notes on the Luxembourg Stock Exchange. In connection with the listing, a legal notice relating to the issue of the notes and the articles of association of issuer will be deposited with the Chief Registrar of the District Court of Luxembourg (Greffier en Chef du Tribunal d'Arrondissement de et à Luxembourg), where you may then request to obtain copies.

        15.      As long as any notes are listed on the Luxembourg Stock Exchange and the rules of such stock exchange shall so require, copies of the articles of association of issuer, the indentures, and annual audited consolidated financial statements and quarterly unaudited consolidated financial statements of JSG and annual audited consolidated financial statements and quarterly unaudited consolidated financial statements of issuer may be inspected during normal business hours on any business day (except for Saturdays, Sundays and legal holidays) at the offices of the paying agent in Luxembourg. Our fiscal year ends December 31 and we will prepare consolidated financial statements and consolidated statutory accounts for issuer for the fiscal year ending December 31, 2002. We will only prepare non-consolidated statutory accounts for guarantor. All of the foregoing documents will be obtainable free of charge at the office of our Luxembourg paying agent.

        16.      Euroclear and Clearstream and DTC, as applicable, have accepted the following securities for clearance with the following Common Codes, ISIN and CUSIP numbers:

	Common Code	ISIN	CUSIP
Outstanding euro senior notes
Euro senior notes sold under Regulation S	015541784	XS0155417842	—
Euro senior notes sold under Rule 144A	015541903	XS0155419038	—
Outstanding original dollar senior notes
Original dollar senior notes sold under Regulation S	015542209	USG59404AA40	G59404AA4
Original dollar senior notes sold under Rule 144A	015542152	US58282PAA93	58282PAA9
Outstanding euro subordinated notes
Euro subordinated notes sold under Regulation S	015540605	XS0155406050	—
Euro subordinated notes sold under Rule 144A	015540630	XS0155406308	—
Outstanding dollar subordinated notes
Dollar subordinated notes sold under Regulation S	015552069	USG59404AC06	G5904AC0
Dollar subordinated notes sold under Rule 144A	015552018	US58282PAC59	58282PAC5
Exchange euro senior notes
Exchange dollar senior notes
Exchange euro subordinated notes
Exchange dollar subordinated notes

        17.      MDCP Acquisitions I is a guarantor of the senior notes. Guarantor is an unlimited public company incorporated in Ireland on June 14, 2002. The registered office of guarantor is Arthur Cox Building, Earlsfort Centre, Earlsfort Terrace, Dublin 2, Ireland. Guarantor has been carrying on business since the date of its incorporation. Guarantor is registered with the companies registration office in Ireland and its company number is 358039. Guarantor is governed by the laws of Ireland.

        18.      The nominal share capital of guarantor is €100,000 divided into 100,000 ordinary shares of €1 each, of which 40,000 shares have been issued fully paid.

        19.      The articles of association of guarantor contain the following provisions as to the remuneration of the directors:

  19.1.
  The ordinary remuneration of the directors shall be determined from time to time by an ordinary resolution of guarantor and shall be divisible (unless such resolution shall provide otherwise) among the directors as they may agree, or, failing agreement, equally, except that any director who shall hold office for part only of the period in respect of which such remuneration is payable shall be entitled only to rank in such division for a proportion of the remuneration related to the period during which he has held office.

  19.2.
  Any director who holds any executive office (including for this purpose the office of chairman or deputy chairman) or who serves on any committee, or who otherwise performs services which in the opinion of the directors are outside the scope of the ordinary duties of a director, may be paid such extra remuneration by way of salary, commission or otherwise as the directors may determine.

        20.      The company secretary of guarantor is Bradwell Limited, Arthur Cox Building, Earlsfort Centre, Earlsfort Terrace, Dublin 2, Ireland.

        21.      The following contracts (not being contracts entered into in the ordinary course of business) have been entered into by issuer within the five years immediately preceding the date of this offering memorandum and are or may be material:

21.1	Purchase Agreement, dated September 23, 2002, among MDP Acquisitions plc, MDCP Acquisitions I and Deutsche Bank AG London and Merrill Lynch International, as representatives of the initial purchasers, relating to the original senior notes.
21.2
Purchase Agreement, dated September 23, 2002, among MDP Acquisitions plc, MDP Acquisitions Limited and Deutsche Bank AG London and Merrill Lynch International, as representatives of the initial purchasers, relating to the units.
21.3
Purchase Agreement, dated February 11, 2003, among MDP Acquisitions plc, MDCP Acquisitions I and Deutsche Bank AG London and Merrill Lynch International, as initial purchasers, relating to the additional senior notes.
21.4
Euro Registration Rights Agreement, dated September 30, 2002, among MDP Acquisitions plc, MDCP Acquisitions I and Deutsche Bank AG London and Merrill Lynch International, as representatives of the initial purchasers, relating to the original euro senior notes.
21.5
Dollar Registration Rights Agreement, dated September 30, 2002, among MDP Acquisitions plc, MDCP Acquisitions I and Deutsche Bank AG London and Merrill Lynch International, as representatives of the initial purchasers, relating to the original dollar senior notes.
21.6
Dollar Registration Rights Agreement, dated February 14, 2003, among MDP Acquisitions plc, MDCP Acquisitions I and Deutsche Bank AG London and Merrill Lynch International, as initial purchasers, relating to the additional senior notes.
21.7
Euro Deposit and Custody Agreement, dated September 30, 2002, between MDP Acquisitions plc and Deutsche Bank AG as the Euro Book-entry Depositary and the Euro Custodian, relating to the euro senior notes.
21.8
Dollar Deposit and Custody Agreement, dated September 30, 2002, between MDP Acquisitions plc and Deutsche Bank Trust Company Americas as the Dollar Book-entry Depositary and the Dollar Custodian, relating to the dollar senior notes.
21.9
Euro Registration Rights Agreement, dated October 2, 2002, among MDP Acquisitions plc and Deutsche Bank AG London and Merrill Lynch International, as representatives of the initial purchasers, relating to the euro subordinated notes.
21.10
Dollar Registration Rights Agreement, dated October 2, 2002, among MDP Acquisitions plc and Deutsche Bank AG London and Merrill Lynch International, as representatives of the initial purchasers, relating to the dollar subordinated notes.
21.11
Euro Indenture, dated September 30, 2002, among MDP Acquisitions plc, MDCP Acquisitions I, Deutsche Bank Trust Company Americas, as Trustee, Registrar and Paying Agent, Deutsche Bank Luxembourg S.A., as Paying Agent and Transfer Agent, and Deutsche Bank AG London, as Principal Paying Agent and Transfer Agent, relating to the euro senior notes.
21.12
Dollar Indenture, dated September 30, 2002, among MDP Acquisitions plc, MDCP Acquisitions I, Deutsche Bank Trust Company Americas, as Trustee, Registrar and Paying Agent, and Deutsche Bank Luxembourg S.A., as Paying Agent and Transfer Agent, relating to the dollar senior notes.

21.13	Supplemental Indenture, dated February 14, 2003, among MDP Acquisitions plc, MDCP Acquisitions I, and Deutsche Bank Trust Company Americas, as Trustee, relating to the dollar senior notes.
21.14
Euro Indenture, dated October 2, 2002, among MDP Acquisitions plc, Deutsche Bank Trust Company Americas, as Trustee, Registrar and Paying Agent, Deutsche Bank Luxembourg S.A., as Paying Agent and Transfer Agent, and Deutsche Bank AG London, as Principal Paying Agent and Transfer Agent, relating to the euro subordinated notes.
21.15
Dollar Indenture, dated October 2, 2002, among MDP Acquisitions plc, Deutsche Bank Trust Company Americas, as Trustee, Registrar and Paying Agent, and Deutsche Bank Luxembourg S.A., as Paying Agent and Transfer Agent, relating to the dollar subordinated notes.
21.16
Euro Deposit and Custody Agreement, dated October 2, 2002, among MDP Acquisitions plc and Deutsche Bank AG as the Euro Book-entry Depositary and the Euro Custodian, relating to the euro subordinated notes.
21.17
Dollar Deposit and Custody Agreement, dated October 2, 2002, among MDP Acquisitions plc and Deutsche Bank Trust Company Americas as the Dollar Book-entry Depositary and the Dollar Custodian, relating to the dollar subordinated notes.
21.18
Senior Credit Facility dated as of September 12, 2002 by and among MDCP Acquisitions plc (now known as MDCP Acquisitions Limited), MDCP Acquisitions I, MDP Acquisitions plc, Deutsche Bank AG London, Merrill Lynch International, Merrill Lynch Capital Corporation, JPMorgan Chase Bank, ABN AMRO Bank N.V., AIB Capital Markets, plc, Bank of America N.A., The Governor and Company of the Bank of Ireland, The Governor and Company of the Bank of Scotland, Credit Lyonnais, Bayerische Hypo- und Vereinsbank AG, London Branch and Lehman Commercial Paper Inc.
21.19
Bridge Facility dated September 10, 2002 by and among MDP Acquisitions plc, Deutsche Bank AG London, Merrill Lynch Capital Corporation, JPMorgan Chase Bank, Lehman Commercial Paper Inc. and ABN AMRO Bank N.V.
21.20
Priority Agreement dated September 16, 2002, as amended September 27, 2002, among MDCP Acquisitions Limited, MDP Acquisitions plc and certain affiliated companies, Deutsche Bank AG London and certain other parties thereto.
21.21	Intercompany Loan Agreement, entered into on September 16, 2002, as amended September 27, 2002, between MDP Acquisitions plc and MDCP Acquisitions I.
21.22	Intercompany Loan Agreement, dated February 14, 2003, between MDP Acquisitions plc and MDCP Acquisitions I.
21.23	Priority Agreement, dated February 14, 2003, among MDCP Acquisitions Limited, MDP Acquisitions plc and certain affiliated companies, Deutsche Bank AG London and certain other parties thereto.

        22.      The objects of guarantor, as set out more fully in the memorandum and articles of association of purchaser are as follows:

    To carry on the business of manufacturing, producing, selling, exporting, importing and dealing in and with all kinds of paper materials which may be manufactured or produced from any material or by any process and any and all by-products and compounds thereof and all articles, commodities, material or substances made of the foregoing may be utilized including cartons, boxes and every other kind of goods, wares and merchandise in the manufacture, production or processing of which paper and its components or compositions might be employed.

        23.      The directors of guarantor, each of whose registered office is at Arthur Cox Building, Earlsfort Centre, Earlsfort Terrace, Dublin 2, Ireland, are:

John A. Canning, Jr. Ian J. Curley Justin S. Huscher Gary W. McGann Christopher J. McGowan	Samuel M. Mencoff Thomas S. Souleles Anthony P.J. Smurfit Dr. Michael W.J. Smurfit

        24.      A listing of issuer's principal operating subsidiaries is set out below:

Subsidiaries	Principal Activities
Cartón de Colombia, S.A. Apartado Aereo 219, Cali, Colombia	Manufacture of paperboard and packaging products
Cartón de Venezuela, S.A. Apartado Aereo 609, Caracas, Venezuela	Manufacture of paperboard and packaging products
C.D. Haupt Papier- und Pappenfabrik GmbH & Co. KG Orpethaler Strasse 50, 34474 Diemelstadt-Wrexen, Germany	Holding company for operations which manufacture greyboard, paperboard and packaging products
Jefferson Smurfit Group Limited Beech Hill, Clonskeagh Dublin 4, Ireland	Holding company for all operations
MDCP Acquisitions I Arthur Cox Building Earlsfort Terrace Dublin 2, Ireland	Holding company for all operations
Munksjö AB Box 624, S-551 18 Jönköping, Sweden	Holding company for operations in Sweden and other countries which manufacture paper-based packaging products and decór base paper
Nettingsdorfer Papierfabrik AG A-4054 Nettingsdorf-Fabrik, Austria	Manufacture of containerboard and holding company for Austrian and Italian operations which manufacture corrugated containers
Smurfit S.A. Paque Saenz Peña 308—8th floor, Buenos Aires, Argentina	Manufacture of paperboard and packaging products
Smurfit Capital Funding plc Beech Hill, Clonskeagh, Dublin 4, Ireland	Finance company

Smurfit Cartón y Papel de Mexico S.A. de C.V. Jaime Balmes, No. 11 Torre D, 7 Piso, Col. Los Morales Polanco 11510, Mexico D.F., Mexico	Manufacture of paperboard and packaging products
Smurfit International B.V. Fred Roeskestraat 123, 1076 EE Amsterdam, The Netherlands	Principal international holding company
Smurfit International France S.A. 2 rue Goethe, 75116 Paris, France	Holding company for French operations whose principal activities are the manufacture of paperboard and packaging products
Smurfit Investments U.K. Limited 2 The Beacons, Beaconsfield Road, Hatfield, Herts, AL10 8EQ, England	Holding company for UK operations whose principal activities are the manufacture of paperboard and packaging products
Smurfit Ireland Limited Beech Hill, Clonskeagh, Dublin 4, Ireland	Manufacture of paperboard and packaging products and printing
Smurfit MBI 2070 Hadwen Road, Mississauga, Ontario, L5K 2C9, Canada	Manufacture of corrugated containers
Smurfit Nervion, S.A. B Arriandi s/n, 48215 Iurreta, Vizcaya, Spain	Manufacture of sack paper and holding company for Spanish, Portuguese and sack converting operations whose principal activities are the manufacture of paperboard, packaging and paper sack products
Smurfit-SISA, S.p.A. Strada Serravalle 30, 15067 Novi Ligure (AL), Italy	Manufacture of paperboard and packaging products

A full list of subsidiaries has been annexed to the Annual Return of JSG filed with the Irish Registrar of Companies.

INDEX TO FINANCIAL STATEMENTS

PREDECESSOR OPERATIONS

Audited Consolidated Financial Statements of Jefferson Smurfit Group plc and Subsidiary Companies as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001

PREDECESSOR OPERATIONS AND ISSUER OF EXCHANGE SECURITIES

Unaudited Consolidated Financial Statements of Jefferson Smurfit Group plc and subsidiary companies for the nine months ended September 30, 2001, for the period from January 1, 2002 to September 2, 2002 and as at September 30, 2001 and for MDP Acquisitions plc and Subsidiary companies for the period from September 3, 2002 to September 30, 2002 and as at September 30, 2002.

PREDECESSOR OPERATIONS AND SUBSIDIARY GUARANTOR

Unaudited Consolidated Financial Statements of Jefferson Smurfit Group plc and subsidiary companies for the nine months ended September 30, 2001, for the period from January 1, 2002 to September 2, 2002 and as at September 30, 2001 and for MDCP Acquisitions I and Subsidiary companies for the period from September 3, 2002 to September 30, 2002 and as at September 30, 2002

Unaudited summaries of estimated significant adjustments to income and shareholders' equity which would be required if US GAAP were to be applied instead of Irish GAAP, for the nine month period ended September 30, 2001, for the year ended December 31, 2001, for the period January 1, 2002 to September 2, 2002 and as at September 30, 2001 and December 31, 2001 for Jefferson Smurfit Group plc and subsidiary companies and for the period September 3, 2002 to September 30, 2002 and as at September 30, 2002 for MDP Acquisitions plc and subsidiary companies.

ISSUER OF THE EXCHANGE SECURITIES
MDP Acquisitions plc Financial Information

SUBSIDIARY GUARANTOR
MDCP Acquisitions I Financial Information

Page
Independent Auditors' Report to the Directors of MDCP Acquisitions I	F-93
Balance Sheet at June 30, 2002	F-94
Notes to the Balance Sheet	F-95

Jefferson Smurfit Group plc and Subsidiary Companies

Report of Independent Auditors

To the Board of Directors
Jefferson Smurfit Group plc

        We have audited the accompanying consolidated balance sheets of Jefferson Smurfit Group plc as of December 31, 2001 and December 31, 2000 and the related consolidated statements of income, total recognized gains and losses, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001. Our audits also included the financial statement schedule listed in the index at Item 19(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

        We conducted our audits in accordance with Irish auditing standards and United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Jefferson Smurfit Group plc at December 31, 2001 and December 31 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in Ireland which differ in certain respects from those followed in the United States (see Note 37 of Notes to the Consolidated Financial Statements). Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

Ernst & Young

Dublin, Ireland
February 28, 2002

Jefferson Smurfit Group plc and Subsidiary Companies

Consolidated Statement of Income

	Note	2001		2000		1999
		€000		€000		€000
Net Sales	2	4,511,650		4,565,244		3,688,595
Cost of Sales		3,243,372		3,336,671		2,728,050
Impairment of property, plant and equipment	4	26,642		—		23,235

Gross profit		1,241,636		1,228,573		937,310
Net operating expenses	3	883,964		866,103		734,897
Reorganization and restructuring costs	4	23,763		20,890		43,174

Operating income subsidiaries—continuing		333,909		341,580		159,239
Share of associates' operating income		242,212		403,934		222,285
Share of associates' restructuring costs	4	(10,895)		(24,894)		(19,621)

Total operating income		565,226		720,620		361,903
Income on sale of operations subsidiaries—continuing	4	—		—		34,529
Share of associates income on sale of operations	4	—		3,105		148,060
Interest income		23,053		20,511		26,818
Interest expense	6	(108,621)		(120,370)		(120,470)
Share of associates' net interest		(154,654)		(181,567)		(187,528)

Income before taxes and equity minority interests	7	325,004		442,299		263,312
Taxes on income	8	(120,417)		(169,001)		(125,519)

Income before equity minority interests		204,587		273,298		137,793
Equity minority interests		(37,022)		(30,816)		(16,187)

Net income available to ordinary shareholders(1)		€167,565		€242,482		€121,606

Per ordinary share—Basic
Net income	10	15.5	c	22.4	c	11.2	c

Net income before exceptional items	10	20.5	c	25.5	c	7.7	c

Per ordinary share—Diluted
Net income	10	15.3	c	22.3	c	11.2	c

Net income before exceptional items	10	20.3	c	25.4	c	7.6	c

Dividends	9	7.29	c	6.94	c	10.1	c

Weighted average number of 30c ordinary shares outstanding and ranking for dividend (000)		1,083,805		1,083,086		1,082,211

(1)
A summary of the significant adjustments to net income which would be required if generally accepted accounting principles in the United States had been applied instead of those generally accepted in Ireland is given in Note 37.

The Notes to the Consolidated Financial Statements are an integral part of these Financial Statements.

Jefferson Smurfit Group plc and Subsidiary Companies

Consolidated Statement of Total Recognized Gains and Losses

	Note	2001	2000	1999
		€000	€000	€000
Income for the year attributable to ordinary shareholders
Group		133,947	132,826	41,916
Associates		33,618	109,656	79,690

	10	167,565	242,482	121,606

Translation adjustments on foreign currency net investments
Group		64,386	72,460	154,641

Total recognized gains and losses
Group		198,333	205,286	196,557
Associates		33,618	109,656	79,690

		€231,951	€314,942	€276,247

Note of Historical Cost Profits and Losses

        The results disclosed in the Consolidated Statement of Income are not materially different to the results based on an unmodified historical cost basis.

The Notes to the Consolidated Financial Statements are an integral part of these Financial Statements.

Jefferson Smurfit Group plc and Subsidiary Companies

Consolidated Balance Sheet

	Note	2001	2000
		€000	€000
Assets
Current assets
Cash	11	440,109	427,092
Accounts receivable and prepayments	12	1,084,612	1,145,346
Inventories	13	423,510	437,444

Total current assets		1,948,231	2,009,882

Fixed assets
Investments	14	1,743,850	1,605,515
Property, plant and equipment	15	2,088,019	2,138,827
Intangible assets	16	156,517	146,778

Total fixed assets		3,988,386	3,891,120

Total assets		€5,936,617	€5,901,002

Liabilities, minority interests and shareholders' equity
Current liabilities
Bank loans, overdrafts and other borrowing	20	250,988	362,586
Accounts payable and accrued liabilities	17	1,162,364	1,251,682

Total current liabilities		1,413,352	1,614,268
Non current liabilities
Long term debt and other term liabilities	19	1,404,432	1,337,515
Provisions for liabilities and charges	21	266,721	264,579
Capital grants deferred		12,290	9,960
Minority interests (equity interests)		175,290	169,505

Total liabilities and minority interests		1,858,733	3,395,827

Shareholders' equity(1)
Share capital		332,917	332,589
Share premium		102,022	100,339
Other reserves		322,386	258,000
Retained earnings		1,907,207	1,814,247

Shareholders' equity		2,664,532	2,505,175

Total liabilities, minority interests and shareholders' equity		€5,936,617	€5,901,002

(1)
A summary of the significant adjustments to shareholders' equity which would be required if generally accepted accounting principles in the United States has been applied instead of those generally accepted in Ireland is given in Note 37.

The Notes to the Consolidated Financial Statements are an integral part of these Financial Statements.

Jefferson Smurfit Group plc and Subsidiary Companies

Consolidated Statements of Changes in Shareholders' Equity

	Number of ordinary shares	Ordinary shares of 30c each	Total share capital
	'000	€000	€000
Authorized
Balance at December 31, 1999, 2000 and 2001	1,401,214	€420,364	€420,364

Allotted, called up and fully paid
Balance at December 31, 1998, restated	1,107,046	351,415	351,415
Issued during the year	479	147	147
Transfer to capital conversion reserve fund	—	(19,304)	(19,304)

Balance at December 31, 1999	1,107,525	332,258	332,258
Issued during the year	1,107	331	331

Balance at December 31, 2000	1,108,632	332,589	332,589
Issued during the year	1,093	328	328

Balance at December 31, 2001	1,109,725	€332,917	€332,917

        The options outstanding over ordinary shares at December 31, 2001 were 76,084,708 (2000: 63,820,228; 1999: 43,721,895). During the year a total of 1,092,729 (2000: 1,106,668; 1999: 478,688) ordinary shares with a nominal value of €328,000 were issued as a result of the exercise of options under the Company's share option schemes. The net proceeds arising from these issues, €2,011,000 (2000: €1,468,000; 1999: €769,000) was used for normal business purposes.

        On June 10, 1999 each of the issued and unissued ordinary shares of IR25p each in Jefferson Smurfit Group plc was redenominated into an ordinary share of 31.7435 cent. Each such share was then renominalized to be an ordinary share of 30 cent. An amount equal to the reduction in the issued share capital resulting from this renominalization was transferred to a capital conversion reserve fund.

        The called up share capital of the Company includes 25,000,000 shares (nominal value €7,500,000) held by a subsidiary which have not been cancelled. These shares do not rank for dividend as the related dividend entitlements have been waived.

The Notes to the Consolidated Financial Statements are an integral part of these Financial Statements.

Jefferson Smurfit Group plc and Subsidiary Companies

Consolidated Statements of Changes in Shareholders' Equity—(continued)

	Share capital	Premium in excess of par value(1)	Other reserves(1)	Retained earnings	Total shareholders' equity(2)
	€000	€000	€000	€000	€000
Balance at December 31, 1998, restated	351,415	98,595	11,595	1,634,479	2,096,084
Shares issued	147	622	—	—	769
Renominalization of share capital	(19,304)	—	19,304	—	—
Income available to ordinary shares	—	—	—	121,606	121,606
Dividends on ordinary shares	—	—	—	(109,116)	(109,116)
Currency translation adjustments	—	—	154,641	—	154,641

Balance at December 31, 1999	332,258	99,217	185,540	1,646,969	2,263,984
Shares issued	331	1,122	—	—	1,453
Income available to ordinary shares	—	—	—	242,482	242,482
Dividends on ordinary shares	—	—	—	(75,204)	(75,204)
Currency translation adjustments	—	—	72,460	—	72,460

Balance at December 31, 2000	332,589	100,339	258,000	1,814,247	2,505,175
Shares issued	328	1,683	—	—	2,011
Income available to ordinary shares	—	—	—	167,565	167,565
Dividends on ordinary shares	—	—	—	(79,021)	(79,021)
Currency translation adjustments	—	—	64,386	—	64,386
Goodwill on disposals	—	—	—	4,416	4,416

Balance at December 31, 2001	€332,917	€102,022	€322,386	€1,907,207	€2,664,532

(1)
The premium in excess of par value, revaluation reserve, capital conversion reserve fund, and capital redemption reserve fund and other reserves are not available for distribution.

(2)
Retained earnings and other reserves at December 31, 2001 include cumulative translation gains/(losses) of €261,974,000 (2000: €197,588,000; 1999: €125,128,000).

The Notes to the Consolidated Financial Statements are an integral part of these Financial Statements.

Jefferson Smurfit Group plc and Subsidiary Companies

Consolidated Financial Statements of Cash Flows

	Note	2001	2000	1999
		€000	€000	€000
Net cash flow from operating activities	27	584,492	482,298	392,417

Dividends received from associates		11,118	8,718	14,905

Returns on investments and servicing of finance
Interest received		23,463	23,814	29,539
Interest paid		(107,037)	(123,105)	(120,822)
Interest paid on finance leases		(1,728)	(2,454)	(2,937)
Dividends paid to minority interests		(18,584)	(16,924)	(15,445)

		(103,886)	(118,669)	(109,665)

Taxation
Irish corporation tax paid		(7,786)	(13,482)	(7,948)
Overseas tax paid		(106,676)	(41,625)	(64,959)

		(114,462)	(55,107)	(72,907)

Capital expenditure and financial investment
Purchase of tangible fixed assets		(177,213)	(147,629)	(171,088)
Less new finance leases		7,537	713	3,492

		(169,676)	(146,916)	(167,596)
Capital grants received		5,154	2,963	2,211
Purchase of other investments		(6,303)	(3,008)	(9,474)
Retirement of fixed assets	30	34,198	30,634	49,503

		(136,627)	(116,327)	(125,356)

Acquisitions and disposals
Purchase of subsidiaries and minorities	33	(13,697)	(103,998)	(11,239)
Business disposals		4,406	2,650	77,620
Investments in and advances to associates		(33,140)	(7,719)	(5,700)

		(42,431)	(109,067)	60,681

Equity dividends paid	29	(76,570)	(70,007)	(66,355)

Cash inflow before use of liquid resources and financing		122,084	21,839	93,720

Management of liquid resources		(2,970)	23,074	595,439

Financing
Issues of shares including minorities		2,011	1,453	778
(Decrease) in term debt	31	(120,636)	(11,029)	(677,622)
Capital elements of finance leases repaid		(9,407)	(10,380)	(11,748)

		(128,032)	(19,956)	(688,592)

(Decrease)/increase in cash		€(8,918)	€24,957	€567

The significant differences between the cash flow statement prepared under generally accepted accounting principles in the United States and that prepared under accounting principles generally accepted in Ireland are given in Note 37.

The Notes to the Consolidated Financial Statements are an integral part of these Financial Statements.

Jefferson Smurfit Group plc and Subsidiary Companies

Notes to the Consolidated Financial Statements

1 Accounting Policies

        The Group financial statements are prepared in euro (€).

(a) Basis of accounting:

        The Group financial statements are prepared under the historical cost convention except that certain freehold and long leasehold land and buildings are included at valuation.

(b) Group consolidation:

        The Group financial statements comprise a consolidation of the financial statements of the parent company and its subsidiaries. Associates are accounted for under the equity method of accounting.

        Where accounting policies followed by subsidiaries and associates differ significantly from those adopted for the purpose of the consolidated financial statements, appropriate adjustments are made in order to achieve a consistent basis of accounting.

(c) Revenue recognition:

        Revenue is recognized at the time products are delivered or services rendered to external customers.

(d) Goodwill arising on consolidation:

        Goodwill represents the excess of the cost of shares in subsidiaries and associates over the fair value of their net assets acquired based on Group accounting policies. Goodwill arising on overseas consolidations is translated at the exchange rate ruling on the date of acquisition and is retranslated to the closing rate at year end. From January 1, 1998, the amount of goodwill arising on consolidation is capitalized in the year of acquisition and is amortized in the Group consolidated income statement on a straight line basis over a period generally not exceeding 20 to 30 years.

        This treatment differs in respect of goodwill arising on acquisitions made prior to January 1, 1998, which was written off against reserves in the year of acquisition. In the event of a subsequent disposal, any goodwill previously charged directly against reserves is written back and is reflected in the income statement on disposal of the business to which it related. The carrying value of goodwill is subject to an annual impairment review.

(e) Depreciation:

        Freehold and long leasehold land are not depreciated. Short leasehold land and buildings are depreciated over the remaining period of the lease, adjusted for estimated residual value. In the main, other tangible fixed assets are depreciated by equal annual installments over their estimated useful lives at the following rates:

Freehold and long leasehold buildings	1–5%
Fixtures and fittings	10–25%
Plant and machinery	3–33%
Motor vehicles	20–25%

(f) Timberlands:

        The cost of acquiring, establishing and maintaining forestry plantations are classified as timberlands. Depletion of timberlands represents the charge to the profit and loss account for the timber extracted in the year.

(g) Leasing:

        Assets acquired under finance leases are capitalized and included in tangible fixed assets and depreciated in accordance with Group depreciation policy. Assets leased under operating leases are not capitalized and payments under such leases are expensed over the period of the lease.

(h) Government grants:

        Government grants are treated as a deferred credit and are amortized over the expected useful lives of the related assets.

(i) Inventory valuation:

        Inventory is valued at the lower of cost and net realizable value. Cost includes direct costs plus applicable factory and other overheads. Net realizable value is the actual or estimated selling price less all applicable costs incurred or likely to be incurred in the realization of the selling price. Full provision is made for all damaged, deteriorated, obsolete and unusable materials.

(j) Interest:

        Interest costs incurred until completion of major investments are capitalized at the average cost of borrowing to the Group.

(k) Debt instruments:

        The finance costs of debt instruments, which is the difference between the net proceeds and the total amount payable under the instrument, are accounted for over the life of the instrument at a constant rate of interest on the outstanding balance. The proceeds of debt instruments, net of issue costs, are shown as liabilities on the balance sheet.

(l) Foreign currencies:

        Foreign currency transactions during the year are translated at the rate of exchange ruling at the date of the transaction or, if hedged forward, at the rate of exchange under the related forward currency contract. Assets and liabilities denominated in foreign currencies are translated at the relevant year end exchange rates or, if hedged forward, at the rate of exchange under the related forward currency contract. The resulting profits or losses are dealt with in the statement of income.

        The balance sheets of subsidiaries and associates are translated using the closing rate method. The income and cash flow statements are translated at average rates ruling for the relevant period. Resulting currency differences, together with those arising on hedging activities, are dealt with in reserves.

        The transactions of operations in hyper-inflationary economies are reported using a relatively stable currency as the functional currency. The translation gains and losses arising are recognized in the income statement.

(m) Derivative instruments:

        The Group uses forward currency contracts to reduce exposure to foreign exchange rates. The Group also uses interest rate swaps to adjust interest rate exposures. The Group considers its derivative instruments qualify for hedge accounting when certain criteria are met.

  Forward foreign currency contracts

        The criteria for forward foreign currency contracts are:

  •
  The instrument must be related to a foreign currency asset or liability that is probable and whose characteristics have been identified; and

  •
  It must reduce the risk of foreign currency exchange movements on the Group's operations.

        The rates under such contracts are used to record the hedged item. As a result, gains and losses are offset against the foreign exchange gains and losses on the related financial assets and liabilities, or where the instrument is used to hedge a committed, or probable, future transaction, are deferred until the transaction occurs.

  Interest rate swaps

        The Group's criteria for interest rate swaps are:

  •
  The instrument must be related to an asset or a liability; and

  •
  It must change the character of the interest rate by converting a variable rate to a fixed rate or vice versa.

        Interest differentials are recognized and included in interest payable or receivable as appropriate. Interest rate swaps are not revalued to fair value or shown on the Group balance sheet at the year end.

  Currency swaps

        The Group enters currency swap agreements to reduce the impact of foreign currency rate fluctuations arising from unmatched foreign currency assets and liabilities. Related foreign currency assets and liabilities are accounted for in the currency of the underlying swap agreement and translated at the closing rate.

(n) Pension and other post retirement obligations:

        Pension costs are recognized on a systematic basis so that the cost of providing retirement benefits to employees is evenly matched, so far as is possible, to the service lives of the employees concerned. Any excess or deficiency of the actuarial value of assets over the actuarial value of liabilities is amortized over the average remaining service lives of the relevant current employees. The cost of providing post retirement health care benefits to employees is recognized on an actuarial basis.

(o) Deferred taxation:

        Deferred taxation is provided using the liability method on all material timing differences to the extent that they are expected to reverse in the foreseeable future without being replaced, calculated at the rate which it is anticipated will apply when the timing differences will reverse.

(p) Research and development:

        Research and development expenditure is written off as incurred.

2 Net Sales and Segmental Analyses

	2001	2000	1999
	€000	€000	€000
External net sales	€4,511,650	€4,565,244	€3,688,595

        The Group is an integrated paper and board manufacturer and converter. The Group has identified reportable segments primarily on a geographic basis. In Europe, the Group has two reportable segments: (1) Packaging and (2) Specialities. The Packaging segment is highly integrated. It includes a system of mills and plants that produces a full line of containerboard that is converted into corrugated containers. The primary products of the Specialities segment include graphicboard and paper sacks. Set out below are segmental analyses of sales, income—before interest, exceptional items and taxes, total assets, long lived assets, net operating assets, capital expenditure, depreciation and amortization expense and investments in equity method investees. The analysis of sales—Group and third party excludes the sales of associates. The analysis of income includes the Group's share of the income before exceptional items, interest and taxes of associates. A geographical analysis of employees can be found in Note 5 and of income taxes in Note 8.

Sales—third party (external net sales)

	2001	2000	1999
	€000	€000	€000
Packaging	2,523,264	2,549,732	2,151,065
Specialities	489,061	498,922	521,030

Europe	3,012,325	3,048,654	2,672,095
United States and Canada	665,726	733,486	420,070
Latin America	833,599	783,104	596,430

	€4,511,650	€4,565,244	€3,688,595

Associates external net sales	€10,464,839	€10,233,128	€7,217,036

Share of associates external net sales	€3,131,693	€3,044,020	€2,381,671

Sales—Group and third party

	2001	2000	1999
	€000	€000	€000
Packaging	3,364,145	3,422,830	2,859,647
Specialities	516,265	523,857	541,118

Europe	3,880,410	3,946,687	3,400,765
United States and Canada	665,726	733,486	420,022
Latin America	1,314,834	1,247,374	939,486

	€5,860,970	€5,927,547	€4,760,273

Income before interest, exceptional items and taxes

	2001	2000	1999
	€000	€000	€000
Packaging	243,695	221,484	130,832
Specialities	23,890	25,849	39,660
Associates	24,556	31,821	12,548

Europe	292,141	279,154	183,040
Packaging	12,856	31,463	10,872
Associates	194,645	361,753	189,736

United States and Canada	207,501	393,216	200,608
Latin America	126,884	94,034	64,285

	€626,526	€766,404	€447,933

Total assets

	2001	2000	1999
	€000	€000	€000
Packaging	2,273,520	2,450,895	2,288,252
Specialities	598,372	547,928	531,772

Europe	2,871,892	2,998,823	2,820,024
United States and Canada	2,015,695	1,904,230	1,706,755
Latin America	1,049,030	997,949	863,644

	€5,936,617	€5,901,002	€5,390,423

Long lived assets

	2001	2000	1999
	€000	€000	€000
Packaging	1,159,316	1,236,066	1,209,861
Specialities	233,965	216,848	210,247

Total Europe	1,393,281	1,452,914	1,420,108
United States and Canada	264,749	268,716	256,749
Latin America	586,506	563,975	505,268

	€2,244,536	€2,285,605	€2,182,125

Net operating assets

	2001	2000	1999
	€000	€000	€000
Packaging	1,286,470	1,369,679	1,326,573
Specialities	323,550	293,265	272,803

Europe	1,610,020	1,662,944	1,599,376
United States and Canada	1,712,104	1,615,159	1,426,447
Latin America	785,553	718,599	652,139

	4,107,677	3,996,702	3,677,962
Unallocated net liabilities	(1,443,145)	(1,491,527)	(1,413,978)

Group shareholders' equity	€2,664,532	€2,505,175	€2,263,984

        A reconciliation of net operating assets above to shareholders' equity is as follows:

	2001	2000	1999
	€000	€000	€000
Per segmental analysis of operating assets	4,107,677	3,996,702	3,677,962

Net borrowing (Note 11)	(1,113,566)	(1,167,238)	(1,098,548)
Corporation tax	(103,714)	(106,671)	(82,209)
Dividends proposed	(50,575)	(48,113)	(42,871)
Minority interests (equity interests)	(175,290)	(169,505)	(190,350)

Unallocated net liabilities	(1,443,145)	(1,491,527)	(1,413,978)

Shareholders' equity	€2,664,532	€2,505,175	€2,263,984

        Total assets comprise fixed assets and current assets. Long lived assets comprise property, plant and equipment and capitalized goodwill. Net operating assets comprise total assets less total liabilities but excluding all assets and liabilities of a financing nature.

Capital expenditure

	2001	2000	1999
	€000	€000	€000
Packaging	74,806	75,423	109,194
Specialities	39,070	32,534	13,439

Europe	113,876	107,957	122,633
United States and Canada	11,831	20,110	9,481
Latin America	51,506	19,562	38,974

	€177,213	€147,629	€171,088

Depreciation, depletion and amortization expense

	2001	2000	1999
	€000	€000	€000
Packaging	148,444	145,630	139,640
Specialities	19,778	19,521	20,254

Europe	168,222	165,151	159,894
United States and Canada	22,201	21,923	17,600
Latin America	48,341	41,274	35,010

	€238,764	€228,348	€212,504

Investments in equity method investees

	2001	2000	1999
	€000	€000	€000
Europe	196,997	160,212	151,444
United States and Canada	1,454,420	1,355,830	1,164,670
Latin America	38,738	29,891	29,259

	€1,690,155	€1,545,933	€1,345,373

3 Net Operating Expenses

	2001	2000	1999
	€000	€000	€000
Distribution costs	244,874	243,588	215,558
Administrative expenses	641,972	625,598	522,360
Other operating income	(2,882)	(3,083)	(3,021)

	€883,964	€866,103	€734,897

4 Exceptional Items

	2001	2000	1999
	€000	€000	€000
Group
Property, plant and equipment impairment provision	(26,642)	—	(23,235)
Reorganization and restructuring costs	(23,763)	(20,890)	(43,174)
Income on sale of operations	—	—	34,529

	€(50,405)	€(20,890)	€(31,880)

	2001	2000	1999
	€000	€000	€000
Associates
Merger and restructuring costs	(7,573)	(24,632)	(13,371)
Debt extinguishment costs	(3,322)	(262)	(6,250)

	€(10,895)	€(24,894)	€(19,621)

Income on sale of operations	—	€3,105	€148,060

Group

        The Group has recorded costs of €26,642,000 representing provisions for impairment of property, plant and equipment and reorganization and restructuring costs of €23,763,000. The latter includes redundancy costs and property, plant and equipment written off, net of gains of €7,652,000 on sales of property, plant and equipment relating to closures and rationalization of businesses. The related tax relief of €1,788,000 is included in Taxes on income.

Associates

        The merger and restructuring charges and debt extinguishment costs relate to SSCC. The related tax relief of €4,395,000 is included in Taxation—Share of associates.

        The 1999 Group share of associates' exceptional items relate principally to the SSCC gains on asset sales, which included the United States timberlands, the newsprint operations and the stake in Abitibi Consolidated. The related tax charge of €59,224,000 is included in Taxation—Share of associates.

5 Employees and Remuneration

        The average number of persons employed by the Group by geographical area in the financial year was:

	2001	2000	1999
Europe	17,061	17,068	17,769
United States	3,031	3,011	718
Latin America	6,659	6,610	6,386

	26,751	26,689	24,873

Associates employees	43,968	44,667	40,223

        The staff costs comprise:

	2001	2000	1999
	€000	€000	€000
Wages and salaries	822,896	797,353	693,584
Social welfare	142,138	138,465	135,579
Pensions	62,507	67,033	57,890

	€1,027,541	€1,002,851	€887,053

6 Interest Expense

        Interest payable and similar charges:

	2001	2000	1999
	€000	€000	€000
On bank loans and overdrafts
—repayable within 5 years, by installment	10,990	9,115	15,926
—repayable within 5 years, other than by installment	22,949	24,557	23,904

	33,939	33,672	39,830
On all other loans	74,682	86,698	80,640

	€108,621	€120,370	€120,470

7 Income Before Taxes

	2001	2000	1999
	€000	€000	€000
Income before taxes is stated after charging:
Depreciation, depletion and amortization expense	238,764	228,348	212,504
Auditors' remuneration (including expenses)	2,728	2,630	2,345
Operating lease rentals plant and machinery	11,506	13,496	12,513
Operating lease rentals other	4,973	4,215	4,571
Loss/(gain) on foreign currency borrowing less deposits	2,154	1,469	(848)
Research and development costs	5,240	5,658	4,480
Year 2000 and euro costs	—	208	9,606

        Details of directors' emoluments are dealt with in Item 11.

8 Taxation

	2001	2000	1999
	€000	€000	€000
Current Taxation
Europe	79,783	65,353	31,330
United States and Canada	5,311	4,684	3,923
Latin America	26,165	16,378	17,883

	111,259	86,415	53,136

Deferred Taxation
Europe	(20,936)	5,392	7,294
United States and Canada	1,708	249	224
Latin America	1,401	(2,377)	(1,116)

	(17,827)	3,264	6,402

Taxes on income
Holding Company and subsidiaries	93,432	89,679	59,538
Share of associates	26,985	79,322	65,981

	€120,417	€169,001	€125,519

Deferred taxation arises as follows:
Capital allowances	(15,102)	1,256	17,264
Other	(2,725)	2,008	(10,862)

	€(17,827)	€3,264	€6,402

        Current taxation represents corporation tax or its equivalent on the taxable income in each jurisdiction and unrelieved overseas tax on dividends of €526,971 (2000: €178,000; 1999: €102,000). The amount of current taxation relating to Ireland is €11,120,000 (2000: €10,449,000; 1999: €8,062,000). The amount of deferred taxation credits relating to Ireland is nil (2000: nil; 1999: nil). The Group has availed of a reduced taxation rate of 10% which applies to certain manufacturing and financial service operations in Ireland. The reduced rate is due to expire in 2005 for financial service operations and 2010 for manufacturing operations.

Income before tax is analyzed as follows:

	2001	2000	1999
	€000	€000	€000
Ireland	61,309	49,065	51,998
Foreign	237,437	213,546	79,997
Associates	87,558	222,367	34,757
Exceptional items (Note 4)	(61,300)	(42,679)	96,560

	€325,004	€442,299	€263,312

        The following table relates the applicable Republic of Ireland statutory tax rate to the effective tax rate of the Group, obtained by computing the tax charge as a percentage of income before taxes and minority shareholders' interest:

	2001	2000	1999
	%	%	%
Corporation tax at Irish statutory rate	20.0	24.0	28.0
Adjusted for:
Income subject to a higher rate of tax than the Irish statutory rate	24.4	19.5	18.9
Income subject to a lower rate of tax than the Irish statutory rate	(11.1)	(8.7)	(21.2)
Expenditure not deductible for tax purposes	6.1	6.6	24.7
Utilisation of tax losses	(0.9)	(1.2)	(0.7)
Adjustments to tax charge in respect of previous periods	(0.8)	(1.8)	(1.5)
Capital allowances for period in excess of depreciation	(0.6)	(0.2)	(0.5)

	37.1	38.2	47.7

9 Dividends

	2001	2000	1999
	€000	€000	€000
Ordinary:
Paid
Ordinary first interim (1999: 3.77c)	—	—	40,805
Ordinary second interim 2.625c per share (2000: 2.5c; 1999: 2.35c)	28,446	27,091	25,440

	28,446	27,091	66,245

Proposed
Final dividend 4.662c per share (2000: 4.44c; 1999: 3.96c)	50,575	48,113	42,871

	€79,021	€75,204	€109,116

        The ordinary first interim dividend in 1999 was paid in lieu of a final dividend for 1998.

10 Net Income per Ordinary Share

	2001	2000	1999
	€000	€000	€000
Numerator
Income on ordinary activities after taxation	204,587	273,298	137,793
Income attributable to minority interests	(37,022)	(30,816)	(16,187)

Income attributable to ordinary shares in issue	167,565	242,482	121,606
Exceptional items, net of taxation	55,117	34,214	(38,800)

Income before exceptional items attributable to ordinary shareholders	€222,682	€276,696	€82,806

	No. of shares		No. of shares		No. of shares
	'000		'000		'000
Denominator
Weighted average number of ordinary shares in issue and ranking for dividend†	1,083,805		1,083,086		1,082,211
Effect of dilutive shares:
Share options	11,513		7,763		3,959

Denominator for diluted earnings per share
Adjusted weighted average shares	1,095,318		1,090,849		1,086,170

Basic earnings per ordinary share	15.5	c	22.4	c	11.2	c

Diluted earnings per ordinary share	15.3	c	22.3	c	11.2	c

Basic earnings per ordinary share before exceptional items	20.5	c	25.5	c	7.7	c

Diluted earnings per ordinary share before exceptional items	20.3	c	25.4	c	7.6	c

†
Excludes own shares held which do not rank for dividend.

11 Net Borrowing

	2001	2000
	€000	€000
Cash at bank and in hand	440,109	427,092
Total borrowing (Note 20)	1,553,675	1,594,330

	€1,113,566	€1,167,238

12 Accounts Receivable and Prepayments

	2001	2000
	€000	€000
Amounts falling due within one year:
Trade receivables	912,530	966,238
Less: Provision for bad and doubtful debts	35,583	30,172

	876,947	936,066
Amounts owed by associates	11,703	8,516
Other receivables	138,425	135,706
Prepayments and accrued income	27,898	47,830

	1,054,973	1,128,118
Amounts falling due after more than one year:
Other receivables	29,639	17,228

	€1,084,612	€1,145,346

13 Inventories

	2001	2000
	€000	€000
Raw materials	147,619	175,433
Work in progress	24,943	26,493
Finished goods	146,607	140,737
Other	104,341	94,781

	€423,510	€437,444

14 Investments

	2001	2000
	€000	€000
Associates (Note 14(i))	1,690,155	1,545,933
Other investments (Note 14(iii))	53,695	59,582

	€1,743,850	€1,605,515

Note 14(i): Associates

	Share of net assets	Loans	Total
	€000	€000	€000
December 31, 1998, restated	1,223,783	9,561	1,233,344
Additions	8,283	—	8,283
Retained earnings	72,854	—	72,854
Sales	(19,878)	—	(19,878)
Repayment	—	(1,397)	(1,397)
Reclassification on acquisition	(120,941)	—	(120,941)
Reclassification	(11,595)	—	(11,595)
Currency adjustment	184,408	295	184,703

December 31, 1999	1,336,914	8,459	1,345,373
Additions	7,718	—	7,718
Retained earnings	109,656	—	109,656
Sales	(1,052)	—	(1,052)
Repayment	—	(3,980)	(3,980)
Reclassification on acquisition	(8,735)	—	(8,735)
Reclassification	5,677	—	5,677
Currency adjustment	90,939	337	91,276

December 31, 2000	1,541,117	4,816	1,545,933
Additions	28,429	4,707	33,136
Retained earnings	33,618	—	33,618
Sales	(5,058)	—	(5,058)
Reclassification	8,844	—	8,844
Currency adjustment	73,419	263	73,682

December 31, 2001	€1,680,369	€9,786	€1,690,155

Smurfit-Stone Container Corporation

        The Group's main associate is Smurfit-Stone Container Corporation ("SSCC') which is quoted on the NASDAQ National Market. The proportion of shares held by the Group is approximately 29.4%.

        The aggregate value of the Group's investment in SSCC based on the quoted market price was US$1,144,066,000 at December 31, 2001 (2000: US$1,070,010,000).

        The borrowing of SSCC and its subsidiaries are without recourse to the Group.

        Under the SSCC 1998 stock option plan at December 31, 2001 options were outstanding over 18,118,849 (2000: 16,235,571) shares of common stock of SSCC at option prices between US$10 and US$23.28 per share. At December 31, 2001, 11,465,977 (2000: 12,157,304) options were exercisable.

        The following is the summarized consolidated statement of income of SSCC for the year ended December 31, 2001 with a comparative for the year ended December 31, 2000 and 1999, together with the summarized consolidated balance sheet of SSCC at December 31, 2001 and December 31, 2000. These summarized financial statements have been adjusted to reflect Group accounting policies.

SSCC Summarized Consolidated Statements of Income for year ended December 31

	2001	2000	1999
	€000	€000	€000
Net Sales	9,513,338	9,703,418	7,317,039

Operating income	715,104	1,160,298	564,646

Net interest expense	(516,721)	(581,367)	(554,963)
Profit on sale of operations	—	11,032	448,665

Income before taxation	198,383	589,963	458,348
Taxation	(82,454)	(240,260)	(183,177)
Minority interest	(13,628)	(10,724)	(7,886)

Net income	€102,301	€338,979	€267,285

        Operating income for 2001 is after charging debt extinguishment costs of €11,297,000 (2000: €1,177,000; 1999: €17,998,000).

Summarized Consolidated Balance Sheets at December 31

	2001	2000
	€000	€000
Assets
Current assets	1,751,958	1,934,446

Fixed assets
Intangible fixed assets	2,193,179	2,129,272
Property, plant and equipment	6,662,884	6,654,494

Total fixed assets	8,856,063	8,783,766

	€10,608,021	€10,718,212

Liabilities and shareholders' equity
Current liabilities	1,407,012	1,343,365
Non current liabilities
Long term debt	5,394,304	5,693,719
Other liabilities (amounts falling due after more than one year)	1,879,830	1,845,086
Minority interest	6,808	6,448

Total liabilities	8,687,954	8,888,618

Shareholders' equity
Called up share capital	88,506	80,602
Other reserves	3,218,595	3,035,791
Retained earnings	(1,387,034)	(1,286,799)

Total shareholders' equity	1,920,067	1,829,594

	€10,608,021	€10,718,212

Note 14(ii): Non-consolidated finance subsidiaries

	Share of net assets	Loans	Total
	€000	€000	€000
December 31, 1998, restated	11,753	10,999	22,752
Retained earnings	6,836	—	6,836
Sales	(18,589)	(10,677)	(29,266)
Currency adjustment	—	(322)	(322)

December 31, 1999, 2000 and 2001	—	—	—

        These subsidiaries were sold during 1999.

Note 14(iii): Other investments

	Listed* Cost	Unlisted Cost	Total
	€000	€000	€000
December 31, 1998, restated	495	53,506	54,001
Additions	564	8,910	9,474
Acquisitions	—	4,967	4,967
Reclassification	5,586	(5,586)	—
Sales	—	(3,235)	(3,235)
Write off to statement of income	(198)	(242)	(440)
Currency adjustment	(300)	1,167	867

December 31, 1999	6,147	59,487	65,634
Additions	719	2,289	3,008
Acquisitions	—	131	131
Reclassification	—	(7,238)	(7,238)
Sales	(692)	(1,252)	(1,944)
Write off to statement of income	(88)	(62)	(150)
Currency adjustment	(1)	142	141

December 31, 2000	6,085	53,497	59,582
Additions	702	5,601	6,303
Reclassification	(2)	(8,562)	(8,564)
Sales	(50)	(3,708)	(3,758)
Write off to statement of income	(14)	—	(14)
Currency adjustment	5	141	146

December 31, 2001	€6,726	€46,969	€53,695

*
Listed on a recognized stock exchange.

        Other investments are stated at cost. The market value of the listed investments at December 31, 2001 was €6,987,000 (2000: €7,066,000; 1999: €8,856,000 restated).

15 Property, Plant and Equipment

	Land and Buildings
			Plant and Equipment
	Freehold	Leasehold		Total
	€000	€000	€000	€000
Cost or valuation
December 31, 1998, restated	889,314	43,557	3,120,770	4,053,641
Acquisitions	556	—	134,831	135,387
Additions	23,542	3,921	143,625	171,088
Disposals	(19,583)	(4,253)	(76,037)	(99,873)
Reclassification	(6,155)	(4,349)	4,288	(6,216)
Currency adjustment	48,856	1,898	179,037	229,791

December 31, 1999	936,530	40,774	3,506,514	4,483,818
Acquisitions	42,610	632	66,361	109,603
Additions	26,320	156	121,153	147,629
Disposals	(26,138)	(1,119)	(123,718)	(150,975)
Reclassification	(110,897)	(7,901)	(930,599)	(1,049,397)
Currency adjustment	22,892	36	73,408	96,336

December 31, 2000	891,317	32,578	2,713,119	3,637,014
Acquisitions	—	—	3,410	3,410
Additions	17,934	5,106	144,075	167,115
Disposals	(26,540)	(1,693)	(93,078)	(121,311)
Reclassification	(100,684)	(747)	(67)	(101,498)
Currency adjustment	16,586	209	56,205	73,000

December 31, 2001	798,613	35,453	2,823,664	3,657,730

Depreciation
December 31, 1998, restated	219,289	6,951	1,823,377	2,049,617
Acquisitions	—	—	70,116	70,116
Charged	18,821	943	187,883	207,647
Sales	(1,471)	(224)	(57,091)	(58,786)
Reclassification	(1,183)	3,202	(5,289)	(3,270)
Impairment writedown	—	—	23,235	23,235
Currency adjustment	10,526	394	98,661	109,581

December 31, 1999	245,982	11,266	2,140,892	2,398,140
Charged	19,574	1,132	201,907	222,613
Sales	(2,205)	(712)	(95,596)	(98,513)
Reclassification	(134,510)	(3,107)	(933,284)	(1,070,901)
Currency adjustment	4,220	41	42,587	46,848

December 31, 2000	133,061	8,620	1,356,506	1,498,187
Charged	19,737	1,099	201,781	222,617
Sales	(7,054)	(1,179)	(77,525)	(85,758)
Reclassification	(5,477)	(664)	(20,553)	(26,694)
Impairment writedown	—	—	26,642	26,642
Currency adjustment	3,669	64	30,710	34,443

December 31, 2001	143,936	7,940	1,517,561	1,669,437

Net book amount December 31, 2001	€654,677	€27,513	€1,306,103	€1,988,293

Net book amount December 31, 2000	€758,256	€23,958	€1,356,613	€2,138,827

Net book amount December 31, 1999	€690,548	€29,508	€1,365,622	€2,085,678

Timberlands
€000
December 31, 2000	—
Additions	10,098
Reclassification	92,633
Depletion	(7,327)
Currency adjustment	4,322

December 31, 2001	€99,726

Net book amount at December 31, 2001	€2,088,019

Net book amount at December 31 2000	€2,138,827

Land and buildings

        Included in tangible assets is an amount for land of €225,288,000 (2000: €307,937,000; 1999: €289,144,000).

Capitalized leased property, plant and equipment

        Included in the net book amount of tangible assets is an amount for capitalized leased assets of €115,943,000 (2000: €125,720,000; 1999: €151,926,000). The depreciation charge for capitalized leased assets for 2001 was €14,530,000 and related finance charges amounted to €1,728,000 (2000: €16,220,000 and €2,454,000; 1999: €17,037,000 and €2,937,000 respectively).

Reclassifications

        The reclassifications, in 2001, within both Cost and Depreciation relate principally to the reclassification of Timberlands. Historically, both the original cost and the related aggregate depreciation were recorded in Freehold Land and Buildings. The reclassifications in 2000 include the elimination from both Cost and Depreciation of approximately €1 billion in aggregate depreciation recorded when the assets were originally acquired. Other amounts relate mainly to the removal of fully depreciated assets no longer in use. These reclassifications have no impact on the net book value or the annual depreciation charge.

16 Intangible Assets

Goodwill
€000
December 31, 1999	96,447
Acquisitions	53,976
Amortization	(5,734)
Currency adjustment	2,089

December 31, 2000	146,778
Acquisitions	19,573
Amortization	(8,820)
Currency adjustment	(1,014)

December 31, 2001	€156,517

17 Accounts Payable and Accrued Liabilities

	2001	2000
	€000	€000
Trade payables	604,515	673,522
Amounts owed to associates—trading balances	6,704	4,451
Taxation creditors (Note 18)	169,782	169,406
Social welfare	41,792	38,770
Accruals	178,299	197,411
Capital payables	19,406	34,009
Other payables	85,727	79,199
Proposed dividend	50,575	48,113
Capitalized lease obligations	5,564	6,801

	€1,162,364	€1,251,682

18 Taxation Creditors

	2001	2000
	€000	€000
Current taxation	103,714	106,671
Payroll taxes	25,553	23,070
VAT and other sales taxes	40,515	39,665

	€169,782	€169,406

19 Long Term Debt and Other Long Term Liabilities

	2001	2000
	€000	€000
Borrowing—due after more than one year (Note 20)	1,302,687	1,231,744
Deferred income	28,939	32,827
Capitalized lease obligations	18,033	18,171
Deferred acquistion consideration	54,773	54,773

	€1,404,432	€1,337,515

20 Borrowing

	2001			2000
	Bank Loans and Overdrafts	Other Borrowing	Total	Bank Loans and Overdrafts	Other Borrowing	Total
	€000	€000	€000	€000	€000	€000
Analysis by year of repayment
Within one year	239,362	11,626	250,988	341,946	20,640	362,586

Between 1 and 2 years	72,862	245,773	318,635	86,993	4,590	91,583
Between 2 and 3 years	22,839	55,285	78,124	149,036	241,937	390,973
Between 3 and 4 years	13,369	298,016	311,385	14,753	3,177	17,930
Between 4 and 5 years	198,329	2,747	201,076	9,467	346,713	356,180
Thereafter
By installment	9,578	6,549	16,127	9,839	7,984	17,823
Other than by installment	—	377,340	377,340	—	357,255	357,255

Due after more than one year	316,977	985,710	1,302,687	270,088	961,656	1,231,744

Total borrowing	€556,339	€997,336	€1,553,675	€612,034	€982,296	€1,594,330

	2001		2000
	Within One Year	After One Year	Within One Year	After One Year
	€000	€000	€000	€000
Analysis of borrowing
Secured bank loans and overdrafts:
Overseas loans	33,718	24,911	31,496	61,682

Unsecured bank loans and overdrafts:
Overseas loans	139,969	206,034	154,553	208,406
Other bank loans	65,675	86,032	155,897	—

	205,644	292,066	310,450	208,406

Total bank loans and overdrafts	239,362	316,977	341,946	270,088

Unsecured other loans	11,626	985,710	20,640	961,656

Total borrowing	€250,988	€1,302,687	€362,586	€1,231,744

        Included in unsecured other loans are the following long term obligations:

US$000
Guaranteed Senior Series B Notes 6.97% due 2003	220,000
Guaranteed Senior Series C Notes 7.10% due 2005	199,000
Guaranteed Senior Series D Notes 7.28% due 2008	43,000
Guaranteed Notes 6.75% due 2005	250,000
Guaranteed Debentures 7.50% due 2025	292,300

        Committed facilities amounted to €2,119,148,000 (2000: €1,990,201,000) of which €1,338,762,000 (2000: €1,427,560,000) were utilized at December 31, 2001. The weighted average period until maturity of undrawn committed facilities is 3.9 years.

Maturity of Undrawn Committed Facilities	2001	2000
	€000	€000
Within 1 year	6,170	41,945
Between 1 and 2 years	158,551	141,015
More than 2 years	615,665	379,681

	€780,386	€562,641

        The weighted average interest rate on short term bank loans and overdrafts, excluding the current portion of long term debt was 6.47% at December 31, 2001 (2000: 8.08%). The weighted average interest rate on all other borrowings was 5.40% (2000: 7.03%). The overall weighted average interest rate on all borrowing at December 31, 2001 was 5.71% (2000: 7.24%).

Financial instruments and risk management

        The operating parameters and policies of treasury management are established under board authority. The formal treasury policy covers the areas of funding, counterparty risk, foreign exchange, controls and derivatives. Risk arising on counterparty default is controlled within a framework of dealing with high quality institutions that meet certain minimum criteria. The Group uses derivative instruments in its management of interest rate and currency risk. The Group does not enter into or issue derivative instruments for speculative purposes.

        The Group's financial instruments, other than derivatives, comprise borrowing, cash and liquid resources, and various items, such as trade debtors, trade creditors etc, that arise directly from its operations. The Group uses derivative financial instruments primarily to manage its exposure to market risks from changes in interest and foreign exchange rates. The Group does not enter into or issue derivative financial instruments for trading purposes. The Group's policy is to centrally manage interest rate and currency exposure.

(a) Interest rate risk management

        The Group manages interest rate exposure to achieve an appropriate balance of fixed and variable rate funding. To achieve this objective, the Group enters into interest rate swaps, options and forward rate agreements. Interest rate swap agreements are used to change the interest receivable or payable on the Group's underlying cash and borrowing from variable to fixed rates or from fixed to variable rates. At the year-end, 43% of the Group's borrowing was at fixed rates after taking account of interest rate swaps.

        Outstanding interest rate swap agreements at December 31, 2001 are summarized as follows:

Currency	Notional Principal (Millions)	Termination Dates	% Fixed Payable	% Variable Receivable		% Fixed Receivable	% Variable Payable
Stg£	7	2002–2004	7.25–7.87	Libor	(1)	—	—
US$	392	2003	—	—		5.89–6.00	Libor
US$	242	2003	6.57–6.63	Libor		—	—
EUR	3	2002–2003	3.29–5.59	Libor		—	—

(1)
London Interbank Offered Rate.

        Outstanding interest rate swap agreements at December 31, 2000 are summarized as follows:

Currency	Notional Principal (Millions)	Termination Dates	% Fixed Payable	% Variable Receivable	% Fixed Receivable	% Variable Payable
Stg£	8	2002–2004	7.25–7.87	Libor	—	—
US$	392	2003	—	—	5.89–6.00	Libor
US$	242	2003	6.57–6.63	Libor	—	—
EUR	8	2001–2003	3.29–5.64	Libor	—	—

        After taking into account the various interest rate swaps and currency swaps entered into by the Group, the interest rate profile of the Group's financial liabilities at December 31, 2001 was:

				Fixed rate financial liabilities
Currency	Total € Million	Floating rate financial liabilities € Million	Fixed Rate financial liabilities € Million	Weighted average interest rate %	Weighted average period until maturity Years
Euro	360	172	188	6.25	2.91
Sterling	154	93	61	9.15	4.09
US Dollar	826	389	437	7.46	11.34
Canadian Dollar	42	42	—
Swedish Krona	92	92	—
Other	103	102	1

Total	€1,577	€890	€687

(b) Foreign exchange risk management

        The Group manages its balance sheet having regard to the currency exposures arising from its assets being denominated in a wide range of currencies. To this end, where foreign currency assets are funded by borrowing, such borrowing is generally sourced in the currency of the related assets. The Group also hedges a portion of its currency exposure through the use of currency swaps and forward contracts. At December 31, 2001 the Group had entered into forward contracts to exchange the currency equivalent of €33 million (2000: €21 million) in respect of its day to day trading.

        Outstanding currency swap agreements at December 31, 2001 are summarized as follows:

Currency Swapped (Millions)	Currency Received (Millions)	Maturity date	Interest rate paid	Interest rate received
US$232	EUR 172	2005	Euribor(2) + 54/59	6.8238
US$50	EUR 37	2005	Euribor + 106	Libor + 93
US$15	EUR 11	2005	7.595	6.8238
US$85	EUR 63	2005	8.04 / 8.05	Libor + 93
US$63	SEK 417	2005	Stibor(3) + 134	7.55
US$50	SEK 332	2005	Stibor + 133	7.55
US$5	SEK 33	2005	Stibor + 110	Libor + 93
US$35	EUR 25	2005	8.015	7.55
US$39	EUR 34	2003	6.216	5.95
US$30	GBP 20	2003	Libor	5.835

(2)
European Interbank Offered Rate.

(3)
Stockholm Interbank Offered Rate.

        Outstanding currency swap agreements at December 31, 2000 are summarised as follows:

Currency Swapped (Millions)	Currency Received (Millions)	Maturity date	Interest rate paid	Interest rate received
US$232	EUR 172	2005	Euribor(2) + 54/59	6.8238
US$50	EUR 37	2005	Euribor + 106	Libor + 93
US$15	EUR 11	2005	7.595	6.8238
US$85	EUR 63	2005	8.04 / 8.05	Libor + 93
US$63	SEK 417	2005	Stibor(3) + 134	7.55
US$50	SEK 332	2005	Stibor + 133	7.55
US$5	SEK 33	2005	Stibor + 110	Libor + 93
US$35	EUR 25	2005	8.015	7.55
US$39	EUR 34	2003	6.216	5.95
US$30	GBP 20	2003	Libor	5.835

        At December 31, 2001 the Group had also entered into currency swaps of €332 million equivalent (2000: €259 million) as part of its short term liquidity management.

        Excluding the Group's Latin American operations, there were no significant transactional currency exposures at December 31, 2001, that gave rise to net currency gains and losses recognized in the income statement. Such exposures comprise the monetary assets and liabilities of the Group that are not denominated in the operating (or "functional") currency of the operating unit involved. As at December 31, 2001 transactional currency exposures in the Group's Latin American operations amounted to €19 million (2000: €26 million).

(c) Fair value of financial instruments

        The carrying amounts and estimated fair values of the material financial instruments of the Group are as follows:

	2001		2000
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	€000	€000	€000	€000
Assets
Cash, short term deposits and liquid investments	440,109	440,109	427,092	427,092
Accounts receivable and prepayments	1,054,973	1,054,973	1,128,118	1,128,118
Publicly traded investments (gross unrealized gains:
2001: €261,000; 2000: €981,000)	6,726	6,987	6,085	7,066
Liabilities
Short term debt	250,988	250,988	362,586	362,586
Accounts payable and accrued liabilities	1,162,364	1,162,364	1,251,682	1,251,682
Medium and long term debt	1,302,687	1,313,269	1,231,744	1,174,041
Derivative financial instruments
Interest rate swap agreements		26,426		(5,670)
Currency swap agreements		223,866		199,799
Foreign exchange contracts		(255)		688
Energy hedging contracts		(1,274)		—

        The following methods and assumptions were used by the Group in estimating its fair value disclosures for financial instruments:

Cash, short term deposits and liquid investments, debtors and creditors:

        The carrying amount reported in the balance sheet approximates fair value because of the short maturity of these instruments.

Listed investments:

        These are valued based on quoted prices.

Short term debt and medium and long term debt:

        The fair value of the Group's debt is estimated using discounted cash flow analysis, based on the Group's current incremental borrowing rates for similar types of borrowing arrangements and maturities.

Interest rate swap agreements:

        The fair value of the Group's interest rate swap agreements is estimated using discounted cash flow analysis. In addition, the fair value amount includes the interest rate component of currency swaps.

Currency swap agreements and foreign exchange contracts:

        The fair value of these instruments is based on the estimated replacement cost of equivalent instruments at the balance sheet date.

        Gains and losses on instruments used for hedging are not recognized until the exposure that is being hedged is itself recognized. Unrecognized gains and losses on instruments used for hedging, and the movement thereon, are as follows:

	Gains	Losses	Total net gains/(losses)
	€ Million	€ Million	€ Million
Unrecognized gains and losses on hedges at December 31, 2000	9	15	(6)
Gains and losses arising in previous years that were recognized in 2001	2	4	(2)

Gains and losses arising before December 31, 2000 that were not recognized in 2001	7	11	(4)
Gains and losses arising in 2001 that were not recognized in 2001	40	10	30

Unrecognized gains and losses on hedges at December 31, 2001	€47	€21	€26

Of which:
Gains and losses expected to be recognized in 2002	19	10	9

Gains and losses expected to be recognized in 2002 or later	28	11	17

(d) Credit Risk

        Potential concentrations of credit risk to the Group consist principally of cash deposits, short term investments and trade debtors. The Group only deposits cash surpluses with quality credit rated banks and institutions that meet certain criteria and by policy limits the amount of credit exposure to any one bank or institution. Trade debtors comprise a large, widespread customer base. The Group mitigates the risk that counterparties to derivatives will fail to perform by contracting with major financial institutions having high credit ratings and considers the likelihood of counterparty failure to be remote. At December 31, 2001 the Group did not consider there to be any significant concentration of credit risk.

21 Provisions for Liabilities and Charges

	Deferred Income Taxes	Pensions and Other Deferred Compensation	Other Deferred Provisions	Total
	€000	€000	€000	€000
December 31, 1998, restated	64,805	129,248	32,248	226,301
Charge to income	6,402	21,826	1,432	29,660
Paid in year	—	(13,005)	—	(13,005)
Acquisitions	(91)	99	—	8
Reclassification	(7,416)	3,820	(14,920)	(18,516)
Currency adjustment	2,833	682	1,493	5,008

December 31, 1999	66,533	142,670	20,253	229,456
Charge to income	3,264	18,468	4,755	26,487
Paid in year	—	(16,488)	(5,564)	(22,052)
Acquisitions	9,643	327	9,228	19,198
Reclassification	6,090	(1,269)	6,219	11,040
Currency adjustment	229	(21)	242	450

December 31, 2000	85,759	143,687	35,133	264,579
Charge to income	(17,827)	17,282	2,386	1,841
Paid in year	—	(14,867)	(4,373)	(19,240)
Acquisitions	—	30	(5)	25
Reclassification	(365)	14,845	1,913	16,393
Currency adjustment	853	1,296	974	3,123

December 31, 2001	€68,420	€162,273	€36,028	€266,721

	2001	2000	1999
	€000	€000	€000
Deferred income taxes arises as follows:
Accelerated capital allowances	73,682	72,710	66,877
Other timing differences	(5,262)	13,049	(344)

	€68,420	€85,759	€66,533

Full potential liability to deferred taxation:
Accelerated capital allowances	106,332	85,479	72,559
Other timing differences	23,607	13,049	(319)

	€129,939	€98,528	€72,240

        The pensions and other deferred compensation relate to pensions and similar arrangements and are substantially unfunded, which is in accordance with local custom in certain countries in which the Group operates. The benefits are based on employees' years of service and average final remuneration and are computed on an actuarial basis (see Note 25).

        The Group also provides certain Post Retirement Healthcare benefits to certain employees in the United States and Canada. Provisions are accrued over the expected working lifetime of the relevant existing employees. Included in pensions and other deferred compensation at December 31, 2001 is €18,418,000 in respect of such obligations.

22 Contingent Liabilities

        The Company has guaranteed certain of the bank overdrafts and loans of subsidiaries. The Company or subsidiaries have given guarantees in respect of the borrowing of certain associates amounting to €3,515,000.

        Pursuant to the provisions of Section 17, Companies (Amendment) Act, 1986, the Company has guaranteed the liabilities of certain of its Irish subsidiaries and as a result such subsidiaries have been exempted from the filing provisions of Section 7, Companies (Amendment) Act, 1986. The principal subsidiaries guaranteed are Jefferson Smurfit & Sons Ltd., Smurfit International Ltd., Smurfit Investment (Ireland) Ltd., Smurfit Ireland Ltd., Smurfit Services Ltd., Smurfit Capital Ltd. and The Kildare Hotel and Country Club Ltd.

        In November 1988 a subsidiary of Group acquired Industrial Cartonera, S.A. ("ICSA"), a Spanish incorporated company, from a subsidiary of Torras Hostench S.A. ("Torras"), then a leading paper manufacturer in Spain. The cost of the acquisition was approximately €86 million. In early 1989, the Group acquired a 35% interest in another Spanish company called Industrias del Papel y de la Celulosa, S.A. ("INPACSA") for approximately €22 million. INPACSA was a publicly quoted Spanish company and was a former parent of ICSA. A number of individuals associated with Torras have been charged with diverting, for their own use, a substantial part of the purchase consideration paid by the Group. Accusations have also been made that certain transactions, which took place prior to the Group's acquisition of these interests, caused damage to the minority shareholders of INPACSA.

        During the year 2000, criminal proceedings were instituted in Spain against a number of individuals in relation to the above matters. As the Group was the acquirer of ICSA and the 35% of INPACSA, the Chairman, as the representative of the Group, was included in these proceedings in relation to the alleged damage to the minority shareholders of INPACSA and Torras, the majority shareholder. A Group subsidiary is also one of a number of parties against whom a secondary civil liability has been claimed amounting to €47 million plus interest. In this regard, third party bonds amounting to €47 million, guaranteed by the Group, have been lodged with the court.

        While the ultimate results of such suits or other proceedings against the Chairman or the Group subsidiary cannot be predicted with certainty, the management of the Group believes there is no basis for the involvement of the Chairman or any Group subsidiary in these proceedings. The Group intends contesting these suits vigorously. Currently, it is anticipated that proceedings will not commence before the end of 2002.

        The Group and its associates are the subject of a number of lawsuits and claims arising out of the conduct of its business, including those related to environmental matters. While any litigation has an element of uncertainty and the ultimate results of such lawsuits or proceedings against the Group and its associates cannot be predicted with certainty, the management of the Group and of the associates believes that the outcome of such lawsuits will not have a material adverse effect on their respective consolidated financial position or results of operations.

23 Lease Obligations

        Obligations under finance leases (net of finance charges):

	2001	2000
	€000	€000
Payable within one year	5,564	6,801
Payable in one to two years	2,948	5,783
Payable in two to three years	2,408	3,727
Payable in three to four years	1,908	2,170
Payable in four to five years	7,476	1,883
Payable thereafter	3,293	4,608

	€23,597	€24,972

        Commitments under operating leases, payable in the coming year, relate to leases expiring in the following periods:

	Land and Buildings	Other	Total
	€000	€000	€000
Within one year	1,018	6,417	7,435
Within two to five years inclusive	1,820	5,964	7,784
Over five years	2,305	195	2,500

	€5,143	€12,576	€17,719

        The total commitments under non-cancelable operating leases at December 31, 2001 are as follows:

2001
€000
Payable within one year	17,719
Payable in one to two years	8,841
Payable in two to three years	7,549
Payable in three to four years	4,159
Payable in four to five years	2,990
Payable thereafter	11,552

€52,810

24 Capital Commitments

        The following capital commitments authorized by the directors had not been provided for in the Group financial statements:

	2001	2000
	€000	€000
Contracted for	20,204	33,201
Not contracted for	32,276	12,077

	€52,480	€45,278

25 Employee Pension Plans and Similar Obligations

        The Group has pension plans for its employees in many of the countries in which it operates. The major occupational pension plans are of the defined benefit type. The pension cost for the Group's major occupational pension plans has been determined in accordance with the advice of independent professionally qualified actuaries, mainly using the Projected Unit Credit or Attained Age methods. The major plans are in Ireland, the UK, the US and Canada.

        Periodic actuarial valuations are performed on all of the major plans. The most recent valuations were completed as follows: Ireland between January 1, 1999 and July 1, 1999; UK on January 1, 2000; US and Canada on December 31, 2001.

        The principal assumptions used in the calculation of the profit and loss expense under SSAP 24 of €62,507,000 for the year ended December 31, 2001 (2000: €67,033,000; 1999: €57,890,000) was that the projected annual rate of investment return will exceed the projected annual rate of increase in pensionable earnings by between 1% to 3.5%. Surpluses or deficits on the pension plans arising from the actuarial valuations are spread over the expected weighted average service lives of the members of the relevant plan. The actuarial reports are available for inspection by the members of the relevant schemes only. The current agreed rates of contribution for future years are comparable to current levels.

        The market value of the assets (€671,300,000) under SSAP 24 of the significant plans, at the last valuation date, was in aggregate sufficient to cover approximately 92.1% of the benefits that had accrued to members after allowing for expected future increases in wages and salaries. The market value of the assets of the principal funds, as at December 31, 2001, are set out in the FRS 17 disclosures below.

        The Group also operates plans in the US and Canada which provide certain employees with post retirement health care benefits. Actuarial valuations of these plans were performed as at December 31, 2001 using the Projected Unit Credit method. The principal assumption made by the actuaries was that the per capita weighted average assumed rate of increase in covered benefits was:—US: 12%, reducing by 1% per annum until 2009 and Canada: 9.6%, reducing to 3.8% over 7 years until December 2008. The effect of a 1% increase in the health care trend rate would not materially increase the accumulated post retirement benefit obligations as of December 31, 2001.

        In certain countries, in accordance with local practice, plans are financed internally and in such cases provisions are included in provisions for liabilities and charges in accordance with the advice of independent actuaries. At December 31, 2001 these amount to €162,273,000 (2000: €143,687,000).

        The additional FRS 17 disclosures are set out below:

Major Assumptions	Europe	US & Canada	Latin America
	%	%	%
Rate of increase in salaries	2.50–4.00	3.00–4.00	1.00–3.50
Rate of increase to pensions in payment	Nil–2.50	Nil	Nil
Discount rate for scheme liabilities	5.75–6.50	6.50–7.25	5.50–7.00
Inflation	2.50–3.00	2.75	2.75–6.00

        The expected long term rates of return on the assets of the significant plans at December 31, 2001 were as follows:

	Europe	US & Canada	Latin America
	%	%	%
Equities	8.00–8.50	9.50	10.00
Bonds	5.00–5.75	6.25	6.00
Property	7.00	8.20	N/A
Cash	4.00	3.50	4.75
Other	5.75	N/A	N/A

        The market values of the assets of the significant schemes at December 31, 2001 were as follows:

	Europe	US & Canada	Latin America	Total
	€000	€000	€000	€000
Equities	334,500	92,333	15,626	442,459
Bonds	192,824	40,672	13,893	247,389
Property	27,500	8,739	—	36,239
Cash	21,100	388	629	22,117
Other	16,876	—	—	16,876

Total market value	592,800	142,132	30,148	765,080
Present value of scheme liabilities	605,106	173,283	24,611	803,000

(Deficit)/surplus in the plans	(12,306)	(31,151)	5,537	(37,920)
Deferred tax asset/(liability)	6,989	11,041	(1,827)	16,203

Net pension (liability)/asset	€(5,317)	€(20,110)	€3,710	€(21,717)

        If FRS 17 had been adopted in the financial statements, the Group shareholders' equity and retained earnings at December 31, 2001 would be as follows:

€000
Group shareholders' equity excluding net pension asset/(liability)	2,664,532
Net pension (liability)	(21,717)

Group shareholders' equity	€2,642,815

Retained earnings excluding net pension asset/(liability)	1,907,207
Net pension reserve	(21,717)

Retained earnings	€1,885,490

26 Related Party Transaction

        Transactions with associates are in the normal course of business. A significant level of these transactions are conducted with SSCC.

        The transactions with associates during the year are summarized as follows:

	2001	2000	1999
	€000	€000	€000
Sale of goods	102,069	84,023	46,184

Purchase of goods	280,911	279,616	49,083

Receiving of services	668	915	4,920

Rendering of services	2,023	1,905	1,008

        A summary of the financial statements of SSCC is set out in Note 14.

27 Net Cash Flow from Operating Activities

	2001	2000	1999
	€000	€000	€000
Operating income	333,909	341,580	159,239
Impairment of property, plant and equipment	13,751	—	23,235
Reorganization and restructuring costs	1,175	—	43,174
Depreciation charge (net of government grants amortized)	227,061	219,530	204,596
Goodwill amortization	8,820	5,734	4,857
Finance lease interest paid	1,728	2,454	2,937
(Increase)/decrease in other payables and provisions	(1,814)	4,213	12,462
Decrease/(increase) in working capital (Note 28)	3,830	(85,705)	(61,936)
Currency adjustment	(3,518)	(5,508)	3,853

	€584,492	€482,298	€392,417

28 Movement in Working Capital

	Inventories	Receivables	Payables*	Total
	€000	€000	€000	€000
December 31, 2000	437,444	1,145,346	(1,090,097)	492,693
Acquisitions	254	1,066	(1,461)	(141)
Decrease in working capital	(21,457)	(74,968)	92,595	(3,830)
Currency adjustment	7,269	13,168	(3,553)	16,884

December 31, 2001	€423,510	€1,084,612	€(1,002,516)	€505,606

*
Amounts falling due within one year not including borrowing due within one year, corporation tax, dividends proposed and capitalized lease obligations.

29 Equity Dividends Paid

	2001	2000	1999
	€000	€000	€000
Dividends to Group shareholders	€76,570	€70,007	€66,355

30 Retirement of Fixed Assets

	2001	2000	1999
	€000	€000	€000
Property, plant and equipment	26,589	23,550	43,140
Investments	7,609	7,084	6,363

	€34,198	€30,634	€49,503

31 Reconciliation of Net Cash Flow to Movement in Net Debt

	2001	2000	1999
	€000	€000	€000
(Decrease)/increase in cash	(8,918)	24,957	567
Decrease in term debt	120,636	11,029	677,622
Increase/(decrease) in liquid resources	2,970	(23,074)	(595,439)
Capital elements of finance leases repaid	9,407	10,380	11,748

Change in net debt resulting from cash flows	124,095	23,292	94,498
New finance leases	(7,537)	(713)	(3,492)
Loans and finance leases acquired with subsidiaries	(5,000)	(22,383)	(47,342)
Other non cash movements	(1,994)	(571)	(2,368)
Currency adjustment	(54,517)	(55,277)	(146,644)

Movement in net debt	55,047	(55,652)	(105,348)
Net debt at beginning of year	(1,192,210)	(1,136,558)	(1,031,210)

Net debt at end of year	€(1,137,163)	€(1,192,210)	€(1,136,558)

32 Analysis of Net Debt

	December 2000	Cash Flow	Acquisitions and Disposals	Non Cash	Currency	December 2001
	€000	€000	€000	€000	€000	€000
Cash	79,932	6,131	—	—	1,693	87,756
Short term deposits and liquid resources	347,160	2,970	—	(410)	2,633	352,353

Cash and investments	427,092	9,101	—	(410)	4,326	440,109

Bank overdrafts and demand loans	(57,580)	(15,049)	—	—	(3,790)	(76,419)
Loans repayable within one year	(305,006)	162,612	—	(1,584)	(30,591)	(174,569)

Short term borrowing	(362,586)	147,563	—	(1,584)	(34,381)	(250,988)

Long and medium term borrowing	(1,231,744)	(41,976)	(5,000)	—	(23,967)	(1,302,687)

Net borrowing	(1,167,238)	114,688	(5,000)	(1,994)	(54,022)	(1,113,566)
Finance leases	(24,972)	9,407	—	(7,537)	(495)	(23,597)

Net debt	€(1,192,210)	€124,095	€(5,000)	€(9,531)	€(54,517)	€(1,137,163)

	December 1999	Cash Flow	Acquisitions and Disposals	Non Cash	Currency	December 2000
	€000	€000	€000	€000	€000	€000
Cash	83,654	(5,881)	—	—	2,159	79,932
Short term deposits and liquid resources	373,754	(23,074)	—	(3,303)	(217)	347,160

Cash and investments	457,408	(28,955)	—	(3,303)	1,942	427,092

Bank overdrafts and demand loans	(87,713)	30,838	—	—	(705)	(57,580)
Loans repayable within one year	(322,716)	48,505	—	2,732	(33,527)	(305,006)

Short term borrowing	(410,429)	79,343	—	2,732	(34,232)	(362,586)

Long and medium term borrowing	(1,145,527)	(37,476)	(18,458)	—	(30,283)	(1,231,744)

Net borrowing	(1,098,548)	12,912	(18,458)	(571)	(62,573)	(1,167,238)
Finance leases	(38,010)	10,380	(3,925)	(713)	7,296	(24,972)

Net debt	€(1,136,558)	€23,292	€(22,383)	€(1,284)	€(55,277)	€(1,192,210)

	Restated December 1998	Cash Flow	Acquisitions and Disposals	Non Cash	Currency	December 1999
	€000	€000	€000	€000	€000	€000
Cash	60,732	19,023	—	—	3,899	83,654
Short term deposits and liquid resources	968,511	(595,439)	—	(2,720)	3,402	373,754

Cash and investments	1,029,243	(576,416)	—	(2,720)	7,301	457,408

Bank overdrafts and demand loans	(67,022)	(18,456)	—	—	(2,235)	(87,713)
Loans repayable within one year	(253,545)	(34,192)	—	352	(35,331)	(322,716)

Short term borrowing	(320,567)	(52,648)	—	352	(37,566)	(410,429)

Long and medium term borrowing	(1,697,118)	711,814	(47,342)	—	(112,881)	(1,145,527)

Net borrowing	(988,442)	82,750	(47,342)	(2,368)	(143,146)	(1,098,548)
Finance leases	(42,768)	11,748	—	(3,492)	(3,498)	(38,010)

Net debt	€(1,031,210)	€94,498	€(47,342)	€(5,860)	€(146,644)	€(1,136,558)

        Cash comprises cash in hand and overnight deposits. The movement in liquid resources represents movement in all monetary assets (excluding cash, short term deposits and overnight borrowing) which are convertible into cash at, or close to, their carrying value in the balance sheet. These specifically comprise government gilts, commercial paper and deposits, with maturities of less than one year when acquired. They are categorized as held-to-maturity because the Group has both the intent and the ability to hold these investments until maturity.

33 Acquisitions and Disposals

	2001	2000	1999
	€000	€000	€000
Net assets acquired (see below)	(4,042)	92,197	35,963
Reclassification from associates	—	(8,735)	(120,941)
Goodwill	19,573	53,976	93,026

	€15,531	€137,438	€8,048

Satisfied by:
Cash payments	15,531	137,438	8,048
Cash acquired	(1,834)	(815)	—
Bank overdrafts acquired	—	22,148	3,191
Deferred acquisition consideration	—	(54,773)	—

Net cash outflows	€13,697	€103,998	€11,239

        Summary of net assets acquired:

	2001	2000	1999
	€000	€000	€000
Net assets acquired:
Fixed assets:
Property, plant and equipment	3,410	109,603	65,271
Investments	—	131	4,967
Current assets:
Inventories	254	19,271	26,780
Accounts receivable and prepayments	1,066	46,337	58,743
Cash and investments held as current assets	1,834	(3,692)	—

Total assets	6,564	171,650	155,761
Accounts payable and accrued liabilities	(1,468)	(82,120)	(35,558)
Long term debt and other payables	(22,441)	(18,546)	(47,342)
Provisions for liabilities and charges	(25)	(19,198)	(8)
Minority interests	13,328	40,411	(36,890)

Net assets acquired at fair value to the Group	€(4,042)	€92,197	€35,963

        In certain cases, in determining the fair value of the assets and liabilities acquired and the consideration, estimates are used. Any necessary adjustments are made in subsequent accounting periods.

        The principal acquisitions made by the Group over the last three years were as follows:

          In December 2000, the Group acquired the remaining shares in Nettingsdorfer of Austria taking its shareholding from 75% to 100%. The consideration was approximately €55 million and is payable in July 2003.

          In July 2000, the Group acquired Neopac A/S of Denmark from Svenska Cellulosa AB (SCA) of Sweden for a consideration of €30 million including acquired debt.

          In February 2000, the Group acquired the remaining shares in Norwich Corrugated ("Norcor") taking its ownership from approximately 30% to 100%. The consideration was approximately €35 million.

        All acquisitions have been accounted for under the purchase method. There were no material fair value adjustments to the book value of the assets acquired in 2001, 2000 or 1999.

        The principal disposals made by the Group over the last three years were as follows:

          In 1999 the Group disposed of non-core businesses, mainly Smurfit Finance and the Group's shareholding in Smurfit Paribas.

34 Post Balance Sheet Events

        On January 29, 2002, the Group announced a conditional offer for the outstanding share capital of its Scandanavian associate, Munksjö. The acceptance period started February 19, 2002 and ended

March 12, 2002. The offer values each Munksjö share at SEK 77, the equivalent of approximately €248 million, which will be financed from the Group's existing cash and credit facilities.

35 Comparative Figures

        Certain figures for the prior years have been adjusted to conform with 2001 classifications and disclosure requirements.

36 Companies (Amendment) Act, 1986

        These financial statements do not comprise full accounts within the meaning of the Companies (Amendment) Act, 1986 of Ireland, in so far as such accounts have to comply in full with the disclosure and other requirements of the Act. Full accounts for all years have received unqualified audit reports. Full accounts for all periods up to and including December 31, 2001 have been filed with the Irish Registrar of Companies.

37 Differences Between Irish and United States Generally Accepted Accounting Principles

        The Group's consolidated financial statements are prepared in accordance with accounting principles generally accepted in Ireland ("Irish GAAP"), which differ in certain respects from United States generally accepted accounting principles ("US GAAP"). The significant differences as they apply to the Group and the necessary adjustments are summarised below.

Goodwill

        Irish GAAP, FRS 10, Goodwill and Intangible Assets requires goodwill arising on the acquisition of a subsidiary to be capitalized as an intangible fixed asset or, in the case of an associate, as part of the carrying value of the associate and amortized in the Group statement of income over its estimated useful life. This policy was adopted by the Group for all acquisitions after January 1, 1998. The amortisation period chosen by the Group generally does not exceed 20 to 30 years. Prior to January 1, 1998, goodwill arising on the acquisition of a subsidiary or associate was immediately written off against shareholders' equity. The Group has not reinstated goodwill previously written off to reserves, as this was not required under FRS 10. Goodwill written off to reserves is charged to the statement of income against proceeds from the sale of the relevant businesses when disposed of. Under US GAAP only the unamortized portion of this goodwill would be expensed against the proceeds from sale. The Group performs a periodic impairment review on goodwill capitalized and of goodwill previously written off against shareholders' equity. As a result of this review the Group is not aware of any impairment indicators. Under US GAAP, goodwill would be capitalized as an intangible fixed asset or, in the case of associates, as part of the carrying value of the associate and amortized against income over its estimated economic life, not exceeding 40 years. For the purposes of the reconciliation below, the Group has reviewed at each balance sheet date the carrying value and the remaining economic life of goodwill based on estimated undiscounted future cash flows from operating activities compared with the carrying value of goodwill.

Revaluation

        The financial statements are prepared in accordance with the historical cost convention. Prior to January 1, 2000 the Group's policy was to periodically revalue certain properties. Under Irish GAAP, in accordance with the transitional arrangements in FRS 15, Tangible Fixed Assets certain land and buildings continue to be included at their previously revalued amount. Under US GAAP, such revaluations would not be permitted and depreciation would be computed on the original historical cost. The effect of this difference on the charge for depreciation is not material.

Deferred taxation

        In accordance with Irish GAAP, the Group provides for deferred taxation using the liability method only where it is probable that the taxation liability will crystallise within the foreseeable future. Under SFAS 109—Accounting for Income Taxes, deferred taxation is computed using the liability method under which deferred taxation liabilities are fully provided and deferred taxation assets are recognized to the extent that their realisation is more likely than not. In addition, deferred taxation would also be provided under US GAAP on the difference between the accounting and taxation bases of assets and liabilities of subsidiaries acquired. For the purposes of the reconciliation below, the principles of SFAS 109 have been applied in all years presented. Deferred income taxes on the taxable US GAAP adjustments are included within the reconciliations.

Pension costs

        Under Irish GAAP, pension costs in respect of the Group's defined benefit plans are assessed in accordance with the advice of independent actuaries using assumptions and methods which, taken as a whole, produce the actuaries' best estimates of the cost of providing the relevant pension benefits. US GAAP specifically requires the use of the Projected Unit Credit method and the matching of the projected benefit obligation against the fair value of the plan's assets, adjusted to reflect any unrecognized obligations or assets, in determining the pension cost or credit for the period. In addition, under US GAAP, the assumptions used must be based on current market rates. For the purposes of the reconciliation below, the provisions of SFAS 87—Employers Accounting for Pensions have been adopted as of February 1, 1992 for the Group's principal plans. The Group did not implement SFAS 87 as of the effective date specified in the standard for foreign plans for fiscal years beginning after December 15, 1988, due to the unavailability of actuarial data. A portion of the transitional asset at that date has been allocated to shareholders' equity based on a ratio of 3/15 being the number of years elapsed between the effective date in SFAS 87 over the remaining service lives at February 1, 1992 of employees expected to receive benefits.

Dividends

        Under Irish GAAP, final dividends are provided for in the year in respect of which they are recommended by the board of directors for approval by the shareholders. Under US GAAP, dividends are provided for when declared.

Exceptional and extraordinary items

        Under Irish GAAP, profits and losses associated with early debt extinguishment are included in income before taxation. These costs would be treated as extraordinary items under US GAAP.

Investment in SSCC

        Prior to December 1989, the Group held a 96.9% voting and a 77.8% residual equity interest in JSC. In December 1989, in a reorganization of JSC, the Group sold 46.9% of its voting and 27.8% of its residual equity interests in JSC and recorded a gain on the sale. As JSC had a deficiency in shareholders' equity as a result of the reorganization, the Group wrote off the balance of its original investment in JSC and made a provision of €250.8 million against the whole of its additional investment made as part of the reorganization. Subsequent to December 1989, the Group accounted for its 50% interest in JSC under the equity method of accounting after restating the operating results of JSC to reflect Irish GAAP. Further, the Group recognized in income the face value amount of the paid-in-kind dividends received on the US$100 million of JSC preferred stock acquired by the Group in the reorganization. Following the public offering by JSC in May 1994, the Group determined that the provision against the carrying value of its investment in JSC was no longer required and it was released to income as an exceptional item. Under Irish GAAP, the Group recognized a gain on the dilution of its interest in JSC following the public offering, which was credited to income as an exceptional item.

        Because of differences between Irish and US GAAP in accounting for the Group's investment in JSC while it was a consolidated subsidiary (principally relating to deferred taxation and goodwill), the Group's investment in JSC at the time of the reorganization, which was €368 million under Irish GAAP, would have been €392 million under US GAAP. In accounting for the reorganization of JSC under US GAAP, the remaining investment in JSC would not have been written off as the investment would not have been considered impaired and the gain on sale of the portion of the Group's investment in JSC would have been reduced by the €250.8 million additional investment in JSC. Subsequent to December 1989, under US GAAP the Group would have accounted for the US GAAP earnings of JSC under the equity method of accounting, and the JSC paid-in-kind dividends on its preferred stock would have been recorded at their fair value, which has been deemed to be zero.

        In November 1998, in a transaction accounted for as a purchase, JSC acquired Stone Container to form Smurfit-Stone Container Corporation ("SSCC"). Simultaneously, Group, through a wholly owned subsidiary, purchased 20 million common shares of JSC from certain investors including The Morgan Stanley Leveraged Equity Fund II, L.P. at a price of US$25 per share. Following this investment, the Group owned approximately 33% of the shares of SSCC.

        In May 2000, SSCC acquired St. Laurent Paperboard Inc., a Canadian containerboard and packaging products company in a deal which included the issuance of approximately 25.5 million new shares of common stock of SSCC. Following this transaction, the Group now owns approximately 29.4% of the shares of SSCC.

        The reconciliation of net income below reflects the effects in each year presented of the differences between Irish GAAP and US GAAP of the Group's share of JSC's and SSCC's results of operations. The reconciliation of shareholders' equity reflects the cumulative effects of the adjustments to income and the different basis of the Group's investment. As a result of the above transaction between JSC and Stone Container, the reconciliation of shareholders' equity includes an adjustment for the increase in the Group's investment in JSC. The increase in the Group's proportionate share of the combined entity's equity was taken to additional paid in capital as recommended by SAB 84 as, simultaneously with the transaction noted above, the Group purchased an additional 20 million common shares of JSC. A similar adjustment did not arise under Irish GAAP.

Hyper-inflationary economies

        The Group accounts for the activities of its subsidiaries in Mexico, Colombia and Venezuela, which have high rates of inflation, using the US dollar as the functional currency.

        Under US GAAP, for each of the years presented Mexico would not be regarded as hyper-inflationary and the Mexican Peso would have been used as the functional currency. For each of the years ended 31 December 2000 and 2001, Colombia would not be regarded as hyper-inflationary and the Colombian Peso would have been used as the functional currency. For the year ended 31 December 1999 Colombia would be regarded as hyper-inflationary and the Group's reporting currency, the euro, would be used as the functional currency rather than the US dollar. Venezuela would be regarded as hyper-inflationary for all years presented and the euro would also be used as the functional currency. The application of US GAAP has no material effect on the reported net income of these subsidiaries.

Stock based employee compensation expense

        The Company operates variable option plans. As the options do not vest until certain targets are achieved, the number of shares that may be acquired by employees is not fully determinable until after the date of grant. In accordance with Urgent Issues Task Force abstract 17—Employee Share Schemes ("UITF 17"), under Irish GAAP the Group's employee options do not result in charges against income except to the extent that the market value of the shares at the date of grant exceeds the amount the employee must pay to exercise the option.

        Under US GAAP, following the measurement principles of APB 25, Accounting for Stock Issued to Employees ("APB 25"), compensation expense would be accrued and booked to income over the vesting period. The vesting period commences when it becomes probable that the underlying targets attaching to the options will be achieved and the number of shares will be known and ends with the date when the granting of the shares is not contingent upon the performance of additional services or other conditions. Compensation expense would be booked on a period by period basis to reflect the difference between the price an employee must pay to acquire the shares underlying the option and the market price of the shares at the end of each accounting period until the final vesting date.

        SFAS 123—Accounting for Stock Based Compensation encourages, but does not require, compensation expense for employee stock options to be measured based on their fair value at the date of grant, determined using option valuation models. The Group has elected to continue to account for stock based employee compensation in accordance with APB 25 and related interpretations and to provide the proforma information required by SFAS 123.

Treasury stock

        A subsidiary of the Group holds 25,000,000 ordinary shares in the Company which cost €64,280,000. Under Irish GAAP, the cost of own shares is deducted from retained earnings. Under US GAAP, the cost of treasury stock that has not been retired would be separately disclosed in the balance sheet as a deduction from shareholders' equity.

Debt instruments issue costs

        Under Irish GAAP debt issue costs are deducted from the proceeds of the relevant debt instruments. Under US GAAP such costs would be shown as deferred charges in the balance sheet. In both cases the amount of such costs are expensed at a constant rate of interest on the outstanding balance of the debt.

Accounting for associates

        Irish GAAP requires separate disclosure of operating earnings, net interest, exceptional items and the taxation charge arising in associates. Under US GAAP earnings of associates, net of taxation would be shown as a single line item in arriving at net income.

Financial instruments

        The Group adopted SFAS 133, Accounting for Derivative Instruments and Hedging Activities, on January 1, 2001. Under SFAS 133, all derivative instruments are recognized on the balance sheet at their fair values. Changes in fair value are either recognized periodically in income or in shareholders' equity as a component of comprehensive income depending on whether the derivative qualifies for hedge accounting in accordance with the requirements of SFAS 133, and if so, whether it qualifies as a fair value hedge or a cash flow hedge. Changes in fair value of derivatives accounted for as fair value hedges are recorded in income along with the corresponding portions of the changes on the fair value of the hedged items, to the extent they are effective as hedges. Changes in fair value of derivatives accounted for as cash flow hedges, to the extent they are effective as hedges, are recorded in other comprehensive income net of deferred taxes. Changes in fair values of derivatives not qualifying or ineffective as hedges are reported in net income.

Impairment writedowns

        Under Irish GAAP, impairment writedowns are included in accumulated depreciation. Under US GAAP they would be deducted from the cost of the assets identified as being impaired.

        The following is a summary of the significant adjustments to income and shareholders' equity which would be required if US GAAP were to be applied instead of Irish GAAP:

Income

	2001	2000	1999
	€000	€000	€000
Net income reported in the consolidated statement of income	167,565	242,482	121,606

Adjustments:
Goodwill amortization	(12,328)	(12,177)	(12,177)
Pension costs	8,546	10,812	2,245
Share of earnings of associates—SSCC	(1,374)	(9,628)	(27,060)
Deferred taxation	(12,676)	7,053	43,284
Stock compensation expense	(5,277)	7,128	(11,166)
Financial instruments—fair value	12,522	—	—
Cumulative effect on prior years of adoption of SFAS 133	(5,057)	—	—

	(15,644)	3,188	(4,874)

Net income as adjusted to accord with US GAAP	€151,921	€245,670	€116,732

Arising from:
Continuing operations	158,971	241,709	120,296

Income available to ordinary shareholders as adjusted to accord with US GAAP	158,971	241,709	120,296
Extraordinary items (net of tax: 2001: €1,329,000; 2000: €(280,000); 1999: €2,505,000)	(1,993)	3,961	(3,564)
Cumulative effect on prior year of change in accounting policy—adoption of SFAS 133	(5,057)	—	—

Net income available to ordinary shareholders as adjusted to accord with US GAAP	€151,921	€245,670	€116,732

Other Comprehensive Income

	2001	2000	1999
	€000	€000	€000
Net income available to ordinary shareholders as adjusted to accord with US GAAP	151,921	245,670	116,732
Other comprehensive income/(loss):
Financial instruments—fair value	4,138	—	—
Cumulative effect on prior years adoption of SFAS 133	(3,361)	—	—
Unrealised foreign currency translation adjustments	28,907	31,322	94,264
Share of associates other comprehensive income/(loss):
Minimum pension liability adjustment	(33,174)	—	1,236
Deferred hedge loss	(3,613)	—	—
Unrealised losses and foreign currency translation adjustments	(1,642)	(2,552)	(2,473)

Comprehensive income	€143,176	€274,440	€209,759

Shareholders' equity

	2001	2000
	€000	€000
Shareholders' equity as reported in the consolidated balance sheet	2,664,532	2,505,175

Adjustments:
Goodwill—Gross	493,119	497,750
—Aggregate amortization	(95,609)	(83,281)
Hyper-inflationary economies—property, plant and equipment
—Cost	(392,192)	(339,510)
—Aggregate depreciation	193,042	170,061
Hyper-inflationary economies—investments	(12,128)	(10,160)
Property revaluations
—Cost	(10,579)	(10,579)
—Aggregate depreciation	2,611	2,400
Pension costs	67,270	41,329
Proposed dividends	50,575	48,113
Investment in SSCC	(231,546)	(181,015)
Gain on dilution of investment in SSCC	30,637	29,017
Deferred taxation	(110,312)	(89,489)
Financial instruments—fair value	16,660	—
Cumulative effect on prior years of adoption of SFAS 133	(8,418)	—
Minority share of US GAAP adjustments	28,185	27,715

	(21,315)	102,351

Shareholders' equity as adjusted to accord with US GAAP	€2,685,847	€2,607,526

Cumulative Comprehensive Income Amounts

	Currency Translation Adjustments	Financial Instruments Gains/(losses)	Share of Associates Other Comprehensive Income	Total
	€000	€000	€000	€000
Balance at December 31, 1998	(97,057)	—	(359)	(97,416)
Movement in the year	94,264	—	(1,237)	93,027

Balance at December 31, 1999	(2,793)	—	(1,596)	(4,389)
Movement in the year	31,322	—	(2,552)	28,770

Balance at December 31, 2000	28,529	—	(4,148)	24,381
Effect of adoption of SFAS 133	—	(3,361)	—	(3,361)
Movement in the year	28,907	4,138	(38,429)	(5,384)

Balance at December 31, 2001	€57,436	€777	€(42,577)	€15,636

Net income per share

        The following table sets forth the computation of basic and diluted earnings per share as required by SFAS 128:

	2001		2000		1999
	(€000, except per share amounts)
Numerator
Income before extraordinary items and accounting change available to ordinary shareholders	€158,971		€241,709		€120,296

Net income available to ordinary shareholders	€151,921		€245,670		€116,732

Denominator
Weighted average number of ordinary shares in issue (000)	1,083,805		1,083,086		1,082,211
Effect of dilutive securities:
Employee share options	11,513		7,763		3,959

Denominator for diluted net income per share
Adjusted weighted average shares	1,095,318		1,090,849		1,086,170

Per Ordinary Share—Basic
Income before extraordinary items	14.7	c	22.3	c	11.1	c
Extraordinary items	(0.2	)c	0.4	c	(0.3	)c
Cumulative effect on prior year of change in accounting policy	(0.5	)c	—		—

Net income	14.0	c	22.7	c	10.8	c

Per Ordinary Share—Diluted
Income before extraordinary items	14.5	c	22.2	c	11.1	c
Extraordinary items	(0.2)	c	0.4	c	(0.3)	c
Cumulative effect on prior year of change in accounting policy	(0.5	)c	—		—

Net income	13.8	c	22.6	c	10.8	c

        The basic net income per American Depositary Share* ("ADS") is 140c (2000: 227c; 1999: 108c). The diluted net income per ADS is 138c (2000: 226c; 1999: 108c).

*
An American Depositary Share represents ten ordinary shares of 30c each.

Cash Flows

        The consolidated statement of cash flows prepared under Irish GAAP presents substantially the same information as that required under US GAAP by SFAS 95—Statement of Cash Flows. This standard differs, however, with regard to the classification of items within the statements and as regards the definition of cash and cash equivalents. Under US GAAP, cash would not include bank overdrafts. The movements on such bank overdrafts are required to be included in financing activities under SFAS 95. Under US GAAP only short term investments with a maturity of three months or less at the date of acquisition are included in cash equivalents. Under Irish GAAP movements in short term investments are classified as management of liquid resources. Under Irish GAAP, cash flows are presented separately for operating activities, dividends received from associates, returns on investments and servicing of finance, taxation, capital expenditure and financial investment, acquisitions and disposals, equity dividends paid, management of liquid resources and financing. US GAAP, however, requires only three categories of cash flow activity to be reported: operating, investing and financing.

        Cash flows from taxation and returns on investments and servicing of finance shown under Irish GAAP would be included as operating activities under US GAAP. Cash flows from capital expenditure, financial investment and aquisitions and disposals would be included as investing activities under US GAAP. The payment of dividends would be included as a financing activity under US GAAP. Under US GAAP, capitalized interest is treated as part of the cost of the asset to which it relates and is thus included as part of investing cash flows; under Irish GAAP all interest is treated as part of returns on investments and servicing of finance.

        The categories of cash flow activity under US GAAP are summarized as follows:

	2001	2000	1999
	€000	€000	€000
Cash inflow from operating activities	396,295	334,163	240,196
Cash (outflow)/inflow on investing activities	(252,341)	(97,651)	80,267
Cash (outflow) from financing activities	(208,137)	(137,725)	(751,936)

Decrease/(increase) in cash and cash equivalents	(64,183)	98,787	(431,473)
Currency adjustment on cash and cash equivalents	4,326	1,942	7,301
Cash and cash equivalents at beginning of year	269,343	168,614	592,786

Cash and cash equivalents at end of year	€209,486	€269,343	€168,614

Deferred taxation—additional information required by SFAS 109

        The analysis of the US GAAP deferred taxation liability required by SFAS 109 is as follows:

	2001	2000
	€000	€000
Deferred taxation liabilities:
Excess of book value over tax value of fixed assets	189,868	217,175
Other timing differences	92,766	83,312

	282,634	300,487

Deferred taxation assets:
Net operating loss carry forwards	(71,546)	(74,519)
Valuation allowances	54,829	34,180
Other timing differences	(87,185)	(84,900)

	(103,902)	(125,239)

	€178,732	€175,248

Split as follows:
Current	(256)	584
Non current	178,988	174,664

	€178,732	€175,248

        Valuation allowances are set up for losses carried forward in those jurisdictions in which it is more likely than not that the losses carried forward will not be utilized to offset future taxable income or in which there is no deferred tax liability against which the related asset can be offset prior to expiry.

Share option schemes—additional information required by SFAS 123

        Under the Group's 1987 Option Schemes, the 1999 Executive Share Option Plan and the 2000 United Kingdom Executive Approved Share Option Plan (the "Schemes"), selected employees of the Company and its subsidiaries are granted non-qualified options to acquire ordinary shares of the Company. The share options are exercisable at a price equal to the market price, as defined, of the Company's ordinary shares at the time of grant. The options become exercisable upon the occurrence of certain trigger events, as defined, within 10 years from the date of grant. The options expire not later than 10 years from the date of grant.

        The Company has elected to follow APB 25 and related interpretations in accounting for its share options because the alternative fair value accounting provided for under SFAS 123 requires use of option valuation models that were not developed for use in valuing employee share options. SFAS 123 requires pro forma information regarding net income and earnings per share. This information has been determined as if the Company had accounted for those employee share options issued subsequent to December 31, 1994 under the fair value method of that statement. Due to the recognition of option expense over the vesting period, the pro forma net income and earnings per share information required by SFAS 123 is not likely to be representative of the effects on the reported pro forma net income and earnings per share for future years. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions:

	2001	2000	1999
Expected option life (years)	5	5	6
Risk-free weighted interest rate	4.4%	5.3%	4.2%
Stock volatility	50.0%	44.6%	41.9%
Dividend yield	3.4%	3.1%	2.6%

        The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected share price volatility. Because the Company's employees share options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee share options. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period (see "Stock based employee compensation expense" above for a description of the vesting period).

        The pro forma US GAAP net income for the year ended December 31, 2001 was €155,827,000 (2000: €241,331,000; 1999: €126,519,000). The pro forma basic earnings per share for the year ended December 31, 2001 was 14.4c (2000: 22.3c; 1999: 11.7c). The pro forma diluted earnings per share for the year ended December 31, 2001 was 14.2c (2000: 22.2c; 1999: 11.6c).

        The Group's 1999 Performance Share Plan allows participating executives to receive annual allocations that may result in the award of rights to acquire ordinary shares in the Company for a nominal consideration. Awards will be granted over a proportion of the shares over which an allocation was made to the extent that pre-set performance targets are achieved over a performance period of not less than four years.

        Under the Special Long Term Incentive Plans adopted in 2000, the Chairman & Chief Executive Officer, President & Chief Operations Officer and Chief Financial Officer each received an allocation that may result in the award of rights to acquire ordinary shares in the Company for a nominal consideration. Awards will be granted over a proportion of the shares over which an allocation was made to the extent that pre-set performance targets are achieved over a performance period of three years.

        During 2000, the Company introduced save as you earn share option schemes for eligible employees in both Ireland (the "Irish SAYE Scheme") and the UK (the "UK SAYE Scheme"). Under these schemes, employees may opt to save fixed amounts on a regular basis, over a three-year, five-year or seven-year period, subject to a maximum monthly saving of €320 (Irish SAYE Scheme) or Stg£250 (UK SAYE Scheme). The participants can use the amounts saved plus interest earned to acquire shares under options granted by the Company at the start of the savings period.

        A summary of the Company's share options and related activity is as follows:

	Shares under option	Restated Option Price Range	Restated Weighted Average Exercise Price
Outstanding at December 31, 1998	21,763,316	€1.25–€2.34	€1.94
Granted	23,616,968	€0.00–€2.62	€1.71
Exercised	(478,688)	€1.25–€1.96	€1.51
Cancelled	(1,179,701)	€0.00–€2.34	€1.37

Outstanding at December 31, 1999	43,721,895	€0.00–€2.62	€1.83
Granted	24,769,624	€0.00–€2.60	€1.34
Exercised	(1,106,668)	€1.25–€2.34	€1.30
Cancelled	(3,564,623)	€0.00–€2.60	€1.77

Outstanding at December 31, 2000	63,820,228	€0.00–€2.62	€1.66
Granted	17,342,570	€0.00–€2.21	€1.68
Exercised	(1,092,779)	€1.25–€2.29	€1.86
Cancelled	(3,985,311)	€0.00–€2.62	€1.96

Outstanding at December 31, 2001	76,084,708	€0.00–€2.62	€1.64

        The weighted average remaining contractual life of options outstanding at December 31, 2001 is 7.4 years.

        The weighted average exercise price and weighted average fair value for options granted during 2001, whose exercise price equalled the market price of the stock on the grant date was 215c (2000: 258c) and 83c (2000: 96c) per share respectively. The weighted average exercise price and weighted average fair value for options whose exercise price was less than the market price of the stock on the grant date was 28c (2000: 57c) and 169c (2000: 156c) per share respectively.

        The number of options exercisable at December 31, 2001 was 7,722,892 (2000: 4,759,600; 1999: 4,687,268) and the weighted average exercise price of these options was €1.94 (2000: €1.91; 1999: €1.83).

	Options Outstanding
				Options Exercisable
		Weighted average remaining contractual life
Restated Range of exercise prices	Number of shares		Restated Weighted average exercise price	Number of shares	Restated Weighted average exercise price
€0.00	18,634,142	8.40	€0.00	0	€0.00
€1.25	1,459,892	0.78	€1.25	1,459,892	€1.25
€1.89–€2.62	55,990,674	7.19	€2.20	6,263,000	€2.10

€0.00–€2.62	76,084,708	7.36	€1.64	7,722,892	€1.94

Pension costs and termination indemnities—information required by SFAS 87 and SFAS 132

        The components of the Group defined benefit net pension expense and termination indemnities for the years ended December 31, 2001, 2000 and 1999 under SFAS 87 are estimated to be as follows:

	2001	2000	1999
	€000	€000	€000
Service cost	25,531	26,646	23,396
Interest cost	49,351	47,537	37,782
Expected return on plan assets	(55,525)	(50,822)	(35,558)
Amortization of unrecognized transition obligation or asset	(1,047)	(1,084)	(1,034)
Recognized gains and losses	(563)	(2,374)	1,549
Prior service cost recognized	879	662	166
Gain due to settlement or curtailment	3,934	—	—

	€22,560	€20,565	€26,301

        The Group's principal defined benefit schemes are in Ireland, the UK, the US and Canada. The estimated fund status of these schemes under SFAS 87 amended by SFAS 132 was as follows:

	2001	2000
	€000	€000
Change in benefit obligation
Benefit obligation at beginning of year	725,004	630,897
Acquisitions	—	23,445
Service cost	24,313	25,425
Interest cost	44,496	42,045
Contributions by plan participants	7,873	8,238
Actuarial gains and losses	20,141	25,343
Benefits paid	(36,530)	(36,150)
Divestitures, curtailments or settlements	3,891	(654)
Plan amendments	1,827	2,344
Currency adjustments	11,108	4,071

Benefit obligation at end of year	802,123	725,004

Change in plan assets
Fair value of plan assets at beginning of year	754,164	701,393
Acquisitions	—	20,879
Actual return on assets	(33,750)	24,308
Contributions by employer	31,863	31,132
Contributions by plan participants	7,874	8,238
Benefits paid	(36,400)	(36,150)
Divestitures	(43)	22
Currency adjustment	10,540	4,342

Fair value of plan assets at end of year	734,248	754,164

Funded status of the plans	(67,875)	29,160
Amounts available to be applied as an increase/(reduction) of future pension costs:
Unamortized prior service cost	12,871	10,803
Unrecognized transition net obligation or net asset	(2,796)	(3,808)
Unrecognized actuarial gains or losses	114,718	5,768

Prepaid pension costs	€56,918	€41,923

        Plan assets in excess of / (less than) projected benefit obligations include overfunded plans at December 31, 2001 of €14,970,000 (2000: €56,174,000) and underfunded plans at December 31, 2001 of €82,845,000 (2000: €26,850,000 ). The calculation of the US GAAP pension expense for the year ended December 31, 2001 and the projected benefit obligation at that date assumed a discount rate of approximately 6.9% (2000: 6.3%) for the year. The other main assumption was that the rate of increase in the compensation levels is expected to average 4.2% (2000: 3.8%; 1999: 3.2%) and that the long term return on plan assets is expected to average 8.3% (2000: 7.4%; 1999: 7.0%).

        The assets of the plans are invested primarily in equities, fixed interest securities, insurance contracts and property.

        The Group operates termination indemnity plans in certain countries as appropriate to local circumstances. In accordance with local practice, these are financed internally and the projected benefit obligations of these plans are provided for in the financial statements. The projected benefit obligations of these plans was €40,852,000 at December 31, 2001 (2000: €38,679,000). The calculation of the expense for the year ended December 31, 2001 and the projected benefit obligation at that date assumed a weighted average discount rate of approximately 10.9% (2000: 12.6%). The other main assumptions used are the same as those used for the purposes of Irish GAAP. These include the assumption that the rate of increase in compensation levels is expected to average 6.2% (2000: 7.8%).

38 Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting standards requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

39 New Accounting Standards

        In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 142, "Goodwill and Other Intangible Assets," effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized, but will be subject to an annual impairment test. Other intangible assets will continue to be amortized over their useful lives.

        We will apply the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002. Application of the non-amortization provision of the Statement is expected to result in an increase in net income of approximately €51 million per year (€0.047 per share). During 2002, we will perform the first of the required impairment tests of goodwill as of January 1, 2002. We have not yet determined what the effect of these tests will be on our earnings and financial position.

        In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 establishes accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. It also provides accounting guidance for legal obligations associated with the retirement of tangible long-lived assets. This statement is effective for fiscal years beginning after June 15, 2002. We are currently assessing the impact of this new standard.

        In July 2001, the FASB issued SFAS No. 144 "Impairment or Disposal of Long-Lived Assets," which is effective for fiscal years beginning after December 15, 2001. The provisions of this statement provide a single accounting model for impairment of long-lived assets, including discontinued operations. The impact of this new standard is not expected to be material.

40 Subsequent Events (Unaudited)

        On July 5, 2002, MDCP Acquisitions I made an offer to acquire the entire issued share capital of the Company. On September 3, 2002 the offer was declared unconditional in all respects. MDCP

Acquisitions I subsequently acquired all of the ordinary shares, completing the acquisition in October 2002.

        At the time the offer was declared unconditional, the Company distributed to its shareholders by way of a share capital reduction its 29.3% interest in Smurfit-Stone Container Corporation. In connection with the acquisition, certain non-operating and non-core operating assets were or will be transferred to newly formed, wholly owned subsidiaries of MDCP Acquisitions Limited in exchange for intercompany notes. Following the acquisition certain existing indebtedness has been refinanced.

        On November 18, 2002 the Company converted to a private limited company.

Unaudited Consolidated Financial Statements

of

Jefferson Smurfit Group plc and
subsidiary companies for the nine months ended September 30, 2001, for the period from January 1, 2002 to September 2, 2002 and as at September 30, 2001 and for
MDP Acquisitions plc and Subsidiary companies for the period from September 3, 2002 to September 30, 2002 and as at September 30, 2002.

MDP Acquisitions plc

Summary Group Profit and Loss Account (unaudited)

		JSG (See Note 1)
	September 3, 2002 to September 30, 2002	January 1, 2002 to September 2, 2002	Nine Months Ended September 30, 2001 Restated
	€000	€000	€000
Turnover
Continuing Operations	352,652	2,852,887	3,422,054
Acquisitions	58,356	281,193	—

	411,008	3,134,080	3,422,054
Cost of sales	297,489	2,272,287	2,467,692

Gross profit	113,519	861,793	954,362
Net operating expenses	78,855	656,411	686,452
Reorganisation and restructuring costs	2,929	12,484	—

Operating profit subsidiaries
Continuing Operations	27,325	171,660	267,910
Acquisitions	4,410	21,238	—

	31,735	192,898	267,910
Share of associates' operating profit	1,479	117,473	179,749
Share of associates' restructuring costs	—	(7,541)	(4,724)

Total operating profit	33,214	302,830	442,935

Profit on sale of operations subsidiaries—continuing	—	20,440	—
Group net interest	(11,222)	(55,595)	(68,385)
Share of associates' net interest	(152)	(74,387)	(115,578)

Total net interest	(11,374)	(129,982)	(183,963)

Profit before taxation	21,840	193,288	258,972
Taxation
Group	9,041	60,857	80,353
Share of associates	329	17,032	28,385

	9,370	77,889	108,738

Profit after taxation	12,470	115,399	150,234
Equity minority interests	2,537	19,969	21,937

Profit for the financial period	€9,933	€95,430	128,297
Dividends	—	—	28,446

Retained profits	9,933	95,430	€99,851

MDP Acquisitions plc

Segmental Analyses

Sales—third party

			JSG (See Note 1)
	September 3, 2002 to September 30, 2002		January 1, 2002 to September 2, 2002		Nine Months Ended September 30, 2001
	€000%		€000%		€000%
Packaging	225,022	54.7	1,686,198	53.8	1,917,987	56.0
Specialities	84,001	20.4	520,197	16.6	368,257	10.8

Europe	309,023	75.1	2,206,395	70.4	2,286,244	66.8
United States and Canada	43,773	10.7	403,086	12.9	499,337	14.6
Latin America	58,212	14.2	524,599	16.7	636,473	18.6

	€411,008	100.0	€3,134,080	100.0	€3,422,054	100.0

Associates' third party sales	€22,196		€6,281,805		€7,859,118

Share of associates' third party sales	€8,824		€1,871,183		€2,358,898

Profit before interest, exceptional items and taxation
			JSG (See Note 1)
	September 3, 2002 to September 30, 2002		January 1, 2002 to September 2, 2002		Nine Months Ended September 30, 2001
	€000%		€000%		€000%
Packaging	21,653	59.9	108,308	33.5	173,855	38.8
Specialities	3,385	9.4	36,502	11.3	15,967	3.6
Associates	657	1.8	14,089	4.4	13,337	3.0

Europe	25,695	71.1	158,899	49.2	203,159	45.4
Packaging	3,557	9.8	11,966	3.7	6,139	1.4
Associates	568	1.6	85,477	26.5	144,861	32.3

United States and Canada	4,125	11.4	97,443	30.2	151,000	33.7
Latin America	6,116	16.9	63,209	19.6	92,733	20.7

Asia (Associates)	207	0.6	3,304	1.0	767	0.2

Profit before interest, exceptional	36,143	100.0	322,855	100.0	447,659	100.0
Group net interest	(11,222)		(55,595)		(68,385)
Share of associates' net interest	(152)		(74,387)		(115,578)

Profit before exceptional items	€24,769		€192,873		€263,696

MDP Acquisitions plc

Summary Group Balance Sheet (unaudited)

		JSG (See Note 1)
	At September 30, 2002	At September 30, 2001 Restated
	€000	€000
Assets Employed
Fixed Assets
Intangible assets	1,204,819	152,692
Tangible assets	2,278,214	2,083,061
Amounts due by fellow subsidiaries (newcos)	190,883	—
Financial assets	177,833	1,612,787

	3,851,749	3,848,540

Current Assets
Stocks	499,735	433,369
Debtors	1,107,035	1,133,415
Cash at bank and in hand	101,183	417,240

	1,707,953	1,984,024
Creditors (amounts falling due within one year)	1,275,350	1,417,054

Net current assets	432,603	566,970

Total assets less current liabilities	€4,284,352	€4,415,510

Financed by
Creditors (amounts falling due after more than one year)	2,988,560	1,376,358
Government grants	12,915	11,799
Provisions for liabilities and charges	373,153	343,045

	3,374,628	1,731,202

Capital and Reserves
Called up share capital	40	332,659
Share premium	—	100,719
Revaluation reserve	—	10,579
Other reserves	734,086	263,352
Profit and loss account	9,933	1,806,035

Group shareholders' funds (equity interests)	744,059	2,513,344
Minority interests (equity interests)	165,665	170,964

	909,724	2,684,308

	€4,284,352	€4,415,510

MDP Acquisitions plc

Summary Group Cash Flow Statement (unaudited)

		JSG (See Note 1)
	September 3, 2002 to September 30, 2002	January 1, 2002 to September 2, 2002	Nine Months Ended September 30, 2001
	€000	€000	€000
Net cash flow from operating activities	62,648	356,514	420,645
Dividends received from associates	—	4,060	7,894
Returns on investments and servicing of finance
Interest received	1,241	11,328	16,492
Interest paid	(16,175)	(70,654)	(91,169)
Interest paid on finance leases	(144)	(1,151)	(1,337)
Dividends paid to minority interests	(4,573)	(8,222)	(7,785)

	(19,651)	(68,699)	(83,799)
Taxation
Irish corporation tax paid	(263)	(9,625)	(7,549)
Overseas tax paid	(13,772)	(83,986)	(79,640)

	(14,035)	(93,611)	(87,189)

Capital expenditure and financial investment
Purchase of tangible fixed assets	(20,995)	(129,581)	(109,792)
Less new finance leases	—	—	2,633

	(20,995)	(129,581)	(107,159)
Capital grants received	(6)	2,460	3,413
Purchase of other investments	(14)	(4,963)	(3,687)
Sale of fixed assets	258	917	9,056

	(20,757)	(131,167)	(98,377)
Acquisitions and disposals
Purchase of subsidiaries and minorities	(2,309,431)	(299,471)	(9,451)
Business disposals	—	4,434	—
Investments in and advances to associates	(5,908)	(1,631)	(30,756)

	(2,315,339)	(296,668)	(40,207)

Equity dividends paid	(2)	(50,662)	(48,120)

Cash (outflow)/inflow before use of liquid resources and financing	(2,307,136)	(280,233)	70,847

Management of liquid resources	96,324	239,468	1,507

Financing
Issue of shares including minorities	742,905	5,796	448
Increase/(decrease) in term debt	1,609,741	52,216	(94,129)
Deferred debt issuance costs	(119,775)	—	—
Capital elements of finance leases repaid	(423)	(4,945)	(7,412)

	2,232,448	53,067	(101,093)

Increase/(decrease) in cash	€21,636	€12,302	€(28,739)

MDP Acquisitions plc

Summary Group Cash Flow Statement (unaudited)

		JSG (See Note 1)
	September 3, 2002 to September 30, 2002	January 1, 2002 to September 2, 2002	Nine Months Ended September 30, 2001
	€000	€000	€000
Net Cash flow from Operating Activities
Operating profit—continuing	31,735	192,898	267,910
Reorganisation and restructuring costs	68	2,799	—
Depreciation charge (net of government grants amortised)	20,906	164,942	171,963
Goodwill amortisation	1,406	5,794	5,916
Finance lease interest paid	144	1,151	1,337
Increase/(Decrease) in deferred creditors	714	5,510	5,850
(Increase)/decrease in working capital	10,155	(13,060)	(31,853)
Currency adjustment	(2,480)	(3,520)	(478)

	€62,648	€356,514	€420,645

Reconciliation of Net Cash Flow to Movement in Net Debt
Increase/(decrease) in cash	21,636	12,302	(28,739)
(Increase)/decrease in term debt	(1,609,741)	(52,216)	94,129
(Decrease)/increase in liquid resources	(96,324)	(239,468)	(1,507)
Capital elements of finance leases repaid	423	4,945	7,412

Change in net debt resulting from cash flows	(1,684,006)	(274,437)	71,295
New finance leases		—	(2,633)
Loans and finance leases acquired with subsidiaries	718	(115,034)	—
Other non cash movements	3,713	3,731	6,291
Currency adjustment	(3,418)	90,627	(7,053)

Movement in net debt	(1,682,993)	(295,113)	67,900
Net debt at beginning of year	(1,137,163)	(1,137,163)	(1,192,210)

Net debt at end of year	€(2,820,156)	€(1,432,276)	€(1,124,310)

MDP Acquisitions plc

Notes to the Consolidated Financial Statements

1.    Basis of Presentation

        On July 5, 2002, MDCP Acquisitions I ("Purchaser"), a wholly owned subsidiary of MDP Acquisitions plc ("Issuer"), commenced a public tender offer for all of the issued and to be issued share capital of Jefferson Smurfit Group plc ("JSG"). On September 3, 2002, purchaser declared the tender offer unconditional in all respects. Purchaser subsequently acquired all of the remaining ordinary shares of JSG in October 2002. JSG is currently an indirect wholly owned subsidiary of Issuer and the predecessor to Issuer for financial reporting purposes. Issuer was incorporated in Ireland on June 12, 2002 to act as a financing company in connection with the acquisition of JSG. Prior to such acquisition, Issuer did not engage in any business or have any operations.

        The funding required to purchase all of the outstanding equity interests of JSG, to refinance certain existing indebtedness of JSG and to pay related fees and expenses is estimated to be approximately €3,510 million. These cash costs were financed as follows:

  •
  approximately €857 million of cash equity contributed by parent, which we refer to as the "equity contribution." The equity contribution was comprised of the following:

  •
  the investment by Madison Dearborn Partners LLC and its affiliates, certain other co-investors and certain members of management in ordinary shares of MDCP Acquisitions Limited, the parent corporation of Issuer ("Parent"), and related capital contributions of approximately €732 million in cash, and

  •
  a capital contribution by Parent of €125 million in cash, which funds will be provided by the newcos to parent in the form of an intercompany loan;

  •
  proceeds from the issuance and sale of 250,000 units, consisting of €100 million and $150 million aggregate principal amount of 15 1/2% subordinated notes due 2013 of Issuer and warrants to purchase ordinary shares of Parent;

  •
  proceeds from the issuance and sale of €350 million 10 1/8% senior notes due 2012 and $545 million 9 5/8% senior notes due 2012; and

  •
  borrowing by purchaser under a new senior credit facility.

In addition, approximately €637 million of existing borrowing of JSG and its subsidiaries was left outstanding. This amount was comprised of amounts outstanding under our 6.75% notes due 2005 and 7.50% debentures due 2025, certain local bank borrowing, capital lease obligations, funded debt in Latin America and bank overdrafts.

        Issuer's consolidated financial statements as of September 30, 2002 and for the period from September 3 to September 30, 2002, and JSG's (i.e., Predecessor's) combined financial statements for the period from January 1, 2002 to September 3, 2002 and for the nine months ended September 30, 2001 are unaudited but include all adjustments (consisting only of normal recurring adjustments) that management considers necessary for a fair presentation of such financial statements. The financial statements of the issuer and JSG have each been prepared in accordance with generally accepted accounting principles in Ireland (Irish GAAP). The financial statements do not constitute full accounts as defined by the Companies (Amendment) Act 1986; however, full accounts for JSG for the year ended December 31, 2001, which received an unqualified audit report, have been filed with the Irish Registrar of Companies.

Unaudited Consolidated Financial Statements

of

Jefferson Smurfit Group plc and
subsidiary companies for the nine months ended September 30, 2001, for the period from January 1, 2002 to September 2, 2002 and as at September 30, 2001 and for
MDCP Acquisitions I and Subsidiary companies for the period from September 3, 2002 to September 30, 2002 and as at September 30, 2002

MDCP Acquisitions I

Summary Group Profit and Loss Account (unaudited)

		JSG (See Note 1)
	September 3, 2002 to September 30, 2002	January 1, 2002 to September 2, 2002	Nine Months Ended September 30, 2001 Restated
	€000	€000	€000
Turnover
Continuing Operations	352,652	2,852,887	3,422,054
Acquisitions	58,356	281,193	—

	411,008	3,134,080	3,422,054
Cost of sales	297,489	2,272,287	2,467,692

Gross profit	113,519	861,793	954,362
Net operating expenses	78,855	656,411	686,452
Reorganisation and restructuring costs	2,929	12,484	—

Operating profit subsidiaries
Continuing Operations	27,325	171,660	267,910
Acquisitions	4,410	21,238	—

	31,735	192,898	267,910
Share of associates' operating profit	1,479	117,473	179,749
Share of associates' restructuring costs	—	(7,541)	(4,724)

Total operating profit	33,214	302,830	442,935

Profit on sale of operations subsidiaries—continuing	—	20,440	—
Group net interest	(10,977)	(55,595)	(68,385)
Share of associates' net interest	(152)	(74,387)	(115,578)

Total net interest	(11,129)	(129,982)	(183,963)

Profit before taxation	22,085	193,288	258,972
Taxation
Group	9,041	60,857	80,353
Share of associates	329	17,032	28,385

	9,370	77,889	108,738

Profit after taxation	12,715	115,399	150,234
Equity minority interests	2,537	19,969	21,937

Profit for the financial period	€10,178	€95,430	128,297
Dividends	—	—	28,446

Retained profits	€10,178	€95,430	€99,851

MDCP Acquisitions I

Segmental Analyses

Sales—third party

			JSG (See Note 1)
	September 3, 2002 to September 30, 2002		January 1, 2002 to September 2, 2002		Nine Months Ended September 30, 2001
	€000%		€000%		€000%
Packaging	225,022	54.7	1,686,198	53.8	1,917,987	56.0
Specialities	84,001	20.4	520,197	16.6	368,257	10.8

Europe	309,023	75.1	2,206,395	70.4	2,286,244	66.8
United States and Canada	43,773	10.7	403,086	12.9	499,337	14.6
Latin America	58,212	14.2	524,599	16.7	636,473	18.6

	€411,008	100.0	€3,134,080	100.0	€3,422,054	100.0

Associates' third party sales	€22,196		€6,281,805		€7,859,118

Share of associates' third party sales	€8,824		€1,871,183		€2,358,898

Profit before interest, exceptional items and taxation
			JSG (See Note 1)
	September 3, 2002 to September 30, 2002		January 1, 2002 to September 2, 2002		Nine Months Ended September 30, 2001
	€000%		€000%		€000%
Packaging	21,653	59.9	108,308	33.5	173,855	38.8
Specialities	3,385	9.4	36,502	11.3	15,967	3.6
Associates	657	1.8	14,089	4.4	13,337	3.0

Europe	25,695	71.1	158,899	49.2	203,159	45.4
Packaging	3,557	9.8	11,966	3.7	6,139	1.4
Associates	568	1.6	85,477	26.5	144,861	32.3

United States and Canada	4,125	11.4	97,443	30.2	151,000	33.7
Latin America	6,116	16.9	63,209	19.6	92,733	20.7

Asia (Associates)	207	0.6	3,304	1.0	767	0.2

Profit before interest, exceptional items and taxation	36,143	100.0	322,855	100.0	447,659	100.0
Group net interest	(11,222)		(55,595)		(68,385)
Share of associates' net interest	(152)		(74,387)		(115,578)

Profit before exceptional items	€24,769		€192,873		€263,696

MDCP Acquisitions I

Summary Group Balance Sheet (unaudited)

		JSG (See Note 1)
	At September 30, 2002	At September 30, 2001 Restated
	€000	€000
Assets Employed
Fixed Assets
Intangible assets	1,204,819	152,692
Tangible assets	2,278,214	2,083,061
Amounts due by fellow subsidiaries (newcos)	190,883	—
Financial assets	177,833	1,612,787

	3,851,749	3,848,540

Current Assets
Stocks	499,735	433,369
Debtors	1,104,370	1,133,415
Cash at bank and in hand	101,107	417,240

	1,705,212	1,984,024
Creditors (amounts falling due within one year)	1,275,106	1,417,054

Net current assets	430,106	566,970

Total assets less current liabilities	€4,281,855	€4,415,510

Financed by
Creditors (amounts falling due after more than one year)	2,993,212	1,376,358
Government grants	12,915	11,799
Provisions for liabilities and charges	373,153	343,045

	3,379,280	1,731,202

Capital and Reserves
Called up share capital	40	332,659
Share premium	—	100,719
Revaluation reserve	—	10,579
Other reserves	726,692	263,352
Profit and loss account	10,178	1,806,035

Group shareholders' funds (equity interests)	736,910	2,513,344
Minority interests (equity interests)	165,665	170,964

	902,575	2,684,308

	€4,281,855	€4,415,510

MDCP Acquisitions I

Summary Group Cash Flow Statement (unaudited)

		JSG (See Note 1)
	September 3, 2002 to September 30, 2002	January 1, 2002 to September 2, 2002	Nine Months Ended September 30, 2001
	€000	€000	€000
Net cash flow from operating activities	71,042	356,514	420,645
Dividends received from associates	—	4,060	7,894
Returns on investments and servicing of finance
Interest received	1,241	11,328	16,492
Interest paid	(15,931)	(70,654)	(91,169)
Interest paid on finance leases	(144)	(1,151)	(1,337)
Dividends paid to minority interests	(4,573)	(8,222)	(7,785)

	(19,407)	(68,699)	(83,799)
Taxation
Irish corporation tax paid	(263)	(9,625)	(7,549)
Overseas tax paid	(13,772)	(83,968)	(79,640)

	(14,035)	(93,611)	(87,189)

Capital expenditure and financial investment
Purchase of tangible fixed assets	(20,995)	(129,581)	(109,792)
Less new finance leases	—	—	2,633

	(20,995)	(129,581)	(107,159)
Capital grants received	(6)	2,460	3,413
Purchase of other investments	(14)	(4,963)	(3,687)
Sale of fixed assets	258	917	9,056

	(20,757)	(131,167)	(98,377)
Acquisitions and disposals
Purchase of subsidiaries and minorities	(2,288,661)	(299,471)	(9,451)
Business disposals	—	4,434	—
Investments in and advances to associates	(5,908)	(1,631)	(30,756)

	(2,294,569)	(296,668)	(40,207)

Equity dividends paid	(2)	(50,662)	(48,120)

Cash (outflow)/inflow before use of liquid resources and financing	(2,277,728)	(280,233)	70,847

Management of liquid resources	96,324	239,468	1,507

Financing
Issue of shares including minorities	735,511	5,796	448
Increase/(decrease) in term debt	1,562,902	52,216	(94,129)
Deferred debt issuance costs	(94,950)	—	—
Capital elements of finance leases repaid	(423)	(4,945)	(7,412)

	2,203,040	53,067	(101,093)

Increase/(decrease) in cash	€21,636	€12,302	€(28,739)

MDCP Acquisitions I

Summary Group Cash Flow Statement (unaudited)

		JSG (See Note 1)
	September 3, 2002 to September 30, 2002	January 1, 2002 to September 2, 2002	Nine Months Ended September 30, 2001
	€000	€000	€000
Net Cash flow from Operating Activities
Operating profit—continuing	31,735	192,898	267,910
Impairment of tangible fixed assets	—	—	—
Reorganisation and restructuring costs	68	2,799	—
Depreciation charge (net of government grants amortised)	20,906	164,942	171,963
Goodwill amortisation	1,406	5,794	5,916
Finance lease interest paid	144	1,151	1,337
Increase/(Decrease) in deferred creditors	714	5,510	5,850
(Increase)/decrease in working capital	10,155	(13,060)	(31,853)
Currency adjustment	(5,914)	(3,520)	(478)

	€71,042	€356,514	€420,645

Reconciliation of Net Cash Flow to Movement in Net Debt
Increase/(decrease) in cash	21,636	12,302	(28,739)
(Increase)/decrease in term debt	(1,562,902)	(52,216)	94,129
(Decrease)/increase in liquid resources	(96,324)	(239,468)	(1,507)
Capital elements of finance leases repaid	423	4,945	7,412

Change in net debt resulting from cash flows	(1,637,167)	(274,437)	71,295
New finance leases	—	—	(2,633)
Loans and finance leases acquired with subsidiaries	718	(115,034)	—
Loans and finance leases disposed with subsidiaries	—	—	—
Other non cash movements	3,713	3,713	6,291
Currency adjustment	(11,731)	90,627	(7,053)

Movement in net debt	(1,644,467)	(295,113)	67,900
Net debt at beginning of year	(1,137,163)	(1,137,163)	(1,192,210)

Net debt at end of year	€(2,781,630)	€(1,432,276)	€(1,124,310)

MDCP Acquisitions I

Notes to the Consolidated Financial Statements

1.    Basis of Presentation

        On July 5, 2002, MDCP Acquisitions I ("Purchaser"), a wholly owned subsidiary of MDP Acquisitions plc ("Issuer"), commenced a public tender offer for all of the issued and to be issued share capital of Jefferson Smurfit Group plc ("JSG"). On September 3, 2002, purchaser declared the tender offer unconditional in all respects. Purchaser subsequently acquired all of the remaining ordinary shares of JSG in October 2002. JSG is currently an indirect wholly owned subsidiary of Issuer and the predecessor to Issuer for financial reporting purposes. Issuer was incorporated in Ireland on June 12, 2002 to act as a financing company in connection with the acquisition of JSG. Prior to such acquisition, Issuer did not engage in any business or have any operations.

        The funding required to purchase all of the outstanding equity interests of JSG, to refinance certain existing indebtedness of JSG and to pay related fees and expenses is estimated to be approximately €3,510 million. These cash costs were financed as follows:

  •
  approximately €857 million of cash equity contributed by parent, which we refer to as the "equity contribution." The equity contribution was comprised of the following:

  •
  the investment by Madison Dearborn Partners LLC and its affiliates, certain other co-investors and certain members of management in ordinary shares of MDCP Acquisitions Limited, the parent corporation of Issuer ("Parent"), and related capital contributions of approximately €732 million in cash, and

  •
  a capital contribution by Parent of €125 million in cash, which funds will be provided by the newcos to parent in the form of an intercompany loan;

  •
  proceeds from the issuance and sale of 250,000 units, consisting of €100 million and $150 million aggregate principal amount of 15 1/2% subordinated notes due 2013 of Issuer and warrants to purchase ordinary shares of Parent;

  •
  proceeds from the issuance and sale of €350 million 10 1/8% senior notes due 2012 and $545 million 9 5/8% senior notes due 2012; and

  •
  borrowing by purchaser under a new senior credit facility.

In addition, approximately €637 million of existing borrowing of JSG and its subsidiaries was left outstanding. This amount was comprised of amounts outstanding under our 6.75% notes due 2005 and 7.50% debentures due 2025, certain local bank borrowing, capital lease obligations, funded debt in Latin America and bank overdrafts.

        Purchaser's consolidated financial statements as of September 30, 2002 and for the period from September 3 to September 30, 2002, and JSG's (i.e., Predecessor's) combined financial statements for the period from January 1, 2002 to September 3, 2002 and for the nine months ended September 30, 2001 are unaudited but include all adjustments (consisting only of normal recurring adjustments) that management considers necessary for a fair presentation of such financial statements. The financial statements of Purchaser and JSG have each been prepared in accordance with generally accepted accounting principles in Ireland (Irish GAAP). The financial statements do not constitute full accounts as defined by the Companies (Amendment) Act 1986; however, full accounts for JSG for the year ended December 31, 2001, which received an unqualified audit report, have been filed with the Irish Registrar of Companies.

Unaudited summaries of estimated significant adjustments to income and shareholders' equity which would be required if US GAAP were to be applied instead of Irish GAAP, for the nine month period ended September 30, 2001, for the year ended December 31, 2001, for the period January 1, 2002 to September 2, 2002 and as at September 30, 2001 and December 31 2001 for Jefferson Smurfit Group plc and subsidiary companies and for the period September 3, 2002 to September 30, 2002 and as at September 30, 2002 for MDP Acquisitions plc and subsidiary companies.

        (The significant differences between Irish GAAP and US GAAP as they affect the Company are set forth in Note 37 to JSG's audited historical consolidated financial statements included elsewhere in this prospectus)

        The following is a summary of the estimated significant adjustments to income and shareholders' equity which would be required if US GAAP were to be applied instead of Irish GAAP:

Income	JSG January 1 to September 2, 2002 Unaudited €000	Issuer September 3 to September 30, 2002 Unaudited €000
Net income to the consolidated statement of income	95,430	9,933

Adjustments:
Goodwill amortization	5,801	1,399
Cumulative goodwill amortization on businesses disposed	183	—
Retirement benefits	7,403	870
Share of earnings of associates—SSCC	17,116	—
Deferred taxation	(15,717)	86
Stock compensation expense	(17,699)	—
Financial instruments—fair value	3,464	651
Consolidation of companies sold to affiliates	—	(937)

	551	2,069

Net income as adjusted to accord with US GAAP	€95,981	€12,002

Arising from:
Continuing operations	98,552	12,002

Income available to ordinary shareholders as adjusted to accord with US GAAP	98,552	12,002
Extraordinary items net of tax: August 31, 2002: €1,715,000)	(2,571)	—

Net income available to ordinary shareholders as adjusted to accord with US GAAP	€95,981	€12,002

Comprehensive Income	JSG January 1 to September 2, 2002 Unaudited €000	Issuer September 3 to September 30, 2002 Unaudited €000
Net income available to ordinary shareholders as adjusted to accord with US GAAP	95,981	12,002
Other comprehensive income (loss):
Financial instruments—fair value	12,202	133
Cumulative affect on prior years of adoption of SFAS 133	—	—
Foreign currency translation adjustments	(193,666)	(4,264)
Share of associate's other comprehensive income/(loss):
Deferred hedge loss	1,605	—
Unrealized losses and foreign currency translation adjustments	2,889	—
Net loss reclassified into earnings	2,247	—

Comprehensive income	€(87,459)	€7,871

Shareholders' equity	JSG September 2, 2002 Unaudited €000	Issuer September 30, 2002 Unaudited €000
Shareholders' equity as reported in the consolidated balance sheet	2,491,065	744,059

Adjustments:
Goodwill—Gross	491,637	59,846
—Aggregate amortization	(89,623)	1,399
Hyper-inflationary economies—property, plant and equipment
—Cost	(474,456)	(16,118)
—Aggregate depreciation	212,107	8,890
Hyper-inflationary economics—investments	(16,069)	(1,222)
Property revaluations
—Cost	(10,579)	—
—Aggregate depreciation	2,752	—
Pension costs	69,080	(12,985)
SPP	(3,292)	(3,081)
Proposed dividends	—	—
Investment in SSSC	(96,536)	—
Deferred taxation	(54,075)	(66,237)
Financial instruments—fair value	23,908	24,691
Cumulative effect on prior years of adoption of SFAS 133	—	—
Minority shares of US GAAP adjustments	41,380	1,561
Rollover investment by JSG management	—	(77,084)
Shareholders' equity of companies sold to affiliates		(932)

	96,234	(81,272)

Shareholders' equity as adjusted to accord with US GAAP	€2,587,299	€662,787

        The following is a summary of the estimated significant adjustments to income and shareholders' equity, which would be required if US GAAP were to be applied instead of Irish GAAP:

Income	Restated 12 Months to Dec 31, 2001 Unaudited €000
Net income reported in the consolidated statement of income	150,417

Adjustments:
Goodwill amortisation	(12,328)
Pension costs	8,546
Share of earnings of associates—SSCC	7,668
Deferred taxation	(4,570)
Stock compensation expense	(5,277)
Financial instruments—fair value	12,522
Cumulative effect on prior years of adoption of SFAS 133	(5,057)

	1,504

Net income as adjusted to accord with US GAAP	€151,921

Arising from:
Continuing operations	158,971

Income available to ordinary shareholders as adjusted to
accord with US GAAP	158,971
Extraordinary items (net of tax: December 31, 2001 €1,329,000)	(1,993)
Cumulative effect on prior year of change in accounting policy—adoption of SFAS 133	(5,057)

Net income available to ordinary shareholders as adjusted to accord with US GAAP	€151,921

Earnings per share
Per Ordinary Share—Basic
Income before extraordinary items	14.7	c
Extraordinary items	(0.2	)c
Cumulative effect on prior year of change in accounting policy	(0.5	)c

Net income	14.0	c

Per Ordinary Share—Diluted
Income before extraordinary items	14.5	c
Extraordinary items	(0.2	)c
Cumulative effect on prior year of change in accounting policy	(0.5	)c

Net income	13.8	c

The basic net income per American Depositary Share* ("ADS") is 140c.
The diluted net income per ADS is 138c

*
An American Depositary Share represents ten ordinary shares of 30c each.

Comprehensive Income	Restated 12 Months to Dec 31, 2001 Unaudited €000
Net income available to ordinary shareholders as adjusted to accord with US GAAP	151,921
Other comprehensive income/(loss):
Financial instruments—fair value	4,138
Cumulative effect on prior years of adoption of SFAS 133	(3,361)
Unrealised foreign currency translation adjustments	38,187
Share of associate's other comprehensive income/(loss):
Minimum pension liability adjustment	(33,174)
Deferred hedge loss	(3,613)
Unrealised losses and foreign currency translation adjustments	(1,642)

Comprehensive income	€152,456

Shareholders' equity	Restated Dec 31, 2001 Unaudited €000
Shareholders' equity as reported in the consolidated balance sheet	2,525,191

Adjustments:
Goodwill—Gross	493,119
—Aggregate amortization	(95,609)
Hyper-inflationary economies—property, plant and equipment
—Cost	(392,192)
—Aggregate depreciation	193,042
Hyper-inflationary economies—investments	(12,128)
Property revaluations
—Cost	(10,579)
—Aggregate depreciation	2,611
Pension costs	67,270
Proposed dividends	50,575
Investment in SSSC	(131,861)
Deferred taxation	(40,019)
Financial instruments—fair value	16,660
Cumulative effect on prior years of adoption of SFAS 133	(8,418)
Minority share of US GAAP adjustments	28,185

160,656

Shareholders' equity as adjusted to accord with US GAAP	€2,685,847

Cumulative other comprehensive income amounts	Currency Translation Adjustments €000	Financial Instruments Gains/(Losses) €000	Share of Associate's Other Comprehensive Income €000	Total €000
Balance at December 31, 1998	(97,057)	—	(359)	(97,416)
Movement in the year	94,264	—	(1,237)	93,027

Balance at December 31, 1999	(2,793)	—	(1,596)	(4,389)
Movement in the year	38,115	—	(2,552)	35,563

Balance at December 31, 2000	35,322	—	(4,148)	31,174
Cumulative effect on prior years of adoption of SFAS 133	—	(3,361)	—	(3,361)
Movement in the year	38,187	4,138	(38,429)	3,896

Balance at December 31, 2001	€73,509	€777	€(42,577)	€31,709

        The following is a summary of the estimated significant adjustments to income and shareholders' equity, which would be required if US GAAP were to be applied instead of Irish GAAP:

Income	Restated 9 Months to September 30, 2001 Unaudited €000
Net income reported in the consolidated statement of income	128,297

Adjustments:
Goodwill amortisation	(9,250)
Pension costs	5,906
Share of earnings of associates—SSCC	11,335
Deferred taxation	3,808
Stock compensation expense	1,453
Financial instruments—fair value	15,900
Cumulative effect on prior years of adoption of SFAS 133	(5,057)

	24,095

Net income as adjusted to accord with US GAAP	€152,392

Arising from:
Continuing operations	159,424

Income available to ordinary shareholders as adjusted to accord with US GAAP	159,424
Extraordinary items (net of tax: September 30, 2001: €1,317,000)	(1,975)
Cumulative effect on prior year of change in accounting policy—adoption of SFAS 133	(5,057)

Net income available to ordinary shareholders as adjusted to accord with US GAAP	€152,392

Earnings per share
Per Ordinary Share—Basic
Income before extraordinary items	14.7	c
Extraordinary items	(0.2	)c
Cumulative effect on prior year of change in accounting policy	(0.5	)c

Net income	14.0	c

Per Ordinary Share—Diluted
Income before extraordinary items	14.6	c
Extraordinary items	(0.2	)c
Cumulative effect on prior year of change in accounting policy	(0.5	)c

Net income	13.9	c

The basic net income per American Depositary Share* ("ADS") is 97c.
The diluted net income per ADS is 96c.

*
An American Depositary Share represents ten ordinary shares of 30c each.

Comprehensive Income	Restated 9 Months to September 30, 2001 Unaudited €000
Net income available to ordinary shareholders as adjusted to accord with US GAAP	152,392
Other comprehensive income/(loss):
Financial instruments—fair value	3,143
Cumulative effect on prior years of adoption of SFAS 133	(3,361)
Unrealised foreign currency translation adjustments	33,697
Share of associate's other comprehensive income/(loss):
Cumulative effect of accounting change	—
Deferred hedge loss	(5,263)
Unrealised losses and foreign currency translation adjustments	(987)
Net loss reclassified into earnings	—

Comprehensive income	€179,621

Shareholders' equity	Restated September 30, 2001 Unaudited €000
Shareholders' equity as reported in the consolidated balance sheet	2,513,304

Adjustments:
Goodwill—Gross	493,321
—Aggregate amortization	(92,531)
Hyper-inflationary economies—property, plant and equipment
—Cost	(356,767)
—Aggregate depreciation	176,986
Hyper-inflationary economies—investments	(10,680)
Property revaluations
—Cost	(10,579)
—Aggregate depreciation	2,558
Pension costs	62,818
Proposed dividends	—
Investment in SSSC	(92,664)
Deferred taxation	(29,608)
Financial instruments—fair value	19,043
Cumulative effect on prior years of adoption of SFAS 133	(8,418)
Minority share of US GAAP adjustments	24,725

178,204

Shareholders' equity as adjusted to accord with US GAAP	€2,691,508

MDP ACQUISITIONS plc FINANCIAL INFORMATION

        The financial information set out in this section is extracted without material adjustment from the audited accounts addressed to the directors of MDP Acquisitions plc for the period ended June 30, 2002. The accounts contained therein do not comprise the MDP Acquisitions plc statutory accounts. No statutory accounts have been prepared and delivered to the Registrar of Companies in Ireland since incorporation. The financial year end of MDP Acquisitions plc will be December 31 with the first statutory accounts being drawn up to December 31, 2002.

MDP Acquisitions plc
Report of Independent Auditors

To the Board of Directors
MDP Acquisitions plc

        We have audited the accompanying balance sheet of MDP Acquisitions plc as of June 30, 2002 and the related statement of income for the period from incorporation (June 12, 2002) through June 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with Irish auditing standards and United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MDP Acquisitions plc at June 30, 2002 and the results of its operations for the period from incorporation (June 12, 2002) through June 30, 2002, in conformity with accounting principles generally accepted in Ireland which differ in certain respects from those followed in the United States (see Note 9 to the financial statements).

Ernst & Young

Dublin, Ireland
September 2, 2002
except for notes 10 and 11, as to which the date is February 5, 2003

MDP ACQUISITIONS plc

STATEMENT OF INCOME
for the period from June 12, 2002 to June 30, 2002

	Note	Period ended 6/30/02 €
Balance at beginning of period		—
Capital contribution	3	40,000

Balance at end of period		40,000

A summary of the significant adjustments to net income which would be required if generally accepted accounting principles in the United States had been applied instead of those generally accepted in Ireland is given in Note 9.

The notes to the financial statements are an integral part of these financial statements.

MDP ACQUISITIONS plc

BALANCE SHEET
at June 30, 2002

	Note	2002 €
ASSETS EMPLOYED
FIXED ASSETS
Financial assets	4	40,000
CURRENT ASSETS
Cash at bank and in hand		40,000

		80,000

FINANCED BY
CAPITAL AND RESERVES
Called up share capital	2	40,000
Profit and loss account		40,000

Equity shareholders' funds		80,000

A summary of the significant adjustments to the composition of shareholders' equity which would be required if generally accepted accounting principles in the United States had been applied instead of those generally accepted in Ireland is given in Note 9.

The notes to the financial statements are an integral part of these financial statements.

MDP ACQUISITIONS plc

NOTES TO THE FINANCIAL STATEMENTS
    JUNE 30, 2002

1.
ACCOUNTING POLICIES

    Accounting convention

    The financial statements were prepared under the historical cost convention and in accordance with accounting principles generally accepted in Ireland.

    These financial statements present information about the company as an individual undertaking and not about its group. The company is exempt from preparing group accounts on the basis that, at June 30, 2002, the group qualified as a 'small group'.

    Financial fixed assets

    Financial fixed assets are stated at cost less provisions for impairment.

2.
CALLED UP SHARE CAPITAL

2002 €
Authorised
100,000 ordinary shares of €1 per share	100,000

Allotted, called up and fully paid
40,000 ordinary shares of €1 each	40,000

    The company was incorporated on June 12, 2002 as a public limited company. On that date 40,000 ordinary shares were issued at €1 each.

3.
CAPITAL CONTRIBUTION

    During the period the company received a capital contribution of €40,000 from its parent company.

4.
FINANCIAL ASSETS

2002 €
At June 12, 2002	—
Additions	40,000

At June 30, 2002	40,000

    The additions during the period represent the incorporation of a 100% subsidiary undertaking of the company, MDCP Acquisitions I, an unlimited public company having a share capital, on June 14, 2002. MDCP Acquisitions I, having its registered office at Arthur Cox Building, Earlsfort Terrace, Dublin 2, made an offer on July 5, 2002 to acquire the entire issued share capital of Jefferson Smurfit Group plc.

5.
ULTIMATE PARENT UNDERTAKING

    The immediate and ultimate controlling party is MDCP Acquisitions plc, an undertaking incorporated in Ireland.

6.
POST BALANCE SHEET EVENT

    The company may raise funds in order to enable a subsidiary of the company, MDCP Acquisitions I, to purchase the entire issued share capital of Jefferson Smurfit Group plc.

7.
OTHER INFORMATION

    Since incorporation, neither the company nor its subsidiary undertaking has traded, paid or declared dividends, or entered into any material contracts other than in relation to the offer made by MDCP Acquisitions I to acquire the entire issued share capital of Jefferson Smurfit Group plc.

8.
APPROVAL OF FINANCIAL STATEMENTS

    The financial statements were approved by the directors on September 2, 2002 except for notes 10 and 11 as to which the date is February 5, 2003. These financial statements do not constitute the company's statutory accounts.

9.
DIFFERENCES BETWEEN IRISH AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

    The Company's financial statements are prepared in accordance with accounting principles generally accepted in Ireland ('Irish GAAP'), which differ in certain respects from United States generally accepted accounting principles ('US GAAP'). The significant differences as they apply to the Company and the necessary adjustments are summarised below.

            CAPITAL CONTRIBUTION

    As outlined in Note 3 above, during the period the Company received a capital contribution of €40,000 from its parent company. Under Irish GAAP the value of this capital contribution is taken to the profit and loss account as income as the amount is non-refundable. However, under US GAAP this transaction would be treated as additional paid in capital and accordingly would not be included in the statement of income.

    The impact of this difference on net income is as follows:

€
Net income reported in the statement of income	40,000
Adjustment:
Reclassification of capital contribution as additional paid in capital	(40,000)

Net income as adjusted to accord with US GAAP	—

    The total of shareholders' equity is not impacted by this difference. However, the composition of shareholders' equity changes as indicated below:

	Profit and loss account * €	Additional paid in capital €	Called up share capital €	Total shareholders' equity €
As reported in the balance sheet	40,000	—	40,000	80,000
Reclassification of capital contribution as additional paid in capital	(40,000)	40,000	—	—

As adjusted to accord with US GAAP	—	40,000	40,000	80,000

*
Represents retained earnings under US GAAP.

10.
STATEMENT OF CASH FLOWS

    A statement of cash flows has not been included in the financial statements as the only cash flows for the period were the receipt of €40,000 for the issue of the share capital and €40,000 for the capital contribution and the payment of €40,000 for the investment in MDCP Acquisitions I.

11.
SUBSEQUENT EVENTS

    On July 5, 2002, MDCP Acquisitions I, a wholly owned subsidiary of the company, commenced a public tender offer for all of the issued and to be issued share capital of Jefferson Smurfit Group plc. On September 3, 2002, the offer was declared unconditional in all respects. MDCP Acquisitions I subsequently acquired all of the ordinary shares, completing the acquisition in October 2002.

    The company raised funds in order to enable MDCP Acquisitions I to purchase the entire issued share capital and refinance certain of the debt of Jefferson Smurfit Group plc.

    On November 18, 2002, Jefferson Smurfit Group plc converted to a private limited company. On September 19, 2002, MDCP Acquisitions plc converted to a private limited company.

MDCP ACQUISITIONS I FINANCIAL INFORMATION

        The financial information set out in this section is extracted without material adjustment from the audited accounts addressed to the directors of MDCP Acquisitions I for the period ended June 30, 2002. The accounts contained therein do not comprise the MDCP Acquisitions I statutory accounts. No statutory accounts have been prepared and delivered to the Registrar of Companies in Ireland since incorporation. The financial year end of MDCP Acquisition I will be December 31 with the first statutory accounts being drawn up to December 31, 2002.

MDCP ACQUISITIONS I REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
MDCP Acquisitions I

        We have audited the accompanying balance sheet of MDCP Acquisitions I as of June 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with Irish auditing standards and United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MDCP Acquisitions I at June 30, 2002 in conformity with accounting principles generally accepted in Ireland and in the United States.

Ernst & Young

Dublin, Ireland
July 5, 2002
except for notes 6 and 7, as to which the date is February 5, 2003

MDCP ACQUISITIONS I

BALANCE SHEET

at June 30, 2002

	Note	2002 €
ASSETS EMPLOYED
CURRENT ASSETS
Cash at bank and in hand		40,000

		40,000

FINANCED BY
CAPITAL AND RESERVES
Called up share capital	2	40,000

Equity shareholders' funds		40,000

The notes to the financial statements are an integral part of these financial statements.

MDCP ACQUISITIONS I

NOTES TO THE BALANCE SHEET

JUNE 30, 2002

1.
ACCOUNTING POLICIES

    Accounting convention

    The balance sheet was prepared under the historical cost convention and in accordance with accounting principles generally accepted in Ireland.

2.
CALLED UP SHARE CAPITAL

2002 €
Authorised
100,000 ordinary shares of €1 per share	100,000

Allotted, called up and fully paid
40,000 ordinary shares of €1 each	40,000

    The company was incorporated on June 14, 2002 as an unlimited public company having a share capital. On that date 40,000 ordinary shares were issued at €1 each.

3.
IMMEDIATE AND ULTIMATE PARENT UNDERTAKINGS

    The immediate and ultimate parent undertakings of the company are MDP Acquisitions plc and MDCP Acquisitions plc respectively, both incorporated in Ireland.

4.
POST BALANCE SHEET EVENT

    On July 5, 2002 the company made an offer to acquire the entire issued share capital of Jefferson Smurfit Group plc.

5.
APPROVAL OF BALANCE SHEET

    The balance sheet was approved by the directors on July 3, 2002 except for notes 6 and 7 as to which the date is February 5, 2003. This balance sheet does not constitute the company's statutory accounts.

6.
STATEMENT OF CASH FLOWS

    A statement of cash flows has not been included in these financial statements as the only cash flow for the period was the receipt of the proceeds from the issue of the share capital of €40,000.

7.
SUBSEQUENT EVENTS (UNAUDITED)

    As disclosed in note 4 above, the company commenced a public tender offer for all of the issued and to be issued share capital of Jefferson Smurfit Group plc. On September 3, 2002 the offer was declared unconditional in all respects. The company subsequently acquired all of the ordinary shares, completing the acquisition in October, 2002.

    The company raised funds in order to purchase the entire issued share capital and refinance certain of the debt of Jefferson Smurfit Group plc.

    On November 18, 2002, Jefferson Smurfit Group plc converted to a private limited company. On September 19, 2002, MDCP Acquisitions plc converted to a private limited company.

MDP Acquisitions plc

the indirect owner of

Offer to Exchange

the four series of securities listed below for
substantially identical securities that have been registered under the U.S. Securities Act of 1933:

€350,000,000 10 1/8% Senior Notes due 2012

$545,000,000 9 5/8% Senior Notes due 2012

€103,831,945 15.5% Subordinated Notes due 2013

$155,747,917 15.5% Subordinated Notes due 2013

PROSPECTUS
                        , 2003

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20: Indemnification of Directors and Officers.

            The following is a summary of the statutes, charter and bylaw provisions or other arrangements under which the Registrants' directors and officers are insured or indemnified against liability in their capacities as such. All of the directors and officers of the Registrants are covered by insurance policies maintained and held in effect by JSG against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Registrants Incorporated Under Irish Law

            Each of MDP Acquisitions plc and MDCP Acquisitions I is incorporated under the laws of Ireland. The Articles of Association of issuer provides for the following with respect to indemnification.

            Subject to the provisions of, and so far as may be admitted by the Companies Acts, 1963-2001, every director, managing director, chief executive, auditor, secretary or other officer of issuer shall be entitled to be indemnified by issuer against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of issuer and in which judgement is given in his favour (or the proceedings are otherwise dispose of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the Court.

            The directors shall have power to purchase and maintain for any director or officer of issuer insurance against any such liability as referred to in Section 200 of the Companies Act 1963.

Item 21. Exhibits.

(a)
The following exhibits are filed as part of this Registration Statement or incorporated by reference herein:

Exhibit No.	Description
1.1
Purchase Agreement, dated September 23, 2002, among MDP Acquisitions plc, MDCP Acquisitions I and Deutsche Bank AG London and Merrill Lynch International, as representatives of the initial purchasers, relating to the senior notes.
1.2
Purchase Agreement, dated September 23, 2002, among MDP Acquisitions plc, MDP Acquisitions Limited and Deutsche Bank AG London and Merrill Lynch International, as representatives of the initial purchasers, relating to the units.
3.1	Memorandum and Articles of Association of MDP Acquisitions plc.
3.2	Memorandum and Articles of Association of MDCP Acquisitions I.
4.1
Euro Registration Rights Agreement, dated September 30, 2002, among MDP Acquisitions plc, MDCP Acquisitions I and Deutsche Bank AG London and Merrill Lynch International, as representatives of the initial purchasers, relating to the euro senior notes.
4.2
Dollar Registration Rights Agreement, dated September 30, 2002, among MDP Acquisitions plc, MDCP Acquisitions I and Deutsche Bank AG London and Merrill Lynch International, as representatives of the initial purchasers, relating to the dollar senior notes.

4.3	Euro Indenture, dated September 30, 2002, among MDCP Acquisitions plc, MDCP Acquisitions I and Deutsche Bank Trust Company Americas, as Trustee, relating to the euro senior notes.
4.4	Dollar Indenture, dated September 30, 2002, among MDCP Acquisitions plc, MDCP Acquisitions I and Deutsche Bank Trust Company Americas, as Trustee, relating to the dollar senior notes.
4.5
Euro Deposit and Custody Agreement, dated September 30, 2002, between MDP Acquisitions plc and Deutsche Bank AG as the Euro Book-entry Depositary and the Euro Custodian, relating to the euro senior notes.
4.6
Dollar Deposit and Custody Agreement, dated September 30, 2002, between MDP Acquisitions plc and Deutsche Bank Trust Company Americas as the Dollar Book-entry Depositary and the Dollar Custodian, relating to the dollar senior notes.
4.7
Euro Registration Rights Agreement, dated October 2, 2002, among MDP Acquisitions plc and Deutsche Bank AG London and Merrill Lynch International, as representatives of the initial purchasers, relating to the euro subordinated notes.
4.8
Dollar Registration Rights Agreement, dated October 2, 2002, among MDP Acquisitions plc and Deutsche Bank AG London and Merrill Lynch International, as representatives of the initial purchasers, relating to the dollar subordinated notes.
4.9
Euro Indenture, dated October 2, 2002, among MDP Acquisitions plc, Deutsche Bank Trust Company Americas, as Trustee, Registrar and Paying Agent, Deutsche Bank Luxembourg S.A., as Paying Agent and Transfer Agent, and Deutsche Bank Ag London, as Principal Paying Agent and Transfer Agent, related to the euro subordinated notes.
4.10
Dollar Indenture, dated October 2, 2002, among MDP Acquisitions plc, Deutsche Bank Trust Company Americas, as Trustee, Registrar and Paying Agent, and Deutsche Bank Luxembourg S.A., as Paying Agent and Transfer Agent, relating to the dollar subordinated notes.
4.11
Euro Deposit and Custody Agreement, dated October 2, 2002, among MDP Acquisitions plc and Deutsche Bank AG as the Euro Book-entry Depositary and the Euro Custodian, relating to the euro subordinated notes.
4.12
Dollar Deposit and Custody Agreement, dated October 2, 2002, among MDP Acquisitions plc and Deutsche Bank Trust Company Americas as the Dollar Book-entry Depositary and the Dollar Custodian, relating to the dollar subordinated notes.
4.13
Indenture, dated November 15, 1995, among Smurfit Capital Funding Plc, as issuer, Jefferson Smurfit Group plc, as guarantor, Smurfit International B.V., as guarantor, Packaging International France, as guarantor, and JPMorgan Chase Bank (formerly known as Chemical Bank) as trustee (incorporated by reference to exhibit 4.1 to the Form F-1 filed by Jefferson Smurfit Group plc on November 2, 1995).
*4.14	Supplemental Indenture, dated February 14, 2003, among MDP Acquisitions plc, MDCP Acquisitions I and Deutsche Bank Trust Company Americas, as Trustee, relating to the dollar senior notes.
*5.1	Opinion of Kirkland & Ellis regarding the validity of the securities offered hereby.
*5.2	Opinion of Arthur Cox.
*8.1	Opinion of Kirkland & Ellis regarding United States federal income tax considerations.

10.1
Senior Credit Facility dated as of September 12, 2002 by and among MDCP Acquisitions plc (now known as MDCP Acquisitions Limited), MDCP Acquisitions I, MDP Acquisitions plc, Deutsche Bank AG London, Merrill Lynch International, Merrill Lynch Capital Corporation, JPMorgan Chase Bank, ABN AMRO Bank N.V., AIB Capital Markets, plc, Bank of America N.A., The Governor and Company of the Bank of Ireland, The Governor and Company of the Bank of Scotland, Credit Lyonnais, Bayerische Hypo- und Vereinsbank AG, London Branch and Lehman Commercial Paper Inc. (incorporated by reference to exhibit 99(b)(1) to the Schedule TO/A filed by Jefferson Smurfit Group plc on September 16, 2002).
10.2
Bridge Facility dated September 10, 2002 by and among MDP Acquisitions plc, Deutsche Bank AG London, Merrill Lynch Capital Corporation, JPMorgan Chase Bank, Lehman Commercial Paper Inc. and ABN AMRO Bank N.V. (incorporated by reference to exhibit 99(b)(2) to the Schedule TO/A filed by Jefferson Smurfit Group plc on September 16, 2002).
10.3
Priority Agreement dated September 16, 2002, as amended, modified or supplemented from time to time, among MDCP Acquisitions Limited, MDP Acquisitions plc and certain affiliated companies, Deutsche Bank AG London and certain other parties thereto.
10.4	Intercompany Loan Agreement, entered into on September 16, 2002, as amended, modified or supplemented from time to time, between MDP Acquisitions plc and MDCP Acquisitions I.
10.5	Amendment to Intercompany Loan Agreement dated September 27, 2002.
10.6	Amendment to Priority Agreement dated September 27, 2002.
10.7
Letter Agreement dated on or about July 4, 2002 between MDCP Acquisitions plc (now known as MDCP Acquisitions Limited) and Dr. Michael W.J. Smurfit (incorporated by reference to exhibit 99(d)(9) to the Schedule TO filed by Jefferson Smurfit Group plc on July 5, 2002).
10.8
Letter Agreement dated on or about July 4, 2002 between MDCP Acquisitions plc (now known as MDCP Acquisitions Limited) and Gary McGann (incorporated by reference to exhibit 99(d)(10) to the Schedule TO filed by Jefferson Smurfit Group plc on July 5, 2002).
10.9
Letter Agreement dated on or about July 4, 2002 between MDCP Acquisitions plc (now known as MDCP Acquisitions Limited) and Anthony Smurfit (incorporated by reference to exhibit 99(d)(11) to the Schedule TO filed by Jefferson Smurfit Group plc on July 5, 2002).
10.10
Letter Agreement dated on or about July 4, 2002 between MDCP Acquisitions plc (now known as MDCP Acquisitions Limited) and Ian Curley (incorporated by reference to exhibit 99(d)(12) to the Schedule TO filed by Jefferson Smurfit Group plc on July 5, 2002).
10.11
Amended and Restated Management Equity Agreement dated as of September 5, 2002 among MDCP Acquisitions plc (now known as MDCP Acquisitions Limited) and each of Gary McGann, Anthony P.J. Smurfit, Ian J. Curley, and Dr. Michael W.J. Smurfit.
10.12
Amended and Restated Registration Rights Agreement dated as of September 5, 2002 among MDCP Acquisitions plc (now known as MDCP Acquisitions Limited), each of the MDCP co-investors, and each of the other investors listed on the scheduled thereto.
10.13
Amended and Restated Corporate Governance Agreement dated as of September 5, 2002 among MDCP Acquisitions plc (now known as MDCP Acquisitions Limited), each of the MDCP co-investors, Dr. Michael W.J. Smurfit, Gary McGann, Anthony P.J. Smurfit, Ian J. Curley and each of the other investors listed on the schedule thereto.

10.14	Amended and Restated MDCP Acquisitions plc 2002 Management Equity Plan, adopted by the board of directors of MDCP Acquisitions plc (now known as MDCP Acquisitions Limited) on September 3, 2002.
10.15	Subscription and Shareholders Agreement, dated September 5, 2002, among MDCP Acquisitions plc and certain other parties thereto.
*12.1	Computation of ratio of earnings to fixed charges.
21.1	Subsidiaries of MDP Acquisitions plc.
*23.1	Consent of Ernst & Young, dated March 5, 2003.
23.2	Consents of Kirkland & Ellis (included in Exhibits 5.1 and 8.1).
23.3	Consent of Jaakko Pöyry.
23.4	Consent of Arthur Cox.
24.1	Power of Attorney (included on the signature pages hereto).
25.1	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939 of Deutsche Bank Trust Company Americas for the euro senior notes.
25.2	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939 of Deutsche Bank Trust Company Americas for the dollar senior notes.
25.3	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939 of Deutsche Bank Trust Company Americas for the euro subordinated notes.
25.4	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939 of Deutsche Bank Trust Company Americas for the dollar subordinated notes.
99.1	Form of Letter of Transmittal for the senior notes.
99.2	Form of Letter of Transmittal for the subordinated notes.
99.3	Form of Instructions for the senior notes.
99.4	Form of Instructions for the subordinated notes.
99.5	Form of Notice of Guaranteed Delivery for the senior notes.
99.6
Collateral Ranking Agreement, dated November 13, 2002, among MDCP Acquisitions Limited, MDP Acquisitions plc, MDCP Acquisitions I, certain subsidiaries of MDCP Acquisitions I, JPMorgan Chase Bank, as trustee, and Deutsche Bank AG London, as collateral agent.
99.7	Form of Notice of Guaranteed Delivery for the subordinated notes.

*
Filed herewith.

(b)
No financial statement schedules are required to be filed herewith pursuant to this Item.

Item 22. Undertakings.

            (a)      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities

(other than the payment by the registrant of expenses incurred or paid by a directors, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

            (b)      For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

            (c)      For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (d)      The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, as amended, MDP Acquisitions plc has duly caused this Amendment No. 2 to the Registration Statement on Form F-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 5th day of March, 2003.

MDP ACQUISITIONS PLC
By:	/s/ SAMUEL M. MENCOFF Samuel M. Mencoff Director

            Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ * Ian J. Curley	Director and Chief Financial Officer	March 5, 2003
/s/ * Gary W. McGann	Director and Chief Executive Officer	March 5, 2003
/s/ * Samuel M. Mencoff	Director and Authorized Representative in the United States	March 5, 2003
/s/ * Thomas S. Souleles	Director	March 5, 2003
/s/ GERARD A. FAGAN Gerard A. Fagan	Principal Accounting Officer	March 5, 2003
*By:	/s/ SAMUEL M. MENCOFF Attorney-in-fact

SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, as amended, MDCP Acquisitions I has duly caused this Amendment No. 2 to the Registration Statement on Form F-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 5th day of March, 2003.

MDCP ACQUISITIONS I
By:	/s/ SAMUEL M. MENCOFF Samuel M. Mencoff Director

            Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ * John A. Canning, Jr.	Director	March 5, 2003
/s/ * Ian J. Curley	Director and Chief Financial Officer	March 5, 2003
/s/ * Justin S. Huscher	Director	March 5, 2003
/s/ * Gary W. McGann	Director and Chief Executive Officer	March 5, 2003
/s/ * Christopher J. McGowan	Director	March 5, 2003
/s/ * Samuel M. Mencoff	Director and Authorized Representative in the United States	March 5, 2003
/s/ * Thomas S. Souleles	Director	March 5, 2003
/s/ * Anthony P.J. Smurfit	Director	March 5, 2003
/s/ * Dr. Michael W.J. Smurfit	Director	March 5, 2003
/s/ GERARD A. FAGAN Gerard A. Fagan	Principal Accounting Officer	March 5, 2003
*By:	/s/ SAMUEL M. MENCOFF Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
1.1
Purchase Agreement, dated September 23, 2002, among MDP Acquisitions plc, MDCP Acquisitions I and Deutsche Bank AG London and Merrill Lynch International, as representatives of the initial purchasers, relating to the senior notes.
1.2
Purchase Agreement, dated September 23, 2002, among MDP Acquisitions plc, MDP Acquisitions Limited and Deutsche Bank AG London and Merrill Lynch International, as representatives of the initial purchasers, relating to the units.
3.1	Memorandum and Articles of Association of MDP Acquisitions plc.
3.2	Memorandum and Articles of Association of MDCP Acquisitions I.
4.1
Euro Registration Rights Agreement, dated September 30, 2002, among MDP Acquisitions plc, MDCP Acquisitions I and Deutsche Bank AG London and Merrill Lynch International, as representatives of the initial purchasers, relating to the euro senior notes.
4.2
Dollar Registration Rights Agreement, dated September 30, 2002, among MDP Acquisitions plc, MDCP Acquisitions I and Deutsche Bank AG London and Merrill Lynch International, as representatives of the initial purchasers, relating to the dollar senior notes.
4.3	Euro Indenture, dated September 30, 2002, among MDCP Acquisitions plc, MDCP Acquisitions I and Deutsche Bank Trust Company Americas, as Trustee, relating to the euro senior notes.
4.4	Dollar Indenture, dated September 30, 2002, among MDCP Acquisitions plc, MDCP Acquisitions I and Deutsche Bank Trust Company Americas, as Trustee, relating to the dollar senior notes.
4.5
Euro Deposit and Custody Agreement, dated September 30, 2002, between MDP Acquisitions plc and Deutsche Bank AG as the Euro Book-entry Depositary and the Euro Custodian, relating to the euro senior notes.
4.6
Dollar Deposit and Custody Agreement, dated September 30, 2002, between MDP Acquisitions plc and Deutsche Bank Trust Company Americas as the Dollar Book-entry Depositary and the Dollar Custodian, relating to the dollar senior notes.
4.7
Euro Registration Rights Agreement, dated October 2, 2002, among MDP Acquisitions plc and Deutsche Bank AG London and Merrill Lynch International, as representatives of the initial purchasers, relating to the euro subordinated notes.
4.8
Dollar Registration Rights Agreement, dated October 2, 2002, among MDP Acquisitions plc and Deutsche Bank AG London and Merrill Lynch International, as representatives of the initial purchasers, relating to the dollar subordinated notes.
4.9
Euro Indenture, dated October 2, 2002, among MDP Acquisitions plc, Deutsche Bank Trust Company Americas, as Trustee, Registrar and Paying Agent, Deutsche Bank Luxembourg S.A., as Paying Agent and Transfer Agent, and Deutsche Bank Ag London, as Principal Paying Agent and Transfer Agent, related to the euro subordinated notes.
4.10
Dollar Indenture, dated October 2, 2002, among MDP Acquisitions plc, Deutsche Bank Trust Company Americas, as Trustee, Registrar and Paying Agent, and Deutsche Bank Luxembourg S.A., as Paying Agent and Transfer Agent, relating to the dollar subordinated notes.

4.11
Euro Deposit and Custody Agreement, dated October 2, 2002, among MDP Acquisitions plc and Deutsche Bank AG as the Euro Book-entry Depositary and the Euro Custodian, relating to the euro subordinated notes.
4.12
Dollar Deposit and Custody Agreement, dated October 2, 2002, among MDP Acquisitions plc and Deutsche Bank Trust Company Americas as the Dollar Book-entry Depositary and the Dollar Custodian, relating to the dollar subordinated notes.
4.13
Indenture, dated November 15, 1995, among Smurfit Capital Funding Plc, as issuer, Jefferson Smurfit Group plc, as guarantor, Smurfit International B.V., as guarantor, Packaging International France, as guarantor, and JPMorgan Chase Bank (formerly known as Chemical Bank) as trustee (incorporated by reference to exhibit 4.1 to the Form F-1 filed by Jefferson Smurfit Group plc on November 2, 1995).
*4.14	Supplemental Indenture, dated February 14, 2003, among MDP Acquisitions plc, MDCP Acquisitions I and Deutsche Bank Trust Company Americas, as Trustee, relating to the dollar senior notes.
*5.1	Opinion of Kirkland & Ellis regarding the validity of the securities offered hereby.
*5.2	Opinion of Arthur Cox.
*8.1	Opinion of Kirkland & Ellis regarding United States federal income tax considerations.
10.1
Senior Credit Facility dated as of September 12, 2002 by and among MDCP Acquisitions plc (now known as MDCP Acquisitions Limited), MDCP Acquisitions I, MDP Acquisitions plc, Deutsche Bank AG London, Merrill Lynch International, Merrill Lynch Capital Corporation, JPMorgan Chase Bank, ABN AMRO Bank N.V., AIB Capital Markets, plc, Bank of America N.A., The Governor and Company of the Bank of Ireland, The Governor and Company of the Bank of Scotland, Credit Lyonnais, Bayerische Hypo- und Vereinsbank AG, London Branch and Lehman Commercial Paper Inc. (incorporated by reference to exhibit 99(b)(1) to the Schedule TO/A filed by Jefferson Smurfit Group plc on September 16, 2002).
10.2
Bridge Facility dated September 10, 2002 by and among MDP Acquisitions plc, Deutsche Bank AG London, Merrill Lynch Capital Corporation, JPMorgan Chase Bank, Lehman Commercial Paper Inc. and ABN AMRO Bank N.V. (incorporated by reference to exhibit 99(b)(2) to the Schedule TO/A filed by Jefferson Smurfit Group plc on September 16, 2002).
10.3
Priority Agreement dated September 16, 2002, as amended, modified or supplemented from time to time, among MDCP Acquisitions Limited, MDP Acquisitions plc and certain affiliated companies, Deutsche Bank AG London and certain other parties thereto.
10.4	Intercompany Loan Agreement, entered into on September 16, 2002, as amended, modified or supplemented from time to time, between MDP Acquisitions plc and MDCP Acquisitions I.
10.5	Amendment to Intercompany Loan Agreement dated September 27, 2002.
10.6	Amendment to Priority Agreement dated September 27, 2002.
10.7
Letter Agreement dated on or about July 4, 2002 between MDCP Acquisitions plc (now known as MDCP Acquisitions Limited) and Dr. Michael W.J. Smurfit (incorporated by reference to exhibit 99(d)(9) to the Schedule TO filed by Jefferson Smurfit Group plc on July 5, 2002).

10.8
Letter Agreement dated on or about July 4, 2002 between MDCP Acquisitions plc (now known as MDCP Acquisitions Limited) and Gary McGann (incorporated by reference to exhibit 99(d)(10) to the Schedule TO filed by Jefferson Smurfit Group plc on July 5, 2002).
10.9
Letter Agreement dated on or about July 4, 2002 between MDCP Acquisitions plc (now known as MDCP Acquisitions Limited) and Anthony Smurfit (incorporated by reference to exhibit 99(d)(11) to the Schedule TO filed by Jefferson Smurfit Group plc on July 5, 2002).
10.10
Letter Agreement dated on or about July 4, 2002 between MDCP Acquisitions plc (now known as MDCP Acquisitions Limited) and Ian Curley (incorporated by reference to exhibit 99(d)(12) to the Schedule TO filed by Jefferson Smurfit Group plc on July 5, 2002).
10.11
Amended and Restated Management Equity Agreement dated as of September 5, 2002 among MDCP Acquisitions plc (now known as MDCP Acquisitions Limited) and each of Gary McGann, Anthony P.J. Smurfit, Ian J. Curley, and Dr. Michael W.J. Smurfit.
10.12
Amended and Restated Registration Rights Agreement dated as of September 5, 2002 among MDCP Acquisitions plc (now known as MDCP Acquisitions Limited), each of the MDCP co-investors, and each of the other investors listed on the scheduled thereto.
10.13
Amended and Restated Corporate Governance Agreement dated as of September 5, 2002 among MDCP Acquisitions plc (now known as MDCP Acquisitions Limited), each of the MDCP co-investors, Dr. Michael W.J. Smurfit, Gary McGann, Anthony P.J. Smurfit, Ian J. Curley and each of the other investors listed on the schedule thereto.
10.14	Amended and Restated MDCP Acquisitions plc 2002 Management Equity Plan, adopted by the board of directors of MDCP Acquisitions plc (now known as MDCP Acquisitions Limited) on September 3, 2002.
10.15	Subscription and Shareholders Agreement, dated September 5, 2002, among MDCP Acquisitions plc and certain other parties thereto.
*12.1	Computation of ratio of earnings to fixed charges.
21.1	Subsidiaries of MDP Acquisitions plc.
*23.1	Consent of Ernst & Young, dated March 5, 2003.
23.2	Consents of Kirkland & Ellis (included in Exhibits 5.1 and 8.1).
23.3	Consent of Jaakko Pöyry.
23.4	Consent of Arthur Cox.
24.1	Power of Attorney (included on the signature pages hereto).
25.1	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939 of Deutsche Bank Trust Company Americas for the euro senior notes.
25.2	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939 of Deutsche Bank Trust Company Americas for the dollar senior notes.
25.3	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939 of Deutsche Bank Trust Company Americas for the euro subordinated notes.
25.4	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939 of Deutsche Bank Trust Company Americas for the dollar subordinated notes.
99.1	Form of Letter of Transmittal for the senior notes.
99.2	Form of Letter of Transmittal for the subordinated notes.

99.3	Form of Instructions for the senior notes.
99.4	Form of Instructions for the subordinated notes.
99.5	Form of Notice of Guaranteed Delivery for the senior notes.
99.6
Collateral Ranking Agreement, dated November 13, 2002, among MDCP Acquisitions Limited, MDP Acquisitions plc, MDCP Acquisitions I, certain subsidiaries of MDCP Acquisitions I, JPMorgan Chase Bank, as trustee, and Deutsche Bank AG London, as collateral agent.
99.7	Form of Notice of Guaranteed Delivery for the subordinated notes.

*
Filed herewith.

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TABLE OF CONTENTS
SUMMARY
Our Company
Industry Overview
Competitive Strengths
Business Strategy
Asset Swap Transaction
Corporate Structure
The JSG Acquisition
SUMMARY OF EXCHANGE OFFERS
SUMMARY OF TERMS OF EXCHANGE NOTES
Summary Historical and Unaudited Pro Forma Consolidated Financial Data
Recent Operating Results
Discussion of Recent Operating Results
RISK FACTORS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
PRESENTATION OF OUR FINANCIAL INFORMATION
EXCHANGE RATE INFORMATION
MARKET, RANKING AND OTHER DATA
THE TRANSACTIONS
SENIOR NOTES EXCHANGE OFFER
SUBORDINATED NOTES EXCHANGE OFFER
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA FINANCIAL STATEMENTS
MDP Acquisitions plc Unaudited Pro Forma Condensed Consolidated Balance Sheet(i) September 30, 2002 (euro in thousands)
MDP Acquisitions plc Notes to the Unaudited Pro Forma Condensed Consolidated Balance Sheet (euro in thousands)
MDP Acquisitions plc Unaudited Pro Forma Condensed Consolidated Statement of Income(n) Year Ended December 31, 2001 (euro in thousands)
MDP Acquisitions plc Unaudited Pro Forma Condensed Consolidated Statement of Income(n) Nine Months Ended September 30, 2001 (euro in thousands)
MDP Acquisitions plc Notes to the Unaudited Pro Forma Condensed Consolidated Statement of Income (euro in thousands)
SELECTED HISTORICAL FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
INDUSTRY
BUSINESS
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECURITY OWNERSHIP
DESCRIPTION OF CERTAIN INDEBTEDNESS
DESCRIPTION OF THE SENIOR NOTES
DESCRIPTION OF THE SUBORDINATED NOTES
BOOK-ENTRY, SETTLEMENT AND CLEARANCE
TAXATION
PLAN OF DISTRIBUTION
SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES
EXPERTS
LEGAL MATTERS
WHERE YOU CAN FIND OTHER INFORMATION
GENERAL INFORMATION
INDEX TO FINANCIAL STATEMENTS
Jefferson Smurfit Group plc and Subsidiary Companies Report of Independent Auditors
Jefferson Smurfit Group plc and Subsidiary Companies Consolidated Statement of Income
Jefferson Smurfit Group plc and Subsidiary Companies Consolidated Statement of Total Recognized Gains and Losses
Note of Historical Cost Profits and Losses
Jefferson Smurfit Group plc and Subsidiary Companies Consolidated Balance Sheet
Jefferson Smurfit Group plc and Subsidiary Companies Consolidated Statements of Changes in Shareholders' Equity
Jefferson Smurfit Group plc and Subsidiary Companies Consolidated Statements of Changes in Shareholders' Equity—(continued)
Jefferson Smurfit Group plc and Subsidiary Companies Consolidated Financial Statements of Cash Flows
Jefferson Smurfit Group plc and Subsidiary Companies Notes to the Consolidated Financial Statements
MDP Acquisitions plc Summary Group Profit and Loss Account (unaudited)
MDP Acquisitions plc Segmental Analyses Sales—third party
MDP Acquisitions plc Summary Group Balance Sheet (unaudited)
MDP Acquisitions plc Summary Group Cash Flow Statement (unaudited)
MDP Acquisitions plc Summary Group Cash Flow Statement (unaudited)
MDP Acquisitions plc Notes to the Consolidated Financial Statements
MDCP Acquisitions I Summary Group Profit and Loss Account (unaudited)
MDCP Acquisitions I Segmental Analyses Sales—third party
MDCP Acquisitions I Summary Group Balance Sheet (unaudited)
MDCP Acquisitions I Summary Group Cash Flow Statement (unaudited)
MDCP Acquisitions I Summary Group Cash Flow Statement (unaudited)
MDCP Acquisitions I Notes to the Consolidated Financial Statements
MDP Acquisitions plc Report of Independent Auditors
MDP ACQUISITIONS plc NOTES TO THE FINANCIAL STATEMENTS JUNE 30, 2002
PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS
SIGNATURES
SIGNATURES
EXHIBIT INDEX